Exhibit 15.3

Annual Report

2018

GSK Annual Report 2018

Contents
	Strategic report	Corporate Governance		Financial statements
GSK at a glance	01	Chairman’s Governance statement	66	Directors’ statement of
Chairman’s statement	02	Our Board	68	responsibilities	126
CEO’s statement	03	Our Corporate Executive Team	71	Independent Auditor’s report	128
Financial performance	04	Leadership and effectiveness	72	Financial statements	140
Our long-term priorities	07	Nominations Committee report	77	Notes to the financial statements	144
Key performance indicators	08	Accountability	79	Financial statements of
Industry trends	09	Audit & Risk Committee report	79	GlaxoSmithKline plc prepared
Stakeholder engagement	11	Relations with stakeholders	89	under UK GAAP	219
Our business model	12	Science Committee report	91	Investor information
Pharmaceuticals	13	Corporate Responsibility
Vaccines	18	Committee report	92	Quarterly trend	224
Consumer Healthcare	21	Remuneration report		Five-year record	229
Trust	24			Product development pipeline	235
Risk management	34	Chairman’s annual statement	96	Product, competition and
Group financial review	37	Annual report on remuneration	98	intellectual property	238
		2017 Remuneration policy summary	120	Principal risks and uncertainties	241
				Share capital and share price	251
				Dividends	253
				Financial calendar	253
				Annual General Meeting 2019	254
				Tax information for shareholders	254
				Shareholder services and contacts	256
	Cautionary statement			US law and regulation	258
	See the inside back cover of this document for the cautionary statement			Group companies	260
	regarding forward-looking statements.			Glossary of terms	271

Non-financial information statement

The following aligns to the non-financial reporting requirements contained in sections 414CA and 414CB of the Companies Act 2006.

Description of the business model
GSK at glance	01
Our business model	12
Social matters
Global health	25
Health security	26
Affordability and availability	26
Employees
Employee engagement	28
Diversity	28
Wellbeing and development	29
Gender pay gap	28
Living our values and expectations	30
Board diversity	28

Human rights
Human rights	31
Data and engagement	31
Third parties	31
Anti-corruption and bribery
Living our values and expectations	30
Reporting and investigating concerns	30
Anti-bribery and corruption	30
Environmental matters
Carbon, water and waste	32

Policy, due diligence and outcomes
Summary of our principal risks	34
Principal risks and uncertainties	241
Viability statement	44
Audit & Risk Committee report	79
Our policies
All of our public policies, codes and standards
are available on gsk.com

Non-IFRS measures

We use a number of adjusted, non-IFRS, measures to report the performance of our business. Total reported results represent the Group’s overall performance under IFRS. Adjusted results and other non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS. Adjusted results and other non-IFRS measures are defined on pages 40 to 42 and reconciliations to the nearest IFRS measures are on pages 51 and 56.

We believe that Adjusted results, when considered together with Total results, provide investors, analysts and other stakeholders with helpful complementary information to understand better the financial performance and position of the Group from period to period, and allow the Group’s performance to be more easily compared against the majority of its peer companies. These measures are also used by management for planning and reporting purposes. They may not be directly comparable with similarly described measures used by other companies.

01

GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

GSK at a glance

We are a science-led global healthcare company.

Our purpose is to help people do more, feel better,

live longer.

We have three global businesses that discover, develop and manufacture innovative pharmaceutical medicines, vaccines and consumer healthcare products. Every day, millions of patients and consumers across the world use our products. In 2018, we delivered around 2.3 billion packs of medicine, 770 million vaccine doses and

3.8 billion consumer healthcare products.

In 2018, our turnover was £30.8 billion, up 2% at actual exchange rates (AER), 5% at constant exchange rates (CER). The US is our largest single commercial market, representing 39% of revenue, followed by International at 35% and Europe at 26%.

Our 95,490 employees across the world are driven by our purpose and our goal to become one of the world’s most innovative, best-performing and trusted healthcare companies.

Our strategy is to bring differentiated, high-quality and needed healthcare products to as many people as possible, with our three global businesses, scientific and technical know-how and talented people.

We are a science-led healthcare company. In 2018, we invested £3.9 billion in R&D and announced a new approach to our R&D focusing on science related to the immune system, human genetics and advanced technologies.

Our three long-term priorities of Innovation, Performance and Trust are designed to create long-term value for patients, consumers and shareholders. Our values – patient focus, transparency, respect and integrity – and our expectations – courage, accountability, development and teamwork – define our culture.

Pharmaceuticals

Our Pharmaceuticals business has a broad portfolio of innovative and established medicines, with leadership positions in respiratory and HIV. We are strengthening our pipeline through a focus on immunology, human genetics and advanced technologies to help us identify the most promising new medicines.

Vaccines

We are the leading Vaccines company in the world, delivering over 2 million vaccine doses every day to people living in 158 countries. Our portfolio and pipeline help protect individuals throughout their lives. We have recently introduced breakthrough vaccines Shingrix for shingles and Bexsero, the first vaccine for meningitis B.

Consumer Healthcare

Our Consumer Healthcare business develops and markets a portfolio of globally recognised consumer-preferred and expert-recommended brands in the oral health, pain relief, respiratory, skin health, nutrition and digestive health categories. These category-leading brands include Sensodyne, parodontax, Poligrip, Voltaren, Panadol, Otrivin and Theraflu.

Read more on page 13		Read more on page 18		Read more on page 21

Turnover	£m	Turnover	£m	Turnover	£m

Respiratory	6,928	Meningitis	881	Wellness	3,940

HIV	4,722	Influenza	523	Oral health	2,496

Immuno-inflammation	472	Shingles	784	Nutrition	643

Established Pharmaceuticals	5,147	Established vaccines	3,706	Skin health	579

Total	17,269	Total	5,894	Total	7,658

02
GSK Annual Report 2018

Chairman’s statement

I am pleased to report that 2018 was a year of good financial performance for GSK with improvements in sales, earnings and, particularly, cash flow generation. The delivery against operating targets was excellent, with notably successful launches of new products. It was also a year in which the strategic shape of GSK in the coming years has been redefined.

Research & development

Success in R&D will always be fundamental to shareholder returns. A renewed focus on R&D was set out by Emma Walmsley when she became CEO in 2017, and a new plan to improve the pipeline of new medicines has now been launched by Dr Hal Barron, our new Chief Scientific Officer.

Progress is most evident in oncology, with some promising assets in our own laboratories. We have also acquired Tesaro, an oncology focused biotechnology company based in Boston, which has a marketed oncology product and several pipeline assets with development potential. Even more recently, we have proposed an alliance with Merck KGaA, Darmstadt, Germany to develop a promising new oncology medicine.

Through the Board Science Committee, the Directors continue to engage closely with the executives on the actions being taken to improve scientific innovation. A focus on world-class innovation is essential to drive long-term value for investors.

Future direction

In addition to increasing investment in Pharmaceuticals, we also took steps to strengthen the Consumer Healthcare business in 2018. The first step was the buyout of the put option held by Novartis in respect of their minority stake in GSK Consumer Healthcare, which was completed in June. The second step was the announcement in December to create a new Consumer Healthcare Joint Venture with Pfizer.

This latter transaction offers the opportunity to create substantial value for shareholders through a new world-leading Consumer Healthcare business and has a significant bearing on the future shape of the Group. This transaction would transform the scale of GSK’s Consumer Healthcare business and therefore the Board has stated that GSK intends to separate the Joint Venture within three years of the completion of the transaction. This sets out a path for GSK to create two focused new companies, with separate listings and appropriate capital structures. Each business will be well positioned to deliver attractive returns to shareholders and benefits to patients and consumers.

The Board fully supports the proposed transaction with Pfizer and is seeking approval from shareholders at a General Meeting which will be held immediately after this coming Annual General Meeting. A separate Circular recommending the transaction will be made available to shareholders prior to the Annual General Meeting.

Capital allocation

Improving GSK’s pipeline of new medicines remains the first priority for investment. We also continue to invest behind key products, including increasing the manufacturing capacity of Shingrix, GSK’s very successful new vaccine to help prevent shingles.

Dividend payments form part of the Group’s capital allocation framework and the Board recognises the importance of dividends to shareholders. Total dividends of 80p per share were paid in 2018 and for the first time in several years the cash flow has covered the dividend payments. The same level of dividend is expected in 2019.

Cash generation should remain a key focus given the marked increase in net debt, most of which arose from taking full control of the Consumer Healthcare business.

Financial reporting

I have noted before that commercial structures and reporting requirements sometimes lead to more complexity in reporting than we would like. We continue to evolve our financial reporting and over the course of 2018 we made further changes to give greater prominence to Total results, which represent the Group’s overall performance experienced by shareholders. The company is committed to continuous improvement in this area in line with evolving regulatory requirements and best practice.

Succession

In 2018, we announced that Simon Dingemans would step down as Chief Financial Officer at this coming AGM after more than 8 years with GSK. I would like to thank him for his service to GSK. Succeeding Simon is Iain Mackay, formerly Group Finance Director for HSBC, who we welcomed to the Board in January 2019.

This will be my last Annual Report as Chairman, following my decision at the start of the year to step down from the Board. GSK is one of the world’s great businesses and it has been an enormous privilege to serve as its Chairman.

Under Emma’s leadership, GSK has made very good progress. With the announcement of the intended separation in a few years’ time, I believe this is the right moment to step down and allow a new Chair to oversee this process through to its conclusion. Our Senior Independent Director, Vindi Banga, is leading the search to appoint my successor.

I would like to thank all of GSK’s employees and partners for their hard work throughout 2018, and our shareholders and customers for their continued support.

Philip Hampton

Chairman

03

GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

CEO’s statement

In 2018, GSK made significant progress against our long-term priorities of Innovation, Performance and Trust, underpinned by a continuing shift in culture.

We delivered improved operating performance, started to strengthen our Pharmaceuticals pipeline, particularly in oncology, and undertook several significant transactions to support our strategy and reshape the Group’s portfolio. Our focus for 2019 will be sustained delivery of this progress and, in particular, continued development of the pipeline.

2018 performance

Group sales were £30.8 billion, up 2% at actual exchange rates (AER) and up 5% at constant exchange rates (CER). Sales growth was driven by new products. The standout continues to be Shingrix, our vaccine for shingles, which had sales of £784 million – a remarkable launch year for the vaccine. Our HIV medicines also continued to grow with sales of £4.4 billion for our dolutegravir-based products. And in respiratory we continued to build our new portfolio with sales of £2.6 billion, including good performances from Trelegy Ellipta – our new three-in-one medicine for chronic obstructive pulmonary disease (COPD) – and Nucala, our biologic medicine for severe asthma.

Total Group operating margin was 17.8%, up 4.3 percentage points AER and 5.0 percentage points CER. Adjusted Group operating margin was 28.4%, flat AER and up 0.5 percentage points CER. Total earnings per share more than doubled to 73.7p AER and CER, and Adjusted earnings per share were up 7% AER, 12% CER at 119.4p.

We remain focused on controlling costs and cash generation and I was very pleased that free cash flow was significantly improved at £5.7 billion, up 63% in actual terms compared with 2017. We delivered on our expectation of paying an 80p per share dividend in 2018 and expect to pay 80p per share in 2019.

Strengthening the pipeline

I have consistently said our key priority is to strengthen the Pharmaceuticals pipeline to develop the next generation of medicines for patients, and 2018 demonstrated good progress against this objective, particularly in oncology. By advancing key internal assets as well as targeted business development, we will have 161 oncology assets in clinical development – double the number we had at the start of 2018. Our acquisition of Tesaro added a major new product to our portfolio, Zejula, which is approved for use in ovarian cancer and we see strong development prospects for this product and the other assets acquired in this transaction. We are pleased that we will be adding to our portfolio with our proposed global alliance with Merck KGaA, Darmstadt, Germany to co-develop and co-commercialise a novel immunotherapy asset.

In 2019, we expect major data readouts and other significant newsflow on several new medicines. We expect pivotal data from three oncology assets which all have potential to be launched in the next two years. We also expect an approval decision from the US Food & Drug Administration (FDA) for dolutegravir + lamivudine and FDA filings for two other new medicines in HIV, a phase III start for a new treatment for rheumatoid arthritis, and results of a pivotal respiratory study to support filing of Trelegy Ellipta for use in asthma.

Accelerating our strategy and reshaping our business

In line with our capital allocation priorities, through 2018 we undertook a series of transactions to accelerate our strategy and reshape our business. In June, we acquired full ownership of our Consumer Healthcare business by buying out Novartis’ minority stake, and in December we reached agreement with Unilever to divest Horlicks and other consumer nutrition products.

Expected proceeds from the disposal will be used to reduce debt and increase our investment flexibility.

In December, we also announced the formation of a Consumer Healthcare JV with Pfizer. When completed, this would create a new global leader in Consumer Healthcare. The proposed transaction also supports our key priority to strengthen the Pharmaceuticals business by increasing cash flows. And with our intention to separate we have set a clear direction for the Group with the ultimate aim of creating two exceptional UK-based, global companies. One, a Pharmaceuticals/Vaccines company, with an R&D approach focused on science related to the immune system, human genetics and advanced technologies. The other, a new world-leading Consumer Healthcare company.

Building Trust

Trust is the third long-term priority I set out alongside Innovation and Performance and is vitally important to me and all employees at GSK. In 2018, we set out new commitments to build Trust with a strong focus on three principal areas: using our science and technology to address health needs, making our products more affordable and available, and being a modern employer.

We are committed to providing access to our medicines and vaccines across the world, and I was pleased that we once again topped the Access to Medicines Index. I was also delighted to see the approval of tafenoquine for P. vivax malaria and the encouraging data we published on our potential vaccine for tuberculosis (TB), which remains the leading cause of death through infectious disease worldwide.

We also continue to drive a necessary shift in culture towards one that is focused on performance and based on living our values (patient focus, transparency, respect and integrity) and expectations (courage, accountability, development and teamwork). Employee engagement is key to the progress we are making here, and our people are encouraged to share their views and ideas on key topics through regular conversations hosted by our leaders, including myself and my executive team.

2019 will be an important year for GSK as we continue to strengthen our Pharmaceuticals pipeline, execute on our announced transactions, and sustain improved operating performance, particularly as we navigate the introduction of generic Advair in the US, for which we have anticipated and prepared. We will remain vigilant in what is a dynamic operating environment and continue to invest in our long-term priorities, so that we can bring benefits to the patients and consumers that we serve.

Finally, I want to sincerely thank all of our customers, suppliers, investors and employees for their support and hard work in 2018 and I look forward to our continued partnership for an exciting year ahead.

Emma Walmsley

Chief Executive Officer

1	Includes M7824, the subject of the proposed alliance with Merck KGaA, Darmstadt, Germany, expected to close in Q1 2019.

04
GSK Annual Report 2018

Financial performance

Total results

2018	2017	Growth
£m	% of turnover	£m	% of turnover	£%	CER%
Turnover	30,821	100	30,186	100	2	5
Cost of sales	(10,241)	(33.2)	(10,342)	(34.3)	(1)	–
Gross profit	20,580	66.8	19,844	65.7	4	7
Selling, general and administration	(9,915)	(32.2)	(9,672)	(32.0)	3	5
Research and development	(3,893)	(12.6)	(4,476)	(14.8)	(13)	(12)
Royalty income	299	1.0	356	1.1	(16)	(17)
Other operating income/(expense)	(1,588)	(5.2)	(1,965)	(6.5)
Operating profit	5,483	17.8	4,087	13.5	34	43
Net finance costs	(717)	(669)
Profit on disposal of interest in associates	3	94
Share of after tax profits of associates and joint ventures	31	13
Profit before taxation	4,800	3,525	36	46
Taxation	(754)	(1,356)
Tax rate	15.7%	38.5%
Profit after taxation	4,046	2,169	87	100
Profit attributable to non-controlling interests	423	637
Profit attributable to shareholders	3,623	1,532
Earnings per share	73.7	p	31.4	p	>100	>100

How we performed

Cost of sales

Cost of sales as a percentage of turnover was 33.2%, down 1.0 percentage points AER and 1.4 percentage points CER. This primarily reflected a favourable comparison with the write-downs of assets in 2017 related to the decision to withdraw Tanzeum, together with a more favourable product mix in Vaccines and Consumer Healthcare.

Selling, general and administration

SG&A costs as a percentage of turnover were 32.2%, up 0.1 percentage points at both AER and CER. The increase primarily reflected higher restructuring costs and investment in promotional product support, particularly for new launches in Respiratory, HIV and Vaccines.

Research and development

R&D expenditure was £3,893 million (12.6% of turnover), 13% AER, 12% CER lower than in 2017. The reduction reflected lower restructuring costs primarily due to the comparison with the provision for obligations in 2017 as a result of the decision to withdraw Tanzeum. In addition, there were lower intangible asset impairments and a favourable comparison with the impact of the Priority Review Voucher purchased and utilised in 2017.

Other operating income/(expense)

Other operating expense primarily reflected accounting charges arising from the remeasurements of the contingent consideration liability related to the acquisition of the former Shionogi-ViiV Healthcare joint venture and the Consumer Healthcare Joint Venture put option previously held by Novartis, partly offset by the profit on a number of asset disposals.

Operating profit

Total operating profit was £5,483 million in 2018 compared with £4,087 million in 2017. The increase primarily reflected a favourable comparison with charges in 2017 arising from the impact of US tax reform on the valuations of the Consumer Healthcare and HIV businesses and reduced asset impairments and restructuring costs in cost of sales and R&D.

Tax

The charge of £754 million represented an effective tax rate on Total results of 15.7% (2017 – 38.5%) and reflected the different tax effects of the various Adjusting items. The reduction in the effective tax rate was driven primarily by a favourable comparison with the impact of US tax reform, which resulted in a number of charges in 2017.

Non-controlling interests

The allocation of earnings to non-controlling interests amounted to £423 million (2017 – £637 million). The reduction was primarily due to the lower allocation of Consumer Healthcare profits following the buyout of Novartis’ interest.

Earnings per share

Total earnings per share was 73.7p, compared with 31.4p in 2017.

05

GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Total and Adjusted results

Total reported results represent the Group’s overall performance.

GSK uses a number of Adjusted, non-IFRS, measures to report the performance of its business. Adjusted results and other non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS. See page 40 for a fuller definition.

GSK believes that Adjusted results, when considered together with Total results, provide investors, analysts and other stakeholders with helpful complementary information to understand better the financial performance and position of the Group from period to period, and allow the Group’s performance to be more easily compared against the majority of its peer companies. These measures are also used by management for planning and reporting purposes. They may not be directly comparable with similarly described measures used by other companies.

GSK encourages investors and analysts not to rely on any single financial measure but to review GSK’s Annual Reports, including the financial statements and notes, in their entirety.

GSK has undertaken a number of Major restructuring programmes in recent years in response to significant changes in the Group’s trading environment or overall strategy, or following material acquisitions, including the Novartis transaction in 2015. Costs, both cash and non-cash, of these programmes are provided for as individual elements are approved and meet the accounting recognition criteria. As a result, charges may be incurred over a number of years following the initiation of a Major restructuring programme.

GSK is committed to continuously improving its financial reporting, in line with evolving regulatory requirements and best practice and has made a number of changes in recent years. In line with this practice, GSK expects in 2019 to continue to review its reporting framework (including, where relevant, the use of alternative performance measures).

Adjusting items	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction -related £m	Divestments, significant legal and other items £m	Adjusted results £m
Turnover	30,821	30,821

Cost of sales	(10,241)	536	69	443	15	–	(9,178)

Gross profit	20,580	536	69	443	15	–	21,643

Selling, general and administration	(9,915)	2	315	98	38	(9,462)

Research and development	(3,893)	44	45	49	20	(3,735)

Royalty income	299	299

Other operating income/(expense)	(1,588)	2	1,864	(278)	–

Operating profit	5,483	580	116	809	1,977	(220)	8,745

Net finance costs	(717)	4	(3)	18	(698)

Profit on disposal of associates	3	(3)	–

Share of after tax profits of associates and joint ventures	31	31

Profit before taxation	4,800	580	116	813	1,974	(205)	8,078

Taxation	(754)	(109)	(19)	(170)	(239)	(244)	(1,535)

Tax rate	15.7%	19.0%

Profit after taxation	4,046	471	97	643	1,735	(449)	6,543

Profit attributable to non-controlling interests	423	251	674

Profit attributable to shareholders	3,623	471	97	643	1,484	(449)	5,869

Earnings per share	73.7	p	9.6	p	2.0	p	13.1	p	30.2	p	(9.2	)p	119.4	p

Adjusting items

Intangible asset amortisation and impairment

Amortisation and impairment of intangible assets excludes computer software and goodwill.

Major restructuring

Major restructuring costs, which include impairments of tangible assets and computer software (under specific Board-approved programmes that are structural, of a significant scale and where the costs of individual or related projects exceed £25 million), including integration costs following material acquisitions.

Transaction-related

Transaction-related accounting or other adjustments related to significant acquisitions.

Divestments, significant legal and other items

Proceeds and costs of disposals of associates, products and businesses; significant legal charges (net of insurance recoveries) and expenses on the settlement of litigation and government investigations; other operating income other than royalty income, and other items.

06
GSK Annual Report 2018

Financial performance continued

Adjusted results

2018	2017	Growth

£m	% of turnover	£m	% of turnover	£%	CER%
Turnover	30,821	100	30,186	100	2	5

Cost of sales	(9,178)	(29.8)	(8,771)	(29.1)	5	6

Gross profit	21,643	70.2	21,415	70.9	1	4

Selling, general and administration	(9,462)	(30.7)	(9,341)	(30.9)	1	4
Research and development	(3,735)	(12.1)	(3,862)	(12.8)	(3)	(2)

Royalty income	299	1.0	356	1.2	(16)	(17)

Operating profit	8,745	28.4	8,568	28.4	2	6

Net finance costs	(698)	(657)

Share of after tax profits of associates and joint ventures	31	13

Profit before taxation	8,078	7,924	2	6

Taxation	(1,535)	(1,667)

Tax rate	19.0%	21.0%

Profit after taxation	6,543	6,257	5	9

Profit attributable to non-controlling interests	674	793

Profit attributable to shareholders	5,869	5,464

Earnings per share	119.4	p	111.8	p	7	12

How we performed

Cost of sales

Cost of sales as a percentage of turnover was 29.8%, up 0.7 percentage points at AER, 0.4 percentage points at CER. The increase primarily reflected continued adverse pricing pressure in Pharmaceuticals and Established Vaccines as well as increased input costs.

Selling, general and administration

SG&A costs as a percentage of turnover were 30.7%, down 0.2 percentage points at AER, 0.3 percentage points at CER. This decrease reflected the impact of sales growth partly offset by a cost increase of 1% AER, 4% CER, primarily resulting from increased investment in promotional product support, particularly for new launches in Respiratory, HIV and Vaccines.

Research and development

R&D expenditure was £3,735 million (12.1% of turnover), down 3% AER, 2% CER. This primarily reflected the favourable comparison with the impact of the Priority Review Voucher purchased and utilised in 2017 and the benefit of the prioritisation initiatives started in the second half of 2018.

Operating profit

Adjusted operating profit was £8,745 million, up 2% AER, 6% CER on a turnover increase of 5%. The Adjusted operating margin of 28.4% was flat at AER but up 0.5 percentage points at CER. This reflected the benefit from sales growth at CER in all three businesses, a more favourable mix, primarily in Vaccines and Consumer Healthcare, and reduced R&D expenditure.

Tax

Tax on Adjusted profit was £1,535 million representing an effective Adjusted tax rate of 19.0% (2017 – 21.0%). The reduction in the effective rate was primarily driven by the reduction in the US federal tax rate.

Non-controlling interests

The allocation of Adjusted earnings to non-controlling interests amounted to £674 million (2017 – £793 million). The reduction was primarily due to the lower allocation of Consumer Healthcare profits following the buyout of Novartis’ interest.

Earnings per share

Adjusted EPS of 119.4p was up 7% AER, 12% CER, compared with a 6% CER increase in Adjusted operating profit, primarily as a result of a reduced non-controlling interest allocation of Consumer Healthcare profits and a lower Adjusted tax rate.

07

GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Our long-term priorities

We deliver our long-term priorities through each of our three businesses. They are designed to create long-term value for patients, consumers and shareholders, and are underpinned by our ambition to build a culture with a greater performance focus, aligned to our values and expectations.

This page sets out our 2018 objectives, highlights progress in 2018 and our key objectives for 2019, with more detail provided in the relevant business sections.

Our long-term priorities apply to our three businesses
Innovation	Performance	Trust
We invest in scientific and technical excellence to develop and launch a pipeline of new products that meet the needs of patients, payers and consumers.	We deliver growth based performance by investing effectively in our business, developing our people and executing competitively.	We are a responsible company and commit to use our science and technology to address health needs, make our products affordable and available and to be a modern employer.
2018 objectives	2018 objectives	2018 objectives
– Excellent execution of key launches: Trelegy Ellipta, Juluca, and Shingrix – Strengthen Pharmaceutical pipeline through greater focus, improved medicines development and business development	– Grow sales in priority therapy areas, categories and markets – Increase operating margins and deliver improved cash flow – Strengthen top talent profile in key roles	– Focus on supply service levels – Define new global health approach – Competitive employee engagement

2018 progress	2018 progress	2018 progress

–  Delivered industry-leading launches of Shingrix and Trelegy Ellipta, with strong start to sales of Juluca

–  New R&D approach to focus on science of the immune system, human genetics and advanced technologies

–  Strengthened pipeline through strategic business development with 23andMe and Tesaro and terminated or divested around 80 programmes to focus investment on most promising assets

–  Significant progress in reshaping Pharmaceuticals R&D portfolio, with 33[1] of 46 new medicines targeting modulation of the immune system

–  Group sales £30.8 billion, up 2% AER, 5% CER, with growth in new respiratory product sales and HIV

–  Total Group operating margin 17.8%, up 4.3 percentage points AER, up 5.0 percentage points CER. Adjusted Group operating margin 28.4%, flat AER, up 0.5 percentage points CER

–  Net cash flow from operations £8.4 billion, up from £6.9 billion. Free cash flow £5.7 billion, up from £3.5 billion

–  Announced transaction to create a world-leading Consumer Healthcare Joint Venture with Pfizer and bought out Novartis’ stake in GSK Consumer Healthcare

–  Key leadership appointments in place with 69% of top 125 leaders new in role

–  Established new set of priorities and public commitments to build trust

–  Continued to simplify supply chain and improve supply performance

–  Received approval for tafenoquine, the first new treatment for P. vivax malaria in 60 years

–  Candidate TB vaccine showed positive results in phase IIb trial

–  Competitive employee engagement through focus on being a modern employer

–  All employees globally to have access to a preventive healthcare package

2019 objectives	2019 objectives	2019 objectives

–  Deliver continued strong sales of Trelegy Ellipta, Nucala, HIV two-drug regimen and Shingrix

–  Continue to strengthen pipeline through execution of new R&D approach, accelerating priority assets and optimising recent strategic business development transactions

–  Continue to drive sales growth and operational performance

–  Successful integration of Tesaro

–  Deliver restructuring benefits and plan for the integration of Pfizer’s consumer healthcare business

–  Accelerate capability build in priority areas including digital data and analytics

–  Focus on supply service levels, execute portfolio and network simplification

–  Deliver progress on Trust commitments

–  Progress global health research in TB and HIV

–  Deliver modern employer programmes to empower employees to be themselves, feel good and keep growing at GSK

Culture

We are committed to building a new culture at GSK to accelerate delivery of our long-term priorities. In 2018, our focus was to establish a new set of expectations – courage, accountability, development and teamwork – alongside our values – patient focus, transparency, respect and integrity – and introduce a new approach to performance and reward. In 2019, we aim to continue to embed organisational understanding of how our values and expectations will support a change in culture, leading to improved culture scores, and further embed our new performance system.

Principal risks

Our Principal risks are patient safety: product quality; financial controls and reporting; anti-bribery and corruption; commercial practices; privacy; research practices; third party oversight; environment, health and safety, and sustainability; information security; and supply continuity. Our risk management framework is designed to support our long-term priorities. More detailed information can be found on pages 34 to 36 and 241 to 250.

1 Includes M7824, the subject of the proposed alliance with Merck KGaA, Darmstadt, Germany, expected to close in Q1 2019.

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Key performance indicators

Our 10 operating key performance indicators (KPIs) track progress against our long-term priorities. They measure how we are performing at an overall Group level and across our three businesses. They are reviewed regularly by our Corporate Executive Team and the Board, and employees are updated on progress every quarter. In 2018, we launched a new performance system to align employees’ bonuses to a relevant subset of our ten KPIs. The remuneration policy used to reward the performance of our executives includes measures linked to our KPIs (see pages 97, 101 and 103).

On this page we provide performance data for the operating KPIs we are reporting externally. Due to commercial sensitivities we are not planning to publish data for all operating KPIs.

We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on pages 40 to 42, including Adjusted results, free cash flow and CER growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

Innovation
	2018 £bn	2018 growth		2017 £bn	2016 £bn
		£%	CER%

Innovation sales

Sales of Pharmaceuticals and Vaccines products launched in the last five years	5.7	43	46	4.0 [a]	2.6	[a]

For internal purposes we also measure pipeline value and progress
Performance
	2018 £bn	2018 growth		2017 £bn	2016 £bn
		£%	CER%

Group turnover	30.8	2	5	30.2	27.9

Operating profit and margin
Total operating profit	5.5	34	43	4.1	2.6
Adjusted operating profit	8.7	2	6	8.6	7.7

Total margin	17.8%			13.5%	9.3%
Adjusted margin	28.4%			28.4%	27.5%

Free cash flow	5.7	63		3.5 [b]	3.3	[b]

For internal purposes we also measure market share, and top talent in key roles.
Trust
	2018			2017	2016
Employee engagement

Employee engagement scores from our global employee survey	78%			79%

For internal purposes we also measure supply service levels and corporate reputation.

Linked to Executive LTI awards and bonus, see pages 97, 101 and 103.

a	Comparative information reflects sales of those products that meet the definition for 2018.

b	Revised to include proceeds from the sale of intangible assets.

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Industry trends

The healthcare industry is changing rapidly and has strong growth potential. Our strategy and long-term priorities, underpinned by our culture, are designed to put us in the best position to be able to respond to the opportunities and challenges that this presents.

Global economic growth remained steady in 2018, with a projected annual growth rate of 3.7%1. This was despite concerns over international trade, the weaker economic performance in some countries, notably Europe and Asia, and geopolitical friction. In Europe, a lack of clarity about the nature of the UK’s future relationship with the EU caused some political and economic uncertainty (see page 36).

The global healthcare market continues to grow, despite signs of economic slowdown in some countries. Worldwide pharmaceutical sales totalled £731 billion2 from September 2017–2018, up 5%. North America remains the largest pharmaceutical market with a 47% share of global sales, with Europe representing 16%3. China is the second largest individual country for Pharmaceutical sales, representing 8% of global sales3. Global vaccine sales rose to approximately £20.6 billion in 2018, up 7.3% from 20174. Global consumer healthcare sales are estimated to be approximately £135 billion4.

Global trends: opportunities and challenges

Positive demographics

Demographic change is driving demand for both preventive and therapeutic healthcare products. People are living longer, with the number of over 65-year-olds due to double between 2017 and 2050, and the global population is expanding, with the worldwide headcount due to grow by more than 1 billion between 2015 and 2030, to 8.5 billion. Increasing affluence, changing diets and lifestyles and longer lifespans are all contributing to rising demand for healthcare, especially in areas such as cancer and respiratory disease.

Advances in science and technology

Rapid advances in science and technology are transforming healthcare and increasing the probability of success in R&D. Better understanding of human biology and genetics is enabling scientists to identify and develop novel, targeted treatments and vaccines. Advances in digital technology, data and analytics meanwhile allow researchers to explore and interpret a greater volume of data much faster than before. The insights gained are accelerating and improving the development of preventive and therapeutic medicines and vaccines, and enabling manufacturers and purchasers of healthcare products to better measure their effectiveness. Technology is also now central to the way people discover, assess and buy healthcare products, with 2018 US research suggesting that 75% of consumers surveyed consider that technology plays an important part in managing their own health.

Pricing and access

The pricing of healthcare products continues to attract significant attention from governments and the public, with calls for better transparency on how prices are set and a greater emphasis on health outcome-based pricing. Specialty medicines continue to receive particular attention; their pricing reflects the therapeutic benefits and small number of patients covered by targeted treatments.

Government and payer budgets remain subject to increasing reviews as demand for healthcare grows, due to demographic change, the push for universal health coverage and advances in preventive care and treatment. Despite this, innovative medicines that are clearly differentiated in areas of unmet medical need will continue to attract strong coverage and funding in developed markets.

In the US, there is variability in how drugs are funded and reimbursed across insurance programmes. The current administration is undergoing a comprehensive review of drug pricing. During 2018, it published the drug pricing Blue Print in an effort to lower prices of pharmaceutical medicines for patients across the US. The Blue Print focuses on improved competition, better government negotiation, incentives for lower list prices and lowering out-of-pocket costs for patients. The administration aims to achieve this through a number of mechanisms, such as limiting rebates, introducing international reference pricing to compare domestic drug prices with other countries, value-based pricing pilots and reform of Medicare.

In Europe and emerging markets, international reference pricing continues to gain traction, with over 70 markets now involved globally, although many countries continue to negotiate confidential contracts with manufacturers. Increasingly, countries are also cooperating on pricing, procurement and health technology assessments (HTAs), which assess the clinical and cost-effectiveness and broader impacts of healthcare treatments. A new HTA regulation has been proposed in Europe that would centralise the clinical assessments of new medicines and medical devices. This is now going through the legislative process.

In China, the authorities accelerated progress towards bringing innovative treatments to market. This included increasing the pace and frequency of reimbursement coverage, especially for oncology drugs.

In Japan, the government continues to seek to expedite and expand drug development. However, in 2018 a significant reduction in the price maintenance premium, which exempts certain innovative medicines from annual price reductions, eroded price stability and plans to introduce a new HTA system have created further uncertainty.

1	IMF World Economic Outlook Update, January 2019.
2

The volatility of the 2018 sterling exchange rate, and revised data collection methods at research provider IQVIA, mean that this year’s global figure is not entirely comparable with 2017 (£738 billion).

3	IQVIA data.
4	Internal data.

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GSK Annual Report 2018

Industry trends continued

Regulatory environment

Healthcare is a highly regulated industry, reflecting public expectations that products comply to stringent levels of quality, safety and efficacy. Governments are increasingly extending the regulatory remit to support accelerated development and the introduction of new medicines with, for example, China, Japan and the US recently introducing regulatory approaches to encourage pharmaceutical innovation. Meanwhile, work on cross-border harmonisation of pharmaceutical regulation is increasing through supra-national bodies such as the International Conference of Drug Regulatory Authorities and the International Council for Harmonisation. In this context, the healthcare industry supports close cooperation on medicine regulation systems and processes between the UK and EU after Brexit.

Competition

The healthcare sector remains intensely competitive, with companies increasingly pursuing acquisitions and collaborations to strengthen their pipelines and portfolios. In 2018, notable M&A activity included Takeda’s $59 billion acquisition of Shire Pharmaceuticals. This momentum continued in early 2019, with Bristol-Myers Squibb announcing its intention to buy Celgene for $74 billion.

Intellectual property (IP) protection is important to continue to incentivise innovation. This helps research-based healthcare companies ensure a reasonable return on their investments and allows them to continue to conduct research, and develop new and innovative medicines. Once IP protection expires, or if challenges to a patent are upheld, generic competitors can rapidly capture a large share of the market.

Vaccines and other biologics do not face such exposure to generic competition through these ‘patent cliffs’. They are complex and more dependent on technical manufacturing processes.

In consumer healthcare, the over-the-counter (OTC) sector has seen the greatest consolidation while, in fast moving consumer goods (FMCG), lower barriers to entry and fewer regulatory hurdles have seen the rise of niche and e-commerce based companies focusing successfully on fast-adapting consumer trends.

Societal expectations

Public trust in all large institutions – including media, governments, NGOs and businesses – remains low, by historical standards, particularly in developed markets, making it an important issue for businesses as they face growing public scrutiny. Society increasingly expects companies to earn their trust by demonstrating integrity, fairness and transparency, and by making a positive contribution to the wider community. The pharmaceutical sector still suffers from a trust deficit as a result of past challenges in relation to sales and marketing practices and ethics and compliance issues.

Concern is also rising about the safeguarding of personal data. In Europe, new legislation has tightened regulations on how companies can use personal information. Loss or inappropriate use of data could have major consequences for both individuals and businesses.

There is a continuing focus on issues such as diversity, ranging from equal pay to representation at senior management. The environment, particularly climate change, ocean protection and plastic waste, are issues where there is increased public concern and pressure for action. Companies are also under increasing scrutiny on their tax affairs, including their contribution and transparency. To be successful companies must operate in a way that meets the expectations of, and creates long-term value for, their wide range of stakeholders, including shareholders, employees, customers and suppliers.

Our strategic response

Our strategy – to bring differentiated, high-quality and needed healthcare products to as many people as possible, with our three global businesses, scientific and technical know-how and talented people – is designed to respond to these trends. Our long-term priorities, underpinned by our culture, will help us deliver our strategy:

Innovation: we invest in scientific and technical excellence to develop and launch a pipeline of new products that meet the needs of patients, payers and consumers.

Performance: we deliver growth based performance by investing effectively in our business, developing our people and executing competitively.

Trust: we are a responsible company and commit to use our science and technology to address health needs, make our products affordable and available and be a modern employer.

We are making important progress on these long-term priorities (see page 7), which is enabling us to respond to the dynamic environment in which we operate. To harness advances in science and technology, we are forming partnerships to bring ground-breaking products to patients faster. We aim to manage pricing pressure by researching and developing differentiated medicines that will attract the greatest coverage and funding, and by pricing our medicines according to the value and outcomes they bring to patients, providers and payers. We are committed to building trust by addressing societal expectations and by operating responsibly and transparently.

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Stakeholder engagement

Engaging with our stakeholders is key to our success and delivering our strategy. We have various mechanisms that enable the Board and management to understand and consider stakeholder views as part of their oversight and decision-making (see page 89).

This page sets out our key stakeholder groups, why they are important to us and some of the ways in which we engage with them.

Patients and consumers	Investors

Insights from patient organisations and consumers enable us to develop products and advocate for policies that better meet their needs.

–  Advisory boards and Patient Advocacy Leaders Summits provide patient insights

–  Engaging with and supporting patient groups (disclosed on gsk.com) and supporting initiatives that empower patients to get more involved in medicine development

–  Our market research and consumer sensory labs help us understand consumer needs

We maintain regular and constructive dialogue with investors to communicate our strategy and performance in order to promote investor confidence and ensure our continued access to capital.

–  One-to-one meetings between Board members, senior executives and institutional investors

–  Running investor roadshows; attending conferences and events

–  Annual General Meeting

Healthcare professionals and medical experts	R&D partners and academia

We work with healthcare professionals (HCPs) and medical experts to understand patient needs and to ensure our products are being administered in the right way.

–  Advisory boards to gather insights related to scientific research and disease management

–  Collaboration on clinical trials and research

–  Peer-to-peer scientific dialogue to increase understanding of diseases and develop effective prevention

We partner with scientific institutions, business partners, and academia to further advance scientific discovery and development.

–  Establishing joint ventures to improve efficiency and strengthen and improve innovation

–  R&D collaborations such as our gene sequencing initiative with 23andMe and UK Biobank

–  Working with academic researchers to accelerate discovery and development of new medicines

Governments and regulators	NGOs and multilateral organisations

We work with governments and regulators to advocate for policies that encourage innovation, promote efficient management of healthcare spending and give patients the support they need.

–  Engaging with regulatory bodies during drug development

–  Engaging with government health agencies to demonstrate the value of our products

–  Working with governments to build a strong operating environment for life sciences

We work with partners to improve access to healthcare services and our products, and to advocate for the policy environment in which we can be successful.

–  Working with non-governmental organisations (NGOs) and partners to research and develop products to support global health

–  Partnering with NGOs and generic manufacturers to manufacture and supply our products to developing countries

–  Working with multilateral organisations to drive progress on key global health priority areas

Suppliers	Employees

We work with thousands of suppliers, large and small, who provide goods and services that support us in delivering high-quality, safe products for our patients and consumers.

–  Engaging with suppliers through our Third Party Oversight programme and external platforms to help monitor performance

–  Providing a platform for our suppliers to share best practices in environmental performance through our Supplier Exchange online community

–  Auditing our suppliers’ quality processes to ensure they comply with relevant regulations

We involve and listen to employees to help us maintain strong employee engagement and retain talented people.

–  Conducting a twice-yearly global employee survey so we can act on employee feedback

–  Promoting informal dialogue and collaboration through our new internal tech platform

–  Let’s Talk events with leaders and members of the Corporate Executive Team

–  Established a Board-level Workforce Engagement Director (Dr Vivienne Cox) (see page 90)

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Our business model

We discover, develop and manufacture innovative pharmaceutical medicines, vaccines and consumer healthcare products. Our operations span the value chain, from identifying and researching ground-breaking discoveries, through development and testing to regulatory approval, manufacturing and commercialisation.

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Pharmaceuticals

Our Pharmaceuticals business has a broad portfolio of innovative and established medicines, with leadership positions in respiratory and HIV. We are strengthening our pipeline through a focus on immunology, human genetics and advanced technologies to help us identify the most promising new medicines.

Progress against our long-term priorities
Innovation	Performance	Trust

–  New R&D approach with a focus on science related to the immune system, human genetics and advanced technologies

–  Strengthened pipeline with 33[1] of 46 medicines in development targeting modulation of the immune system

–  Accelerated our oncology pipeline by doubling the number of assets in clinical development via advancing key internal assets, e.g. GSK ‘916, and targeted business development, e.g. acquisition of Tesaro and the proposed alliance with Merck KGaA.

–  Launched Juluca, the first two-drug HIV regimen, and expanded indications for Trelegy Ellipta and Nucala

–  Total 2018 turnover £17.3 billion, flat AER, up 2% CER

–  New Respiratory product sales £2.6 billion, up 35% AER, 38% CER; HIV sales £4.7 billion, up 9% AER, 11% CER

–  Refined the priority markets in which we target our resources to accelerate growth

–  Simplified our Pharmaceuticals supply chain, separating it from Consumer Healthcare, to improve competitiveness

–  Approval of tafenoquine, the first new treatment for P. vivax malaria in 60 years

–  Partnering to increase access to paediatric formulations of our HIV medicines

–  Trained over 15,000 healthcare professionals across 21 countries on the appropriate use of antibiotics

Innovation

To strengthen our pipeline and deliver the next generation of medicines that we see bringing the greatest value to patients, we are embedding a new approach to R&D.

This approach focuses on science related to the immune system, the use of human genetics, and advanced technologies, and is driven by the multiplier effect of Science x Technology x Culture. It will help us to accelerate the pace at which we develop and deliver transformational medicines, prioritising those molecules with a higher probability of success and terminating less promising programmes. It will also enable us to increase our focus on specialty medicines in areas such as oncology.

We have a broad clinical pipeline including 46 potential new medicines in development for a range of diseases. This includes

161 oncology assets – double the number we had at the start of 2018. 33 of our potential new medicines are immunomodulators, reflecting our scientific focus on immunology as the area where we see the greatest potential. In 2019, we anticipate phase III data read-outs in key areas including HIV, oncology and respiratory.

For us to focus more effectively and ensure we rapidly progress only the best assets, our culture encourages smart risk-taking and single-point accountable decision making. Dr Hal Barron, Chief Scientific Officer and President, R&D, has been instrumental in driving scientific innovation since he joined GSK in January 2018.

HIV

We have a long-standing commitment to advancing the treatment, prevention and cure of HIV by developing medicines that suppress or prevent the virus in new ways and help reduce the burden of treatment. Our HIV business is managed through ViiV Healthcare, a global specialist HIV company that GSK controls as majority owner, with Pfizer and Shionogi also as shareholders. Its broad portfolio of 13 antiretroviral medicines offers a wide range of therapeutic options for people living with HIV. They include the highly successful therapies, Tivicay and Triumeq, which are based on dolutegravir, the world-leading core agent.

Marking a new era in HIV care, Juluca, the first two-drug regimen (2DR), once-daily, single-pill for the treatment of HIV, has now been launched in the US, Japan and several European markets. By containing fewer drugs than conventional HIV therapies, Juluca – and the other potential 2DRs in the pipeline – reduces patients’ exposure to multiple medicines during what is often life-long treatment.

In 2018, we filed regulatory submissions in the US and Europe for another single-tablet 2DR, of dolutegravir and lamivudine. These followed the phase III GEMINI 1 & 2 studies which demonstrated similar efficacy for the 2DR compared with traditional three-drug regimens. Decisions on regulatory approvals are anticipated in 2019.

1	Includes M7824, the subject of the proposed alliance with Merck KGaA, Darmstadt, Germany, expected to close in Q1 2019.

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Pharmaceuticals continued

We made further progress with the investigational once-monthly, long-acting injectable 2DR of cabotegravir and rilpivirine, a new option for patients that avoids daily, oral treatment. The LATTE-2 study showed high rates of virologic response and long-term durability over a three-year period, while the FLAIR and ATLAS studies both demonstrated similar efficacy to Triumeq with a once-monthly injection. Regulatory filing with the FDA is planned in 2019.

In other research, the INSPIRING phase IIIb study demonstrated the efficacy and safety of a dolutegravir-based treatment regimen in HIV and tuberculosis co-infected patients.

A phase III study of fostemsavir on heavily treatment-experienced patients with HIV, whose current antiretroviral medicines are proving inadequate, also delivered positive results. An application for regulatory approval of fostemsavir is expected to be filed in 2019.

Oncology

Cancer is one of the leading causes of death in the developed world. We are focused on delivering transformational therapies for people living with cancer. Our pipeline is focused on immuno-oncology, cell therapy and cancer epigenetics. In 2018, we made significant progress by doubling the number of oncology assets in clinical development to 16.1 Our goal is to achieve a sustainable flow of new treatments based on a diversified portfolio of investigational medicines utilising modalities such as small molecules, antibodies, antibody drug conjugates and cells, either alone or in combination.

Our antibody drug conjugate targeting BCMA, GSK 2857916, has the potential to target multiple myeloma. It has been granted European PRIME and FDA breakthrough status, potentially enabling faster regulatory review, and has also been recognised as an orphan drug. Despite advances in treatment of multiple myeloma over the last decade, there remains no cure and high unmet need. We have an extensive development plan exploring use in the fourth to first line settings. In fourth line, following encouraging efficacy data from the DREAMM-1 study, we initiated the pivotal DREAMM-2 study which was fully recruited by October 2018. Data is expected in mid-2019 with potential regulatory submissions by year end. The second line DREAMM-6 pilot study looking at use in combination with standard of care was initiated in 2018. The results which will be available in 2019 will inform future pivotal studies. The DREAMM-5 pilot study looking at first line use in relapsed and refractory patients is planned to start in 2019.

In 2018, we accelerated the strengthening of our pipeline with the acquisition of Tesaro, an oncology-focused biopharmaceutical company. Tesaro’s major marketed product, Zejula, is an oral poly ADP ribose polymerase (PARP) inhibitor approved in the US and Europe for adults with recurrent ovarian cancer. PARP inhibitors are transforming the treatment of ovarian cancer, demonstrating marked clinical benefit in patients with and without germline mutations in a BRCA gene. We believe they also offer significant opportunities for treating patients with many other cancer types.

Clinical trials to assess the use of Zejula as a monotherapy and in combinations for the significantly larger opportunity of first line maintenance treatment of ovarian cancer are under way. Results from the first of these studies, PRIMA, are expected in late 2019. Zejula is also being investigated as a possible treatment in lung, breast and prostate cancer, both as a monotherapy and in combination with other medicines. In addition to Zejula, Tesaro has several other oncology assets in its pipeline including a PD-1 inhibitor (TSR-042, dostarlimab) currently being studied for endometrial cancer. We expect pivotal data that could support a regulatory filing of dostarlimab in the second half of 2019.

In January 2019, we announced a proposed global strategic alliance with Merck KGaA, Darmstadt, Germany, to jointly develop and commercialise M7824 (bintrafusp alfa). M7824 is an investigational bifunctional fusion protein immunotherapy that is currently in clinical development, including potential registration studies, for multiple difficult-to-treat cancers. This includes a phase II trial to investigate M7824 compared with pembrolizumab as a first line treatment in patients with PD-L1 expressing advanced non-small cell lung cancer (NSCLC).

We have completed the transition of the NY-ESO SPEAR T-cell therapy programme to GSK from Adaptimmune. Early trial data suggests that this asset could be transformational in synovial sarcoma. It is the first cell therapy to show clinical response in solid tumours and is another recipient of European PRIME and FDA breakthrough status.

Another of our oncology therapies is an agonistic antibody for inducible T-cell costimulator (ICOS) – the first investigational anti-ICOS agonist antibody to enter human clinical trials. Phase I safety, pharmacokinetic and pharmacodynamic data, for the therapy alone and in combination with pembrolizumab, show early, positive indications of activity.

Respiratory

We have led the way in developing innovative medicines that advance the management of asthma and COPD for nearly 50 years. Over the past five years, we have launched six respiratory medicines, giving us the broadest portfolio of once-daily, inhaled respiratory medicines in our industry.

In 2018, we launched Trelegy Ellipta in 26 countries. We are now class leaders in key markets including the US, UK and France.

Following the landmark IMPACT trial in which Trelegy Ellipta demonstrated superiority to two of our dual medicines on multiple endpoints, expanded indications were approved in the US and Europe, enabling use across a broader group of COPD patients. We submitted regulatory filings for Trelegy Ellipta in Japan and China – the first for a single inhaler triple therapy for COPD in both countries. Further launches are planned throughout 2019. Results from our phase III CAPTAIN study, which is exploring the efficacy and safety of Trelegy Ellipta in asthma, are anticipated in 2019.

Our Ellipta portfolio was further strengthened with an expanded indication for Relvar Ellipta in asthma, and applications to support label updates in the US and Europe for Anoro Ellipta and Incruse Ellipta.

1	Includes M7824, the subject of the proposed alliance with Merck KGaA, Darmstadt, Germany, expected to close in Q1 2019.

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Our first-in-class severe eosinophilic asthma biologic, Nucala, gained approval in Europe as the first anti-interleukin (IL-5) with a paediatric indication, alongside its earlier approval for adults. We also filed regulatory submissions for a paediatric licence in the US, and in the EU and US for a new formulation of Nucala that could be used subcutaneously to allow patients or caregivers to administer treatment themselves.

We continue to innovate in respiratory biologics, with investigational programmes for Nucala in nasal polyps and hypereosinophilic syndrome.

Immuno-inflammation

Benlysta is the world’s first and only biologic medicine specifically approved to treat systemic lupus erythematosus (SLE), a chronic, incurable, autoimmune disease. Building on data from four previous phase III clinical trials, we presented results from the phase II PLUTO study exploring use in paediatric patients with childhood-onset SLE. In addition, the pivotal phase III BLISS studies showed low rates of organ damage progression in SLE patients treated with Benlysta.

Results from the phase IV EMBRACE study of black adult patients with active, autoantibody-positive SLE are expected in 2019. We also began a new phase III study investigating Benlysta in combination with rituximab in adult patients with SLE. This is assessing whether co-administration enhances Benlysta’s treatment effect, to potentially provide sustained disease control, with the possibility of clinical remission. Headline results are expected in 2020.

We are continuing research into our anti-GM-CSF antibody for patients with rheumatoid arthritis and expect to progress to phase III in 2019.

Additional programmes

In 2018, we received approvals in the US and Australia for Krintafel/ Kozenis (tafenoquine), the first new treatment for P. vivax malaria in over 60 years (see page 25).

In Japan, we announced positive phase III results for daprodustat, an oral hypoxia-inducible factor prolyl hydroxylase inhibitor, in patients with anaemia associated with chronic kidney disease, and a strategic collaboration with the Kyowa Hakko Kirin Company for its future commercialisation. In addition, we have two ongoing daprodustat phase III studies which are anticipated to report in 2020.

We also continue to develop gepotidacin, the first in a new class of antibiotics.

Advanced technologies

Significant investment in a wide range of advanced technologies is central to our new R&D approach. We are developing a core capability in artificial intelligence and machine learning, to enhance our ability to interpret and understand genetics and genomic data. We will also invest in functional genomics, applying techniques for gene modification such as CRISPR technology, to help discover and validate potential targets. These investments supplement our existing strengths in other advanced technologies, including our leading position in cell and gene therapy, which we continue to develop.

Partnerships are key to our innovation. In 2018, we formed an exclusive collaboration with 23andMe, the world’s leading consumer genetics and research company. This will combine our scientific and medical knowledge with 23andMe’s large-scale genetic resources and unique data science skills, improving the probability of R&D success. This exciting collaboration builds on our existing partnerships, such as the Altius Institute, which pioneers new technologies and approaches for decoding gene control; the UK Biobank, which is generating anonymised genetic sequence data from 500,000 volunteers, and the Open Targets consortium, which supports an open access search engine that searches, evaluates and integrates biologic and genetic disease data.

Improving R&D governance

We have established two new governance boards, the Research Review Board (RRB) and the Development Review Board (DRB). The RRB is accountable for our future portfolio, providing technical review on the quality of our research and early-stage programmes. The DRB reviews late-stage programmes to make sure our studies are robust and innovative.

Aligned to these changes, we have created separate organisations for research and for development to enable rigorous and disciplined decision-making and oversight across the early and late stage portfolio. Due to their specialist nature, we have kept distinct R&D units for oncology and global health.

To support the most promising potential medicines in the portfolio we terminated or divested around 80 programmes. Terminations included danirixin, miridesap and dezamizumab. We also transferred our rare disease gene therapy portfolio to Orchard Therapeutics, in which we have become an equity shareholder, and sold the rights to tapinarof to Dermavant Sciences.

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Pharmaceuticals continued

Pharmaceuticals pipeline overview

We have 46 assets in development, with 33 immunomodulators of which 16 are focused on oncology.

We expect a number of pivotal readouts in 2019.

Phase	Compound	Indication

Pivotal/registration*	Benlysta + Rituxan[1]	SLE[2]

	cabotegravir[2] LA + rilpivirine[1]	LA HIV

	D3, dolutegravir + lamivudine	HIV

	1278863 (daprodustat HIF-PHI)	anaemia

	3684934 (fostemsavir HIV AI)	HIV

	Nucala	COPD/HES/nasal polyps

	Trelegy Ellipta[1]	asthma

	Dectova[1,4] IV	influenza

	2857916[1] (BCMA ADC)[1]	multiple myeloma

	Zejula (PARP inhibitor)[1]	first-line maintenance ovarian cancer[2]

	dostarlimab (PD-1 antagonist )[1]	endometrial cancer
Phase II	3196165[1] (GM-CSF inhibitor)	RA

	33894041/3228836[1] (HBV ASO)	HBV

	3359609[1] (ICOS receptor agonist)	cancer

	2982772 (RIP1k inhibitor)	pso/RA/UC

	3772847[1] (IL33r antagonist)	severe asthma

	3377794[1] (NY-ESO-1 TCR)	cancer

	2586881[1] (rhACE2)	acute lung injury/PAH

	2140944 (gepotidacin, topoisomerase IV inhibitor)	antibacterial

	2330811 (OSM antagonist)	systemic sclerosis

	2881078 (SARM)	COPD muscle weakness

	2862277 (TNFR1 antagonist)	acute lung injury

	3174998[1] (OX40 agonist)	cancer

	525762 (BET inhibitor)	cancer

	2330672 (IBAT inhibitor)	cholestatic pruritus

	3326595[1] (PRMT5 inhibitor)	cancer

	GR121619[1] (oxytocin)	postpartum haemorrhage

	TSR-022 (TIM-3 antagonist)[1]	cancer

	M7824[1,3] (TGFb trap/anti PD-L1 bispecific)	NSCLC[2]
Phase I	2831781[1] (LAG3)	ulcerative colitis

	3358699[1] (BET targeted inhibitor)	RA

	3858279[1] (CCL17 antagonist)	OA

	2636771 (PI3kb inhibitor)	cancer

	2983559 (RIP2k inhibitor)	IBD

	3036656[1] (leucyl t-RNA inhibitor)	TB

	3640254 (HIV maturation inhibitor)	HIV

	3511294[1] (IL5 LA antagonist)	asthma

	2292767 (PI3kd inhibitor)	respiratory diseases

	1795091 (TLR4 agonist)	cancer

	3810109[1] (broadly neutralizing antibody)	HIV

	3537142[1] (NYESO1 ImmTAC)	cancer

	3439171[1] (HPGD2 inhibitor)	muscle repair

	3145095 (RIP1k inhibitor)	pancreatic cancer

	3368715[1] (PRMT1 inhibitor)	cancer

	TSR-033 (LAG3)[1]	cancer

	2269557 (nemiralisib PI3Kd inhibitor)	APDS

*	Includes programmes in pivotal phases of development or where pivotal data has reported and regulatory submissions are under consideration or under review.
1	In-licence or other alliance relationship with third party.
2	Additional indications also under investigation.
3	Pending closure of transaction with Merck, KGaA, Darmstadt, Germany.
4	Subject to regulatory approval.

Note: for oncology where phase I studies are conducted in patients, the shift from phase I to phase II is defined when expansion cohorts are started.

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Performance

2018 performance summary

Pharmaceuticals turnover in 2018 was £17,269 million, flat at AER, but up 2% CER, driven primarily by the growth in HIV sales. In the US, sales declined 2% AER but grew 1% at CER, with growth in the HIV portfolio and Benlysta offsetting declines in established pharmaceuticals and respiratory following patent expiries. In Europe, sales grew 2% AER, 1% CER, with growth in the respiratory portfolio offsetting the continued impact of generic competition to Epzicom and Avodart. International was flat at AER but grew 5% CER, with growth driven by HIV and the new respiratory portfolio.

Respiratory sales declined 1% AER, but grew 1% CER, to £6,928 million, with growth from the Ellipta portfolio and Nucala partly offset by lower sales of Seretide/Advair as the market prepares for the entry of a generic. Sales of new respiratory products, comprising Ellipta products and Nucala, grew 35% AER, 38% CER to £2,612 million.

HIV sales increased 9% AER, 11% CER to £4,722 million, reflecting share growth in the dolutegravir portfolio: Triumeq, Tivicay and Juluca. This was partly offset by the decline in the established portfolio, particularly the impact of generic competition to Epzicom/Kivexa in Europe.

Immuno-inflammation sales were up 25% AER, 28% CER in 2018, primarily driven by Benlysta.

Our Established Pharmaceuticals portfolio includes mainly off-patent medicines. Sales were £5,147 million, down 7% AER, 4% CER, reflecting efforts to maximise the value from this portfolio but also the benefit of certain post-divestment contract manufacturing sales and the first instalment of a 12-month Relenza supply contract in Europe.

The Pharmaceuticals operating margin of 33.3% was 1.0 percentage points lower at AER than in 2017 and 0.9 percentage points lower on a CER basis. This primarily reflected increased investment in new product support, the continued impact of lower prices, particularly in respiratory, the broader transition of the respiratory portfolio, and a reduction in royalty income. This was partly offset by the benefits of prioritisation within R&D and a favourable comparison with the impact of the Priority Review Voucher purchased in 2017.

Focusing our resources to accelerate growth

In 2018, we made significant changes to the way our Pharmaceuticals organisation works to accelerate growth and deliver the best results for all our stakeholders.

We refocused our resources, prioritising the major markets such as the US and China, while reducing investment in lower priority markets. We have also prioritised resource behind brands and therapies with the greatest growth potential and which generate the highest revenue. To support our ambitions for the oncology therapies in our pipeline, we strengthened our oncology commercial infrastructure; recruiting more experts in oncology and haematology and co-locating our R&D and commercial teams.

We simplified our commercial, medical and regulatory teams, with fewer complex structures, systems and processes, and clearer accountabilities. This enables greater speed and efficiency and frees local operating companies to focus on customer-facing activities and insights. The savings released by these changes will be reinvested into our priority products and markets.

In recent years, we have significantly strengthened our online resources and in-house medical capabilities to provide bespoke product information for healthcare professionals (HCPs). In 2018, we updated our policy on working with HCPs, following consistent feedback that they value the opportunity to learn about new products through peer-to-peer programmes with expert practitioners who have direct experience of our medicines.

The new policy will ensure prescribers have access to all available information on our innovative products, so they can make fully informed decisions that support better outcomes for patients. When we have new medicines or significant new data we will allow payment to global experts to speak about the scientific evidence, the diseases they treat and their own clinical experience. The change was implemented in the US and Japan in late 2018, and depending on effective implementation and assessment of risk will be implemented, in other major developed markets in Europe, North America and Asia from 2019 onwards. To avoid any perceived conflict of interest, we have strengthened our commitment to transparency with new controls and expanded disclosure of payments to individual HCPs.

Creating a simpler, competitive supply chain

Reliable supply is fundamental to enabling growth in key therapy areas. Our Pharmaceuticals supply performance levels continued to improve in 2018 with an on-time, in-full supply to customers rating of 95.3%. All new products were launched on time.

We are adopting a simplified structure and operating model geared to driving performance with increased focus on priority brands and markets, clearer accountabilities and more pace. This has included separating our Pharmaceuticals manufacturing and supply organisation from our Consumer Healthcare network.

We continued to adapt our manufacturing network to support growth, improve competitiveness and meet business and patient needs. We opened a £54 million facility in Montrose, Scotland to supply active pharmaceutical ingredients for our Ellipta respiratory medicines, and a £26 million facility in Parma, Italy that will produce fostemsavir, our investigational HIV treatment.

We revised our supply and demand, warehousing and distribution operations to align with commercial priorities and announced manufacturing site closures in Mexico and Bangladesh. Following an extensive review of our cephalosporins antibiotics assets we decided to restructure its supply chain and manufacturing site at Ulverston in the UK. This will help us improve competitiveness and support growth in emerging markets. We continued to simplify our supplier base and product portfolio and are ahead of schedule to reduce our contract manufacturers by 35% by 2021.

The Pharmaceuticals manufacturing and supply organisation again delivered good performance for safety, quality and compliance. There were 55 regulatory inspections in 2018, all resulting in satisfactory outcomes.

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Vaccines

We are the leading vaccines company in the world, delivering over 2 million vaccine doses every day to people living in 158 countries. Our portfolio and pipeline help protect individuals throughout their lives. We have recently introduced breakthrough vaccines Shingrix for shingles and Bexsero, the first vaccine for meningitis B.

Progress against our long-term priorities
Innovation	Performance	Trust

–  Shingrix launched successfully in the US and Canada.

–  23% of 2018 sales came from recent innovations, driven by Shingrix and Bexsero

–  We have 16 candidate vaccines across all R&D phases

–  Capabilities in science and new technologies continues to be differentiator

–  Total 2018 turnover £5.9 billion, up 14% AER, up 16% CER

–  Grew ahead of the market, strengthening our position as the leading vaccines company by value

–  In addition to Shingrix, key contributions from our influenza and hepatitis franchises, and Bexsero

–  Over 120 million doses of vaccines delivered to Gavi, the Vaccine Alliance, to help prevent pneumococcal disease, rotavirus and cervical cancer

–  270 million doses of oral polio vaccine delivered to UNICEF for the Global Polio Eradication Initiative

–  Positive results from candidate TB vaccine in phase IIb trial

Innovation

Our Vaccines business has 16 innovative candidate vaccines. We balance our focus on this robust pipeline with the active life-cycle management of our existing vaccines, helping to protect more people through expanded indications and geographies.

Our investment in breakthrough vaccines technologies creates a real point of differentiation and will deliver further benefits in the future. We have more than 2,500 vaccines scientists working in three global R&D centres, in Belgium, Italy and the US. This international spread equips us with a diversity of skills and culture, helps to attract the best talent, and opens doors to external partnerships. In 2018, the proportion of our sales from innovations introduced in the past five years was 23%.

We are expanding our capabilities to become a stronger player in the world’s largest vaccines markets, the US and China. To achieve this goal, we are simplifying complexity across the business, reducing R&D timelines and developing a more dynamic culture. In September, Roger Connor became the new President, Global Vaccines.

Delivering best-in-class innovation

Shingles

In 2018, our breakthrough shingles vaccine, Shingrix, was recognised as the most successful biopharma launch in the past 10 years in North America1. In June, Canada’s National Advisory Committee on Immunization (NACI) made a strong recommendation for Shingrix to be offered to people over 50, following a similar opinion in the US in 2017. In March, Shingrix received licensing approval in the EU and Japan, and in May we launched it in Germany. In December, the Standing Committee on Vaccination in Germany, STIKO, recommended Shingrix for all people over 60 and for those over 50 with an immune-compromising condition or severe underlying disease. The vaccine was approved in Australia in July 2018. In line with our phased launch strategy, we have the detailed capacity plans in place that are necessary to deliver the meaningful increase in doses needed to meet long-term global demand.

Shingrix marks a step change in the prevention of shingles, a painful and potentially serious condition that affects more than one in three people during their lifetimes. It was designed specifically to address the challenge of age-related decline in immunity and is the first approved shingles vaccine to combine a non-live antigen, to trigger a targeted immune response, with a specifically designed adjuvant to generate a strong and sustained immune response. Clinical trials have proven Shingrix efficacy of more than 90% for all age groups studied.

1 Source – independent assessment from IQVIA.

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Meningitis

We are the market leader in vaccines against meningococcal meningitis, with our complementary portfolio of Menveo, against serogroups A, C, W, and Y, and Bexsero, targeting serogroup B.

In 2018, we continued to consolidate our leadership by broadening the age range that our vaccines cover. In the US, where Bexsero is licensed for 10-to-25-year-olds, the vaccine received Breakthrough Therapy Designation from the FDA for children between two- and

10 years old. In June, the European Medicines Agency approved a new, alternative (2+1) dosing schedule for Bexsero in infants (in addition to the existing 3+1 schedule), offering healthcare professionals more options to help protect infants from invasive meningococcal disease (IMD) caused by serogroup B and the potential for fewer visits to the doctor for families.

We continued to support external research into meningitis B, including funding the largest-ever study into the adolescent carriage of meningococcal bacteria. The study, led by the University of Adelaide, saw more than 34,000 teenagers being vaccinated with Bexsero. The early findings, which are a significant step forward in scientific understanding, show there was a fall in the number of meningitis B cases in South Australian adolescents, but no statistically significant reduction in nasopharyngeal carriage of the bacteria that causes the disease. As such, these preliminary results underscore the need for direct vaccination of vulnerable individuals, particularly infants and adolescents, as the best way to protect against meningococcal B disease.

We advanced our work on new formulations for meningitis vaccines, with our fully liquid Menveo candidate vaccine entering phase II clinical trials. The phase III results for the US Menveo booster found that it can effectively and safely extend protection four to six years after a primary course of MenACWY vaccine. We also remain committed to the challenging goal of developing a single vaccine to cover the five most common meningitis serogroups of A, B, C, W and Y.

Other priority assets

We are pursuing a full portfolio of vaccines against respiratory syncytial virus (RSV), tailored to the different age groups most at risk of infection from the virus. There is currently no prophylactic vaccine approved for the prevention of respiratory disease caused by RSV, in spite of the significant medical need. Our maternal vaccine is designed to increase antibodies in the mother that will transfer to the baby and help protect them in the first months of life, when the disease is most severe. Our candidate paediatric vaccine, given directly to babies, is designed to induce protection from the disease throughout childhood and, potentially, for recipients’ entire lives. In late 2018, we began a phase I/II trial for children, and commenced a phase I study on the maternal vaccine. The US FDA has given fast track designation to our RSV candidate vaccines for pregnant women and older adults, which have just entered clinical development.

By 2030, COPD is predicted to become the world’s third-leading cause of death. Our COPD candidate vaccine marks a move away from the traditional concept of a vaccine given to healthy people to prevent a specific disease towards the development of a disease-modifying vaccine that could reduce the frequency of COPD exacerbations and slow down the disease’s progress. It combines two antigens from bacteria commonly found in acute COPD exacerbations with our proprietary adjuvant system, ASO1.

The phase I and II studies demonstrated that our candidate vaccine was safe and capable of inducing an immune response. We began a phase IIb (proof of concept) study in Europe and North America in 2017, with efficacy results expected in mid-2020.

In influenza, we are working on a universal (supra-seasonal) vaccine with researchers at Mount Sinai in the US. We also expanded the indications for our existing flu vaccines, with European approval for a paediatric indication for Fluarix Tetra.

New technologies

Our success in innovation reflects our unique combination of advanced technologies, scientific experts across three global R&D centres, and external collaborations. Our broad range of technologies includes adjuvant systems, self-amplifying messenger RNA (SAM), bioconjugates, generalised modules for membrane antigens (GMMA) and the chimpanzee adenovirus (ChAd) platform. Such capabilities have the potential to significantly reduce the cost and time of vaccine development and help make radical advances that address unmet medical needs.

External partnerships

Partnerships remain central to our innovation. We have around 150 external scientific collaborations, with most of our 16 candidate vaccines being developed in partnership. Our partnerships and technologies also support our work on tuberculosis and shigella for instance, which is part of our ongoing commitment to developing vaccines against the diseases of the developing world. Such collaborations enable our Vaccines scientists to learn from other leading experts and stay close to emerging technologies and new science.

Vaccines pipeline

Phase	Indication/vaccine
Phase III	Shingrix (for immunocompromised)

Bexsero (infants in the US)

Rotarix (PCV-free)

MMR (in US)
Phase II	COPD

Hepatitis C

Malaria (next gen)

MenABCWY

Menveo (liquid)

Shigella

Tuberculosis

RSV paediatric

HIV
Phase I/II	RSV older adults

Flu universal

RSV maternal

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Vaccines continued

Performance

2018 performance summary

Vaccines turnover grew 14% AER, 16% CER to £5,894 million, primarily driven by growth in sales of Shingrix, hepatitis vaccines, which also benefited from a competitor supply shortage, and higher sales of influenza products.

The operating margin of 33.0% was 1.1 percentage points higher at AER than in 2017 and 2.5 percentage points higher on a CER basis. This was primarily driven by enhanced operating leverage from strong sales growth, an improved product mix, including the impact of the launch of Shingrix, together with further restructuring and integration benefits. This was partly offset by the comparison with the benefit of a settlement for lost third-party supply volume recorded in 2017, increased supply chain costs and increased SG&A investments to support new launches and business growth.

Shingrix recorded sales of £784 million, primarily in the US and Canada, driven by demand and share gains. US sales benefited from market growth in new patient populations now covered by immunisation recommendations and Shingrix has now achieved a 98% market share. In the first half of 2018 alone, Shingrix performed twice as strongly as the competitor vaccine had during the whole of 2017.

Meningitis sales were down 1% AER but up 2% CER to £881 million. Bexsero sales grew 5% AER, 9% CER, driven by demand and share gains in the US, together with continued growth in private market sales in International, partly offset by the completion of vaccination of catch-up cohorts in certain markets in Europe. Menveo sales declined 15% AER, 12% CER, primarily reflecting supply constraints in Europe and International as well as a strong comparator in 2017 and unfavourable year-on-year CDC stockpile movements in the US, partly offset by demand and share gains in the US.

Fluarix/FluLaval sales grew 7% AER, 10% CER to £523 million, driven by strong sales execution in the US and improved sales in Europe, partly offset by increased price competition in the US.

Established Vaccines sales were down 1% AER and flat CER reflecting lower sales of DTPa-containing vaccines (Infanrix, Pediarix and Boostrix) due to increased competitive pressures, particularly in Europe, and unfavourable year-on-year CDC stockpile movements in the US, together with lower Synflorix sales, reflecting lower pricing and demand in emerging markets. Hepatitis vaccines sales grew 17% AER, 19% CER to £808 million, benefiting from stronger demand in the US and Europe, as well as a competitor supply shortage in the US.

Focusing on growth markets

In 2018, we strengthened our position as the world’s leading vaccines company by value. Sales grew ahead of the market, increasing our market share and profitability.

Having established our leadership in Europe and emerging markets, we are now focusing on increasing our presence in the world’s largest vaccines markets – US and China – to protect more people and improve business performance. The US is our number one priority market and our performance in the US in 2018 has been particularly strong. We welcome the Chinese government’s recent steps to fast-track the approval of ‘clinically urgently needed’ new medicines and vaccines, reflecting its commitment to enabling faster entry of new prevention and treatment options. We look forward to responding to that need with our innovative vaccines in the years ahead.

Creating a simpler, competitive supply chain

We have 13 manufacturing sites, across 10 countries. This international presence enables us to produce our vaccines with flexibility, as demonstrated during the year, when we leveraged our secondary manufacturing network to increase capacity for Shingrix.

We have delivered more than 9 million doses globally since launch and we are working hard to build capacity and meet long-term global demand. We continue to target high-teens millions of doses over the next two or three years. To do this, we are undertaking multiple initiatives to boost production across our global manufacturing network in the US and Europe, and at every stage of the manufacturing process from primary antigen production to packaging. These initiatives will ensure sustainable, steady supply growth for the vaccine over the coming years.

During the year, we continued to simplify our supply chain, and discontinued several vaccines that duplicate existing products. Our ongoing investment in our manufacturing network enabled a 10% growth in our filling volume and we maintained our strong focus on the safety and high quality of all our vaccines.

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Consumer Healthcare

Our Consumer Healthcare business combines science and consumer insights to develop innovative everyday healthcare brands for oral health, pain relief, respiratory, skin health, nutrition and digestive health categories.

In 2018, we reached agreement with Pfizer to combine our consumer healthcare businesses into a new world-leading joint venture.

Progress against our long-term priorities
Innovation	Performance	Trust

–  Worldwide rollout of Sensodyne Rapid Relief, Voltaren No Mess and parodontax/Corsodyl

–  Science-based innovations included Theraflu PowerPods and a Polident denture care range

–  New digital innovation hub established to accelerate innovations in self-care

–  Total 2018 turnover £7.7 billion, down 1% AER, up 2% CER

–  Bought out Novartis’ 36.5% stake in Consumer Healthcare Joint Venture for £9.2 billion

–  Agreement with Pfizer to combine our consumer healthcare businesses into a new world-leading joint venture

–  Announced the sale of Horlicks and other consumer nutrition brands to Unilever

–  Supply chain service levels continued to improve, achieving 98% on-time, in-full delivery performance

–  Five-year partnership with Smile Train launched to help more children access life-changing cleft lip and palate surgery

–  Continued our partnership with Allied Against Dengue in India and South East Asia to prevent outbreaks of dengue fever

–  Employee engagement score increased to 81%

Innovation

We delivered 36 first market launches across our categories and 250 roll outs of new products. In 2018, the proportion of our sales from innovations introduced in the past three years was 11%.

Delivering best-in-class innovation

We use deep consumer insights and scientific and technical expertise to deliver innovations across each of our categories. For example, in oral health, we further strengthened our leadership in denture care with the delivery of two innovations to improve the experience for denture wearers. We addressed a consumer need for an easy, discreet denture-cleaning solution with the launch of Polident Clean & Refresh wipes, which can be used anywhere without the need for water. The wipes combine a unique and patented combination of tear-resistant tissue and a double mint solution, offering consumers a quick and effective clean and improved denture confidence. In addition, our new denture adhesive, Polident Max Seal, has an innovative precision nozzle with a finer tip which enables exactly the right amount of fixative to be applied, creating a precise seal around the edge of the denture for a more comfortable eating experience. The successful rollout of Sensodyne Rapid Relief, a premium extension of our Sensodyne brand, continued. Launched in 2017, it is designed to provide fast relief from tooth sensitivity in as little as 60 seconds. During 2018, we introduced it in an additional 40 markets, including the US, Italy, Argentina, New Zealand and Egypt bringing the total number of successful market launches to more than 90.

In respiratory, consumer insight inspired the packaging innovation behind Theraflu PowerPods, a new extension of Theraflu, our respiratory power brand. Theraflu PowerPods, which were launched in the US, contain cold and flu relief medicine or active ingredients within a pod that can be used in single-serve coffee makers. This format is much more convenient for US consumers, who rarely use kettles.

In pain relief, we continued the rollout of Voltaren No Mess in an additional 17 markets in 2018, including Russia, UK, Australia, Italy and Spain. The innovative No Mess cap was designed to address a key consumer barrier to using topical pain relief and makes the product easier and less messy to apply.

In digestive health, we launched two extensions of our Tums brand. Tums Gas Relief which offers consumers multi-symptom relief from heartburn as well as gas, was introduced in our ‘chewy bites’ format which is the preferred format for the growing number of younger consumers entering this category. We also introduced a sugar-free version of Tums in 2018 for consumers looking to reduce their overall daily sugar intake.

Building industry-leading capabilities

Each of our main categories is supported by a dedicated global innovation hub, where our scientists work in close partnership with commercial teams. This means that R&D in each of our hubs is both science-based and consumer-led and helps speed new innovations to market. The network’s footprint in Europe, the US and Asia, also enables us to stay close – and relevant – to all global trends and markets.

Our Consumer Sensory Labs enable us to listen to, understand and meet the needs of consumers. Scientists and commercial teams in these labs assess consumer reactions to products during the development process to help improve existing products and develop new ones. During the year, we brought the capabilities of our sensory labs closer to our markets via labs in the US, the UK and India so that we can understand consumer preferences in different parts of the world. For example, we developed Otrivin Unblock & Heal in response to consumer need for a medicated spray that both relieves the congestion and nasal dryness that can accompany a cold and also helps fight the virus. We launched this triple-action spray in Europe in late 2018.

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Consumer Healthcare continued

The increasing use of digital technology is revolutionising the way that consumers learn about, buy, and use healthcare products. In 2018, we created a new London-based consumer healthcare digital innovation hub. The hub is a close partnership of commercial, technology and R&D, focused on identifying and accelerating innovations in our categories to develop digitally driven brands, products and services that consumers can use to monitor, manage and improve their own health.

Emerging markets opportunities

More than one-third of our sales are in emerging markets, where increasing prosperity is boosting the proportion of middle-class consumers and, in turn, the demand for consumer healthcare. Our innovation hubs in India and China are at the forefront of our efforts to understand and meet this growing consumer need, and to remain competitive in these important markets. In India, we entered the high protein drink category with the launch of Horlicks Protein Plus which blends quality, fast and slow release proteins with its high level of amino acids, enabling the product to develop stronger science-based claims than its competitors.

External partnerships

By combining the insights and expertise of our scientists with breakthrough ideas developed externally, we can develop and deliver a strong, competitive pipeline of consumer-led, science-based innovation. Since 2016, the percentage of innovation sales coming from externally sourced product innovation has increased fivefold. In 2018, products from external partnerships accounted for 11% of innovation sales, including Otrivin Unblock & Heal. During the year, we entered into over 30 external R&D partnerships and our aim is that they will make up 30% of our pipeline in the future.

Performance

2018 performance summary

Our marketing and innovation resources are targeted on the brands which deliver the strongest growth and highest returns – our seven global power brands, including Sensodyne, Voltaren, Panadol and Theraflu, and our 12 regional core brands, such as Tums and Excedrin. Together these brands drive performance of Consumer Healthcare and reinforce our global leadership in pain relief, respiratory and therapeutic oral health.

Consumer Healthcare sales were £7,658 million, down 1% AER and up 2% CER, with broad-based growth in oral health and wellness partly offset by a decline in Panadol and lower sales of smaller brands. International markets performed strongly, particularly India and Brazil, while Europe was impacted by intensifying competitive pressure in the second half of 2018. The aggregate impact from generic competition on Transderm Scop in the US, the divestment of Horlicks and MaxiNutrition in the UK and other small non-strategic brands and implementation of the Goods & Service Tax (GST) in India reduced overall sales growth by approximately one percentage point.

Oral health sales grew 1% AER, 4% CER to £2,496 million, as increased competitive pressures in Europe were offset by double digit growth from Sensodyne in a number of International markets, including India and Turkey, and strong single-digit growth in the US driven by Sensodyne Rapid Relief. Our premium gum health brand parodontax/Corsodyl became the world’s fastest growing global toothpaste, outperforming the market four fold, driven by continued momentum in the US since its launch in 2017, and a strategic brand repositioning across 40 countries. Our denture care brands outperformed the category, supported by innovations including Polident Max Seal and Polident Clean & Refresh, further strengthening our global leadership position.

Wellness sales declined 2% AER but grew 1% CER to £3,940 million. Respiratory sales grew in low single digits, led by Theraflu supported by a strong cold and flu season earlier in the year. Otrivin grew in mid single digits, benefiting from new variants, and Flonase returned to growth following a weaker allergy season earlier this year.

In pain relief, sales were flat. Low single-digit growth in Voltaren, supported by the roll-out of Voltaren No Mess in 20 markets, and double-digit growth in Fenbid were offset by a decline in Panadol sales due to a change in the route-to-market model in South East Asia and the discontinuation of slow-release Panadol products in the Nordic countries.

Nutrition sales declined 5% AER but grew 1% CER to £643 million. The nutrition business in India performed strongly across the product portfolio including new innovations such as Horlicks Protein Plus. The impact of divestments and India GST implementation on nutrition category growth was approximately eight percentage points. Skin health sales were down 4% AER, 1% CER to £579 million.

Consumer Healthcare operating margin of 19.8% was 2.1 percentage points higher than in 2017 and 2.2 percentage points higher on a CER basis. This primarily reflected improved product mix and manufacturing restructuring and integration benefits, as well as continued focus on delivering improved return on investment on our advertising and promotional spend.

Strategic business development

During 2018, we made further progress against our Performance priority to deliver sales growth, operating margin improvements and attractive returns, completing a £9.2 billion buyout of Novartis’ 36.5% stake in GSK Consumer Healthcare in June.

After conducting a strategic review of our nutrition portfolio, in December we announced the sale of Horlicks and other consumer nutrition brands to Unilever. As part of this transaction, we announced that we will merge our 72.5% stake in GlaxoSmithKline Consumer Healthcare Limited in India with Hindustan Unilever Limited. The proposed merger includes a distribution arrangement, which will allow Hindustan Unilever Limited to leverage its scale and strong reach to sell and distribute our OTC and oral health brands in India. This transaction is expected to close by the end of 2019.

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Most recently, we reached an agreement with Pfizer in December 2018 to combine our consumer healthcare businesses to create a new world-leading joint venture with combined sales of approximately £9.8 billion. This brings together two highly complementary portfolios of trusted consumer healthcare brands, including GSK’s Sensodyne, Voltaren and Panadol and Pfizer’s, Advil, Centrum and Caltrate. The new combined business will have leadership positions in pain relief, respiratory and vitamins, minerals and supplements in addition to our number one position in therapeutic oral healthcare, and will be well positioned to deliver strong sales, cash flow and earnings growth.

Together, these moves provide confidence to improve our margin target to mid-to-high-20s by 2022, assuming the close of the transaction with Pfizer. This improvement is expected to be achieved in part by delivering £0.5 billion of total annual costs savings through the joint venture and additionally through delivery of a business-wide programme aimed at freeing up cash to improve returns to shareholders and reinvest in the business to drive growth. This is focused on four pillars: net revenue management to maximise the value of our brands with shoppers and customers; cost and cash discipline enabled by zero-based budgeting; strategic resource allocation to focus our investments in the right areas to get the best returns; and increased efficiencies in our supply chain.

Joining forces with Pfizer Consumer Healthcare will be transformational to the scale of GSK Consumer Healthcare and lays the foundations for the new JV to be separated from GSK via a demerger. This is expected to take place within three years of closing the transaction with Pfizer, which we expect to occur in the second half of 2019, subject to approvals. Further details on the risks associated to the transaction are set out on page 36.

Digital transformation

By putting digital technology at the heart of our business, we aim to deliver more meaningful interactions with consumers, fuel brand growth and achieve efficiency savings. In 2018, we invested strongly in our digital capabilities, including hiring expert new talent.

Reflecting the far higher return on online media, compared with traditional television advertising, we significantly increased the digital balance of our marketing. To streamline our media buying, we appointed one global media agency to oversee our digital and offline paid media strategy and planning around the world. We also boosted our attractiveness in e-commerce channels by optimising the findability of our products, developing rich content for retailer portals, and securing high-profile ads on customers’ e-commerce sites. To enrich our people’s digital skills, we rolled out a new Marketing IQ development programme to 1,300 of our marketers.

Our digital impact is aided by innovative industry partnerships: a collaboration with Google helps us deliver relevant content to consumers, while a partnership with Chinese marketing and media organisation Alimama enables us to target shoppers with appropriate and timely information. Our partnership with Google has driven greater efficiency in our media targeting. We drove 4.5 billion more viewable digital media impressions than the same investment would have generated in 2017, representing a 74% increase. We also draw on invaluable external insights from our Digital Advisory Board (DAB), which is made up of digital marketing, data and e-commerce experts. Members of the GSK Consumer Healthcare strategic leadership team attend DAB meetings and benefit from the mentorship of a DAB member. The role of the DAB is to challenge our thinking and help shape our digital strategy.

Winning with shoppers, customers and experts

Expert endorsement builds trust in our brands and drives shopper purchase decisions. Sensodyne, for instance, is the number one dentist-recommended brand for sensitivity in 80% of the markets in which we compete. Of our OTC brands 70% are sold in pharmacies. We continued to prioritise our relationships with dentists and pharmacists and to invest in information that supports our products. In 2018, our expert sales representatives called on 400,000 dentists in over 90 markets to share relevant science-based information and we published approximately 30 abstracts on our clinical trials and science.

Business partnering with retailers is key. For example, our top six customers in the US account for approximately 70% of our sales there. We continue to develop our strong capabilities in joint business planning, category management and distribution management to ensure we win with our retailers.

Our Shopper Science Labs in the UK, US and Singapore use state-of-the-art technology to track shopper behaviour in real time to provide us with rich insights on consumers’ shopping habits around the world. We have satellite facilities located by the headquarters of our major retail partners. These labs enable us to adapt the shopping experience to meet each consumer’s need and make decisions about what new products, promotions or packaging will really make a difference.

Creating a simpler, competitive supply chain

We have continued to strengthen our supply chain and reduce complexity to improve efficiency. In addition, we have formally integrated it within our business, where previously some central resources and processes were shared between the Consumer Healthcare and Pharmaceuticals supply chains as a central unit. We also reorganised our supply chain on a regional basis, more closely reflecting our commercial operations, to make it more responsive and agile.

During 2018, we sold two sites (Aiken, US and Slough, UK) and announced the closure of three more in Ireland, the US and the Philippines as part of our commitment to remove complexity across our network and streamline our operations. Overall, since 2015, we have removed four sites from our supply chain network and announced the closure of another five. We continued to streamline the number of contract manufacturers (CMOs) we use and have reduced the number by almost 30% since 2015. We continued to simplify our portfolio by further reducing the number of different ways that our products are packaged.

Our manufacturing sites recorded a strong on-time in-full delivery performance, as service levels continued to improve. Reflecting this good performance, the supply chain successfully supported our growing power brands and met business innovation targets in full, including all first-market launches.

We continued to drive and deliver robust performance in quality and safety, with no issues arising from regulatory inspections.

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Trust

Operating responsibly to deliver on our purpose and ensure the greatest possible long-term impact in improving health around the world.

Trust is one of our three long-term priorities and is essential to how we deliver our purpose. Society has high expectations of us, and the dynamic environment in which we operate presents us with big challenges and opportunities that we must respond to in order to remain commercially successful, uphold our reputation and build trust.

To ensure that we are able to identify and respond to these expectations effectively, we need to have mechanisms in place to engage with our key stakeholders. On page 9 we summarise the key trends for our industry and on page 11 we highlight how we engage across the different stakeholder groups.

With these external expectations in mind, in 2018 we published a new set of 13 commitments describing the actions we will take to help deliver societal value and build trust. Our ambitious commitments will drive progress in three key areas, underpinned by our fundamental commitments to running our business responsibly:

–	Using our science and technology to address health needs

–	Making our products affordable and available

–	Being a modern employer

External benchmarking

–	ATMI: topped the Access to Medicines Index and led the industry in the Antimicrobial Resistance Benchmark.

–	DJSI: ranked 2nd in the DJSI World and Europe indices, placing us in the top 2% of our sector.

–	FTSE4Good: member of the FTSE4Good Index since 2004.

–	CDP: received a score of ‘B’ in CDP Carbon and CDP Water. Named a CDP Supplier Engagement Leader in CDP’s supply chain programme.

–	Corporate Political Engagement Index: ranked number one in Transparency International UK’s 2018 Corporate Political Engagement Index.

Our approach to reporting

From 2019, we are reporting progress against our 13 commitments in our Annual Report to reflect the integration of our responsible business approach into our core business strategy. A performance data document is also available online to provide both current and previous years’ data. These replace the annual publication of our Responsible Business Supplement.

GSK.com: 2018 performance data summary

Our commitments on Trust

Our purpose is to help people do more, feel better and live longer
Using our science and technology to address health needs	Making our products affordable and available	Being a modern employer

New medical innovations

Develop differentiated, high-quality and needed medicines, vaccines and consumer healthcare products to improve health

Global health

Improve global health impact through R&D for infectious diseases that affect children and young people in developing countries focusing on HIV, malaria and TB

Health security

Help the world to better prepare for future disease outbreaks with pandemic potential, and tackle antimicrobial resistance

Pricing

Improve the health of millions of people each year by making our products available at responsible prices that are sustainable for our business

Product reach

Use access strategies to reach 800 million underserved people in developing countries with our products by 2025

Healthcare access

Partner to improve disease prevention, awareness and access to healthcare services by 12 million people by 2025

Engaged people

Achieve and maintain a competitive employee engagement score by 2022

Inclusion and diversity

Accelerate our progress on inclusion and diversity, aiming for over 37% female representation in senior roles and recognition in global LGBT+ indices, by 2022

Health, wellbeing and development

Be a leading company in how we support employee health, wellbeing and personal development

Being a responsible business
Reliable supply Commit to quality, safety and reliable supply of our products for patients and consumers	Ethics and values Operate an ethical, values- driven culture, in which any issues are responded to swiftly and transparently	Data and engagement Use data responsibly and transparently. Improve patient and scientific engagement	Environment Reduce our environmental impact by one quarter by 2030

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Investor information

Science and technology

We are using our science and technology to address health needs. This is achieved through our medical innovation but we also have a responsibility to impact global health, particularly in the prevention and treatment of infectious diseases where we have world-leading scientific expertise. We have taken a proactive approach to addressing some of the biggest global health challenges, from preventing child deaths from infectious diseases to tackling the urgent public health threat from growing resistance to antibiotics.

New medical innovations

The biggest impact that we can have as a science-led global healthcare company is to successfully research and develop innovative products. Through our innovation, we aim to develop differentiated, high-quality and needed medicines, vaccines and consumer healthcare products to improve health. Read more about innovation within our three businesses on pages 13, 18 and 21.

Global health

Each year malaria, TB and HIV/AIDS kill almost 3 million people, the vast majority in developing countries. There remains huge need for innovation to address this. Our new global health strategy aims to improve global health impact through R&D for infectious diseases that affect children and young people in developing countries, focusing on HIV, malaria and TB.

The biggest contribution we can make is through our science, but to have the greatest impact, we need strong collaboration with others to ensure there is always a clear path for our innovation - end to end – from lab to patient. We have learned from our malaria vaccine and our chlorhexidine gel, Umbipro, that getting our innovation to patients in developing countries is extremely challenging where the traditional route to market is absent. We cannot alone carry the significant costs and risks associated with full clinical development, registration, manufacture and market access for new medicines and vaccines that don’t have a commercial return. Without action to secure the right procurement models and partnerships, we risk the potential impact of these treatments being undermined. Instead we need new sustainable, collaborative models, where risk and costs are shared across partners, to translate scientific discoveries into benefit for the most vulnerable patients.

As well as addressing the disease burden in developing countries, our investment in global health also brings business benefits, which helps us to ensure that it is sustainable over the long term. The innovative science and platforms discovered through global health R&D can be applied commercially. For example, the adjuvant used in our RTS,S malaria vaccine has been pivotal to the success of our shingles vaccine, Shingrix, and is being used in our TB candidate vaccine, M72, and a number of other vaccines in development. Our discovery work in infectious diseases also has the potential to uncover insights relevant to other disease areas that will benefit our portfolio in the long term.

Tuberculosis

We are aiming to develop a world-leading portfolio of first-in-class medicines for TB, including a candidate vaccine in a phase IIb trial. We have been working with non-profit scientific organisation Aeras to develop the vaccine with the support of the Bill & Melinda Gates Foundation, the UK’s Department for International Development and others. We received positive interim results in 2018 for the phase IIb study, which showed that our candidate vaccine reduced the risk of developing pulmonary TB by half in adults with latent TB infection.

We are continuing the trial with the International AIDS Vaccine Initiative, a long-standing GSK collaborator in HIV vaccine development, which has recently acquired Aeras’ TB vaccine clinical programme.

GSK also has a number of promising TB medicines in development, including two that are in preparation for phase II trials. We are a member of several major public-private partnerships and programmes, such as the TB Drug Accelerator, which aim to speed up the discovery and development of novel compounds against the disease. We currently have three pre-clinical candidates and a strong discovery pipeline arising from these partnerships.

Malaria

In 2018, we received approval from the US FDA and the Australian Therapeutic Goods Administration for tafenoquine (Krintafel/ Kozenis), a single-dose radical cure for P. vivax malaria developed in partnership with the Medicines for Malaria Venture (MMV). This is the first new treatment for this type of relapsing malaria in over 60 years and marks a major contribution towards efforts to eradicate the disease. Together with our partners, MMV and PATH, we aim to provide the treatment at an affordable price in malaria endemic countries. We have submitted a regulatory filing for tafenoquine in Brazil, the first submission in a malaria endemic country.

Our RTS,S vaccine aims to protect children from P. falciparum malaria, which is most common in sub-Saharan Africa and responsible for most malarial deaths worldwide. Ghana, Kenya and Malawi have approved the use of RTS,S for malaria as part of a pilot vaccination implementation programme coordinated by the WHO. Clinical trials are also under way for a next-generation malaria vaccine.

HIV

Developing new formulations of HIV medications specifically for children, who are disproportionately affected by the disease in developing countries, is a global priority. Through ViiV Healthcare, we are progressing clinical development programmes for paediatric formulations of our medicines in partnership with the International Maternal Paediatric Adolescent AIDS Clinical Trials Network and the Paediatric European Network for Treatment of AIDS.

TB is a leading cause of death for people living with HIV and this co-infection is hard to treat. A phase IV study of ViiV Healthcare’s Tivicay (dolutegravir) in combination with other antiretrovirals demonstrated positive results in people receiving treatment for both HIV and TB. The latest WHO HIV treatment guidelines recommend dolutegravir-based regimens as the preferred first and second-line treatment.

Other developing world diseases

As well as our main focus on HIV, TB and malaria, our early discovery work allows us to pursue the most promising scientific leads in other areas, both within GSK and through our Tres Cantos Open Lab and Vaccines Institute for Global Health.

In 2018, we pledged an additional £5 million in funding for the Tres Cantos Open Lab Foundation. The Open Lab furthers R&D for diseases of the developing world by offering external researchers the potential to access GSK’s compound library, screening tools and scientific expertise. As well as supporting research into TB and malaria, projects include neglected tropical diseases such as Chagas disease, leishmaniasis and sleeping sickness. Since it was established in 2010, the Open Lab has approved 74 projects, trained 85 scientists in global health drug discovery and delivered a significant pipeline of candidate medicines, including a novel TB drug candidate with treatment shortening potential.

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The Vaccines Institute for Global Health also has around 40 scientists working on diseases such as Shigella, invasive nontyphoidal salmonella, typhoid and paratyphoid fever, and Group A streptococcus.

Health security

We are using our vaccines, medicines and scientific know-how to help the world to better prepare for future disease outbreaks with pandemic potential, and tackle antimicrobial resistance (AMR).

To prepare for future public health emergencies, we continue to advance rapid-response vaccine platform technologies and we are collaborating on the development of a universal influenza vaccine candidate.

AMR is one of the biggest health challenges the world faces and we are playing a leading role in the industry’s response, ranking first among the large pharmaceutical companies in the Access to Medicine Foundation’s AMR Benchmark in 2018.

Vaccines play a critical role in avoiding the need for antibiotics by preventing bacterial, viral and other infections. Our vaccines against diseases such as diphtheria, meningitis, pneumonia and pertussis have protected tens of millions of individuals from bacterial infections, which are major drivers of direct antibiotic prescribing. In addition, our vaccines for non-bacterial infections such as influenza, rotavirus and malaria prevent the development of diseases that can trigger the use of antibiotics, for example to treat secondary infections.

We are also committed to researching and developing new vaccines against infections that will reduce the need for antibiotics even further. For example, we are currently developing vaccines against RSV (a virus), as well as shigellosis and TB (both caused by bacteria) which are all drivers of current antibiotic use.

In our Pharmaceuticals pipeline, gepotidacin, is the first in a new class of antibiotics. In 2018, we worked with the UK government on the proposal to develop and test a new payment model that should incentivise much-needed R&D into new antibiotics from the pharmaceutical industry. We are pleased that the UK will be the first country in the world to progress this type of model, and have submitted gepotidacin to the programme.

We supported the creation of the Innovative Medicines Initiative’s AMR Accelerator, which launched a call for proposals in 2018. This public-private partnership will aim to speed up the discovery and development of new medicines to treat or prevent resistant bacterial infections through collaboration and capability building.

Through our Survey of Antibiotic Resistance (SOAR) programme, we study, analyse and publish reports on antibiotic resistance at a local level and share the findings with HCPs and public health bodies to inform the development of local antibiotic prescribing guidelines. In 2018, we trained over 15,000 HCPs across 20 countries on the appropriate use of antibiotics.

GSK.com: Antimicrobial resistance

Affordability and availability

We are making our products affordable and available to more people around the world through responsible pricing, and strategic access programmes and partnerships.

In 2018, GSK topped the Access to Medicines Index for the sixth consecutive time. The assessment recognised us for having the largest proportion of our R&D pipeline dedicated to priority diseases, and for the creation of an integrated Global Health R&D unit to stimulate collaboration.

Pricing

We aim to improve the health of millions of people each year by making our products available at responsible prices that are sustainable for our business.

In developing countries, we use innovative pricing structures as part of our access strategies to extend product reach (see page 27). However, we recognise that pricing of pharmaceutical medicines and vaccines is also an important issue in developed countries, and we understand patient and payer concerns about affordability.

When setting the price of our medicines in developed markets, we apply a value-based approach to balance reward for innovation with access and affordability. We price our medicines according to the value and outcomes they bring to patients, providers and payers, while being sensitive to market and societal expectations.

In the US, the pricing of all our product launches – including our most recent launches of Trelegy Ellipta, Benlysta SC, Shingrix and Juluca – incorporate specific market dynamics unique to the drug, as well as the profile of the new medicine or vaccine in the context of existing treatment options.

The average net price1 for our products in the US has fallen by around 3% on average per year over the past five years. We also offer various types of patient assistance to help ensure appropriate access to our medicines, and in 2018 we provided prescribed medicines and vaccines to over 126,000 eligible uninsured patients through our Patient Assistance Programme.

In Europe, we engage with governments and payers to work towards sustainable health systems that support ongoing innovation. For example, the pricing of Trelegy Ellipta reflects economic value by demonstrating cost-effectiveness and innovation within an acceptable budget and offering a potential cost saving compared with alternatives.

We do not file patents for our medicines in least developed countries and low-income countries, and do not enforce historic patents that we have in those countries. This allows generic companies to manufacture and supply generic versions of GSK medicines in those countries.

GSK.com: IP and access in developing countries

1	Price after discounts, rebates or other allowances.

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Product reach

We have set a new target to use access strategies to reach 800 million underserved people in developing countries with our products by 2025. These strategies include tiered pricing, product donations and voluntary licensing agreements to extend access through generic manufacturers. In 2018, our products reached over 102 million people through these access strategies.1

In accordance with our tiered pricing principles, we reserve our lowest vaccines prices for organisations such as Gavi, the Vaccine Alliance, which supports countries with a GNI per head of less than $1,580. Eight Gavi countries are now using our new four-dose vial presentation of our Synflorix pneumococcal vaccine, designed to address cold chain challenges in hot countries, and our Rotarix vaccine is available in 36 Gavi countries to protect against rotavirus. In 2018, we distributed around two million doses of our vaccine Cervarix in Zimbabwe in support of its multi-age cohort vaccination programme to protect over 800,000 girls against human papillomavirus. In 2018, we delivered 270 million doses of oral polio vaccine to UNICEF in support of the Global Polio Eradication Initiative, reaching over 54 million children.

Umbipro, our innovative chlorhexidine gel to prevent umbilical cord infections, has been approved in 13 countries so far and has already benefited over 30,000 newborns in Kenya. Created in partnership with Save the Children, this potentially life-saving product is available at an access price (not for profit, not for loss). In collaboration with USP and USAID, we will share manufacturing know-how to stimulate local production and wider access to quality-assured chlorhexidine in developing countries.

In 2018, ViiV Healthcare extended its voluntary licence agreements for dolutegravir with the UN-backed Medicines Patent Pool and our direct licensee Aurobindo to two further countries – Mongolia and Tunisia – to enable generic manufacturers to supply dolutegravir to more adults living with HIV. Our joint partnership with the Clinton Health Access Initiative, Unitaid and two generic manufacturers is also helping to catalyse the development, manufacture and supply of paediatric formulations of dolutegravir.

In 2018, we donated over 840 million albendazole tablets (8.5 billion over the last two decades) to the WHO to tackle neglected tropical diseases, helping to deworm millions of school children and free 14 countries of lymphatic filariasis (LF). Tackling LF and intestinal worms is part of our commitment with the WHO and other partners to help control or eliminate 10 of the 17 neglected tropical diseases by 2020.

Through our partnership with Americares, Direct Relief, IHP UK and MAP International, we also donated 150,000 units of essential medicines, including antibiotics and inhalers, for humanitarian and emergency response in countries such as Guatemala, South Sudan and Syria.

GSK.com: Access to medicines in developing countries

Healthcare access

We have set a new long-term target to partner to improve disease prevention, awareness and access to healthcare services for 12 million people by 2025. In 2018, we reached 4.2 million people through these partnerships.

This year, we have invested a further £10.5 million in improving health infrastructure in developing countries by training frontline health workers in partnership with Amref Health Africa, CARE International and Save the Children. This support is tailored to meet specific community needs and align with government health priorities. In 2018, this investment helped to train over 20,000 frontline health workers, and over two million people were directly reached with a health worker, healthcare service or health facility.2

As well as our efforts to combat malaria through R&D (see page 25), we have partnered with Comic Relief in Africa and South East Asia to support 21 local projects that improve awareness and prevention efforts and get treatment to the people who need it. Together, we reached more than one million people in 2018, including health workers and vulnerable populations such as pregnant women and young children.

Alongside local and global partner organisations, we continue efforts to remove stigma and support HIV education and prevention in at-risk communities around the world through ViiV Healthcare’s Positive Action programmes for girls and women, adolescents, children, men who have sex with men (MSM) and transgender people. In 2018, for example, ViiV awarded grants of £2.3 million to support organisations working to prevent and treat paediatric HIV, and £1.8 million to support social science research in adolescent HIV. Our Positive Action for Children programme reached over 530,000 people in 2018 with interventions to alleviate the impact of HIV and AIDS on women and children’s health.

Our partnership with Save the Children aims to combine the two organisations’ global expertise, skills and energy to help reduce child mortality. In 2018, the partnership reached over 220,000 children under five (over 2.8 million children since 2013) with interventions including: widening immunisation coverage, accelerating access treatments and strengthening healthcare systems. We have extended our partnership over the next five years to support our shared ambition that no child under five should die from preventable causes.

With GSK Consumer Healthcare’s heritage in specialist oral health, we know the importance of a healthy mouth. This year, we launched a five-year partnership with Smile Train to provide funding and expertise that will help more children get access to life-changing surgery for cleft lip and palate. We reached over 4,000 children in the first year through corporate donations and employee fundraising.

As a leader in pain relief and fever management, GSK’s Consumer Healthcare business has also created the Allied Against Dengue campaign in India and South East Asia. The campaign was created to bring together key stakeholders and partners to prevent and treat outbreaks of dengue fever, a potentially fatal mosquito-borne disease. In 2018, we trained over 1,000 healthcare workers and reached over 100,000 people through a range of programmes to mobilise communities and promote behaviour change.

Our contribution to community health programmes amounted to £224 million in 2018. This includes our support of access partnerships such as Comic Relief and Save the Children, in-kind product donations such as albendazole and those made through our Patient Assistance programme, and the volunteering time of our employees.

1	Total excludes reach through albendazole donations which will be assessed in 2025.
2	Health worker data is estimated based on 2017 reach through the same partner programmes and level of funding. Final 2018 data will be available in April 2019.

GSK.com: Access to healthcare partnerships ViiVHealthcare.com: Positive Action programmes

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Modern employer

As a modern employer, we want to make sure that everyone is empowered to be themselves, feel good and keep growing at GSK. We believe this will help us to attract, retain and motivate the very best people to support our business now and in the future.

Engaged people

Employee engagement is an important barometer to gauge how our people feel about working at GSK. We aim to achieve and maintain a competitive employee engagement score by 2022.

We now survey our employees twice a year to get more regular feedback about how we are doing on our long-term priorities and culture change. For our first global employee survey of the year in April 2018, we had a record high 84% response rate and the results showed we had strong employee engagement at 79%. For the second survey in September, we saw a one-point drop in engagement but it remained high at 78%.

As part of our culture change, we have encouraged our people to share their views and ideas on key topics through regular conversations hosted by our leaders, including Let’s Talk sessions with our executive team. We also introduced a collaborative internal tech platform to enable employees to communicate and collaborate more informally, discuss the topics that matter to them, and share knowledge and perspectives to support faster decisions across the organisation. More than 68,000 users are active on this new online tool.

Inclusion and diversity

We take a progressive approach to inclusion and diversity because we want everyone to be themselves and bring their own perspectives to our business. Together, these unique perspectives and wide variety of personal experiences make our business stronger, enhancing our ability to innovate and respond to the diverse needs of patients and consumers around the world.

We want to accelerate our progress on inclusion and diversity, aiming for over 37% female representation in senior roles and recognition in global LGBT+ indices, by 2022.

In 2018, women made up 33% of our senior roles at SVP/VP level (up from 31% in 2017) and we maintained strong female representation at management level (45%). In January 2018, we signed up to the 30% Club gender campaign focused on achieving 30% female representation in senior management within FTSE 100 companies by 2020. GSK has already exceeded this target and remains committed to maintaining and improving on this.

The latest independent Hampton-Alexander Review of FTSE 100 companies found that GSK has the sixth highest proportion of women on the Board with 45.5% representation. Overall, we have increased our female senior executive population (our executive team and their direct reports) from 25.7% to 32.5% as our long-running programmes to create a strong female pipeline deliver results.

GSK is also one of 12 prominent healthcare and life science companies to join the Healthcare Businesswomen’s Association Gender Parity Collaborative in the US, launched in 2018 to foster measurable gender parity progress in the industry.

Women in management (%)

	2018	2017	2016	2015
SVP/VP	33	31	30	29
Director	43	43	42	40
Manager	48	47	46	45
Total	45	44	43	42

Employees by gender (number)

	Male	Female	Total
Board	6	5	11
Management*	9,704	8,051	17,755
Total	53,188	42,302	95,490

*

Management: senior managers as defined in the Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013 which includes persons responsible for planning, directing or controlling the activities of the company, or a strategically significant part of the company, other than the Board, including directors or undertakings included in the consolidated accounts.

We support development and career progression for high-performing female managers through our Accelerating Difference programme, which provided coaching and support for around 130 women in 2018. We also recruit and support women early in their careers, with women representing more than half of the intake of our graduate and MBA programmes and 35% of our apprentices in 2018.

We published our second gender pay gap report in 2018. Our gender pay gap for all permanent UK-based GSK employees is 2.15% (mean), outperforming the national average of 17.1%.

We do not tolerate harassment, unwelcome, unreasonable or offensive behaviour, or discrimination of any kind. This includes any form of sexual harassment and, in 2018, we included a module in our mandatory Code of Conduct training to reinforce our zero-tolerance approach. This emphasised the importance of bystander intervention to empower our employees to intervene if they see harassment occurring.

In September 2018, nearly 3,700 people at 150 locations took part in activities to raise awareness of our commitment to inclusion and diversity during Global Inclusion Week. As part of this, we launched new learning programmes focused on unconscious bias and resources to help build leaders’ awareness of inclusion and diversity.

We have a Global Disability Council and a Global LGBT+ Council, as well as inclusion and diversity implementation groups. In addition, in 2018 we created new global gender and ethnicity councils, all of which will drive our diversity agenda with support from our employee resource groups. We achieved a top 10 listing for our LGBT+ Network Group at the British LGBT Awards and, in early 2019, the group was named the UK’s ‘Employee Network Group of the Year’ by the Stonewall LGBT rights organisation.

In 2018, we pledged our support for the UN LGBTI Global Business Standards. In the US, GSK was named Best Place to Work for LGBT Equality for the third consecutive year in the Human Rights Campaign’s Corporate Equality Index and, in early 2019, we were ranked 24th in Stonewall’s UK Workplace Equality Index. We are committed to removing barriers, increasing understanding and ensuring that those with disabilities have the same opportunities. We signed the Charter for Change at the 2018 UK government’s Department for International Development Global Disability Summit, joining other organisations with a common aim to ensure rights, freedoms, dignity and inclusion for people with disabilities.

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Health, wellbeing and development

We need resilient, motivated people with the right skills and knowledge to help us achieve our objectives. That is why we aim to be a leading company in how we support employee health, wellbeing and personal development.

Health and wellbeing

In 2018, we successfully rolled out a comprehensive preventive healthcare package for our employees – and their eligible dependants – in every country where we operate. The Partnership for Prevention programme, now covers over 200,000 people in every country in which we operate and includes up to 40 preventive healthcare services at little or no extra cost.

We provide programmes to help our people feel good by taking control of their health, managing their energy levels and adopting healthier behaviours – as well as giving them flexibility to manage their lives through life-friendly policies.

In 2018, more than 15,000 people took part in our energy and resilience programmes. Our personalised digital health platform was piloted by over 5,000 employees in Belgium and 38% said that they changed one or more health behaviours as a result. We will continue to roll out technology platforms to support a holistic approach to health and wellbeing in 2019.

GSK was named the World’s Most Active Organisation by Virgin Pulse Global Challenge for the third year running, with over 15,500 employees collectively taking over 18 billion steps during May 2018. Participants reported increased productivity and lower stress levels.

Mental wellbeing is just as important as physical wellbeing and we raised awareness of this important issue on World Mental Health Day, encouraging people to seek support through our 24-hour confidential Employee Assistance Programme and other resources.

Preventing injuries and illnesses at work is fundamental to our people’s health and wellbeing. Our reportable injury and illness rate has continued to decline from 0.24 per 100,0001 hours worked in 2017 to 0.23 in 2018, and remains comparable with other leading companies in our sector.2

Development

We want our people to keep growing at every stage of their career. That’s why development is one of four expectations for the company and we have a strong focus on improving the effectiveness of our people managers. In 2018, 89% of our employees had development plans in place and, in support of developing leaders, more than 2,000 managers also participated in leadership development programmes this year.

In 2018, we introduced One80 reviews for nearly 9,000 managers to help them improve based on feedback from their teams. Through a short survey, it measures leadership effectiveness in three key areas: knowing their people, delivering results and maximising potential. One80 is part of our performance management system and is designed to ensure our managers are role models for our values and expectations, as well as helping them enhance their leadership skills. We know from One80 scores that employees feel supported by managers in their development. The question “my manager provides highly effective coaching and guidance to support my development” scored an average of 3.8 out of 5 from 51,630 responses. We are encouraged by this and have aspirations to further improve on these scores.

GSK is now a member of the 5% Club, a group of companies committed to hiring young people in development programmes into at least 5% of UK roles. In 2018, 336 people joined our graduate development programmes globally and 165 began apprenticeships in the UK, Canada, Ireland, Singapore, Belgium and the US.

This year, employees contributed over 120,000 volunteering hours through our Orange Days and 63 employees went on PULSE assignments with 25 non-profit organisations in 31 countries to share their expertise and learn new skills. Our most recent volunteer assessment found that, after completing their assignment, 73% agreed that they brought new ideas and fresh ways of thinking or working to GSK.

GSK.com: Employee volunteering ◾ Training and development data

Reliable supply

Ensuring a high-quality, safe and reliable supply of our products for patients and consumers is a priority for all three of our businesses. Product shortages can happen for a variety of reasons, including supply disruptions and unexpected demand. Since launching our Shingrix vaccine, we have delivered more than 9 million doses globally, but the unprecedented demand has meant that some people have experienced supply shortages. We are working hard to build capacity and meet this long-term global demand and we are committed to communicating transparently on the actions we are taking.

Our robust quality management system supports continuous improvement, helping us to maintain high standards for product quality and safety and comply with relevant regulations, including those on Good Manufacturing Practice, Good Pharmacovigilance Practice and Good Clinical Practice.

Of the 151 external regulatory inspections at our Pharmaceutical, Vaccines and Consumer Healthcare manufacturing sites in 2018, most found no issues or resulted in only minor observations. We address every issue, however minor, and regulatory authorities have accepted our proposed plans for corrective actions.

In 2018, we conducted 1,650 audits of our suppliers’ quality processes and 221 audits of clinical trials run by, or on behalf of GSK, to assess their quality and safety.

Detecting, monitoring, understanding and preventing side effects (pharmacovigilance) is important in evaluating the safety of pharmaceutical products, and we work with the WHO and other partners to enhance systems for reporting these. Through the TransCelerate Collaboration, we are working with others to promote harmonised approaches and procedures for the clinical development and safety evaluation of drugs, and to implement key regulations.

Counterfeit GSK products present a risk to patient safety. We support efforts to prevent the manufacture and distribution of counterfeit GSK products by working closely with government bodies, international organisations (such as the World Customs Organization and the WHO), customs authorities and industry associations. We also conduct our own investigation and enforcement activities to tackle counterfeit GSK products. Our commitment to high standards of product quality and safety across the value chain helps to ensure a reliable supply, which is important for our performance (see the sections of this report on performance in our individual businesses).

GSK.com: Pharmacovigilance ◾ Anti-counterfeiting

1	2017 data has been restated from 0.23 to 0.24 due to incidents reported after the previous verification period.
2	Based on benchmarking data from the Pharmaceutical Safety Group.

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Ethics and values

We are committed to creating an ethical, values-driven culture, in which any issues are responded to swiftly and transparently. We expect everyone at GSK to live our values and expectations, speak up if they have any concerns, engage appropriately with stakeholders and respect human rights. We also extend these ethical expectations to the third parties we work with.

Living our values and expectations

Together, our values (patient focus, integrity, respect and transparency) and expectations (courage, accountability, development and teamwork) help us to create the culture we want. They are included in our Code of Conduct, which we have updated to make it simpler and easier to use.

Every GSK employee and complementary worker is required to complete mandatory training on the Code of Conduct annually. In 2018, 98% of our employees and 91% of our complementary workers completed the training, which covered topics such as safety, health and wellbeing, third party oversight, data breach reporting, sexual harassment, and anti-bribery and corruption (ABAC).

We also introduced additional microlearning modules to be taken throughout the year to keep our values and expectations top of mind, and updated our discussion guides for leaders to engage with their teams about related topics. Further in-depth training for over 35,000 people used real-life examples of dilemmas experienced at GSK to help them understand how to manage ABAC risks relevant to their roles and reinforce our zero-tolerance approach to bribery and corruption.

In 2018, we assessed 18 different parts of the business against a values maturity matrix – including interviewing approximately 1,500 employees – to understand how well our values and expectations are embedded. Individual areas of the business are using insights from the assessments to put plans in place that further enhance the way our values are integrated into ways of working at GSK. Local examples include increasing opportunities for engagement with leadership teams to improve trust and enhancing employee recognition to encourage a greater sense of accountability.

GSK.com: GSK Code of Conduct

Reporting and investigating concerns

We encourage people to speak up if they have any concerns relating to unethical conduct or behaviour that is inconsistent with our values – or if they simply want to ask a question about how to apply our Code of Conduct.

Anyone within or outside GSK can raise concerns or speak to an independent third party through our integrity lines, confidentially or anonymously if they prefer. We take every reported concern very seriously and we review each one to understand whether a formal investigation is warranted. If our investigations show that an employee has breached our policies, we take appropriate disciplinary action.

In 2018, 2,842 employees were accused of misconduct; we reviewed all of these cases, and initiated 1,805 formal investigations. As a result, 940 employees were disciplined for policy violations, of whom 115 employees were dismissed or voluntarily left the organisation. A further 656 received other documented warnings. In other instances, action short of a documented warning was taken.

Employees disciplined in 2018: breakdown of types of policy violation (%)

Mandatory training completion	29%
Behaviour in the workplace	20%
Good manufacturing and distribution practices	11%
Marketing and promotional activities	8%
Expenses	4%
Protection of physical assets and security	3%
Other	25%

Political engagement

Everyone working for, or on behalf of, GSK must follow our Code of Conduct in their interactions with political stakeholders. Additionally our selection process for public policy groups includes criteria to ensure those groups share our values.

In 2018, GSK topped Transparency International UK’s Corporate Political Engagement Index of 104 global companies operating in the UK, based on criteria such as political contributions, responsible lobbying and transparency in reporting.

We spent $4.57 million on federal lobbying activities in the US in 2018, which are registered on the US Federal Lobbying Register. The spend includes the cost of operating our office in Washington DC, and the cost of travel and consulting. The cost of representing our interests to EU institutions, published on the EU Transparency Register, was €1.73 million.1 We also publish a list of our memberships in trade associations that may lobby indirectly on our behalf.

GSK does not make corporate political contributions. Our US employees may support individual candidates or political groups financially through a Political Action Committee, which contributed $345,190 to state and federal candidates in 2018. A breakdown of this spend is available online.

GSK.com and online: EU Transparency Register ◾ US Federal Lobbying Register ◾ Trade association membership list ◾ Criteria for working with Public Policy Groups

1	These are the latest available figures, and 2018 figures will be available in April 2019 for submission to the EU’s Transparency Register.

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Governance and remuneration
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Investor information

Human rights

GSK is committed to upholding the Universal Declaration of Human Rights and the core labour standards set out by the International Labour Organization. In 2018, as part of our commitment to implementing the UN Guiding Principles on Business and Human Rights, we reassessed our human rights risks to ensure we are focusing efforts where our business has the greatest potential to impact people.

Six priority areas were identified: access to healthcare; research practices; patient safety; labour rights; environment, health and safety; and privacy. An initial review found that there were appropriate measures in place to manage the human rights risks related to most of these areas, but identified the need to continue to strengthen our approach to managing third-party labour rights risks. We are developing actions to address this, and will continue to build our understanding and management of human rights risks, taking account of evolving external expectations and best practice.

GSK.com: Human rights ◾ Modern Slavery Act statement

Working with third parties

Our Third Party Oversight programme strengthens our management of risk in the supply chain by driving improvements in our network of third parties – including suppliers, distributors and other organisations with which there is a transfer of value – to ensure that they share our values and work to the ethical and business standards expected by GSK. The programme has now been rolled out across all areas of the business.

During 2018, over 23,000 risk assessments were completed, and over 1,400 third parties identified as high-risk have undergone detailed independent assessments by EcoVadis. In 2018, we also conducted 83 in-depth audits on health and safety, ethics and environment. While we will work with third parties to help them improve, if significant issues are not resolved, we may suspend or terminate their contract.

GSK.com: Working with third parties.

Data and engagement

We are committed to using data responsibly and transparently, and engaging with patients and healthcare providers to help meet patient needs. This includes treating data with respect, sharing the results of our clinical trials, integrating patient insights into our product development and providing healthcare professionals with the information they want in the way that they want it.

Using data responsibly and transparently

Data is becoming increasingly central to our business and the healthcare industry more broadly. Our digital, data and analytics strategy harnesses the power of data and technology to strengthen our business and make a real difference to patients around the world. We believe this will help our scientists develop innovative medicines more quickly and with higher probability of success than ever before, it will enhance clinical trials and improve interaction with healthcare providers, customers and consumers, and it will make our own processes more efficient.

Data privacy

We recognise that people are increasingly concerned about the protection, and inappropriate use of personal data, particularly when this is related to health. New EU regulations have also increased requirements on how companies use personal data. Loss or inappropriate use of personal information could have a serious impact, both on the individuals affected and on our business, and we take our responsibility for data and privacy very seriously.

We have developed a comprehensive suite of training to drive a culture where everyone at GSK takes personal responsibility for the correct handling of personal data. Our privacy principles ensure that our use of personal information is kept to the minimum necessary and is fair, transparent, accurate and secure. In 2018, we trained 113,000 of our employees and complementary workers on our privacy principles to help them understand how to apply them in their daily work and raise awareness of why privacy matters for all those who handle personal data.

In addition, people in key roles across the organisation are undergoing certification from an accredited external association to increase expertise and enable us to make informed decisions about handling personal data.

The protection of individuals’ data and privacy is a high priority in our exclusive collaboration with 23andMe, which combines 23andMe’s genetic expertise and advanced data science skills with GSK’s extensive scientific capabilities and scale, to enhance the discovery and development of entirely new medicines and potential cures. 23andMe customers can choose to participate in research and contribute their information to the unique and dynamic database for the purpose of advancing scientific research. Participation is voluntary and customers are required to affirmatively consent to their data being used for research. Should they choose to participate, their information is aggregated so no individual will be identifiable to GSK.

Clinical trial transparency

As part of our long-standing commitment to data transparency for our clinical trials, we have published 2,484 clinical study reports and 6,427 summaries of results – positive and negative – from our trials on our clinical study register.

We also share anonymised patient-level data from 2,333 of our trials via www.clinicalstudydatarequest.com, which we launched five years ago to facilitate innovative data-driven research. It is now used by 19 other trial sponsors and funders. External researchers are granted access based on a review of the scientific merit of their research proposal by an independent panel. Access to GSK trial data has been approved for 125 proposals since 2013.

GSK.com and online: GSK Privacy Notice ◾ GSK Clinical Study Register

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GSK Annual Report 2018

Trust continued

Improve patient and scientific engagement

To improve the delivery of ground-breaking new therapies, we are strengthening our focus on patients’ needs by seeking their insights across the business. In 2018, we began implementing new global standards on working with and supporting patients.

We also support several initiatives that are empowering patients to get more involved in the development of medicines through training, tools and dialogue – including the European Patients’ Academy, PARADIGM (Patients Active in Research and Dialogues for an Improved Generation of Medicines) and Patient Focused Medicines Development.

We held Patient Advocacy Leaders Summits in Japan, Portugal and Switzerland and supported one in the US this year, to build relationships between GSK employees, patient advocates, health policy experts and industry. Representatives of patient organisations also provide insights through our European Health Advisory Board and our Respiratory Health Board.

To improve engagement with patients involved in our clinical trials, we have begun developing patient engagement plans for key assets to get their input on the development of trial protocols, improve their experience during the trial and make sure they are informed about the results when it is completed.

Through our engagement with HCPs, we aim to provide information on our products in the way that best suits them. In recent years, we have significantly strengthened our online resources and in-house medical capabilities to provide bespoke product information for HCPs.

In 2018, we updated our policy on working with HCPs, following consistent feedback that they prefer to learn about new products through peer-to-peer programmes with experts who have direct experience of our medicines. The update was designed to ensure that we continue to operate responsibly and improve how we help prescribers to understand new data and clinical experience with our innovative products. The Pharmaceuticals section of this report provides more detail on this policy change.

GSK.com: Patient engagement

Environment

Our new goal, by 2030, is to reduce our environmental impact by one quarter, cutting greenhouse gas emissions, reducing water impact and redirecting waste for beneficial use. This is underpinned by five new environmental commitments for 2030 (against a 2016 baseline) to:

–	reduce operational carbon emissions (Scope 1 and 2) by 20%;

–	reduce value chain carbon emissions (Scope 3) by 25% per £ billion revenue;

–	source 60% of electricity from renewable sources;

–	reduce total water use at each high-risk site by 30%;

–	ensure all waste is repurposed for beneficial uses.

Carbon

We are committed to playing our part to address climate change. In 2018, we set new targets to cut our carbon footprint across the value chain, which are intended to be challenging but achievable. We also conducted a review of the reporting requirements of the Task Force for Climate-related Financial Disclosures (TCFD) and will be considering how we can use the guidelines to better understand and report the risks that climate change presents to our business. In early 2019, we were accredited by the Science Based Targets Initiative for a set of Scope 1, 2 and 3 targets in line with a level of decarbonisation required to keep global temperature increase below 2°C.

Our overall value chain carbon footprint is made up of Scope 1 and 2 emissions from our own operations (14%) and Scope 3 emissions from our supplier base (48%) and the use of our products (34%).

In 2018, Scope 1 and 2 emissions were reduced by 8% through ongoing efficiency measures, investment in on-site generation of renewable energy and a reduction in the number of sites. In India, for example, we have saved over 24,700 tonnes of CO2e emissions over the past four years through investment in solar installations, a combined heat and power plant, and more efficient lighting, heating and manufacturing.

Globally, around 5% of our electricity came from renewable sources in 2018. We are targeting 60% by 2030, with an interim target of 30% by 2020 to further reduce our operational emissions.

In 2017 (our latest available data), Scope 3 emissions increased by less than 1%, but decreased by 8% per £1 billion revenue.1 Our supply chain makes up the largest share (45%) of our value chain carbon footprint. We encourage suppliers to share best practices through the GSK Supplier Exchange, running ‘kaizen’ events to improve energy efficiency and recognising achievements through our Supplier Environmental Sustainability Awards.

Carbon emissions plus intensity ratios (as per regulations)

‘000 tonnes CO2e2	2018	2017	2016
Scope 1 emissions	823	865	889
Scope 2 emissions	606	694	700
Scope 3 emissions	Full data available in next year’s report	18,152	17,897
Intensity ratios	2018	2017	2016
Scope 1 and 2 emissions/ sales revenue (tonnes CO2e/£m)	46.4	51.5	56.0
Scope 1 and 2 emissions/ FTE (tonnes CO2e/FTE)	15.0	15.8	16.0
Scope 3 emissions/£bn revenue (million tonnes CO2e/£bn revenue)	Full data available in next year’s report	0.6	0.64

1 2018 figures will be available from April 2019.

2	Carbon emissions are calculated according to the Greenhouse Gas Protocol:
A Corporate Accounting and Reporting Standard (revised edition).

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Financial statements
Investor information

In 2018, the emissions from the use of our products have increased by 4% since 2017, as we make medicines accessible to more people. Most of these emissions come from propellant gases used in Ventolin metered dose inhalers (MDIs). Over the last few years we have conducted detailed analysis to explore the requirements of developing a new propellant for MDIs with a lower carbon footprint. Our findings show that this would be extremely complex, requiring extensive R&D, significant changes to our manufacturing process and new clinical trials to test for efficacy and safety for patients.

Weighing up these challenges, and given there are no incremental benefits to patients, along with the need for us to allocate our capital investments to developing promising new medicines to improve health, we have therefore decided to instead focus our investment on our new generation dry powder inhaler technologies which do not release greenhouse gas emissions. Our entire new portfolio of inhaled medicines is delivered via the dry powder Ellipta inhaler which has a lifecycle carbon footprint around 24 times lower than a propellant-based inhaler,1 based on an assessment that won GSK the Carbon Trust’s Best in Product Carbon Footprinting Award in 2018. In addition, we support efforts to promote low-carbon inhalers where possible, such as the commitment made by the UK government, and to increase inhaler recycling for the recovery and reuse of HFA gas.

Environmental stewardship

We are committed to moving towards deforestation-free sourcing for all key commodities purchased directly by GSK or indirectly on our behalf, although we recognise that this is a challenge due to the complex nature of our supply chains. To date, we have focused on paper packaging, palm oil and palm oil derivatives and have developed supplier selection criteria, as well as sourcing standards in conjunction with the Rainforest Alliance.

The packaging of our products plays an important role in delivering safe, stable and trusted medicines, vaccines and consumer healthcare products. However, GSK recognises the impact that plastic packaging has on the environment. We have a number of initiatives in place to reduce plastic use, increase use of recycled plastic content and encourage the recycling of plastic components. For example, ensuring our packaging is no larger in volume, weight and thickness than it needs to be to fulfil its function of protecting the product.

In 2018, we took steps to understand and quantify the amount of plastic packaging that we produce globally across our business. We are now using this information to evaluate how we can further reduce the impact that our plastic use has on the environment.

GSK.com: Environmental policies

Water

While climate change must be tackled at a global level, water challenges are much more localised. We used 12.9 million cubic metres of water across our operations in 2018 (compared with 14.7 in 2017) and we are focusing our reduction programmes in the areas where we have the biggest overall water impact.

All our Pharmaceutical and Consumer Healthcare manufacturing sites have completed risk assessments to ensure compliance with our water stewardship standard by 2020. Through these assessments, we identified 13 high-risk sites, based on water scarcity, local water quality, health and social risks, and regulatory and reputational risks. These sites are now developing strategies to reduce their water impact. Our goal is to reduce our total water use at each high-risk site by 30% by 2030.

Waste

We have cut the amount of waste we produce by 7% since 2016, generating a total of 126,000 tonnes in 2018 (including 36,000 tonnes of hazardous waste).

Further reductions in the amount of waste created – or complete elimination of waste – is extremely challenging. Our new goal is for all our waste to be repurposed for beneficial uses by 2030. This avoids harmful environmental impacts from landfill and keeps materials, such as solvents, in circulation for use in new products.

In 2018, 71% of our sites achieved zero waste to landfill. Globally, 77% of our waste was recycled or incinerated with energy recovery. For example, more than 1.5 million used inhalers have been recycled through our Complete the Cycle programme in the UK since it began in 2012.

1	For one year’s treatment, use of propellant-based inhalers results in a carbon footprint of 228kg CO2e compared with a carbon footprint of 9.6kg CO2e from using Ellipta dry powder inhalers.

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GSK Annual Report 2018

Risk management

Our risk management framework is well embedded and continually reviewed, with oversight at Board level through our Audit and Risk Committee, assisted by our Risk Oversight and Compliance Council. The framework enables the Board to identify, evaluate and manage our Principal Risks and is designed to support our long-term priorities. It provides our businesses with a framework for risk management and upward escalation of significant risks. In conjunction with our values and expectations and Speak Up processes, it ensures that the risks associated with our business activities are actively and effectively agreed and mitigated and provides reasonable assurance against material misstatement or loss. Each of our businesses is governed by a Risk Management and Compliance Board, which promotes the ‘tone from the top’, establishes the culture regarding risk and oversees internal controls. Our annual confirmation exercise ensures a consistent risk management approach across GSK which reinforces leader accountability.

Each Corporate Executive Team member performs a review of their key Principal Risks to ensure controls are in place – and wherever gaps are identified, clear plans are assigned to address them.

During the year, the Audit and Risk Committee considered GSK’s risks and the strategies to address them. These reviews were undertaken through: annual business unit risk and assurance update reports; strategy papers for each of our most significant risks; and an annual risk review.

We have emphasised the importance of data privacy from an internal risk management perspective by separating Privacy as a new, stand-alone Enterprise Risk from the Information Security Enterprise Risk. Consequently, we now report on 11 Principal Risks, rather than 10. The risks are listed below with our assessment of the external macro environment and the risk exposure post mitigation. They are not in order of significance.

Risk		Assessment and mitigation activities

Patient safety

–  The macro risk level has increased on a global scale due to an expanding, strict and diverse regulatory environment, which is going to evolve further, as exemplified in China. In general the macro environment in the established US and European markets remains unchanged with patient safety and Good Pharmacovigilance Practices (GVP) remaining consistent. Plans are in place to ensure that GSK’s approach to patient safety is not compromised by Brexit.

–  The GSK risk exposure remains unchanged. We are providing strong oversight to mitigate risk during implementation of organisational improvements to the local and central Pharmacovigilance model.

Macro environment	GSK exposure post mitigation

Product quality

–  The macro risk level remained unchanged, with continuing industry-level regulatory scrutiny of data integrity, drug shortages caused by manufacturing issues, and the need for timely communication of issues with authorities.

–  The overall GSK exposure level remains unchanged; however, improvements in annual performance metrics reflect GSK’s ongoing investment and improvement initiatives in facilities, operating systems and training.

Macro environment	GSK exposure post mitigation

Financial controls & reporting

–  The macro level remains unchanged, as there has been no material increase in financial reporting requirements.

–  The GSK exposure level has reduced as a result of the successful completion of the US and intercompany system migrations onto the new ERP platform.

Macro environment	GSK exposure post mitigation

Anti-bribery & corruption (ABAC)

–  The macro risk level remains unchanged with continued strict ABAC laws and scrutiny from government and regulators, and the high standards expected of corporations.

–  The GSK exposure level remains unchanged as we improved targeted training to those most exposed to bribery and corruption risks in their roles; revised and simplified applicable written standards; and continued to develop risk indicators intended to provide meaningful and useful data about the potential for corruption (e.g. financial crimes). We have reduced our exposure to ABAC risk through a business model change in some very high-risk markets and will continue to embed these changes into 2019. The SEC and DOJ investigations regarding third party advisers engaged by GSK in China are ongoing.

Macro environment	GSK exposure post mitigation

Commercial practices

–  The macro risk level has increased due to greater competitive pressure, increased regulatory enforcement and an expansion of digital engagement, where laws and regulations are still evolving.

–  The GSK exposure level remains unchanged as we continue to enhance and maintain control over evolving commercial practices, notably the shift in marketing and sales practices utilising data analytics and e-commerce channels. In October 2018, GSK announced changes to the way we will engage expert practitioners to improve sharing of new data on our innovative medicines and vaccines for a limited time among healthcare practitioners. New controls and training have been implemented to support these changes while ensuring appropriate oversight and assurance across the markets.

Macro environment	GSK exposure post mitigation

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ARC Report, see page 79	Principal risks and uncertainties, see page 241

Viability statement, see page 44	Internal Control Framework, see page 87

Risk		Assessment and mitigation activities

Privacy

–  The macro risk level has increased due to new, more stringent data privacy legislation in multiple countries and the rise of enforcement by regulators.

–  The GSK exposure level remains unchanged following implementation of a new global privacy framework and operating model in the European Economic Area during 2018. This has resulted in the development of critical privacy expertise in compliance, legal, and business roles, along with the embedding of privacy controls within IT and third party oversight.

Macro environment	GSK exposure post mitigation

Research practices

–  The macro risk level is increasing, primarily driven by the high rate of change to regulations and external ethical standards and by increasing data use and technological complexity.

–  The GSK exposure level remains unchanged as we continue to establish appropriate controls and a culture of continuous improvement, overseen by an enterprise risk governance structure.

Macro environment	GSK exposure post mitigation

Third party oversight (TPO)

–  The macro environment remains unchanged as the industry continues to be vigilant about third-party risks in global sourcing and supply, and consumer and investor expectations mature.

–  The GSK exposure level remains unchanged. The TPO programme has been fully deployed. Due diligence for low-risk engagements is based on embedded process controls, relieving Business Owners of TPO activity without a significant change in risk appetite. High-risk engagements continue to require an engagement risk assessment and prescribed next steps. The risk-based approach proposed means that some low-risk issues may occur that will require a reactive response.

Macro environment	GSK exposure post mitigation

Environment, health & safety and sustainability (EHS&S)

–  The macro risk level has increased due to greater emphasis on environment controls from regulators, activists and stakeholders. Particular focus areas include antimicrobial resistance related to manufacturing releases, the wider issue of pharmaceuticals in the environment (PiE) and increasing emerging market regulation. External scrutiny of our external supply chain for active ingredients (both for existing and pipeline assets) has also increased significantly.

–  The GSK exposure level remains unchanged. Risks associated with restructuring of the site network are being proactively managed. Mitigation and improvement plans have been established and are progressing through implementation.

Macro environment	GSK exposure post mitigation

Information security

–  The macro risk level continues to increase as the threat against the pharmaceutical business and industry generally become more sophisticated and targeted, as evidenced by the Wannacry and NotPetya global incidents.

–  Despite this, the GSK exposure level remains unchanged due to further development of our programme to safeguard against cyber-attacks and protect critical information and systems, and our ability to balance the demands of regulation with our digital transformation, which involves increased data collection and analysis.

Macro environment	GSK exposure post mitigation

Supply continuity

–  The macro risk level remains unchanged with ongoing stringent regulation, a continued US focus on contract manufacturers outside the UK/EU, and Brexit uncertainties.

–  The overall GSK risk exposure level is unchanged. We have improved risk management of our supplier portfolio; reduced the complexity of our internal and external networks; and improved our crisis and continuity management framework. However, we have seen an increase in complexity with the introduction of a major serialisation change programme for the EU Falsified Medicines Directive coinciding with Brexit preparations.

Macro environment	GSK exposure post mitigation

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GSK Annual Report 2018

Risk management continued

Risks associated with the proposed separation of GSK’s

Consumer Healthcare business

A separation of our Consumer Healthcare business may be dependent on a number of factors that are outside GSK’s control, including any required shareholder and regulatory approvals, favourable conditions in public equity markets and public or private debt markets and changes in applicable law and regulation. Therefore, there can be no certainty that a separation will be completed as proposed (or at all). In addition, if a separation is completed, there can be no assurance that either GSK or Consumer Healthcare will realise the expected benefits of separation or that the separation will not adversely affect GSK or Consumer Healthcare or the value or liquidity of their respective shares.

Our approach to Brexit

In preparing for the UK’s exit from the EU (Brexit), our overriding priority has been to maintain continuity of supply of our medicines, vaccines and consumer healthcare products to people in the UK and EU.

As a result, we have taken a risk-based approach to planning and mitigation, allocating costs of up to £70 million to implement relevant changes over the next one to two years, while the future relationship between the UK and EU is negotiated. We have made good progress in implementing our Brexit contingency plan in 2018. Our activity has included: arranging the retesting and certifying of our medicines in Europe; submitting marketing authorisation holder transfers; updating packaging; securing additional warehousing; and supporting employees in obtaining settled status or equivalent in both the UK and Europe. UK technical guidance, which outlines acceptance of testing from EU sites for a time-limited period, has allowed us to reduce some potential duplication in our supply chain in the short term.

Our Brexit plans prepare us for elements that are within our control. We have significant experience of maintaining resilient supply chains, and we have used existing processes to develop a new supply model based on the UK leaving the EU in March 2019. To minimise disruption to patients, we have also adjusted stock levels in both the UK and EU. Uncertainty remains about the new operating environment, and as a result we support efforts to secure a status quo operating period post-Brexit, and UK and EU preparations to minimise potential disruption to the supply of medicines to patients.

We anticipate subsequent and ongoing costs arising from Brexit could include further customs duties and will include the cost of duplicate testing and release of our products. We continue to estimate these potential costs at approximately £50 million per year. As more details emerge on how our business will need to change after Brexit, the assumptions underlying these forecasts could change, with consequent adjustments up or down. We will continue to revise our plans and their expected financial impact as negotiations and regulations develop. Over the longer term, we continue to believe that Brexit will not have a material impact on our business.

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Group

financial

review

38
GSK Annual Report 2018

CFO’s statement

“We continued to make progress in delivering against our strategy and the financial goals we have set out in our financial architecture”

I am pleased to report that the Group’s results for 2018 demonstrate continued operational execution of our key strategic objectives with strong performances from all three businesses.

Sales

Group turnover was up 2% AER, 5% CER to £30,821 million. Pharmaceuticals sales were flat at AER but up 2% CER, driven primarily by growth in HIV sales and further progress by the new Respiratory products, Nucala and the Ellipta portfolio. This was partly offset by lower sales of Seretide/Advair and Established Pharmaceuticals. Overall Respiratory sales declined 1% AER but grew 1% CER.

Vaccines sales were up 14% AER, 16% CER, primarily driven by sales of Shingrix in the US and growth in influenza and Hepatitis vaccines, which also benefited from a competitor supply shortage, partly offset by declines in some Established Vaccines.

Consumer Healthcare sales declined 1% AER but grew 2% CER with broad-based growth in Oral health and Wellness partly offset by increased competitive pressures in Europe, the divestments of some smaller brands, including Horlicks and MaxiNutrition in the UK, as well as the impact of the implementation of the Goods & Services Tax (GST) in India.

Cost of sales

Cost of sales as a percentage of turnover was 33.2%, down 1.0 percentage points AER and 1.4 percentage points CER. This primarily reflected a favourable comparison with the write-downs of assets in 2017 related to the decision to withdraw Tanzeum, together with a more favourable product mix in Vaccines and Consumer Healthcare, partly offset by adverse pricing pressure in Pharmaceuticals, particularly in Respiratory, and in Established Vaccines.

Selling, general and administration

SG&A costs as a percentage of turnover were 32.2%, up 0.1 percentage points at both AER and CER, reflecting growth of 3% AER, 5% CER. The increase primarily reflected higher restructuring costs and investment in promotional product support, particularly for new launches in Respiratory, HIV and Vaccines.

Research and development

R&D expenditure was lower in 2018 compared with 2017 at £3,893 million on a Total basis and £3,735 million on an Adjusted basis. This reflected a favourable comparison with the impact of the Priority Review Voucher, purchased and used to accelerate registration of our first HIV two-drug regimen (dolutegravir and lamivudine) in 2017, as well as benefits from recent R&D prioritisation initiatives.

Savings from these initiatives are being used to build investments in a number of mid and late-stage clinical development programmes, particularly in oncology and functional genomics.

Operating profit

Total operating profit was £5,483 million, up 34% AER, 43% CER, and showed strong progression on 2017. Higher charges for the re-measurement of the contingent consideration liability related to ViiV Healthcare were more than offset by a stronger operating performance, lower restructuring costs, lower asset impairment charges and a favourable comparison with the charges taken in 2017 related to US tax reform of £0.7 billion.

Adjusted operating profit was £8,745 million, up 2% AER, 6% CER, driven by margin growth in Vaccines and Consumer Healthcare. Pharmaceuticals operating profit was down 3% AER, but flat at CER, reflecting continued investment in our new products and a weaker gross margin in the face of ongoing pricing pressures.

Earnings per share

Our stronger operational performance helped to deliver improved earnings per share (EPS) for the Group. Total EPS more than doubled to 73.7 pence. Adjusted EPS was 119.4 pence up 7% AER, and up 12% CER.

Total EPS also benefited from a favourable comparison with charges in 2017 arising from the impact of US tax reform and a lower non-controlling interest allocation of Consumer Healthcare profits following the acquisition of Novartis’ interest in our Consumer Healthcare business in June 2018.

These factors were partly offset by higher transaction-related charges arising from increases in the valuation of the liabilities for contingent consideration, put options and preferential dividends.

The Adjusted EPS growth of 12% CER was well ahead of the 6% CER increase in Adjusted operating profit, primarily as a result of the reduced non-controlling interest allocation of Consumer Healthcare profits and a lower Adjusted tax rate.

Cash generation

We have continued to drive a strong focus on greater cash discipline across the Group and I am pleased to report we made significant further progress this year, resulting in a net cash inflow from operations of £8,421 million (2017 – £6,918 million) and free cash flow of £5,692 million (2017 – £3,485 million). This increase was particularly driven by progress on working capital, despite the growth in the business, especially in inventory control and stronger collections. Reductions in capital expenditure, lower legal costs and higher proceeds from intangible divestments also contributed. Cash conversion remains a key focus for 2019.

Net debt was £21.6 billion at 31 December 2018, compared with £13.2 billion at 31 December 2017, comprising gross debt of £26.1 billion and cash and liquid investments of £4.5 billion, including £0.5 billion reported within Assets held for sale. The increase in net debt from last year was primarily driven by our decision to buy-in the minority stake held by Novartis in our Consumer Healthcare business for £9.3 billion and an adverse currency translation impact of £0.8 billion.

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Governance and remuneration
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Capital allocation

We have pursued a disciplined approach to capital allocation, reflected in the investment choices we made in 2018 and in the transactions we initiated to strengthen our business and improve our financial flexibility to support GSK’s key strategic priorities. This culminated in the agreement announced in December last year to establish a new world-leading Consumer Healthcare Joint Venture that we intend to separate from the Group within three years of the transaction closing. This will give us a unique value creating opportunity to establish two leading global companies, each with appropriate balance sheets better able to support their respective future investment requirements, while continuing to offer shareholders attractive distributions.

Given the improvements in cash conversion and free cash flow generation across the Group over the last few years, we remain comfortable that we can support our future investment requirements. However, this new pathway for the Group gives us additional confidence and visibility in our ability to invest behind our first priority – strengthening the R&D pipeline.

Delivering cash returns to shareholders through dividends is also a priority. Dividends paid to shareholders in 2018 were £3.9 billion and we have delivered on the expectations we laid out, with a dividend of 80p per share for the year. We expect to maintain the dividend at the same level of 80p for 2019.

Viability statement

Our viability statement sets out our assessment of the prospects of the Group over the next three years and is presented on page 44.

Outlook

In 2019, we expect Adjusted EPS to decline in the range of -5 to -9% at CER. This guidance reflects the expected impact of the Tesaro acquisition and the significant investments we are making behind its products and pipeline. It also reflects the completion of the other recently announced transactions, as well as the approval of a substitutable generic competitor to Advair in the US.

2018 was a strong year of operational performance, with good progress made in commercial delivery of our new products, which together with continued focus on costs, has led to improved operating margins. The business is showing good momentum and, together with the important strategic moves we have made through the different transactions initiated in 2018, I am confident in the outlook and prospects for GSK.

Finally, this is my last report to shareholders as CFO, and I would like to thank them and our many partners for their support in my time with the company.

Simon Dingemans
Chief Financial Officer

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GSK Annual Report 2018

Group financial review

Reporting framework

Total and Adjusted results

The Group financial review discusses the operating and financial performance of the Group, its cash flows and financial position and our resources. The results for each year are compared primarily with the results of the preceding year.

Total results

Total reported results represent the Group’s overall performance.

GSK also uses a number of adjusted, non-IFRS, measures to report the performance of its business. Adjusted results and other non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS. Adjusted results are defined below and other non-IFRS measures are defined on page 42.

GSK believes that Adjusted results, when considered together with Total results, provide investors, analysts and other stakeholders with helpful complementary information to understand better the financial performance and position of the Group from period to period, and allow the Group’s performance to be more easily compared against the majority of its peer companies. These measures are also used by management for planning and reporting purposes. They may not be directly comparable with similarly described measures used by other companies.

GSK encourages investors and analysts not to rely on any single financial measure but to review GSK’s Annual Reports, including the financial statements and notes, in their entirety.

GSK is committed to continuously improving its financial reporting, in line with evolving regulatory requirements and best practice and has made a number of changes in recent years. In line with this practice, GSK expects in 2019 to continue to review its reporting framework (including, where relevant, the use of alternative performance measures).

Adjusted results

Adjusted results exclude the following items from Total results, together with the tax effects of all of these items:

–	amortisation of intangible assets (excluding computer software) and goodwill

–	impairment of intangible assets (excluding computer software) and goodwill

–	major restructuring costs, which include impairments of tangible assets and computer software, (under specific Board approved programmes that are structural, of a significant scale and where the costs of individual or related projects exceed £25 million), including integration costs following material acquisitions

–	transaction-related accounting or other adjustments related to significant acquisitions

–	proceeds and costs of disposals of associates, products and businesses; significant legal charges (net of insurance recoveries) and expenses on the settlement of litigation and government investigations; other operating income other than royalty income, and other items

–	the impact of the enactment of the US Tax Cuts and Jobs Act in 2017.

Costs for all other ordinary course smaller scale restructuring and legal charges and expenses are retained within both Total and Adjusted results.

As Adjusted results include the benefits of Major restructuring programmes but exclude significant costs (such as significant legal, major restructuring and transaction items), they should not be regarded as a complete picture of the Group’s financial performance, which is presented in its Total results. The exclusion of other Adjusting items may result in Adjusted earnings being materially higher or lower than Total earnings. In particular, when significant impairments, restructuring charges and legal costs are excluded, Adjusted earnings will be higher than Total earnings.

GSK has undertaken a number of Major restructuring programmes in recent years in response to significant changes in the Group’s trading environment or overall strategy, or following material acquisitions, including the Novartis transaction in 2015. Costs, both cash and non-cash, of these programmes are provided for as individual elements are approved and meet the accounting recognition criteria. As a result, charges may be incurred over a number of years following the initiation of a Major restructuring programme.

From time to time, the Group divests non-core investments, products and businesses and records the profit or loss on disposal as an Adjusting item. The most notable divestment in the past five years was the disposal of the Oncology business as one element of the three-part transaction with Novartis in 2015.

Significant legal charges and expenses are those arising from the settlement of litigation or government investigations that are not in the normal course and materially larger than more regularly occurring individual matters. They also include certain major legacy matters.

Reconciliations between Total and Adjusted results, providing further information on the key Adjusting items for 2017 and 2018 are set out on page 51 and for the five years to 2018 are set out on pages 232 to 234.

GSK provides earnings guidance to the investor community on the basis of Adjusted results. This is in line with peer companies and expectations of the investor community, supporting easier comparison of the Group’s performance with its peers. GSK is not able to give guidance for Total results as it cannot reliably forecast certain material elements of the Total results, particularly the future fair value movements on contingent consideration and put options that can and have given rise to significant adjustments driven by external factors such as currency and other movements in capital markets.

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Governance and remuneration
Financial statements
Investor information

Reporting framework continued

Historical record of Adjusting items

The reconcilations between Total and Adjusted operating profit over the last five years can be summarised as follows:

	2018 £m	2017 £m	2016 £m	2015 £m	2014 £m
Total operating profit	5,483	4,087	2,598	10,322	3,597

Intangible asset amortisation	580	591	588	563	575

Intangible asset impairment	116	688	20	206	150

Major restructuring	809	1,056	970	1,891	750

Transaction-related items	1,977	1,599	3,919	2,238	839

Divestments, significant legal and other items	(220)	(119)	(424)	(9,561)	545

US tax reform	–	666	–	–	–

Adjusted operating profit	8,745	8,568	7,671	5,659	6,456

The analysis of the impact of transaction-related items on operating profit for each of the last five years is as follows:

	2018 £m	2017 £m	2016 £m	2015 £m	2014 £m
Novartis Consumer Healthcare Joint Venture put option	658	986	1,133	83	–

Contingent consideration on former Shionogi-ViiV Healthcare JV (including Shionogi preferential dividends)	1,188	556	2,162	1,874	768

ViiV Healthcare put options and Pfizer preferential dividends	(58)	(126)	577	–	–

Contingent consideration on former Novartis Vaccines business	58	101	69	108	–

Other adjustments	131	82	(22)	173	71

Transaction-related items	1,977	1,599	3,919	2,238	839

Full reconciliations between Total and Adjusted results for 2014–2018 are set out on pages 232 to 234.

Further explanations on the Adjusting items for 2018 are reported on page 51.

Non-controlling interests in ViiV Healthcare

Trading profit allocations

Because ViiV Healthcare is a subsidiary of the Group, 100% of its operating results (turnover, operating profit, profit after tax) are included within the Group income statement and then a portion of the earnings is allocated to the non-controlling interests owned by the other shareholders, in line with their respective equity shareholdings (Pfizer 11.7% and Shionogi 10%). Each of the shareholders, including GSK, is also entitled to preferential dividends determined by the performance of certain products that each shareholder contributed. As the relative performance of these products changes over time, the proportion of the overall earnings of ViiV Healthcare allocated to each shareholder will change. In particular, the increasing sales of dolutegravir-containing products have a favourable impact on the proportion of the preferential dividends that is allocated to GSK. Adjusting items are allocated to shareholders based on their equity interests. GSK was entitled to approximately 85% of the Total earnings and 82% of the Adjusted earnings of ViiV Healthcare for 2018. Re-measurements of the liabilities for the preferential dividends allocated to Pfizer and Shionogi are included within other operating income.

Acquisition-related arrangements

As consideration for the acquisition of Shionogi’s interest in the former Shionogi-ViiV Healthcare joint venture in 2012, Shionogi received the 10% equity stake in ViiV Healthcare and ViiV Healthcare also agreed to pay additional future cash consideration to Shionogi, contingent on the future sales performance of the products being developed by that joint venture, principally dolutegravir. Under IFRS 3 ‘Business combinations’, GSK was required to provide for the estimated fair value of this contingent consideration at the time of acquisition and is required to update the liability to the latest estimate of fair value at each subsequent period end. The liability for the contingent consideration recognised in the balance sheet at the date of acquisition was £659 million. Subsequent re-measurements are reflected within other operating income/expense and within Adjusting items in the income statement in each period, and at 31 December 2018, the liability, which is discounted at 8.5%, stood at £5,937 million, on a post-tax basis.

Cash payments to settle the contingent consideration are made to Shionogi by ViiV Healthcare each quarter, based on the actual sales performance of the relevant products in the previous quarter. These payments reduce the balance sheet liability and hence are not recorded in the income statement. The cash payments made to Shionogi by ViiV Healthcare in 2018 were £793 million.

Because the liability is required to be recorded at the fair value of estimated future payments, there is a significant timing difference between the charges that are recorded in the Total income statement to reflect movements in the fair value of the liability and the actual cash payments made to settle the liability.

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GSK Annual Report 2018

Group financial review continued

Reporting framework continued

The cash payments are reflected in the cash flow statement partly in operating cash flows and partly within investing activities. The tax relief on these payments is reflected in the Group’s Adjusting items as part of the tax charge. The part of each payment relating to the original estimate of the fair value of the contingent consideration on the acquisition of the Shionogi-ViiV Healthcare joint venture in 2012 of £659 million is reported within investing activities in the cash flow statement and the part of each payment relating to the increase in the liability since the acquisition is reported within operating cash flows. Movements in contingent consideration payable to Shionogi were as follows:

	2018 £m	2017 £m
Contingent consideration at beginning of the year	5,542	5,304

Re-measurement through income statement	1,188	909

Cash payments: operating cash flows	(703)	(587)

Cash payments: investing activities	(90)	(84)
Contingent consideration at end of the year	5,937	5,542

Of the contingent consideration payable (on a post-tax basis) to Shionogi at 31 December 2018, £815 million (31 December 2017 – £724 million) is expected to be paid within one year.

Exit rights

Pfizer may request an IPO of ViiV Healthcare at any time and if either GSK does not consent to such IPO or an offering is not completed within nine months, Pfizer could require GSK to acquire its shareholding. Under the original agreements, GSK had the unconditional right, so long as it made no subsequent distribution to its shareholders, to withhold its consent to the exercise of the Pfizer put option and, as a result, in accordance with IFRS, GSK did not recognise a liability for the put option on its balance sheet. However, during Q1 2016, GSK notified Pfizer that it had irrevocably given up this right and accordingly recognised the liability for the put option on the Group’s balance sheet during Q1 2016 at an initial value of £1,070 million. Consistent with this revised treatment, at the end of Q1 2016 GSK also recognised liabilities for the future preferential dividends anticipated to become payable to Pfizer and Shionogi on the Group’s balance sheet.

The closing balances of the liabilities related to Pfizer’s shareholding are as follows:

	2018 £m	2017 £m
Pfizer put option	1,240	1,304

Pfizer preferential dividend	15	17

Under the original agreements, Shionogi could also have requested GSK to acquire its shareholding in ViiV Healthcare in six month windows commencing in 2017, 2020 and 2022. GSK had the unconditional right, so long as it made no subsequent distribution to its shareholders, to withhold its consent to the exercise of the Shionogi put option and, as a result, GSK did not recognise a liability for the put option on its balance sheet.

However, during Q1 2016, GSK notified Shionogi that it had irrevocably given up this right and accordingly recognised the liability for the put option on the Group’s balance sheet during Q1 2016 at an initial value of £926 million. In Q4 2016, Shionogi irrevocably agreed to waive its put option and as a result GSK de-recognised the liability for this put option on the Group’s balance sheet directly to equity. The value of the liability was £1,244 million when it was de-recognised.

GSK also has a call option over Shionogi’s shareholding in ViiV Healthcare, which under the original agreements was exercisable in six month windows commencing in 2027, 2030 and 2032. GSK has now irrevocably agreed to waive the first two exercise windows, but the last six month window in 2032 remains. As this call option is at fair value, it has no value for accounting purposes.

Free cash flow

With the introduction of the new R&D strategy in 2018, GSK has revised its definition of free cash flow, a non-IFRS measure, to include proceeds from the sale of intangible assets. This balances with the expenditure on purchases of intangible assets, which is deducted in calculating free cash flow, and makes the treatment of intangible assets consistent with property, plant and equipment. Free cash flow is now defined as the net cash inflow from operating activities less capital expenditure on property, plant and equipment and intangible assets, contingent consideration payments, net interest, and dividends paid to non-controlling interests plus proceeds from the sale of property, plant and equipment and intangible assets, and dividends received from joint ventures and associates. It is used by management for planning and reporting purposes and in discussions with and presentations to investment analysts and rating agencies. Free cash flow growth is calculated on a reported basis. A reconciliation of net cash inflow from operations to free cash flow is set out on page 56.

Free cash flow conversion

Free cash flow conversion is free cash flow as a percentage of earnings.

Working capital conversion cycle

The working capital conversion cycle is calculated as the number of days sales outstanding plus days inventory outstanding, less days purchases outstanding.

CER and AER growth

In order to illustrate underlying performance, it is the Group’s practice to discuss its results in terms of constant exchange rate (CER) growth. This represents growth calculated as if the exchange rates used to determine the results of overseas companies in Sterling had remained unchanged from those used in the comparative period. CER% represents growth at constant exchange rates. £% or AER% represents growth at actual exchange rates.

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Governance and remuneration
Financial statements
Investor information

Our approach to tax

We understand our responsibility to pay an appropriate amount of tax, and fully support efforts to ensure that companies are appropriately transparent about how their tax affairs are managed. Tax is an important element of the economic contribution we bring to the countries in which we operate. We do not engage in artificial tax arrangements – those without business or commercial substance. We do not seek to avoid tax by the use of ‘tax havens’ or transactions we would not fully disclose to a tax authority. We have a zero tolerance approach to tax evasion and the facilitation of tax evasion.

We have a substantial business and employment presence in many countries around the globe and we pay a significant amount of tax, including corporation and other business taxes, as well as tax associated with our employees. At the same time, we have a responsibility to our shareholders to be financially efficient and deliver a sustainable tax rate. As part of this approach we look to align our investment strategies to those countries where we already have substantial economic activity, and where government policies promote regimes which are attractive to business investment and R&D activity, and are transparent in their intent and available to all relevant tax payers. Examples include the UK Patent Box and Research and Development Expenditure Credit.

Tax risk is managed through robust internal policies and processes to ensure that we have alignment across our business and compliance with tax legislation. Our Audit & Risk Committee and the Board are responsible for approving our tax policies and risk management approach.

We seek to maintain open, positive relationships with governments and tax authorities worldwide and we welcome constructive debate on taxation policy.

In 2018, the Group corporate tax charge was £754 million (2017 – £1,356 million) on profits before tax of £4,800 million (2017 – £3,525 million) representing an effective tax rate of 15.7% (2017 – 38.5%). We made cash tax payments of £1,326 million in the year (2017 – £1,340 million). In addition to the taxes we pay on our profits, we pay duties, levies, transactional and employment taxes.

Our Adjusted tax rate for 2018 was 19.0% (2017 – 21.0%). Subject to any material changes in our product mix, or other material changes in tax regulations or laws in the countries in which we operate, and reflecting the ongoing impact of US tax reform, the Group’s effective Adjusted tax rate for 2019 and the next several years is expected to be around 19%.

The Group’s Total tax rate of 15.7% (2017 – 38.5%) for 2018 was lower than the Adjusted tax rate as the Total tax charge includes the effect of a reduced estimate of the 2017 impact of US tax reform, following additional guidance being released by the IRS, and a re-assessment of estimates of uncertain tax positions following the settlement of a number of open issues with tax authorities.

In 2018, there has been an ongoing public focus on the tax affairs of multinational companies as well as the continued focus on tax reform. This has been driven by the OECD’s Base Erosion and Profit Shifting (BEPS) project and European Commission initiatives such as fiscal state aid investigations. The outputs from the OECD BEPS projects clarified the important principle that tax should be paid on profits throughout the supply chain, where the profit-making activity takes place. GSK is subject to taxation throughout its supply chain.

GSK supports the BEPS proposals, in particular the implementation of the OECD’s recommendations on ‘Country by Country Reporting’, including the exchange of this data between tax authorities. This data, validated against existing information held on taxpayers, will support their ability to ensure that multinational groups pay an appropriate amount of tax.

The detailed tax implications of Brexit are dependent on the outcome of negotiations between the UK and EU, and are therefore currently unknown. However, we continue to work closely with the ABPI and BIA to analyse the potential implications for the industry in order to highlight key focus areas for the Government as part of its Brexit negotiations. The direct tax implications, in particular, are expected to be limited for GSK while the indirect tax implications may be more significant, including potential customs duty costs and additional transaction or administrative costs associated with managing import and export obligations on the movement of goods between the UK and the EU. Our approach to Brexit is set out on page 36.

Our Tax Strategy is set out in detail within the Public Policy positions section of our website. Further details about our corporate tax charges for the year are set out on page 161.

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GSK Annual Report 2018

Group financial review continued

Viability statement

In accordance with provision C.2.2 of the 2014 revision of the Code, GSK has assessed the prospects of the Company over a longer period than the 12 months required by the ‘Going Concern’ provision. The Directors confirm that they have a reasonable expectation that GSK will continue to operate and meets its liabilities, as they fall due, over the next three years. The Directors’ assessment has been made with reference to GSK’s current position and prospects, our strategy, the Board’s risk appetite and GSK’s principal risks and how these are managed, as detailed on pages 34 and 35 in the Strategic report. This assessment has been made assuming no separation of the new Consumer Healthcare Joint Venture during the three-year period under consideration.

The Board reviews our internal controls and risk management policies and approves our governance structure and code of conduct. It also appraises and approves major financing, investment and licensing decisions, and evaluates and monitors the performance and prospects of GSK as a whole. The focus is largely on improving our long-term financial performance through delivery of our company and three business strategies and aligned Innovation, Performance and Trust priorities.

The Board reviews GSK’s strategy and makes significant capital investment decisions over a long-term time horizon, based on a multi-year assessment of return on capital, the performance of the company and three business units, and the market opportunity in the pharmaceutical, vaccines and consumer sectors. This approach is aligned to GSK’s model of achieving balanced growth by investing in high quality, innovative products for patients, consumers and healthcare providers. However, since many internal and external parameters become increasingly unpredictable over longer time horizons, GSK focuses its detailed, bottom-up Plan on a three-year cycle. The Plan is reviewed at least annually by the Directors, who approve business forecasts showing expected financial impact. The Directors believe that a three-year assessment period for the Viability statement is most appropriate as it aligns with the Company’s well established business planning processes that balance the long-term nature of investments in the pharmaceutical, vaccines and consumer sectors with an assessment of the period over which analysis of near-term business performance is realistically visible.

The Plan has been stress tested in a series of robust operational and principal risk downside scenarios as part of the Board’s review on risk. These include the potential effects of Brexit, which are not expected to be material, although there may be some short-term disruption. The downside scenarios consider GSK’s cash flows, sustainability of dividends, funding strategy, insurance provision and recovery as well as other key financial ratios over the period. These metrics have been subject to sensitivity analysis, which involves flexing a number of the main assumptions underlying the forecasts both individually and in combination, along with mitigating actions that could realistically be taken to avoid or reduce the impact or occurrence of the underlying risk.

The following hypothetical downside scenarios have been evaluated:

–  Scenario 1: Business performance risks. These include key performance risks, including lower sales from new products; greater adverse impact from generic competition and other competitive launches to other GSK products; as well as possible supply and manufacturing challenges.

–  Scenario 2: External and macroeconomic risks. This scenario reflects incremental risks to the business driven by outside factors, such as more intense competition, increased pricing pressure in both the US and Europe as well as the potential impact of material negative changes in the macro-economic and healthcare environment.

–  Scenario 3: Principal risks. This scenario includes a severe assessment of the potential loss impact from the principal risks related to patient safety, product quality, supply chain continuity as well as anti-bribery and corruption and any consequent regulatory actions or fines, all of which could fundamentally threaten our operations. These risks are managed through mitigating activities described on pages 241 to 250.

–  Scenario 4: Put option exercise. This scenario evaluates the additional funding requirements assuming the earliest potential exercise of the outstanding put option held by our partner in the HIV business.

The three-year review also makes certain assumptions about the normal level of capital recycling likely to occur and considers whether additional financing facilities will be required and the respective level of funding flexibility and headroom.

The results of this stress testing show that certain combinations of these hypothetical scenarios could increase funding demands on GSK and require mitigating changes to the Group’s funding strategy. However, in light of the liquidity available to the Group and based on this analysis, the Directors have a reasonable expectation that, even under these most severe stress tests, the Company will be able to continue in operation and meet its liabilities as they fall due over the three-year period of assessment.

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GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Total results

Turnover (£bn)

Total operating profit (£bn)

The total results of the Group are set out below.

		2018		2017		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%
Turnover	30,821	100	30,186	100	2	5
Cost of sales	(10,241)	(33.2)	(10,342)	(34.3)	(1)	–
Selling, general and administration	(9,915)	(32.2)	(9,672)	(32.0)	3	5
Research and development	(3,893)	(12.6)	(4,476)	(14.8)	(13)	(12)
Royalty income	299	1.0	356	1.1	(16)	(17)
Other operating income/(expense)	(1,588)	(5.2)	(1,965)	(6.5)
Operating profit	5,483	17.8	4,087	13.5	34	43
Net finance costs	(717)		(669)
Profit on disposal of interest in associates	3		94
Share of after tax profits of associates and joint ventures	31		13
Profit before taxation	4,800		3,525		36	46
Taxation	(754)		(1,356)
Profit after taxation for the year	4,046		2,169		87	100
Profit attributable to shareholders	3,623		1,532
Earnings per share (p)	73.7		31.4		>100	>100
Earnings per ADS
(US$)	1.96		0.82
Group turnover

	2018 £m	2017 £m	Growth £%	Growth CER%
Pharmaceuticals	17,269	17,276	–	2
Vaccines	5,894	5,160	14	16
Consumer Healthcare	7,658	7,750	(1)	2
Group turnover	30,821	30,186	2	5

Group turnover was up 2% AER, 5% CER to £30,821 million.

Pharmaceuticals sales were flat at AER but up 2% CER, driven primarily by the growth in HIV sales and the new Respiratory products, Nucala and the Ellipta portfolio. This was partly offset by lower sales of Seretide/Advair and Established Pharmaceuticals. Overall Respiratory sales declined 1% AER but grew 1% CER.

Vaccines sales were up 14% AER, 16% CER, primarily driven by sales of Shingrix in the US and growth in influenza and Hepatitis vaccines, which also benefited from a competitor supply shortage, partly offset by declines in some Established Vaccines.

Consumer Healthcare sales declined 1% AER but grew 2% CER with broad-based growth in Oral health and Wellness partly offset by increased competitive pressures in Europe, the divestments of some smaller brands, including Horlicks and MaxiNutrition in the UK, as well as the impact of the implementation of the GST in India.

Group turnover by geographic region

	2018 £m	2017 £m	Growth £%	Growth CER%
US	11,982	11,263	6	9
Europe	7,973	7,943	–	(1)
International	10,866	10,980	(1)	4
	30,821	30,186	2	5

US sales grew 6% AER, 9% CER, driven by the growth of Shingrix and Hepatitis vaccines as well as strong performances from HIV and Benlysta, offset by declines in Established Pharmaceuticals and Respiratory.

Europe sales were flat at AER, but declined 1% CER, as declines in Established Pharmaceuticals, older HIV products, Meningitis vaccines and Consumer Healthcare more than offset growth from Tivicay and Triumeq and the new Respiratory products.

In International, sales declined 1% AER, but grew 4% CER, reflecting strong growth in Tivicay, Triumeq and the Respiratory portfolio. Sales in Emerging Markets declined 2% AER, but grew 4% CER.

46
GSK Annual Report 2018

Group financial review continued

Total results continued

Pharmaceuticals

Turnover (£bn)

Pharmaceuticals turnover

	2018 £m	2017 £m	Growth £%	Growth CER%
Respiratory	6,928	6,991	(1)	1
HIV	4,722	4,350	9	11
Immuno-inflammation	472	377	25	28
Established Pharmaceuticals	5,147	5,558	(7)	(4)

	17,269	17,276	–	2

Pharmaceuticals turnover in the year was £17,269 million, flat at AER, but up 2% CER, driven primarily by the growth in HIV sales, which were up 9% AER, 11% CER, to £4,722 million, reflecting share growth over the year in the dolutegravir portfolio: Triumeq, Tivicay and Juluca. Respiratory sales declined 1% AER, but grew 1% CER, to £6,928 million, with growth from our Ellipta portfolio and Nucala partly offset by lower sales of Seretide/Advair. Sales of Established Pharmaceuticals were down 7% AER, 4% CER.

In the US, sales declined 2% AER but grew 1% at CER, with growth in the HIV portfolio and Benlysta offsetting declines in Established Pharmaceuticals and Respiratory. In Europe, sales grew 2% AER, 1% CER, with growth in the Respiratory portfolio offsetting the continued impact of generic competition to Epzicom and Avodart. International was flat at AER but grew 5% CER, with growth driven by HIV and the new Respiratory portfolio.

Respiratory

Total Respiratory sales declined 1% AER, but grew 1% CER, with the US down 5% AER, 3% CER. In Europe, sales grew 5% AER, 4% CER and International grew 3% AER, 7% CER. Growth from our Ellipta portfolio and Nucala was partly offset by lower sales of Seretide/Advair.

Sales of Nucala were £563 million in the year, up 64% AER, 66% CER, continuing to benefit from the global rollout of the product. US sales of Nucala grew 44% AER, 48% CER to £341 million, despite increased competition, benefiting from continued market expansion.

Sales of Ellipta products were up 29% AER, 32% CER, driven by continued growth in all regions. In the US, sales grew 24% AER, 27% CER, reflecting further market share gains, partly offset by the impact of continued competitive pricing pressures, particularly for ICS/LABAs. In Europe, sales grew 42% AER, 41% CER. Sales of Trelegy Ellipta, our new once-daily closed triple product, contributed £156 million to total Ellipta sales, benefiting from an expanded label in the US.

Relvar/Breo Ellipta sales grew 8% AER, 10% CER, to £1,089 million, primarily driven by growth in Europe, which was up 25% AER, 24% CER to £253 million, and in International, which was up 26% AER, 31% CER to £255 million. In the US, Breo Ellipta sales declined 3% AER, 1% CER, with volume growth of 27%, reflecting continued market share growth, offset by the combined impact of prior period payer rebate adjustments and increased competitive pricing pressure. Anoro Ellipta sales grew 39% AER, 42% CER to £476 million, driven primarily by share gains in the US. All of our Ellipta products, Breo, Anoro, Incruse, Arnuity and Trelegy, continued to grow market share in the US during the year.

Sales of New Respiratory products, comprising Ellipta products and Nucala, grew 35% AER, 38% CER to £2,612 million.

Seretide/Advair sales declined 23% AER, 21% CER to £2,422 million. Sales of Advair in the US declined 32% AER, 30% CER (9% volume decline and 21% negative impact of price) primarily reflecting increased competitive pricing pressures. In Europe, Seretide sales were down 19% AER, 20% CER to £599 million (13% volume decline and a 7% price decline). This reflected continued competition from generic products and the transition of the Respiratory portfolio to newer products. In International, sales of Seretide were down 7% AER, 4% CER, to £726 million (5% volume decline and 1% positive impact of price), with declines in markets with generic competition partly offset by growth from other developing markets.

HIV

HIV sales increased 9% AER, 11% CER to £4,722 million in the year, with the US up 8% AER, 10% CER, Europe up 7% AER, 6% CER and International up 14% AER, 20% CER.

The growth was driven by the increase in market share over the year in our dolutegravir products which grew 14% AER, 16% CER. This was partly offset by the decline in our established portfolio, particularly the impact of generic competition to Epzicom/Kivexa in Europe. Triumeq, Tivicay and Juluca (which was approved in the US in November 2017), recorded sales of £2,648 million, £1,639 million and £133 million, respectively, in the year. Epzicom/Kivexa sales declined 50% AER, 48% CER to £117 million.

Immuno-inflammation

Sales in the year were up 25% AER, 28% CER, primarily driven by Benlysta, which grew 26% AER, 29% CER to £473 million. In the US, Benlysta grew 24% AER, 27% CER to £420 million, benefiting from the launch of the sub-cutaneous formulation in the third quarter.

Established Pharmaceuticals

Sales of Established Pharmaceuticals were £5,147 million, down 7% AER, 4% CER, reflecting our efforts to maximise the value from this portfolio but also the benefit of certain post-divestment contract manufacturing sales and the first instalment of a 12-month Relenza supply contract in Europe.

The Avodart franchise was down 7% AER, 5% CER to £572 million, primarily due to the loss of exclusivity in Europe, with the US impact now broadly annualised. Coreg franchise sales declined 63% AER, 63% CER following a generic Coreg CR entrant to the US market in Q4 2017. Lamictal sales declined 5% AER, 3% CER to £617 million.

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Governance and remuneration
Financial statements
Investor information

Total results continued

Vaccines

Vaccines turnover

	2018 £m	2017 £m	Growth £%	Growth CER%
Meningitis	881	890	(1)	2
Influenza	523	488	7	10
Shingles	784	22	>100	>100
Established Vaccines	3,706	3,760	(1)	–
	5,894	5,160	14	16

Vaccines turnover grew 14% AER, 16% CER to £5,894 million, primarily driven by growth in sales of Shingrix, Hepatitis vaccines, which also benefited from a competitor supply shortage and higher sales of influenza products. This was partly offset by lower sales of DTPa-containing vaccines (Infanrix, Pediarix and Boostrix) due to increased competitive pressures, particularly in Europe, and unfavourable year-on-year CDC stockpile movements in the US, together with lower Synflorix sales, reflecting lower pricing and demand in Emerging Markets.

Meningitis

Meningitis sales were down 1% AER but up 2% CER to £881 million. Bexsero sales grew 5% AER, 9% CER driven by demand and share gains in the US, together with continued growth in private market sales in International, partly offset by the completion of vaccination of catch-up cohorts in certain markets in Europe. Menveo sales declined 15% AER, 12% CER, primarily reflecting supply constraints in Europe and International as well as a strong comparator in 2017 and unfavourable year-on-year CDC stockpile movements in the US, partly offset by demand and share gains in the US.

Influenza

Fluarix/FluLaval sales grew 7% AER, 10% CER to £523 million, driven by strong sales execution in the US and improved sales in Europe, partly offset by increased price competition in the US.

Shingles

Shingrix recorded sales of £784 million, primarily in the US and Canada, driven by demand and share gains. US sales benefited from market growth in new patient populations now covered by immunisation recommendations, and Shingrix has now achieved a 98% market share.

Established Vaccines

Sales of our DTPa-containing vaccines (Infanrix, Pediarix and Boostrix) were down 8% AER, 7% CER. Infanrix, Pediarix sales were down 8% AER, 7% CER to £ 680 million, reflecting increased competitive pressures in Europe as well as unfavourable year-on-year CDC stockpile movements in the US, partly offset by stronger demand in International. Boostrix sales declined 8% AER, 7% CER to £517 million, primarily driven by the return to the market of a competitor in Europe and lower demand in International.

Hepatitis vaccines grew 17% AER, 19% CER to £808 million, benefiting from stronger demand in the US and Europe as well as a competitor supply shortage in the US.

Rotarix sales were down 1% AER but up 1% CER to £521 million, reflecting higher demand in Europe, partly offset by lower demand in International.

Synflorix sales declined 17% AER, 17% CER to £ 424 million, primarily impacted by lower pricing and demand in Emerging Markets.

48
GSK Annual Report 2018

Group financial review continued

Total results continued

Consumer Healthcare

Turnover (£bn)

Consumer Healthcare turnover

	2018 £m	2017 £m	Growth £%	Growth CER%
Wellness	3,940	4,001	(2)	1
Oral health	2,496	2,466	1	4
Nutrition	643	680	(5)	1
Skin health	579	603	(4)	(1)
	7,658	7,750	(1)	2

	2018 £m	2017 £m	Growth £%	Growth CER%
US	1,828	1,826	–	2
Europe	2,340	2,360	(1)	(2)
International	3,490	3,564	(2)	4
	7,658	7,750	(1)	2

Consumer Healthcare sales in the year declined 1% AER but grew 2% CER to £7,658 million, with broad-based growth in Oral health and Wellness partly offset by a decline in Panadol and lower sales of smaller brands. International markets performed strongly, particularly India and Brazil, whilst Europe was impacted by intensifying competitive pressure in the second half of 2018.

The aggregate impact from generic competition on Transderm Scop in the US, the divestment of Horlicks and MaxiNutrition in the UK and other small non-strategic brands and implementation of the GST in India was to reduce overall sales growth by approximately one percentage point.

Wellness

Wellness sales declined 2% AER but grew 1% CER to £3,940 million. Respiratory sales grew in low single digits, led by Theraflu supported by a strong cold and flu season earlier in the year as well as the Theraflu PowerPods launch in the US in the second half of the year. Otrivin grew in mid single digits, benefiting from new variants, and Flonase returned to growth following a weaker allergy season earlier this year.

Pain relief sales were flat as low single-digit growth in Voltaren and double-digit growth in Fenbid were offset by a decline in Panadol sales due to a change in the route-to-market model in South East Asia and the discontinuation of slow-release Panadol products in the Nordic countries.

Oral health

Oral health sales grew 1% AER, 4% CER to £2,496 million, as increased competitive pressures in Europe were offset by double-digit growth from Sensodyne in a number of International markets, including India and Turkey, and strong single-digit growth in the US driven by Sensodyne Rapid. Denture care grew in high single digits through the launch of Corega Max in Russia and Brazil, and Gum health delivered double-digit growth with continued strong parodontax performance in the US. Growth was also partly impacted by de-stocking in International.

Nutrition

Nutrition sales declined 5% AER but grew 1% CER to £643 million. Our Nutrition business in India performed strongly across the product portfolio including new innovations such as Horlicks Protein+ which was launched earlier in the year. The impact of divestments and India GST implementation on growth was approximately eight percentage points.

Skin health

Skin health sales were down 4% AER, 1% CER to £579 million, largely driven by a decline in Physiogel and the divestment of several small non-strategic brands in the US, which had a negative impact on growth of one percentage point.

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Governance and remuneration
Financial statements
Investor information

Total results continued

Cost of sales

Cost of sales as a percentage of turnover was 33.2%, down 1.0 percentage points at AER and 1.4 percentage points in CER terms compared with 2017. This primarily reflected a favourable comparison with £363 million of non-cash restructuring costs from the write-downs of assets in 2017 related to the decision to withdraw Tanzeum. The year also benefited from a more favourable product mix in Vaccines and Consumer Healthcare, particularly the launch of Shingrix, together with a further contribution from integration and restructuring savings. This was partly offset by continued adverse pricing pressure in Pharmaceuticals, particularly in Respiratory, and in Established Vaccines, together with increased input costs and an adverse comparison with the benefit of a settlement for lost third-party supply volume in 2017 in Vaccines.

Selling, general and administration

SG&A costs as a percentage of turnover were 32.2%, 0.1 percentage points higher than in 2017 at both AER and CER, reflecting growth of 3% AER, 5% CER. The increase in SG&A costs primarily reflected higher restructuring costs, and investment in promotional product support, particularly for new launches in Respiratory, HIV and Vaccines, partly offset by tight control of ongoing costs, particularly in non-promotional and back office spending, across all three businesses.

Research and development

R&D expenditure was £3,893 million (12.6% of turnover), 13% AER, 12% CER lower than in 2017. This reflected reduced restructuring costs primarily due to the comparison with the provision for obligations as a result of the decision to withdraw Tanzeum in 2017 and lower intangible impairments, a favourable comparison with the impact of the Priority Review Voucher purchased and utilised in H1 2017 and the benefit of our R&D prioritisation initiatives started in the second half of last year. This was partly offset by increased investment in the progression of a number of mid and late-stage programmes, particularly in Oncology, as well as provisions for the costs payable to a third party relating to the use of a Priority Review Voucher awarded in 2018.

	2018	2017 (revised)		Growth
	£m	£m	£%	CER%
Discovery	892	1,007	(11)	(10)
Development	1,332	1,423	(6)	(5)
Facilities and central support functions	600	576	4	6
Total Pharmaceuticals	2,824	3,006	(6)	(5)
Vaccines R&D	673	621	8	8
Consumer Healthcare R&D	238	235	1	3
	3,735	3,862	(3)	(2)
Items reconciling Adjusted R&D to Total R&D	158	614

Research and development	3,893	4,476	(13)	(12)

The decline in Discovery reflected the transfer of certain Oncology assets to the Development phase. The decline in Development primarily reflects the comparison with the impact of the utilisation of the Priority Review Voucher in 2017 and the benefit of the prioritisation initiatives started in the second half of 2017. This was partly offset by increased investment in the progression of a number of mid and late-stage programmes, particularly in Oncology, and the provision for costs payable to a third party relating to the use of a Priority Review Voucher awarded in 2018. The growth in Technology, facilities and functional support costs primarily reflected increased investments in data analytics.

Royalty income

Royalty income was £299 million (2017 – £356 million), down 16% AER and 17% CER, the reduction primarily reflecting the patent expiry of Cialis, partly offset by an increase in the Gardasil royalty.

Other operating income/(expense)

Other operating expense of £1,588 million (2017 – £1,965 million) primarily reflected £1,846 million (2017 – £1,517 million) of accounting charges arising from the re-measurement of our contingent consideration liabilities related to the acquisitions of the former Shionogi-ViiV Healthcare joint venture and the former Novartis Vaccines business, the value attributable to the Consumer Healthcare Joint Venture put option previously held by Novartis and the liabilities for the Pfizer put option and Pfizer and Shionogi preferential dividends in ViiV Healthcare. The 2017 charges included the impact of US tax reform, which increased the fair value of these liabilities by £666 million. This was partly offset by the profit on a number of asset disposals, including tapinarof, as well as a gain arising from the increase in value of the shares in Hindustan Unilever Limited to be received on the disposal of Horlicks and other Consumer Healthcare brands, net of disposal costs.

The accounting charges were driven primarily by a £758 million re-measurement of the contingent consideration liability due to Shionogi, largely related to the regular updates of exchange rate assumptions to period end rates and sales forecasts following a number of studies including the GEMINI study completed in Q2 2018, together with a £430 million unwind of the discount. In addition, a net charge of £658 million reflected the re-measurement of the valuation of the Consumer Healthcare put option to reflect the price agreed with Novartis to acquire its shareholding, together with movements in exchange rates, largely offset by gains on hedging contracts.

50
GSK Annual Report 2018

Group financial review continued

Total results continued

Operating profit

Total operating profit was £5,483 million in 2018 compared with £4,087 million in 2017. The increase in operating profit primarily reflected a favourable comparison with charges of £666 million in 2017 arising from the impact of US tax reform on the valuation of the Consumer Healthcare and HIV businesses and reduced restructuring costs and asset impairments. In addition, there was a contribution from sales growth, a more favourable mix, primarily in Vaccines and Consumer Healthcare, benefits from the prioritisation of R&D expenditure and comparison with the impact of the Priority Review Voucher utilised and expensed in 2017, alongside continued tight control of ongoing costs. This was partly offset by the increased impact of accounting charges related to the re-measurement of the liabilities for contingent consideration, put options and preferential dividends, continuing pricing pressure, particularly in Respiratory, increased input costs, the comparison with the benefit in Q2 2017 of a settlement for lost third-party supply volume in Vaccines, investments in new product support, particularly for launches in Respiratory, HIV and Vaccines and a reduction in royalty income.

Contingent consideration cash payments which are made to Shionogi and other companies reduce our balance sheet liability and hence are not recorded in the income statement. Total contingent consideration cash payments in 2018 amounted to £1,137 million (2017 – £685 million). This included a cash milestone paid to Novartis of $450 million (£317 million) as well as cash payments made to Shionogi of £793 million (2017 – £671 million).

Net finance costs

Finance income	2018 £m	2017 £m
Interest and other income	81	63
Fair value movements	–	2

	81	65

Finance expense
Interest expense	(717)	(720)
Unwinding of discounts on liabilities	(15)	(16)
Remeasurements and fair value movements	3	(4)
Other finance expense	(69)	6

	(798)	(734)

Net finance costs were £717 million compared with £669 million in 2017. This reflected higher debt levels following our acquisition from Novartis of its stake in the Consumer Healthcare Joint Venture in June 2018 as well as additional interest on tax arising from a historic tax settlement, recorded in Q3 2018, and an adverse comparison with a provision release of £24 million in Q4 2017 (both reflected in other finance expense). This was partly offset by the benefit of a one-off accounting adjustment to the amortisation of long-term bond interest charges of £20 million in Q1 2018 (reported through interest expense), the benefit from older bonds being refinanced at lower interest rates and the translation impact of exchange rate movements on the reported Sterling costs of foreign currency denominated interest-bearing instruments.

Profit on disposal of associates

The profit on disposal of associates was £3 million (2017 – £94 million).

Share of after tax profits of associates and joint ventures

The share of profits of associates and joint ventures was £31 million (2017 – £13 million), primarily arising from our investment in Innoviva.

Profit before taxation

Taking account of net finance costs the profit on disposal of associates and the share of profits of associates, profit before taxation was £4,800 million compared with £3,525 million in 2017.

Taxation

	2018 £m	2017 £m
UK current year charge	234	199
Rest of world current year charge	1,426	1,928
Charge in respect of prior periods	(492)	(508)
Total current taxation	1,168	1,619
Total deferred taxation	(414)	(263)

Taxation on total profits	754	1,356

The charge of £754 million represented an effective tax rate on Total results of 15.7% (2017 – 38.5%) and reflected the different tax effects of the various Adjusting items. This includes the effect of a reduced estimate of the 2017 impact of US tax reform of £125 million, following additional guidance being released by the IRS and a re-assessment of estimates of uncertain tax positions following the settlement of a number of open issues with tax authorities. The reduction from the prior year effective tax rate on Total profits was driven primarily by a favourable comparison with the impact of US tax reform, which resulted in a number of charges in Q4 2017.

Non-controlling interests

The allocation of earnings to non-controlling interests amounted to £423 million (2017 – £637 million). The reduction was primarily due to the lower allocation of Consumer Healthcare profits of £117 million (2017 – £415 million) following the buyout of Novartis’ interest. This was partly offset by an increased allocation of ViiV Healthcare profits and higher net profits in some of our other entities with non-controlling interests.

Earnings per share

Total earnings per share was 73.7p, compared with 31.4p in 2017. The increase in earnings per share primarily reflected a favourable comparison with charges in 2017 arising from the impact of US tax reform, reduced restructuring costs and asset impairments, increased operating profits, a lower tax rate and a reduced non-controlling interest allocation of Consumer Healthcare profits, partly offset by higher transaction-related charges arising from increases in the valuation of the liabilities for contingent consideration, put options and preferential dividends.

Dividends

The Board declared four interim dividends resulting in a total dividend for the year of 80 pence, in line with the dividend declared for 2017. See Note 16 to the financial statements, ‘Dividends’.

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GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Adjusting items

Adjusted results reconciliation 31 December 2018	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction -related £m	Divestments, significant legal and other items £m	Adjusted results £m

Turnover	30,821	30,821

Cost of sales	(10,241)	536	69	443	15	–	(9,178)

Gross profit	20,580	536	69	443	15	–	21,643

Selling, general and administration	(9,915)	2	315	98	38	(9,462)

Research and development	(3,893)	44	45	49	20	(3,735)

Royalty income	299	299

Other operating income/(expense)	(1,588)	2	1,864	(278)	–
Operating profit	5,483	580	116	809	1,977	(220)	8,745

Net finance costs	(717)	4	(3)	18	(698)

Profit on disposal of associates	3	(3)	–

Share of after tax profits of associates and joint ventures	31	31
Profit before taxation	4,800	580	116	813	1,974	(205)	8,078

Taxation	(754)	(109)	(19)	(170)	(239)	(244)	(1,535)

Tax rate	15.7%	19.0%
Profit after taxation	4,046	471	97	643	1,735	(449)	6,543

Profit attributable to non-controlling interests	423	251	674

Profit attributable to shareholders	3,623	471	97	643	1,484	(449)	5,869

Earnings per share	73.7p	9.6p	2.0p	13.1p	30.2p	(9.2)	p	119.4p

Weighted average number of shares (millions)	4,914	4,914

Adjusted results reconciliation 31 December 2017	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction -related £m	Divestments, significant legal and other items £m	US tax reform £m	Adjusted results £m

Turnover	30,186	30,186

Cost of sales	(10,342)	546	400	545	80	–	(8,771)
Gross profit	19,844	546	400	545	80	–	21,415

Selling, general and administration	(9,672)	248	83	(9,341)

Research and development	(4,476)	45	288	263	18	(3,862)

Royalty income	356	356

Other operating income/(expense)	(1,965)	1,519	(220)	666	–
Operating profit	4,087	591	688	1,056	1,599	(119)	666	8,568

Net finance costs	(669)	4	8	(657)

Profit on disposal of associates	94	(94)	–

Share of after tax profits of associates and joint ventures	13	13
Profit before taxation	3,525	591	688	1,060	1,599	(205)	666	7,924

Taxation	(1,356)	(134)	(176)	(209)	(619)	(251)	1,078	(1,667)

Tax rate	38.5%	21.0%
Profit after taxation	2,169	457	512	851	980	(456)	1,744	6,257

Profit attributable to non-controlling interests	637	42	114	793

Profit attributable to shareholders	1,532	457	512	851	938	(456)	1,630	5,464

Earnings per share	31.4p	9.4p	10.5p	17.4p	19.2p	(9.4)	p	33.3p	111.8p

Weighted average number of shares (millions)	4,886	4,886

52
GSK Annual Report 2018

Group financial review continued

Adjusting items continued

Intangible asset amortisation and impairment

Intangible asset amortisation was £580 million compared with £591 million in 2017. Intangible asset impairments related to commercial and Pharmaceuticals R&D development assets were £116 million (2017 – £688 million). The 2017 charge included impairments related to the withdrawal of Tanzeum and a number of other commercial and Pharmaceuticals R&D development assets. These charges were non-cash items.

Major restructuring and integration

Within the Pharmaceuticals sector, the highly regulated manufacturing operations and supply chains and long lifecycle of the business mean that restructuring programmes, particularly those that involve the rationalisation or closure of manufacturing or R&D sites, are likely to take several years to complete.

Major restructuring costs are those related to specific Board-approved Major restructuring programmes. Major restructuring programmes, including integration costs following material acquisitions, are those that are structural and are of a significant scale where the costs of individual or related projects exceed £25 million. Other ordinary course smaller scale restructuring costs are retained within Total and Adjusted results.

The Board approved a new Major restructuring programme in July 2018, which is designed to significantly improve the competitiveness and efficiency of our cost base with savings delivered primarily through supply chain optimisation and reductions in administrative costs.

Total Major restructuring charges incurred in 2018 were £809 million (2017 – £1,056 million), analysed as follows:

			2018			2017
	Cash £m	Non- cash £m	Total £m	Cash £m	Non- cash £m	Total £m
Combined restructuring and integration programme	330	110	440	531	525	1,056

2018 major restructuring programme	279	90	369	–	–	–

	609	200	809	531	525	1,056

Non-cash charges arising under the existing Combined restructuring and integration programme primarily related to the write-down of assets as part of the announced plans to reduce the manufacturing network. Cash charges arose from restructuring in the Europe and International Pharmaceuticals commercial operations and some manufacturing sites. Non-cash charges under the 2018 major restructuring programme primarily related to announced plans to restructure the manufacturing network and cash charges to date under the 2018 major restructuring programme primarily related to restructuring in the US Pharmaceuticals commercial operation, as well as some manufacturing sites and central functions.

Total cash payments for the two programmes made in the year were £537 million (2017 – £555 million).

The analysis of major restructuring charges by business was as follows:

	2018 £m	2017 £m
Pharmaceuticals	563	682
Vaccines	104	177
Consumer Healthcare	72	137

	739	996
Corporate & central functions	70	60

Total Major restructuring charges	809	1,056

The analysis of Major restructuring charges by Income statement line was as follows:

	2018 £m	2017 £m
Cost of sales	443	545
Selling, general and administration	315	248
Research and development	49	263
Other operating income/(expense)	2	-

Total Major restructuring charges	809	1,056

The Combined restructuring and integration programme delivered incremental annual cost savings in the year of £0.3 billion. Given its relatively recent launch, the benefit delivery this year from the 2018 major restructuring programme was not material.

The analysis of incremental annual cost savings in the year by Income statement line was as follows:

	2018 £bn	2017 £bn
Cost of sales	0.2	0.2
Selling, general and administration	0.1	0.4
Research and development	-	0.1

	0.3	0.7

Total cash charges for the Combined restructuring and integration programme are now expected to be approximately £4.1 billion with non-cash charges up to £1.6 billion. The programme has now delivered approximately £3.9 billion of annual savings, including an estimated currency benefit of £0.3 billion. The programme is now expected to deliver by 2020 total annual savings of £4.4 billion on a constant currency basis, including an estimated benefit of £0.4 billion from currency on the basis of 2018 average exchange rates.

The 2018 major restructuring programme is expected to cost £1.7 billion over the period to 2021, with cash costs of £0.8 billion and non-cash costs of £0.9 billion, and is expected to deliver annual savings of around £400 million by 2021 (at 2018 rates). These savings will be fully re-invested to help fund targeted increases in R&D and commercial support of new products.

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Governance and remuneration
Financial statements
Investor information

Adjusting items continued

Transaction-related adjustments

Transaction-related adjustments resulted in a net charge of £1,977 million (2017 – £1,599 million). This primarily reflected £1,846 million of accounting charges for the re-measurement of the contingent consideration liabilities related to our acquisitions of the former Shionogi-ViiV Healthcare joint venture and the former Novartis Vaccines business, the value attributable to the Consumer Healthcare Joint Venture put option held by Novartis and the liabilities for the Pfizer put option and Pfizer and Shionogi preferential dividends in ViiV Healthcare.

Charge/(credit)	2018 £m	2017 £m
Consumer Healthcare Joint Venture put option	658	986

Contingent consideration on former Shionogi-ViiV Healthcare Joint Venture (including Shionogi preferential dividends)	1,188	556

ViiV Healthcare put options and Pfizer preferential dividends	(58)	(126)

Contingent consideration on former Novartis Vaccines business	58	101

Other adjustments	131	82

Total transaction-related charges	1,977	1,599

A net charge of £658 million relating to the Consumer Healthcare Joint Venture represented the re-measurement of the valuation of the Consumer Healthcare put option to the agreed valuation of $13 billion (£9.2 billion on signing), together with an increase due to movements in exchange rates, which was largely offset by gains on hedging contracts.

The £1,188 million charge relating to the contingent consideration for the former Shionogi-ViiV Healthcare Joint Venture represented a £758 million increase in the valuation of the contingent consideration due to Shionogi, primarily as a result of updated exchange rate assumptions and sales forecasts following the GEMINI study completed in Q2 2018, together with a £430 million unwind of the discount.

Other adjustments included a £51 million charge reflecting the release of an indemnity asset relating to the tax treatment of inventory acquired as part of the Novartis Vaccines acquisition, with a corresponding offset in tax, as well as acquisition costs relating to our acquisition of Tesaro completed in January 2019 and the announced agreement with Pfizer to combine our consumer healthcare businesses.

Contingent consideration cash payments which are made to Shionogi and other companies reduce the balance sheet liability and hence are not recorded in the income statement. Total contingent consideration cash payments in the year amounted to £1,137 million (2017 – £685 million). This included a cash milestone paid to Novartis of $450 million (£317 million) as well as cash payments made by ViiV Healthcare to Shionogi in relation to its contingent consideration liability (including preferential dividends) which amounted to £793 million (2017 – £671 million).

An explanation of the accounting for the non-controlling interests in ViiV Healthcare is set out on page 41.

Divestments, significant legal charges and other items

Divestments and other items included the profit on a number of asset disposals, including tapinarof, a gain arising from the increase in value of the shares in Hindustan Unilever Limited to be received on the disposal of Horlicks and other Consumer Healthcare brands, which is expected to complete by the end of 2019, net of disposal costs, as well as equity investment impairments and certain other adjusting items. A charge of £33 million (2017 – £68 million) for significant legal matters included the benefit of the settlement of existing matters as well as provisions for ongoing litigation. Significant legal cash payments were £39 million (2017 – £192 million).

54
GSK Annual Report 2018

Group financial review continued

Adjusted results

Adjusted operating profit (£bn)

GSK uses a number of adjusted, non-IFRS, measures to report the performance of its business. Adjusted results and other non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS. Adjusted results and other non-IFRS measures are defined on pages 40 to 42.

Cost of sales

		2018		2017		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%

Cost of sales	(9,178)	(29.8)	(8,771)	(29.1)	5	6

Cost of sales as a percentage of turnover was 29.8%, up 0.7 percentage points at AER, and 0.4 percentage points in CER terms compared with 2017. This primarily reflected continued adverse pricing pressure in Pharmaceuticals, particularly in Respiratory, and Established Vaccines, as well as increased input costs and an adverse comparison with the benefit of a settlement for lost third-party supply volume in 2017 in Vaccines. This was partly offset by a more favourable product mix in Vaccines and Consumer Healthcare, particularly with the launch of Shingrix, as well as a further contribution from integration and restructuring savings in all three businesses.

Selling, general and administration

		2018		2017		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%

Selling, general and administration	(9,462)	(30.7)	(9,341)	(30.9)	1	4

SG&A costs as a percentage of turnover were 30.7%, 0.2 percentage points lower at AER than in 2017 and 0.3 percentage points lower on a CER basis. This reflected an increase of 1% AER, 4% CER, primarily resulting from increased investment in promotional product support, particularly for new launches in Respiratory, HIV and Vaccines, partly offset by tight control of ongoing costs, particularly in non-promotional and back office spending, across all three businesses.

Research and development

		2018		2017		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%

Research and development	(3,735)	(12.1)	(3,862)	(12.8)	(3)	(2)

R&D expenditure was £3,735 million (12.1% of turnover), 3% AER, 2% CER lower than 2017, primarily reflecting the favourable comparison with the impact of the Priority Review Voucher purchased and utilised in 2017 and the benefit of the prioritisation initiatives started in the second half of 2017. This was partly offset by increased investment in the progression of a number of mid and late-stage programmes, particularly in Oncology, as well as the provision for the costs payable to a third party relating to the use of a Priority Review Voucher awarded and utilised in 2018.

	2018	2017 (revised)		Growth
	£m	£m	£%	CER%
Discovery	892	1,007	(11)	(10)

Development	1,332	1,423	(6)	(5)

Facilities and central support functions	600	576	4	6

Total Pharmaceuticals	2,824	3,006	(6)	(5)

Vaccines R&D	673	621	8	8

Consumer Healthcare R&D	238	235	1	3

Research and development	3,735	3,862	(3)	(2)

Adjusted R&D expenditure declined 3% AER, 2% CER with Pharmaceuticals down 6% AER, 5% CER. The decline in Discovery reflected the transfer of certain Oncology assets to the Development phase. The decline in Development primarily reflects the comparison with the impact of the utilisation of the Priority Review Voucher in 2017 and the benefit of the prioritisation initiatives started in the second half of 2017. This was partly offset by increased investment in the progression of a number of mid and late-stage programmes, particularly in Oncology, and the provision for costs payable to a third party relating to the use of a Priority Review Voucher awarded in 2018. The growth in Technology, facilities and functional support costs primarily reflected increased investments in data analytics.

Royalty income

Royalty income was £299 million (2017 – £356 million), the reduction primarily reflecting the patent expiry of Cialis, partly offset by an increase in the Gardasil royalty.

Adjusted operating profit

Adjusted operating profit was £8,745 million, 2% higher at AER compared with 2017 and 6% higher at CER on a turnover increase of 5%. The Adjusted operating margin of 28.4% was flat at AER compared with 2017 but 0.5 percentage points higher on a CER basis. This reflected the benefit from sales growth at CER in all three businesses, a more favourable mix, primarily in Vaccines and Consumer Healthcare, the benefits of prioritisation of R&D expenditure and the comparison with the impact of the Priority Review Voucher utilised and expensed in 2017 as well as continued tight control of ongoing costs across all three businesses. This was partly offset by continuing pricing pressure, particularly in Respiratory, increased input costs, the comparison with the benefit in Q2 2017 of a settlement for lost third-party supply volume in Vaccines, investments in promotional product support, particularly for new launches in Respiratory, HIV and Vaccines and a reduction in royalty income.

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Investor information

Adjusted results continued

Adjusted operating profit by business

		2018		2017		Growth
	£m	Margin %	£m	Margin %	£%	CER%

Pharmaceuticals	8,420	48.8	8,667	50.2	(3)	–

Pharmaceuticals R&D	(2,676)		(2,740)		(2)	(1)

Pharmaceuticals	5,744	33.3	5,927	34.3	(3)	–

Vaccines	1,943	33.0	1,644	31.9	18	25

Consumer Healthcare	1,517	19.8	1,373	17.7	10	15

	9,204	29.9	8,944	29.6	3	7

Corporate & other unallocated costs	(459)		(376)		22	15

Adjusted operating profit	8,745	28.4	8,568	28.4	2	6

Pharmaceuticals operating profit

Pharmaceuticals operating profit was £5,744 million, down 3% AER but flat at CER on a turnover increase of 2% CER. The operating margin of 33.3% was 1.0 percentage points lower at AER than in 2017 and 0.9 percentage points lower on a CER basis. This primarily reflected the continued impact of lower prices, particularly in Respiratory, and the broader transition of our Respiratory portfolio, increased investment in new product support and a reduction in royalty income. This was partly offset by the benefits of prioritisation within R&D and a favourable comparison with the impact of the Priority Review Voucher purchased in 2017.

Vaccines operating profit

Vaccines operating profit was £1,943 million, 18% AER, 25% CER higher than in 2017 on a turnover increase of 16% CER. The operating margin of 33.0% was 1.1 percentage points higher at AER than in 2017 and 2.5 percentage points higher on a CER basis. This was primarily driven by enhanced operating leverage from strong sales growth, an improved product mix, including the impact of the launch of Shingrix, together with further restructuring and integration benefits. This was partly offset by the comparison with the benefit of a settlement for lost third-party supply volume recorded in 2017, increased supply chain costs and increased SG&A investments to support new launches and business growth.

Consumer Healthcare operating profit

Consumer Healthcare operating profit was £1,517 million, up 10% AER, 15% CER on a turnover increase of 2% CER. The operating margin of 19.8% was 2.1 percentage points higher than in 2017 and

2.2 percentage points higher on a CER basis. This primarily reflected improved product mix and manufacturing restructuring and integration benefits, as well as continued tight control of promotional and other operating expenses.

Net finance costs

Finance income	2018 £m	2017 £m
Interest and other income	81	63

Fair value movements	–	2

	81	65

Finance expense
Interest expense	(717)	(720)

Unwinding of discounts on liabilities	(5)	(4)

Remeasurements and fair value movements	3	(4)

Other finance expense	(60)	6

	(779)	(722)

Net finance costs were £698 million compared with £657 million in 2017. The increase reflected higher debt levels following the acquisition from Novartis of its stake in the Consumer Healthcare Joint Venture in June 2018 as well as a £23 million increase in interest on tax arising from settlement of a historic tax matter and an adverse comparison with a provision release of £23 million in 2017 (both reflected in other finance expense). This was partly offset by the benefit of a one-off accounting adjustment to the amortisation of long-term bond interest charges of £20 million (reported through interest expense), the benefit from older bonds and the facilities utilised to fund the acquisition of Novartis’ stake in the Consumer Healthcare Joint Venture being refinanced at lower interest rates and fair value gains on hedging instruments.

Share of after tax profits of associates and joint ventures

The share of profits of associates and joint ventures was £31 million (2017 – £13 million), primarily arising from our investment in Innoviva.

Taxation

Tax on Adjusted profit amounted to £1,535 million and represented an effective Adjusted tax rate of 19.0% (2017 – 21.0%). The reduction in the effective Adjusted tax rate in 2018 was primarily driven by the reduction in the US federal tax rate.

Non-controlling interests

The allocation of Adjusted earnings to non-controlling interests amounted to £674 million (2017 – £793 million). The reduction was primarily due to the lower allocation of Consumer Healthcare profits of £118 million (2017– £344 million) following the buyout of Novartis’ interest. This was partly offset by an increased allocation of ViiV Healthcare profits of £501 million (2017 – £414 million), and the changes in the proportions of preferential dividends due to each shareholder based on the relative performance of different products, as well as increases in the allocation due to higher net profits in some of the Group’s other entities with non-controlling interests.

Adjusted earnings per share

Adjusted EPS of 119.4p was up 7% AER, 12% CER, compared with a 6% CER increase in Adjusted operating profit, primarily as a result of a reduced non-controlling interest allocation of Consumer Healthcare profits and a lower Adjusted tax rate.

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GSK Annual Report 2018

Group financial review continued

Cash generation and conversion

A summary of the consolidated cash flow statement is set out below.

	2018 £m	2017 £m
Net cash inflow from operating activities	8,421	6,918

Net cash outflow from investing activities	(1,553)	(1,443)

Net cash outflow from financing activities	(6,389)	(6,380)

Increase/(decrease) in cash and bank overdrafts	479	(905)

Cash and bank overdrafts at beginning of year	3,600	4,605

Increase/(decrease) in cash and bank overdrafts	479	(905)

Exchange adjustments	8	(100)

Cash and bank overdrafts at end of year	4,087	3,600

Cash and bank overdrafts at end of year comprise:

Cash and cash equivalents	3,874	3,833

Cash and cash equivalents reported in assets held for sale	485	–

Overdrafts	(272)	(233)

	4,087	3,600

The net cash inflow from operating activities for the year was £8,421 million (2017 – £6,918 million). The increase primarily reflected improved operating profits, a smaller increase in working capital as a result of a reduction of inventory balances and a strong focus on collections, the favourable timing of payments for returns and rebates, and reduced legal settlement and restructuring payments, partly offset by a negative currency impact on operating profit.

Total cash payments to Shionogi in relation to the ViiV Healthcare contingent consideration liability in the year were £793 million (2017 – £671 million), of which £703 million was recognised in cash flows from operating activities and £90 million was recognised in contingent consideration paid within investing cash flows. These payments are deductible for tax purposes.

Capital expenditure and financial investment

Cash payments for tangible and intangible fixed assets amounted to £1,796 million (2017– £2,202 million) and disposals realised £453 million (2017 – £807 million). Cash payments to acquire equity investments amounted to £309 million (2017 – £80 million), primarily relating to 23andMe, and sales of equity investments realised £151 million (2017 – £64 million).

Free cash flow

Free cash flow is the amount of cash generated by the Group after meeting our obligations for contingent consideration, interest, tax and dividends paid to non-controlling interests, and after capital expenditure on property, plant and equipment and intangible assets.

	2018 £m	2017 (revised) £m
Free cash inflow	5,692	3,485

Free cash flow was £5,692 million for the year (2017 – £3,485 million). The increase primarily reflected improved operating profits, a smaller increase in working capital following a reduction of inventory balances and a strong focus on collections, the favourable timing of payments for returns and rebates, reduced legal settlement costs and restructuring payments, lower capital expenditure, including a favourable comparison with the impact of the Priority Review Voucher in 2017, increased disposals of intangible assets of £256 million (2017 – £48 million), primarily relating to the disposal of tapinarof, and reduced dividend payments to non-controlling interests. This was partly offset by a negative currency impact on operating profit and increased contingent consideration payments including the $450 million (£317 million) milestone paid to Novartis in the year.

Reconciliation of net cash inflow from operating activities to free cash flow

A reconciliation of net cash inflow from operating activities, which is the closest equivalent IFRS measure to free cash flow, is shown below.

	2018 £m	2017 (revised) £m
Net cash inflow from operating activities	8,421	6,918

Purchase of property, plant and equipment	(1,344)	(1,545)

Purchase of intangible assets	(452)	(657)

Proceeds from sale of property, plant and equipment	168	281

Proceeds from disposal of intangible assets	256	48

Interest paid	(766)	(781)

Interest received	72	64

Dividends from associates and joint ventures	39	6

Contingent consideration paid (reported in investing activities)	(153)	(91)

Contribution from non-controlling interests	21	21

Distributions to non-controlling interests	(570)	(779)

Free cash flow	5,692	3,485

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GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Cash generation and conversion continued

Future cash flow

Over the long term, we expect that future cash generated from operations will be sufficient to fund our operating and debt servicing costs, normal levels of capital expenditure, obligations under existing licensing agreements, expenditure arising from restructuring programmes and other routine outflows including tax, pension contributions and dividends, subject to the ‘Principal risks and uncertainties’ discussed on pages 241 to 250. We may from time to time have additional demands for finance, such as for acquisitions, including potentially acquiring increased ownership interests in the ViiV Healthcare business where minority shareholders hold put options. We have access to multiple sources of liquidity from short and long-term capital markets and financial institutions for such needs, in addition to the cash flow from operations.

Investment appraisal and capital allocation

We have a strong framework for capital allocation, including a board to govern the allocation of capital between our businesses. We utilise a consistent cash return on invested capital (CROIC) methodology to prioritise investment across the Group as a whole, so that we can more effectively compare the returns from each of the businesses as we allocate capital between them. We also consider the impact on EPS and our credit profile where relevant.

The discount rate used to perform financial analyses is decided internally, to allow determination of the extent to which investments cover our cost of capital. For individual investments the discount rate may be adjusted to take into account specific country, business or project risk.

Working capital

	2018	2017
Working capital percentage of turnover (%)	23	22

Working capital conversion cycle (days)	201	191

The increase of 10 days in 2018 compared with 2017 was predominantly due to an adverse impact from exchange of approximately five days as well as a reduced denominator due to lower restructuring and impairment costs in 2018. Excluding these factors, significant improvements were made in working capital relative to the growth in the business, with reduced inventory as a result of tight control of inventory levels and stronger collections of receivables.

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GSK Annual Report 2018

Group financial review continued

Financial position and resources

	2018 £m	2017 £m

Assets

Non-current assets

Property, plant and equipment	11,058	10,860

Goodwill	5,789	5,734

Other intangible assets	17,202	17,562

Investments in associates and joint ventures	236	183

Other investments	1,322	918

Deferred tax assets	3,887	3,796

Derivative financial instruments	69	8

Other non-current assets	1,576	1,413

Total non-current assets	41,139	40,474

Current assets

Inventories	5,476	5,557

Current tax recoverable	229	258

Trade and other receivables	6,423	6,000

Derivative financial instruments	188	68

Liquid investments	84	78

Cash and cash equivalents	3,874	3,833

Assets held for sale	653	113

Total current assets	16,927	15,907

Total assets	58,066	56,381

Liabilities

Current liabilities

Short-term borrowings	(5,793)	(2,825)

Contingent consideration liabilities	(837)	(1,076)

Trade and other payables	(14,037)	(20,970)

Derivative financial instruments	(127)	(74)

Current tax payable	(965)	(995)

Short-term provisions	(732)	(629)

Total current liabilities	(22,491)	(26,569)

Non-current liabilities

Long-term borrowings	(20,271)	(14,264)

Corporation tax payable	(272)	(411)

Deferred tax liabilities	(1,156)	(1,396)

Pensions and other post-employment benefits	(3,125)	(3,539)

Other provisions	(691)	(636)

Derivative financial instruments	(1)	–

Contingent consideration liabilities	(5,449)	(5,096)

Other non-current liabilities	(938)	(981)

Total non-current liabilities	(31,903)	(26,323)

Total liabilities	(54,394)	(52,892)

Net assets	3,672	3,489

Equity

Share capital	1,345	1,343

Share premium account	3,091	3,019

Retained earnings	(2,137)	(6,477)

Other reserves	2,061	2,047

Shareholders’ equity	4,360	(68)

Non-controlling interests	(688)	3,557

Total equity	3,672	3,489

Property, plant and equipment

Our business is science-based, technology-intensive and highly regulated by governmental authorities. We allocate significant financial resources to the renewal and maintenance of our property, plant and equipment to minimise risks of interruption to production and to ensure compliance with regulatory standards. A number of our processes use hazardous materials.

The total cost of our property, plant and equipment at 31 December 2018 was £22,488 million, with a net book value of £11,058 million. Of this, land and buildings represented £4,404 million, plant and equipment £4,582 million and assets in construction £2,072 million. In 2018, we invested £1,358 million in new property, plant and equipment. This was mainly related to a large number of projects for the renewal, improvement and expansion of facilities at various worldwide sites to support new product development and launches as well as to improve the efficiency of existing supply chains. Property is mainly held freehold. New investment is financed from our liquid resources. At 31 December 2018, we had contractual commitments for future capital expenditure of £665 million and operating lease commitments of £1,138 million. We believe that our property and plant facilities are adequate for our current needs.

We observe stringent procedures and use specialist skills to manage environmental risks from our activities. Environmental issues, sometimes dating from operations now modified or discontinued, are reported under ‘Environment’ on page 32 and in Note 45 to the financial statements, ‘Legal proceedings’.

Goodwill

Goodwill increased to £5,789 million at 31 December 2018, from £5,734 million. The increase primarily reflected the impact of exchange movements, partly offset by the transfer of goodwill to assets held for sale.

Other intangible assets

Other intangible assets include the cost of intangibles acquired from third parties and computer software. The net book value of other intangible assets as at 31 December 2018 was £17,202 million (2017 – £17,562 million). The decrease in 2018 reflected the impact of amortisation and impairment of existing intangibles of £902 million and £134 million respectively, partly offset by the development costs capitalised during the year of £203 million, other additions of £327 million and the impact of exchange movements.

Investments in associates and joint ventures

We held investments in associates and joint ventures with a carrying value at 31 December 2018 of £236 million (2017 – £183 million). The market value at 31 December 2018 was £487 million (2017 – £372 million). The largest of these investments was in Innoviva Inc. which had a book value at 31 December 2018 of £189 million (2017 – £147 million). The market value at 31 December 2018 was £440 million. See Note 20 to the financial statements, ‘Investments in associates and joint ventures’.

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GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Financial position and resources continued

Other investments

We held other investments with a carrying value at 31 December 2018 of £1,322 million (2017 – £918 million). The highest value investments held at 31 December 2018 were in 23andMe, which was acquired during the year and had a book value at 31 December 2018 of £229 million, and Theravance Biopharma, Inc. which had a book value at 31 December 2018 of £194 million (2017 – £199 million). The other investments included equity stakes in companies with which we have research collaborations, which provide access to biotechnology developments of potential interest and interests in companies that arise from business divestments.

Derivative financial instruments: assets

We had current derivative financial assets held at fair value of £188 million (2017 – £68 million) and non-current derivative financial assets held at fair value of £69 million (2017 – £8 million). £100 million of current derivative financial assets related to a derivative embedded in the agreement to divest Horlicks and other nutritional brands to Unilever plc. See Note 38 for further information. The majority of the remainder of these financial instruments related to foreign exchange contracts both designated and not designated as accounting hedges.

Inventories

Inventory of £5,476 million decreased from £5,557 million in 2017. The decrease primarily reflected tight control of inventory levels.

Trade and other receivables

Trade and other receivables of £6,423 million increased from £6,000 million in 2017, primarily reflecting the impact of higher sales, particularly in Vaccines, partly offset by better collections, together with exchange movements.

Deferred tax assets

Deferred tax assets amounted to £3,887 million (2017 – £3,796 million) at 31 December 2018.

Derivative financial instruments: liabilities

We held current and non-current derivative financial liabilities at fair value of £128 million (2017 – £74 million). This primarily related to foreign exchange contracts both designated and not designated as accounting hedges.

Trade and other payables

At 31 December 2018, trade and other payables were £14,037 million compared with £20,970 million at 31 December 2017. The decrease primarily reflected the elimination of the Consumer Healthcare Joint Venture put option following the buyout of Novartis’ interest in the Consumer Healthcare Joint Venture on 1 June 2018. The buyout was primarily funded by utilising the proceeds of bonds issued with maturity dates of between two and twelve years, in both the US and Europe, which raised $6 billion and €2.5 billion respectively. Committed bank facilities financed the remaining amount of the $13 billion transaction.

Provisions

We carried deferred tax provisions and other short-term and non-current provisions of £2,579 million at 31 December 2018 (2017 – £2,661 million). Other provisions at the year-end included £219 million (2017 – £186 million) related to legal and other disputes and £641 million (2017 – £504 million) related to Major restructuring programmes. Provision has been made for legal and other disputes, indemnified disposal liabilities, employee related liabilities and the costs of the restructuring programme to the extent that at the balance sheet date a legal or constructive obligation existed and could be reliably estimated.

Pensions and other post-employment benefits

We account for pension and other post-employment arrangements in accordance with IAS 19. The deficits, net of surpluses, before allowing for deferred taxation were £995 million (2017 – £1,505 million) on pension arrangements and £1,379 million (2017 – £1,496 million) on unfunded post-employment liabilities. The decrease in net deficit was predominantly driven by higher discount rates that we used to discount the value of the liabilities, partly offset by a reduction in UK asset values.

Other non-current liabilities

Other non-current liabilities amounted to £938 million at 31 December 2018 (2017 – £981 million).

Contingent consideration liabilities

Contingent consideration amounted to £6,286 million at 31 December 2018 (2017 – £6,172 million), of which £5,937 million (2017 – £5,542 million) represented the estimated present value of amounts payable to Shionogi relating to ViiV Healthcare and £296 million (2017 – £584 million) represented the estimated present value of contingent consideration payable to Novartis related to the Vaccines acquisition following a milestone payment of $450 million made to Novartis in January 2018.

The liability due to Shionogi included £252 million in respect of preferential dividends. The liability for preferential dividends due to Pfizer at 31 December 2018 was £15 million (2017 – £17 million). An explanation of the accounting for the non-controlling interests in ViiV Healthcare is set out on page 41.

Of the contingent consideration payable (on a post-tax basis) at 31 December 2018, £837 million (2017 – £1,076 million) is expected to be paid within one year. The consideration payable for the acquisition of the Shionogi-ViiV Healthcare joint venture and the Novartis Vaccines business is expected to be paid over a number of years. As a result, the total estimated liabilities are discounted to their present values, on a post-tax basis using post-tax discount rates. The Shionogi-ViiV Healthcare contingent consideration liability is discounted at 8.5% and the Novartis Vaccines contingent consideration liability is discounted partly at 8% and partly at 9%.

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GSK Annual Report 2018

Group financial review continued

Financial position and resources continued

Maturity profile of long-term debt

Net debt

	2018 £m	2017 £m
Cash, cash equivalents and liquid investments	3,958	3,911
Cash, cash equivalents reported in assets held for sale	485	–
Borrowings – repayable within one year	(5,793)	(2,825)
Borrowings – repayable after one year	(20,271)	(14,264)
Net debt	(21,621)	(13,178)

At 31 December 2018, net debt was £21.6 billion, compared with £13.2 billion at 31 December 2017, comprising gross debt of £26.1 billion and cash and liquid investments of £4.5 billion, including £0.5 billion reported within Assets held for sale, reflecting the agreement to divest Horlicks and the other Consumer Healthcare nutritional brands to Unilever plc. Net debt increased due to the £9.3 billion acquisition from Novartis of the remaining stake in the Consumer Healthcare Joint Venture in June 2018, the £0.2 billion investment in 23andMe, £0.8 billion of unfavourable exchange impacts from the translation of non-Sterling denominated debt, and dividends paid to shareholders of £3.9 billion, partly offset by increased free cash flow of £5.7 billion after the milestone payment to Novartis.

At 31 December 2018, GSK’s cash and liquid investments were held as follows:

	2018 £m	2017 £m
Bank balances and deposits	1,853	1,715
Bank balances and deposits reported in assets held for sale	485	–
US Treasury and Treasury repo only money market funds	449	1,715
Liquidity funds	1,572	403
Cash and cash equivalents	4,359	3,833
Liquid investments – Government securities	84	78
	4,443	3,911

Cash and liquid investments of £2.9 billion (2017 – £2.5 billion) were held centrally at 31 December 2018.

The analysis of cash and gross debt after the effects of hedging is as follows.

	2018 £m	2017 £m
Cash and liquid investments	4,443	3,911
Gross debt – fixed[1]	(21,603)	(16,229)
– floating	(4,432)	(805)
– non-interest bearing	(29)	(55)
Net debt	(21,621)	(13,178)

[1]	Includes £1.3 billion equivalent of notes swapped from floating to fixed rates via interest rate swaps.

Movements in net debt

	2018 £m	2017 £m
Net debt at beginning of year	(13,178)	(13,804)
Increase/(decrease) in cash and bank overdrafts	479	(905)
Increase in liquid investments	–	(4)
Increase in long-term loans	(10,138)	(2,233)
Net repayment of short-term loans	1,986	3,200
Exchange movements	(776)	585
Other movements	6	(17)
Net debt at end of year	(21,621)	(13,178)

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GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Financial position and resources continued

Total equity

At 31 December 2018, total equity had increased from £3,489 million at 31 December 2017 to £3,672 million. This primarily reflected the impact of Total profit and the re-measurement gains on defined benefit plans offset by dividends paid and an unfavourable exchange translation impact in the year.

A summary of the movements in equity is set out below.

	2018 £m	2017 £m

Total equity at beginning of year	3,489	4,963

Implementation of IFRS 15	(4)	–

Implementation of IFRS 9	(11)	–

Total equity at beginning of year, as adjusted	3,474	4,963

Total comprehensive income for the year	4,300	2,882

Dividends to shareholders	(3,927)	(3,906)

Ordinary shares issued	74	56

Changes in non-controlling interests	–	(2)

De-recognition of liabilities with non-controlling interests	(62)	–

Shares acquired by ESOP Trusts	–	(65)

Share-based incentive plans	360	333

Tax on share-based incentive plans	2	(4)

Contributions from non-controlling interests	21	21

Distributions to non-controlling interests	(570)	(789)
Total equity at end of year	3,672	3,489

Share purchases

No shares were acquired by the Employee Share Ownership Plan (ESOP) Trusts in 2018 (2017 – £65 million). Shares are held by the Trusts to satisfy future exercises of options and awards under the Group share option and award schemes. A proportion of the shares held by the Trusts are in respect of awards where the rules of the scheme require us to satisfy exercises through market purchases rather than the issue of new shares. The shares held by the Trusts are matched to options and awards granted.

At 31 December 2018, the ESOP Trusts held 41.5 million (2017 – 66.7 million) GSK shares against the future exercise of share options and share awards. The carrying value of £161 million (2017 – £400 million) has been deducted from other reserves. The market value of these shares was £619 million (2017 – £882 million).

During 2018, no shares were repurchased by the company. At 31 December 2018, GSK held 414.6 million shares as Treasury shares (2017 – 414.6 million shares), at a cost of £5,800 million (2017 – £5,800 million), which has been deducted from retained earnings.

No ordinary shares were purchased in the period 1 January 2019 to 1 March 2019 and the company does not expect to make any ordinary share repurchases in the remainder of 2019.

Commitments and contingent liabilities

Financial commitments are summarised in Note 41 to the financial statements, ‘Commitments’. Other contingent liabilities are set out in Note 32 to the financial statements, ‘Contingent liabilities’.

Contractual obligations and commitments

The following table sets out our contractual obligations and commitments at 31 December 2018 as they fall due for payment.

	Total £m	Under 1 yr £m	1-3 yrs £m	3-5 yrs £m	5 yrs+ £m

Loans	26,154	5,771	3,367	3,562	13,454

Interest on loans	9,418	714	1,383	1,187	6,134

Finance lease obligations	68	24	29	9	6

Finance lease charges	16	5	3	3	5

Operating lease commitments	1,138	223	316	228	371

Intangible assets	4,762	172	420	743	3,427

Property, plant & equipment	665	560	105	–	–

Investments	82	38	32	12	–

Purchase commitments	561	436	124	1	–

Pensions	238	75	119	44	–
Total	43,102	8,018	5,898	5,789	23,397

Commitments in respect of loans and future interest payable on loans are disclosed before taking into account the effect of derivatives.

We have entered into a number of research collaborations to develop new compounds with other pharmaceutical companies. The terms of these arrangements can include upfront fees, equity investments, loans and commitments to fund specified levels of research. In addition, we will often agree to make further payments if future ‘milestones’ are achieved.

As some of these agreements relate to compounds in the early stages of development, the potential obligation to make milestone payments will continue for a number of years if the compounds move successfully through the development process. Generally, the closer the product is to marketing approval, the greater the probability of success. The amounts shown above within intangible assets represent the maximum that would be paid if all milestones were achieved, and include £4.2 billion which relates to externalised projects in the discovery portfolio. There was a reduction in the commitments in 2018 due to amendments made to existing agreements and obligations which have ceased.

In 2018, we reached a revised agreement with the trustees of the UK pension schemes to make additional contributions, to assist in eliminating the pension deficit identified as part of the 31 December 2017 actuarial funding valuation. The table above includes this commitment but excludes the normal ongoing annual funding requirement in the UK of approximately £140 million. This funding commitment supersedes the previous agreement made in 2016. For further information on pension obligations, see Note 28 to the financial statements, ‘Pensions and other post-employment benefits’.

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GSK Annual Report 2018

Group financial review continued

Financial position and resources continued

Contingent liabilities

The following table sets out contingent liabilities, comprising discounted bills, performance guarantees, letters of credit and other items arising in the normal course of business, and when they are expected to expire.

	Total £m	Under 1 yr £m	1-3 yrs £m	3-5 yrs £m	5 yrs+ £m
Guarantees	33	13	13	4	3
Other contingent liabilities	60	17	13	11	19
Total	93	30	26	15	22

In the normal course of business, we have provided various indemnification guarantees in respect of business disposals in which legal and other disputes have subsequently arisen. A provision is made where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome of the dispute and this is included in Note 29 to the financial statements, ‘Other provisions’.

We provide for the outcome of tax, legal and other disputes when an outflow of resources is considered probable and a reliable estimate of the outflow may be made. At 31 December 2018, other than for those disputes where provision has been made, it was not possible to make a reliable estimate of the potential outflow of funds that might be required to settle disputes where the possibility of there being an outflow was more than remote.

The ultimate liability for such matters may vary significantly from the amounts provided and is dependent upon negotiations with the relevant tax authorities and the outcome of litigation proceedings, where relevant. This is discussed further in ‘Principal risks and uncertainties’ on pages 241 to 250 and Note 45 to the financial statements, ‘Legal proceedings’.

ViiV Healthcare contingent consideration liability

The contingent consideration payable to Shionogi amounted to £5,937 million at 31 December 2018 (2017 – £5,542 million), discounted at 8.5%. The undiscounted value was £8,885 million at 31 December 2018.

Treasury policies

We report in Sterling and pay dividends out of Sterling cash flows. The role of Treasury is to monitor and manage the Group’s external and internal funding requirements and financial risks in support of our strategic objectives. GSK operates on a global basis, primarily through subsidiary companies, and we manage our capital to ensure that our subsidiaries are able to operate as going concerns and to optimise returns to shareholders through an appropriate balance of debt and equity. Treasury activities are governed by policies approved annually by the Board of Directors, and most recently on 18 October 2018. A Treasury Management Group (TMG) meeting, chaired by our Chief Financial Officer, takes place on a regular basis to review Treasury activities. Its members receive management information relating to these activities.

Treasury operations

The objective of GSK’s Treasury activities is to minimise the post-tax net cost of financial operations and reduce its volatility in order to benefit earnings and cash flows. GSK uses a variety of financial instruments to finance its operations and derivative financial instruments to manage market risks from these operations. Derivatives principally comprise foreign exchange forward contracts and swaps which are used to swap borrowings and liquid assets into currencies required for Group purposes as well as interest rate swaps which are used to manage exposure to financial risks from changes in interest rates.

Derivatives are used exclusively for hedging purposes in relation to underlying business activities and not as trading or speculative instruments.

Capital management

Our financial strategy, implemented through the Group’s Financial architecture, supports GSK’s strategic priorities and it is regularly reviewed by the Board. We manage the capital structure of the Group through an appropriate mix of debt and equity. We continue to manage our financial policies to a credit profile that particularly targets short-term credit ratings of A-1 and P-1 while maintaining single A long-term ratings consistent with those targets.

Our long-term credit rating with Standard and Poor’s is A+ (negative outlook) and with Moody’s Investor Services (‘Moody’s’) is A2 (negative outlook). Our short-term credit ratings are A-1 and P-1 with Standard and Poor’s and Moody’s respectively.

Liquidity risk management

Our policy is to borrow centrally in order to meet anticipated funding requirements. Our cash flow forecasts and funding requirements are monitored by the TMG on a regular basis. Our strategy is to diversify liquidity sources using a range of facilities and to maintain broad access to financial markets.

Each day, we sweep cash from a number of global subsidiaries to central Treasury accounts for liquidity management purposes.

Interest rate risk management

Our objective is to minimise the effective net interest cost and to balance the mix of debt at fixed and floating interest rates over time. The policy on interest rate risk management limits the net amount of floating rate debt to a specific cap, reviewed and agreed no less than annually by the Board.

Foreign exchange risk management

Foreign currency transaction exposures arising on external trade flows are not normally hedged. Foreign currency transaction exposures arising on internal trade flows are selectively hedged. Our objective is to minimise the exposure of overseas operating subsidiaries to transaction risk by matching local currency income with local currency costs where possible. GSK’s internal trading transactions are matched centrally and we manage inter-company payment terms to reduce foreign currency risk. Foreign currency cash flows can be hedged selectively under the management of Treasury and the TMG. These include hedges of the foreign exchange risk arising from acquisitions and disposals of assets. Where possible, we manage the cash surpluses or borrowing requirements of subsidiary companies centrally using forward contracts to hedge future repayments back into the originating currency.

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Treasury policies continued

In order to reduce foreign currency translation exposure, we seek to denominate borrowings in the currencies of our principal assets and cash flows. These are primarily denominated in US Dollars, Euros and Sterling. Borrowings can be swapped into other currencies as required.

Borrowings denominated in, or swapped into, foreign currencies that match investments in overseas Group assets may be treated as a hedge against the relevant assets. Forward contracts in major currencies are also used to reduce exposure to the Group’s investment in overseas Group assets. The TMG reviews the ratio of borrowings to assets for major currencies regularly.

Counterparty risk management

We set global counterparty limits for each of our banking and investment counterparties based on long-term credit ratings from Moody’s and Standard and Poor’s. Treasury’s usage of these limits is monitored daily by a Corporate Compliance Officer (CCO) who operates independently of Treasury. Any breach of these limits would be reported to the CFO immediately.

The CCO also monitors the credit rating of these counterparties and, when changes in ratings occur, notifies Treasury so that changes can be made to investment levels or to authority limits as appropriate. In addition, relationship banks and their credit ratings are reviewed regularly and a report is presented annually to the TMG for approval.

Critical accounting policies

The consolidated financial statements are prepared in accordance with IFRS, as adopted for use in the European Union, and also with IFRS as issued by the IASB, following the accounting policies approved by the Board and described in Note 2 to the financial statements, ‘Accounting principles and policies’.

We are required to make estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the financial statements. Actual amounts and results could differ from those estimates.

The critical accounting policies relate to the following areas:

–	Turnover

–	Taxation (Note 14)

–	Legal and other disputes (Notes 29 and 45)

–	Intangible asset impairments (Note 19)

–	Business combinations (Note 38)

–	Pensions and other post-employment benefits (Note 28).

Information on the judgements and estimates made in these areas is given in Note 3 to the financial statements, ‘Key accounting judgements and estimates’.

Turnover

In respect of the Turnover accounting policy, our largest business is US Pharmaceuticals, and the US market has the most complex arrangements for rebates, discounts and allowances. The following briefly describes the nature of the arrangements in existence in our US Pharmaceuticals business:

–	We have arrangements with certain indirect customers whereby the customer is able to buy products from wholesalers at reduced prices. A chargeback represents the difference between the invoice price to the wholesaler and the indirect customer’s contractual discounted price. Accruals for estimating chargebacks are calculated based on the terms of each agreement, historical experience and product growth rates

–	Customer rebates are offered to key managed care and Group Purchasing Organisations and other direct and indirect customers. These arrangements require the customer to achieve certain performance targets relating to the value of product purchased, formulary status or pre-determined market shares relative to competitors. The accrual for customer rebates is estimated based on the specific terms in each agreement, historical experience and product growth rates
–	The US Medicaid programme is a state-administered programme providing assistance to certain poor and vulnerable patients. In 1990, the Medicaid Drug Rebate Program was established to reduce State and Federal expenditure on prescription drugs. In 2010, the Patient Protection and Affordable Care Act became law. We participate by providing rebates to states. Accruals for Medicaid rebates are calculated based on the specific terms of the relevant regulations or the Patient Protection and Affordable Care Act

–	Cash discounts are offered to customers to encourage prompt payment. These are accrued for at the time of invoicing and adjusted subsequently to reflect actual experience

–	We record an accrual for estimated sales returns by applying historical experience of customer returns to the amounts invoiced, together with market related information such as stock levels at wholesalers, anticipated price increases and competitor activity.

A reconciliation of gross turnover to net turnover for the US Pharmaceuticals business, is as follows:

		2018		2017		2016
	£m	Margin %	(revised) £m	Margin %	(revised £m )	Margin %
Gross turnover	18,227	100	16,365	100	13,363	100

Market driven segments	(5,147)	(28)	(4,040)	(25)	(2,731)	(21)

Government mandated and state programs	(4,594)	(25)	(3,933)	(24)	(3,063)	(23)

Cash discounts	(361)	(2)	(330)	(2)	(261)	(2)

Customer returns	(98)	(1)	(97)	(1)	(98)	(1)

Prior year adjustments	98	1	86	1	109	1

Other prior year items	(59)	–	(23)	–	(25)	–

Other items	(613)	(4)	(460)	(3)	(457)	(3)

Total deductions	(10,774)	(59)	(8,797)	(54)	(6,526)	(49)

Net turnover	7,453	41	7,568	46	6,837	51

Market-driven segments consist primarily of Managed Care and Medicare plans with which we negotiate contract pricing that is honoured via rebates and chargebacks. Mandated segments consist primarily of Medicaid and Federal Government programmes which receive government-mandated pricing via rebates and chargebacks.

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Group financial review continued

Critical accounting policies continued

The increased deductions in the market driven segments of the gross turnover to net turnover reconciliation primarily reflected higher rebates and chargebacks on Respiratory products, and on Advair in particular. During 2018, Advair accounted for 15% of US Pharmaceuticals turnover and approximately 34% of the total deduction for rebates and returns, and the Respiratory portfolio as a whole accounted for approximately 78% of the total deduction in the year. Advair continued to suffer pricing pressures in 2018 as we sought to transition our Respiratory portfolio to newer products.

The balance sheet accruals for rebates, discounts, allowances and returns for the US Pharmaceuticals and Vaccines businesses are managed on a combined basis. At 31 December 2018, the total accrual amounted to £4,356 million (2017 – £2,837 million).

A monthly process is operated to monitor inventory levels at wholesalers for any abnormal movements. This process uses gross sales volumes, prescription volumes based on third party data sources and information received from key wholesalers. The aim of this is to maintain inventories at a consistent level from year to year based on the pattern of consumption.

On this basis, US Pharmaceuticals and Vaccines inventory levels at wholesalers and in other distribution channels at 31 December 2018 were estimated to amount to approximately four weeks of turnover. This calculation uses third party information, the accuracy of which cannot be totally verified, but is believed to be sufficiently reliable for this purpose.

Legal and other disputes

In respect of the accounting policy for Legal and other disputes, the following briefly describes the process by which we determine the level of provision that is necessary.

In accordance with the requirements of IAS 37, ‘Provisions, contingent liabilities and contingent assets’, we provide for anticipated settlement costs where an outflow of resources is considered probable and a reliable estimate may be made of the likely outcome of the dispute and legal and other expenses arising from claims against the Group.

We may become involved in significant legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosure about such cases would be included in the Annual Report, but no provision would be made.

This position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the Group’s financial statements.

Like many pharmaceutical companies, we are faced with various complex product liability, anti-trust and patent litigation, as well as investigations of its operations conducted by various governmental regulatory agencies. Throughout the year, the General Counsel of the Group, as head of the Group’s legal function, and the Senior Vice President and Head of Global Litigation for the Group, who is responsible for all litigation and government investigations, routinely brief the Chief Executive Officer, the Chief Financial Officer and the Board of Directors on the significant litigation pending against the Group and governmental investigations of the Group.

These meetings, as appropriate, detail the status of significant litigation and government investigations and review matters such as the number of claims notified to us, information on potential claims not yet notified, assessment of the validity of claims, progress made in settling claims, recent settlement levels and potential reimbursement by insurers.

The meetings also include an assessment of whether or not there is sufficient information available for us to be able to make a reliable estimate of the potential outcomes of the disputes. Often, external counsel assisting us with various litigation matters and investigations will also assist in the briefing of the Board and senior management. Following these discussions, for those matters where it is possible to make a reliable estimate of the amount of a provision, if any, that may be required, the level of provision for legal and other disputes is reviewed and adjusted as appropriate. These matters are discussed further in Note 45 to the financial statements, ‘Legal proceedings’.

Strategic report

The Strategic report was approved by the Board of Directors on 11 March 2019

Simon Dingemans

Chief Financial Officer

11 March 2019

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Corporate

Governance

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Chairman’s Governance statement

“Our purpose and values have always been a source of great pride for the Board and our employees. It is a powerful force in attracting and retaining talented people who, as individuals, want to be part of a company that contributes meaningfully to society.”

Dear Shareholder

I am pleased to present our Corporate Governance report for 2018.

Our governance structure operates from the Board across the Group and we believe it underpins our ability to deliver our strategy and create long-term value and benefit for our shareholders and stakeholders.

I can confirm that throughout 2018 the company complied with the requirements of the Financial Reporting Council’s (FRC) UK Corporate Governance Code (current Code) except that Dr Vivienne Cox was unable to attend the company’s 2018 AGM. She was required to attend a board meeting of another public company as their Senior Independent Director and Nomination & Governance Chair. This resulted in partial non-compliance with current Code provision E.2.3.

A copy of the current Code is available on www.frc.org.uk.

The following pages set out details on the composition of our Board, its corporate governance arrangements, processes and activities during the year, together with reports from each of the Board’s Committees. In addition, related statutory disclosures are set out in the Shareholder Information section on pages 251 to 270.

Corporate governance reform

During the year, The Companies (Miscellaneous Reporting) Regulations 2018 were published in conjunction with the FRC’s new Code (the Reforms). The Reforms seek to raise the bar on existing corporate governance practices and encourage companies to demonstrate their broader responsibility within society, in fulfilment of the Government’s aim to build trust in business. At their core, they:

–	require boards to report on how they have had regard to matters set out in section 172 of the Companies Act 2006, including stakeholder impacts, when fulfilling their directors’ duties;

–	introduce new requirements around employee consultation, pay practices, board culture, composition and diversity; and

–	encourage companies to report on how the new Code’s principles have been applied each year.

The Reforms came into effect on 1 January 2019 and seek to drive a number of changes to companies’ underlying corporate governance processes. As a result, the Board has reviewed our existing practices to identify where they are in line with the Reforms and implemented enhancements where appropriate. We will report against the Reforms in next year’s Annual Report to allow time to embed these new practices in our corporate governance framework and to monitor their operation and effectiveness.

However, I wish to highlight in this Report some of the more significant implementation steps which may be of interest to our investors and wider stakeholders. These include the early publication of our CEO pay ratio on page 106 and the designation of Dr Vivienne Cox as our Workforce Engagement Director, which is discussed on page 90. We have also further strengthened reporting on our stakeholder relationships agenda by:

–	summarising our approach and the mechanisms we have in place to promote stakeholder engagement on page 11;

–	highlighting the specific role our Corporate Responsibility Committee plays in monitoring, identifying and addressing the evolving views and expectations of our broad range of stakeholders on pages 92 and 93; and

–	describing how we respond to the expectations of our stakeholders to remain commercially successful, protect our reputation and build trust by:

–	using our science and technology to reduce health needs

–	making our products more affordable and available

–	being a modern employer.

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Our purpose, strategy and culture

Our purpose is to help people do more, feel better and live longer and this is underpinned by our values of patient focus, integrity, respect and transparency. Our purpose and values have always been a source of great pride for the Board and our employees. It is a powerful force in attracting and retaining talented people who, as individuals, want to be part of a company that contributes meaningfully to society. Emma Walmsley was keen to preserve this commitment to our purpose and values as she and her team developed the company’s priorities around IPT, supported by evolving a culture to foster more pace and performance edge. The Board receives regular papers from the CEO, Head of Human Resources and our global businesses, that update it on progress on the alignment between our strategy and our performance and values-based culture that was introduced at the start of 2018.

Culture change in a complex, global organisation such as GSK takes time and sustained effort. However, we are seeing some encouraging signs that our new expectations are taking effect and supporting our strategy. This ultimately should enable swifter progress in getting new medicines, vaccines and consumer healthcare products to our patients and consumers around the world.

Risk management

The Board continues to consider GSK’s Enterprise risks and the strategies to address them. Reviews of the risks were undertaken throughout the course of the year, including whether the key Enterprise Risks affecting the respective businesses are being managed and mitigated in a proportionate way, and management’s commitment to maintain a strong controls culture.

Also of note is the recent decision by the Serious Fraud Office, in the UK, to close its investigation having concluded that no further action is required. The investigation had focused on commercial practices by the company, its subsidiaries and associated persons. The company’s own findings have led to further improvements in the control environment. Investigations by the US Securities and Exchange Commission and Department of Justice remain ongoing.

Succession process

In closing, I informed the Board at the start of the year of my intention to retire from the Board once a successor has been appointed. Our Senior Independent Director, Vindi Banga, is leading the process to identify and recruit my successor to lead the Board into the next phase of its development. His update on the process and the desired attributes sought in a new Chairman are set out on page 78.

It has been a privilege to serve as Chairman of GSK for the last four years and to observe the positive impact on the company that Emma has made in such a relatively short time as CEO. This Annual Report demonstrates the clarity of the current strategy that has resulted in an improvement in the performance of the business. However, I feel that it is the right time to hand over the reins to a new Chair to have a clear run at overseeing the eventual separation of GSK into two world-class businesses. In doing so, I am confident that my successor will continue the crucial role of the Chair in promoting and supporting our strategy for the long-term benefit of our shareholders, patients, employees and other stakeholders.

I commend this report to all of our stakeholders.

Philip Hampton

Chairman

11 March 2019

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Our Board

Board composition		Gender diversity
Composition		Board	At date of publication	Board	At close of AGM on 8 May 2019

Executive	33.3%	Male	58.3%	Male	54.5%
Non-Executive	66.7%	Female	41.7%	Female	45.5%

Tenure Non-Executive		Executive		Executive

Up to 3 years	25%	Male	75%	Male	66.7%
3-6 years	50%	Female	25%	Female	33.3%
7-9 years	25%	Non-Executive		Non-Executive

		Male Female	50% 50%	Male Female	50% 50%
International experience
Global	83%
US	100%
Europe	92%
EMAP	67%

Philip Hampton 65

Non-Executive Chairman

Nationality

British

Appointed

1 January 2015. Deputy Chairman from 1 April 2015 and Non-Executive Chairman from 7 May 2015

Skills and experience

Prior to joining GSK, Philip chaired major FTSE 100 companies, including The Royal Bank of Scotland Group plc and J Sainsbury plc. He has also served as Group Finance Director at Lloyds TSB Group plc, BT Group plc, BG Group plc, British Gas plc and British Steel plc. Philip was previously an Executive Director of Lazards and a Non-Executive Director of RMC Group Plc and Belgacom SA. Until 2009, he was Chairman of UK Financial Investments Limited, which manages the UK Government’s shareholdings in banks. Philip was Senior Independent Director of Anglo American Plc between 2014 and 2018, having served on its Board since 2009.

External appointments

Philip is Chair of the Hampton-Alexander Review of FTSE Women Leaders, an independent review on improving gender balance in FTSE leadership.

As announced in January 2019, Philip will step down as Non-Executive Chairman and the Board has started the process of identifying his successor.

Key
Committee Chair Nominations Audit & Risk Remuneration Science Corporate Responsibility

Emma Walmsley 49

Chief Executive Officer

Nationality

British

Appointed

1 January 2017. Chief Executive Officer from 1 April 2017

Skills and experience

Prior to her appointment as GSK’s CEO, Emma was the CEO of GSK Consumer Healthcare, leading its creation as a Joint Venture between GSK and Novartis in March 2015 (solely owned by GSK since June 2018). Emma joined GSK in 2010 from L’Oreal, having worked for 17 years in a variety of roles in Paris, London, New York and Shanghai.

Emma holds an MA in Classics and Modern Languages from Oxford University.

External appointments

Emma co-chairs the Consumer, Retail and Life Sciences Council, a business advisory group for the UK Government, and is an Honorary Fellow of the Royal Society of Chemistry.

Simon Dingemans 55

Chief Financial Officer

Nationality

British

Appointed

4 January 2011. Chief Financial Officer from 1 April 2011

Skills and experience

Prior to joining GSK, Simon had over 25 years of experience in investment banking at SG Warburg and Goldman Sachs. Simon advised GSK for over a decade before his appointment and was closely involved in a number of GSK’s key strategic projects. Simon was previously Chairman of the 100 Group of Finance Directors between 2014 and 2016.

External appointments

Simon is a Trustee of The Donmar Warehouse.

Simon will step down from the Board at the conclusion of the AGM on 8 May 2019.

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Iain Mackay 57

Chief Financial Officer Designate

Nationality

British

Appointed

14 January 2019. Chief Financial Officer from 1 April 2019

Skills and experience

Prior to joining GSK, Iain was Group Finance Director at the global bank HSBC Holdings plc, a position he held for eight years. A chartered accountant, Iain has worked in Asia, the US and Europe and before HSBC was at General Electric, Schlumberger Dowell and Price Waterhouse.

External appointments

Iain is a Trustee of the British Heart Foundation and a member of the Court of the University of Aberdeen.

Iain holds an MA in Business Studies and Accounting, and an Honorary Doctorate from Aberdeen University in Scotland.

Dr Hal Barron 56

Chief Scientific Officer and President, R&D

Nationality

American

Appointed

1 January 2018

Skills and experience

Prior to joining GSK, Hal was President R&D at Calico LLC (California Life Company), an Alphabet-funded company that uses advanced technologies to increase understanding of lifespan biology. Prior to joining Calico, Hal was Executive Vice President, Head of Global Product Development, and Chief Medical Officer of Roche, responsible for all the products in the combined portfolio of Roche and Genentech. At Genentech, he was Senior Vice President of Development and Chief Medical Officer. Hal was a Non-Executive Director and Chair of the Science & Technology Committee at Juno Therapeutics, Inc until March 2018, when it was acquired by Celgene Corporation.

External appointments

Hal is Associate Adjunct Professor, Epidemiology & Biostatistics, University of California, San Francisco. He is also a Non-Executive Board Director of GRAIL, Inc, an early cancer detection healthcare company and a member of the Advisory Board of Verily Life Sciences LLC, a subsidiary of Alphabet Inc.

Manvinder Singh (Vindi) Banga 64

Senior Independent Non-Executive Director

Nationality

British

Appointed

1 September 2015 and as Senior Independent Non-Executive Director from 5 May 2016

Skills and experience

Prior to joining GSK, Vindi spent 33 years at Unilever plc, where his last role (amongst several senior positions) was President of the Global Foods, Home and Personal Care businesses, and a member of the Unilever Executive Board. Vindi sat on the Prime Minister of India’s Council of Trade & Industry from 2004 to 2014, and was on the Board of Governors of the Indian Institute of Management (IIM), Ahmedabad. Vindi is also the recipient of the Padma Bhushan, one of India’s highest civilian honours. Vindi has been a Non-Executive Director of Thomson Reuters Corp, Chairman of the Supervisory Board of Mauser Group and Senior Independent Director of Marks & Spencer Group Plc.

External appointments

Vindi is a Partner at private equity investment firm Clayton Dubilier & Rice, Chairman of Kalle GmbH, a Director of High Ridge Brands Co and a member of the Holdingham International Advisory Board. Vindi is a Non-Executive Director of the Confederation of British Industry (CBI), sits on the Governing Board of the Indian School of Business, Hyderabad and the Global Leadership Council of Saïd Business School, Oxford and is a member of the Indo UK CEO Forum. Vindi is Chair of the Board of Trustees of Marie Curie.

Dr Vivienne Cox 59

Independent Non-Executive Director & Workforce Engagement Director

Nationality

British

Appointed

1 July 2016

Skills and experience

Vivienne has wide experience of business gained in the energy, natural resources and publishing sectors. She also has a deep understanding of regulatory and government relationships. She worked for BP plc for 28 years, in Britain and continental Europe, in posts including Executive Vice President and Chief Executive of BP’s gas, power and renewable business and its alternative energy unit. Vivienne was previously a Non-Executive Director of BG Group plc and Rio Tinto plc and Lead Independent Director at the UK Government’s Department for International Development. Vivienne was appointed Commander of the Order of the British Empire in the 2016 New Year Honours for services to the UK Economy and Sustainability.

External appointments

Vivienne is Senior Independent Director of Pearson plc, a Non-Executive Director of Stena AB and Chairman of the Supervisory Board of Vallourec. She is an Advisory Board Member of the African Leadership Institute, Chair of Rosalind Franklin Institute, Vice President of the Energy Institute and a member of the advisory board of Montrose Associates. Vivienne sits on the Global Leadership Council of Saïd Business School, Oxford and is Patron of the Hospice of St Francis.

Lynn Elsenhans 62

Independent Non-Executive Director

Nationality

American

Appointed

1 July 2012

Skills and experience

Lynn has a wealth of experience of running a global business and significant knowledge of the global markets in which GSK operates. She served as Chair, President and Chief Executive Officer of Sunoco Inc from 2009 to 2012. Prior to joining Sunoco in 2008 as President and Chief Executive Officer, Lynn worked for Royal Dutch Shell, which she joined in 1980, and where she held a number of senior roles, including Executive Vice President, Global Manufacturing from 2005 to 2008. Lynn was previously a Non-Executive Director of Flowserve Corporation, the First Tee of Greater Houston, and a Trustee of the United Way of Greater Houston.

External appointments

Lynn is a Non-Executive Director of Baker Hughes, a GE company, and Chair of its Audit Committee, as well as a Board Director of Saudi Aramco. In addition, Lynn is a Director of the Texas Medical Center.

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Our Board continued

Dr Laurie Glimcher 67

Independent Non-Executive Director and Scientific & Medical Expert

Nationality

American

Appointed

1 September 2017

Skills and experience

In addition to a number of senior leadership positions held at both Harvard Medical School and Harvard School of Public Health, Laurie also served as Stephen and Suzanne Weiss Dean and Professor of Medicine at Weill Cornell Medical College and as an Attending Physician at the New York Presbyterian Hospital/Weill Cornell Medical Center. Laurie stepped down from the Board of Bristol-Myers Squibb Co (BMS) in 2017 after serving for 20 years on its Board. Laurie brings scientific and public health expertise to the Board’s deliberations, and a wealth of global, publicly listed, pharmaceutical business experience.

External appointments

Laurie is currently Professor of Medicine at Harvard Medical School and is CEO, President and an Attending Physician at the Dana-Farber Cancer Institute.

Laurie is a member of the US National Academy of Sciences and the National Academy of Medicine. She is a member of the Scientific Steering Committee of the Parker Institute for Cancer Immunotherapy and a Non-Executive Director of the Waters Corporation, where she also serves on its Corporate Governance Committee. In addition, Laurie is co-founder and Chair of the Scientific Advisory Board of Quentis Therapeutics Inc. She is a Scientific Advisory Board member of Repare Therapeutics Inc, Abpro Therapeutics and Kaleido Biosciences Inc.

Dr Jesse Goodman 67

Independent Non-Executive Director and Scientific & Medical Expert

Nationality

American

Appointed

1 January 2016

Skills and experience

Jesse previously served in senior leadership positions at the US Food and Drug Administration (FDA), including most recently as the FDA’s Chief Scientist and previously as Deputy Commissioner for Science and Public Health and as Director of the Center for Biologics Evaluation and Research (CBER).

Jesse played a leadership role in developing the FDA’s Regulatory Science and Medical Countermeasures Initiatives and has worked collaboratively with industry, academia, government and global public health and regulatory partners to prepare for and respond to major public health threats, including emerging infectious diseases, disasters and terrorism. He led the FDA’s response to West Nile Virus and to the 2009 H1N1 influenza pandemic and served on the Senior Leadership Team for the 2010 White House Medical Countermeasure Review. Jesse brings scientific and public health expertise to the Board’s deliberations.

External appointments

Jesse, currently Professor of Medicine at Georgetown University, directs the Georgetown University Center on Medical Product Access, Safety and Stewardship (COMPASS) and is an active clinician who serves as Attending Physician in Infectious Diseases. He also serves as President and Member of the Board of the United States Pharmacopeia (USP), a member of the Regulatory and Legal Working Group of the Coalition for Epidemic Preparedness Innovations (CEPI) and of the US National Academy of Medicine. Jesse is a member of the Board of Intellia Therapeutics, Cambridge, MA.

Judy Lewent 70

Independent Non-Executive Director

Nationality

American

Appointed

1 April 2011

Skills and experience

Judy has extensive knowledge of the global pharmaceutical industry and of corporate finance, having joined Merck & Co in 1980 and then served as its Chief Financial Officer from 1990 to 2007 when she retired. Judy served as a Non-Executive Director of Dell Inc, Quaker Oats Company and Motorola Inc, and held Non-Executive Directorships at Purdue Pharma Inc, Napp Pharmaceutical Holdings Limited and certain Mundipharma International Limited companies until 2014.

The Board has determined that Judy has recent and relevant financial experience, and agreed that she has the appropriate qualifications and background to be an audit committee financial expert.

External appointments

Judy is a Non-Executive Director of Thermo Fisher Scientific Inc and Motorola Solutions Inc. She is also a Trustee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation, a member of the American Academy of Arts and Sciences and a member of the Business Advisory Board of twoXAR.

Urs Rohner 59

Independent Non-Executive Director

Nationality

Swiss

Appointed

1 January 2015

Skills and experience

Urs has a broad range of business and legal experience having served as Chairman on a number of Boards, most recently for Credit Suisse, a world-leading financial services company. Prior to joining Credit Suisse in 2004, Urs served as Chairman of the Executive Board and CEO of ProSieben and ProSiebenSat.1 Media AG. This followed a number of years in private practice at major law firms in Switzerland and the US, having been admitted to the bars of the canton of Zurich in Switzerland in 1986 and the state of New York in the US in 1990.

External appointments

Urs is Chairman of the Board of Credit Suisse Group AG and of its Chairman’s and Governance Committee. He is also Chairman and member of the Board of Trustees of Credit Suisse Research Institute and Credit Suisse Foundation. Urs was appointed Vice-Chairman of the Governing Board of the Swiss Bankers Association in 2015.

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Our Corporate Executive Team

Emma Walmsley Chief Executive Officer Simon Dingemans* Chief Financial Officer Iain Mackay* Chief Financial Officer Designate Dr Hal Barron Chief Scientific Officer and President, R&D

For biographical details, see pages 68 and 69

Roger Connor

President, Global Vaccines

Roger joined the CET in 2013. He was appointed President of GSK Global Vaccines in 2018. In addition to leadership of the Vaccines business, he is responsible for GSK’s global procurement organisation. Previously, he was President, Global Manufacturing & Supply and, before that, Vice President, Office of the CEO and Corporate Strategy. Roger joined GSK in 1998 from AstraZeneca.

Roger holds a degree in Mechanical and Manufacturing Engineering from Queen’s University, Belfast and a Master’s in Manufacturing Leadership from Cambridge University. He is a Chartered Accountant.

James Ford

Senior Vice President & General Counsel

James joined the CET in 2018, when he was appointed Senior Vice President and General Counsel. He joined GSK in 1995 and has served as General Counsel Consumer Healthcare, General Counsel Global Pharmaceuticals, Vice President of Corporate Legal and Acting Head of Governance, Ethics and Compliance.

Prior to GSK, James was a solicitor at Clifford Chance and DLA. He holds a law degree from University of East Anglia and a Diploma in Competition Law from Kings College. He is qualified as a solicitor in England and Wales, and is an attorney at the New York State Bar.

Nick Hirons

Senior Vice President, Global Ethics and Compliance

Nick was appointed to the CET in 2014 as Senior Vice President, Global Ethics and Compliance, responsible for compliance, risk management, corporate security and investigations.

Nick joined GSK in 1994 as an International Auditor. He was later Head of Audit & Assurance, where he combined five audit functions into an independent team with a common risk-based methodology. In 2013, Nick relocated to China to establish a governance model for our China business that created a consistent approach to compliance.

Nick is a fellow of the Chartered Institute of Management Accountants.

Brian McNamara

CEO, GSK Consumer Healthcare

Brian joined the CET in 2016, when he was appointed CEO, GSK Consumer Healthcare. He joined GSK in 2015 as Head of Europe and Americas for GSK Consumer Healthcare, following the creation of a joint venture between GSK and Novartis. Previously, he was head of Novartis’ OTC division. Brian began his career at Procter and Gamble.

Brian is a Board Member of the World Self-Medication Industry Association, serving as Chairman from February 2017 to March 2019, and is a Board Member of the Consumer Goods Forum. He earned an undergraduate degree in Electrical Engineering from Union College in New York and an MBA in Finance from the University of Cincinnati.

Luke Miels

President, Global Pharmaceuticals

Luke joined GSK and the CET in September 2017 as President, Global Pharmaceuticals, responsible for our commercial portfolio of medicines and vaccines.

Previously, he worked for AstraZeneca as Executive Vice President of their European business and, prior to that, was Executive Vice President of Global Product and Portfolio Strategy, Global Medical Affairs and Corporate Affairs. Before then, he held roles of increasing seniority at Roche and Sanofi-Aventis in the US, Europe and Asia. He is a member of the Board for ViiV Healthcare.

Luke holds a Bachelor of Science degree in Biology from Flinders University in Adelaide and an MBA from the Macquarie University, Sydney.

David Redfern

Chief Strategy Officer

David joined the CET as Chief Strategy Officer in 2008 and is responsible for corporate development and strategic planning. Previously, he was Senior Vice President, Northern Europe with responsibility for GSK’s pharmaceutical businesses in that region and, prior to that, he was Senior Vice President for Central and Eastern Europe. He joined GSK in 1994.

David was appointed Chairman of the Board of ViiV Healthcare Limited in 2011 and a Non-Executive Director of the Aspen Pharmacare Holdings Limited Board in 2015. He has a Bachelor of Science degree from Bristol University and is a Chartered Accountant.

Regis Simard

President, Pharmaceuticals Supply Chain

Regis joined the CET in 2018, when he became President, Pharmaceuticals Supply Chain. He is responsible for the manufacturing and supply of GSK’s pharmaceutical products. He also leads Quality and Environment, Health, Safety and Sustainability at a corporate level.

Regis joined GSK in 2005 as Site Director at Notre Dame de Bondeville, rising to become Senior Vice President of Global Pharmaceuticals Manufacturing before his current role. Previously, he held senior positions at Sony, Konica Minolta and Tyco Healthcare. He is a member of the Board for ViiV Healthcare. He is a mechanical engineer and holds an MBA.

Karenann Terrell

Chief Digital & Technology Officer

Karenann joined GSK and the CET in 2017 as Chief Digital & Technology Officer, responsible for our technology, digital, data and analytics strategy.

Previously, she worked for Walmart as Chief Information Officer. Prior to this, she was at Baxter International, where she was Chief Information Officer, and before that Daimler Chrysler Corporation. Karenann began her career at General Motors.

Karenann is a member of the board of trustees for the New York Hall of Science and in 2017 she became a Non-Executive Director of Pluralsight LLC. She earned graduate and post-graduate degrees in Electrical Engineering from Kettering and Purdue Universities respectively.

Claire Thomas

Senior Vice President, Human Resources

Claire was appointed to the CET as Senior Vice President, Human Resources in 2008. She joined the company in 1996 as Senior Manager, Human Resources, Sales and Marketing Group, UK Pharmaceuticals before becoming Director of Human Resources for UK Pharmaceuticals in 1997. She was appointed Senior Vice President, Human Resources, Pharmaceuticals Europe in 2001, and Senior Vice President, Human Resources, Pharmaceuticals International in 2006.

Prior to GSK, Claire worked for the Ford Motor Company, holding various positions in Human Resources. She has a Bachelor of Science degree in Economics, Management and Industrial Relations from the University of Wales.

Phil Thomson

President, Global Affairs

Phil joined the CET in 2011. He was appointed President, Global Affairs in 2017, with responsibility for the Group’s strategic approach to reputation, policy development and stakeholder engagement.

Previously, Phil was Senior Vice President, Communications and Government Affairs.

Phil is Chairman of The Whitehall & Industry Group and a Board Member of the China-Britain Business Council. He earned his degree in English, History and Russian Studies from Durham University.

*  Simon Dingemans will step down from the CET on 31 March 2019 and Iain Mackay will take formal responsibility as CFO from 1 April 2019.

Luc Debruyne, Dan Troy and Sir Patrick Vallance were members of the CET before leaving the company in December 2018, January 2019 and March 2018 respectively.

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Leadership and effectiveness

Corporate governance framework

The Board has established a corporate governance framework with clearly defined responsibilities and accountabilities. The framework is designed to safeguard and enhance long-term shareholder value and to provide a platform to realise the Group’s strategy through GSK’s long-term priorities of Innovation, Performance and Trust, that is consistent with its culture, values and expectations. Our internal control and risk management arrangements, described on pages 87 to 88 and 34 to 36, are an integral part of our governance framework.

For the Board to operate effectively and to give full consideration to key matters, Board Committees have been established as set out below.

 Scheduled Board and Committee attendance during 2018

	Board	Nominations	Audit & Risk	Remuneration	Science	Corporate Responsibility

Total number of scheduled meetings	6	6	6	5	3	5

Members	Attended	Attended	Attended	Attended	Attended	Attended

Philip Hampton	6	6

Emma Walmsley	6

Simon Dingemans	6

Dr Hal Barron	6

Vindi Banga	6	6	6	5

Dr Vivienne Cox	6			5		4

Lynn Elsenhans	6	6	6			5

Dr Laurie Glimcher	6		6		3

Dr Jesse Goodman	6				3	5

Judy Lewent	6	6	6	5	3

Urs Rohner	6			5

Sir Patrick Vallance
Stepped down on 31 March 2018	2 (2)

Professor Sir Roy Anderson
Retired on 3 May 2018	3 (3)				2 (2)	2 (2)

Number of ad-hoc meetings	37	3	6	6	3	1

 For Directors who served for part of the year, the numbers in brackets denote the number of meetings the Directors were eligible to attend.

See the Committee Reports for other attendees at Committee meetings, such as the Chairman, CEO and other Executive Directors, and the work of the Committees during the year. These reports are included later in the Corporate Governance Report.

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2018 Board programme

The Board is responsible for the long-term success of the company and has the authority, and is accountable to shareholders, for ensuring that the Group is appropriately managed and achieves the strategic objectives it sets. In the performance of these duties, it has regard to the interests of other key stakeholders and is cognisant of the potential impact of the decisions it makes. The Board discharges those responsibilities through an annual programme of meetings and during the year it focused on a number of specific areas outlined in the table, in line with its long-term IPT priorities. In addition, during the year the CEO met with Non-Executive Directors to discuss various matters, including the progress on the company’s strategy, succession planning and continuing regulatory investigations.

Areas of focus			Long-term priorities link
Strategy	The Board’s oversight of the execution of our strategy included:
	–	Receiving and discussing reports from our three principal businesses: Pharmaceuticals, Vaccines and Consumer Healthcare
	–	Receiving IPT transformation programme
	–	Scrutinising and approving new R&D strategy
	–	Holding a joint Board and Corporate Executive Team strategy day to discuss IPTC priorities against external landscape changes, business performance, competitors and governance arrangements
	–	Scrutinising and approving major Consumer deals with Novartis, Pfizer and Unilever
	–	Scrutinising and approving an oncology deal to purchase Tesaro
	–	Receiving and discussing reports on our pensions, insurance, tax and treasury strategies
Performance	The Board’s focus on performance included:
	–	Evaluating the CEO’s 2017 performance and setting her 2018 objectives
	–	Setting, reviewing and agreeing the annual budget and forward looking three year plan
	–	Receiving reports from the CEO on our three principal businesses
	–	Scrutinising the Group’s financial performance
	–	Approving a major Group restructuring plan
	–	Reviewing our digital, data and analytics capabilities and opportunities
Governance	The Board’s approach to discharging its corporate governance duties included:
	–	Receiving reports from Board Committees
	–	Approving the 2017 Annual Report
	–	Reviewing AGM preparation and approving the 2018 Notice of AGM and a General Meeting to approve the transaction with Novartis
	–	Considering observations and agreeing actions from the independent external evaluation of the Board’s performance
	–	Receiving reports on corporate governance and regulatory developments
	–	Approving appointment of new auditor
	–	Undertaking training on GSK’s Code of Conduct and Anti-bribery and corruption
	–	Approving the appointment of a new Chief Financial Officer
Cultural transformation	The Head of HR briefed the Board on:
	–	Aligning GSK’s culture and values to support our strategy and long-term priorities
Engagement	The Board’s regard for stakeholder impacts included:
	–	Reviewing and approving a new Trust framework that has been set in the context of external trends and stakeholder expectations
	–	Receiving regular external stakeholder development reports
	–	Approving the evolution of our approach and changes to medical engagement with key external experts
	–	Designating Dr Vivienne Cox as Workforce Engagement Director to gather the views of the Group’s workforce

Link to long-term priorities    Innovation       Performance       Trust       Culture

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Leadership and effectiveness continued

Key Board roles and responsibilities

Leadership

Chairman

Philip Hampton

–  Leads and manages the business of the Board

–  Provides direction and focus

–  Ensures clear structure for effective operation of the Board and its Committees

–  Sets Board agenda and ensures sufficient time is allocated to promote effective debate to support sound decision making

–  Ensures the Board receives precise, timely and clear information

–  Meets with each Non-Executive Director on an annual basis to discuss individual contributions and performance, together with training and development needs

–  Shares peer feedback that is provided as part of the Board evaluation process

–  Meets with all the Non-Executive Directors independently of the Executive Directors

–  Maintains a dialogue with shareholders on the governance of the company.

  The Chairman’s role description is available on GSK.com

Chief Executive Officer

Emma Walmsley

–  Is responsible for the management of the Group and its three businesses

–  Develops the Group’s strategic direction for consideration and approval by the Board

–  Implements the agreed strategy

–  Is supported by members of the Corporate Executive Team

–  Maintains a continual and active dialogue with shareholders in respect of the company’s performance.

  The Chief Executive Officer’s role description is available on GSK.com

Independent oversight and rigorous challenge

Non-Executive Directors

–  Provide a strong independent element to the Board

–  Constructively support and challenge management and scrutinise their performance in meeting agreed deliverables

–  Shape proposals on strategy and management

–  Each has a letter of appointment setting out the terms and conditions of their directorship

–  Devote such time as is necessary to the proper performance of their duties

–  Are expected to attend all meetings as required.

Independence statement

The Board considers all of its Non-Executive Directors who are identified on pages 68 to 70 to be independent. They each demonstrate an appropriate degree of independence in character and judgement and are free from any business or other relationship which could materially interfere with the exercise of their judgement. The independence and commitment of Lynn Elsenhans and Judy Lewent, who have served on the Board for over six years, has been subjected to a rigorous review.

Senior Independent Non-Executive Director

Vindi Banga

–  Acts as a sounding board for the Chairman and a trusted intermediary for other Directors

–  Together with the Non-Executive Directors, leads the annual review of the Chairman’s performance, taking into account views of the Executive Directors

–  Discusses the results of the Chairman’s effectiveness review with the Chairman

–  Leads the search and appointment process and recommendation to the Board of a new Chairman

–  Acts as an additional point of contact for shareholders

–  In doing so, maintains an understanding of the issues and concerns of major shareholders through briefings from the Investor Relations team and the Company Secretary.

   The Senior Independent Non-Executive Director’s role description is available on GSK.com

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Board induction and development

The Company Secretary assists the Chairman in designing and facilitating individual induction programmes for new Directors. They are designed with the purpose of orientating and familiarising new Directors with our industry, organisation, governance and our IPT strategic business priorities.

New CET members meet with Board members as part of their induction, and to ensure the Board maintains its connections with the CET.

Induction

Each new Director receives a general induction, which includes their duties and responsibilities as a Director of a listed company, the company’s Corporate Governance structure and undertaking training on GSK’s Code of Conduct. A personalised induction is then devised which is individually tailored to each new Director’s background, education, experience and role.

The induction programme for Executive Directors normally includes an explanation of the role of an Executive Director, if appropriate, building relationships with the Chairman, Board and the CET and arranging to fill any capability gaps the new Director may have.

The Chief Financial Officer Designate’s induction programme was tailored for Iain Mackay, a highly experienced global CFO, and commenced when he joined the Board in January 2019. It includes the following features:

–	familiarisation with the industry and GSK;

–	introduction to the Finance organisation and GSK’s financial structure; and

–	introduction to senior management, other CET members and advisors to the company.

The induction programme for Non-Executive Directors normally includes introductory meetings with members of the CET and other senior executives to explain the company’s business and financial structure, the commercial and regulatory environment in which we operate, our competitors and an investor’s perspective.

Visits to our business operations are also a feature of Non-Executive and Executive Directors’ induction programmes.

Board, business and key stakeholder awareness

To ensure that our Non-Executive Directors develop and maintain a greater insight and understanding of the business and key stakeholders, they:

–	are invited to attend internal management meetings, including meetings of the CET;

–	meet employees informally during visits to the Group’s operations and at receptions held with staff around Board meetings;

–	receive monthly investor relations and stakeholder reports to maintain awareness of investor and stakeholder views and competitors’ performance and strategy; and

–	measure progress in implementing our IPT priorities and evolving our culture through an all-employee survey undertaken every six months and through reports on the regular conversations the CET has directly with the workforce through the Let’s Talk programme.

Training

The Chairman meets with each Director annually on a one-to-one basis to discuss his or her ongoing training and development requirements. The Board is kept up to date on legal, regulatory and governance matters through regular papers and briefings from the Company Secretary and presentations by internal and external advisers.

During 2018, the Board members undertook and completed training on GSK’s Code of Conduct and Anti-bribery and corruption.

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Leadership and effectiveness continued

2018 Internal evaluation of the Board

The Board carries out an evaluation of its performance and the performance of its Committees every year which is facilitated externally every third year. The progress of the Board against the outcomes of the 2017 external evaluation, which was facilitated by Ms Ffion Hague of Independent Board Evaluation, is disclosed below.

The 2018 Board and Committees evaluation process was conducted internally by the Company Secretary who:

–	interviewed each Director with a small number of focused questions;

–	drew all the responses together from the information gathered and discussed the outcomes and recommendations with the Chairman; and

–	following discussion with the Board as a whole, identified areas of focus and improvement for the Board which are set out below.

Further improvements and areas of focus for the Board were identified and are set out below.

Board performance action points for 2019

Further improvements	Areas of focus for 2019
– Succession planning for the Board

–  The SID is running the search process for the next Chairman supported by a global executive search firm. Attendance at the Nominations Committee for this process has been expanded to include all Non-Executive Directors. Further details are set out on page 78.

–  The Nominations Committee has also been progressing the search for a successor for Judy Lewent, the Chair of the Audit & Risk Committee.

– Oversight of R&D and pipeline revival and key business development transactions, and the proposed Consumer Healthcare joint venture with Pfizer

–  The Board will continue to monitor the performance of R&D and the pipeline and the integration and operation of the key business development transactions including: Tesaro, 23andMe, Merck KGaA, Darmstadt, Germany. It will also be reviewing and overseeing arrangements for the proposed joint venture with Pfizer Consumer Healthcare.

– Building Board relationships and culture in line with the CEO’s culture work across the Group	– Continuing the evolution of the Board’s culture and building relationships as the membership has changed is an important area of focus especially with the impending Chairman succession.

– Further enhancing the Board’s decision making and ways of working	– Opportunities to further enhance the Board’s decision-making and ways of working will continue to be considered to ensure that the Board can operate as effectively as possible.

2018 Board performance

Progress against the conclusions of the 2017 Board evaluation review is set out below.

Areas of focus for 2018	Progress/Achievements
– A review of R&D strategy following the appointment of the new Chief Scientific Officer and President, R&D

–  The Board reviewed and approved Dr Hal Barron’s new approach to R&D which was announced with the company’s Q2 results. The new approach focused on science relating to the immune system, the use of genetics and investments in advanced technologies.

– Enhancing the Board’s focus and decision making by agreeing its clear priorities to focus on each year	– The Board agreed clear priorities for focus during 2018 and was pleased to have achieved them.

– Succession planning at senior executive and Board level

–  The Board reviewed Executive and Non-Executive Director succession planning, and succession processes are ongoing to replace the Audit & Risk Committee Chair. Following the Chairman’s decision to step down from the Board, the SID is leading the succession process for the Chairman, in collaboration with the Non-Executive Directors. Further details on Chairman succession are set out on page 78.

– Building Board relationships and culture in line with the CEO’s culture work across the Group	– The Board was especially busy in 2018, but continues to build relationships and evolve its culture as its membership changes.

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Nominations Committee report

  Philip Hampton

  Nominations Committee Chair

  Role

  The Committee reviews and recommends to the Board:

– the structure, size and composition of the Board and the appointment of Directors, members to the Board Committees and the CET
– succession to the Board and the CET.

  Membership

Committee members	Committee member since
Philip Hampton – Chair from 27 January 2015	27 January 2015
Vindi Banga	1 January 2016
Lynn Elsenhans	27 January 2015
Judy Lewent	8 May 2014
Urs Rohner	1 January 2017
Professor Sir Roy Anderson	1 October 2012 until
3 May 2018

Details of the Committee members’ skills and experience are given in their biographies under ‘Our Board’ on pages 68 to 70. See page 72 for Committee member attendance levels.

The Company Secretary is Secretary to the Committee and attends all meetings. Other attendees at Committee meetings may include:

Attendees	Regular attendee	Attends as required
Chief Executive Officer	✓
Head of Human Resources	✓
Appropriate external advisers		✓

  Advisory services

During the year, Egon Zehnder provided recruitment consultancy services to the Committee, in addition to recruitment and HR services which they provide to the company. The Committee supports the engagement of executive search firms, such as Egon Zehnder, who have signed up to the Voluntary Code of Conduct on gender diversity and best practice. Egon Zehnder is also one of the 13 executive search firms to be accredited in 2018 under the Enhanced Code of Conduct, by meeting exacting performance criteria and best practice standards in gender-balanced selection for FTSE 350 boards.
Dear Shareholder

In the last few years, the Committee has been thoughtful in its approach to refreshing the Board and replacing retiring directors. More recently, the Committee has supported Emma Walmsley since her appointment as CEO in 2017 in her refreshment of the senior leadership team to drive the delivery of her IPTC priorities for the long-term benefit of shareholders, patients and our other key stakeholders.

Executive management succession

In my Committee report last year, I shared insights on the recruitment of several key senior executive appointments. This included Dr Hal Barron, who joined the Board as Chief Scientific Officer and President, R&D on 1 January 2018 to bring a fresh approach to our R&D business. This process has continued this year and reflects positively both on a strong pipeline of top talent in the organisation and, also, the ability to attract high-quality external hires to bring new perspectives and approaches from outside the business.

Iain Mackay joined the Board from HSBC, to be our next Chief Financial Officer when Simon Dingemans (our current CFO) steps down from the Board as planned in May 2019. Our CFO succession process is described in more detail below.

When Simon informed the Board of his intention to leave the company, the Committee engaged Egon Zehnder, which specialises in the recruitment of high-calibre executives, to carry out a targeted internal and external search for his successor. The Committee compiled a role profile for the next CFO which set out the desired skills.

In the Committee’s view, a potential successor to Simon would require a strong technical grasp of reporting, internal controls, and cost and capital discipline. He/she would be familiar with international long cycle businesses, M&A execution and, though not essential, an understanding of manufacturing and R&D. Finally, a successor should be an effective business partner to the CEO, a proven communicator with shareholders and possess a strong set of personal values.

Egon Zehnder initiated a thorough global search against this agreed profile which yielded a pool of candidates, which was then reduced to a shortlist of several potential internal and external candidates. These shortlisted candidates met and were subsequently interviewed by the company’s Audit & Risk Committee Chair, the CEO, the Remuneration Committee Chair and me, and our feedback on each candidate was compiled. The Committee also received the CEO’s analysis of the candidates and that of the Head of HR. The process culminated with the Committee meeting to agree a recommendation to the Board that Mr Iain Mackay be appointed the next CFO. The recommendation received unanimous Board approval. On 7 August 2018, it was announced that Iain would join the Board as an Executive Director with effect from 14 January 2019.

The Board was pleased to welcome Iain to GSK. He is a proven CFO of a complex, regulated global bank, from his eight years as Group Finance Director at HSBC. He brings tremendous finance experience from different sectors from his time at HSBC, General Electric, Schlumberger Dowell and Price Waterhouse where he trained. He is a strong leader with a track record of driving cost, cash and capital allocation discipline to deliver the strategy.

In addition to the new CFO, the Committee has also reviewed the following internal senior executive appointments to the CET.

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Leadership and effectiveness continued

Nominations Committee report continued

James Ford was appointed SVP, General Counsel on 1 August 2018, succeeding Dan Troy who had performed the role at GSK for 10 years. James was previously SVP and General Counsel for Global Pharma. Through his 23-year career with GSK, he has gained wide-ranging legal experience including investigations, complex corporate transactions and litigation in senior roles across the US, Asia and the UK.

Roger Connor was appointed President, Vaccines on 1 September 2018 succeeding Luc Debruyne, who in the last five years of his 27 year career at GSK had been President, Vaccines. Roger has been on the CET since 2012 as President, Global Manufacturing & Supply and led the strategic transformation of GSK’s supply chain to support improved quality and supply performance. He has a proven track record of leading a complex, global organisation, developing organisational capability and driving cultural transformation.

Regis Simard was appointed President, Pharmaceutical Supply Chain on 1 September 2018. Regis was previously SVP, Global Pharma Manufacturing and joined GSK in 2005 as a site director in France, having in the past worked in the electronics, medical devices and pharmaceutical industries.

Diana Conrad has been appointed to succeed Claire Thomas as SVP, HR from 1 April 2019 to lead the HR function.

Board composition and diversity

The Board has sought to balance its composition and that of its Committees and to refresh them progressively over time so that they can benefit from the experience of longer serving Directors, and the fresh external perspectives and insights from newer recent appointees.

Non-Executive Directors are drawn from a wide range of industries and backgrounds, including the pharmaceuticals industry and R&D, vaccines, consumer products and healthcare, medical research and academia, and insurance and financial services, and have a wealth of experience of complex organisations with global reach. Many of our Board members have experience of long-cycle industries, which is of assistance in understanding the industry in which we operate.

We are committed to the diversity of our Boardroom just as GSK is committed to equal opportunities for all our employees at all levels of the organisation. The Board and management seek to encourage a diverse and inclusive culture throughout GSK.

A key requirement of an effective board is that it comprises a range and balance of skills, experience, knowledge, gender and independence, with individuals who are prepared to challenge each other and work as a team. This needs to be backed by a diversity of personal attributes, including character, intellect, sound judgement, honesty and courage.

The Committee is responsible for developing measurable objectives to support the implementation of the Board’s diversity policy, including gender, and monitoring progress towards the achievement of these objectives. Our diversity policy is in line with the measurable targets set out in the:

–	Hampton-Alexander Review to increase the number of women in senior leadership positions in all FTSE 350 companies; and

–	Parker Review Commission’s report ‘Beyond One by ‘21’ to increase ethnic diversity appointments on the boards of FTSE 100 companies.

Progress towards our female Board representation and combined Executive Committee and Direct Reports targets of at least 33% by 2020 was published in the FTSE Women Leaders 2018 report, which is reproduced below:

Female Representation as at 30 June 2018
2018 Report Female Representation Metrics	Board	Combined Executive Committee and Direct Reports
2020 FTSE 100 target	33.0%	33.0%
GSK	45.5% (2017 – 41.7%)	32.5% (2017 – 25.7%)
FTSE 100 average	30.2% (2017 – 27.7%)	27.0% (2017 – 25.2%)
FTSE 100 highest	50.0% (2017 – 44.4%)	47.0% (2017 – 47.0%)

As at the date of this Report we have 41.7% women on our Board (2017 – 38%) and 21% women on our Corporate Executive Team (2017 – 21%).

Our female Board representation will return to 45.5% when Simon Dingemans steps down from the Board on 8 May 2019.

Closing this gap between the Board and CET gender representation and further increasing the pipeline of female direct reports to the CET to achieve our 2020 target, is a particular area of attention. We are pleased that good progress has been made, such that at this stage we are now almost in line with our 2020 target on combined executive committee and direct reports. The representation of women in management positions at GSK is illustrated on page 28, as part of the gender diversity of GSK’s global workforce.

We are in line with the Parker Report’s recommendation.

I have decided to step down from the Board. Our SID, Vindi Banga, is leading the process to identify my successor. More details are given below.

Chairman succession: A search process for the next Chairman is underway supported by a global executive search firm. The next Chairman will oversee delivery of the next phase of the company’s strategy, continuing to strengthen the pharmaceutical business whilst demerging the consumer business formed through the integration of the Pfizer business with that of GSK. A specification has been agreed covering the key skills, experience and personal characteristics deemed desirable for the role and we are also engaging with shareholders to gather their views. The selection committee for this process has been expanded to include all Non-Executive Directors.

Vindi Banga

Senior Independent Director

Committee evaluation

The Committee’s annual evaluation exercise was internally facilitated by the Company Secretary and concluded that the Committee continued to operate effectively. In terms of enhancements, the Committee would seek to augment its review of specialist appointments to the Board and CET, such as scientific and financial experts, by co-opting subject matter experts to advise the Committee.

Philip Hampton

Nominations Committee Chair

11 March 2019

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Accountability

Audit & Risk Committee report

Judy Lewent

Audit & Risk Committee Chair

Role

The Committee reviews and is responsible for:

–	financial and internal reporting processes

–	the integrity of the financial statements, including the Annual Report and quarterly results announcements

–	the system of internal controls

–	identification and management of risks and external and internal audit processes

–	initiating audit tenders, the selection and appointment of external auditor, setting their remuneration and exercising oversight of their work.

Membership

Committee members	Committee member since
Judy Lewent – Chair from 1 January 2013	1 April 2011
Vindi Banga	1 January 2016
Lynn Elsenhans	1 January 2014
Dr Laurie Glimcher	1 September 2017

Details of the Committee members’ financial, accounting or scientific experience and expertise are given in their biographies under ‘Our Board’ on pages 69 and 70. See page 72 for Committee member attendance levels.

The Company Secretary is Secretary to the Committee and attends all meetings. The entire Board is invited to attend the Committee meetings and other attendees include:

Attendee	Regular attendee	Attends as required
General Counsel	✓
Group Financial Controller	✓
Head of Audit & Assurance	✓
Head of Global Ethics and Compliance	✓
Chief Medical Officer	✓
Chief Product Quality Officer		✓
External auditor	✓

In accordance with the Financial Reporting Council’s UK Corporate Governance Code, the Board has determined that Judy Lewent has recent and relevant financial experience. The Board has also agreed that she has the appropriate qualifications and background to be an audit committee financial expert as defined by the Sarbanes-Oxley Act of 2002, and has determined that she is independent within the meaning of the Securities Exchange Act of 1934, as amended.

The Committee has, as a whole, competence relevant to the sector in which the company operates.

Dear Shareholder

In the following pages of this report we aim to share insights into the activities undertaken or overseen by the Committee during the year. The Committee has worked largely to a recurring and structured programme of activities. I devise this programme with the Company Secretary and agree its content with management and the external auditors at the start of each year. It is then adapted as appropriate as the year progresses.

Financial reporting

The integrity of the financial statements, including the Annual Report and quarterly results announcements, is a key focus for the Committee. This includes the Committee’s assessment of the effectiveness of the internal controls over financial reporting. The Committee reviewed, at least quarterly, the company’s significant accounting matters, including contingent consideration liabilities, revenue recognition and accruals for returns and rebates, restructuring, tax and accounting for significant transactions, as well as the impact of changes to accounting standards.

The Committee’s position has always been to aim for clear and transparent financial disclosure in GSK’s financial reporting and to support a proactive approach that is in step with or ahead of guidance and requirements from regulators. In line with prior years, the Committee continued to review compliance with the latest guidance and endorsed management proposals to further improve disclosures particularly around the use of Alternative Performance Measures in GSK’s 2018 preliminary results and the Annual Report.

External auditor

After a competitive tender exercise Deloitte LLP were appointed the company’s new auditor at the 2018 AGM, replacing PricewaterhouseCoopers LLP, after a smooth transition exercise with minimal disruption to the business. I have maintained a strong working relationship with the new audit partner throughout the transition and during the 2018 audit process. Management and Deloitte have also worked closely together, so that Deloitte could develop a deep understanding of GSK’s business that it could bring to bear during the 2018 Group audit. We have welcomed the new perspectives and the challenge that Deloitte has brought to the audit. We are also pleased to have observed further improvements in audit quality and efficiencies that have resulted from Deloitte’s deployment of data analytics.

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Audit & Risk Committee report continued

Internal framework for control and risk management developments

This is another core area of focus for the Committee. In 2018, the following developments in Global Ethics and Compliance (GEC), the business units, and across the enterprise, continued to strengthen our controls and culture of compliance and risk management.

Technology user access controls: As part of the Committee’s role in assessing the effectiveness of the internal controls over financial reporting, certain technology systems and the associated infrastructure were identified for further focus and consideration by the Committee especially around user access management. Throughout the year, the Committee closely monitored the Group’s plans to address the control findings identified. In addition, a further programme was implemented and completed in 2018 to identify and validate the additional layers of controls the Group has established to mitigate this risk area, as well as some further enhancements to these controls.

Enterprise risk management enhancements: The Committee has also overseen the launch of a new Enterprise risk management (ERM) cycle, which provides an end-to-end approach to planning, mitigation and reporting of key Enterprise risks:

–	introducing Enterprise risk plans (ERP) for each business, and the Global support function, which set out its risk appetite and tolerance, the expected controls, mitigation actions and monitoring. The Risk Oversight Compliance Council approves and the Committee reviews executive summaries of these ERPs;

–	a controlled process of adaptions for ERPs has been established to achieve an appropriate balance between managing Enterprise risks on a consistent basis, while providing a measure of risk-based flexibility for various parts of the organisation where justified;

–	making Enterprise risk reports more data-focused to generate more informed discussion of risk exposure and mitigation; and

–	the Committee agreed to separate Information protection into two separate Enterprise risks – Information security and Privacy.

Privacy: During the year, the Privacy Centre of Excellence delivered a change programme to improve and sustainably manage GSK’s data privacy compliance, whilst ensuring compliance with the General Data Protection Regulation that became law in May 2018. This included:

–	the implementation of a new control framework;

–	remediation of certain existing business activities, including adopting privacy controls, such as privacy contract terms, written records of processing activities, and data protection impact assessments; and

–	a comprehensive training programme to drive greater expertise, awareness and accountability for managing personal information across the entire organisation.

Further details on our approach to data privacy issues is given on page 31.

Enterprise risk framework and strategies: During the year, the Committee considered GSK’s Enterprise risks and the strategies to address them. These reviews were undertaken through:

–	annual business unit risk and assurance update reports;

–	enterprise risk strategy papers for each of our most significant risks;

–	annual risk reviews contained in the Risk Management & Internal Control Report which is presented by the Head of GEC.

As part of its review, the Committee assesses whether the key Enterprise risks affecting the unit are being managed and mitigated in a proportionate way. The Committee examines whether it is satisfied with the control environment, its operation and effectiveness and whether refinements that management propose (to ensure the environment remains fit for purpose) are appropriate. It also assesses the commitment of the business unit’s leadership to maintain a strong controls culture.

Each business reported on key Internal Control Framework (ICF) improvements and simplification activities to further improve how we manage risks. These are summarised below.

Pharmaceuticals: An overall Pharmaceuticals Leadership Team Risk Management and Compliance Board (RMCB) was established, providing an improved governance structure better aligned to the organisation and strengthening connections between the regional and country RMCBs. In addition, the Distributor Control Framework was designed and implemented by Export Markets, simplifying management monitoring and enabling our third-party audits to focus on high risk distributors. The General Manager confirmation process continued to be a key focus with targeted discussions at RMCBs, a better understanding of global mitigation actions, and accountability for local control efforts. In addition, a Site Director confirmation was run for the first time in 2018 with the End 2 End supply chain review.

Vaccines: Comprehensive risk reviews were carried out for key assets such as Shingrix and Bexsero. The GEC Independent Business Monitoring team also conducted its first review of Vaccines focusing on high risk areas primarily within commercial, medical and external R&D, with confirmation that controls are working as intended. Monitoring of sites through the corporate Environment, Health, Safety & Sustainability (EHSS) Assurance Group was also established and an R&D mapping exercise was performed to evaluate the need for IBM in key business activities. No gaps were identified, and the next verification exercise is planned for 2019.

Consumer Health: Key risk themes from monitoring and audit findings were reviewed to identify high risk areas for enhanced risk management and low risk areas for clearer guidance and policy simplification. An improved management monitoring toolkit was developed as well as a new tool assessing country risk, incorporating culture, commercial and qualitative criteria.

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Audit & Risk Committee report continued

Emerging risks: For a number of years the Committee has been considering emerging risks at each scheduled meeting. This year, these discussions were enhanced by the results of the Audit & Assurance (A&A) team’s Political, Economic, Social, Technological, Legal and Environmental (PESTLE) external analysis of emerging risks. The Committee is also examining the leveraging of new technology and risk scanning services to better support identification of emerging risks.

Written standards: During 2018 a review of GSK’s most important, global written standards has been undertaken to further simplify and harmonise written standards and controls to make them easier to access and understand.

Monitoring and compliance activities

Monitoring is a key element of our ICF. It provides a continuous source of insights that inform improvements in the control environment and there was significant focus by each of our businesses in this area in 2018. This included consolidated and streamlined business monitoring and improved coordination between Enterprise risk owners, businesses and monitoring groups. In addition, a new Travel and Expenses system was implemented with control enhancements utilising artificial intelligence and enhanced data analytics.

During 2018, GEC introduced an Early Case Assessment phase to its investigation process. This empowers an investigator to quickly determine the most appropriate action, improve the quality of the investigation and ensure a more productive use of resources.

The Investigations team have sought to further increase trust in our Speak Up channel arrangements by updating processes to promote better quality decision making and improved monitoring of lead indicators. In addition, the Investigations training and education programme has been improved with more investigation work performed in-house. This has resulted in a significant reduction in the cost of external support. In 2018, a further 70 HR, Compliance and Legal based employees have been trained in investigative interviewing techniques.

GSK Values & Expectations

These are a high priority for the Committee. During the year, a range of employee resources were introduced to promote awareness, help facilitate discussions and bring values and expectations to life for employees. These resources included Living our Values and Expectations discussion guides, expectations descriptors and Let’s Talk channels. In April 2018, GEC updated GSK’s Code of Conduct to make it shorter, simpler and easier to use.

The A&A team has conducted 18 Values Assurance Reviews (VARs) during 2018 to test how well our values and expectations are embedded in the organisation. These have identified follow up action areas including: creating an environment where people are comfortable to speak up; continuing to develop managers’ leadership capabilities; addressing perceptions of complexity and continuing to drive simplification efforts; and raising awareness of GSK’s expectations and what they mean in the context of an employee’s roles.

GEC has continued to focus on people development and building capabilities, including:

Ethics and Compliance Academy: A Virtual Academy run on a quarterly basis.

Anti-bribery and corruption (ABAC): The ABAC training strategy evolved to provide tailored and targeted modules based on employees’ roles and responsibilities, with a particular emphasis on further enhancing the skills of those who conduct high risk business activities on behalf of the company.

Privacy certification: The privacy function offered a globally recognized professional privacy certification from the International Association of Privacy Professionals.

Code of Conduct: The annual mandatory training on our Code of Conduct was delivered in two parts and focused on living our values and expectations and ABAC. This was supplemented by the introduction of microlearning modules that can be taken at any time.

Committee evaluation

The Committee’s annual evaluation was internally facilitated by the Company Secretary who interviewed Committee members on behalf of the Committee Chair. It was concluded that the Committee continued to operate effectively. In terms of enhancements, it was agreed to continue:

–	the good progress made during 2018 in ensuring Committee papers are concise and accessible to facilitate productive discussion; and

–	to work with the Nominations Committee on succession planning for the Committee Chair and for Board and Committee members with financial experience.

Judy Lewent

Audit & Risk Committee Chair

11 March 2019

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What the Committee did during 2018

Areas of Committee focus	Items discussed	Frequency

Financial reporting	– Reviewed integrity of draft financial statements, appropriateness of accounting policies and going concern assumptions
– Considered approval process for confirming and recommending to the Board that the 2017 Annual Report is fair, balanced and understandable

– Reviewed and recommended to the Board approval of the 2017 Annual Report and Form 20-F

– Reviewed and approved Directors’ expenses

– Reviewed and recommended approval of quarterly and preliminary results announcements, dividends and earnings guidance

– Reviewed significant issues in relation to the quarterly and preliminary results

– Reviewed and recommended inclusion of the Viability Statement in the 2017 Annual Report

– Reviewed the financial reporting framework and disclosure arrangements

– Reviewed major restructuring reports

– Reviewed accounting developments and their impacts as well as key accounting issues

External auditor	– Canvassed observations of the outgoing Audit Partner on the company, the Committee and the Finance organisations
– Reviewed and approved audit/non-audit expenditure incurred during 2017

– Considered the auditor’s report on the 2017 annual results

– Performed evidence-based assessment of external auditor and the effectiveness of 2017 external audit

– Considered qualifications, expertise and independence of the external auditor

– Recommended to the Board the appointment of Deloitte and for the Committee to agree auditor’s remuneration

– Approved the 2018 audit plan and fee proposal and set performance expectations for auditor for the year

– Considered non-audit services fees for 2018 and the 2019 audit budget

– Considered initial results of 2018 external audit

– Considered internal control over financial reporting

Global internal control & compliance	– Reviewed assurance reports from Global Pharmaceuticals (including R&D and ViiV Healthcare), Vaccines and Consumer Healthcare, as well as the Global Support functions
– Reviewed GSK’s internal control framework and controls over financial reporting

– Reviewed Technology access controls and closely monitored plans to address control findings identified and the programme to validate mitigation

– Confirmed compliance with Sarbanes-Oxley Act

– Received independent external evaluation outcomes of Audit & Assurance

– Reviewed Audit & Assurance work during 2017 and approved the planned work for 2018

– Reviewed the US Corporate Integrity Agreement

– Reviewed implementation of the enhancements to the Healthcare professional engagement policy

– Reviewed General Data Protection Regulation readiness and compliance

– Received litigation reports and updates

– Received reports on ongoing investigations and on Anti-bribery and corruption (ABAC) issues

Risk	– Reviewed risk management framework compliance

– Reviewed the risk elements of group treasury, pensions, risk and insurance and tax policies

– Agreed a new approach to enterprise risk management

– Received status reports on each of the company’s 11 Enterprise Risks (these Risks are disclosed on pages 34 and 35)

– Received fraud, site security and cyber security risk assessment update

– Received updates on the implications and planning for Brexit

– Received Risk Oversight and Compliance Council (ROCC) meeting updates

– Considered emerging risks

Governance and other matters	– Confirmed compliance with the UK Corporate Governance Code
– Reviewed the Committee’s terms of reference and confirmed that they had been adhered to during 2018

– Received corporate governance updates

– Reviewed the Committee’s performance and effectiveness

– Reviewed and approved the Group’s Modern Slavery Act Statement

– Reviewed the company’s gender pay gap disclosures

– Met privately and separately with the Heads of Global Ethics & Compliance, Audit & Assurance, and the General Counsel

– Met privately with the external auditor at the end of each meeting as appropriate

Committee Activity Key   Annually    Quarterly    Periodically    Standing

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Significant issues relating to the financial statements

In considering the quarterly financial results announcements and the financial results contained in the 2018 Annual Report, the Committee reviewed the significant issues and judgements made by management in determining those results. The Committee reviewed papers prepared by management setting out the key areas of risk, the actions undertaken to quantify the effects of the relevant issues and the judgements made by management on the appropriate accounting required to address those issues in the financial statements.

The significant issues considered in relation to the financial statements for the year ended 31 December 2018 are set out in the following table, together with a summary of the financial outcomes where appropriate. In addition, the Committee and the external auditor have discussed the significant issues addressed by the Committee during the year and the areas of particular audit focus, as described in the Independent Auditor’s Report on pages 128 to 139.

Significant issues considered by the Committee in relation to the financial statements	How the issue was addressed by the Committee
Going concern basis for the preparation of the financial statements

The Committee considered the outcome of management’s half-yearly reviews of current and forecast net debt positions and the various financing facilities and options available to the Group. Following a review of the risk and potential impact of unforeseen events, the Committee confirmed that the application of the going concern basis for the preparation of the financial statements continued to be appropriate.

Revenue recognition, including returns and rebates (RAR) accruals

The Committee reviewed management’s approach to the timing of recognition of revenue and accruals for customer returns and rebates. The US Pharmaceuticals and Vaccines accrual for returns and rebates was £4.4 billion at 31 December 2018 and the Committee reviewed the basis on which the accrual had been made and concurred with management’s judgements on the amounts involved. A fuller description of the process operated in the US Pharmaceuticals and Vaccines business in determining the level of accrual necessary is set out in ‘Critical accounting policies’ on page 63.

Provisions for legal matters, including investigations into the Group’s commercial practices

The Committee received detailed reports on actual and potential litigation from both internal and external legal counsel, together with a number of detailed updates on investigations into the Group’s commercial practices. Management outlined the levels of provision and corresponding disclosure considered necessary in respect of potential adverse litigation outcomes and also those areas where it was not yet possible to determine if a provision was necessary, or its amount. At 31 December 2018, the provision for legal matters was £0.2 billion, as set out in Note 29 to the financial statements, ‘Other provisions’.

Provisions for uncertain tax positions

The Committee considered current tax disputes and areas of potential risk and concurred with management’s judgement on the levels of tax contingencies required. At 31 December 2018, a tax payable liability of £1.2 billion, including provisions for uncertain tax positions, was recognised on the Group’s balance sheet.

Impairments of intangible assets

The Committee reviewed management’s process for reviewing and testing goodwill and other intangible assets for potential impairment. The Committee accepted management’s judgements on the intangible assets that required writing down and the resulting impairment charge of £134 million in 2018. See Note 19 to the financial statements, ‘Other intangible assets’ for more details.

Valuation of contingent consideration in relation to ViiV Healthcare

The Committee considered management’s judgement that following the further improved sales performance of Tivicay and Triumeq it was necessary to increase the liability to pay contingent consideration for the acquisition of the former Shionogi-ViiV Healthcare joint venture. At 31 December 2018, the Group’s balance sheet included a contingent consideration liability of £5.9 billion in relation to ViiV Healthcare. See Note 39 to the financial statements, ‘Contingent consideration liabilities’ for more details.

ViiV Healthcare put option	The Committee reviewed and agreed the accounting for the Pfizer put option and concurred with management’s judgement on the valuation of the put option of £1.2 billion at 31 December 2018.

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Accountability continued

Auditor’s appointment

External auditor

Following an audit tender process conducted by the Committee which concluded in December 2016, Deloitte’s appointment as the auditor of the company and the Group was approved by shareholders at the GSK AGM in May 2018. There were no contractual or similar obligations restricting the Group’s choice of external auditor.

Deloitte observed PricewaterhouseCoopers, (PwC) work as GSK’s previous statutory auditor during the 2017 year end auditing process. A full report on the transition process between PwC and Deloitte is included on pages 103 and 104 in GSK’s 2017 Annual Report.

The Committee considers that during 2018, the company has complied with the mandatory audit processes and audit committee responsibility provisions of the Competition and Markets Authority Statutory Audit Services Order 2014.

Effectiveness and quality of external audit process

The Committee is committed to ensuring on an ongoing basis that GSK receives a high quality and effective audit from its external auditors. In evaluating Deloitte’s performance during 2018, prior to making a recommendation on their re-appointment in early 2019, the Committee reviewed the effectiveness of their performance against the criteria which it agreed, in conjunction with management, at the beginning of 2018. The criteria are set out on page 85.

In undertaking this review, the Committee considered the overall quality of the audit, the independence of Deloitte and whether they have exhibited an appropriate level of challenge and scepticism in their work. Because Deloitte had recently been appointed GSK’s auditor, their length of tenure was not taken into account when assessing their independence and objectivity.

Finally, the Committee considered feedback on the 2018 external audit through a survey that sought views from the financial management team at corporate and business unit level. It covered:

–	effectiveness of challenge by the auditor, their integrity and the transparency of their reporting to management and the Committee;

–	clarity of communication by the auditor and their ways of working;

–	alignment of the 2018 audit to the Group’s investment in SAP;

–	quality of the audit team’s leadership; and

–	skills and experience of the audit team.

Having reviewed all this feedback, and noted any areas of improvement to be implemented in respect of the team on the 2019 audit, the Committee:

–	was satisfied with the effectiveness of the auditor and the external audit process; and

–	was satisfied with the auditor’s independence, qualifications, objectivity, expertise and resources.

The Committee therefore recommended to the Board the re-appointment of Deloitte at the forthcoming AGM.

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Auditor’s appointment continued

The detailed criteria the Committee used for judging the effectiveness of Deloitte as the external auditor and their overriding responsibility to deliver a smooth-running, thorough and efficiently executed audit for 2018 are set out below:

Performance expectations for GSK’s external auditors 2018

Audit approach and strategy	– Leverage a centrally controlled audit approach, ensuring that GSK’s group, joint ventures and local statutory entities were audited once and once only

–  Refine a consistent technology-led audit with enhanced risk assessment and analytical procedures, providing insights that combine data trend analysis, process cycle pathways, and the identification of audit risks, ensuring a well-informed and efficient audit

– Deliver a focused and consistent audit approach globally that reflects local risks and materiality

High quality independent audit	– Adhere to all independence policies (GSK’s, FRC’s 2016 Revised Ethical Standard and applicable SEC standards)
– Maintain a relentless focus on audit quality and Deloitte’s internal quality control procedures

– Provide timely clarity on assessments of accounting treatments and ensure consistency of advice at all levels

– Maintain a forward-thinking approach by raising potential issues or concerns as soon as identified

– Provide timely up-to-date knowledge of technical and governance issues, including evolving market practice on the viability statement requirements, ESMA/SEC guidelines and new IFRSs (i.e. IFRS 16)

– Serve as an industry resource, communicating best practice trends in reporting and integrated reporting

– Provide high quality and succession planning of key staff members of Deloitte and ensure their technical skillsets are continuously enhanced

Effective partnership	– Deliver a smooth running, thorough and efficiently executed audit by:
– Discussing approach and areas of focus in advance and early engagement on understanding the implications of the new operating model

– Ensuring SOX scope and additional procedures are discussed and endorsed by corporate management and communicated on a timely basis within GSK and Deloitte

– Avoiding surprises through timely reporting of issues at all levels within the Group

– Early engagement on and provision of impact assessments of key judgements

– Ensuring clarity of roles and responsibilities between local Deloitte and Finance Services

– Responding to any issues raised by corporate management on a timely basis

– Meeting agreed deadlines

– Providing sufficient time for management to consider draft auditor reports and respond to requests and queries

– Consistent and timely communication and engagement between local and central audit teams, and across all GSK stakeholder groups

– Liaise with Audit & Assurance to avoid duplication of work and Global Ethics and Compliance to ensure a common understanding of audit outcomes, adopting a collaborative approach to solving issues

– Ultimately provide a high-quality service to the Board, be scrupulous in their scrutiny of the Group and act with utmost integrity

Auditor transition

–  Ensure a seamless, effective, and efficient auditor transition from PwC to Deloitte by maximising the use of relevant information provided by PwC in respect of the 2016 and 2017 audits of the company and its subsidiaries in relation to the audit of the Group’s consolidated accounts

Value for money	– Work closely with management to agree on scope changes, overruns and efficiencies and set clear milestones for continuous monitoring

–  Provide transparency of audit time and cost incurred analysis against budget, identifying areas that will enable reduction in audit hours without compromising audit quality and commensurately reducing audit fees

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Non-audit services

Where possible, other accounting firms are engaged to undertake non-audit services.

Where the external auditor is permitted to provide non-audit services (such as audit-related, tax and other services), in accordance with GSK’s policy contained in GSK’s Finance Manual, the Committee ensures that auditor objectivity and independence are safeguarded by requiring pre-approval by the Committee.

The following core policy guidelines on engaging the external auditor to provide non-audit services are observed:

–	Process: ensuring all non-audit services over £50,000 are put out to competitive tender with financial service providers other than the external auditor, in line with the Group’s procurement process, unless the skills and experience of the external auditor make them the only suitable supplier of the non-audit service under consideration;

–	Safeguards: ensuring adequate safeguards are in place so that the objectivity and independence of the Group audit are not threatened or compromised; and

–	Fee cap: ensuring that the total fee levels do not exceed 50% of the annual audit fee, except in special circumstances where there would be a clear advantage in the company’s auditor undertaking such additional work.

The company’s current policy complies with the Financial Reporting Council’s (FRC) 2016 Revised Ethical Standard and the EU Audit Regulation and the Sarbanes-Oxley Act of 2002. The policy contains the following three guidelines:

Fee cap: GSK’s policy cap of 50% of the annual audit fee cap is more stringent than the FRC’s fees cap set at 70% of the average fees for the preceding three-year period.

Prohibitions: GSK’s policy includes a ‘black list’ of prohibited non-audit services.

Pre-approval: The category-wide pre-approval process reflects the restrictions in the FRC’s 2016 Guidance on Audit Committees, so that all non-audit services:

–	over £50,000 are pre-approved by the Committee Chairman and CFO as delegated by the Committee;

–	between £25,000 and £50,000 are pre-approved by the Group Financial Controller; and

–	under £25,000 are approved by a designate of the Group Financial Controller.

Fees paid to the company’s auditors and its associates are set out below. Further details are given in Note 8 to the financial statements, ‘Operating profit’.

Fair, balanced and understandable assessment

One of the key compliance requirements of a group’s financial statements is for the Annual Report to be fair, balanced and understandable. The coordination and review of Group-wide contributions into the Annual Report follows a well-established and documented process, which is performed in parallel with the formal process undertaken by the external auditors.

The Committee received a summary of the approach taken by management in the preparation of GSK’s 2018 Annual Report to ensure that it met the requirements of the FRC’s 2016 UK Corporate Governance Code. This enabled the Committee, and then the Board, to confirm that GSK’s 2018 Annual Report taken as a whole is fair, balanced and understandable and provides the information necessary for shareholders to assess the company’s position and performance, business model and strategy.

Code of Conduct and reporting lines

We also have a number of well-established policies, (including a Code of Conduct), which are available on the Governance section of our website, together with details of our confidential Speak Up reporting lines for the reporting and investigation of unlawful conduct. An updated version of the Code of Conduct was last published in April 2018.

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Internal control framework

The Board recognises its obligation to present a fair, balanced and diligent assessment of GSK’s current position and prospects. The Board is accountable for evaluating and approving the effectiveness of the internal controls, including financial, operational and compliance controls, and risk management processes operated by GSK.

The Internal Control Framework (the Framework) is a comprehensive enterprise-wide risk management model and the means by which GSK ensures the reliability of financial reporting and compliance with laws and regulations. The Framework supports the continuous process of the Board’s identification, evaluation and management of the Group’s Principal Risks, as required by the Financial Reporting Council’s (FRC’s) UK Corporate Governance Code (the Code), and is designed to manage the risk of not achieving business objectives.

A fit for purpose Framework, in conjunction with our corporate values, expectations and Speak Up processes, ensures that the risks associated with our business activities are actively and effectively controlled in line with the agreed risk appetite. We believe the Framework provides reasonable, but not absolute, assurance against material misstatement or loss.

The Group’s Risk Oversight and Compliance Council (ROCC), a team of senior leaders, is mandated by the Board to assist the Committee in overseeing risk management and internal control activities. It also provides the business with a framework for risk management and upward escalation of significant risks. Each business unit has a risk board structure which reports to the ROCC. The business unit Risk Management and Compliance Boards (RMCBs) are responsible for promoting the local ‘tone from the top’ and risk culture, as well as ensuring effective oversight of internal controls and risk management processes.

Each Principal Risk has an assigned risk owner who is a member of senior management. The risk owner is accountable for the management of his/her respective Principal Risk, including the setting of risk mitigation plans, their implementation and for reporting on the risk management approach and progress to the ROCC and the Committee every year. The ROCC and the RMCBs are assisted by Global Ethics and Compliance (GEC), which is responsible for advancing risk management across the enterprise and for the development of working practices that are risk-based and ethically sound. GEC actively promotes ethical behaviours through enabling all members of the organisation to operate in accordance with our values, and to comply with applicable laws and regulations.

Audit & Assurance (A&A), in line with an agreed assurance plan, provides independent assurance to senior management and the Board on the effectiveness of risk management across the Group. This assurance helps senior management and the Board to meet their oversight and advisory responsibilities in fulfilling the Group’s strategic objectives and building trust with patients and other stakeholders. A&A has a dual reporting line into the Chief Financial Officer and the Committee.

The Committee receives regular reports from business units, Principal Risk owners, GEC and A&A on areas of significant risk to the Group and on related internal controls. These reports provide an assessment on the internal control environment within each Principal Risk area, including enhancements to strengthen the control environment. Following the consideration of these reports, the Committee concludes on the effectiveness of the internal control environment and reports to the Board annually. In accordance with the FRC’s Code provisions, the Board, through the authority delegated to the Committee, has conducted a robust assessment of the Group’s Principal Risks. This includes the consideration of the nature and extent of risk it is willing to take in achieving the Group’s strategic objectives. The Board, through the Committee, has maintained oversight to ensure the effectiveness of the internal control environment and risk management processes in operation across the Group for the whole year, and up to the date of the approval of this Annual Report.

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Accountability continued

Internal control framework continued

The Board’s review focuses on the company and its subsidiaries and does not extend to material associated undertakings, joint ventures or other investments, although it considers the risk of the company’s participation in these activities. There are established procedures and controls in place to identify entities whose results must be consolidated with the Group’s results. We believe the process followed by the Board, through the Committee, in reviewing regularly the system of internal controls and risk management processes is in accordance with the Guidance on Risk Management, Internal Control and Related Financial and Business Reporting issued by the FRC.

A review of the Group’s risk management approach is further discussed in the ‘Risk management’ section of the Strategic report on pages 34 to 36. Our management of each Principal Risk is explained in ‘Principal risks and uncertainties’ on pages 241 to 250. The Group’s viability is discussed in the Group financial review section of the Strategic report on page 37.

Governance structure of risk management

Accountability for monitoring

Responsibility for implementing

Board of Directors

- Responsible for our system of corporate governance, strategy, risk management and financial performance

Audit & Risk Committee

- Responsible for reviewing and approving the adequacy and effectiveness of our risk management and internal controls

+

Corporate Executive Team

- Supports the CEO in managing our business and activities

Risk Oversight and Compliance Council

- Authorised by the Board to assist the Audit & Risk Committee in overseeing the risk management and internal control activities of the Group

+

Business units

- Responsible for our system of corporate governance, strategy, risk management and financial performance

Risk Management and Compliance Boards

- Ensure that appropriate internal controls for effective risk management are implemented
- Complemented by Country Executive Risk Boards to ensure a consistent approach to risk management across local territories

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Relations with stakeholders

Engagement activities

In the performance of its legal duty to promote the success of the company, the Board has regard to a number of factors, including listening to and considering the views of shareholders and other key stakeholders and is cognisant of the potential impacts of decisions it makes on our stakeholders, the environment and the communities in which we operate.

Our principal Board Committees have delegated powers that enable a more in-depth assessment of the impacts of the company’s wider engagement with stakeholders. It also provides a means of identifying emerging stakeholder-related issues that can be brought to the attention of the Board, which in turn enables us to further invest in activities to build trust in our reputation for operating responsibly to deliver on our purpose.

Engagement with the company’s main stakeholder groups, including our patients, shareholders, consumers, customers and employees, at all levels of the organisation and across the enterprise is summarised on page 11. The Board’s interactions with two of the company’s main stakeholder groups – shareholders and people – are set out in more detail below.

All shareholders

We try to engage with shareholders in several ways. This includes regular communications, the AGM and other investor relations activities. We announce our results on a quarterly basis and our annual results are included in our Annual Report. All shareholders receive an Annual Summary which advises them that our Annual Report and Notice of our Annual General Meeting are available.

Our major shareholders

During the year, after publication of our quarterly results, the CEO, Emma Walmsley, and CFO, Simon Dingemans, gave presentations to institutional investors, analysts and the media by webcast teleconference. In July, Emma and Dr Hal Barron held an R&D update event at which they announced a new approach to R&D that is designed to capitalise on the assets in the company’s promising early-stage pipeline and build the next wave of growth for GSK for the benefit of patients and shareholders. This update to our major shareholders concluded with a Q&A session.

Emma and Simon maintain a continual and active dialogue with institutional shareholders on performance, plans and objectives through a programme of regular meetings. During the year, they held a total of 83 individual meetings with major shareholders and they have hosted a total of 27 group meetings with major shareholders and potential major shareholders.

Philip Hampton also meets with major shareholders to hear their views and discuss issues of mutual importance. He then communicates their views to the rest of the Board. During the year, he held six individual meetings with major shareholders on a range of issues. Our Senior Independent Non-Executive Director (SID) and our other Non-Executive Directors are available to meet with major shareholders.

We normally hold a governance event at the end of each year with institutional shareholders, key investment industry bodies and influential proxy advisory firms, at which the Chairman, SID and each of our Committee Chairs discuss particular areas of focus associated with our corporate governance, corporate responsibility and remuneration arrangements. The governance event for 2018 was cancelled as the company was in possession of inside information ahead of its announcement of the proposed joint venture with Pfizer’s consumer healthcare business.

On a continuing basis, our Investor Relations department, with offices in London and Philadelphia, acts as a focal point for communication with institutional investors. Our Company Secretary acts a focal point for communications on corporate governance matters. We also have a small central Corporate Responsibility (CR) team which coordinates strategy, policy development and reporting specifically with respect to CR. The team communicates with socially responsible investors and other stakeholders.

Our retail shareholders

The Company Secretary acts as a focal point for retail investors and manages key relationships with the company’s registrars, Equiniti in the UK and The Bank of New York Mellon, who administer our ADR programme in the US.

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Relations with stakeholders continued

Engagement activities continued

Annual General Meeting

All shareholders are invited to attend our Annual General Meeting. This year’s AGM will be held in May at the Sofitel London Heathrow Hotel.

Our 2018 AGM had a good level of attendance and engagement by shareholders. All our proposed resolutions were approved by shareholders. The level of support ranged from 90% to 99%. The AGM provides an opportunity to put questions to our Board and the Chairs of each of our Board Committees during the formal AGM proceedings, while providing shareholders the chance to meet informally with our Board Directors who will make themselves available before the meeting.

Our people

The Board is fully supportive of the Group’s commitment to being a progressive, modern employer to attract, retain and motivate the very best talent and drive high levels of employee engagement. A key transformation priority for the CEO is to evolve the culture of the company to enhance business performance. Our strategic success relies on our ability to engage our employees behind the delivery of the company’s long-term IPT priorities. Therefore, employee engagement is a key barometer for measuring how people feel working for GSK and the tools we use to measure our people’s views are discussed on page 28.

Stakeholder engagement, see page 11	Modern employer, see page 28

Trust, see page 24	Shareholder information, see page 251

Workforce Engagement Director

To underscore the Board’s commitment to strengthen its engagement with our people and to gather their views, it has designated one of our independent Non-Executive Directors, Dr Vivienne Cox, as the company’s Workforce Engagement Director in December 2018.

The Board firmly believes that this formal model of engagement:

–  is most likely to best connect our pre-existing employee engagement activity and employee voice channels with boardroom decision-making to promote meaningful engagement;

–  provides a regular platform for the independent element of the Board to have direct conversations with the workforce, individually and in group settings, to gain insights into their experiences, concerns and perspectives, and to better understand whether the cultural change already underway is embedding in the organisation to support our IPTC priorities; and

–  is therefore the model most likely to add immediate value.

A programme of activities is being compiled to ensure that Vivienne is accessible to the workforce and to gather their feedback for consideration by the Board.

She is looking forward to sharing her insights and experiences gained as our Workforce Engagement Director in next year’s Annual Report.

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Science Committee report

Dr Jesse Goodman

Science Committee Chair

Role

The Committee:

–	undertakes periodic reviews of R&D strategy and progress

–	assesses the overall performance, including relevant financial metrics, effectiveness and competitiveness of R&D

–	helps identify critical emerging trends in science and medicine and their potential impact on the company

–	undertakes periodic reviews of the company’s scientific capability and talent

–	reviews the scientific opportunity in specific large scale investments or business transactions

–	reviews the output of the Group’s science advisory boards.

Membership

Committee members	Committee member since
Dr Jesse Goodman – Chair from 1 January 2017	1 January 2017
Dr Laurie Glimcher	1 September 2017
Judy Lewent	1 January 2017

Professor Sir Roy Anderson	1 January 2017 until 3 May 2018

Details of the Committee members’ skills and experience are given in their biographies under ‘Our Board’ on pages 69 and 70. See page 72 for Committee member attendance levels.

The Company Secretary is Secretary to the Committee and attends all meetings. Other attendees at Committee meetings may include:

Attendee	Regular attendee	Attends as required
Company Chairman	✓
Chief Executive Officer	✓
Chief Scientific Officer and President, R&D	✓
President, Global Vaccines		✓
Independent senior external scientific adviser(s)		✓
Chief Financial Officer		✓
Other company executives		✓

Dear Shareholder

I am pleased to present my second report of the Science Committee’s activities (the Committee).

During 2018, the Committee has sought to further evolve its ways of working and oversight of R&D to support the Board and Dr Hal Barron in considering our science, pipeline and R&D strategy and priorities.

The Committee has developed an annual programme of activities to support its core role of R&D oversight to help discharge its responsibilities. Items for consideration by the Committee include receiving:

–	regular updates on the Pharmaceuticals and Vaccines priority assets;

–	regular R&D strategy updates;
–	oversight of R&D projects portfolio governance; and

–	R&D’s culture, talent, capabilities and incentive arrangements.

In particular in 2018, the Committee reviewed the key features of Dr Barron’s new approach to R&D, which focuses on science related to the immune system, the use of human genetics and advanced technologies to help identify the next generation of transformational medicines for patients.

The Committee has reviewed several assets currently in clinical development and notes the significant progress made to strengthen the pharmaceuticals pipeline, particularly in the area of oncology. The company currently has 46 assets in development, with 33 immunomodulators, of which 16 are focused on oncology. In addition, the Committee has considered from a scientific perspective and was pleased to recommend to the Board the following key business development transactions:

Tesaro: strengthening the Pharmaceuticals pipeline with the acquisition of this oncology-focused biopharmaceutical company. It has a major marketed project, Zejula, which is an oral poly ADP ribose polymerase (PARP) inhibitor approved in the US and Europe for adults with recurring ovarian cancer. We believe PARP inhibitors also offer significant opportunities for treating patients with many other cancer types. Several other promising oncology assets were also acquired as part of this transaction, including a PD-1 inhibitor (dostarlimab) currently being studied for endometrial cancer.

23andMe: forming this exclusive collaboration with the world’s leading consumer genetics and research company. This will combine our scientific and medical knowledge with large-scale genetic resources and unique data science skills, improving the probability of R&D success.

Merck: agreeing a proposed global strategic alliance with Merck KGaA, Darmstadt, Germany to jointly develop and commercialise M7824. This is an investigational bifunctional fusion protein immunotherapy that is currently in clinical development, including potential registration studies, for multiple difficult-to-treat cancers. This includes a phase II trial to investigate M7824 compared with pembrolizumab as a first line treatment in patients with PD-L1 expressing advanced non-small cell lung cancer.

Committee evaluation

The second annual evaluation of the Committee was internally facilitated by the Company Secretary. In terms of enhancements, as the Committee settles into its role, consideration would be given to how it refines its work and focus to exercise effective oversight of the embedding of the new R&D strategy.

Next steps

The Committee will continue to review how the new approach to R&D is progressing and the culture change underway in R&D, and expects to see major data readouts and news flow on several new medicines in 2019. Finally, I would like to thank Professor Sir Roy Anderson who stood down from the Committee, when he retired from the Board in May, for his significant contribution to helping me shape the role and focus of the Committee.

Dr Jesse Goodman

Science Committee Chair

11 March 2019

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Corporate Responsibility Committee report

  Lynn Elsenhans

  Corporate Responsibility Committee Chair

  Role

  The Committee reviews:

–  external issues that have the potential for serious impact upon GSK’s business and reputation

–  oversight of the views and interests of internal and external stakeholders

–  consideration of GSK’s Trust priority and annual governance oversight of progress against GSK’s commitments which reflect the most important issues for responsible and sustainable growth

  Membership

The membership of the Committee and appointment dates are set out below:

Committee members	Committee member since
Lynn Elsenhans – Chair from 8 May 2015	1 October 2012
Dr Vivienne Cox	1 July 2016
Dr Jesse Goodman	1 May 2016
Professor Sir Roy Anderson	1 May 2016 until 3 May 2018

Details of the Committee members’ skills and experience are given in their biographies under ‘Our Board’ on pages 69 and 70. See page 72 for Committee member attendance levels.

The Company Secretary is Secretary to the Committee and attends all meetings. Other attendees at Committee meetings may include:

Attendee	Regular attendee	Attends as required
Chief Executive Officer	✓
Company Chairman	✓
Chief Scientific Officer and President, R&D	✓
General Counsel	✓
President, Global Affairs	✓
President, Pharma Supply Chain	✓
President, Global Pharmaceuticals	✓
President, Global Vaccines		✓
CEO, GSK Consumer Healthcare		✓
Head of Human Resources		✓
SVP, Corporate Affairs		✓
VP, Trust and Global Health	✓
Other Executives		✓
Independent external corporate responsibility adviser	✓

Dear Shareholder

As Chair of the Corporate Responsibility Committee (the Committee) I am pleased to present the Committee’s 2018 report.

The Committee forms an important part of the Board’s oversight of the Company’s responsible business agenda, ensuring management is working to deliver long-term value for both shareholders and society. The Committee has a rolling agenda and receives reports from members of the CET and senior managers to ensure that progress in meeting our responsible business commitments is reviewed on a regular basis.

Committee membership

Committee members bring a wide range of sector experience, insight and stakeholder perspectives to help provide oversight on these topics. This helps monitor the company’s work to engage effectively with its key stakeholders and to assess if the company is operating in a way that seeks to meet the high external expectations of GSK as a global healthcare company.

During the year, Professor Sir Roy Anderson stood down from the Committee when he retired from the Board in May 2018. I greatly appreciated the insights that he brought to the work of the Committee during his tenure, including the development of the new commitments to support the delivery of GSK’s Trust priority.

I was pleased to invite Regis Simard, President Pharma Supply Chain, to attend the Committee on a regular basis. Regis has responsibility for product quality and environment, health, safety & sustainability (EHSS); vital areas of the company’s operations over which the Committee exercises oversight.

Areas of focus in 2018

The Committee has again focused on topics that are material to the company’s purpose, strategy, values and expectations. The Committee plays an integral role in the oversight of GSK’s responsible business commitments. This year, the work of the Committee included continued oversight of the development of a new set of focused commitments to support the Company’s Trust priority. These new commitments build on a strong performance in responsible business over many years and are set in the context of external trends and stakeholder expectations. The framework surrounding these commitments had been subject to review by key stakeholders after which their feedback was incorporated to further strengthen its design and operation. The Board was pleased to support the Committee’s recommendations.

The new framework identifies 13 commitments across three focus areas where the company can maximise its social impact: using science and technology to address health needs; making products affordable and available; and being a modern employer. These focus areas are supported by commitments across the fundamentals of being a responsible healthcare company: reliable supply; ethics and values; data and engagement; and the environment.

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Governance and remuneration
Financial statements
Investor information

Corporate Responsibility Committee report continued

During the year, management presented to the Committee on a number of topics across the breadth of the Trust priority:

Using science and technology to address health needs: The Committee reviewed proposals from management for a new global health strategy, designed to align to the company’s IPTC strategy. The new approach is more focused to achieve maximum social impact to support the strategic theme of fighting infectious diseases impacting children and young people in developing countries. The Committee discussed the importance of end-to-end planning of global health assets – through partnering with others from R&D to manufacturing – to ensure their sustainability over the long-term.

Making products affordable and available: During the year we also considered access and affordability, and the company’s commitment to making our products available at prices that are responsible and sustainable for the business. We reviewed the global pricing strategies of our Pharmaceuticals business with a particular focus on the US environment, which is the company’s current largest single market, and where the operating context continues to evolve.

Being a modern employer: The Committee also had oversight of the company’s new commitments for being a modern employer which centre on three main elements: engaged people; inclusion and diversity; and health, wellbeing and development. The Committee discussed the results from the global employee survey and management’s plans for responding to lower scoring areas.

Responsible business: During the year the Committee reviewed the progress made on GSK’s commitments to the fundamentals of being a responsible business. This included oversight of progress made to reduce the company’s environmental impacts across carbon, water and waste, and the setting of new targets to 2030. Updates on business conduct and engagement with healthcare professionals were also discussed by the Committee.

The Committee also reviewed and approved the company’s reporting on progress made on the company’s responsible business commitments.

Stakeholder engagement and insights

The Committee pays close attention to the evolving views and expectations of the company’s broad range of key stakeholders. A regular report on stakeholder insights is reviewed and discussed at each meeting to ensure the Committee considers the issues that may have a bearing on the company’s reputation and the delivery of its responsible business agenda. The Committee also received an update on GSK’s reputation research to understand relevant insights for its strategy. Employee insights were discussed in relation to the company’s modern employer agenda and the results of the Global employee survey.

This year we have continued to enjoy positive engagement with investors on our responsible business approach and performance. I meet directly with shareholders from time to time to understand any issues and concerns they may have and other Committee members also meet informally with shareholders before the AGM. The Committee was very pleased to see the company maintain first position in the Access to Medicines Index, and second position in the Dow Jones Sustainability Index for our industry, two investor supported external benchmarks.

Independent external corporate responsibility advisor

Ms Sophia Tickell serves as an independent external advisor to the Committee. Ms Tickell has extensive experience in the pharmaceuticals industry in improving health systems’ productivity, sustainability in energy supply and distribution, climate change policy and short-termism in financial markets.

She is co-founder and Director of Meteos, from where she directs the Pharma Futures Series, which aims to better align societal and shareholder value. She holds several other board and advisory roles.

Ms Tickell attended meetings of the Committee and provided independent advice and guidance on corporate responsibility matters to both the Committee Chair, the CEO and the President, Global Affairs.

Committee evaluation

The Committee’s annual evaluation exercise was internally facilitated by the Company Secretary and concluded that the Committee continued to operate effectively. In terms of enhancements, the Committee would continue to review opportunities to develop its remit to further support the company’s CR agenda and goals. As part of this process, it would consider best practice at similar committees and examine its current responsibilities in relation to the remit of GSK’s other Board Committees.

Committee aims for 2019

Over the next year we will continue to understand GSK’s material responsible business topics and seek to understand how management is responding to the expectations of external stakeholders. The Committee is well positioned in 2019 to support the delivery of the new commitments to support Trust, one of GSK’s long-term business priorities.

Lynn Elsenhans

Corporate Responsibility Committee Chair

11 March 2019

Area of responsibility	Items addressed during 2018
External issues that have the potential for serious impact upon GSK’s business and reputation	– Health and safety update – Regular reputational and emerging issues update – Oversight of corporate reputation research and KPI
Oversight of stakeholder views and engagement	– Stakeholder insights update – Employee survey
Annual governance oversight of progress against GSK’s responsible business commitments to support Trust	– Responsible Business Supplement approval – Oversight of new commitments – Global health strategy – Sustainable access and affordability – Business conduct – Modern employer – Environmental targets

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Directors

Our Directors’ powers are determined by UK legislation and our Articles of Association, which contain rules about the appointment and replacement of Directors. They provide that Directors may be appointed by an ordinary resolution of the members or by a resolution of the Board, provided that, if appointed by the Board, the Director retires at the AGM following the appointment.

Our Articles also provide that all Directors are required to seek re-election annually at the AGM in accordance with the UK Corporate Governance Code.

A Director will cease to be a Director if he or she:

–	becomes bankrupt
–	ceases to be a Director by virtue of the Companies Act or the Articles
–	suffers mental or physical ill health and the Board resolves that he or she shall cease to be a Director
–	has missed Directors’ meetings for a continuous period of six months without permission and the Board resolves that he or she shall cease to be a Director
–	is prohibited from being a Director by law
–	resigns, or offers to resign and the Board accepts that offer
–	is required to resign by the Board.

Directors’ conflicts of interest

All Directors have a duty under the Companies Act 2006 to avoid a situation in which they have, or could have, a direct or indirect conflict of interest or possible conflict with the company. Our Articles provide a general power for the Board to authorise such conflicts.

The Nominations Committee has been authorised by the Board to grant and regularly review any potential or actual conflict authorisations, which are recorded by the Company Secretary and noted by the Board. Directors are not counted in the quorum for the authorisation of their own actual or potential conflicts.

On a continuing basis, the Directors are responsible for informing the Company Secretary of any such new actual or potential conflicts that may arise or if there are any changes in circumstances that may affect an authorisation previously given. Even when provided with authorisation, a Director is not absolved from his or her statutory duty to promote the success of the company. If an actual conflict arises post-authorisation, the Board may choose to exclude the Director from receipt of the relevant information and participation in the debate, or suspend the Director from the Board, or, as a last resort, require the Director to resign.

The Nominations Committee reviewed the register of potential conflict authorisations in January 2019 and reported to the Board that the conflicts had been appropriately authorised and that the process for authorisation continues to operate effectively. Except as described in Note 35 to the financial statements, ‘Related party transactions’, during or at the end of the financial year no Director or Person Closely Associated had any material interest in any contract of significance with a Group company.

Our Articles also prohibit a Director from voting on any resolution concerning his or her appointment or the terms or termination of his or her appointment.

Independent advice

The company has an agreed procedure for Directors to take independent legal and/or financial advice at the company’s expense where they deem it necessary.

Indemnification of Directors

Qualifying third party indemnity provisions (as defined in the Companies Act 2006) are in force for the benefit of Directors and former Directors who held office during 2018 and up to the signing of the Annual Report.

Change of control and essential contracts

We do not have contracts or other arrangements which individually are fundamental to the ability of the business to operate effectively, nor is the company party to any material agreements that would take effect, be altered, or terminate upon a change of control following a takeover bid. We do not have agreements with any Director that would provide compensation for loss of office or employment resulting from a takeover, except that provisions of the company’s share plans may cause options and awards granted under such plans to vest on a takeover. Details of the termination provisions in the Executive Directors’ service contracts are given in the full version of the company’s 2017 Remuneration policy which is available at www.gsk.com in the Investors section.

Directors’ Report

For the purposes of the UK Companies Act 2006, the Directors’ Report of GlaxoSmithKline plc for the year ended 31 December 2018 comprises pages 65 to 94 of the Corporate Governance Report, the Directors’ statements of responsibilities on pages 126 and 127 and pages 241 to 270 of Investor Information. The Strategic report sets out those matters required to be disclosed in the Directors’ Report which are considered to be of strategic importance:

–	risk management objectives and policies (pages 34 to 36 and 241 to 250)
–	likely future developments of the company (Strategic report)
–	research and development activities (pages 13 to 23)
–	inclusion and diversity (page 28)
–	provision of information to, and consultation with, employees (page 28)
–	carbon emissions (page 32)

The following information is also incorporated into the Directors’ Report:

Location in Annual Report
Interest capitalised	Financial statements, Notes 17 and 19
Publication of unaudited financial information	Group financial review, page 37
Details of any long-term incentive schemes	Remuneration report
Waiver of emoluments by a Director	Not applicable
Waiver of future emoluments by a Director	Not applicable
Non pre-emptive issues of equity for cash	Not applicable
Non pre-emptive issues of equity for cash by any unlisted major subsidiary undertaking	Not applicable
Parent company participation in a placing by a listed subsidiary	Not applicable
Provision of services by a controlling shareholder	Not applicable
Shareholder waiver of dividends	Financial statements, Notes 15 and 43
Shareholder waiver of future dividends	Financial statements, Notes 15 and 43

Agreements with controlling shareholders	Not applicable

The Directors’ Report has been drawn up and presented in accordance with and in reliance upon English company law and the liabilities of the Directors in connection with that report shall be subject to the limitations and restrictions provided by such law.

The Directors’ Report was approved by the Board of Directors on 11 March 2019 and signed on its behalf by:

Philip Hampton

Chairman

11 March 2019

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Financial statements
Investor information

Remuneration

In this section
Chairman’s annual statement	96
Annual report on remuneration	98
2017 Remuneration policy summary	120

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GSK Annual Report 2018

Remuneration report

Chairman’s annual statement

Dear Shareholder

On behalf of the Remuneration Committee (the Committee), I am pleased to present to you our Remuneration report for 2018. The Annual report on remuneration and this annual statement will be subject to an advisory vote at our AGM on 8 May 2019.

2018 performance

Overall, 2018 was a year of very good progress for GSK. We saw Group sales growth of 5% CER driven by growth across all three businesses, strong commercial execution of new product launches, especially Shingrix, continued cost discipline and better cash generation. We also achieved earnings growth with adjusted EPS up 12%. It was a significant year for the Group strategically, with the launch of a new R&D strategy focused on immunology, genetics and new technologies, together with a series of transactions that support GSK’s strategy and reshape of the Group’s portfolio.

2018 remuneration outcomes

All awards in relation to 2018 were made in accordance with our approved Remuneration policy. The key decisions made by the Committee were as follows:

–	The bonus outcomes for the Executive Directors were determined by reference to performance against the agreed financial measure, as well as the Committee’s assessment of their individual levels of performance. In conjunction with assessment of individual performance, this has resulted in bonus payments being made above target. The Committee adjusted the Adjusted Group PBIT target upwards to reflect the outperformance on this measure attributable to the timing impact of the loss of Advair exclusivity. The Committee believe the bonus outcomes appropriately reflect the overall underlying performance in 2018. Further details of the bonus outcomes for the year are provided on page 101.

–	Vesting of the 2016 Performance Share Plan (PSP) awards and the matching awards under the Deferred Annual Bonus Plan (DABP) were based on the pre-agreed measures of R&D new product performance, adjusted free cash flow and relative TSR, each with an equal weighting. Performance was measured over the three years to 31 December 2018. The threshold target for the TSR measure was not met, but the maximum R&D target was achieved. In reviewing the adjusted free cash flow performance the target was adjusted upwards to reflect the outperformance attributable to the timing impact of the loss of Advair exclusivity. This resulted in an overall vesting level of 59%. Further details of the vesting outcome for the 2016 PSP and DABP matching awards are provided on page 103.

Remuneration policy implementation for 2019

CEO remuneration

At the time of Ms Walmsley’s appointment to the role of CEO, the Committee set her remuneration at a level to reflect the fact that this was her first CEO role, significantly below the previous incumbent and the market. At that time, in the 2016 Annual report on remuneration and again in our 2017 report, we highlighted that it was our intention to keep Ms Walmsley’s package under review in the coming years, subject to her development and performance in role.

Ms Walmsley has now been in position for nearly two years and in the Board’s view has already delivered a number of significant achievements, including developing and deploying Innovation, Performance and Trust strategic priorities, driving culture change across the company and strong financial delivery in 2017 and 2018.

Looking ahead, Ms Walmsley has also set a clear capital allocation framework for the Group and as part of this delivered the Consumer Healthcare business buy-out from Novartis in 2018 and announced the proposal creation of a Consumer Healthcare Joint Venture with Pfizer towards the end of the year. While this remains subject to shareholder approval, it has created a clear pathway for the Group to deliver substantial further value for shareholders in the longer term.

Given the above, the view of the Board is that Ms Walmsley has established herself successfully and is already demonstrating a track record of delivering strongly against her priorities for the business. We believe it is now the right time to start reflecting this development and performance in her remuneration. This is consistent with how we review the remuneration of all our employees as they develop and progress in their roles.

2018 at a glance

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Governance and remuneration
Financial statements
Investor information

Following consultation with some of our major shareholders, the Committee has considered how to address this and has taken the feedback from shareholders into account in deciding to implement a two-step salary increase for Ms Walmsley’s as follows:

–	An 8% increase from 1 January 2019 that results in a base salary of £1,110,348 (currently £1,028,100); and

–	An 8% increase from 1 January 2020, subject to continued development and sustained performance in role. This would result in a base salary from 2020 of £1,199,176.

This phased approach will enable the Committee to monitor sustained performance as well as any market developments.

Incentive measures

Following careful consideration, the Committee has determined that no changes to our LTI measures will be made in 2019. As such, PSP awards granted in 2019 will be subject to the same performance conditions as in previous grants: R&D new product performance, adjusted free cash flow and relative TSR. Further details on our implementation for 2019 are set out on page 108.

However, we are taking this opportunity to respond to feedback from some of our shareholders to reduce the threshold level of vesting under the TSR element of our PSP from 30% to 25% of the maximum. Accordingly, all our performance measures for future awards will now vest at 25% of the maximum opportunity for threshold performance.

New appointments to the Board

In May 2018, Simon Dingemans announced that he would retire from the company. He is a voluntary leaver and therefore will not receive any severance payment when he leaves the company after the AGM on 8 May 2019.

Simon will continue to receive his base salary until he leaves GSK. He was also eligible to receive a bonus for 2018 based on a combination of business and individual performance. He will not receive any bonus for the portion of 2019 for which he will be employed and any PSP and DABP matching awards which have not already vested prior to his departure will lapse when he leaves. He was not eligible to receive an LTI award in 2019.

In August 2018, we announced the appointment of Iain Mackay to the role of Chief Financial Officer from 1 April 2019. He joined the CET and Board on 14 January 2019. Iain’s remuneration package is fully in line with the Remuneration policy approved by shareholders in 2017. His base salary will be £850,000, which the Committee felt was appropriate to reflect his experience and qualifications and his total compensation was also validated as being within the competitive range seen among our UK cross-industry comparator group.

Looking ahead

The Committee has reviewed its current practices against the revised UK Corporate Governance Code (the 2018 Code) published by the Financial Reporting Council (FRC) and we will report in 2020 on how we complied with the 2018 Code during 2019.

In line with the commitment we made in our 2017 report we have disclosed our CEO pay ratio this year, ahead of the reporting requirement, in line with the methodology prescribed in the secondary legislation published by the UK Government in 2018.

Given that our Remuneration policy will expire at our 2020 AGM, this year the Committee will be undertaking a review of GSK’s remuneration arrangements, taking into consideration the governance developments during the period since our current policy was approved.

We plan to continue our regular dialogue with shareholders and will hold our annual meeting with GSK’s largest investors later in the year to listen to their views and feedback.

AGM

Finally, I would like to thank shareholders for their ongoing input and engagement and I welcome all shareholders’ feedback on this report. We look forward to receiving your support for our Annual report on remuneration at our AGM on 8 May 2019.

Urs Rohner

Remuneration Committee Chairman

11 March 2019

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GSK Annual Report 2018

Annual report on remuneration

2018 Total remuneration (audited)

The total remuneration for 2018 for each Executive Director is set out in the table below:

		Emma Walmsley, CEO		Simon Dingemans,(1) CFO		Dr Hal Barron,(2) Chief Scientific Officer and President, R&D		Sir Patrick Vallance,(3) (Former President, R&D)
		2018 £000	2017 £000	2018 £000	2017 £000	2018 $000	2017 $000	Jan-Mar 2018 £000	2017 £000
A. Fixed pay

Salary	See page 99	1,028	965	773	754	1,700	–	203	780

Benefits	See page 99	234	266	141	142	807	–	42	102

Pension	See page 100	207	195	155	151	1,043	–	39	156
Total fixed pay		1,469	1,426	1,069	1,047	3,550	–	284	1,038

B. Pay for performance
2018 Annual bonus(4)
See pages 101 and 102		1,912	1,540	1,368	1,090	3,009	–	–	1,127
Vesting of LTI awards:
DABP matching awards(5)
	See page 103	301	112	398	156	–	–	–	182

PSP(5)	See page 103	2,205	1,805	2,367	2,012	–	–	–	2,041
Total pay for performance		4,418	3,457	4,133	3,258	3,009	–	–	3,350

A+B = Total remuneration		5,887	4,883	5,202	4,305	6,559	–	284	4,388

Notes:

(1)

Simon Dingemans’ vested PSP shares will be subject to a two-year holding period. Ms Walmsley’s PSP shares are not subject to the same holding requirement as her grant was awarded before she was appointed an Executive Director.

(2)	Dr Hal Barron was appointed to the Board with effect from 1 January 2018.

(3)

Sir Patrick Vallance resigned from the company and the Board on 31 March 2018. Salary reflects the basic salary earned for the time worked from 1 January to 31 March 2018 plus payment in lieu of accrued holiday not taken, in accordance with GSK’s standard UK holiday pay policy.

(4)	Details of the mandatory bonus deferrals under the Deferred Annual Bonus Plan (DABP) are set out on page 114. Matching awards are no longer granted under the DABP.

(5)	Further details in respect of the vesting of DABP matching awards and Performance Share Plan (PSP) awards for the three-year period to 31 December 2018 are provided on page 103.

(6)

The Committee may in specific circumstances, and in line with stated principles, apply clawback/malus, as it determines appropriate. Following due consideration by the Committee, there has been no recovery of sums paid (clawback) or reduction of outstanding awards or vesting levels (malus) applied during 2018 in respect of any of the Executive Directors.

Past Directors: Payments to past directors are set out on page 109. The PSP and DABP awards for Sir Andrew Witty and Dr Moncef Slaoui granted in 2015 and 2016 have now vested. The 2015 awards vested following the one-year anniversaries of their respective leaving dates in accordance with the terms of the Executive Recoupment Policy. The 2016 awards vested in accordance with the standard vesting policy. The 2015 and 2016 PSP awards are subject to an additional two-year holding period until February 2020 and February 2021 respectively. As disclosed on page 136 of the 2016 Annual Report they both left GSK by mutual agreement, neither received any termination payments and any outstanding incentive awards were treated in accordance with the 2014 Remuneration policy, approved by shareholders, under which they were granted.

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Financial statements
Investor information

2018 Total remuneration (audited) continued

The following sections provide details of each element of ‘Total remuneration’, including how the Committee implemented the approved Remuneration policy in 2018.

Comparator groups for pay and TSR

The Committee used two pay comparator groups for all roles when considering executive pay for 2018. The primary group used for each Executive Director was as follows:

	UK cross-industry comparator group			Global pharmaceutical comparator group
Emma Walmsley Simon Dingemans	AstraZeneca BHP Group BP British American Tobacco Diageo	Reckitt Benckiser Rio Tinto Royal Dutch Shell Unilever Vodafone	Dr Hal Barron	France Sanofi Switzerland Novartis Roche Holdings UK AstraZeneca	US AbbVie(1) Amgen(1) Bristol-Myers Squibb Eli Lilly Johnson & Johnson Merck & Co Pfizer

(1)	AbbVie and Amgen are included for remuneration benchmarking, but are not included in the TSR comparator group.

When reviewing the CEO’s remuneration, the Committee also references pay for a group of leading European companies whose selection is based on their size and complexity.

Fixed pay (audited)

Salary

The table below sets out the base salaries of the Executive Directors over the last two years. As disclosed last year, the salary increases made in 2018 were aligned with those provided to the wider workforce. Details of salary levels for 2019 are provided on page 108.

	%		Base salary

	change	2018	2017

Emma Walmsley	2.5%	£1,028,100	£1,003,000	(1)

Simon Dingemans	2.5%	£772,800	£754,000

Dr Hal Barron	n/a	$1,700,000	–

Sir Patrick Vallance	0%	£780,000	£780,000

(1)	Ms Walmsley’s salary as CEO Designate between 1 January and 31 March 2017 was £850,000. Her salary then increased from 1 April 2017 to £1,003,000 when she became CEO.

Benefits

The table opposite shows a breakdown of the grossed up cash value of the benefits received by the Executive Directors in 2018 and 2017 which included:

–	Employee benefits: all employee share plans, healthcare, home security, car allowance, personal financial advice and life assurance/death in service cover.

–	Travel expenses: include travel costs for the Executive Director and as appropriate for their spouse/partner associated with accompanying the Executive Director on GSK business, which are deemed to be taxable benefits on the Director.

–	Other benefits: expenses incurred in the ordinary course of business, which are deemed to be taxable benefits for the individual.

	2018 benefits £000	2017 benefits £000
Emma Walmsley

Employee benefits	74	60

Travel	144	146

Other benefits	16	60
Total	234	266
Simon Dingemans

Employee benefits	55	53

Travel	74	64

Other benefits	12	25
Total	141	142
Sir Patrick Vallance

Employee benefits	20	48

Travel	10	46

Other benefits	12	8
Total	42	102
Dr Hal Barron(1)	$000	$000

Employee benefits	42	–

Travel	464	–

Other benefits	301	–
Total	807	–

(1)

Dr Hal Barron is based in San Francisco and travels for business purposes which is treated from a tax perspective as a benefit. It is therefore included in the table above. The grossed up cash value of Dr Barron’s travel in 2018 was $464,314. Other benefits includes the grossed up value of UK accommodation of $294,547.

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Annual report on remuneration continued

  Fixed pay (audited) continued

Pensions

Executive Director	Member since	Pension arrangements in 2018
Emma Walmsley	2010	20% of base salary and matching contributions on the first £33,333 of salary;(1) 20% of base salary in lieu of pension on salary in excess of £33,333(2).
Simon Dingemans	–	20% of base salary in lieu of pension(3)
Dr Hal Barron	2018

Member of the US Cash Balance and the Supplemental Cash Balance pension plans, under which GSK makes annual contributions of 38% of base salary, in line with other US senior executives and members of GSK’s Corporate Executive Team.

Dr Barron is also a member of the 401(k) plan open to all US employees and the Executive Supplemental Savings Plan (ESSP), a savings scheme open to US executives to accrue benefits above the 401(k) plan limits.

Having completed one year’s service, from 1 January 2019, Dr Barron receives a combined contribution rate under the 401(k) and ESSP plans of 6% (2% core contributions plus a match of up to 4%) of total base salary and bonus, less the bonus deferred under the DABP.

Sir Patrick Vallance	–	20% of base salary in lieu of pension(3)

(1)	As a member of the defined contribution plan, Emma Walmsley is eligible to receive a matching award of up to 5% on the first £33,333 of her salary in accordance with the terms of the plan.

(2)	Emma Walmsley receives a cash payment in lieu of pension of 20% of base salary in excess of £33,333 in line with GSK’s defined contribution pension plan rates.

(3)	Simon Dingemans and Sir Patrick Vallance received cash payments in lieu of pension of 20% of base salary in line with GSK’s defined contribution pension plan rates.

The following table shows the breakdown of the pension values set out on page 98.

	Emma Walmsley		Simon Dingemans		Dr Hal Barron		Sir Patrick Vallance
Pension remuneration values(1)	2018 £000	2017 £000	2018 £000	2017 £000	2018 $000	2017 $000	Jan-Mar 2018 £000	2017 £000
UK defined contribution	8	9	–	–	–	–	–	–
US defined benefit	–	–	–	–	1,043	–	–	–
Employer cash contributions	199	186	155	151	–	–	39	156
Total pension remuneration value	207	195	155	151	1,043	–	39	156

(1)

The pension remuneration figures have been calculated in accordance with the methodology set out in The Large and Medium-sized Companies and Group (Accounts and Reports) (Amendment) Regulations 2013 (Remuneration Regulations).

Further details regarding the 2018 pension values for Dr Hal Barron, are set out in the table below.

		Accrued pension
Dr Hal Barron pension values(1)	31 December 2018 $000	31 December 2017 $000	Pension remuneration value for 2018 $000
US – Unfunded	52	–	1,043
Total	52	–	1,043

(1)

Dr Hal Barron joined GSK on 1 January 2018. The pensions figures are disclosed for Dr Barron, who is a member of the US style defined benefit plans. In accordance with paragraph 10.e.ii of Schedule 8 of The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended, the table shows the accrued benefit (ie the annual pension accrued to date). The pension remuneration in 2018 is calculated as the increase in the accrued benefit, adjusted for inflation and multiplied by 20 to reflect the fact that the benefit will be received for a number of years.

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Pay for performance (audited)

Annual bonus

2018 performance against targets

For 2018, the financial measures and weightings were as follows:

	Weighting		2018 Adjusted Group PBIT performance
Performance measure	Executive Directors	2018 target(1)	Outcome	Positioning against target
Adjusted Group PBIT	70%	£8,423m	£8,754m	104%
Individual objectives	30%

(1)

Threshold and maximum performance targets were set at 95% and 105% of Target respectively. The target for 2018 was increased by £215 million to reduce the level of over performance attributable to the original timing assumption for the loss of Advair exclusivity.

(2)

The Adjusted Group PBIT target and outcome for the purposes of the Annual bonus calculation differ from Adjusted Group PBIT disclosed elsewhere in this Annual Report, primarily because both the target and outcome numbers are calculated applying GSK budget exchange rates and not actual exchange rates.

The following table shows actual bonuses earned compared to bonus opportunity for 2018:

		2018 bonus opportunity				2018 bonus outcome
Bonus	Target (% of salary)	Maximum (% of salary)	2018 Base salary	Financial performance (% of salary)	Individual objectives (% of salary)	Total 2018 bonus (% of salary)	Total 2018 bonus 000
Emma Walmsley			£1,028,100	126	60	186	£1,912
Simon Dingemans	100	200	£772,800	126	51	177	£1,368
Dr Hal Barron			$1,700,000	126	51	177	$3,009

The table below provides more detail on delivery against Adjusted Group PBIT:

Financial performance

–	Group turnover was £30.8 billion, a 2% increase AER and 5% CER.

–	Adjusted operating profit was £8,745 million, 2% higher on an AER basis and 6% higher CER.

–

The Adjusted operating margin of 28.4% was flat on an AER basis compared with 2017 and 0.5 % higher CER. This reflected the benefit from sales growth across all three businesses on a CER basis and a more favourable mix, primarily in Vaccines and Consumer Healthcare. The margin also benefited from the prioritisation of R&D expenditure and the comparison with the impact of the Priority Review Voucher utilised and expensed in 2017, as well as continued tight control of ongoing costs across all three business. This was partly offset by continued pricing pressure, particularly in respiratory, increased input costs, the comparison with the benefit in 2017 of a settlement for lost third party supply volume in Vaccines, investments in promotional product support, particularly for new product launches, and a reduction in royalty income.

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Annual report on remuneration continued

Pay for performance (audited) continued

The following table summarises performance against the scorecard of individual objectives agreed by the Committee for each Executive Director:

Individual objectives

Emma Walmsley
–	Continued focus and progress against long-term Innovation, Performance and Trust priorities.

–	Strong financial and operational performance for the Group in 2018. Turnover £30.8 billion, Total operating profit £5.5 billion, Free cash flow £5.7 billion.

–	Strong launch execution evidenced by Shingrix sales £784 million, new Respiratory products £2,612 million and Juluca £133 million.

–	New approach to R&D launched and start of strengthening of pipeline, particularly in oncology. New R&D senior leadership team established with outstanding new hires. Significant pipeline prioritisation and new R&D portfolio governance process across R&D and commercial.

–	Significant progress made in R&D business development through agreement to acquire Tesaro and multi-year collaboration with 23andMe.

–	Successful implementation of portfolio/brand and geographic prioritisation in Pharmaceuticals and Consumer Healthcare businesses.
–	Significant transactions undertaken to support strategy and re-shape the business:

–	Successful agreement with Novartis to acquire full ownership of Consumer Healthcare business

–	Divestment of Horlicks and other Consumer Healthcare nutrition brands to Unilever

–	Proposed Consumer Healthcare Joint Venture agreed with Pfizer.

–	New commercial operating model in Pharmaceuticals implemented to support the evolving portfolio.

–	New 5-year Pharmaceuticals supply chain strategy implemented resulting in savings in improved productivity whilst maintaining compliance.

–	Successful employee engagement through increased visibility of CET members through key internal communication platforms.

–	Continued successful development of CET:

–	Three internal CET promotions

–	New external Chief Financial Officer appointment

–	Key leadership appointments in place with 69% of top 125 leaders new in role.

–	Successfully achieved diversity target of 33% women at the Senior Vice President and the Vice President level.

Dr Hal Barron
–	New approach to R&D launched and start of strengthening of pipeline, particularly in oncology. New R&D senior leadership team established with outstanding new hires. Significant pipeline prioritisation and new R&D portfolio governance process across R&D and commercial.

–	Significant progress made in business development through agreement to acquire Tesaro and multi-year collaboration with 23andMe.
–	Good progress made in re-shaping and building capabilities in Medicinal science and Technology organisations within R&D.

–	Continued strong momentum in delivery of new approach to R&D including:

–	Ongoing re-build of Pharmaceuticals pipeline with majority of new medicines now in development targeting modulation of the immune system

–	Major progress made in oncology pipeline reflecting organic progress and agreement to acquire Tesaro

Simon Dingemans
–	Delivered strong financial leadership for the Group in 2018.

–	Improved cash flow generation (Free cash flow £5.7 billion), Total operating profit (£5.5 billion) and Group turnover (£30.8 billion).
–	Significant contribution in the successful execution of our M&A strategy:

–	Successful agreement with Novartis to acquire full ownership of Consumer Healthcare business

–	Divestment of Horlicks and other Consumer Healthcare nutrition brands to Unilever

–	Proposed Consumer Healthcare Joint Venture agreed with Pfizer

Malus and clawback policy

For details of our policy on malus/clawback, please refer to the 2017 Executive Director Remuneration policy summary on page 121.

From 1 January 2015 in respect of each financial year, the Committee decided to disclose whether it (or the Recoupment Committee) has exercised malus or clawback.

Disclosure is only made when the matter has been the subject of public reports of misconduct, where it has been fully resolved, where it is legally permissible to disclose and where it can be made without unduly prejudicing the company and therefore shareholders.

In line with these disclosure guidelines, neither the Committee (nor the Recoupment Committee) exercised malus or clawback during 2018.

Other policies

For details of our policies on recruitment remuneration, loss of office and termination payments, please refer to the 2017 Remuneration policy report on pages 137 to 146 of the 2016 Annual Report, available at www.gsk.com in the Investors section.

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Pay for performance (audited) continued

Value earned from long-term incentives (LTIs)

The following tables set out the performance achieved by management against the targets set for the company’s LTI plans and also includes an update on performance of outstanding awards.

In line with the Committee’s agreed principles, for each measure applicable to the LTI awards, actual performance against the targets is reviewed and adjustments made as appropriate to ensure that the vesting outcome reflects genuine underlying business performance. Further details on any adjustments made will be provided at the time of vesting.

2016 awards with a performance period ended 31 December 2018

The Committee reviewed the performance of the PSP awards and the DABP matching awards granted to Executive Directors against the targets set. The Committee decided to increase the Adjusted Free Cash Flow (‘AFCF’) target and associated vesting scale for the 2016 PSP and DABP matching awards to reduce the level of outperformance attributable to the original timing assumption for the loss of Advair exclusivity. There are no changes to the targets set for the R&D New Product performance measure or the Relative TSR performance measure for the 2016 PSP awards and DABP matching awards.

The performance achieved in the three years to 31 December 2018 and the vesting levels are set out in the table below.

					Outcome and vesting level
Performance measures and relative weighting	Performance targets				Outcome	% of maximum	% of award

R&D new product performance (1/3rd)	R&D new product sales performance measures aggregate three-year sales for new products launched in the three-year performance period and the preceding two years, i.e. 2014-18.				£10.44bn	100	33.33
			Target	% vesting

	Maximum		£8.53bn	100%
			£7.76bn	75%
			£7.37bn	50%
	Threshold		£6.98bn	25%

Adjusted free cash flow performance (1/3rd)	In line with the company’s agreed principles, the AFCF figures included adjustments for a number of material distorting items, including legal settlements, exchange rate movements and special pension contributions.				£13.18bn	77	25.67
		Original Target	Revised Target	% vesting

	Maximum	£13.46bn	£13.72bn	100%
		£12.87bn	£13.12bn	75%
		£11.70bn	£11.93bn	50%
	Threshold	£11.35bn	£11.57bn	25%

Relative TSR performance (1/3rd)		TSR ranking within comparator group(1)		% vesting	Ranked 6th	0	0

	Maximum	1st, 2nd, 3rd		100%
		4th		72%
		5th		44%
	Threshold(2)	Median		30%
		6th to 10th		0%

	(1) TSR comparator group: AstraZeneca, Bristol-Myers Squibb, Eli Lilly, GSK, Johnson & Johnson, Merck & Co, Novartis, Pfizer, Roche Holdings and Sanofi.
	(2) The vesting schedule is based on delivering 30% vesting for median performance. In a comparator group of ten companies, median falls between two companies.
Total vesting in respect of 2016 awards							59%

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Annual report on remuneration continued

Pay for performance (audited) continued

Update on performance of ongoing LTI awards

The Committee also reviewed the performance of the PSP awards granted to Executive Directors in 2017 and 2018, and of the DABP matching awards granted to Executive Directors in 2017. The following charts provide an estimate of the vesting levels taking into account performance to 31 December 2018. Actual vesting levels will only be determined based on performance over the full three-year performance periods. The indications below should therefore not be regarded as predictions of the final vesting levels.

In addition to the adjustments made to the target and associated vesting scale for the 2016 PSP awards and the DABP matching awards, adjustments have been made to the AFCF targets and associated vesting scales for the 2017 and 2018 awards, as follows:

–	The target for the 2017 PSP awards and the DABP matching awards have been decreased in aggregate by £557m to £11.26bn. This is to reflect:

(i)	a reduction to the target due to the forecast impact of the Tesaro acquisition and the major restructuring programme announced with the Q2 2018 results; and

(ii)	an increase to the target to reduce the level of Advair outperformance attributable to the delayed loss of exclusivity. The overall net impact is a reduction to the target.

–

The target for the 2018 PSP award has been similarly adjusted for the same factors applicable to the 2017 PSP. The net overall impact is a decrease to the target of £1.29bn to £10.79bn. The reduction is primarily driven by the impact of the restructuring programme and the Tesaro acquisition. The adjustment for the delayed loss of exclusivity results in an increase to target.

There are no changes to the targets set for the R&D New Product performance measure or the TSR performance measure for the 2017 and 2018 awards.

For threshold performance, 25% of each award will vest in respect of R&D new product and AFCF measures and 30% for the TSR element. The TSR comparator group remains unchanged from that shown on page 103 in respect of the 2016 awards.

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2018 LTI awards

The levels of participation in the DABP in respect of 2017 bonus deferrals are shown in the table below. The table also shows the PSP award details for 2018.

	DABP awards			PSP awards
	2017 % of total bonus deferred	2018 Number of shares	2018 Face value of award(1)	2018 Award level as % of base salary	2018 Number of shares	2018 Face value of award(2)
Emma Walmsley	50%	58,889 shares	£0.770m	550%	437,997 shares	£5.7m
Simon Dingemans	50%	41,674 shares	£0.545m	400%	239,442 shares	£3.1m
Dr Hal Barron(4)	n/a	–	–	500%	233,132 ADS	$8.5m
Sir Patrick Vallance (5)	50%	43,111 shares	£0.563m	–	–	–

(1)

The face values of the DABP awards have been calculated based on a share price of £13.07, being the closing price on 28 February 2018. These are nil-cost options. No performance conditions are attached to the DABP awards, as they reflect the mandatory deferrals in respect of the 2017 annual bonus earned.

(2)

The face values of the PSP awards have been calculated based on a share price of £12.91, and an ADS price of $36.46, being the closing prices on 13 February 2018. These are conditional shares, based on three equally weighted measures; (i) R&D New Product Performance; (ii) Adjusted free cash flow; and (iii) Relative TSR. The first two performance measures vest at 25% at threshold, and the third performance measure at 30% at threshold.

(3)	The performance period for the PSP 2018 awards is from 1 January 2018 to 31 December 2020.
(4)	Dr Hal Barron was appointed to the Board on 1 January 2018.
(5)	Sir Patrick Vallance’s DABP award will vest as normal three years after the date it was granted.

All-employee share plans

UK Executive Directors may participate in HMRC approved all-employee share plans, i.e. Share Save and Share Reward plans.

Participants of the Share Save Plan may save up to £250 a month for three years and at the end of the period have the option to buy GSK shares at a 20% discount to the share price at the start of the savings contract. Participants of the Share Reward Plan contribute up to £125 a month to purchase GSK shares which the company then matches.

	Monthly saving
	Share Save (£)	Share Reward (£)
Emma Walmsley	250	125
Simon Dingemans	150	125

Dilution limits

All awards are made under plans which incorporate dilution limits consistent with the guidelines published by the Investment Association. These limits are 10% in any rolling ten-year period for all plans and 5% in any rolling ten-year period for executive share plans. Estimated dilution from existing awards made over the last ten years up to 31 December 2018 is as follows:

All GSK employee share plans

Executive share plans

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Annual report on remuneration continued

CEO pay comparison

2018 CEO total remuneration positioning

Remuneration includes salary and the expected value of incentives based on the Committee’s agreed benchmarking methodology.

CEO pay ratios

Financial Year	Methodology	P25 (Lower Quartile)	P50 (Median)	P75 (Upper Quartile)
2018	Option A	122:1	90:1	56:1

The pay ratios above are calculated by using actual earnings for the CEO and UK employees. The CEO total single figure remuneration of £5,886,672 is given on page 98 of this Report.

Total remuneration for all UK full-time equivalent employees of the company on 31 December 2018 have been calculated in line with the single figure methodology and reflects their actual earnings received in 2018 (excluding business expense), which were used to produce the percentile calculation under Option A. Business expenses have been excluded as they are reimbursed to the employees and not substantial in value to significantly impact the ratios.

GSK has chosen Option A because it is the most robust and statistically accurate way for the company to calculate the three ratios from the options available in the Regulations.

Set out in the table below is the base salary and total pay and benefits for each of the percentiles.

	£25th Percentile (P25)	Median (P50)	75th Percentile (P75)
Salary	33,090	44,944	64,185
Total pay and benefits	48,370	65,149	105,045

The Committee believes that the median pay ratio is consistent with the company’s pay, reward and progression policies. Base salaries of all employees, including our Executive Directors, are set with reference to a range of factors including market practice, experience and performance in role.

Supplemental/Additional Ratios

GSK’s CEO pay ratio is likely to vary, potentially significantly, over time since it will be driven largely by CEO variable pay outcomes. In line with our reward principles, the CEO has a larger portion of her pay based on performance than the individuals at P25, P50 and P75. This means that depending on GSK’s performance the ratio could increase or decrease significantly. The Committee believes that our senior executives should have a significant proportion of their pay directly linked to performance.

In light of this we have also provided supplemental ratios, where Long Term Incentive compensation has been excluded. We believe this provides an additional view as long term incentive forms a substantial 42.6% of the CEO’s total remuneration in 2018, which is highly variable and dependent on business performance. The CEO single figure of remuneration excluding Long Term Incentive Compensation is £3,381,135.

Financial Year	Methodology	P25 (Lower Quartile)	P50 (Median)	P75 (Upper Quartile)
2018	Option A*	70:1	52:1	34:1

*Total single figure remuneration less Long-Term Incentive Plans

Historic CEO remuneration

	Emma Walmsley		Sir Andrew Witty
	2018 £000	2017 £000	2017 £000	2016 £000	2015 £000	2014 £000	2013 £000	2012 £000	2011 £000	2010 £000	2009 £000
Single figure of remuneration	5,887	4,883(1)	715(3)	6,830	6,661	3,902	7,207	4,386	6,807	4,562	5,790
Annual bonus award(2) (% of maximum)	93%	77%	0%(3)	97%	100%	42%	88%	44%	100%	59%	100%
Vesting of LTI awards (% of maximum)	59%	69%	0%(4)	33%	38%	14%	31%	24%	70%	35%	35%

(1)	Ms Walmsley’s single figure of remuneration includes her pay for the period 1 January to 31 March 2017, before she became CEO.
(2)	2009 and 2010 bonuses include amounts paid under the Operational Efficiency Bonus in place for those years. The overall maximum bonus receivable was still subject to a limit of 200% of base salary.
(3)	Sir Andrew received a pro-rata payment for 2017 in lieu of a variable bonus opportunity, in accordance with the 2014 Remuneration policy.
(4)	PSP and DABP awards for Sir Andrew granted in 2015 did not vest until April 2018, in accordance with the terms of the Executive Financial Recoupment Policy.

Performance graph

The following graph sets out the performance of the company relative to the FTSE 100 index and to the pharmaceutical performance comparator group for the ten-year period to 31 December 2018. These indices were selected for comparison purposes as they reflect both the primary index of which GSK is a constituent and the industry in which it operates.

*	This index comprises AstraZeneca, Bristol-Myers Squibb, Eli Lilly, Johnson & Johnson, Merck & Co, Novartis, Pfizer, Roche Holdings and Sanofi.

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Additional remuneration disclosures

Percentage change in remuneration of CEO

	Emma Walmsley		UK Employees
	2018 £000	% change	% change
Salary	1,028	2.5%	2.5%
Benefits	234	(12.03)%	0%
Annual bonus	1,912	24.16%	8%

For the wider UK employee population, the salary increase includes the annual salary review as well as any additional changes in the year, e.g. on promotion. UK employee benefits are unchanged on the previous year as there have been no changes to our benefit policies or levels. It does not reflect any changes to the level of benefits an individual may have received as a result of a change in role, e.g. promotion. The UK population was considered to be the most relevant comparison as it most closely reflects the economic environment encountered by the CEO.

Relative importance of spend on pay

The table shows total employee pay and the Group’s dividends paid to shareholders.

	2018 £m	2017 £m
Total employee pay	9,440	9,122
Dividends	3,927	3,906

The figures in the table above, which reflect payments made during each year and the impact of movements in exchange rates, are as set out on pages 158 and 164. However, dividends declared in respect of 2018 were £3,935 million (2017 – £3,911 million) an increase of 0.5%.

Total employee pay is based on 96,851 employees, the average number of people employed during 2018 (2017 – 99,349).

Service contracts

The table below sets out the relevant dates of the Executive Directors’ service contracts, which are available for review at the company’s registered office during office hours and on gsk.com. Each Executive Director’s service contract contains a 12-month notice period, as set out in our Remuneration policy.

	Date of contract	Effective date	Expiry date
Emma Walmsley	29.03.17	01.04.17	30.06.34
Simon Dingemans	08.09.10	04.01.11	30.04.28
Dr Hal Barron	16.12.17	01.01.18	31.12.24
Iain Mackay	18.09.18	14.01.19	n/a

Shareholder votes on remuneration matters

The table below shows most recent shareholder votes in respect of the Remuneration report and Remuneration policy.

2018 AGM	Total votes cast (billion)	Total votes for (%)	Total votes against (%)	Votes withheld (million)
Remuneration report	2.9	90.4	9.59	752
2017 AGM
Remuneration policy	3.4	95.23	4.77	66

External appointments for Executive Directors

The Board encourages Executive Directors to hold one listed company external directorship (or equivalent) each as they become established in their roles, to broaden their experience and development, from which they may retain any fees. Any such appointments are considered by the Nominations Committee and the Board, in line with the company’s policy on external appointments, to ascertain the nature and scope of the appointments and ensure they would not cause an actual or potential conflict of interest, and that the individual Executive Director continues to meet their existing commitments to GSK. It is the company’s policy that remuneration earned from such appointments may be kept by the individual.

The Board recognises the importance of ensuring that Dr Hal Barron remains connected to the life sciences community and has therefore approved his appointment to the boards of GRAIL Inc (a private company), and Juno Therapeutics Inc (a NASDAQ listed company). Prior to his appointment to GRAIL, Dr Barron was a director of Juno until its acquisition by Celgene Corporation in March 2018.

Company	Position	For period	Fees earned
Juno Therapeutics Inc (NASDAQ listed)	Non-Executive Director	January to March 2018	$29,232
GRAIL, Inc (private company)	Non-Executive Director	From August 2018	$5,914

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Annual report on remuneration continued

Implementation of Remuneration policy for 2019

Salary

The Committee determined the following salary increases taking into account the average increase for the wider workforce:

	2019	% change

Wider workforce(1)	–	2.5

Emma Walmsley(2)	£1,110,348	8

Simon Dingemans	£772,800	–

Iain Mackay	£850,000	n/a

Dr Hal Barron	$1,742,500	2.5

(1)	Based on the average increase budget for employees below the level of CET in the UK.

(2)	As referenced in the Chairman’s annual statement following shareholder consultation the Committee has decided to adjust Ms Walmsley’s pay to reflect her development and performance in role.

Benefits

No significant changes to the provision of benefits are proposed for 2019. For full details of the policy in relation to benefits, please refer to the details in the 2017 Remuneration policy report on pages 137 to 146 of the 2016 Annual Report, available at www.gsk.com in the Investors section.

Pension

The table below provides an overview of the pension arrangements for each ongoing Executive Director in 2019.

Pension contribution
Emma Walmsley	20% of base salary and matching contributions of 5%
Iain Mackay	on the first £33,333 of salary in accordance with the terms
of the plan open to all employees, and 20% of base salary
in lieu of pension on salary in excess of £33,333
Dr Hal Barron	38% of base salary.
In addition, from 1 January 2019, a combined contribution
rate under the 401(k) and ESSP plans of 6% (2% core
contribution plus a match of up to 4%) of total base salary
and bonus, less the bonus deferred under the DABP.

Annual bonus

No significant changes to the operation of the Annual bonus plan, in accordance with the shareholder approved 2017 Remuneration policy, are proposed for 2019.

	Target	Maximum
Emma Walmsley
Iain Mackay	100%	200%
Dr Hal Barron

The financial measure is Adjusted Group PBIT, which represents a weighting of 70% for the Annual Bonus Plan. The individual performance measure represents the remaining weighting of 30%. Inevitably, targets linked directly to the financial and strategic plan are commercially sensitive. The Committee does not consider it appropriate to disclose annual bonus targets during the year as it may result in competitive harm. However, details of the performance targets will be disclosed on a retrospective basis in the 2019 Annual Report.

Long Term Incentive plans

Deferred Annual Bonus Plan (DABP) awards

The table below provides details of the mandatory deferral into the DABP of 50% of 2018 annual bonus payments and the associated awards granted. The shares awarded have no performance conditions but must be held for three years, regardless of continued employment.

	% of total bonus deferred into shares	(number shares)	2019 DABP award (number ADS)
Emma Walmsley	50	61,813
Simon Dingemans	50	44,215
Dr Hal Barron	50		37,120
Performance Share Plan (PSP) awards The table below provides details of awards granted under the PSP:
	2019 PSP award (% of salary)	(number shares)	2019 PSP award (number ADS)
Emma Walmsley	550	404,592
Iain Mackay	400	225,255
Dr Hal Barron	500		217,161

Performance measures

The metrics for the PSP awards remain unchanged. The 2019 awards will continue to be based on three equally weighted measures:

–	R&D new product performance;

–	adjusted free cash flow; and

–	relative TSR.

As in prior years, targets for R&D new products are commercially sensitive at the time of grant. However, the Committee intends to disclose targets in full following the end of the performance period.

In addition, the Committee will continue to provide shareholders with interim performance updates for this element over the course of the performance period.

TSR will continue to be measured against global pharmaceutical peers. For achieving threshold performance, 25% of each award will continue to vest in respect of the R&D new product performance and AFCF performance measures. The relative TSR vesting schedule for the 2019 awards has been revised as follows:

Ranking position	Vesting Schedule for the 2019 awards	Vesting Schedule for the 2018 awards
1st, 2nd or 3rd	100%	100%
4th	70%	72%
5th	40%	44%
Median (Threshold vesting)	25%	30%
6th or below	0%	0%
The TSR comparator group remains unchanged from that shown on page 103 in respect of the 2016 awards. The adjusted free cash flow targets for the 2019 awards are as follows:
	Target	% vesting
Maximum	£13.91bn	100%
	£13.31bn	75%
	£12.10bn	50%
Threshold	£11.74bn	25%

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Implementation of Remuneration policy for 2019 continued

Shareholdings versus Share Ownership Requirement (SOR)

To align the interests of Executive Directors with those of shareholders, they are required to build and maintain significant holdings of shares in GSK over time. Executive Directors are required to continue to satisfy these share ownership requirements for a minimum of 12 months after leaving GSK.

Share ownership vs SOR (multiples of base salary)

(1)	Dr Hal Barron was appointed to the Board on 1 January 2018, at which point he had a shareholding of 1,644 GSK ADS.

Payments for loss of office (audited)

No loss of office payments were made in 2018.

Termination arrangements for CFO

As announced in 2018, Simon Dingemans will leave the Board in May 2019. As Simon Dingemans is a voluntary leaver, he will not receive any severance payment when he leaves the company. Salary, bonus and outstanding incentive awards will be treated in accordance with the shareholder approved 2017 Remuneration policy.

Full disclosure of all payments made upon cessation will be included in the 2019 Annual report on remuneration.

Remuneration element	Summary of treatment
Annual bonus	Will not receive any bonus for 2019.
PSP and DABP	Will not be granted PSP awards in 2019, but 50% of his 2018 bonus will be deferred into DABP.
Outstanding PSP and DABP matching awards	Any awards not vested prior to Simon Dingemans’ departure will lapse when he leaves GSK.
DABP deferred bonus awards	Awards for bonuses deferred in respect of 2018 and prior years will vest at the normal vesting dates.

In addition to the above, Simon Dingemans will be required to maintain a shareholding equal to his share ownership requirement for at least 12 months after leaving the company.

Remuneration arrangements for CFO Designate

Iain Mackay joined GSK as Chief Financial Officer Designate on 14 January 2019, and is an Executive Director. A summary of his remuneration is set out below:

		Notes
Base salary	£850,000	The comparator group for pay for the CFO position is the UK cross-industry comparator group.
Annual bonus	£850,000	The on-target bonus would be 100% with a maximum of 200% as for the outgoing CFO.
Award of LTIs	£1,700,000	This assumes an expected value of 50% of an award of performance shares under the company’s 2017 Performance Share Plan at a 4x multiple of base salary as for the outgoing CFO.
Share Ownership Requirement (SOR)	300% of base salary	This is in line with GSK’s 2017 Remuneration policy.
Pension	20% of base salary and matching contributions	Pension is in line with GSK’s 2017 Remuneration policy.
Benefits		Benefits will be in line with GSK’s 2017 Remuneration policy.

There were no buy-out arrangements.

Payments to past Directors (audited)

As set out in our 2016 Annual Report, Sir Andrew Witty and Dr Moncef Slaoui left the Board on 31 March 2017 by mutual agreement.

In accordance with the Remuneration policy, approved by shareholders in 2014, their 2015 PSP awards and 2015 DABP awards vested following the one-year anniversary of their termination dates in 2018 under the terms of the Executive Financial Recoupment Policy.

Dr Moncef Slaoui					Sir Andrew Witty

	Number of ADS awarded	% vested in July 2018	ADS price $	Equating to $		Number of shares awarded	% vested in April 2018	Share price £	Equating to £

2015 PSP	108,725	69	40.85	4,441,444	2015 PSP	357,352	69	14.21	5,077,972
2015 DABP	9,937	69	40.85	405,929	2015 DABP	25,122	69	14.21	356,984

Other benefits: the grossed up cost of the post employment financial planning provided following his leaving the company was $45,809.

Other benefits: the grossed up cost of the post employment financial planning and home security following his leaving the company was £23,184.

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Remuneration governance

Role of the Committee

The role of the Committee is to set the company’s remuneration policy so that GSK is able to recruit, retain and motivate its executives.

The Remuneration policy is regularly reviewed to ensure that it is consistent with the company’s scale and scope of operations, supports the business strategy and growth plans and helps drive the creation of shareholder value.

Terms of reference

The Committee’s full terms of reference are available on the company’s website. The terms of reference are reviewed at least annually and were last revised in January 2019 to reflect best practice, particularly in respect of the new UK Corporate Governance Code.

Governance

The Board considers all of the members of the Committee to be independent Non-Executive Directors in accordance with the UK Corporate Governance Code.

Membership

The members of the Committee, together with their appointment dates, are set out below:

Committee members	Committee member since
Urs Rohner	1 January 2015
Chair	(Chair since 7 May 2015)
Vindi Banga	1 January 2016
Dr Vivienne Cox	1 January 2017
Judy Lewent	1 January 2013

Committee meetings usually include a closed session, during which only members of the Committee are present. Other individuals may also be invited to attend Committee meetings during the year. Executives and other Committee attendees are not involved in any decisions, and are not present at any discussions, regarding their own remuneration.

Details of the Committee members’ skills and experience are given in their biographies under ‘Our Board’ on pages 68 to 70. See page 72 for Committee member attendance levels.

The Company Secretary is Secretary to the Committee and attends all meetings. Other attendees at the Committee include:

Committee attendees

Attendee	Regular attendee	Attends as required
CEO		✓
CFO		✓
Head of Human Resources		✓
Head of Reward	✓
Committee Adviser (PwC)		✓

Judy Lewent and Vindi Banga, as members of the Audit & Risk and Remuneration Committees, provide input on the Audit & Risk Committee’s review of the Group’s performance and oversight of any risk factors relevant to remuneration decisions.

Adviser to the Committee

The company undertook a full commercial tender process during 2018 and appointed PricewaterhouseCoopers LLP (PwC) as independent adviser to the Committee with effect from 6 September 2018. PwC replaced Willis Towers Watson LLP (WTW) who served as independent adviser for the first part of 2018. Both PwC and WTW are members of the Remuneration Consultants’ Group and, as such, voluntarily operate under the code of conduct in relation to executive remuneration consulting in the UK. The code of conduct can be found at www.remunerationconsultantsgroup.com.

PwC resigned as the Group’s statutory auditors after GSK’s 2017 Annual Report was signed in March 2018 and provided other consulting and assurance services during the time they have been the Committee’s independent advisers. WTW provided additional market data to the Committee and also provided other HR consulting services to the company prior to PwC’s appointment. In line with the protocols agreed and set by the Committee Chair under which PwC and WTW provided their advice, the Committee is satisfied that such advice has been objective and independent.

During their respective tenures in 2018, PwC and WTW have provided independent commentary on matters under consideration by the Committee and updates on market practice and legislative requirements. PwC’s and WTW’s fees for advice during that period, which were charged on a time and materials basis, were £51,250 and $144,880 respectively. The Committee is satisfied that this did not compromise either firm’s independence.

Committee evaluation

The Committee’s annual evaluation was facilitated by the Company Secretary, who interviewed Committee members on behalf of the Committee Chair. It was concluded that the Committee continued to operate effectively. In terms of enhancements to the Committee’s work, it was agreed that the Committee will examine the philosophy underpinning the remuneration policy framework when reviewing our policy for approval at the 2020 AGM.

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Remuneration governance continued

What the Committee did during 2018

Areas of Committee focus	Items discussed

Remuneration policy

The Committee sets the broad structure for the Remuneration policy and determines the remuneration of the Executive Directors, the Chairman and other corporate officers for Board approval.

– Remuneration impact of 2018 major Group restructuring – Engagement with shareholders – Employee consultation on setting policy and pay

Salary review The Committee periodically reviews and considers the remuneration environment of Executive Directors and CET, approving annual adjustments as necessary.

–  Remuneration environment (including wider employee trends)

–  Executive Director and CET benchmarking, competitiveness and GSK comparator groups

–  Executive Director and CET salary recommendations and increases for 2019

–  Setting remuneration for Iain Mackay

Annual bonus The Committee is responsible for setting specific performance measures for the Annual bonus.	– CEO, Executive Director and CET 2017 bonus recommendations and 2018 bonus objectives

LTI plans The Committee is responsible for approving LTI plan rule changes, grants, assessments of performance, and the vesting of LTI awards for the Executive Directors, CET and below.	– LTI performance outcomes and vesting of LTI awards for CET and below – LTI grants for CET and below

Governance and other areas of focus The Committee adheres to a robust remuneration governance framework, ensuring alignment between internal actions and external reporting/compliance requirements.

–  Committee evaluation process

–  2017 Remuneration report

–  Remuneration considerations and committee programme for 2018

–  AGM and Remuneration report feedback, the external remuneration environment and performance target disclosure for incentive plans

–  Chairman’s fees

–  2018 Remuneration report disclosures, including CEO pay ratio

–  Remuneration Committee external adviser tender process

–  Gender pay gap reporting

–  Recruitment policy briefing

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2018 Non-Executive Directors’ fees

Chairman and other Non-Executive Directors

The company aims to provide the Chairman and other Non-Executive Directors with fees that are competitive with those paid by other companies of equivalent size and complexity, subject to the limits contained in GSK’s Articles of Association.

Chairman’s fees

The Chairman, Philip Hampton, is paid a fee of £700,000 per annum, of which he has elected to take 25% in GSK shares. The Chairman’s fees were reviewed during the year but were not changed.

Non-Executive Directors’ fees

Non-Executive Director fees were reviewed during the year following the last increase in January 2013 and it was decided not to make any change at this time. A minimum of 25% of fees will continue to be delivered as shares or ADS deferred until the Non-Executive Director steps down from the Board.

The Non-Executive Directors’ fees that applied during 2018 are set out in the table below:

Per annum

Standard annual fee	£85,000

Supplemental fees

Chair of the Audit & Risk Committee	£80,000

Senior Independent Director	£30,000
Scientific/Medical Experts
Chairs of the Remuneration, Corporate
Responsibility and Science Committees

Non-Executive Director undertaking intercontinental travel to meetings	£7,500 per meeting

The audited table below sets out the value of fees and benefits received by the Non-Executive Directors in the form of cash and shares or ADS. Further details of the Non-Executive Directors’ share allocation plan are set out on page 113. Non-Executive Directors’ fees that are paid in a currency other than Sterling are converted using an average exchange rate that is reviewed from time to time. Benefits comprise the grossed up cash value of travel and subsistence costs incurred in the normal course of business, in relation to attendance at Board and Committee meetings. For overseas-based Directors, this includes travel to meetings in the UK.

				2018				2017
Non-Executive Directors’ emoluments (000) (audited)	Fixed fees				Fixed fees
	Cash	Shares/ADS	Benefits	Total pay	Cash	Shares/ADS	Benefits	Total pay
Vindi Banga	£65	£50	£3	£118	–	£123	£8	£131
Dr Vivienne Cox	£64	£21	£11	£96	£69	£23	£14	£106
Lynn Elsenhans (1)	$56	$175	$90	$321	£15	£137	£70	£222
Dr Laurie Glimcher	–	$231	$73	$304	–	$69	$32	$101
Dr Jesse Goodman	$208	$69	$115	$392	$216	$72	$140	$428
Philip Hampton	£525	£175	£19	£719	£525	£175	£20	£720
Judy Lewent	$230	$77	$130	$437	$239	$80	$157	$476
Urs Rohner	£86	£29	£23	£138	£92	£31	£16	£139

Former directors:
Professor Sir Roy Anderson (2)	£39	£7	£18	£64	£92	£31	£9	£132
Sir Deryck Maughan (3)	–	–	£5	£5
Dr Daniel Podolsky (3)	–	–	£7	£7
Hans Wijers (4)	–	–	£8	£8	–	–	£6	£6

(1)	Lynn Elsenhans elected to receive her Non-Executive Director fees in USD in 2018.

(2)	Professor Sir Roy Anderson retired from the Board on 3 May 2018.

(3)	Dr Daniel Podolsky and Sir Deryck Maughan retired from the Board on 5 May 2016.

(4)	Hans Wijers retired from the Board on 7 May 2015.

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Directors’ interests in shares (audited)

The interests of the Directors of the company in office during 2018 and their persons closely associated (PCA) are shown in the tables below.

					Total share plan interests as at 31 December 2018 or date of retirement
	Total directors’ interests as at			Shares/ADS					Options
		31 December		(a)Unvested		(a)Unvested
		2018		and not	Unvested and	and not	Unvested and
	1 March	or date of	1 January	subject to	subject to	subject to	subject to	Vested but	Exercised in
	2019	leaving	2018	performance	performance	performance	performance	not exercised	the year
Executive Directors
Shares
Emma Walmsley(a,b,c,d,e,f)	416,292	281,726	147,665	–	1,073,823	129,348	67,255	137,040	21,096
Simon Dingemans(a,b,c,d,e,f)	734,039	540,663	329,298	161,231	711,292	118,238	74,368	266	29,465
Sir Patrick Vallance(a,b,c,d,f)		404,201	303,733	–	539,829	98,955	55,844	–	34,344
ADS
Dr Hal Barron(a,c,e)	38,764	1,644	1,644	–	242,727	–	–	–	–

				Share allocation plan for Non-Executive Directors
	Total directors’ interests as at				Number of shares or ADS
		31 December	1 January	Dividends			Dividends
		2018	2018	reinvested			reinvested
	1 March	or date of	or date of	after year	31 December		during the	Allocated	31 December
	2019	leaving	appointment	end	2018	Paid out	year	& elected	2017
Non-Executive Directors Shares(g)
Professor Sir Roy Anderson(h)	–	32,152	29,306	–	–	32,152	1,785	1,061	29,306
Vindi Banga	58,326	56,753	50,802	1,091	21,553	–	779	5,172	15,602
Dr Vivienne Cox	3,857	3,352	1,804	150	3,352	–	75	1,473	1,804
Philip Hampton	56,208	51,157	37,398	2,125	44,239	–	1,631	12,128	30,480
Urs Rohner	8,748	7,785	5,591	382	7,885	–	301	1,993	5,591
ADS(g)
Lynn Elsenhans	33,134	30,587	24,398	1,497	29,587	–	1,225	4,964	23,398
Dr Laurie Glimcher	7,562	5,961	350	202	5,961	–	5	5,606	350
Dr Jesse Goodman	5,167	4,538	2,610	206	4,538	–	89	1,839	2,610
Judy Lewent	25,459	24,271	21,630	718	14,105	–	609	2,033	11,463

a)	Unvested options not subject to performance of 129,348 for Emma Walmsley represent bonus deferrals of 128,604 and Share Save options of 744.

Unvested shares not subject to performance of 161,231 for Simon Dingemans represent 100% of the shares awarded at the end of the three-year performance period for the 2015 PSP grant, together with subsequent re-invested dividends. These shares are subject to a further two-year holding period. Unvested options not subject to performance of 118,238 for Mr Dingemans represent bonus deferrals of 117,782 and Share Save options of 456.

Unvested options not subject to performance of 98,955 for Sir Patrick Vallance represent bonus deferrals.

b)

Total Directors’ interests includes shares purchased through the GlaxoSmithKline Share Reward Plan. During 2018, Emma Walmsley and Simon Dingemans were each awarded 103 shares under the plan. The total number of shares held within the plan are as follows:

Share Reward Plan (Shares)	1 March 2019	31 December 2018	1 January 2018
Emma Walmsley	1,546	1,496	1,219
Simon Dingemans	1,999	1,943	1,642
Sir Patrick Vallance	–	–	3,263

Dr Hal Barron is a US employee and is not eligible to participate in the Share Reward Plan, as this is only open to UK employees.

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Directors’ interests in shares (audited) continued

c)

Total directors’ interests includes options over shares or ADS resulting from the deferral of bonus (and the subsequent re-investment of dividends) under the DABP. The totals shown in the table below include bonus deferrals, but exclude any unvested matching awards which are subject to ongoing performance criteria. The amounts represent the gross share and ADS balances prior to the sale of any shares or ADS to satisfy tax liabilities.

Deferred Annual Bonus Plan (Bonus deferrals)		1 March 2019	31 December 2018 or date of retirement	1 January 2018
Emma Walmsley	Shares	159,409	128,604	75,959
Simon Dingemans	Shares	120,406	117,782	87,575
Dr Hal Barron	ADS	37,120	–	–
Sir Patrick Vallance	Shares	–	98,955	75,092

d)

Total directors’ interests at 1 March 2019 includes any shares or ADS which vested due to performance being met under elements of the DABP and PSP (2016-2018 awards), less those sold to satisfy tax liabilities on the vested amounts (see pages 115 to 118 for further details).

e)	Share Save Plan

For Emma Walmsley and Simon Dingemans the unvested options not subject to performance include holdings of 744 and 456 respectively in the Share Save Plan, in which Ms Walmsley and Mr Dingemans participate on the same terms as all other employees. Ms Walmsley was granted 744 options under the plan on 29 November 2018.

f)	The following table sets out details of options (all nil-cost options under the DABP) exercised during 2018 by Executive Directors.

Type of award	Date of grant	Number of shares under option	Date of exercise	Grant price	Market price at exercise	Gain on exercise (000)
Emma Walmsley

DABP – deferral	11.02.15	12,482	16.02.18	–	£13.16	£164

DABP – matching	11.02.15	8,614	16.02.18	–	£13.16	£113
		21,096				£277

Simon Dingemans

DABP – deferral	11.02.15	17,435	16.02.18	–	£13.12	£229

DABP – matching	11.02.15	12,030	16.02.18	–	£13.12	£158
		29,465				£387

Sir Patrick Vallance

DABP – deferral	11.02.15	20,322	19.02.18	–	£13.18	£268

DABP – matching	11.02.15	14,022	19.02.18	–	£13.18	£185
		34,344				£453

In respect of nil-cost options under the DABP, the bonus which is deferred by the Director is recorded as remuneration (under Annual bonus) for the year to which it relates. The gain recorded on exercise of the nil-cost option comprises this remuneration, the total of the amounts received in re-invested dividends prior to vesting and the gains or losses resulting from movements in the share price between the dates of grant and exercise for the initial bonus amount deferred and the dates of dividend reinvestment and exercise for the re-invested dividends.

For the matching element of the DABP, the remuneration of the Executive Director is recorded in the year that the performance period ends and represents the number of vested shares multiplied by the price at vesting. The gain recorded on exercise of the nil-cost option comprises the total of this remuneration and the gain or loss resulting from the movement in the share price between vesting and exercise.

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For Emma Walmsley:

–

The gain of £164,263 recorded following the exercise of the 12,482 nil-cost options relating to the deferral of bonus earned in respect of 2014 comprises remuneration of £159,715 recorded in 2014 as Annual bonus and a net gain of £4,548 relating to the re-investment of dividends prior to vesting and movements in the share price between grant and dividend re-investment dates and the exercise date.

–

The gain of £113,360 recorded following the exercise of the 8,614 nil-cost options relating to the DABP matching award comprises remuneration of £111,982 recorded in 2017 in relation to the DABP (see table below) and an investment gain of £1,378 relating to the movement in the share price between the vesting and exercise dates.

For Simon Dingemans:

–

The gain of £228,747 recorded following the exercise of the 17,435 nil-cost options relating to the deferral of bonus earned in respect of 2014 comprises remuneration of £223,065 recorded in 2014 as Annual bonus and a net gain of £5,682 relating to the re-investment of dividends prior to vesting and movements in the share price between grant and dividend re-investment dates and the exercise date.

–

The gain of £157,833 recorded following the exercise of the 12,030 nil-cost options relating to the DABP matching award comprises remuneration of £156,390 recorded in 2017 in relation to the DABP (see page 116) and an investment gain of £1,444 relating to the movement in the share price between the vesting and exercise dates.

For Sir Patrick Vallance:

–

The gain of £267,844 recorded following the exercise of the 20,322 nil-cost options relating to the deferral of bonus earned in respect of 2014 comprises remuneration of £260,015 recorded in 2014 as Annual bonus and a net gain of £7,829 relating to the re-investment of dividends prior to vesting and movements in the share price between grant and dividend re-investment dates and the exercise date.

–

The gain of £184,810 recorded following the exercise of the 14,022 nil-cost options relating to the DABP matching award comprises remuneration of £182,286 recorded in 2017 in relation to the DABP (see page 116) and an investment gain of £2,524 relating to the movement in the share price between the vesting and exercise dates.

g)

For Non-Executive Directors, total interests include shares or ADS received as part or all of their fees under the Non-Executive Directors’ Share Allocation Plan. Note that dividends received on shares or ADS under the plan during 2018 and January 2019 were converted into shares or ADS as at 6 February 2019.

h)	Professor Sir Roy Anderson retired from the Board on 3 May 2018.

Deferred Annual Bonus Plan matching awards

The following tables provide details for each Executive Director in office during 2018 in respect of DABP matching awards. Market price at grant and at vesting represent the closing share prices from the business day prior to those dates.

			Performance period
Emma Walmsley – Shares	2015-2017	2016-2018	2017-2019
Market price at grant	£15.20	£13.59	£15.77

Unvested at 31 December 2017	12,306	30,474	33,179

Dividends reinvested	176	1,724	1,878

Vested	(8,614)	–	–

Lapsed	(3,868)	–	–

Unvested at 31 December 2018	–	32,198	35,057
Dividends reinvested		398	432

Vested		(19,234)	–

Lapsed		(13,362)	–

Unvested at 1 March 2019		–	35,489

Vested shares
Number of shares	8,614	19,234

Market price at vesting	£13.00	£15.66

Gain:	(000)	(000)

Remuneration for 2017	£112	–

Remuneration for 2018	–	£301

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Directors’ interests in shares (audited) continued

Deferred Annual Bonus Plan matching awards continued

			Performance period
Simon Dingemans – Shares	2015-2017	2016-2018	2017-2019
Market price at grant	£15.20	£13.59	£15.77

Unvested at 31 December 2017	17,188	40,244	30,143

Dividends reinvested	245	2,276	1,705

Vested	(12,030)	–	–

Lapsed	(5,403)	–	–

Unvested at 31 December 2018	–	42,520	31,848
Dividends reinvested		524	392

Vested		(25,398)	–

Lapsed		(17,646)	–

Unvested at 1 March 2019		–	32,240

Vested shares
Number of shares	12,030	25,398

Market price at vesting	£13.00	£15.66

Gain:	(000)	(000)

Remuneration for 2017	£156	–

Remuneration for 2018	–	£398

			Performance period
Sir Patrick Vallance – Shares	2015-2017	2016-2018	2017-2019
Market price at grant	£15.20	£13.59	£15.77

Unvested at 31 December 2017	20,035	32,590	22,468

Dividends reinvested	286	997	687

Vested	(14,022)	–	–

Lapsed	(6,299)	(33,587)	(23,155)

Unvested at 31 December 2018	–	–	–
Dividends reinvested

Vested

Lapsed
Unvested at 1 March 2019	–	–	–

Vested shares
Number of shares	14,022	–

Market price at vesting	£13.00	–

Gain:	(000)	(000)

Remuneration for 2017	£182	–

Remuneration for 2018	–	–

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Directors’ interests in shares (audited) continued

Performance Share Plan awards

The following tables provide details for each Executive Director in office during 2018 in respect of PSP awards.

Market price at grant and at vesting represent the closing share prices on those dates.

						Performance period
Emma Walmsley – Shares	2015-2017	2015-2017	2016-2018	2017-2019	2018-2020	2019-2021
Market price at grant	£15.20	£14.01	£13.59	£15.46	£12.91	£15.12

Unvested at 31 December 2017	130,642	67,715	223,024	361,379	–	–

Granted	–	–	–	–	437,997	–

Face value at grant (000)	–	–	–	–	£5,655	–

Dividends reinvested	1,865	967	12,639	20,479	18,305	–

Vested	(91,430)	(47,391)	–	–	–	–

Lapsed	(41,077)	(21,291)	–	–	–	–
Unvested at 31 December 2018	–	–	235,663	381,858	456,302	–
Dividends reinvested			2,915	4,723	5,645	–

Vested			(140,762)	–	–	–

Lapsed			(97,816)	–	–	–
Unvested at 1 March 2019			–	386,581	461,947	–
Granted			–	–	–	404,592

Face value at grant (000)			–	–	–	£6,117

Unvested at 8 March 2019			–	386,581	461,947	404,592
Vested shares
Number of shares	91,430	47,391	140,762

Market price at vesting	£13.00	£13.00	£15.66

Gain:	(000)	(000)	(000)	Total (000)
Remuneration for 2017	£1,189	£616	–	£1,805

Remuneration for 2018	–	–	£2,204	£2,204

					Performance period

Simon Dingemans – Shares		2015-2017	2016-2018	2017-2019	2018-2020
Market price at grant		£15.20	£13.59	£15.46	£12.91

Unvested at 31 December 2017		221,136	239,499	197,574	–

Granted		–	–	–	239,442

Face value at grant (000)		–	–	–	£3,091

Dividends reinvested		3,158	13,573	11,197	10,007

Vested		(154,763)	–	–	–

Lapsed		(69,531)	–	–	–
Unvested at 31 December 2018		–	253,072	208,771	249,449
Granted			–	–	–

Face value at grant (000)			–	–	–

Dividends reinvested			3,130	2,582	3,086

Vested			(151,161)	–	–

Lapsed			(105,041)	–	–
Unvested at 1 March 2019			–	211,353	252,535

Vested shares
Number of shares		154,763	151,161

Market price at vesting		£13.00	£15.66

Gain:		(000)	(000)
Remuneration for 2017		£2,012	–

Remuneration for 2018		–	£2,367

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Annual report on remuneration continued

Directors’ interests in shares (audited) continued

Performance Share Plan awards continued

Sir Patrick Vallance – Shares			Performance period
	2015-2017	2016-2018	2017-2019
Market price at grant	£15.20	£13.59	£15.46
Unvested at 31 December 2017	224,309	276,745	255,484
Granted	–	–	–
Dividends reinvested	3,203	8,468	7,817
Vested	(156,984)	–	–
Lapsed	(70,528)	(285,213)	(263,301)
Unvested at 31 December 2018	–	–	–

Vested shares:
Number of shares	156,984
Market price at vesting	£13.00

Gain:	(000)
Remuneration for 2017	£2,041

Iain Mackay was appointed to the Board from 14 January 2019. The following table provides details of PSP awards granted to him on 11 March 2019:

Iain Mackay – Shares		Performance period
		2019-2021
Market price at grant		£15.12
Number of shares		225,255
Face value at grant (000)		£3,406
Unvested at 8 March 2019		225,255

Dr Hal Barron – ADS		Performance period
	2018-2020	2019-2021
Market price at grant	$36.46	$40.12
Unvested at 31 December 2017	–	–
Granted	233,132	–
Face value at grant (000)	$8,500	–
Dividends reinvested	9,595	–
Unvested at 31 December 2018	242,727	–
Dividends reinvested	2,953	–
Unvested at 1 March 2019	245,680	–
Granted	–	217,161
Face value at grant (000)	–	$8,172
Unvested at 8 March 2019	245,680	217,161

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Directors and Senior Management

Further information is provided on compensation and interests of Directors and Senior Management as a group (the group). For this purpose, the group is defined as the Non-Executive and Executive Directors, other members of the CET and the Company Secretary. For the financial year 2018, the following table sets out aggregate remuneration for the group for the periods during which they served in that capacity.

Remuneration for 2018	(£)

Total compensation paid	29,142,577

Aggregate increase in accrued pension benefits (net of inflation)	906,937

Aggregate payments to defined contribution schemes	363,756

During 2018, members of the group were awarded shares and ADS under the company’s various executive share plans, as set out in the table below. To align the interests of Senior Management with those of shareholders, Directors and Senior Management are required to build and maintain significant holdings of shares in GSK over time. CET members are required to hold shares to an equivalent multiple of two times base salary, and are required to continue to satisfy these share ownership requirements for a minimum of 12 months after leaving GSK.

		Awards	Dividend reinvestment awards
Awarded during 2018	Shares	ADS	Shares	ADS

Deferred Annual Bonus Plan	–	–	19,804	1,827

Performance Share Plan	2,002,494	438,542	229,872	37,819

Deferred Investment Awards(a) (b)	101,327	6,320	6,600	673

Share Value Plan(b)	11,060	–	–	–

At 1 March 2019, the group and their PCAs had the following interests in shares and ADS of the company. Interests awarded under the various executive share plans are described in Note 43 to the financial statements, ‘Employee share schemes’ on page 212.

Interests at 1 March 2019	Shares	ADS
Owned	1,382,607	141,889

Unexercised options	149,382	7,670

Deferred Annual Bonus Plan	646,472	81,555

Performance Share Plan	3,359,591	562,043

Deferred Investment Awards(a) (b)	120,454	13,021

Share Value Plan(b)	36,200	6,320

(a)	Notional shares and ADS.
(b)	Executive Directors are not eligible to receive Deferred Investment Awards or participate in the Share Value Plan.

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2017 Remuneration policy summary

Executive Director Remuneration policy

The following is a summary of this policy.

Salary	To provide a core reward for the role. Set at a level appropriate to secure and retain high calibre individuals needed to deliver the Group’s strategic priorities.

Operation	Opportunity	Performance measures
Individual’s role, experience and performance and independently sourced data for relevant comparator groups considered when determining salary levels.

There is no formal maximum limit and, ordinarily, salary increases will be broadly in line with the average increases for the wider GSK workforce.

However, increases may be higher to reflect a change in the scope of the individual’s role, responsibilities or experience. Salary adjustments may also reflect wider market conditions in the geography in which the individual operates.

Details of current salary levels are set out in the Annual report on remuneration on pages 99 and 108.

The overall performance of the individual is a key consideration when determining salary increases.

Benefits	Levels are set to recruit and retain high calibre individuals to execute the business strategy.

Operation	Opportunity	Performance measures
Executive Directors are generally eligible to receive benefits in line with the policy for other employees which may vary by location. These include travel allowances (including spouse/partner travel), healthcare, life assurance/death in service (where not provided as part of the individual’s pension arrangements), personal financial advice and contractual post-retirement benefits.

There is no formal maximum limit as benefits costs can fluctuate depending on changes in provider cost and individual circumstances.

Details of current benefits and costs are set out in the Annual report on remuneration on page 99.

None.

Pension	Pension arrangements provide a competitive level of retirement income.

Operation	Opportunity		Performance measures

Pension arrangements are structured in accordance with the plans operated in the country in which the individual is likely to retire. Where the individual chooses not to become a member of the pension plan, cash in lieu of the relevant pension contribution is paid instead.

	The policy for all current Executive Directors and new external recruits is:		None.
UK:

–  20% of salary contribution to defined contribution plan and further 5% in matched contributions subject to any relevant cap and in line with implementation principles for other members of the plan; or

New Executive Directors in the UK will be entitled either to join the defined contribution pension plan or to receive a cash payment in lieu of pension contribution. Where an individual is a member of a GSK legacy defined benefit plan, a defined contribution plan or an alternative pension plan arrangement and is subsequently appointed to the Board, he or she may remain a member of that plan.		– 20% of salary cash payment in lieu of pension contribution.
	US:	Eligible for the same benefits as other US senior executives:
– Cash Balance Pension Plan and Supplemental Cash Balance Pension Plan, including Executive Pension Credit, provide maximum contribution of 38% of base salary across all pension plans.

–  GSK 401(k) plan (formerly the US Retirement Savings Plan) and the Executive Supplemental Savings Plan with core contributions of 2% of salary and bonus and matched contributions of 4% of salary and bonus.

Annual bonus

To incentivise and recognise execution of the business strategy on an annual basis. Rewards the achievement of stretching annual financial and strategic business targets and delivery of personal objectives.

Operation	Opportunity	Performance measures

Financial, operational and business targets are set at the start of the year by the Committee and bonus levels are determined by the Committee based on performance against those targets.

Individual objectives are set at the start of the year by the Committee and performance against objectives is assessed by the Committee.

Executive Directors are required to defer 50% of any bonus earned into shares, or ADS as appropriate, for three years. Deferred shares vest at the end of the three years.

The maximum bonus opportunity for Executive Directors is 200% of salary. For threshold performance, the bonus pay-out will be nil.

For target performance, the bonus payout will be 50% of the maximum opportunity.

Based on a combination of financial targets and individual/ strategic performance objectives, with the majority of the bonus assessed against the financial measures. The weighting between different measures will be determined each year according to business priorities.

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Executive Director Remuneration policy continued

LTI awards

To incentivise and recognise delivery of the longer term business priorities, financial growth and increases in shareholder value compared to other pharmaceutical companies. To provide alignment with shareholder interests, a retention element, to encourage long-term shareholding and discourage excessive risk taking.

PSP
Operation	Opportunity		Performance measures

Conditional awards are made annually with vesting dependent on the achievement of performance conditions over three years and are subject to an additional two-year holding period.

The Committee may adjust the formulaic vesting outcome (either up or down) to ensure that the overall outcome reflects underlying business performance over the vesting period.

	The normal maximum award limits that may be granted under the PSP to an individual in any one year are set out in the table below:		Based on a combination of financial, share price related and strategic performance conditions which are aligned to the company’s strategic plan. Up to 30% of awards will vest at threshold performance.
		% of salary

	CEO	650

	CFO	400

	Other Executive Directors	500

DABP (current) Operation For bonus payments from 2018 onwards, Executive Directors are required to defer 50% of any bonus earned into shares for three years.

DABP (legacy, pre 2018)
Operation	Opportunity		Performance measures
For bonus payments until 2017, Executive Directors were required to defer 25% of any bonus earned into shares for three years. They could also voluntarily defer up to an additional 25% of any bonus earned.	These deferred shares were matched up to a maximum of 1:1 subject to the achievement of performance conditions over three years. Matching awards were conditional shares or nil-cost options and eligible for dividend equivalents.		Outstanding matching awards are subject to the same measures as awards made under the PSP in any given year.

Share Ownership Requirements (SOR)

To align the interests of Executive Directors with those of shareholders, they are required to build and maintain significant holdings of shares in GSK over time. The SOR requirement for the CEO is 650% of salary, and the SOR requirement for other Executive Directors is 300% of salary.

Executive Directors are required to continue to satisfy these requirements for a minimum of 12 months following retirement from GSK.

Clawback and malus

In the event of a ‘triggering event’ (e.g. significant misconduct by way of violation of regulation, law, or a significant GSK policy, such as the Code of Conduct), the company will have the ability to claw back up to three years’ annual and deferred bonuses as well as vested and unvested LTIs. In addition, if a participant in the new 2017 PSP or DABP, which shareholders approved at the 2017 AGM, is subject to an investigation, then the vesting of their awards may be delayed until the outcome of that investigation.

A separate Recoupment Committee has been established to investigate relevant claims of misconduct. The Recoupment Committee exercises this authority for the wider employee base. It comprises of senior executives with relevant oversight and appropriate experience, including the Senior Vice President, Global Ethics and Compliance, and the Senior Vice President & General Counsel.

In respect of each financial year, the Remuneration Committee will disclose whether it (or the Recoupment Committee) has exercised clawback or malus. Disclosure will only be made when the matter has been subject to public reports of misconduct, where it has been fully resolved, where it is legally permissible to disclose and where it can be made without unduly prejudicing the company and therefore shareholders.

Additionally, where there has been continuity of responsibility between initiation of an adverse event and its emergence as a problem, the adverse event should be taken into account in assessing annual bonus awards and LTI vesting levels in the year the problem is identified and for future periods. The Remuneration Committee (or Recoupment Committee) may make appropriate adjustments to individual annual bonuses as well as grant and vesting levels of LTI awards to reflect this.

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2017 Remuneration policy summary continued

Scenarios for future total remuneration

The charts opposite provide illustrations of the future total remuneration for each of the Executive Directors in respect of the remuneration opportunity granted to each of them in 2019 under the policy. A range of potential outcomes is provided for each Executive Director and the underlying assumptions are set out below.

All scenarios:

–	2019 base salary has been used.

–	2018 benefits and pension figures have been used for the CEO, CFO and the Chief Scientific Officer and President, R&D, i.e. based on actual amounts received in 2018 in respect of the ongoing policy. As the CFO Designate was not in role during 2018, the benefits value for this role is based on the value of benefits for the CFO in 2018 and on the pension arrangements to apply in 2019.

–	The amounts shown under value of PSP awards are based on the relevant multiples for 2019. They do not include amounts in respect of dividends reinvested and do not factor in changes to share price over the vesting period.

Fixed:

–	None of the pay for performance (Annual bonus and PSP) would be payable.

Expected:

–	For the Annual bonus, it is assumed that target performance is achieved.
–	For the PSP awards, threshold levels of vesting are assumed.

Maximum:

–	It is assumed that the Annual bonus would be payable at the maximum level and that the awards under the PSP would vest in full.

(1)	CFO will leave GSK in May 2019 and is not eligible for bonus or a PSP award for 2019. The figures represent his actual remuneration for January through 8 May 2019.

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Non-Executive Director Remuneration policy

The company’s Remuneration policy for Non-Executive Directors, set out below, was approved on 4 May 2017 at GSK’s Annual General Meeting.

Chairman’s fees	To provide an inclusive flat rate fee that is competitive with those paid by other companies of equivalent size and complexity subject to the limits contained in GSK’s Articles of Association.

Operation

The Committee is responsible for evaluating and making
recommendations to the Board on the fees payable to the
Chairman. The Chairman does not participate in discussions in respect of his fees.

Fees can be paid in a combination of cash and/or GSK shares
or ADS via the Non-Executive Directors’ Share Allocation Plan.

Opportunity

There is no formal maximum. However, fees are reviewed
annually and set by reference to a review of the Chairman’s
performance and independently sourced market data.

Details of current fees are set out in the Annual report on
remuneration on page 112.

Performance measures None

Basic fees	As above

Operation

The Chairman and CEO are responsible for evaluating and
making recommendations to the Board on the fees payable to
the company’s Non-Executive Directors.

A minimum of 25% is delivered in the form of GSK shares or
ADS, using the Non-Executive Directors’ Share Allocation Plan which delivers the shares or ADS to the Non-Executive Director following retirement from the Board.

Opportunity As with the Chairman, fees are reviewed annually and set by reference to independently sourced data. Details of current fees are set out in the Annual report on remuneration on page 112.	Performance measures None

Supplemental fees	To compensate Non-Executive Directors (other than the Chairman) for taking on additional Board responsibilities or undertaking intercontinental travel.

Operation Additional fees for Committee Chairmen, the Senior Independent Non-Executive Director, Science and Medical Experts and intercontinental travel.	Opportunity Details of supplemental fees are set out in the Annual report on remuneration on page 112.	Performance measures None

Benefits	To facilitate execution of responsibilities and duties required by the role.

Operation

Travel and subsistence costs for Non-Executive Directors are incurred in the normal course of business in relation to
meetings on Board and Committee matters and other
GSK-hosted events. For overseas-based Non-Executive
Directors, this includes travel to meetings in the UK. In the event it is necessary for business purposes, whilst not normal practice, Non-Executive Directors may be accompanied by
their spouse or partner to these meetings or events. The costs associated with the above are all met by the company and, in some instances, they are deemed to be taxable and therefore
treated as benefits for the Non-Executive Director.

Opportunity

There is no formal maximum limit as benefit costs can
fluctuate depending on changes in provider costs and
individual circumstances.

Details of current benefits and costs are set out in the Annual report on remuneration on page 112.

Performance measures None

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2017 Remuneration policy summary continued

Operation and scope of Remuneration policy

The Remuneration policy (Policy) is set out on pages 138 to 146 of the 2016 Annual Report and it is intended that the Policy for GSK’s Executive and Non-Executive Directors will operate for a period of three years from the date of approval at the company’s Annual General Meeting on 4 May 2017.

The Committee wrote the Policy principally in relation to the remuneration arrangements for the Executive Directors, whilst taking into account the possible recruitment of a replacement or an additional Executive Director during the operation of the Policy. The Committee intends the Policy to operate for the period set out above in its entirety. However, it may after due consideration seek to change the Policy during this period, but only if it believes it is appropriate to do so for the long-term success of the company, after consultation with shareholders and having sought shareholder approval at a general meeting.

The Committee reserves the right to make any remuneration payments and/or payments for loss of office (including exercising any discretions available to it in connection with such payments) notwithstanding that they are not in line with the Policy where the terms of the payment were agreed:

(i) before the AGM on 7 May 2014 (the date the company’s first shareholder-approved Directors’ remuneration policy came into effect);

(ii) before the Policy came into effect, provided that the terms of the payment were consistent with the shareholder-approved Remuneration policy in force at the time they were agreed; or

(iii) at a time when the relevant individual was not a Director of the company and, in the opinion of the Committee, the payment was not in consideration for the individual becoming a Director of the company. For these purposes ‘payments’ includes the Committee satisfying awards of variable remuneration and, in relation to an award over shares or ADS, the terms of the payment are ‘agreed’ at the time the award is granted.

Performance Share Plan and Deferred Annual Bonus Plan awards are subject to the terms of the relevant plan rules under which the award has been granted. The Committee may adjust or amend awards only in accordance with the provisions of the plan rules. This includes making adjustments to reflect one-off corporate events, such as a change in the company’s capital structure.

The Committee may also make minor amendments to the Policy (for regulatory, exchange control, tax or administrative purposes or to take account of a change in legislation) without obtaining shareholder approval for such amendments.

Statement of consideration of shareholder views

The Committee engages in regular dialogue with shareholders and holds annual meetings with GSK’s largest investors to discuss and take feedback on its Remuneration policy and governance matters.

Basis of preparation

The Annual report on remuneration has been prepared in accordance with the Companies Act 2006 and The Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013 (the Regulations). In accordance with the Regulations, the following parts of the Annual report on remuneration are subject to audit: total remuneration figures for Executive Directors including further details for each element of remuneration (salary, benefits, pension, annual bonus and long-term incentive awards); Non-Executive Directors’ fees and emoluments received in the year; Directors’ interests in shares, including interests in GSK share plans; payments to past Directors; payments for loss of office; and share ownership requirements and holdings, for which the opinion thereon is expressed on page 137. The remaining sections of the Annual report on remuneration are not subject to audit nor are the pages referred to from within the audited sections.

The Annual report on remuneration has been approved by the Board of Directors and signed on its behalf by:

Urs Rohner

Remuneration Committee Chairman

11 March 2019

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Financial

statements

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Directors’ statement of responsibilities

The Directors are responsible for preparing the Annual Report, the Remuneration report and the Group and parent company financial statements in accordance with applicable law and regulations.

UK company law requires the Directors to prepare financial statements for each financial year. The Directors are required to prepare the Group financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. In preparing the Group financial statements, the Directors have also elected to comply with IFRS as issued by the International Accounting Standards Board (IASB). The Directors have elected to prepare the parent company financial statements in accordance with United Kingdom Accounting Standards and applicable law (United Kingdom Generally Accepted Accounting Practice). Under company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and its profit or loss for that period.

In preparing the financial statements, the Directors are required to:

–	select suitable accounting policies and then apply them consistently;

–	make judgements and accounting estimates that are reasonable and prudent;

–	state that the Group financial statements comply with IFRS as adopted by the European Union and IFRS as issued by the IASB, subject to any material departures disclosed and explained in the Group financial statements;

–	state with regard to the parent company financial statements that applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the parent company financial statements; and

–	prepare the financial statements on a going concern basis unless it is inappropriate to presume that the Group and the parent company will continue in business.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the Group and to enable them to ensure that the Group financial statements and the Remuneration report comply with the Companies Act 2006 and Article 4 of the IAS Regulation. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Group financial statements for the year ended 31 December 2018, comprising principal statements and supporting notes, are set out in the ‘Financial statements’ on pages 140 to 218 of this report. The parent company financial statements for the year ended 31 December 2018, comprising the balance sheet for the year ended 31 December 2018 and supporting notes, are set out on pages 219 to 222.

The responsibilities of the auditor in relation to the financial statements are set out in the Independent Auditors’ report on pages 128 to 139.

The financial statements for the year ended 31 December 2018 are included in the Annual Report, which is published in printed form and made available on our website. The Directors are responsible for the maintenance and integrity of the Annual Report on our website in accordance with UK legislation governing the preparation and dissemination of financial statements. Access to the website is available from outside the UK, where comparable legislation may be different.

Each of the current Directors, whose names and functions are listed in the Corporate Governance section of the Annual Report 2018 confirms that, to the best of his or her knowledge:

–	the Group financial statements, which have been prepared in accordance with IFRS as adopted by the EU and IFRS as issued by the IASB, give a true and fair view of the assets, liabilities, financial position and profit of the Group; and

–	the Strategic report and risk sections of the Annual Report, which represent the management report, include a fair review of the development and performance of the business and the position of the company and the Group taken as a whole, together with a description of the principal risks and uncertainties that it faces.

Disclosure of information to auditor

The Directors in office at the date of this Annual Report have each confirmed that:

–	so far as he or she is aware, there is no relevant audit information of which the company’s auditor is unaware; and

–	he or she has taken all the steps that he or she ought to have taken as a Director to make himself or herself aware of any relevant audit information and to establish that the company’s auditor is aware of that information.

This confirmation is given and should be interpreted in accordance with the provisions of section 418 of the Companies Act 2006.

Going concern basis

Pages 38 to 64 contain information on the performance of the Group, its financial position, cash flows, net debt position and borrowing facilities. Further information, including Treasury risk management policies, exposures to market and credit risk and hedging activities, is given in Note 42 to the financial statements, ‘Financial instruments and related disclosures’. Having assessed the principal risks and other matters considered in connection with the viability statement, the Directors considered it appropriate to adopt the going concern basis of accounting in preparing the financial statements.

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Directors’ statement of responsibilities continued

Internal control

The Board, through the Audit & Risk Committee, has reviewed the assessment of risks and the internal control framework that operates in GSK and has considered the effectiveness of the system of internal control in operation in the Group for the year covered by this Annual Report and up to the date of its approval by the Board of Directors.

The UK Corporate Governance Code

The Board considers that GlaxoSmithKline plc applies the principles and complies with the provisions of the UK Corporate Governance Code maintained by the Financial Reporting Council, as described in the Corporate Governance section on pages 65 to 94. The Board further considers that the Annual Report, taken as a whole, is fair, balanced and understandable, and provides the information necessary for shareholders to assess the Group’s position and performance, business model and strategy.

As required by the Financial Conduct Authority’s Listing Rules, the auditor has considered the Directors’ statement of compliance in relation to those points of the UK Corporate Governance Code which are specified for their review.

Annual Report

The Annual Report for the year ended 31 December 2018, comprising the Report of the Directors, the Remuneration report, the Financial statements and Additional information for investors, has been approved by the Board of Directors and signed on its behalf by

Philip Hampton

Chairman

11 March 2019

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Consolidated income statement

for the year ended 31 December 2018

		2018	2017	2016
	Notes	£m	£m	£m

Turnover	6	30,821	30,186	27,889

Cost of sales		(10,241)	(10,342)	(9,290)

Gross profit		20,580	19,844	18,599

Selling, general and administration		(9,915)	(9,672)	(9,366)

Research and development		(3,893)	(4,476)	(3,628)

Royalty income		299	356	398

Other operating income/(expense)	7	(1,588)	(1,965)	(3,405)

Operating profit	8	5,483	4,087	2,598

Finance income	11	81	65	72

Finance expense	12	(798)	(734)	(736)

Profit on disposal of interest in associates		3	94	–

Share of after tax profits of associates and joint ventures	13	31	13	5

Profit before taxation		4,800	3,525	1,939

Taxation	14	(754)	(1,356)	(877)

Profit after taxation for the year		4,046	2,169	1,062

Profit attributable to non-controlling interests		423	637	150

Profit attributable to shareholders		3,623	1,532	912

		4,046	2,169	1,062

Basic earnings per share (pence)	15	73.7p	31.4p	18.8p
Diluted earnings per share (pence)	15	72.9p	31.0p	18.6p

Consolidated statement of comprehensive income for the year ended 31 December 2018
		2018	2017	2016
		£m	£m	£m

Profit for the year		4,046	2,169	1,062

Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges	34	(480)	462	646

Reclassification of exchange on liquidation or disposal of overseas subsidiaries	34	–	109	–

Fair value movements on equity investments			(14)	251

Deferred tax on fair value movements on equity investments			47	–

Reclassification of fair value movements on equity investments		–	(42)	(245)

Deferred tax reversed on reclassification of equity investments		–	(18)	51

Fair value movements on cash flow hedges		140	(10)	2

Deferred tax on fair value movements on cash flow hedges		(22)	–	2

Reclassification of cash flow hedges to income statement		(175)	–	1

Deferred tax reversed on reclassification of cash flow hedges		20	–	–

		(517)	534	708

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests	34	(1)	(149)	603

Fair value movements on equity investments		180

Deferred tax on fair value movements on equity investments		10

Remeasurement gains/(losses) on defined benefit plans		728	549	(475)

Tax on remeasurement of defined benefit plans		(146)	(221)	126

		771	179	254

Other comprehensive income for the year	34	254	713	962

Total comprehensive income for the year		4,300	2,882	2,024

Total comprehensive income for the year attributable to:

Shareholders		3,878	2,394	1,271

Non-controlling interests		422	488	753

Total comprehensive income for the year		4,300	2,882	2,024

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as at 31 December 2018

	Notes	2018 £m	2017 £m

Non-current assets

Property, plant and equipment	17	11,058	10,860

Goodwill	18	5,789	5,734

Other intangible assets	19	17,202	17,562

Investments in associates and joint ventures	20	236	183

Other investments	21	1,322	918

Deferred tax assets	14	3,887	3,796

Derivative financial instruments	42	69	8

Other non-current assets	22	1,576	1,413

Total non-current assets		41,139	40,474

Current assets

Inventories	23	5,476	5,557

Current tax recoverable	14	229	258

Trade and other receivables	24	6,423	6,000

Derivative financial instruments	42	188	68

Liquid investments	31	84	78

Cash and cash equivalents	25	3,874	3,833

Assets held for sale	26	653	113

Total current assets		16,927	15,907

Total assets		58,066	56,381

Current liabilities

Short-term borrowings	31	(5,793)	(2,825)

Contingent consideration liabilities	39	(837)	(1,076)

Trade and other payables	27	(14,037)	(20,970)

Derivative financial instruments	42	(127)	(74)

Current tax payable	14	(965)	(995)

Short-term provisions	29	(732)	(629)

Total current liabilities		(22,491)	(26,569)

Non-current liabilities

Long-term borrowings	31	(20,271)	(14,264)

Corporation tax payable	14	(272)	(411)

Deferred tax liabilities	14	(1,156)	(1,396)

Pensions and other post-employment benefits	28	(3,125)	(3,539)

Other provisions	29	(691)	(636)

Derivative financial instruments	42	(1)	–

Contingent consideration liabilities	39	(5,449)	(5,096)

Other non-current liabilities	30	(938)	(981)

Total non-current liabilities		(31,903)	(26,323)

Total liabilities		(54,394)	(52,892)

Net assets		3,672	3,489

Equity

Share capital	33	1,345	1,343

Share premium account	33	3,091	3,019

Retained earnings	34	(2,137)	(6,477)

Other reserves	34	2,061	2,047

Shareholders’ equity		4,360	(68)

Non-controlling interests		(688)	3,557

Total equity		3,672	3,489

The financial statements on pages 140 to 218 were approved by the Board on 11 March 2019 and signed on its behalf by

Philip Hampton

Chairman

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GSK Annual Report 2018

Consolidated statement of changes in equity

for the year ended 31 December 2018

	Shareholders’ equity
	Share capital £m	Share premium £m	Retained earnings £m	Other reserves £m	Total £m	Non-controlling interests £m	Total equity £m

At 1 January 2016	1,340	2,831	(1,397)	2,340	5,114	3,764	8,878

Profit for the year	–	–	912	–	912	150	1,062

Other comprehensive income for the year	–	–	284	75	359	603	962

Total comprehensive income for the year	–	–	1,196	75	1,271	753	2,024

Distributions to non-controlling interests	–	–	–	–	–	(534)	(534)

Dividends to shareholders	–	–	(4,850)	–	(4,850)	–	(4,850)

Recognition of liabilities with non-controlling interests	–	–	(2,013)	–	(2,013)	(159)	(2,172)

Derecognition of liabilities with non-controlling interests	–	–	1,244	–	1,244	–	1,244

Changes in non-controlling interests	–	–	17	–	17	15	32

Shares issued	2	87	–	–	89	–	89

Shares acquired by ESOP Trusts	–	36	466	(576)	(74)	–	(74)

Write-down of shares held by ESOP Trusts	–	–	(381)	381	–	–	–

Share-based incentive plans	–	–	319	–	319	–	319

Tax on share-based incentive plans	–	–	7	–	7	–	7

At 31 December 2016	1,342	2,954	(5,392)	2,220	1,124	3,839	4,963

Profit for the year	–	–	1,532	–	1,532	637	2,169

Other comprehensive income for the year	–	–	899	(37)	862	(149)	713

Total comprehensive income for the year	–	–	2,431	(37)	2,394	488	2,882

Distributions to non-controlling interests	–	–	–	–	–	(789)	(789)

Contribution from non-controlling interests	–	–	–	–	–	21	21

Dividends to shareholders	–	–	(3,906)	–	(3,906)	–	(3,906)

Changes in non-controlling interests	–	–	–	–	–	(2)	(2)

Shares issued	1	55	–	–	56	–	56

Shares acquired by ESOP Trusts	–	10	581	(656)	(65)	–	(65)

Write-down of shares held by ESOP Trusts	–	–	(520)	520	–	–	–

Share-based incentive plans	–	–	333	–	333	–	333

Tax on share-based incentive plans	–	–	(4)	–	(4)	–	(4)

At 31 December 2017	1,343	3,019	(6,477)	2,047	(68)	3,557	3,489

Implementation of IFRS 15	–	–	(4)	–	(4)	–	(4)

Implementation of IFRS 9	–	–	277	(288)	(11)	–	(11)

At 31 December 2017, as adjusted	1,343	3,019	(6,204)	1,759	(83)	3,557	3,474

Profit for the year	–	–	3,623	–	3,623	423	4,046

Other comprehensive income for the year	–	–	124	131	255	(1)	254

Total comprehensive income for the year	–	–	3,747	131	3,878	422	4,300

Distributions to non-controlling interests	–	–	–	–	–	(570)	(570)

Contribution from non-controlling interests	–	–	–	–	–	21	21

Derecognition of non-controlling interests in Consumer Healthcare Joint Venture	–	–	4,056	–	4,056	(4,118)	(62)

Dividends to shareholders	–	–	(3,927)	–	(3,927)	–	(3,927)

Realised profits on disposal of equity investments	–	–	56	(56)	–	–	–

Share of associates and joint ventures realised profits on disposal of equity investments	–	–	38	(38)	–	–	–

Shares issued	2	72	–	–	74	–	74

Write-down of shares held by ESOP Trusts	–	–	(265)	265	–	–	–

Share-based incentive plans	–	–	360	–	360	–	360

Tax on share-based incentive plans	–	–	2	–	2	–	2

At 31 December 2018	1,345	3,091	(2,137)	2,061	4,360	(688)	3,672

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for the year ended 31 December 2018

	Notes	2018 £m	2017 £m	2016 £m

Cash flow from operating activities

Profit after taxation for the year		4,046	2,169	1,062

Adjustments reconciling profit after tax to operating cash flows	36	5,701	6,089	7,044

Cash generated from operations		9,747	8,258	8,106

Taxation paid		(1,326)	(1,340)	(1,609)

Net cash inflow from operating activities		8,421	6,918	6,497

Cash flow from investing activities

Purchase of property, plant and equipment		(1,344)	(1,545)	(1,543)

Proceeds from sale of property, plant and equipment		168	281	98

Purchase of intangible assets		(452)	(657)	(809)

Proceeds from sale of intangible assets		256	48	283

Purchase of equity investments		(309)	(80)	(96)

Proceeds from sale of equity investments		151	64	683

Contingent consideration paid		(153)	(91)	(73)

Purchase of businesses, net of cash acquired	38	–	–	17

Disposal of businesses	38	26	282	72

Investments in associates and joint ventures	20	(10)	(15)	(11)

Proceeds from disposal of interests in associates	38	3	196	–

Decrease in liquid investments		–	4	–

Interest received		72	64	68

Dividends from associates, joint ventures and equity investments		39	6	42

Net cash outflow from investing activities		(1,553)	(1,443)	(1,269)

Cash flow from financing activities

Shares acquired by ESOP Trusts		–	(65)	(74)

Issue of share capital	33	74	56	89

Purchase of non-controlling interests		(9,320)	(29)	–

Increase in long-term loans		10,138	2,233	–

Repayment of short-term Notes		(2,067)	(2,636)	(865)

Increase in/(repayment of) other short-term loans		81	(564)	1,013

Net repayment of obligations under finance leases		(28)	(23)	(18)

Interest paid		(766)	(781)	(732)

Dividends paid to shareholders		(3,927)	(3,906)	(4,850)

Distributions to non-controlling interests		(570)	(779)	(534)

Contributions from non-controlling interests		21	21	–

Other financing cash flows		(25)	93	(421)

Net cash outflow from financing activities		(6,389)	(6,380)	(6,392)

Increase/(decrease) in cash and bank overdrafts	37	479	(905)	(1,164)

Cash and bank overdrafts at beginning of year		3,600	4,605	5,486

Exchange adjustments		8	(100)	283

Increase/(decrease) in cash and bank overdrafts		479	(905)	(1,164)

Cash and bank overdrafts at end of year		4,087	3,600	4,605

Cash and bank overdrafts at end of year comprise:

Cash and cash equivalents		3,874	3,833	4,897

Cash and cash equivalents reported in assets held for sale		485	–	–
		4,359	3,833	4,897
Overdrafts		(272)	(233)	(292)
		4,087	3,600	4,605

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Notes to the financial statements

1. Presentation of the financial statements

Description of business

GSK is a major global healthcare group which is engaged in the creation and discovery, development, manufacture and marketing of pharmaceutical products, vaccines, over-the-counter (OTC) medicines and health-related consumer products. GSK’s principal pharmaceutical products include medicines in the following therapeutic areas: respiratory, HIV, immuno-inflammation, anti-virals, central nervous system, cardiovascular and urogenital, metabolic, anti-bacterials and dermatology.

Compliance with applicable law and IFRS

The financial statements have been prepared in accordance with the Companies Act 2006, Article 4 of the IAS Regulation and International Financial Reporting Standards (IFRS) and related interpretations, as adopted by the European Union.

The financial statements are also in compliance with IFRS as issued by the International Accounting Standards Board.

Composition of financial statements

The consolidated financial statements are drawn up in Sterling, the functional currency of GlaxoSmithKline plc, and in accordance with IFRS accounting presentation. The financial statements comprise:

–	Consolidated income statement

–	Consolidated statement of comprehensive income

–	Consolidated balance sheet

–	Consolidated statement of changes in equity

–	Consolidated cash flow statement

–	Notes to the financial statements.

Composition of the Group

A list of the subsidiaries and associates which, in the opinion of the Directors, principally affected the amount of profit or net assets of the Group is given in Note 44, ‘Principal Group companies’.

Financial period

These financial statements cover the financial year from 1 January to 31 December 2018, with comparative figures for the financial years from 1 January to 31 December 2017 and, where appropriate, from 1 January to 31 December 2016.

Accounting principles and policies

The financial statements have been prepared using the historical cost convention modified by the revaluation of certain items, as stated in the accounting policies, and on a going concern basis.

The financial statements have been prepared in accordance with the Group’s accounting policies approved by the Board and described in Note 2, ‘Accounting principles and policies’. Information on the application of these accounting policies, including areas of estimation and judgement is given in Note 3, ‘Key accounting judgements and estimates’.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Implementation of IFRS 9 ‘Financial instruments’

The Group has applied IFRS 9 ‘Financial instruments’ with effect from 1 January 2018. IFRS 9 introduces new requirements for the classification and measurement of financial assets and financial liabilities, impairments for financial assets and general hedge accounting.

Details of these new requirements as well as their impact on the Group’s consolidated financial statements are described below. The Group has adopted IFRS 9 retrospectively but with certain permitted exceptions as detailed below.

Classification and measurement of financial assets

The date of initial application was 1 January 2018. The Group has not applied the requirements of IFRS 9 to instruments that were derecognised prior to 1 January 2018 and has not restated prior years. Any difference between the previous carrying amount and the revised carrying amount at 1 January 2018 has been recognised as an adjustment to opening retained earnings at 1 January 2018.

All financial assets that are within the scope of IFRS 9 are required to be measured at amortised cost or fair value, with movements through other comprehensive income or the income statement on the basis of GSK’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets.

IFRS 9 had the following impact on the Group’s assets:

–	The Group has elected to recognise movements in the fair value of equity investments in other comprehensive income under IFRS 9. Investments in equity instruments that were previously classified as available-for-sale financial assets measured at fair value have been designated as measured at fair value through other comprehensive income (FVTOCI) under IFRS 9. As a result, fair value movements are now recorded in other comprehensive income along with gains or losses on disposal of the investments.

–	The Group’s investments in limited life funds included in Other investments that were previously classified as available-for-sale financial assets under IAS 39 and measured at fair value have been classified as measured at fair value through profit or loss (FVTPL) under IFRS 9 as the contractual cash flows are not solely payments of principal and interest on the principal amount outstanding.

–	Liquid investments that were classified as available-for-sale financial assets measured at fair value under IAS 39 have been classified as measured at amortised cost under IFRS 9 as they are held within a business model, the objective of which is to collect the contractual cash flows.

–	Investments in money market funds included in Cash and cash equivalents that were classified as amortised cost financial assets under IAS 39 have been classified as FVTPL under IFRS 9 as the contractual cash flows are not solely payments of principal and interest on the principal amount outstanding.

–	The Group’s trade receivables were all classified as financial assets measured at amortised cost under IAS 39. Under IFRS 9, the business model under which each portfolio of trade receivables held has been assessed. The Group has portfolios in each of the three business models under IFRS 9: to collect the contractual cash flows (measured at amortised cost), to sell the contractual cash flows (measured at FVTPL), and both to collect and to sell the contractual cash flows (measured at FVTOCI).

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1. Presentation of the financial statements continued

–	Amounts receivable under insurance contracts included in Other non-current assets were held at FVTPL or amortised cost under IAS 39. Under IFRS 9, as the contractual cash flows are not solely payments of principal and interest on the principal amount outstanding, the amounts receivable are classified as measured at FVTPL.

There were no material changes in carrying value of financial assets as a result of these changes in measurement basis.

Impairment of financial assets

IFRS 9 requires an expected credit loss (ECL) model to be applied to financial assets rather than the incurred credit loss model required under IAS 39. The expected credit loss model requires the Group to account for expected losses as a result of credit risk on initial recognition of financial assets and to recognise changes in those expected credit losses at each reporting date.

12-month ECLs are applied to all financial assets not measured at FVTPL except for net trade receivables which are measured reflecting lifetime ECLs using the simplified approach. An additional ECL allowance of £15 million for trade receivables was recognised on transition to IFRS 9. There were no other transition adjustments arising from the change in impairment basis.

The additional ECL allowance of £15 million at 1 January 2018 has been recognised against opening retained earnings, together with a related deferred tax impact of £3 million.

General hedge accounting

The new general hedge accounting requirements retain the three types of hedge accounting which were available under IAS 39: fair value hedges, cash flow hedges and net investment hedges. However, the effectiveness testing requirements have been simplified.

The Group has applied the IFRS 9 hedge accounting requirements prospectively from the date of initial application of 1 January 2018. All existing hedging relationships are eligible, and continued to be effective, under IFRS 9.

Implementation of IFRS 15 ‘Revenue from contracts with customers’

The Group has applied IFRS 15 ‘Revenue from contracts with customers’ with effect from 1 January 2018. IFRS 15 provides a single, principles-based approach to the recognition of revenue from all contracts with customers. It focuses on the identification of performance obligations in a contract and requires revenue to be recognised when or as those performance obligations are satisfied.

GSK adopted IFRS 15 applying the modified retrospective approach. IFRS 15 did not have a material impact on the amount or timing of recognition of reported revenue. At 1 January 2018, a cumulative adjustment to decrease retained earnings of £4 million was recognised. In accordance with the requirements of IFRS 15 where the modified retrospective approach is adopted, prior year results have not been restated.

Impact of new standards on each financial statement line item

The table below shows the amount of adjustment for each financial statement line item affected by the application of IFRS 9 and IFRS 15 at 1 January 2018.

	As previously reported £m	IFRS 9 adjustments £m	IFRS 15 adjustments £m	As restated £m

Trade and other receivables	6,000	(15)	–	5,985

Liquid investments	78	1	–	79

Other payables - returns and rebates	(3,463)	–	(29)	(3,492)

Other payables - deferred income	(240)	–	27	(213)

Deferred tax assets	3,796	3	(2)	3,797

Total effect on net assets	3,489	(11)	(4)	3,474

Fair value reserve	329	(288)	–	41

Retained earnings	(6,477)	277	(4)	(6,204)

Total effect on equity	3,489	(11)	(4)	3,474

The £288 million transfer between retained earnings and the fair value reserve resulted from the reclassification of previous impairment losses on equity investments now designated as measured at FVTOCI under IFRS 9 from retained earnings to the fair value reserve.

The application of IFRS 9 and IFRS 15 has had no impact on the consolidated cash flows of the Group.

Parent company financial statements

The financial statements of the parent company, GlaxoSmithKline plc, have been prepared in accordance with UK GAAP and with UK accounting presentation. The company balance sheet is presented on page 219 and the accounting policies are given on page 220.

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Notes to the financial statements continued

2. Accounting principles and policies

Consolidation

The consolidated financial statements include:

–	the assets and liabilities, and the results and cash flows, of the company and its subsidiaries, including ESOP Trusts

–	the Group’s share of the results and net assets of associates and joint ventures

–	the Group’s share of assets, liabilities, revenue and expenses of joint operations.

The financial statements of entities consolidated are made up to 31 December each year.

Entities over which the Group has the power to direct the relevant activities so as to affect the returns to the Group, generally through control over the financial and operating policies, are accounted for as subsidiaries.

Where the Group has the ability to exercise joint control over, and rights to the net assets of, entities, the entities are accounted for as joint ventures. Where the Group has the ability to exercise joint control over an arrangement, but has rights to specified assets and obligations for specified liabilities of the arrangement, the arrangement is accounted for as a joint operation. Where the Group has the ability to exercise significant influence over entities, they are accounted for as associates. The results and assets and liabilities of associates and joint ventures are incorporated into the consolidated financial statements using the equity method of accounting. The Group’s rights to assets, liabilities, revenue and expenses of joint operations are included in the consolidated financial statements in accordance with those rights and obligations.

Interests acquired in entities are consolidated from the date the Group acquires control and interests sold are de-consolidated from the date control ceases.

Transactions and balances between subsidiaries are eliminated and no profit before tax is taken on sales between subsidiaries until the products are sold to customers outside the Group. The relevant proportion of profits on transactions with joint ventures, joint operations and associates is also deferred until the products are sold to third parties. Transactions with non-controlling interests are recorded directly in equity. Deferred tax relief on unrealised intra-Group profit is accounted for only to the extent that it is considered recoverable.

Business combinations

Business combinations are accounted for using the acquisition accounting method. Identifiable assets, liabilities and contingent liabilities acquired are measured at fair value at acquisition date. The consideration transferred is measured at fair value and includes the fair value of any contingent consideration.

The fair value of contingent consideration liabilities are re-assessed at each balance sheet date with changes recognised in the income statement. Payments of contingent consideration reduce the balance sheet liability and as a result are not recorded in the income statement.

The part of each payment relating to the original estimate of the fair value of the contingent consideration on acquisition is reported within investing activities in the cash flow statement and the part of each payment relating to the increase in the liability since the acquisition date is reported within operating cash flows.

Where the consideration transferred, together with the non-controlling interest, exceeds the fair value of the net assets, liabilities and contingent liabilities acquired, the excess is recorded as goodwill. The costs of acquisition are charged to the income statement in the period in which they are incurred.

Goodwill is capitalised as a separate item in the case of subsidiaries and as part of the cost of investment in the case of joint ventures and associates. Goodwill is denominated in the currency of the operation acquired.

Where the cost of acquisition is below the fair value of the net assets acquired, the difference is recognised directly in the income statement.

Where not all of the equity of a subsidiary is acquired the non-controlling interest is recognised either at fair value or at the non-controlling interest’s share of the net assets of the subsidiary, on a case-by-case basis. Changes in the Group’s ownership percentage of subsidiaries are accounted for within equity.

Foreign currency translation

Foreign currency transactions are booked in the functional currency of the Group company at the exchange rate ruling on the date of transaction. Foreign currency monetary assets and liabilities are retranslated into the functional currency at rates of exchange ruling at the balance sheet date. Exchange differences are included in the income statement.

On consolidation, assets and liabilities, including related goodwill, of overseas subsidiaries, associates and joint ventures, are translated into Sterling at rates of exchange ruling at the balance sheet date. The results and cash flows of overseas subsidiaries, associates and joint ventures are translated into Sterling using average rates of exchange.

Exchange adjustments arising when the opening net assets and the profits for the year retained by overseas subsidiaries, associates and joint ventures are translated into Sterling, less exchange differences arising on related foreign currency borrowings which hedge the Group’s net investment in these operations, are taken to a separate component of equity.

When translating into Sterling the assets, liabilities, results and cash flows of overseas subsidiaries, associates and joint ventures which are reported in currencies of hyper-inflationary economies, adjustments are made where material to reflect current price levels. Any loss on net monetary assets is charged to the consolidated income statement.

Revenue (applicable from 1 January 2018)

The Group receives revenue for supply of goods to external customers against orders received. The majority of contracts that GSK enters into relate to sales orders containing single performance obligations for the delivery of pharmaceutical, vaccine and consumer healthcare products. The average duration of a sales order is less than 12 months.

Product revenue is recognised when control of the goods is passed to the customer. The point at which control passes is determined by each customer arrangement, but generally occurs on delivery to the customer.

Product revenue represents net invoice value including fixed and variable consideration. Variable consideration arises on the sale of goods as a result of discounts and allowances given and accruals for estimated future returns and rebates. Revenue is not recognised in full until it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur.

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2. Accounting principles and policies continued

The methodology and assumptions used to estimate rebates and returns are monitored and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Once the uncertainty associated with the returns and rebates is resolved, revenue is adjusted accordingly.

GSK enters into development and marketing collaborations and out-licences of the Group’s compounds or products to other parties. These contracts give rise to fixed and variable consideration from upfront payments, development milestones, sales-based milestones and royalties.

Income dependent on the achievement of a development milestone is recognised when it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur, which is usually when the related event occurs. Sales-based milestone income is recognised when it is highly probable that the sales threshold will be reached.

Sales-based royalties on a licence of intellectual property are not recognised until the relevant product sale occurs.

If the time between the recognition of revenue and payment from the customer is expected to be more than one year and the impact is material, the amount of consideration is discounted using appropriate discount rates.

Value added tax and other sales taxes are excluded from revenue.

Expenditure

Expenditure is recognised in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated. Manufacturing start-up costs between validation and the achievement of normal production are expensed as incurred. Advertising and promotion expenditure is charged to the income statement as incurred. Shipment costs on inter-company transfers are charged to cost of sales; distribution costs on sales to customers are included in selling, general and administrative expenditure.

Restructuring costs are recognised and provided for, where appropriate, in respect of the direct expenditure of a business reorganisation where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been undertaken.

Research and development

Research and development expenditure is charged to the income statement in the period in which it is incurred. Development expenditure is capitalised when the criteria for recognising an asset are met, usually when a regulatory filing has been made in a major market and approval is considered highly probable. Property, plant and equipment used for research and development is capitalised and depreciated in accordance with the Group’s policy.

Environmental expenditure

Environmental expenditure related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible is charged to the income statement. The Group recognises its liability on a site-by-site basis when it can be reliably estimated. This liability includes the Group’s portion of the total costs and also a portion of other potentially responsible parties’ costs when it is probable that they will not be able to satisfy their respective shares of the clean-up obligation. Recoveries of reimbursements are recorded as assets when virtually certain.

Legal and other disputes

Provision is made for the anticipated settlement costs of legal or other disputes against the Group where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome. In addition, provision is made for legal or other expenses arising from claims received or other disputes. In respect of product liability claims related to certain products, there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. In certain cases, an incurred but not reported (IBNR) actuarial technique is used to determine this estimate.

The Group may become involved in legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings.

In these cases, appropriate disclosure about such cases would be included but no provision would be made. Costs associated with claims made by the Group against third parties are charged to the income statement as they are incurred.

Pensions and other post-employment benefits

The costs of providing pensions under defined benefit schemes are calculated using the projected unit credit method and spread over the period during which benefit is expected to be derived from the employees’ services, consistent with the advice of qualified actuaries. Pension obligations are measured as the present value of estimated future cash flows discounted at rates reflecting the yields of high-quality corporate bonds. Pension scheme assets are measured at fair value at the balance sheet date.

The costs of other post-employment liabilities are calculated in a similar way to defined benefit pension schemes and spread over the period during which benefit is expected to be derived from the employees’ services, in accordance with the advice of qualified actuaries.

Actuarial gains and losses and the effect of changes in actuarial assumptions, are recognised in the statement of comprehensive income in the year in which they arise.

The Group’s contributions to defined contribution plans are charged to the income statement as incurred.

Employee share plans

Incentives in the form of shares are provided to employees under share option and share award schemes.

The fair values of these options and awards are calculated at their grant dates using a Black-Scholes option pricing model and charged to the income statement over the relevant vesting periods.

The Group provides finance to ESOP Trusts to purchase company shares to meet the obligation to provide shares when employees exercise their options or awards. Costs of running the ESOP Trusts are charged to the income statement. Shares held by the ESOP Trusts are deducted from other reserves. A transfer is made between other reserves and retained earnings over the vesting periods of the related share options or awards to reflect the ultimate proceeds receivable from employees on exercise.

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Notes to the financial statements continued

2. Accounting principles and policies continued

Property, plant and equipment

Property, plant and equipment (PP&E) is stated at the cost of purchase or construction, less provisions for depreciation and impairment. Financing costs are capitalised within the cost of qualifying assets in construction.

Depreciation is calculated to write off the cost less residual value of PP&E, excluding freehold land, using the straight-line basis over the expected useful life. Residual values and lives are reviewed, and where appropriate adjusted annually. The normal expected useful lives of the major categories of PP&E are:

Freehold buildings	20 to 50 years

Leasehold land and buildings	Lease term or 20 to 50 years

Plant and machinery	10 to 20 years

Equipment and vehicles	3 to 10 years

On disposal of PP&E, the cost and related accumulated depreciation and impairments are removed from the financial statements and the net amount, less any proceeds, is taken to the income statement.

Leases

Leasing agreements which transfer to the Group substantially all the benefits and risks of ownership of an asset are treated as finance leases, as if the asset had been purchased outright. The assets are included in PP&E or computer software and the capital elements of the leasing commitments are shown as obligations under finance leases. Assets held under finance leases are depreciated on a basis consistent with similar owned assets or the lease term, if shorter. The interest element of the lease rental is included in the income statement. All other leases are operating leases and the rental costs are charged to the income statement on a straight-line basis over the lease term.

Goodwill

Goodwill is stated at cost less impairments. Goodwill is deemed to have an indefinite useful life and is tested for impairment at least annually.

Where the fair value of the interest acquired in an entity’s assets, liabilities and contingent liabilities exceeds the consideration paid, this excess is recognised immediately as a gain in the income statement.

Other intangible assets

Intangible assets are stated at cost less provisions for amortisation and impairments.

Licences, patents, know-how and marketing rights separately acquired or acquired as part of a business combination are amortised over their estimated useful lives, generally not exceeding 20 years, using the straight-line basis, from the time they are available for use. The estimated useful lives for determining the amortisation charge take into account patent lives, where applicable, as well as the value obtained from periods of non-exclusivity. Asset lives are reviewed, and where appropriate adjusted, annually.

Contingent milestone payments are recognised at the point that the contingent event becomes probable. Any development costs incurred by the Group and associated with acquired licences, patents, know-how or marketing rights are written off to the income statement when incurred, unless the criteria for recognition of an internally generated intangible asset are met, usually when a regulatory filing has been made in a major market and approval is considered highly probable.

Acquired brands are valued independently as part of the fair value of businesses acquired from third parties where the brand has a value which is substantial and long term and where the brands either are contractual or legal in nature or can be sold separately from the rest of the businesses acquired. Brands are amortised over their estimated useful lives of up to 20 years, except where it is considered that the useful economic life is indefinite.

The costs of acquiring and developing computer software for internal use and internet sites for external use are capitalised as intangible fixed assets where the software or site supports a significant business system and the expenditure leads to the creation of a durable asset. ERP systems software is amortised over seven to ten years and other computer software over three to five years.

Impairment of non-current assets

The carrying values of all non-current assets are reviewed for impairment, either on a stand-alone basis or as part of a larger cash generating unit, when there is an indication that the assets might be impaired. Additionally, goodwill, intangible assets with indefinite useful lives and intangible assets which are not yet available for use are tested for impairment annually. Any provision for impairment is charged to the income statement in the year concerned.

Impairments of goodwill are not reversed. Impairment losses on other non-current assets are only reversed if there has been a change in estimates used to determine recoverable amounts and only to the extent that the revised recoverable amounts do not exceed the carrying values that would have existed, net of depreciation or amortisation, had no impairments been recognised.

Investments in associates, joint ventures and joint operations

Investments in associates and joint ventures are carried in the consolidated balance sheet at the Group’s share of their net assets at date of acquisition and of their post-acquisition retained profits or losses together with any goodwill arising on the acquisition. The Group recognises its rights to assets, liabilities, revenue and expenses of joint operations.

Expected credit losses are recognised in the income statement on financial assets measured at amortised cost and at fair value through other comprehensive income apart from equity investments.

Inventories

Inventories are included in the financial statements at the lower of cost (including raw materials, direct labour, other direct costs and related production overheads) and net realisable value. Cost is generally determined on a first in, first out basis. Pre-launch inventory is held as an asset when there is a high probability of regulatory approval for the product. Before that point a provision is made against the carrying value to its recoverable amount; the provision is then reversed at the point when a high probability of regulatory approval is determined.

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2. Accounting principles and policies continued

Financial instruments (applicable from 1 January 2018)

Financial assets

Financial assets are measured at amortised cost, fair value through other comprehensive income (FVTOCI) or fair value through profit or loss (FVTPL). The measurement basis is determined by reference to both the business model for managing the financial asset and the contractual cash flow characteristics of the financial asset. For financial assets other than trade receivables a 12-month expected credit loss (ECL) allowance is recorded on initial recognition. If there is subsequent evidence of a significant increase in the credit risk of an asset, the allowance is increased to reflect the full lifetime ECL. If there is no realistic prospect of recovery, the asset is written off.

Other investments

Other investments comprise equity investments and investments in limited life funds. The Group has elected to designate equity investments as measured at FVTOCI. They are initially recorded at fair value plus transaction costs and then remeasured at subsequent reporting dates to fair value. Unrealised gains and losses are recognised in other comprehensive income.

On disposal of the equity investment, gains and losses that have been deferred in other comprehensive Income are transferred directly to retained earnings. Investments in limited life funds are measured at FVTPL. They are initially recorded at fair value and then remeasured at subsequent reporting dates to fair value. Unrealised gains and losses are recognised in the income statement.

Dividends on equity investments and distributions from funds are recognised in the income statement when the Group’s right to receive payment is established.

Purchases and sales of Other investments are accounted for on the trade date.

Trade receivables

Trade receivables are measured in accordance with the business model under which each portfolio of trade receivables is held. The Group has portfolios in each of the three business models under IFRS 9: to collect the contractual cash flows (measured at amortised cost), to sell the contractual cash flows (measured at FVTPL), and both to collect and to sell the contractual cash flows (measured at FVTOCI). Trade receivables measured at amortised cost are carried at the original invoice amount less allowances for expected credit losses.

Expected credit losses are calculated in accordance with the simplified approach permitted by IFRS 9, using a provision matrix applying lifetime historical credit loss experience to the trade receivables. The expected credit loss rate varies depending on whether and the extent to which settlement of the trade receivables is overdue and it is also adjusted as appropriate to reflect current economic conditions and estimates of future conditions. For the purpose of determining credit loss rates, customers are classified into groupings that have similar loss patterns. The key drivers of the loss rate are the nature of the business unit and the location and type of customer.

When a trade receivable is determined to have no reasonable expectation of recovery it is written off, firstly against any expected credit loss allowance available and then to the income statement.

Subsequent recoveries of amounts previously provided for or written off are credited to the income statement. Long-term receivables are discounted where the effect is material.

Cash and cash equivalents

Cash held in deposit accounts is measured at amortised cost. Investments in money market funds are held at fair value through profit or loss.

Borrowings

All borrowings are initially recorded at the amount of proceeds received, net of transaction costs. Borrowings are subsequently carried at amortised cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognised as a charge to the income statement over the period of the relevant borrowing.

Derivative financial instruments

Derivative financial instruments are used to manage exposure to market risks. The principal derivative instruments used by GSK are foreign currency swaps, interest rate swaps, foreign exchange forward contracts and options. The Group does not hold or issue derivative financial instruments for trading or speculative purposes.

Derivative financial assets and liabilities, including derivatives embedded in host contracts which have been separated from the host contract, are classified as held-for-trading and are measured at fair value. Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in the income statement.

Hedge accounting

Derivatives designated as hedging instruments are classified on inception as cash flow hedges, net investment hedges or fair value hedges.

Changes in the fair value of derivatives designated as cash flow hedges are recognised in other comprehensive income to the extent that the hedges are effective. Ineffective portions are recognised in profit or loss immediately. Amounts deferred in other comprehensive income are reclassified to the income statement when the hedged item affects profit or loss.

Net investment hedges are accounted for in a similar way to cash flow hedges.

Changes in the fair value of derivatives designated as fair value hedges are recorded in the income statement, together with the changes in the fair value of the hedged asset or liability.

Taxation

Current tax is provided at the amounts expected to be paid applying tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised. Deferred tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax is provided using rates of tax that have been enacted or substantively enacted by the balance sheet date.

Where an uncertain tax position is identified, management will make a judgement as to what the probable outcome will be. Where it is assessed that an economic outflow is probable to arise a provision is made for the best estimate of the liability. In estimating any such liability GSK applies a risk-based approach which takes into account, as appropriate, the probability that the Group would be able to obtain compensatory adjustments under international tax treaties. These estimates take into account the specific circumstances of each dispute and relevant external advice.

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Notes to the financial statements continued

2. Accounting principles and policies continued

Discounting

Where the time value of money is material, balances are discounted to current values using appropriate discount rates. The unwinding of the discounts is recorded in finance income and finance expense.

Revenue (applicable up to 31 December 2017)

Revenue is recognised in the income statement when goods or services are supplied or made available to external customers against orders received, title and risk of loss is passed to the customer, reliable estimates can be made of relevant deductions and all relevant obligations have been fulfilled, such that the earnings process is regarded as being complete.

Turnover represents net invoice value after the deduction of discounts and allowances given and accruals for estimated future rebates and returns. The methodology and assumptions used to estimate rebates and returns are monitored and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Value added tax and other sales taxes are excluded from revenue.

Where the Group co-promotes a product and the counterparty records the sale, the Group records its share of revenue as co-promotion income within turnover. The nature of co-promotion activities is such that the Group records no costs of sales. In addition, initial or event-based milestone income (excluding royalty income) arising on development or marketing collaborations of the Group’s compounds or products with other parties is recognised in turnover.

Royalty income is recognised on an accruals basis in accordance with the terms of the relevant licensing agreements.

Financial instruments (applicable up to 31 December 2017)

Available-for-sale investments

Liquid investments and other investments are classified as available-for-sale investments and are initially recorded at fair value plus transaction costs and then remeasured at subsequent reporting dates to fair value. Unrealised gains and losses on available-for-sale investments are recognised directly in other comprehensive income. Impairments arising from the significant or prolonged decline in fair value of an equity investment reduce the carrying amount of the asset directly and are charged to the income statement.

On disposal or impairment of the investments, any gains and losses that have been deferred in other comprehensive income are reclassified to the income statement. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. Equity investments are recorded in non-current assets unless they are expected to be sold within one year.

Purchases and sales of equity investments are accounted for on the trade date and purchases and sales of other available-for-sale investments are accounted for on settlement date.

Trade receivables

Trade receivables are carried at original invoice amount less any provisions for doubtful debts. Provisions are made where there is evidence of a risk of non-payment, taking into account ageing, previous experience and general economic conditions. When a trade receivable is determined to be uncollectable it is written off, firstly against any provision available and then to the income statement.

Subsequent recoveries of amounts previously provided for are credited to the income statement. Long-term receivables are discounted where the effect is material.

Borrowings

All borrowings are initially recorded at the amount of proceeds received, net of transaction costs. Borrowings are subsequently carried at amortised cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognised as a charge to the income statement over the period of the relevant borrowing.

Derivative financial instruments and hedging

Derivative financial instruments are used to manage exposure to market risks. The principal derivative instruments used by GSK are foreign currency swaps, interest rate swaps, foreign exchange forward contracts and options. The Group does not hold or issue derivative financial instruments for trading or speculative purposes.

Derivative financial instruments are classified as held-for-trading and are carried in the balance sheet at fair value. Derivatives designated as hedging instruments are classified on inception as cash flow hedges, net investment hedges or fair value hedges.

Changes in the fair value of derivatives designated as cash flow hedges are recognised in other comprehensive income to the extent that the hedges are effective. Ineffective portions are recognised in profit or loss immediately. Amounts deferred in other comprehensive income are reclassified to the income statement when the hedged item affects profit or loss.

Net investment hedges are accounted for in a similar way to cash flow hedges.

Changes in the fair value of derivatives designated as fair value hedges are recorded in the income statement, together with the changes in the fair value of the hedged asset or liability.

Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in the income statement.

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3. Key accounting judgements and estimates

In preparing the financial statements, management is required to make judgements about when or how items should be recognised in the financial statements and estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the financial statements. Actual amounts and results could differ from those estimates. The following are considered to be the critical accounting judgements and key sources of estimation uncertainty.

Turnover

Reported Group turnover for 2018 was £30,821 million (2017 – £30,186 million).

Estimates

Gross turnover is reduced by rebates, discounts, allowances and product returns given or expected to be given, which vary by product arrangements and buying groups. These arrangements with purchasing organisations are dependent upon the submission of claims some time after the initial recognition of the sale. Accruals are made at the time of sale for the estimated rebates, discounts or allowances payable or returns to be made, based on available market information and historical experience.

Because the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change dependent upon, amongst other things, the types of buying group and product sales mix.

The level of accrual for rebates and returns is reviewed and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Revenue is not recognised in full until it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur. The amount of turnover recognised in the year from performance obligations satisfied in previous periods is set out in Note 6, ‘Turnover and segment information’.

Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the Group.

Taxation

The tax charge for the year was £754 million (2017 – £1,356 million). At December 2018, current tax payable was £965 million (2017 – £995 million), non-current corporation tax payable was £272 million (2017 – £411 million) and current tax recoverable was £229 million (2017 – £258 million).

Judgement

The Group has open tax issues with a number of revenue authorities. Management makes a judgement of whether there is sufficient information to be able to make a reliable estimate of the outcome of the dispute. If insufficient information is available, no provision is made.

Estimates

If sufficient information is available, in estimating a potential tax liability GSK applies a risk-based approach which takes into account, as appropriate, the probability that the Group would be able to obtain compensatory adjustments under international tax treaties. These estimates take into account the specific circumstances of each dispute and relevant external advice, are inherently judgemental and could change substantially over time as each dispute progresses and new facts emerge.

At 31 December 2018, the Group had recognised provisions of £1,082 million in respect of uncertain tax positions (2017 – £1,175 million). Because of the nature of these uncertain positions, it is not practicable to give meaningful sensitivity estimates.

Factors affecting the tax charge in future years are set out in Note 14, ‘Taxation’. GSK continues to believe that it has made adequate provision for the liabilities likely to arise from open assessments. Where open issues exist the ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of negotiations with the relevant tax authorities or, if necessary, litigation proceedings.

Legal and other disputes

Legal costs for the year were £117 million (2017 – £166 million). At 31 December 2018 provisions for legal and other disputes amounted to £219 million (2017 – £186 million).

Judgement

Management makes a judgement of whether there is sufficient information to be able to make a reliable estimate of the likely outcome of the dispute and legal and other expenses arising from claims against the Group. If insufficient information is available, no provision is made and disclosure of the claim is given.

Estimates

The estimated provisions take into account the specific circumstances of each dispute and relevant external advice, are inherently judgemental and could change substantially over time as each dispute progresses and new facts emerge. Details of the status and various uncertainties involved in the significant unresolved disputes are set out in Note 45, ‘Legal proceedings’.

The company’s Directors, having taken legal advice, have established provisions after taking into account the relevant facts and circumstances of each matter and in accordance with accounting requirements. In respect of product liability claims related to certain products there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. The Group may become involved in legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosure about such cases would be provided, but no provision would be made and no contingent liability can be quantified.

The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations. The position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed the amount of the provisions reported in the Group’s financial statements by a material amount.

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Notes to the financial statements continued

3. Key accounting judgements and estimates continued

Contingent consideration and put option liabilities

The 2018 income statement charge for contingent consideration and put option liabilities was £1,851 million (2017 – £2,134 million).

At 31 December 2018, the liability for contingent consideration amounted to £6,286 million (2017 – £6,172 million). Of this amount, £5,937 million (2017 – £5,542 million) related to the acquisition of the former Shionogi-ViiV Healthcare joint venture in 2012 and £296 million (2017 – £584 million) related to the acquisition of the Vaccines business from Novartis in 2015.

Estimates

Any contingent consideration included in the consideration payable for a business combination is recorded at fair value at the date of acquisition. These fair values are generally based on risk-adjusted future cash flows discounted using appropriate post-tax discount rates. The fair values are reviewed on a regular basis, at least annually, and any changes are reflected in the income statement. See Note 39, ‘Contingent consideration liabilities’.

In June 2018, GSK acquired Novartis’ shareholding in the Consumer Healthcare Joint Venture for $13 billion. This resulted in a net charge in the period of £658 million to remeasure the Consumer Healthcare Joint Venture put option to the agreed valuation.

Pfizer may request an IPO of ViiV Healthcare at any time and if either GSK does not consent to such IPO or an offering is not completed within nine months, Pfizer could require GSK to acquire its shareholding. The liability for the Pfizer put option, which is derived from an internal valuation of the ViiV Healthcare business, utilising both discounted forecast future cash flow and multiples-based methodologies amounted to £1,240 million at 31 December 2018 (2017 – £1,304 million). Sensitivity analysis is given in Note 27, ‘Trade and other payables’.

Pensions and other post-employment benefits

Judgement

Where a surplus on a defined benefit scheme arises, or there is potential for a surplus to arise from committed future contributions, the rights of the Trustees to prevent the Group obtaining a refund of that surplus in the future are considered in determining whether it is necessary to restrict the amount of the surplus that is recognised. Four UK schemes are in surplus, with a combined surplus of £711 million at 31 December 2018 (2017 – £470 million). GSK has made the judgement that these amounts meet the requirements of recoverability.

Estimates

The costs of providing pensions and other post-employment benefits are assessed on the basis of assumptions selected by management. These assumptions include future earnings and pension increases, discount rates, expected long-term rates of return on assets and mortality rates, and are disclosed in Note 28, ‘Pensions and other post-employment benefits’.

Discount rates are derived from AA rated corporate bond yields except in countries where there is no deep market in corporate bonds where government bond yields are used. A sensitivity analysis is provided in Note 28, ‘Pensions and other post-employment benefits’, but a 0.25% reduction in the discount rate would lead to an increase in the net pension deficit of approximately £707 million and an increase in the annual pension cost of approximately £28 million. The selection of different assumptions could affect the future results of the Group.

4. New accounting requirements

The following new and amended accounting standards have been issued by the IASB and are likely to affect future Annual Reports.

IFRS 16 ‘Leases’ was issued in January 2016 and will be implemented by the Group from 1 January 2019. The Standard will replace IAS 17 ‘Leases’ and will require lease liabilities and ‘right of use’ assets to be recognised on the balance sheet for almost all leases. This is expected to result in a significant increase in both assets and liabilities recognised. The costs of operating leases currently included within operating costs will be split and the financing element of the charge will be reported within finance expense. The overall impact on earnings is not expected to be material. Finance lease obligations at 31 December 2018 are set out in Note 31, ‘Net debt’ and the undiscounted commitments under non-cancellable operating leases are set out in Note 41, ‘Commitments’.

GSK will implement IFRS 16 applying the modified retrospective approach. For larger leases, the right of use asset at 1 January 2019 will be calculated based on the original lease inception date and for smaller leases the right of use asset will be set equal to the lease liability, adjusted for any prepaid or accrued lease payments, onerous lease provisions and business combination fair value adjustments. On the transition date of 1 January 2019, the Group expects to recognise right of use assets of £1.1 billion and a lease liability of £1.3 billion, including existing finance leases. The implementation is expected to reduce net assets and total equity by £0.1 billion.

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5. Exchange rates

The Group uses the average of exchange rates prevailing during the period to translate the results and cash flows of overseas subsidiaries, joint ventures and associates into Sterling and period end rates to translate the net assets of those entities. The currencies which most influence these translations and the relevant exchange rates were:

	2018	2017	2016

Average rates:

US$/£	1.33	1.30	1.36

Euro/£	1.13	1.15	1.23

Yen/£	147	145	149

	2018	2017	2016

Period end rates:

US$/£	1.27	1.35	1.24

Euro/£	1.11	1.13	1.17

Yen/£	140	152	144

6. Turnover and segment information

Operating segments are reported based on the financial information provided to the Chief Executive Officer and the responsibilities of the Corporate Executive Team (CET). GSK reports results under four segments: Pharmaceuticals; Pharmaceuticals R&D; Vaccines and Consumer Healthcare, and individual members of the CET are responsible for each segment.

The Group’s management reporting process allocates intra-Group profit on a product sale to the market in which that sale is recorded, and the profit analyses below have been presented on that basis.

Corporate and other unallocated costs included the costs of corporate functions.

Revenue recognised in the year from performance obligations satisfied in previous periods totalled £426 million and included £122 million reported in turnover arising from changes to prior year estimates of RAR accruals and £299 million of royalty income.

Turnover by segment	2018 £m	2017 £m	2016 £m

Pharmaceuticals	17,269	17,276	16,104

Vaccines	5,894	5,160	4,592

Consumer Healthcare	7,658	7,750	7,193

	30,821	30,186	27,889

Pharmaceuticals turnover by therapeutic area	2018 £m	2017 £m	2016 £m

Respiratory	6,928	6,991	6,510

HIV	4,722	4,350	3,556

Immuno-inflammation	472	377	340

Established Pharmaceuticals	5,147	5,558	5,698

	17,269	17,276	16,104

Vaccines turnover by category	2018 £m	2017 £m	2016 £m

Meningitis	881	890	662

Influenza	523	488	414

Shingles	784	22	–

Established Vaccines	3,706	3,760	3,516

	5,894	5,160	4,592

During 2018, the US operations of the Pharmaceuticals and Vaccines businesses made sales to three wholesalers of approximately £2,709 million (2017 – £2,449 million; 2016 – £2,139 million), £2,962 million (2017 – £3,043 million; 2016 – £2,691 million) and £2,656 million (2017 – £2,356 million; 2016 – £2,129 million) respectively, after allocating final-customer discounts to the wholesalers.

Consumer Healthcare turnover by category	2018 £m	2017 £m	2016 £m

Wellness	3,940	4,001	3,726

Oral care	2,496	2,466	2,223

Nutrition	643	680	674

Skin health	579	603	570

	7,658	7,750	7,193

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Notes to the financial statements continued

6. Turnover and segment information continued

Segment profit	2018 £m	2017 £m	2016 £m

Pharmaceuticals	8,420	8,667	7,976

Pharmaceuticals R&D	(2,676)	(2,740)	(2,488)

Pharmaceuticals, including R&D	5,744	5,927	5,488

Vaccines	1,943	1,644	1,429

Consumer Healthcare	1,517	1,373	1,116

Segment profit	9,204	8,944	8,033

Corporate and other unallocated costs	(459)	(376)	(362)

Other reconciling items between segment profit and operating profit	(3,262)	(4,481)	(5,073)

Operating profit	5,483	4,087	2,598

Finance income	81	65	72

Finance costs	(798)	(734)	(736)

Profit on disposal of interest in associates	3	94	–

Share of after tax profits of associates and joint ventures	31	13	5

Profit before taxation	4,800	3,525	1,939

Taxation	(754)	(1,356)	(877)

Profit after taxation for the year	4,046	2,169	1,062

Other reconciling items between segment profit and operating profit comprise items not specifically allocated to segment profit. These include impairment and amortisation of intangible assets; major restructuring costs, which include impairments of tangible assets and computer software; transaction-related adjustments related to significant acquisitions; proceeds and costs of disposals of associates, products and businesses, significant legal charges and expenses on the settlement of litigation and government investigations, other operating income other than royalty income and other items, and the pre-tax impact of the enactment of the US Tax Cuts and Jobs Act.

Depreciation and amortisation by segment	2018 £m	2017 £m	2016 £m

Pharmaceuticals	506	551	440

Pharmaceuticals R&D	123	96	211

Pharmaceuticals, including R&D	629	647	651

Vaccines	395	405	315

Consumer Healthcare	146	135	126

Segment depreciation and amortisation	1,170	1,187	1,092

Corporate and other unallocated depreciation and amortisation	106	144	94

Other reconciling items between segment depreciation and amortisation and total depreciation and amortisation	580	591	588

Total depreciation and amortisation	1,856	1,922	1,774

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6. Turnover and segment information continued

PP&E, intangible asset and goodwill impairment by segment	2018 £m	2017 £m	2016 £m

Pharmaceuticals	51	38	29

Pharmaceuticals R&D	15	10	88

Pharmaceuticals, including R&D	66	48	117

Vaccines	5	13	34

Consumer Healthcare	4	10	46

Segment impairment	75	71	197

Corporate and other unallocated impairment	14	3	24

Other reconciling items between segment impairment and total impairment	261	995	68

Total impairment	350	1,069	289

PP&E and intangible asset impairment reversals by segment

Pharmaceuticals	(4)	(13)	(15)

Pharmaceuticals R&D	(1)	(2)	(10)

Pharmaceuticals, including R&D	(5)	(15)	(25)

Vaccines	–	–	(19)

Consumer Healthcare	–	(1)	(8)

Segment impairment reversals	(5)	(16)	(52)

Corporate and other unallocated impairment reversals	–	–	(26)

Other reconciling items between segment impairment reversals and total impairment reversals	(8)	(36)	(9)

Total impairment reversals	(13)	(52)	(87)

Net assets by segment	2018 £m	2017 £m

Pharmaceuticals	869	2,017

Pharmaceuticals R&D	502	522

Pharmaceuticals, including R&D	1,371	2,539

Vaccines	9,966	9,707

Consumer Healthcare	10,559	2,003

Segment net operating assets	21,896	14,249

Corporate and other unallocated net operating assets	1,141	868

Net operating assets	23,037	15,117

Net debt	(21,621)	(13,178)

Investments in associates and joint ventures	236	183

Derivative financial instruments	129	2

Current and deferred taxation	1,723	1,252

Assets held for sale (excluding cash and cash equivalents)	168	113

Net assets	3,672	3,489

The Pharmaceuticals segment includes the Shionogi-ViiV Healthcare contingent consideration liability of £5,937 million (2017 – £5,542 million) and the Pfizer put option of £1,240 million (2017 – £1,304 million). The put option liability (2017 – £8,606 million) related to the Consumer Healthcare segment was extinguished during 2018.

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Notes to the financial statements continued

6. Turnover and segment information continued

Geographical information

The UK is regarded as being the Group’s country of domicile.

Turnover by location of customer	2018 £m	2017 £m	2016 £m

UK	923	940	1,056

US	11,982	11,263	10,197

Rest of World	17,916	17,983	16,636

External turnover	30,821	30,186	27,889

Non-current assets by location of subsidiary	2018 £m	2017 £m

UK	6,118	6,824

US	7,540	6,841

Rest of World	20,768	20,901

Non-current assets	34,426	34,566

Non-current assets by location excludes amounts relating to other investments, deferred tax assets, derivative financial instruments, pension assets, amounts receivable under insurance contracts and certain other non-current receivables.

7. Other operating income/(expense)

	2018 £m	2017 £m	2016 £m

Fair value remeasurements of equity investments under IFRS 9	16

Disposal of businesses and assets	258	195	283

Fair value remeasurements on contingent consideration recognised in business combinations	(1,252)	(1,012)	(2,205)

Remeasurement of ViiV Healthcare put option liabilities and preferential dividends	58	13	(577)

Remeasurement of Consumer Healthcare put option liability	(658)	(1,186)	(1,133)

Fair value adjustments on derivative financial instruments	(3)	9	(3)

Other (expense)/income	(7)	9	23

Impairment of available-for-sale equity investments under IAS 39		(30)	(47)

Disposal of available-for-sale equity investments under IAS 39		37	254

	(1,588)	(1,965)	(3,405)

Disposal of businesses and assets in 2018 included a profit of £119 million on the disposal of tapinarof to Dermavant Sciences, a profit of £33 million on the disposal of Consumer Healthcare tail brands in the US and a gain arising from the increase in value of the shares in Hindustan Unilever Limited to be received on the disposal of Horlicks and other Consumer Healthcare brands, which is expected to complete by the end of 2019, net of disposal costs.

Fair value remeasurements on contingent consideration recognised in business combinations included £1,188 million related to the acquisition of the former Shionogi-ViiV Healthcare joint venture and £56 million payable to Novartis related to the Vaccines acquisition and fair value movements on derivatives hedging foreign exchange exposure.

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8. Operating profit

The following items have been included in operating profit:	2018 £m	2017 £m	2016 £m
Employee costs (Note 9)	9,440	9,122	8,212

Advertising	1,376	1,351	1,265

Distribution costs	389	405	395

Depreciation of property, plant and equipment	954	988	978

Impairment of property, plant and equipment, net of reversals	203	327	180

Amortisation of intangible assets	902	934	796

Impairment of intangible assets, net of reversals	134	690	22

Net foreign exchange losses	81	215	53

Inventories:

Cost of inventories included in cost of sales	8,713	8,526	8,093

Write-down of inventories	695	701	533

Reversal of prior year write-down of inventories	(302)	(352)	(145)

Operating lease rentals:

Minimum lease payments	188	110	91

Contingent rents	12	4	4

Sub-lease payments	5	5	4

Fees payable to the company’s auditor and its associates in relation to the Group (see below)	29.8	29.2	29.7

The reversals of prior year write-downs of inventories principally arise from the reassessment of usage or demand expectations prior to inventory expiration.

Net foreign exchange losses include a net loss of £nil (2017 – £109 million; 2016 – £nil) of exchange arising on the reclassification of exchange on liquidation or disposal of overseas subsidiaries.

Included within operating profit are major restructuring charges of £809 million (2017 – £1,056 million; 2016 – £970 million), see Note 10, ‘Major restructuring costs’.

Fees payable to the company’s auditor and its associates:	2018 £m	2017 £m	2016 £m
Audit of parent company and consolidated financial statements	6.7	7.0	5.8

Audit of the company’s subsidiaries	12.9	16.2	16.4

Attestation under s.404 of Sarbanes-Oxley Act 2002	6.6	4.5	4.4
Audit and audit-related services	26.2	27.7	26.6

Taxation compliance	0.1	0.2	0.2

Taxation advice	–	0.1	1.8

Other assurance services	3.0	1.0	0.3

All other services	0.5	0.2	0.8
	29.8	29.2	29.7

The other assurance services provided by the auditor relate to agreed upon procedures and other assurance services outside of statutory audit requirements. All other services provided by the auditor primarily related to advisory services for the year ended 31 December 2018.

In addition to the above, fees paid in respect of the GSK pension schemes were:

	2018 £m	2017 £m	2016 £m
Audit	0.3	0.3	0.4

Other services	–	0.1	–

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Notes to the financial statements continued

9. Employee costs

	2018 £m	2017 £m	2016 £m
Wages and salaries	7,203	7,116	6,391

Social security costs	795	802	733

Pension and other post-employment costs, including augmentations (Note 28)	586	616	541

Cost of share-based incentive plans	393	347	338

Severance and other costs from integration and restructuring activities	463	241	209

	9,440	9,122	8,212

The increase in wages and salaries included the impact of movements in exchange rates. The Group provides benefits to employees, commensurate with local practice in individual countries, including, in some markets, healthcare insurance, subsidised car schemes and personal life assurance.

The cost of share-based incentive plans is analysed as follows:

	2018 £m	2017 £m	2016 £m
Share Value Plan	304	276	271

Performance Share Plan	49	47	39

Share option plans	4	4	4

Cash settled and other plans	36	20	24

	393	347	338
The average monthly number of persons employed by the Group (including Directors) during the year was:
	2018 Number	2017 Number	2016 Number
Manufacturing	37,296	38,632	38,611

Selling, general and administration	47,887	49,141	49,961

Research and development	11,668	11,576	11,255

	96,851	99,349	99,827

The average monthly number of Group employees excludes temporary and contract staff. The numbers of Group employees at the end of each financial year are given in the financial record on page 231. The monthly average number of persons employed by GlaxoSmithKline plc in 2018 was nil (2017 – nil).

The compensation of the Directors and Senior Management (members of the CET) in aggregate, was as follows:

	2018 £m	2017 £m	2016 £m
Wages and salaries	29	26	25

Social security costs	3	4	4

Pension and other post-employment costs	3	3	2

Cost of share-based incentive plans	20	22	15

	55	55	46

Further information on the remuneration of the Directors is given in the Remuneration report on pages 96 to 124.

10. Major restructuring costs

Within the Pharmaceuticals sector, the highly regulated manufacturing operations and supply chains and long lifecycle of the business mean that restructuring programmes, particularly those that involve the rationalisation or closure of manufacturing or R&D sites, are likely to take several years to complete.

Major restructuring costs are those related to specific Board approved Major restructuring programmes, including integration costs following material acquisitions, which are structural and are of a significant scale where the costs of individual or related projects exceed £25 million.

The existing Combined restructuring and integration programme incorporates the previous Major Change programme, the Pharmaceuticals restructuring programme and the restructuring and integration programme following the Novartis transaction in 2015. In July 2018, the Board approved a new Major restructuring programme, which is designed to significantly improve the competitiveness and efficiency of the Group’s cost base with savings delivered primarily through supply chain optimisation and reductions in administrative costs.

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10. Major restructuring costs continued

The total restructuring costs of £809 million in 2018 were incurred in a number of areas, including the following:

–	Restructuring of the commercial operating model, including staff reductions in the US, Europe and International Pharmaceutical commercial operations and the US Respiratory field sales force

–	Manufacturing site restructuring, including the GSK steriles manufacturing facility at Ulverston, United Kingdom

–	Vaccines transformation and remediation

–	Restructuring of the Pharmaceutical and Consumer Healthcare supply chains leading to simplification of the operating model and improved resource allocation

–	Transformation of central functions, including GSK technology platforms and interfaces, to deliver greater digital synergies, simplification of applications and staff reductions.

The analysis of the costs charged to operating profit under these programmes was as follows:

	2018 £m	2017 £m	2016 £m
Increase in provision for Major restructuring programmes (see Note 29)	450	259	163

Amount of provision reversed unused (see Note 29)	(99)	(43)	(140)

Impairment losses recognised	130	278	158

Other non-cash charges	72	247	108

Other cash costs	256	315	681
	809	1,056	970

Asset impairments and other non-cash charges principally comprise fixed asset write-downs across support function, manufacturing and research facilities and accelerated depreciation where asset lives in R&D and manufacturing have been shortened as a result of the major restructuring programmes. All other charges have been or will be settled in cash and include the termination of leases, site closure costs and consultancy and project management fees.

The analysis of Major restructuring charges by income statement line was as follows:

	2018 £m	2017 £m	2016 £m
Cost of sales	443	545	297

Selling, general and administration	315	248	514

Research and development	49	263	159

Other operating income/(expense)	2	–	–
	809	1,056	970
11. Finance income

	2018 £m	2017 £m	2016 £m
Year to 31 December 2018 under IFRS 9

Finance income arising from:

Financial assets measured at amortised cost	73

Financial assets measured at fair value through profit or loss	1

Net gains arising from hedge ineffectiveness on net investment hedges	7

Years to 31 December 2017 and 31 December 2016 under IAS 39

Interest income arising from:

Cash and cash equivalents		60	67

Available-for-sale investments		2	1

Loans and receivables		1	2

Fair value adjustments on derivatives at fair value through profit or loss		2	2
	81	65	72

Interest income arising from financial assets measured at amortised cost in 2018 includes interest income arising from assets which would have been classified as available-for-sale investments and loans and receivables in prior years under IAS 39. This also includes interest income arising from certain cash and cash equivalents. Interest income arising from financial assets measured at fair value through profit or loss in 2018 includes interest income arising from other cash and cash equivalents.

Net gains arising from hedge ineffectiveness on net investment hedges were recorded in ‘Fair value adjustments on derivatives at fair value through profit or loss’ in 2017 and 2016. All derivatives accounted for at fair value through profit or loss other than designated and effective hedging instruments (see Note 42, ‘Financial instruments and related disclosures’) are classified as held-for-trading financial instruments.

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Notes to the financial statements continued

12. Finance expense

	2018 £m	2017 £m	2016 £m
Finance expense arising on:

Financial liabilities at amortised cost	(677)	(698)	(671)

Derivatives at fair value through profit or loss	(38)	(22)	(30)

Net losses arising from:

Financial instruments mandatorily measured at fair value through profit or loss	3	(4)	(3)

Reclassification of hedges from other comprehensive income	(2)	–	(1)

Unwinding of discounts on provisions	(15)	(16)	(16)

Other finance expense	(69)	6	(15)
	(798)	(734)	(736)

All derivatives accounted for at fair value through profit or loss, other than designated and effective hedging instruments (see Note 42, ‘Financial instruments and related disclosures’), are classified as held-for-trading financial instruments. Interest expense arising on derivatives at fair value through profit or loss relates to swap interest expense. Other finance expense in 2018 includes a £39 million charge (2017 – £24 million credit) for interest relating to historical income tax settlements.

13. Associates and joint ventures

The Group’s share of after tax profits and losses of associates and joint ventures is set out below:

	2018 £m	2017 £m	2016 £m
Share of after tax profits of associates	28	16	9

Share of after tax profits/(losses) of joint ventures	3	(3)	(4)
	31	13	5

At 31 December 2018, the Group held one significant associate, Innoviva, Inc.

Summarised income statement information in respect of Innoviva is set out below for the periods in which the Group accounted for its investment in Innoviva as an associate. The Group’s 2018 share of after tax profits of associates and other comprehensive income includes a profit of £33 million and other comprehensive income of £nil in respect of Innoviva.

	2018 £m	2017 £m	2016 £m
Turnover	183	165	98

Profit after taxation	134	103	44

Other comprehensive income	–	–	–

Total comprehensive income	134	103	44

The results of Innoviva included in the summarised income statement information above represent the estimated earnings of Innoviva in the relevant periods, based on publicly available information. Innoviva’s turnover is from royalty income from GSK in relation to Relvar/Breo Ellipta, Anoro Ellipta and Trelegy Ellipta sales.

Aggregated financial information in respect of GSK’s share of other associated undertakings and joint ventures is set out below:

	2018 £m	2017 £m	2016 £m
Share of turnover	242	252	133

Share of after tax (losses)/profits	(2)	(5)	(1)

Share of other comprehensive income	–	–	–

Share of total comprehensive (expense)/income	(2)	(5)	(1)

The Group’s sales to associates and joint ventures were £43 million in 2018 (2017 – £41 million; 2016 – £43 million).

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14. Taxation

The Group’s tax charge is the sum of the total current and deferred tax expense.

Taxation charge based on profits for the year	2018 £m	2017 £m	2016 £m
UK current year charge	234	199	241

Rest of World current year charge	1,426	1,928	1,326

Credit in respect of prior periods	(492)	(508)	(149)
Total current taxation	1,168	1,619	1,418

Total deferred taxation	(414)	(263)	(541)
Total tax	754	1,356	877

In 2018, GSK made payments of £113 million in UK corporation tax to HMRC. These amounts are for UK corporation tax only, and do not include the various other business taxes borne in the UK by GSK each year.

The deferred tax credit in 2018 reflected the origination of current year tax losses, where offset against taxable profits in future periods is probable, as well as an uplift in the tax carrying value of certain Consumer Healthcare brands as a result of the acquisition of Novartis’ interest in the former Consumer Healthcare Joint Venture.

The deferred tax credit in 2017 reflected the revaluation of existing deferred tax liabilities to reflect a lower Swiss tax rate applicable following Swiss tax reform, and an increase in deferred tax assets related to intra-Group profit on inventory. The impact of these items was partly offset by the revaluation of existing deferred tax assets to reflect the lower US tax rate applicable following the enactment of US tax reform. In 2016, the net deferred tax credit was impacted to a greater extent by remeasurement of the contingent consideration in relation to the former Shionogi-ViiV Healthcare Joint Venture.

The following table reconciles the tax charge calculated at the UK statutory rate on the Group profit before tax with the actual tax charge for the year.

Reconciliation of taxation on Group profits	2018 £m	2018%	2017 £m	2017%	2016 £m	2016%
Profit before tax	4,800		3,525		1,939

UK statutory rate of taxation	912	19.0	679	19.25	388	20.0

Differences in overseas taxation rates	675	14.1	635	18.0	593	30.6

Benefit of intellectual property incentives	(522)	(10.9)	(458)	(13.0)	(321)	(16.5)

R&D credits	(73)	(1.5)	(75)	(2.1)	(93)	(4.8)

FV remeasurement of non-taxable put options	221	4.6	227	6.4	340	17.5

Tax losses where no benefit is recognised	24	0.5	28	0.8	(15)	(0.8)

Permanent differences on disposals and acquisitions	(7)	(0.1)	4	0.1	(21)	(1.1)

Other permanent differences	85	1.7	196	5.6	122	6.3

Re-assessments of prior year estimates	(436)	(9.1)	(475)	(13.5)	(116)	(6.0)

US and Swiss Tax Reform	(125)	(2.6)	595	16.9
Tax charge/tax rate	754	15.7	1,356	38.5	877	45.2

GSK has a substantial business presence in many countries around the world. The impact of differences in overseas taxation rates arose from profits being earned in countries with tax rates higher than the UK statutory rate, the most significant of which in 2018 were the US, Belgium, India and Japan. The adverse impact was partly offset by the increased benefit of intellectual property incentives such as the UK Patent box and Belgian Patent income deduction regimes. Such regimes provide a reduced rate of corporate income tax on profits earned from qualifying patents.

The Group’s 2018 tax rate of 15.7% has been influenced by the reassessment of open issues with tax authorities in various jurisdictions, together with the £125 million credit related to a reduced estimate of the 2017 impact of US Tax Reform following additional guidance being released by the US tax authorities and the transaction related charges arising on the Group’s put option liabilities to ViiV Healthcare and the former Consumer Healthcare Joint Venture with Novartis.

Future tax charges, and therefore the Group’s effective tax rate, may be affected by factors such as acquisitions, disposals, restructuring, the location of research and development activity, tax regime reforms and resolution of open matters as tax affairs are brought up to date around the world.

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Notes to the financial statements continued

14. Taxation continued

Tax on items charged to equity and statement of comprehensive income	2018 £m	2017 £m	2016 £m
Current taxation

Share-based payments	–	–	7

Defined benefit plans	(2)	26	32
	(2)	26	39
Deferred taxation

Share-based payments	2	(4)	–

Defined benefit plans	(144)	(247)	94

Fair value movements on cash flow hedges	(2)	–	2

Fair value movements on equity investments	10	29	51
	(134)	(222)	147
Total (charge)/credit to equity and statement of comprehensive income	(136)	(196)	186

All of the above items have been charged to the statement of comprehensive income except for tax on share-based payments.

Issues relating to taxation

The integrated nature of the Group’s worldwide operations involves significant investment in research and strategic manufacture at a limited number of locations, with consequential cross-border supply routes into numerous end-markets. In line with current OECD guidelines GSK bases its transfer pricing policy on the ‘arm’s length’ principle. However, different tax authorities may seek to attribute further profit to activities being undertaken in their jurisdiction potentially resulting in double taxation. The Group also has open items in several jurisdictions concerning such matters as the deductibility of particular expenses and the tax treatment of certain business transactions. GSK applies a risk-based approach to determine the transactions most likely to be subject to challenge and the probability that the Group would be able to obtain compensatory adjustments under international tax treaties.

The calculation of the Group’s total tax charge therefore necessarily involves a degree of estimation and judgement in respect of certain items whose tax treatment cannot be finally determined until resolution has been reached with the relevant tax authority or, as appropriate, through a formal legal process. At 31 December 2018 the Group had recognised provisions of £1,082 million in respect of such uncertain tax positions (2017 – £1,175 million). The decrease in recognised provisions during 2018 was driven by the reassessment of estimates and the utilisation of provisions for uncertain tax positions following the settlement of a number of open issues with tax authorities in various jurisdictions. Whilst the ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of agreements with the relevant tax authorities, or litigation where appropriate, the Group continues to believe that it has made appropriate provision for periods which are open and not yet agreed by the tax authorities. GSK does not currently anticipate any material changes to the amounts provided for transfer pricing or tax contingencies during the next 12 months.

A provision for deferred tax liabilities of £185 million as at 31 December 2018 (2017 – £209 million) has been made in respect of withholding taxation that would be payable on the remittance of profits by certain overseas subsidiaries. Whilst the aggregate amount of unremitted profits at the balance sheet date was approximately £18 billion (2017 – £17 billion), the majority of these unremitted profits would not be subject to tax (including withholding tax) on repatriation, as UK legislation relating to company distributions provides for exemption from tax for most overseas profits, subject to certain exceptions. Deferred tax is not provided on temporary differences of £231 million (2017 – £nil) arising on unremitted profits as management has the ability to control any future reversal and does not consider such a reversal to be probable.

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14. Taxation continued

Movement in deferred tax assets and liabilities

	Accelerated capital allowances £m	Intangible assets £m	Contingent consideration £m	Intra-Group profit £m	Pensions & other post employment benefits £m	Tax losses £m	Share option and award schemes £m	Other net temporary differences £m	Total £m
At 1 January 2017	(377)	(2,324)	1,138	1,054	1,262	227	110	1,350	2,440

Exchange adjustments	(7)	75	–	(58)	(48)	(5)	(4)	(18)	(65)

Credit/(charge) to income statement	62	330	(52)	256	3	59	(1)	(88)	569

Credit/(charge) to income statement associated with US tax reform	5	116	(218)	(235)	(210)	(20)	(27)	(216)	(805)

Credit to income statement associated with Swiss tax reform	–	483	–	–	–	–	–	–	483

(Charge)/credit to statement of comprehensive income and equity	–	–	–	–	(247)	–	(4)	29	(222)
At 1 January 2018	(317)	(1,320)	868	1,017	760	261	74	1,057	2,400

Exchange adjustments	(6)	(4)	–	43	38	2	2	9	84

Credit/(charge) to income statement	(12)	365	(34)	(31)	33	183	(7)	(101)	396

Credit/(charge) to statement of comprehensive income and equity	–	–	–	–	(144)	–	2	8	(134)

Reclassification on disposal	–	–	–	–	7	1	–	(23)	(15)
At 31 December 2018	(335)	(959)	834	1,029	694	447	71	950	2,731

The net credit to the income statement of £396 million included an £18 million charge related to R&D incentives recognised within Operating profit (and not the taxation charge) in the income statement.

Deferred tax liabilities provided in relation to intangible assets predominately relate to temporary differences arising on assets and liabilities acquired as part of historic business combinations.

The Group continues to recognise deferred tax assets on future obligations in respect of contingent consideration amounts payable to minority shareholders. These payments are tax deductible at the point in time at which payment is made.

A deferred tax asset is recognised on intra-Group profits arising on inter-company inventory which are eliminated within the consolidated accounts. As intra-Group profits are not eliminated from the individual entities’ tax returns a temporary difference arises that will reverse at the point in time inventory is sold externally.

The deferred tax asset recognised on tax losses of £447 million (2017 – £261 million) related to trading losses. Other net temporary differences included accrued expenses for which a tax deduction is only available on a paid basis, such as for pensions.

Deferred tax asset and liabilities are recognised on the balance sheet as follows:

	2018 £m	2017 £m
Deferred tax assets	3,887	3,796

Deferred tax liabilities	(1,156)	(1,396)
	2,731	2,400

Deferred tax assets are recognised on US foreign tax credits only where it is probable that future taxable profits will be available. The net amount of foreign tax credits on which deferred tax has not been provided was £114 million at 31 December 2018 (2017 – £151 million).

	2018		2017

Unrecognised tax losses	Tax losses £m	Unrecognised deferred tax asset £m	Tax losses £m	Unrecognised deferred tax asset £m
Trading losses expiring:

Within 10 years	678	148	802	187

More than 10 years	957	93	872	99

Available indefinitely	89	15	86	14
At 31 December	1,724	256	1,760	300

Capital losses expiring:

Available indefinitely	2,042	399	1,924	372
At 31 December	2,042	399	1,924	372

Deferred tax assets are only recognised where it is probable that future taxable profit will be available to utilise losses.

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Notes to the financial statements continued

15. Earnings per share

	2018 pence	2017 pence	2016 pence
Basic earnings per share	73.7	31.4	18.8
Diluted earnings per share	72.9	31.0	18.6

Basic earnings per share has been calculated by dividing the profit attributable to shareholders by the weighted average number of shares in issue during the period after deducting shares held by the ESOP Trusts and Treasury shares. The trustees have waived their rights to dividends on the shares held by the ESOP Trusts.

Diluted earnings per share has been calculated after adjusting the weighted average number of shares used in the basic calculation to assume the conversion of all potentially dilutive shares. A potentially dilutive share forms part of the employee share schemes where its exercise price is below the average market price of GSK shares during the period and any performance conditions attaching to the scheme have been met at the balance sheet date.

The numbers of shares used in calculating basic and diluted earnings per share are reconciled below.

Weighted average number of shares in issue	2018 millions	2017 millions	2016 millions
Basic	4,914	4,886	4,860

Dilution for share options and awards	57	55	49
Diluted	4,971	4,941	4,909

16. Dividends

			2018			2017			2016
	Paid/payable	Dividend per share (pence)	Total dividend £m	Paid	Dividend per share (pence)	Total dividend £m	Paid	Dividend per share (pence)	Total dividend £m
First interim	12 July 2018	19	934	13 July 2017	19	928	14 July 2016	19	923

Second interim	11 October 2018	19	934	12 October 2017	19	929	13 October 2016	19	925

Third interim	10 January 2019	19	935	11 January 2018	19	929	12 January 2017	19	925

Fourth interim	11 April 2019	23	1,132	12 April 2018	23	1,130	13 April 2017	23	1,124
Total		80	3,935		80	3,916		80	3,897

Under IFRS, interim dividends are only recognised in the financial statements when paid and not when declared. GSK normally pays a dividend two quarters after the quarter to which it relates and one quarter after it is declared. The 2018 financial statements recognise those dividends paid in 2018, namely the third and fourth interim dividends for 2017, and the first and second interim dividends for 2018.

The amounts recognised in each year were as follows:

	2018 £m	2017 £m	2016 £m
Dividends to shareholders	3,927	3,906	4,850

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17. Property, plant and equipment

	Land and buildings £m	Plant, equipment and vehicles £m	Assets in construction £m	Total £m
Cost at 1 January 2017	7,761	11,235	3,168	22,164

Exchange adjustments	(127)	(62)	(45)	(234)

Other additions	69	296	1,219	1,584

Capitalised borrowing costs	–	–	30	30

Disposals and write-offs	(376)	(685)	(31)	(1,092)

Reclassifications	602	1,186	(1,826)	(38)

Transfer to assets held for sale	(462)	(219)	(14)	(695)

Cost at 31 December 2017	7,467	11,751	2,501	21,719

Exchange adjustments	150	187	25	362

Other additions	33	190	1,135	1,358

Capitalised borrowing costs	–	–	21	21

Disposals and write-offs	(90)	(440)	(53)	(583)

Reclassifications	403	1,016	(1,486)	(67)

Transfer to assets held for sale	(152)	(167)	(3)	(322)

Cost at 31 December 2018	7,811	12,537	2,140	22,488

Depreciation at 1 January 2017	(3,259)	(7,410)	–	(10,669)

Exchange adjustments	50	110	–	160

Charge for the year	(299)	(689)	–	(988)

Disposals and write-offs	158	539	–	697

Transfer to assets held for sale	314	190	–	504

Depreciation at 31 December 2017	(3,036)	(7,260)	–	(10,296)

Exchange adjustments	(61)	(111)	–	(172)

Charge for the year	(268)	(686)	–	(954)

Disposals and write-offs	77	401	–	478

Transfer to assets held for sale	55	122	–	177

Depreciation at 31 December 2018	(3,233)	(7,534)	–	(10,767)

Impairment at 1 January 2017	(279)	(344)	(64)	(687)

Exchange adjustments	8	2	(2)	8

Disposals and write-offs	210	104	28	342

Impairment losses	(194)	(138)	(17)	(349)

Reversal of impairments	7	9	1	17

Transfer to assets held for sale	87	8	11	106

Impairment at 31 December 2017	(161)	(359)	(43)	(563)

Exchange adjustments	(8)	(4)	(1)	(13)

Disposals and write-offs	10	59	22	91

Impairment losses	(16)	(143)	(46)	(205)

Reversal of impairments	1	6	–	7

Transfer to assets held for sale	–	20	–	20

Impairment at 31 December 2018	(174)	(421)	(68)	(663)
Total depreciation and impairment at 31 December 2017	(3,197)	(7,619)	(43)	(10,859)

Total depreciation and impairment at 31 December 2018	(3,407)	(7,955)	(68)	(11,430)

Net book value at 1 January 2017	4,223	3,481	3,104	10,808

Net book value at 31 December 2017	4,270	4,132	2,458	10,860

Net book value at 31 December 2018	4,404	4,582	2,072	11,058

The weighted average interest rate for capitalised borrowing costs in the year was 3% (2017 – 4%). Disposals and write-offs in the year included a number of assets with nil net book value that are no longer in use in the business.

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Notes to the financial statements continued

17. Property, plant and equipment continued

The net book value at 31 December 2018 of the Group’s land and buildings included £24 million (2017 – £27 million) held under finance leases. In addition, the net book value of plant, equipment and vehicles held under finance lease at 31 December 2018 was £59 million (2017 – £55 million).

The impairment losses principally arose from decisions to rationalise facilities and are calculated based on either fair value less costs of disposal or value in use. The fair value less costs of disposal valuation methodology uses significant inputs which are not based on observable market data, and therefore this valuation technique is classified as level 3 of the fair value hierarchy. These calculations determine the net present value of the projected risk-adjusted, post-tax cash flows of the relevant asset or cash generating unit, applying a discount rate of the Group post-tax weighted average cost of capital (WACC) of 7%, adjusted where appropriate for relevant specific risks. For value in use calculations, where an impairment is indicated and a pre-tax cash flow calculation is expected to give a materially different result, the test would be reperformed using pre-tax cash flows and a pre-tax discount rate. The Group WACC is equivalent to a pre-tax discount rate of approximately 9%. The net impairment losses have been charged to cost of sales £142 million (2017 – £198 million), R&D £9 million (2017 – £93 million) and SG&A £54 million (2017 – £36 million), and included £138 million (2017 – £278 million) arising from the major restructuring programmes.

Reversals of impairment arose from subsequent reviews of the impaired assets where the conditions which gave rise to the original impairments were deemed no longer to apply. All of the reversals have been credited to cost of sales.

The carrying value at 31 December 2018 of assets for which impairments have been charged or reversed in the year was £95 million (2017 – £33 million).

During 2018, £67 million (2017 – £38 million) of computer software was reclassified from assets in construction to intangible assets on becoming ready for use.

18. Goodwill

	2018 £m	2017 £m
Cost at 1 January	5,734	5,965
Exchange adjustments	199	(228)
Transfer to assets held for sale	(144)	(3)
Cost at 31 December	5,789	5,734

Net book value at 1 January	5,734	5,965

Net book value at 31 December	5,789	5,734
Goodwill is allocated to the Group’s segments as follows:

	2018 £m	2017 £m
Pharmaceuticals	3,273	3,172
Vaccines	1,342	1,302
Consumer Healthcare	1,174	1,260
Net book value at 31 December	5,789	5,734

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18. Goodwill continued

The recoverable amounts of the cash generating units are assessed using a fair value less costs of disposal model. Fair value less costs of disposal is calculated using a discounted cash flow approach, with a post-tax discount rate applied to the projected risk-adjusted post-tax cash flows and terminal value.

The discount rate used is based on the Group WACC of 7%, as most cash generating units have integrated operations across large parts of the Group. The discount rate is adjusted where appropriate for specific segment, country and currency risks. The valuation methodology uses significant inputs which are not based on observable market data, therefore this valuation technique is classified as level 3 in the fair value hierarchy.

Details relating to the discounted cash flow models used in the impairment tests of the Pharmaceuticals, Vaccines and Consumer Healthcare cash generating units are as follows:

Valuation basis	Fair value less costs of disposal
Key assumptions	Sales growth rates Profit margins Terminal growth rate Discount rate Taxation rate
Determination of assumptions

Growth rates are internal forecasts based on both internal and external market information.

Margins reflect past experience, adjusted for expected changes.

Terminal growth rates based on management’s estimate of future long-term average growth rates.

Discount rates based on Group WACC, adjusted where appropriate.

Taxation rates based on appropriate rates for each region.

Period of specific projected cash flows	Five years
Terminal growth rate and discount rate		Terminal growth rate	Discount rate

	Pharmaceuticals	1% p.a.	7.5%
	Vaccines	1% p.a.	7.5%
	Consumer Healthcare	2% p.a.	6%

The terminal growth rates do not exceed the long-term projected growth rates for the relevant markets, reflect the impact of future generic competition and take account of new product launches.

In each case the valuations indicated sufficient headroom such that a reasonably possible change to key assumptions is unlikely to result in an impairment of the related goodwill. Goodwill is monitored at the segmental level.

The Pharmaceuticals cash generating unit comprises a collection of smaller cash generating units including assets with indefinite lives with a carrying value of £236 million (2017 – £228 million). The Consumer Healthcare cash generating unit also comprises a collection of smaller cash generating units including brands with indefinite lives with a carrying value of £8.5 billion (2017 – £8.5 billion).

Details of indefinite life brands are given in Note 19, ‘Other intangible assets’.

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Notes to the financial statements continued

19. Other intangible assets

	Computer software £m	Licences, patents, etc. £m	Amortised brands £m	Indefinite life brands £m	Total £m
Cost at 1 January 2017	2,156	15,143	427	9,375	27,101
Exchange adjustments	(37)	(215)	(4)	(272)	(528)
Capitalised development costs	–	251	–	–	251
Capitalised borrowing costs	2	3	–	–	5
Other additions	233	221	–	–	454
Disposals and asset write-offs	(217)	(38)	–	–	(255)
Transfer to assets held for sale	(1)	(90)	–	(44)	(135)

Reclassifications	38	–	66	(66)	38
Cost at 31 December 2017	2,174	15,275	489	8,993	26,931
Exchange adjustments	32	235	29	63	359
Capitalised development costs	–	203	–	–	203
Capitalised borrowing costs	1	–	–	–	1
Other additions	173	154	–	–	327
Disposals and asset write-offs	(80)	(129)	–	–	(209)
Transfer to assets held for sale	(2)	(81)	(9)	–	(92)

Reclassifications	67	–	–	–	67

Cost at 31 December 2018	2,365	15,657	509	9,056	27,587
Amortisation at 1 January 2017	(1,184)	(4,983)	(224)	–	(6,391)
Exchange adjustments	25	141	–	–	166
Charge for the year	(163)	(761)	(10)	–	(934)
Disposals and asset write-offs	210	25	–	–	235

Transfer to assets held for sale	1	25	–	–	26
Amortisation at 31 December 2017	(1,111)	(5,553)	(234)	–	(6,898)
Exchange adjustments	(24)	(104)	(3)	–	(131)
Charge for the year	(240)	(645)	(17)	–	(902)
Disposals and asset write-offs	67	124	–	–	191

Transfer to assets held for sale	1	18	1	–	20

Amortisation at 31 December 2018	(1,307)	(6,160)	(253)	–	(7,720)
Impairment at 1 January 2017	(9)	(1,652)	(143)	(130)	(1,934)
Exchange adjustments	–	110	–	3	113
Impairment losses	(2)	(546)	–	(132)	(680)
Disposals and asset write-offs	2	5	–	–	7

Transfer to assets held for sale	–	19	–	4	23
Impairment at 31 December 2017	(9)	(2,064)	(143)	(255)	(2,471)
Exchange adjustments	–	(69)	(20)	–	(89)
Impairment losses	(17)	(51)	–	(69)	(137)
Reversal of impairments	–	3	–	–	3
Disposals and asset write-offs	14	4	–	–	18

Transfer to assets held for sale	–	11	–	–	11

Impairment at 31 December 2018	(12)	(2,166)	(163)	(324)	(2,665)
Total amortisation and impairment at 31 December 2017	(1,120)	(7,617)	(377)	(255)	(9,369)

Total amortisation and impairment at 31 December 2018	(1,319)	(8,326)	(416)	(324)	(10,385)

Net book value at 1 January 2017	963	8,508	60	9,245	18,776

Net book value at 31 December 2017	1,054	7,658	112	8,738	17,562

Net book value at 31 December 2018	1,046	7,331	93	8,732	17,202

The weighted average interest rate for capitalised borrowing costs in the year was 3% (2017 – 4%).

The net book value of computer software included £578 million (2017 – £669 million) of internally generated costs.

The carrying value at 31 December 2018 of intangible assets, for which impairments have been charged or reversed in the year, following those impairments or reversals, was £73 million (2017 – £300 million).

The patent expiry dates of the Group’s most significant assets, where relevant, are set out on pages 238 and 239.

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19. Other intangible assets continued

Amortisation and impairment losses, net of reversals, have been charged in the income statement as follows:

		Amortisation	Net impairment losses
	2018 £m	2017 £m	2018 £m	2017 £m
Cost of sales	593	578	69	400
Selling, general and administration	178	116	19	2
Research and development	131	240	46	278
	902	934	134	680

Licences, patents, etc. includes a large number of acquired licences, patents, know-how agreements and marketing rights, which are either marketed or in use, or still in development. Note 38, ‘Acquisitions and disposals’ gives details of additions through business combinations in the year. The book values of the largest individual items are as follows:

			2018 £m	2017 £m
Meningitis portfolio			2,363	2,450
Dolutegravir			1,319	1,389
Benlysta			905	965
Fluarix/FluLaval			274	321
HIV assets acquired from BMS			277	277
Selzentry			136	162
Okairos technology platform			205	202
Others			1,852	1,892
			7,331	7,658

The Meningitis portfolio includes Menveo, Bexsero, Men ABCWY and Menjugate.

Indefinite life brands comprise a portfolio of Consumer Healthcare products primarily acquired with the acquisitions of Sterling Winthrop, Inc. in 1994, Block Drug Company, Inc. in 2001, CNS, Inc. in 2006 and the Novartis Consumer Healthcare business in 2015, together with a number of pharmaceutical brands from the acquisition of Stiefel Laboratories, Inc. in 2009. The book values of the major brands are as follows:

			2018 £m	2017 £m
Voltaren			2,735	2,716
Otrivin			1,385	1,380
Fenistil			651	648
Theraflu			449	441
Panadol			388	386
Sensodyne			265	265
Lamisil			293	289
Breathe Right			262	236
Stiefel trade name			236	228
Excedrin			193	185
Physiogel			150	166
Polident			112	112
Others			1,613	1,686
			8,732	8,738

Each of these brands is considered to have an indefinite life, given the strength and durability of the brand and the level of marketing support. The brands are in relatively similar stable and profitable market sectors, with similar risk profiles, and their size, diversification and market shares mean that the risk of market-related factors causing a reduction in the lives of the brands is considered to be relatively low. The Group is not aware of any material legal, regulatory, contractual, competitive, economic or other factors which could limit their useful lives. Accordingly, they are not amortised.

Each brand is tested annually for impairment and other amortised intangible assets are tested when indicators of impairment arise. This testing applies a fair value less costs of disposal methodology, generally using post-tax cash flow forecasts with a terminal value calculation and a discount rate equal to the Group post-tax WACC of 7%, adjusted where appropriate for specific segment, country and currency risks. This valuation methodology uses significant inputs which are not based on observable market data, and therefore this valuation technique is classified as level 3 of the fair value hierarchy. The main assumptions include future sales price and volume growth, product contribution, the future expenditure required to maintain the product’s marketability and registration in the relevant jurisdictions and exchange rates. These assumptions are based on past experience and are reviewed as part of management’s budgeting and strategic planning cycle for changes in market conditions and sales erosion through competition. The terminal growth rates applied of between nil% and 3% are management’s estimates of future long-term average growth rates of the relevant markets. In each case the valuations indicate sufficient headroom such that a reasonably possible change to key assumptions is unlikely to result in an impairment of these intangible assets.

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Notes to the financial statements continued

20. Investments in associates and joint ventures

	Joint ventures £m	Associates £m	2018 Total £m	Joint ventures £m	Associates £m	2017 Total £m
At 1 January	13	170	183	19	244	263
Exchange adjustments	1	11	12	(2)	(10)	(12)
Additions	1	9	10	–	15	15
Disposals	–	–	–	–	(92)	(92)
Distributions received	–	(40)	(40)	(1)	(1)	(2)
Other movements	1	39	40	–	(2)	(2)
Profit/(loss) after tax recognised in the consolidated income statement	3	28	31	(3)	16	13
At 31 December	19	217	236	13	170	183

The Group held one significant associate at 31 December 2018, Innoviva, Inc. At 31 December 2018, the Group owned 32 million shares or 31.7% of Innoviva, which is a biopharmaceutical company listed on NASDAQ. Innoviva partnered with GSK in the development of the long acting beta agonist vilanterol and currently receives royalty income from sales of products that contain this component, namely Relvar/Breo Ellipta and Anoro Ellipta. It also has a 15% economic interest in royalties paid by GSK on sales of Trelegy Ellipta. The remaining 85% of the economic interest in these royalties is held by Theravance Biopharma Inc., in which the Group holds 17.4% of the common stock. The investment in Innoviva had a market value of £440 million at 31 December 2018 (2017 – £336 million).

Summarised balance sheet information, based on published information, in respect of Innoviva is set out below:

	At 31 December 2018 £m	At 31 December 2017 £m
Non-current assets	275	124
Current assets	157	148

Current liabilities	(4)	(26)
Non-current liabilities	(302)	(426)

Net assets/(liabilities)	126	(180)

	2018 £m	2017 £m
Interest in associated undertaking	40	(57)
Goodwill	91	86
Fair value and other adjustments	58	118

Carrying value at 31 December	189	147

21. Other investments

	Investments designated as measured at FVTOCI £m	Investments measured at FVTPL £m	2018 £m	2017 £m
At 1 January	869	49	918	985
Exchange adjustments	48	4	52	(64)
Additions	363	9	372	80
Net fair value movements through Other comprehensive income	118	–	118	11
Net fair value movements through profit or loss	–	16	16	–
Impairment losses	–	–	–	(30)
Disposals and settlements	(89)	(6)	(95)	(64)
Transfers to Assets held for sale	(59)	–	(59)	–
At 31 December	1,250	72	1,322	918

Other investments comprise non-current equity investments which are recorded at fair value at each balance sheet date. For investments traded in an active market, the fair value is determined by reference to the relevant stock exchange quoted bid price. For other investments, the fair value is estimated by management with reference to relevant available information, including the current market value of similar instruments and discounted cash flows of the underlying net assets. Other investments include listed investments of £656 million (2017 – £535 million).

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21. Other investments continued

GSK has elected to designate the majority of its equity investments as measured at fair value through other comprehensive income (FVTOCI). The most significant of these investments held at 31 December 2018 were in Theravance Biopharma, Inc. in which the Group holds 17.4% of the common stock, Orchard in which the group holds 14.5% and 23andMe in which the Group holds 14.5%. These investments had a fair value at 31 December 2018 of £194 million (2017 – £199 million), £154 million and £229 million respectively. No other investment is individually material. The other investments include equity stakes in companies with which GSK has research collaborations and in companies which provide access to biotechnology developments of potential interest. Information on dividends received from investments measured at FVTOCI is provided in Note 7 ‘Other operating income/(expense)’.

On disposal of equity investments measured at FVTOCI, the accumulated fair value movements are reclassified from the fair value reserve to retained earnings. Investments with a fair value of £148 million were disposed of during the year. The cumulative gain on these investments after tax was £56 million.

Certain other investments, such as investments in funds with limited lives, are measured at fair value through profit or loss (FVTPL). The cumulative gain/loss on investments measured at FVTPL which were disposed of during the year was £nil. The fair value of these investments on derecognition was £nil.

In 2017, prior to the Group’s implementation of IFRS 9, the cumulative fair value movements, based on average cost for shares acquired at different times, for all other investments disposed of during the period were reclassified from the fair value reserve to the income statement.

The impairment losses recorded above for the prior year were recognised in the income statement within Other operating income, together with amounts reclassified from the fair value reserve on recognition of the impairments. These impairments resulted from prolonged or significant declines in the fair value of the equity investments below acquisition cost.

The carrying value at 31 December 2017 of Other investments which had been impaired was as follows:

2017 £m
Original cost	475
Cumulative impairments recognised in the income statement	(283)
Subsequent fair value increases	210
Carrying value at 31 December 2017	402

Cumulative impairments on those Other investments designated as measured at FVTOCI under IFRS 9 were transferred from retained earnings to the fair value reserve on 1 January 2018 on adoption of IFRS 9.

22. Other non-current assets

	2018 £m	2017 £m
Amounts receivable under insurance contracts	675	648
Pension schemes in surplus	760	538
Other receivables	141	227
	1,576	1,413

Amounts receivable under insurance contacts are held at fair value through profit or loss.

In regards to the other receivables of £141 million, £89 million is classified as financial assets of which £41 million is classified as fair value through profit or loss. Of the remaining balance of £48 million, the expected credit loss allowance was immaterial at 31 December 2018.

23. Inventories

	2018 £m	2017 £m
Raw materials and consumables	1,122	1,193
Work in progress	2,286	2,381
Finished goods	2,068	1,983
	5,476	5,557

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Notes to the financial statements continued

24. Trade and other receivables

	2018 £m	2017 £m
Trade receivables, net of loss allowance	5,176	4,672

Accrued income	9	21

Other prepayments	330	308

Interest receivable	4	10

Employee loans and advances	14	19

Other receivables	890	970
	6,423	6,000

Trade receivables included £15 million (2017 – £11 million) due from associates and joint ventures. Other receivables included £nil (2017 – £7 million) due from associates and joint ventures.

Loss allowance	2018 £m	2017 £m
At 1 January	140	207

Implementation of IFRS 9	15	–
At 1 January, as adjusted	155	–

Exchange adjustments	–	(4)

Charge for the year	7	31

Subsequent recoveries of amounts provided for	(30)	(79)

Utilised	(4)	(15)
At 31 December	128	140

Of the total trade receivables balance, £71 million was considered credit impaired, against which a £7 million expected credit loss allowance has been applied. No amount was purchased or originated credit impaired.

Of the other receivables of £890 million, £376 million was classified as financial assets of which £41 million was classified as at fair value through profit and loss. On the remaining balance of £335 million, an expected credit loss allowance of £5 million was recognised at 31 December 2018 with no charge reported in profit or loss during the year.

For more discussion on credit risk practices, please refer to Note 42.

25. Cash and cash equivalents

	2018 £m	2017 £m
Cash at bank and in hand	569	826

Short-term deposits	3,305	3,007
	3,874	3,833

In addition, £485 million of cash and cash equivalents has been reported in Assets held for sale, see Note 26, ‘Assets held for sale’.

Cash and cash equivalents included £0.2 billion (2017 – £0.8 billion) not available for general use due to restrictions applying in the subsidiaries where it is held. Restrictions include exchange controls and taxes on repatriation.

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26. Assets held for sale

	2018 £m	2017 £m
Property, plant and equipment	109	57

Goodwill	144	–

Other intangibles	1	49

Inventory	50	7

Cash and cash equivalents	485	–

Other	(136)	–
	653	113

Non-current assets and disposal groups are transferred to assets held for sale when it is expected that their carrying amounts will be recovered principally through disposal and a sale is considered highly probable. They are held at the lower of carrying amount and fair value less costs to sell.

Assets held for sale primarily reflect the disposal group arising from GSK’s agreement to divest Horlicks and other Consumer Healthcare nutritional brands to Unilever plc announced in December 2018, and which is expected to complete by the end of 2019. See Note 38, ‘Acquisitions and disposals’.

Included within assets held for sale are assets which were written down to fair value less costs to sell of £51 million (2017 – £63 million). The valuation methodology used significant inputs which were not based on observable market data and therefore this valuation is classified as level 3 in the fair value hierarchy.

27. Trade and other payables

	2018 £m	2017 £m
Trade payables	3,645	3,528

Wages and salaries	1,355	1,228

Social security	139	166

Consumer Healthcare put option	–	8,606

ViiV Healthcare put option	1,240	1,304

Other payables	401	363

Deferred income	216	240

Customer return and rebate accruals	5,064	3,463

Other accruals	1,977	2,072
	14,037	20,970

Trade and other payables included £64 million (2017 – £53 million) due to associates and joint ventures. The Group provides limited supplier financing arrangements to certain customers. The amounts involved at 31 December 2018 were not material.

Revenue recognised in the year that was included in deferred income at 1 January 2018 was £66 million. Of the remaining balance, £64 million related to proceeds from a site disposal in India, which was expected to complete in 2018, but is now expected to complete in 2019.

Customer return and rebate accruals are provided for by the Group at the point of sale in respect of the estimated rebates, discounts or allowances payable to customers, and included £4,356 million (2017 – £2,837 million) in respect of US Pharmaceuticals and Vaccines, as more fully described in the Group financial review on page 63. Accruals are made at the time of sale but the actual amounts paid are based on claims made some time after the initial recognition of the sale. As the amounts are estimated, they may not fully reflect the final outcome and are subject to change dependent upon, amongst other things, the types of buying group and product sales mix. The level of accrual is reviewed and adjusted quarterly in light of historical experience of actual amounts paid and any changes in arrangements. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the Group.

Pfizer’s put option over its shareholding in ViiV Healthcare is currently exercisable. The amount of the liability recognised is derived from several valuation methodologies, including reference to market multiples of comparable companies. The table below shows on an indicative basis the income statement and balance sheet sensitivity of the Pfizer put option to reasonably possible changes in key assumptions.

Increase/(decrease) in financial liability and loss/(gain) in Income statement	2018 £m
10% increase in sales forecasts	140

10% decrease in sales forecasts	(140)

10 cent appreciation of US Dollar	75

10 cent depreciation of US Dollar	(64)

10 cent appreciation of Euro	44

10 cent depreciation of Euro	(37)

An explanation of the accounting for ViiV Healthcare is set out on page 41.

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Notes to the financial statements continued

28. Pensions and other post-employment benefits

Pension and other post-employment costs	2018 £m	2017 £m	2016 £m
UK pension schemes	246	198	205

US pension schemes	100	113	106

Other overseas pension schemes	190	218	140

Unfunded post-retirement healthcare schemes	50	87	90
	586	616	541
Analysed as:

Funded defined benefit/hybrid pension schemes	369	335	304

Unfunded defined benefit pension schemes	43	55	43

Unfunded post-retirement healthcare schemes	50	87	90
Defined benefit schemes	462	477	437

Defined contribution pension schemes	124	139	104
	586	616	541

The costs of the defined benefit pension and post-retirement healthcare schemes are charged in the income statement as follows:

	2018 £m	2017 £m	2016 £m

Cost of sales	160	162	135

Selling, general and administration	228	238	221

Research and development	74	77	81
	462	477	437

GSK entities operate pension arrangements which cover the Group’s material obligations to provide pensions to retired employees. These arrangements have been developed in accordance with local practices in the countries concerned. Pension benefits can be provided by state schemes; by defined contribution schemes, whereby retirement benefits are determined by the value of funds arising from contributions paid in respect of each employee; or by defined benefit schemes, whereby retirement benefits are based on employee pensionable remuneration and length of service.

Pension costs of defined benefit schemes for accounting purposes have been calculated using the projected unit method. In certain countries pension benefits are provided on an unfunded basis, some administered by trustee companies. Formal, independent, actuarial valuations of the Group’s main plans are undertaken regularly, normally at least every three years.

Actuarial movements in the year are recognised through the statement of comprehensive income. Discount rates are derived from AA rated corporate bond yields except in countries where there is no deep market in corporate bonds where government bond yields are used. Discount rates are selected to reflect the term of the expected benefit payments. Projected inflation rate and pension increases are long-term predictions based on the yield gap between long-term index-linked and fixed interest Gilts. In the UK, mortality rates are determined by adjusting the SAPS S2 standard mortality tables to reflect recent scheme experience. These rates are then projected to reflect improvements in life expectancy in line with the CMI 2017 projections with a long-term rate of improvement of 1.25% per year for both males and females. In the US, mortality rates are calculated using the RP2014 white collar table adjusted to reflect recent experience. These rates are projected using MP-2017 to allow for future improvements in life expectancy.

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28. Pensions and other post-employment benefits continued

The average life expectancy assumed now for an individual at the age of 60 and projected to apply in 2038 for an individual then at the age of 60 is as follows:

		UK		US
	Male Years	Female Years	Male Years	Female Years
Current	27.5	29.1	27.0	28.7

Projected for 2038	29.0	30.6	28.7	30.3

The assets of funded schemes are generally held in separately administered trusts, either as specific assets or as a proportion of a general fund, or are insurance contracts. Assets are invested in different classes in order to maintain a balance between risk and return. Investments are diversified to limit the financial effect of the failure of any individual investment. The physical asset allocation strategy for three of the four UK plans remains unchanged, with 55% in return-seeking assets and 45% in liability-matching assets. The remaining plan has materially de-risked given its relative higher maturity as well as improved funding position. The asset allocation of the US plans is currently set at 55% return-seeking assets and 45% liability-matching assets.

The pension plans are exposed to risk that arises because the estimated market value of the plans’ assets might decline, the investment returns might reduce, or the estimated value of the plans’ liabilities might increase.

In line with the agreed mix of return-seeking assets to generate future returns and liability-matching assets to better match future pension obligations, the Group has defined an overall long-term investment strategy for the plans, with investments across a broad range of assets. The main market risks within the asset and hedging portfolio are against credit risk, interest rates, long-term inflation, equities, property, currency and bank counterparty risk.

The plan liabilities are a series of future cash flows with relatively long duration. On an IAS 19 basis, these cash flows are sensitive to changes in the expected long-term inflation rate and the discount rate (AA corporate bond yield curve) where an increase in long-term inflation corresponds with an increase in the liabilities, and an increase in the discount rate corresponds with a decrease in the liabilities.

The interest rate risk and credit rate risk in the US are partially hedged. The targets are based on an accounting measure of the plan liabilities.

For the UK plans, there is an interest rate and inflation hedging strategy in place. The targets are based on an economic measure of the plan liabilities. Furthermore, the plans also currently hedge a portion of their equity exposure with a staggered maturity profile.

In the UK, the defined benefit pension schemes operated for the benefit of former Glaxo Wellcome employees and former SmithKline Beecham employees remain separate. These schemes were closed to new entrants in 2001 and subsequent UK employees are entitled to join a defined contribution scheme. In addition, the Group operates a number of post-retirement healthcare schemes, the principal one of which is in the US.

The Group has applied the following financial assumptions in assessing the defined benefit liabilities:

			UK			US		Rest of World
	2018 % pa	2017 % pa	2016 % pa	2018 % pa	2017 % pa	2016 % pa	2018 % pa	2017 % pa	2016 % pa
Rate of increase of future earnings	2.00	2.00	2.00	4.00	4.00	4.00	2.70	2.80	2.70

Discount rate	2.90	2.50	2.70	4.20	3.60	3.90	1.80	1.60	1.60

Expected pension increases	3.20	3.20	3.20	n/a	n/a	n/a	2.10	2.20	2.10

Cash balance credit/conversion rate	n/a	n/a	n/a	3.20	2.90	3.20	0.40	0.30	0.30

Inflation rate	3.20	3.20	3.20	2.25	2.25	2.25	1.50	1.70	1.50

Sensitivity analysis detailing the effect of changes in assumptions is provided on page 182. The analysis provided reflects the assumption changes which have the most material impact on the results of the Group.

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Notes to the financial statements continued

28. Pensions and other post-employment benefits continued

The amounts recorded in the income statement and statement of comprehensive income for the three years ended 31 December 2018 in relation to the defined benefit pension and post-retirement healthcare schemes were as follows:

				Pensions	Post-retirement benefits
2018	UK £m	US £m	Rest of World £m	Group £m	Group £m
Amounts charged to operating profit

Current service cost	75	72	134	281	29

Past service cost/(credit)	93	1	–	94	(27)

Net interest (income)/cost	(3)	20	19	36	49

Gains from settlements	–	–	(14)	(14)	(1)

Expenses	8	7	–	15	–
	173	100	139	412	50
Remeasurement gains/(losses) recorded in the statement of comprehensive income	495	(108)	196	583	145

				Pensions	Post-retirement benefits
2017	UK £m	US £m	Rest of World £m	Group £m	Group £m
Amounts charged to operating profit

Current service cost	79	70	131	280	30

Past service cost/(credit)	37	–	–	37	(2)

Net interest cost	7	31	16	54	59

Expenses	7	12	–	19	–
	130	113	147	390	87
Remeasurement gains/(losses) recorded in the statement of comprehensive income	259	240	(14)	485	64

				Pensions	Post-retirement benefits
2016	UK £m	US £m	Rest of World £m	Group £m	Group £m
Amounts charged to operating profit

Current service cost	70	66	110	246	31

Past service cost	52	1	1	54	3

Net interest cost	9	27	20	56	56

Gains from settlements	–	–	(28)	(28)	–

Expenses	7	12	–	19	–
	138	106	103	347	90
Remeasurement losses recorded in the statement of comprehensive income	(165)	(27)	(224)	(416)	(59)
The amounts included within past service costs in the UK include a charge of £40 million in relation to the estimated impact of GMP equalisation and £43 million (2017 – £37 million; 2016 – £52 million) of augmentation costs of which £21 million is arising from major restructuring programmes (see Note 29, ‘Other provisions’).

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28. Pensions and other post-employment benefits continued

A summarised balance sheet presentation of the Group defined benefit pension schemes and other post-retirement benefits is set out in the table below:

	2018 £m	2017 £m	2016 £m
Recognised in Other non-current assets:

Pension schemes in surplus	760	538	313

Recognised in Assets held for sale:

Post-retirement benefits	(9)	–	–

Recognised in Pensions and other post-employment benefits:

Pension schemes in deficit	(1,755)	(2,043)	(2,397)

Post-retirement benefits	(1,370)	(1,496)	(1,693)
	(3,125)	(3,539)	(4,090)

In the event of a plan wind-up, GSK believes the UK pension scheme rules provide the company with the right to a refund of surplus assets following the full settlement of plan liabilities. As a result, the net surplus in the UK defined benefit pension schemes is recognised in full.

The fair values of the assets and liabilities of the UK and US defined benefit pension schemes, together with aggregated data for other defined benefit pension schemes in the Group are as follows:

At 31 December 2018		UK £m	US £m	Rest of World £m	Group £m
Equities:	– listed	3,257	1,280	518	5,055

	– unlisted	–	–	7	7

Multi-asset funds		2,997	–	–	2,997

Property:	– listed	–	–	33	33

	– unlisted	423	231	4	658

Corporate bonds:	– listed	404	783	111	1,298

	– unlisted	306	–	25	331

Government bonds:	– listed	3,835	286	795	4,916

Insurance contracts		770	–	831	1,601

Other assets		589	228	66	883
Fair value of assets		12,581	2,808	2,390	17,779

Present value of scheme obligations		(12,087)	(3,474)	(3,213)	(18,774)

Net surplus/(obligation)		494	(666)	(823)	(995)

Included in Other non-current assets		711	–	49	760

Included in Pensions and other post-employment benefits		(217)	(666)	(872)	(1,755)

		494	(666)	(823)	(995)

Actual return on plan assets		(88)	(123)	55	(156)

The multi-asset funds comprise investments in pooled investment vehicles that are invested across a range of asset classes, increasing diversification within the growth portfolio. The ‘Other assets’ category comprises cash and mark to market values of derivative positions.

In previous years, index-linked gilts held as part of a UK repo programme were included in government bonds. The related loan was included within ‘Other assets’ at a value of £(773) million at 31 December 2017 (2016 – £(1,686) million). This programme was cancelled during 2018.

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Notes to the financial statements continued

28. Pensions and other post-employment benefits continued

At 31 December 2017		UK £m	US £m	Rest of World £m	Group £m
Equities:	– listed	4,902	1,448	544	6,894

	– unlisted	–	–	13	13

Multi-asset funds		2,517	–	–	2,517

Property:	– unlisted	352	209	32	593

Corporate bonds:	– listed	297	820	103	1,220

	– unlisted	326	–	20	346

Government bonds:	– listed	5,127	239	762	6,128

Insurance contracts		849	–	707	1,556

Other assets		(1,216)	158	71	(987)
Fair value of assets		13,154	2,874	2,252	18,280

Present value of scheme obligations		(13,101)	(3,445)	(3,239)	(19,785)

Net surplus/(obligation)		53	(571)	(987)	(1,505)

Included in Other non-current assets		470	–	68	538

Included in Pensions and other post-employment benefits		(417)	(571)	(1,055)	(2,043)

		53	(571)	(987)	(1,505)

Actual return on plan assets		893	394	82	1,369

At 31 December 2016		UK £m	US £m	Rest of World £m	Group £m
Equities:	– listed	5,357	1,358	486	7,201

	– unlisted	–	–	14	14

Multi-asset funds		1,545	–	–	1,545

Property:	– unlisted	314	216	28	558

Corporate bonds:	– listed	292	213	96	601

	– unlisted	321	–	24	345

Government bonds:	– listed	6,165	815	739	7,719

Insurance contracts		856	–	637	1,493

Other assets		(2,267)	288	73	(1,906)
Fair value of assets		12,583	2,890	2,097	17,570

Present value of scheme obligations		(12,884)	(3,752)	(3,018)	(19,654)

Net obligation		(301)	(862)	(921)	(2,084)

Included in Other non-current assets		276	–	37	313

Included in Pensions and other post-employment benefits		(577)	(862)	(958)	(2,397)

		(301)	(862)	(921)	(2,084)

Actual return on plan assets		2,473	153	99	2,725

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28. Pensions and other post-employment benefits continued

				Pensions	Post-retirement benefits
Movements in fair values of assets	UK £m	US £m	Rest of World £m	Group £m	Group £m
Assets at 1 January 2016	10,284	2,501	1,750	14,535	–

Exchange adjustments	–	459	305	764	–

Interest income	385	108	37	530	–

Expenses	(7)	(12)	–	(19)	–

Settlements and curtailments	–	–	(110)	(110)	–

Remeasurement	2,088	45	62	2,195	–

Employer contributions	319	31	131	481	91

Scheme participants’ contributions	4	–	14	18	17

Benefits paid	(490)	(242)	(92)	(824)	(108)
Assets at 31 December 2016	12,583	2,890	2,097	17,570	–

Exchange adjustments	–	(244)	24	(220)	–

Interest income	333	104	33	470	–

Expenses	(7)	(12)	–	(19)	–

Settlements and curtailments	–	–	(4)	(4)	–

Remeasurement	560	290	49	899	–

Employer contributions	225	103	116	444	101

Scheme participants’ contributions	4	–	17	21	17

Benefits paid	(544)	(257)	(80)	(881)	(118)
Assets at 31 December 2017	13,154	2,874	2,252	18,280	–

Exchange adjustments	–	171	53	224	–

Interest income	323	102	29	454	–

Expenses	(8)	(7)	–	(15)	–

Settlements and curtailments	–	–	(14)	(14)	–

Remeasurement	(411)	(225)	26	(610)	–

Employer contributions	119	150	117	386	93

Scheme participants’ contributions	4	–	16	20	16

Benefits paid	(600)	(257)	(89)	(946)	(109)
Assets at 31 December 2018	12,581	2,808	2,390	17,779	–

During 2018, the Group made no special funding contributions to the UK pension schemes (2017 – £136 million; 2016 – £191 million) but £125 million (2017 – £78 million; 2016 – £nil) to the US scheme. In 2018, GSK reached a revised agreement with the trustees of the UK pension schemes to make additional contributions to eliminate the pension deficits identified within the schemes at the 31 December 2017 actuarial funding valuation. Based on these funding agreements, the additional contributions to eliminate the pension deficit are expected to be £75 million in 2019. Further payments have been agreed for the years 2020 to 2022 and these are included within Note 41, ‘Commitments’ on page 197. This funding commitment supersedes the previous agreement made in 2016. The contributions were based on a government bond yield curve approach to selecting the discount rate; the rate chosen included an allowance for expected investment returns which reflected the asset mix of the schemes.

Employer contributions for 2019, including special funding contributions, are estimated to be approximately £420 million in respect of defined benefit pension schemes and £100 million in respect of post-retirement benefits.

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Notes to the financial statements continued

28. Pensions and other post-employment benefits continued

				Pensions	Post-retirement benefits
Movements in defined benefit obligations	UK £m	US £m	Rest of World £m	Group £m	Group £m
Obligations at 1 January 2016	(10,601)	(3,134)	(2,384)	(16,119)	(1,387)

Exchange adjustments	–	(586)	(396)	(982)	(248)

Service cost	(70)	(66)	(110)	(246)	(31)

Past service cost	(52)	(1)	(1)	(54)	(3)

Interest cost	(394)	(135)	(57)	(586)	(56)

Settlements and curtailments	–	–	138	138	–

Remeasurement	(2,253)	(72)	(286)	(2,611)	(59)

Scheme participants’ contributions	(4)	–	(14)	(18)	(17)

Benefits paid	490	242	92	824	108
Obligations at 31 December 2016	(12,884)	(3,752)	(3,018)	(19,654)	(1,693)

Exchange adjustments	–	305	(45)	260	119

Service cost	(79)	(70)	(131)	(280)	(30)

Past service cost/(credit)	(37)	–	–	(37)	2

Interest cost	(340)	(135)	(49)	(524)	(59)

Settlements and curtailments	–	–	4	4	–

Remeasurement	(301)	(50)	(63)	(414)	64

Scheme participants’ contributions	(4)	–	(17)	(21)	(17)

Benefits paid	544	257	80	881	118
Obligations at 31 December 2017	(13,101)	(3,445)	(3,239)	(19,785)	(1,496)

Exchange adjustments	–	(208)	(63)	(271)	(71)

Service cost	(75)	(72)	(134)	(281)	(29)

Past service cost	(93)	(1)	–	(94)	27

Interest cost	(320)	(122)	(48)	(490)	(49)

Settlements and curtailments	–	–	28	28	1

Remeasurement	906	117	170	1,193	145

Scheme participants’ contributions	(4)	–	(16)	(20)	(16)

Benefits paid	600	257	89	946	109

Obligations at 31 December 2018	(12,087)	(3,474)	(3,213)	(18,774)	(1,379)

The defined benefit pension obligation is analysed as follows:
			2018 £m	2017 £m	2016 £m
Funded			(18,025)	(19,052)	(18,974)

Unfunded			(749)	(733)	(680)
			(18,774)	(19,785)	(19,654)

The liability for the US post-retirement healthcare scheme has been assessed using the same assumptions as for the US pension scheme, together with the assumption for future medical inflation of 6.50% (2017 – 6.75%), grading down to 5.0% in 2025 and thereafter. At 31 December 2018, the US post-retirement healthcare scheme obligation was £1,179 million (2017 – £1,254 million; 2016 – £1,463 million). Post-retirement benefits are unfunded.

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Governance and remuneration
Financial statements
Investor information

28. Pensions and other post-employment benefits continued

The movement in the net defined benefit liability is as follows:

	2018 £m	2017 £m	2016 £m
At 1 January	(1,505)	(2,084)	(1,584)

Exchange adjustments	(47)	40	(218)

Service cost	(281)	(280)	(246)

Past service cost	(94)	(37)	(54)

Interest cost	(36)	(54)	(56)

Settlements and curtailments	14	–	28

Remeasurements:

Return on plan assets, excluding amounts included in interest	(610)	899	2,195

Gain from change in demographic assumptions	131	209	85

Gain/(loss) from change in financial assumptions	1,149	(555)	(2,770)

Experience (losses)/gains	(87)	(68)	74

Employer contributions	386	444	481

Expenses	(15)	(19)	(19)
At 31 December	(995)	(1,505)	(2,084)
The remeasurements included within post-retirement benefits are detailed below:
	2018 £m	2017 £m	2016 £m
Gain from change in demographic assumptions	6	47	–

Gain/(loss) from change in financial assumptions	100	(1)	(81)

Experience gains	39	18	22
	145	64	(59)

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Notes to the financial statements continued

28. Pensions and other post-employment benefits continued

The defined benefit pension obligation analysed by membership category is as follows:

	2018 £m	2017 £m	2016 £m
Active	4,427	4,611	4,576

Retired	9,542	9,805	9,574

Deferred	4,805	5,369	5,504
	18,774	19,785	19,654

The post-retirement benefit obligation analysed by membership category is as follows:
	2018 £m	2017 £m	2016 £m
Active	499	514	594

Retired	879	981	1,099

Deferred	1	1	–
	1,379	1,496	1,693

The weighted average duration of the defined benefit obligation is as follows:
	2018 years	2017 years	2016 years
Pension benefits	15	16	16
Post-retirement benefits	11	11	12

Sensitivity analysis

The effect of changes in assumptions used on the benefit obligations and on the 2019 annual defined benefit pension and post-retirement costs are detailed below. This information has been determined by taking into account the duration of the liabilities and the overall profile of the plan memberships.

£m

A 0.25% decrease in discount rate would have the following approximate effect:

Increase in annual pension cost	28

Decrease in annual post-retirement benefits cost	(1)

Increase in pension obligation	707

Increase in post-retirement benefits obligation	34

A one-year increase in life expectancy would have the following approximate effect:

Increase in annual pension cost	21

Increase in annual post-retirement benefits cost	2

Increase in pension obligation	592

Increase in post-retirement benefits obligation	33

A 1% increase in the rate of future healthcare inflation would have the following approximate effect:

Increase in annual post-retirement benefits cost	1

Increase in post-retirement benefits obligation	38

A 0.25% increase in inflation would have the following approximate effect:

Increase in annual pension cost	18

Increase in pension obligation	447

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Investor information

29. Other provisions

	Legal and other disputes £m	Major restructuring programmes £m	Employee -related provisions £m	Other provisions £m	Total £m

At 1 January 2018	186	504	304	271	1,265

Exchange adjustments	13	17	9	5	44

Charge for the year	119	450	105	50	724

Reversed unused	(2)	(99)	(25)	(46)	(172)

Unwinding of discount	2	4	–	9	15

Utilised	(98)	(226)	(41)	(79)	(444)

Reclassifications and other movements	(1)	12	(2)	3	12

Transfer to Pension obligations	–	(21)	–	–	(21)

At 31 December 2018	219	641	350	213	1,423

To be settled within one year	156	362	145	69	732

To be settled after one year	63	279	205	144	691

At 31 December 2018	219	641	350	213	1,423

Legal and other disputes

The Group is involved in a substantial number of legal and other disputes, including notification of possible claims, as set out in Note 45 ‘Legal proceedings’. Provisions for legal and other disputes include amounts relating to product liability, anti-trust, government investigations, contract terminations, self insurance and environmental clean-up.

The charge for the year of £117 million (net of reversals and estimated insurance recoveries) primarily related to provisions for product liability cases, commercial disputes and various other government investigations.

The discount on the provisions increased by £2 million in 2018 (2017 – increased by £2 million). The discount was calculated using risk-adjusted projected cash flows and risk-free rates of return.

In respect of product liability claims related to certain products, there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. The ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations.

It is in the nature of the Group’s business that a number of these matters may be the subject of negotiation and litigation over many years. Litigation proceedings, including the various appeal procedures, often take many years to reach resolution, and out-of-court settlement discussions can also often be protracted. Indemnified disputes will recognise a provision charge and a corresponding receivable.

The Group is in potential settlement discussions in a number of the disputes for which amounts have been provided and, based on its current assessment of the progress of these disputes, estimates that £156 million of the amount provided at 31 December 2018 will be settled within one year. At 31 December 2018, it was expected that £37 million (2017 – £nil) of the provision made for legal and other disputes will be reimbursed by third parties. For a discussion of legal issues, see Note 45, ‘Legal proceedings’.

Major restructuring programmes

The Group is undertaking two major restructuring programmes: the Combined restructuring and integration programme and the 2018 major restructuring programme. The programmes are focused primarily on simplifying supply chain processes, rationalising the Group’s manufacturing network and restructuring the Pharmaceuticals commercial operations.

Provisions for staff severance payments are made when management has made a formal decision to eliminate certain positions and this has been communicated to the groups of employees affected and appropriate consultation procedures completed, where appropriate. No provision is made for staff severance payments that are made immediately.

Pension augmentations arising from staff redundancies of £21 million (2017 – £18 million) have been charged during the year and then transferred to the pension obligations provision as shown in Note 28, ‘Pensions and other post-employment benefits’. Asset write-downs have been recognised as impairments of property, plant and equipment in Note 17, ‘Property, plant and equipment’. The majority of the amounts provided are expected to be utilised in the next two years.

Employee-related provisions

Employee related provisions include obligations for certain medical benefits to disabled employees and their spouses in the US. At

31 December 2018, the provision for these benefits amounted to £87 million (2017 – £108 million). Other employee benefits reflect a variety of provisions for severance costs, jubilee awards and other long-service benefits. Given the nature of these provisions, the amounts are likely to be settled over many years.

Other provisions

Included in other provisions are insurance provisions of £7 million (2017 – £6 million), onerous property lease provisions of £6 million (2017 – £38 million) and a number of other provisions including vehicle insurance and regulatory matters.

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Notes to the financial statements continued

30. Other non-current liabilities

		2018 £m	2017 £m

Accruals		71	82

Deferred Income		19	22

Other payables		848	877

		938	981

Other payables includes acquisition accounting market value lease adjustments and a number of employee-related liabilities.

31. Net debt

	Listing exchange	2018 £m	2017 £m

Current assets:

Liquid investments		84	78

Cash and cash equivalents		3,874	3,833

Cash and cash equivalents reported in Assets held for sale		485	–

		4,443	3,911
Short-term borrowings:

Commercial paper		(630)	(529)

Bank loans and overdrafts		(290)	(236)

Obligations under finance leases		(24)	(23)

Drawn bank facility		(3,500)	–

5.650% US$ US Medium Term Note 2018	New York Stock Exchange	–	(2,037)

0.625% € European Medium Term Note 2019	London Stock Exchange	(1,349)	–

		(5,793)	(2,825)

Long-term borrowings:

0.625% € European Medium Term Note 2019	London Stock Exchange	–	(1,324)

EURIBOR +0.20% € European Medium Term Note 2020	London Stock Exchange	(677)	–

0.000% € European Medium Term Note 2020	London Stock Exchange	(1,079)	(1,060)

3.125% US$ US Medium Term Note 2021	New York Stock Exchange	(980)	–

LIBOR +0.35% US$ US Medium Term Note 2021	New York Stock Exchange	(589)	–

2.850% US$ US Medium Term Note 2022	New York Stock Exchange	(1,568)	(1,474)

2.800% US$ US Medium Term Note 2023	New York Stock Exchange	(978)	(919)

3.375% US$ US Medium Term Note 2023	New York Stock Exchange	(977)	–

1.375% € European Medium Term Note 2024	London Stock Exchange	(893)	(876)

4.000% € European Medium Term Note 2025	London Stock Exchange	(670)	(659)

3.625% US$ US Medium Term Note 2025	New York Stock Exchange	(780)	–

1.000% € European Medium Term Note 2026	London Stock Exchange	(629)	(617)

1.250% € European Medium Term Note 2026	London Stock Exchange	(897)	–

3.375% £ European Medium Term Note 2027	London Stock Exchange	(593)	(593)

3.875% US$ US Medium Term Note 2028	New York Stock Exchange	(1,372)	–

1.375% € European Medium Term Note 2029	London Stock Exchange	(447)	(439)

1.750% € European Medium Term Note 2030	London Stock Exchange	(673)	–

5.250% £ European Medium Term Note 2033	London Stock Exchange	(982)	(986)

5.375% US$ US Medium Term Note 2034	New York Stock Exchange	(390)	(368)

6.375% US$ US Medium Term Note 2038	New York Stock Exchange	(2,143)	(2,021)

6.375% £ European Medium Term Note 2039	London Stock Exchange	(694)	(695)

5.250% £ European Medium Term Note 2042	London Stock Exchange	(986)	(989)

4.200% US$ US Medium Term Note 2043	New York Stock Exchange	(386)	(363)

4.250% £ European Medium Term Note 2045	London Stock Exchange	(788)	(789)

Obligations under finance leases		(44)	(43)

Other long-term borrowings		(56)	(49)

		(20,271)	(14,264)

Net debt		(21,621)	(13,178)

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31. Net debt continued

Current assets

Liquid investments are classified as financial assets at amortised cost (previously available-for-sale investments in prior years). At 31 December 2018, they included US Treasury Notes and other government bonds. The effective interest rate on liquid investments at 31 December 2018 was approximately 1.0% (2017 – approximately 1.0%). Liquid investment balances at 31 December 2018 earning interest at floating rates amount to £84 million (2017 – £78 million). Liquid investment balances at 31 December 2018 earning interest at fixed rates amount to £nil (2017 – £nil).

The effective interest rate on cash and cash equivalents at 31 December 2018 was approximately 1.9% (2017 – approximately 1.3%). Cash and cash equivalents at 31 December 2018 earning interest at floating and fixed rates amount to £4,094 million and £2 million respectively (2017 – £3,832 million and £1 million) and non-interest bearing holdings amount to £263 million.

GSK’s policy regarding the credit quality of cash and cash equivalents is referred to in Note 42, ‘Financial instruments and related disclosures’.

Short-term borrowings

GSK has a $10 billion (£7.9 billion) US commercial paper programme, of which $0.8 billion (£0.6 billion) was in issue at 31 December 2018 (2017 – $0.7 billion (£0.5 billion)). GSK has a £1.9 billion five-year committed facility and $2.5 billion (£2.0 billion) under a 364 day committed facility. The five-year committed facility was agreed in September 2015 and extended by one year to 2021 in September 2016. The 364 day committed facility was agreed in September 2018. Additional bank facilities were agreed in 2018 to support transactions and two remained active at 31 December 2018. In June 2018, £3.5 billion was drawn to support the acquisition from Novartis of the remaining stake in the Consumer Healthcare Joint Venture. In addition, a $5.0 billion bank facility was agreed in December 2018 to support the acquisition of Tesaro and was undrawn at 31 December 2018. Liquid investments, cash and cash equivalents were as shown in the table on page 184.

The weighted average interest rate on commercial paper borrowings at 31 December 2018 was 2.5% (2017 – 1.5%).

The weighted average interest rate on current bank loans and overdrafts at 31 December 2018 was 12.0% (2017 – 4.7%). At 31 December 2018, short-term loan rates of 60% in Argentina had a disproportionate effect on the weighted average interest rate. Excluding this impact the weighted average interest rate on current bank loans and overdrafts stands at 4.4%.

The average effective pre-swap interest rate of notes classified as short term at 31 December 2018 was 0.8% (2017 – 5.9%). The material decrease in the rate largely reflects the maturity of a 5.65% coupon note in May 2018 and the upcoming maturity of a 0.625% coupon note in December 2019.

Long-term borrowings

At the year-end, GSK had long-term borrowings of £20.3 billion (2017 – £14.3 billion), of which £13.3 billion (2017 – £10.3 billion) falls due in more than five years. The average effective pre-swap interest rate of all notes in issue at 31 December 2018 was approximately 4.4% (2017 – approximately 3.6%).

Long-term borrowings repayable after five years carry interest at effective rates between 1.1% and 6.4%, with repayment dates ranging from 2024 to 2045.

Pledged assets

The Group held pledged investments in US Treasury Notes with a par value of $50 million (£39 million), (2017 – $105 million (£78 million)) as security against irrevocable letters of credit issued on the Group’s behalf in respect of the Group’s self-insurance activity. Provisions in respect of self-insurance are included within the provisions for legal and other disputes discussed in Note 29, ‘Other provisions’. In addition, in 2017, £20 million of assets included in Note 22, ‘Other non-current assets’, which do not form part of Net debt, were pledged as collateral against future rental payments under operating lease arrangements which were previously entered into by Human Genome Sciences, Inc. prior to its acquisition by the Group, and terminated in 2018.

Finance lease obligations

	2018 £m	2017 £m
Rental payments due within one year	29	25

Rental payments due between one and two years	20	29

Rental payments due between two and three years	13	9

Rental payments due between three and four years	7	3

Rental payments due between four and five years	4	2

Rental payments due after five years	11	10

Total future rental payments	84	78

Future finance charges	(16)	(12)

Total finance lease obligations	68	66

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Notes to the financial statements continued

32. Contingent liabilities

At 31 December 2018, contingent liabilities, comprising guarantees, discounted bills and other items arising in the normal course of business, amounted to £93 million (2017 – £434 million). At 31 December 2018, £nil (2017 – £2 million) of financial assets were pledged as collateral for contingent liabilities. Provision is made for the outcome of tax, legal and other disputes where it is both probable that the Group will suffer an outflow of funds and it is possible to make a reliable estimate of that outflow. At 31 December 2018, other than for those disputes where provision has been made, it was not possible to make a reliable estimate of the potential outflow of funds that might be required to settle disputes where the possibility of there being an outflow was more than remote. Descriptions of the significant legal and other disputes to which the Group is a party are set out in Note 45, ‘Legal proceedings’.

33. Share capital and share premium account

	Ordinary Shares of 25p each		Share premium
	Number	£m	£m
Share capital authorised

At 31 December 2016	10,000,000,000	2,500

At 31 December 2017	10,000,000,000	2,500

At 31 December 2018	10,000,000,000	2,500
Share capital issued and fully paid

At 1 January 2016	5,361,307,647	1,340	2,831

Issued under employee share schemes	7,008,415	2	87

Ordinary shares acquired by ESOP Trusts	–	–	36
At 31 December 2016	5,368,316,062	1,342	2,954

Issued under employee share schemes	4,237,758	1	55

Ordinary shares acquired by ESOP Trusts	–	–	10
At 31 December 2017	5,372,553,820	1,343	3,019

Issued under employee share schemes	6,513,804	2	72
At 31 December 2018	5,379,067,624	1,345	3,091

	31 December 2018 000	31 December 2017 000
Number of shares issuable under employee share schemes	56,723		38,647
Number of unissued shares not under option	4,564,209		4,588,799

At 31 December 2018, of the issued share capital, 41,530,909 shares were held in the ESOP Trusts, 414,605,950 shares were held as Treasury shares and 4,922,930,765 shares were in free issue. All issued shares are fully paid. The nominal, carrying and market values of the shares held in the ESOP Trusts are disclosed in Note 43, ‘Employee share schemes’.

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Investor information

34. Movements in equity

Retained losses and other reserves amounted to £76 million at 31 December 2018 (2017 – £4,430 million loss; 2016 – £3,172 million loss) of which £337 million (2017 – £334 million; 2016 – £329 million) relates to joint ventures and associated undertakings. The cumulative translation exchange in equity is as follows:

	Net translation exchange included in:
	Retained earnings £m	Fair value reserve £m	Non- controlling interests £m	Total translation exchange £m
At 1 January 2016	(761)	10	(109)	(860)

Exchange movements on overseas net assets	633	13	603	1,249
At 31 December 2016	(128)	23	494	389

Exchange movements on overseas net assets	462	–	(149)	313

Reclassification of exchange on liquidation or disposal of overseas subsidiaries	109	–	–	109
At 31 December 2017	443	23	345	811

Exchange movements on overseas net assets	(458)	(22)	(1)	(481)
At 31 December 2018	(15)	1	344	330
The analysis of other comprehensive income by equity category is as follows:
2018	Retained earnings £m	Other reserves £m	Non- controlling interests £m	Total £m
Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges	(458)	(22)	–	(480)

Fair value movements on cash flow hedges	–	140	–	140

Reclassification of cash flow hedges on income and expense	–	(175)	–	(175)

Deferred tax on fair value movements on cash flow hedges	–	(22)	–	(22)

Deferred tax reversed on reclassification of cash flow hedges	–	20	–	20

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests	–	–	(1)	(1)

Fair value movements on equity investments	–	180	–	180

Deferred tax on fair value movements on equity investments	–	10	–	10

Remeasurement gains on defined benefit plans	728	–	–	728

Tax on remeasurement gains in defined benefit plans	(146)	–	–	(146)
Other comprehensive income/(expense) for the year	124	131	(1)	254

2017	Retained earnings £m	Other reserves £m	Non- controlling interests £m	Total £m
Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges	462	–	–	462

Reclassification of exchange on liquidation or disposal of overseas subsidiaries	109	–	–	109

Fair value movements on available-for-sale investments	–	(14)	–	(14)

Reclassification of fair value movements on available-for-sale investments	–	(42)	–	(42)

Deferred tax on fair value movements on available-for-sale investments	–	47	–	47

Deferred tax reversed on reclassification of available-for-sale investments	–	(18)	–	(18)

Fair value movements on cash flow hedges	–	(10)	–	(10)

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests	–	–	(149)	(149)

Remeasurement gains on defined benefit plans	549	–	–	549

Tax on remeasurement gains in defined benefit plans	(221)	–	–	(221)
Other comprehensive income/(expense) for the year	899	(37)	(149)	713

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Notes to the financial statements continued

34. Movements in equity continued

2016		Retained earnings £m	Other reserves £m	Non- controlling interests £m	Total £m
Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges		633	13	–	646

Fair value movements on available-for-sale investments		–	251	–	251

Reclassification of fair value movements on available-for-sale investments		–	(245)	–	(245)

Deferred tax reversed on reclassification of available-for-sale investments		–	51	–	51

Reclassification of cash flow hedges to income statement		–	1	–	1

Fair value movements on cash flow hedges		–	2	–	2

Deferred tax on fair value movements on cash flow hedges		–	2	–	2

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests		–	–	603	603

Remeasurement losses on defined benefit plans		(475)	–	–	(475)

Tax on remeasurement losses in defined benefit plans		126	–	–	126
Other comprehensive income for the year		284	75	603	962

The analysis of other reserves is as follows:
	ESOP Trust shares £m	Fair value reserve £m	Cash flow hedge reserve £m	Other reserves £m	Total £m
At 1 January 2016	(75)	295	(9)	2,129	2,340

Exchange adjustments	(16)	–	–	–	(16)

Transferred to income and expense in the year on disposals	–	(268)	–	–	(268)

Transferred to income and expense in the year on impairments	–	23	–	–	23

Net fair value movement in the year	–	330	6	–	336

Ordinary shares acquired by ESOP Trusts	(576)	–	–	–	(576)

Write-down of shares held by ESOP Trusts	381	–	–	–	381
At 31 December 2016	(286)	380	(3)	2,129	2,220

Exchange adjustments	22	–	–	–	22

Transferred to income and expense in the year on disposals	–	(42)	–	–	(42)

Net fair value movement in the year	–	(9)	(8)	–	(17)

Ordinary shares acquired by ESOP Trusts	(656)	–	–	–	(656)

Write-down of shares held by ESOP Trusts	520	–	–	–	520
At 31 December 2017	(400)	329	(11)	2,129	2,047

Implementation of IFRS 9	–	(288)	–	–	(288)
At 31 December, as adjusted	(400)	41	(11)	2,129	1,759

Exchange adjustments	(26)	–	–	–	(26)

Transferred to Retained earnings in the year on disposal of equity investments	–	(94)	–	–	(94)

Net fair value movement in the year	–	193	(36)	–	157

Write-down of shares held by ESOP Trusts	265	–	–	–	265
At 31 December 2018	(161)	140	(47)	2,129	2,061

Other reserves include various non-distributable merger and pre-merger reserves amounting to £1,849 million at 31 December 2018 (2017 – £1,849 million; 2016 – £1,849 million). Other reserves also include the capital redemption reserve created as a result of the share buy-back programme amounting to £280 million at 31 December 2018 (2017 – £280 million; 2016 – £280 million).

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Investor information

35. Related party transactions

At 31 December 2018, GSK owned 32 million shares or 31.7% of Innoviva Inc. which is a biopharmaceutical company listed on NASDAQ. GSK began recognising Innoviva as an associate on 1 September 2015. The royalties due from GSK to Innoviva in the year were £209 million (2017 – £173 million). At 31 December 2018, the balance payable by GSK to Innoviva was £64 million (2017 – £53 million).

At 31 December 2018, GSK held a 50% interest in Japan Vaccine Co. Ltd (JVC) through its subsidiary GlaxoSmithKline K.K. This joint venture with Daiichi Sankyo Co., Ltd is primarily responsible for the development and marketing of certain prophylactic vaccines in Japan. During 2018, GSK sold £43 million (2017 – £41 million) of its vaccine products into the joint venture. At 31 December 2018, the trading balance due to GSK from JVC was £15 million (2017 – £11 million) and the balance payable by GSK to JVC was £nil (2017 – £nil).

Loans of £5 million to Medicxi Ventures I LP and £6 million to Index Ventures Life VI (Jersey) LP remained due to GSK at 31 December 2018. In 2018, GSK increased the equity investment in the Kurma Biofund II, FCPR by £3 million, Apollo Therapeutics LLP by £2 million and Longwood Founders Fund LP by £0.2 million, and reduced a liability with Qura Therapeutics LLC by £3 million. As at 31 December 2018, the outstanding liability to Qura was £4 million.

The aggregate compensation of the Directors and CET is given in Note 9, ‘Employee costs’.

36. Adjustments reconciling profit after tax to operating cash flows

	2018 £m	2017 £m	2016 £m
Profit after tax	4,046	2,169	1,062

Tax on profits	754	1,356	877

Share of after tax profits of associates and joint ventures	(31)	(13)	(5)

Finance expense net of finance income	717	669	664

Depreciation	954	988	978

Amortisation of intangible assets	902	934	796

Impairment and assets written off	350	1,061	226

Profit on sale of businesses	(63)	(157)	(5)

Profit on sale of intangible assets	(201)	(46)	(178)

Profit on sale of investments in associates	(3)	(94)	–

Profit on sale of equity investments	(4)	(37)	(254)

Gain on Consumer Healthcare Joint Venture put hedging	(513)	–	–

Business acquisition costs	47	–	–

Changes in working capital:

Decrease/(increase) in inventories	51	(461)	70

Increase in trade receivables	(429)	(287)	(188)

Increase in trade payables	131	11	96

Decrease in other receivables	18	74	381

Contingent consideration paid (see Note •)	(984)	(594)	(358)

Other non-cash increase in contingent consideration liabilities	1,250	961	2,281

Increase in other payables	2,362	1,741	1,989

Increase/(decrease) in pension and other provisions	102	(255)	(621)

Share-based incentive plans	360	333	319

Fair value adjustments	(7)	–	(3)

Other	(62)	(95)	(21)
	5,701	6,089	7,044

Cash generated from operations	9,747	8,258	8,106

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Notes to the financial statements continued

37. Reconciliation of net cash flow to movement in net debt

	2018 £m	2017 £m	2016 £m
Net debt at beginning of year	(13,178)	(13,804)	(10,727)

Increase/(decrease) in cash and bank overdrafts	479	(905)	(1,164)

Decrease in liquid investments	–	(4)	–

Net increase in long-term loans	(10,138)	(2,233)	–

Repayment of short-term Notes	2,067	2,636	865

(Increase in)/repayment of other short-term loans	(81)	564	(1,013)

Net repayment of obligations under finance leases	28	23	18

Exchange adjustments	(776)	585	(1,781)

Other non-cash movements	(22)	(40)	(2)
Movement in net debt	(8,443)	626	(3,077)

Net debt at end of year	(21,621)	(13,178)	(13,804)

Analysis of changes in net debt	At 1 January 2018 £m	Exchange £m	Other £m	Profit and loss £m	Reclass- ifications £m	Cash flow £m	At 31 December 2018 £m
Liquid investments	78	5	1	–	–	–	84

Cash and cash equivalents	3,833	4	–	–	(485)	522	3,874

Cash and cash equivalents – AHFS	–				485		485

Overdrafts	(233)	4	–	–	–	(43)	(272)
	3,600	8	–	–	–	479	4,087
Debt due within one year:

Commercial paper	(529)	(36)	–	–	–	(65)	(630)

European/US Medium Term Notes and bank facilities	(2,037)	(55)	–	–	(4,824)	2,067	(4,849)

Other	(26)	(1)	(11)	–	(16)	12	(42)
	(2,592)	(92)	(11)	–	(4,840)	2,014	(5,521)
Debt due after one year:

European/US Medium Term Notes and bank facilities	(14,221)	(696)	–	4	4,824	(10,138)	(20,227)

Other	(43)	(1)	(16)	–	16	–	(44)
	(14,264)	(697)	(16)	4	4,840	(10,138)	(20,271)

Net debt	(13,178)	(776)	(26)	4	–	(7,645)	(21,621)

Analysis of changes in liabilities from financing activities
Debt due within one year	(2,592)	(92)	(11)	–	(4,840)	2,014	(5,521)

Debt due after one year	(14,264)	(697)	(16)	4	4,840	(10,138)	(20,271)

Hedge of borrowings:

Derivative financial instruments	2	1	130	(10)	–	6	129

Other financing items	–	(19)	–	–	–	19	–

Interest payable	(203)	(2)	2	(802)	–	766	(239)
Total liabilities from financing activities	(17,057)	(809)	105	(808)	–	(7,333)	(25,902)

For further information on significant changes in net debt see Note 31, ‘Net debt’.

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Financial statements
Investor information

38. Acquisitions and disposals

Details of the acquisition and disposal of significant subsidiaries and associates, joint ventures and other businesses are given below:

2018

Business acquisitions

There were no business acquisitions during 2018.

Business disposals

GSK made a number of small business disposals during the year for a net cash consideration of £2 million.

Cash flows

	Business disposals £m	Associates and joint venture investments £m	Associates and joint venture disposals £m
Cash consideration	2	(10)	3

Net deferred consideration received	24	–	–

Cash and cash equivalents divested	–	–	–
Cash inflow	26	(10)	3

Transactions signed but not yet completed

In December 2018, GSK agreed to divest Horlicks and other Consumer Healthcare nutrition brands to Unilever plc and to merge GSK Consumer Healthcare Limited with Hindustan Unilever Limited for a total consideration valued at approximately £3.1 billion. GSK Consumer Healthcare Limited is a public company listed on the National Stock Exchange (NSE) and Bombay Stock Exchange (BSE) in India, in which GSK holds a 72.5% stake. Hindustan Unilever Limited is a public company listed on the NSE and BSE. Following the merger, GSK will own approximately 5.7% of Hindustan Unilever Limited. The transaction is expected to complete by the end of 2019, subject to the fulfilment of certain conditions including the approval of the merger by the shareholders of GSK Consumer Healthcare Limited and Hindustan Unilever Limited.

The Group has entered into forward foreign exchange contracts which have been designated as a cash flow hedge of part of the foreign exchange exposure arising on the transaction. In addition, the exposure to share price movements in the forward purchase of shares in Hindustan Unilever Limited has been recognised as an embedded derivative. The embedded derivative was in an asset position and had a fair value of £100 million at 31 December 2018.

In December 2018, GSK agreed to acquire 100% of Tesaro, Inc., an oncology-focused biopharmaceutical company, for $5.1 billion

(£4.0 billion) in cash. This transaction completed on 22nd January 2019. The exercise to determine the acquisition fair values of assets and liabilities is not yet complete. Initial transaction costs were recognised in December 2018.

In December 2018, GSK agreed to form a new Consumer Healthcare Joint Venture by acquiring Pfizer’s consumer health business in an all-share transaction. Pfizer will hold 32% of the combined business which will be controlled by GSK. The new Consumer Healthcare Joint Venture is expected to be formed in the second half of 2019, subject to approvals. Initial transaction costs were recognised in December 2018.

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Notes to the financial statements continued

38. Acquisitions and disposals continued

2017

Business acquisitions

There were no business acquisitions during 2017.

Business disposals

GSK made a number of small business disposals during the year for a net cash consideration of £342 million, including contingent consideration receivable of £86 million. The profit on disposal was determined as follows:

Total £m
Consideration including currency forwards and purchase adjustments	342
Net assets sold:
Goodwill	(16)
Intangible assets	(21)
Property, plant and equipment	(18)
Inventory	(11)
Cash and cash equivalents	(6)
Other net assets	(5)
(77)
Transaction costs	(8)
Reclassification of exchange from other comprehensive income	(100)
Profit on disposal	157

Investment in associates and joint ventures

During the year, GSK made cash investments of £15 million into associates and joint ventures. In addition, GSK sold its holdings in two associates for £198 million in cash.

Total £m
Cash consideration	198
Net book value of shares	(92)
Reclassification of exchange from other comprehensive income	(7)
Transaction costs	(5)
Profit on disposal	94

Cash flows

	Business disposals £m	Associates and joint venture investments £m	Associates and joint venture disposals £m
Cash consideration	256	(15)	198
Net deferred consideration received	39	–	–
Cash and cash equivalents divested	(6)	–	–
Transaction costs paid	(7)	–	(2)
Cash inflow	282	(15)	196

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Investor information

38. Acquisitions and disposals continued

2016

Business acquisitions

GSK completed two small business acquisitions during 2016.

Cash consideration of £24 million was paid in the year to acquire the HIV R&D preclinical and discovery stage portfolio from Bristol Myers Squibb. Further consideration, contingent on commercial milestones and future sales performance, may be due, and an initial estimate of £40 million was recognised for this contingent consideration. Intangible assets acquired were valued at £57 million and goodwill of £7 million was recognised.

GSK formed Galvani Bioelectronics Limited during the year and acquired intangible assets of £45 million and cash and cash equivalents of £41 million from Verily Life Sciences LLC in return for a 45% shareholding in Galvani Bioelectronics. The fair value of this shareholding was £47 million, and GSK also recognised a credit of £39 million in non-controlling interests representing Verily’s share of the net assets it contributed.

Business disposals

GSK also made a number of small business disposals in the year for net cash consideration of £72 million. In addition, deferred consideration receivable of £43 million was recognised.

Cash flows

	Business acquisitions £m	Business disposals £m
Cash consideration (paid)/received after purchase adjustments	(24)	72
Cash and cash equivalents acquired	41	–
Cash inflow	17	72

In addition, GSK made cash investments of £11 million into associates and joint ventures.

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Notes to the financial statements continued

39. Contingent consideration liabilities

The consideration for certain acquisitions includes amounts contingent on future events such as development milestones or sales performance. The Group has provided for the fair value of this contingent consideration as follows:

	Shionogi- ViiV Healthcare £m	Novartis Vaccines £m	Other £m	Total £m
At 1 January 2016	3,409	405	41	3,855

Additions through business combinations	154	–	40	194

Remeasurement through income statement	2,162	152	(33)	2,281

Cash payments: operating cash flows	(351)	(5)	(2)	(358)

Cash payments: investing activities	(66)	(7)	–	(73)

Other movements	(4)	–	1	(3)
At 31 December 2016	5,304	545	47	5,896

Remeasurement through income statement	909	53	(1)	961

Cash payments: operating cash flows	(587)	(7)	–	(594)

Cash payments: investing activities	(84)	(7)	–	(91)
At 31 December 2017	5,542	584	46	6,172

Remeasurement through income statement	1,188	56	7	1,251

Cash payments: operating cash flows	(703)	(281)	–	(984)

Cash payments: investing activities	(90)	(63)	–	(153)
At 31 December 2018	5,937	296	53	6,286

Of the contingent consideration payable at 31 December 2018, £837 million (2017 – £1,076 million) is expected to be paid within one year. The contingent consideration payable in respect of the Novartis Vaccines business included a sales milestone of $450 million which was settled in January 2018.

The consideration payable for the acquisition of the Shionogi-ViiV Healthcare joint venture and the Novartis Vaccines business is expected to be paid over a number of years. As a result, the total estimated liabilities are discounted to their present values, shown above. The Shionogi-ViiV Healthcare contingent consideration liability is discounted at 8.5% and the Novartis Vaccines contingent consideration liability is discounted partly at 8% and partly at 9%.

The Shionogi-ViiV Healthcare and Novartis Vaccines contingent consideration liabilities are calculated principally based on the forecast sales performance of specified products over the lives of those products.

The table below shows on an indicative basis the income statement and balance sheet sensitivity to reasonably possible changes in key inputs to the valuations of the contingent consideration liabilities.

Increase/(decrease) in financial liability and loss/(gain) in Income statement	Shionogi- ViiV Healthcare £m	Novartis Vaccines £m
10% increase in sales forecasts	569	62

10% decrease in sales forecasts	(569)	(62)

1% increase in discount rate	(238)	(22)

1% decrease in discount rate	256	26

5% increase in probability of milestone success		7

5% decrease in probability of milestone success		(7)

10 cent appreciation of US Dollar	367	(13)

10 cent depreciation of US Dollar	(313)	11

10 cent appreciation of Euro	114	29

10 cent depreciation of Euro	(95)	(25)

An explanation of the accounting for ViiV Healthcare is set out on page 41.

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Investor information

40. Non-controlling interests

ViiV Healthcare

The ViiV Healthcare subgroup has a material non-controlling interest. Summarised financial information in respect of the ViiV Healthcare group is as follows:

	2018 £m	2017 £m	2016 £m
Turnover	4,665	4,269	3,527

Profit/(loss) after taxation	560	825	(1,249)

Other comprehensive income	19	20	36
Total comprehensive income/(expense)	579	845	(1,213)

	2018 £m	2017 £m
Non-current assets	2,787	2,736

Current assets	2,643	2,533
Total assets	5,430	5,269

Current liabilities	(2,638)	(2,409)

Non-current liabilities	(8,895)	(8,011)
Total liabilities	(11,533)	(10,420)
Net liabilities	(6,103)	(5,151)

	2018 £m	2017 £m	2016 £m
Net cash inflow from operating activities	2,212	2,132	1,750

Net cash outflow from investing activities	(237)	(207)	(326)

Net cash outflow from financing activities	(1,982)	(1,820)	(1,023)
(Decrease)/increase in cash and bank overdrafts in the year	(7)	105	401

The above financial information relates to the ViiV Healthcare group on a stand-alone basis, before the impact of Group-related adjustments, primarily related to the recognition of preferential dividends. The profit after taxation of £560 million (2017 – profit after taxation of £825 million; 2016 – loss after taxation of £1,249 million) is stated after charging preferential dividends payable to GSK, Shionogi and Pfizer and after a charge of £1,194 million (2017 – £909 million; 2016 – £2,186 million) for remeasurement of the contingent consideration payable for the acquisition of the former Shionogi-ViiV Healthcare joint venture. This consideration is expected to be paid over a number of years.

The following amounts attributable to the ViiV Healthcare group are included in GSK’s Consolidated statement of comprehensive income, Consolidated statement of changes in equity and Consolidated balance sheet:

	2018 £m	2017 £m	2016 £m
Total comprehensive income/(expense) for the year attributable to non-controlling interests	254	187	(83)

Dividends paid to non-controlling interests	332	316	152

Non-controlling interests in the Consolidated balance sheet	(543)	(476)

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Notes to the financial statements continued

40. Non-controlling interests continued

Consumer Healthcare Joint Venture

During 2018, the Group acquired Novartis’ interest in the Consumer Healthcare Joint Venture to obtain 100% ownership. The acquisition became unconditional on 3 May 2018 and completed on 1 June 2018. Summarised financial information in respect of the Consumer Healthcare Joint Venture is as follows:

	Period ended 3 May 2018 £m	2017 £m	2016 £m
Turnover	2,306	7,003	6,530

Profit after taxation	7	1,211	660

Other comprehensive (expense)/income	(79)	(387)	1,640
Total comprehensive (expense)/income	(72)	824	2,300

		2017 £m
Non-current assets		12,771

Current assets		3,282
Total assets		16,053

Current liabilities		(2,675)

Non-current liabilities		(1,537)
Total liabilities		(4,212)
Net assets		11,841

	Period ended 3 May 2018 £m	2017 £m	2016 £m
Net cash inflow from operating activities	65	883	1,496

Net cash inflow/(outflow) from investing activities	442	270	(537)

Net cash outflow from financing activities	(504)	(1,194)	(980)
Increase/(decrease) in cash and bank overdrafts in the year	3	(41)	(21)

The above financial information relates to the Consumer Healthcare Joint Venture on a stand-alone basis, before the impact of Group-related adjustments but after major restructuring charges.

The following amounts attributable to the Consumer Healthcare Joint Venture are included in GSK’s Consolidated statement of comprehensive income, Consolidated statement of changes in equity and Consolidated balance sheet:

	2018 £m	2017 £m	2016 £m
Total comprehensive income for the year attributable to non-controlling interests	111	296	730

Dividends paid to non-controlling interests	183	420	346

Non-controlling interests in the Consolidated balance sheet	–	3,631

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41. Commitments

Contractual obligations and commitments	2018 £m	2017 £m
Contracted for but not provided in the financial statements:

Intangible assets	4,762	5,254

Property, plant and equipment	665	584

Investments	82	107

Purchase commitments	561	346

Pensions	238	738

Other commitments	–	38

Interest on loans	9,418	8,510

Finance lease charges	16	12
	15,742	15,589

The commitments related to intangible assets include milestone payments, which are dependent on successful clinical development or on meeting specified sales targets, and which represent the maximum that would be paid if all milestones, however unlikely, are achieved. The amounts are not risk-adjusted or discounted. The decrease in intangible commitments in 2018 is mainly attributable to the reduction in commitments to third parties such as Nkarta, Inc.

In 2018, GSK reached an agreement with the trustees of the UK pension schemes to make additional contributions to eliminate the pension deficit identified at the 31 December 2017 actuarial funding valuation. A payment of £75 million is due in both 2019 and 2020 and a payment of £44 million is due in both 2021 and 2022. The table above includes this commitment, but excludes the normal ongoing annual funding requirement in the UK of approximately £140 million.

The Group also has other commitments which principally relate to revenue payments to be made under licences and other alliances.

Commitments in respect of future interest payable on loans are disclosed before taking into account the effect of interest rate swaps.

Commitments under non-cancellable operating leases are disclosed below. £161 million (2017 – £117 million) is provided against these commitments on the Group’s balance sheet.

Commitments under non-cancellable operating leases	2018 £m	2017 £m
Rental payments due within one year	223	186

Rental payments due between one and two years	173	149

Rental payments due between two and three years	143	122

Rental payments due between three and four years	123	107

Rental payments due between four and five years	105	94

Rental payments due after five years	371	387
Total commitments under non-cancellable operating leases	1,138	1,045

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Notes to the financial statements continued

42. Financial instruments and related disclosures

The objective of our Treasury activity is to minimise the post-tax net cost of financial operations and reduce its volatility to benefit earnings and cash flows. GSK uses a variety of financial instruments to finance its operations and derivative financial instruments to manage market risks from these operations. Derivatives principally comprise of foreign exchange forward contracts and swaps which are used to swap borrowings and liquid assets into currencies required for Group purposes as well as interest rate swaps which are used to manage exposure to financial risks from changes in interest rates. These financial instruments reduce the uncertainty of foreign currency transactions and interest payments.

Derivatives are used exclusively for hedging purposes in relation to underlying business activities and not as trading or speculative instruments.

Capital management

GSK’s financial strategy supports the Group’s strategic priorities and is regularly reviewed by the Board. GSK manages the capital structure of the Group through an appropriate mix of debt and equity.

The capital structure of the Group consists of net debt of £21.6 billion (see Note 31, ‘Net debt’) and total equity, including items related to non-controlling interests, of £3.7 billion (see ‘Consolidated statement of changes in equity’ on page 142). Total capital, including that provided by non-controlling interests, is £25.3 billion.

The Group continues to manage its financial policies to a credit profile that particularly targets short-term credit ratings of A-1 and P-1 while maintaining single A long-term ratings consistent with those targets. The Group’s long-term credit rating with Standard and Poor’s is A+ (negative outlook) and with Moody’s Investor Services (‘Moody’s’) it is A2 (negative outlook). The Group’s short-term credit ratings are A-1 and P-1 with Standard and Poor’s and Moody’s respectively.

Liquidity risk management

GSK’s policy is to borrow centrally in order to meet anticipated funding requirements. The strategy is to diversify liquidity sources using a range of facilities and to maintain broad access to financial markets.

At 31 December 2018, GSK had £5.8 billion of borrowings repayable within one year and held £4.5 billion of cash and cash equivalents and liquid investments of which £2.9 billion was held centrally. GSK has access to short-term finance under a $10.0 billion (£7.9 billion) US commercial paper programme; $0.8 billion (£0.6 billion) was in issue at 31 December 2018 (2017 – $0.7 billion). GSK has a £1.9 billion five-year committed facility and a $2.5 billion (£2.0 billion) 364-day committed facility. The five-year committed facility was agreed in September 2015 and was extended by one year to 2021 in September 2016. The 364-day committed facility was agreed in September 2018. These facilities were undrawn at 31 December 2018. GSK considers this level of committed facilities to be adequate, given current liquidity requirements.

Additional bank facilities were agreed in 2018 to support transactions and two remain active at 31 December 2018. In June 2018, £3.5 billion was drawn to support the acquisition from Novartis of the remaining stake in the Consumer Healthcare Joint Venture. This facility, which is due to mature in December 2019 includes one extension option through to June 2020.

In addition a $5.0 billion bank facility was agreed in December 2018 to support the acquisition of Tesaro and was undrawn at 31 December 2018. This 12-month facility includes two six-month extension options.

GSK has a £20.0 billion European Medium Term Note programme and at 31 December 2018, £11.4 billion of notes were in issue under this programme. The Group also had $12.9 billion (£10.2 billion) of notes in issue at 31 December 2018 under a US shelf registration. GSK’s borrowings mature at dates between 2019 and 2045.

The put option owned by Pfizer in ViiV Healthcare is exercisable. In reviewing liquidity requirements GSK considers that sufficient financing options are available should the put option be exercised.

Market risk

Interest rate risk management

The objective of GSK’s Treasury activity is to minimise the effective net interest cost and to balance the mix of debt at fixed and floating rates over time.

The Group’s main interest rate risk arises from borrowings and investments with floating rates and refinancing of maturing fixed rate debt where any changes in interest rates will affect future cash flows or the fair values of financial instruments. The policy on interest rate risk management limits the net amount of floating rate debt to a specific cap, reviewed and agreed no less than annually by the Board.

The majority of debt is issued at fixed interest rates and changes in the floating rates of interest do not significantly affect the Group’s net interest charge. This includes some borrowings for which interest rate swaps are in place which removes the impact of the associated periodic repricing. Short-term borrowings including bank facilities are exposed to the risk of future changes in market interest rate as are the majority of cash and liquid investments.

Foreign exchange risk management

Foreign currency transaction exposures arising on external trade flows are not normally hedged. Foreign currency transaction exposures arising on internal trade flows are selectively hedged. The Group’s objective is to minimise the exposure of overseas operating subsidiaries to transaction risk by matching local currency income with local currency costs where possible. GSK’s internal trading transactions are matched centrally and inter-company payment terms are managed to reduce foreign currency risk. Foreign currency cash flows can be hedged selectively including hedges of the foreign exchange risk arising from acquisitions and disposals of assets. Where possible, GSK manages the cash surpluses or borrowing requirements of subsidiary companies centrally using forward contracts to hedge future repayments back into the originating currency.

In order to reduce foreign currency translation exposure, the Group seeks to denominate borrowings in the currencies of our principal assets and cash flows. These are primarily denominated in US Dollars, Euros and Sterling. Borrowings can be swapped into other currencies as required.

Borrowings denominated in, or swapped into, foreign currencies that match investments in overseas Group assets may be treated as a hedge against the relevant assets. Forward contracts in major currencies are also used to reduce exposure to the Group’s investment in overseas assets (see ‘Net investment hedges’ section of this note for further details).

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Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group and arises on cash and cash equivalents, favourable derivative financial instruments held with banks and financial institutions as well as credit exposures to wholesale and retail customers, including outstanding receivables.

The Group considers its maximum credit risk at 31 December 2018 to be £11,080 million (31 December 2017 – £9,988 million) which is the total of the Group’s financial assets with the exception of ’Other investments’ (comprising equity investments) which bear equity risk rather than credit risk. See page 201 for details on the Group’s total financial assets. At 31 December 2018, GSK’s greatest concentration of credit risk was £0.7 billion with Citibank (A+/A1) (2017 – £0.5 billion with Citibank (A/A1) and £0.5 billion with one US wholesaler (BBB+/Baa2)).

There has been no change in the estimation techniques or significant assumptions made during the current reporting period in assessing the loss allowance for financial assets at amortised cost since the adoption of IFRS 9 at the start of the current reporting period.

Treasury-related credit risk

GSK sets global counterparty limits for each of GSK’s banking and investment counterparties based on long-term credit ratings from Moody’s and Standard and Poor’s. Usage of these limits is monitored daily.

GSK actively manages its exposure to credit risk, reducing surplus cash balances wherever possible. This is part of GSK’s strategy to regionalise cash management and to concentrate cash centrally as much as possible. The table below sets out the credit exposure to counterparties by rating for liquid investments, cash and cash equivalents and derivatives.

The gross asset position on each derivative contract is considered for the purpose of this table, although, under ISDA agreements, the amount at risk is the net position with each counterparty. Table (e) on page 208 sets out the Group’s financial assets and liabilities on an offset basis.

At 31 December 2018, £20 million of cash is categorised as held with unrated or sub-investment grade rated counterparties (lower than BBB-/Baa3) of which £1 million is cash in transit. The remaining exposure is concentrated in overseas banks used for local cash management or investment purposes, including £6 million in Nigeria held with United Bank for Africa, Zenith Bank, Stanbic IBTC Bank and First Bank of Nigeria, £3 million with BTV in Austria, £2 million with Nacion Argentina bank, and £2 million with Banco de la Republica in Uruguay. Of the £381 million of bank balances and deposits held with BBB/Baa rated counterparties, £22 million was held with BBB-/ Baa3 rated counterparties, including balances or deposits of £20 million with HDFC Bank in India and £1 million with State Bank of India. These banks are used for local investment purposes.

GSK measures expected credit losses over cash and cash equivalents as a function of individual counterparty credit ratings and associated 12 month default rates. Expected credit losses over cash and cash equivalents and third-party financial derivatives are deemed to be immaterial and no such loss has been experienced during 2018.

2018	AAA/Aaa £m	AA/Aa £m	A/A £m	BBB/Baa £m	BB+/Ba1 and below /unrated £m	Total £m
Bank balances and deposits	–	662	1,275	381	20	2,338

US Treasury and Treasury repo only money market funds	449	–	–	–	–	449

Liquidity funds	1,572	–	–	–	–	1,572

Government securities	–	83	–	1	–	84

3rd party financial derivatives	–	19	127	4	–	150

Total	2,021	764	1,402	386	20	4,593

2017	AAA/Aaa £m	AA/Aa £m	A/A £m	BBB/Baa £m	BB+/Ba1 and below /unrated £m	Total £m
Bank balances and deposits	–	423	1,167	80	45	1,715

US Treasury and Treasury repo only money market funds	1,715	–	–	–	–	1,715

Liquidity funds	403	–	–	–	–	403

Government securities	–	77	–	1	–	78

3rd party financial derivatives	–	26	42	–	–	68

Total	2,118	526	1,209	81	45	3,979

Credit ratings are assigned by Standard and Poor’s and Moody’s respectively. Where the opinions of the two rating agencies differ, GSK assigns the lower rating of the two to the counterparty. Where local rating agency or Fitch data is the only source available, the ratings are converted to global ratings equivalent to those of Standard and Poor’s or Moody’s using published conversion tables. These credit ratings form the basis of the assessment of the expected credit loss on Treasury related balances held at amortised cost being bank balances and deposits and Government securities.

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42. Financial instruments and related disclosures continued

GSK’s centrally managed cash reserves amounted to £2.9 billion at 31 December 2018, all available within three months. This includes £1.7 billion of cash managed by the Group for ViiV Healthcare, a 78.3% owned subsidiary. The Group has invested centrally managed liquid assets in bank deposits, Aaa/AAA rated US Treasury and Treasury repo only money market funds and Aaa/AAA rated liquidity funds.

Wholesale and retail credit risk

Outside the US, no customer accounts for more than 5% of the Group’s trade receivables balance.

In the US, in line with other pharmaceutical companies, the Group sells its products through a small number of wholesalers in addition to hospitals, pharmacies, physicians and other groups. Sales to the three largest wholesalers amounted to approximately 82% of the sales of the US Pharmaceuticals and Vaccines businesses in 2018. At 31 December 2018, the Group had trade receivables due from these three wholesalers totalling £2,134 million (2017 – £1,265 million). The Group is exposed to a concentration of credit risk in respect of these wholesalers such that, if one or more of them encounters financial difficulty, it could materially and adversely affect the Group’s financial results.

The Group’s credit risk monitoring activities relating to these wholesalers include a review of their quarterly financial information and Standard & Poor’s credit ratings, development of GSK internal risk ratings, and establishment and periodic review of credit limits.

All new customers are subject to a credit vetting process and existing customers will be subject to a review at least annually. The vetting process and subsequent reviews involves obtaining information including the customer’s status as a government or private sector entity, audited financial statements, credit bureau reports, debt rating agency (e.g. Moody’s, Standard & Poor’s) reports, payment performance history (from trade references, industry credit groups) and bank references.

Trade receivables consist of a large number of customers, spread across diverse industries and geographical areas. Ongoing credit evaluation is performed on the financial condition of accounts receivable and, where appropriate, credit insurance is purchased or factoring arrangements put in place.

The amount of information obtained is proportional to the level of exposure being considered. The information is evaluated quantitatively (i.e., credit score) and qualitatively (i.e. judgement) in conjunction with the customer’s credit requirements to determine a credit limit.

Trade receivables are grouped into customer segments that have similar loss patterns to assess credit risk while other receivables other financial assets are assessed individually. Historical and forward-looking information is considered to determine the appropriate expected credit loss allowance. The Group believes there is no further credit risk provision required in excess of the allowance for expected credit losses (see Note 24, ‘Trade and other receivables’).

Credit enhancements

The Group uses credit enhancements including factoring and credit insurance to minimise credit risk of the trade receivables in the Group. During 2018, a new Global Insurance Programme was launched in order to consolidate all locally negotiated programmes and to expand the use of credit insurance to new markets. At 31 December 2018, £240 million of GSK trade receivables were insured protecting GSK’s account receivables balance from loss due to credit risks such as default, insolvency and bankruptcy.

Each Group entity assesses the credit risk of its private customers to determine if credit insurance is required.

Factoring arrangements are managed locally by entities and are used to mitigate risk arising from large credit risk concentrations. All factoring arrangements are non-recourse.

Fair value of financial assets and liabilities

The table on pages 201 and 202 presents the carrying amounts and the fair values of the Group’s financial assets and liabilities at 31 December 2018 and 31 December 2017.

The fair values of the financial assets and liabilities are included at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following methods and assumptions were used to estimate the fair values:

–	Cash and cash equivalents – approximates to the carrying amount

–	Liquid investments – approximates to the carrying amount

–	Other investments – equity investments traded in an active market determined by reference to the relevant stock exchange quoted bid price; other equity investments determined by reference to the current market value of similar instruments or by reference to the discounted cash flows of the underlying net assets

–	Short-term loans, overdrafts and commercial paper – approximates to the carrying amount because of the short maturity of these instruments

–	Long-term loans – based on quoted market prices (a level 1 fair value measurement) in the case of European and US Medium Term Notes; approximates to the carrying amount in the case of other fixed rate borrowings and floating rate bank loans

–	Contingent consideration for business acquisitions – based on present values of expected future cash flows

–	Interest rate swaps, foreign exchange forward contracts, swaps and options – based on the present value of contractual cash flows or option valuation models using market sourced data (exchange rates or interest rates) at the balance sheet date

–	Receivables and payables, including put options – approximates to the carrying amount

–	Company-owned life insurance policies – based on cash surrender value, and

–	Lease obligations – approximates to the carrying amount.

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	2018
		Carrying	Fair
		value	value
	Notes	£m	£m
Financial assets measured at fair value through other comprehensive income (FVTOCI):

Other investments designated at FVTOCI	a	1,250	1,250

Trade and other receivables	a,b	1,687	1,687

Financial assets measured at amortised cost:

Other non-current assets	b	49	49

Trade and other receivables	b	3,761	3,761

Liquid investments		84	84

Cash and cash equivalents		2,338	2,338

Other items in Assets held for sale	b	47	47

Financial assets mandatorily measured at fair value through profit or loss (FVTPL):

Other investments	a	72	72

Other non-current assets	a,b	716	716

Trade and other receiveables	a,b	120	120

Derivatives designated and effective as hedging instruments	a,d,e	69	69

Held for trading derivatives that are not in a designated and effective hedging relationship	a,d,e	188	188

Cash and cash equivalents	a	2,021	2,021

Total financial assets		12,402	12,402

Financial liabilities measured at amortised cost:

Borrowings excluding obligations under finance leases:

– bonds in a designated hedging relationship	d	(8,213)	(8,279)

– other bonds		(13,307)	(15,475)

– bank loans and overdrafts		(290)	(290)

– commercial paper		(630)	(630)

– other borrowings		(3,556)	(3,556)
Total borrowings excluding obligations under finance leases	f	(25,996)	(28,230)

Obligations under finance leases		(68)	(68)

Total borrowings		(26,064)	(28,298)

Trade and other payables	c	(13,338)	(13,338)

Other provisions	c	(58)	(58)

Other non-current liabilities	c	(149)	(149)

Other items in Assets held for sale	c	(167)	(167)

Financial liabilities mandatorily at fair value through profit or loss (FVTPL):

Contingent consideration liabilities	a,c	(6,286)	(6,286)

Derivatives designated and effective as hedging instruments	a,d,e	(105)	(105)

Held for trading derivatives that are not in a designated and effective hedging relationship	a,d,e	(23)	(23)

Total financial liabilities		(46,190)	(48,424)
Net financial assets and financial liabilities		(33,788)	(36,022)

The valuation methodology used to measure fair value in the above table and the table on page 202 is described and categorised on page 200.

Trade and other receivables, Other non-current assets, Trade and other payables, Other provisions, Other non-current liabilities, Contingent consideration liabilities and Other items in Assets held for sale are reconciled to the relevant Notes on pages 204 and 205.

Cash and cash equivalents in the table above include £485 million reported in Assets held for sale (see Note 26, ‘Assets held for sale’).

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42. Financial instruments and related disclosures continued

			2017
	Notes	Carrying value £m	Fair value £m
Available-for-sale investments:

Liquid investments (Government bonds)	a	78	78

Other investments	a	918	918

Loans and receivables:

Cash and cash equivalents		3,833	3,833

Trade and other receivables and Other non-current assets in scope of IAS 39	b	5,495	5,495

Financial assets at fair value through profit or loss:

Trade and other receivables and Other non-current assets in scope of IAS 39	a,b	506	506

Derivatives designated as at fair value through profit or loss	a,d,e	5	5

Derivatives classified as held for trading under IAS 39	a,d,e	71	71
Total financial assets		10,906	10,906

Financial liabilities measured at amortised cost:

Borrowings excluding obligations under finance leases:

– bonds in a designated hedging relationship	d	(4,315)	(4,405)

– other bonds		(11,894)	(14,743)

– bank loans and overdrafts		(236)	(236)

– commercial paper		(529)	(529)

– other borrowings		(49)	(49)
Total borrowings excluding obligations under finance leases	f	(17,023)	(19,962)

Obligations under finance leases		(66)	(66)
Total borrowings		(17,089)	(20,028)

Trade and other payables, Other provisions and certain Other non-current liabilities in scope of IAS 39	c	(20,325)	(20,325)

Financial liabilities at fair value through profit or loss:

Contingent consideration liabilities	a,c	(6,172)	(6,172)

Derivatives designated as at fair value through profit or loss	a,d,e	(26)	(26)

Derivatives classified as held for trading under IAS 39	a,d,e	(48)	(48)
Total financial liabilities		(43,660)	(46,599)

Net financial assets and financial liabilities		(32,754)	(35,693)

Fair value of investments in GSK shares

At 31 December 2018, the Employee Share Ownership Plan (ESOP) Trusts held GSK shares with a carrying value of £161 million (2017 – £400 million) and a market value of £619 million (2017 – £882 million) based on quoted market price. The shares are held by the ESOP Trusts to satisfy future exercises of options and awards under employee incentive schemes. In 2018, the carrying value, which is the lower of cost or expected proceeds, of these shares has been recognised as a deduction from other reserves. At 31 December 2018, GSK held Treasury shares at a cost of £5,800 million (2017 – £5,800 million) which has been deducted from retained earnings.

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(a) Financial instruments held at fair value

The following tables categorise the Group’s financial assets and liabilities held at fair value by the valuation methodology applied in determining their fair value. Where possible, quoted prices in active markets are used (Level 1). Where such prices are not available, the asset or liability is classified as Level 2, provided all significant inputs to the valuation model used are based on observable market data. If one or more of the significant inputs to the valuation model is not based on observable market data, the instrument is classified as Level 3. Other investments classified as Level 3 in the tables below comprise equity investments in unlisted entities with which the Group has entered into research collaborations and also investments in emerging life science companies.

At 31 December 2018	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Financial assets at fair value
Financial assets at fair value through other comprehensive income (FVTOCI):
Other investments designated at FVTOCI	656	–	594	1,250
Trade and other receivables	–	1,687	–	1,687
Financial assets mandatorily measured at fair value through profit or loss (FVTPL):
Other investments	–	–	72	72
Other non-current assets	–	675	41	716
Trade and other receivables	–	79	41	120
Derivatives designated and effective as hedging instruments	–	69	–	69
Held for trading derivatives that are not in a designated and effective hedging relationship	–	182	6	188
Cash and cash equivalents	2,021	–	–	2,021
	2,677	2,692	754	6,123

Financial liabilities at fair value
Financial liabilities mandatorily at fair value through profit or loss (FVTPL):
Contingent consideration liabilities	–	–	(6,286)	(6,286)
Derivatives designated and effective as hedging instruments	–	(105)	–	(105)
Held for trading derivatives that are not in a designated and effective hedging relationship	–	(23)	–	(23)
	–	(128)	(6,286)	(6,414)

At 31 December 2017	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Financial assets at fair value
Available-for-sale financial assets:
Liquid investments	77	1	–	78
Other investments	535	–	383	918
Other non-current assets	–	–	38	38
Financial assets at fair value through profit or loss:
Other non-current assets	–	382	44	426
Trade and other receivables	–	–	42	42
Derivatives designated as at fair value through profit or loss	–	5	–	5
Derivatives classified as held for trading under IAS 39	–	62	9	71
	612	450	516	1,578

Financial liabilities at fair value
Financial liabilities at fair value through profit or loss:
Contingent consideration liabilities	–	–	(6,172)	(6,172)
Derivatives designated as at fair value through profit or loss	–	(26)	–	(26)
Derivatives classified as held for trading under IAS 39	–	(47)	(1)	(48)
	–	(73)	(6,173)	(6,246)

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42. Financial instruments and related disclosures continued

Movements in the year for financial instruments measured using Level 3 valuation methods are presented below:

	2018 £m	2017 £m
At 1 January	(5,657)	(5,486)
Net losses recognised in the income statement	(1,233)	(970)
Net gains recognised in other comprehensive income	123	22
Contingent consideration for businesses divested/acquired during the year	–	80
Payment of contingent consideration liabilities	1,095	685
Additions	381	117
Disposals and settlements	(27)	(52)
Transfers from Level 3	(241)	(24)
Exchange adjustments	27	(29)
At 31 December	(5,532)	(5,657)

The net losses of £1,233 million (2017 – £970 million) attributable to Level 3 financial instruments which were recognised in the income statement were all attributable to financial instruments which were held at the end of the year. Losses of £1,233 million were reported in Other operating income (2017 – £971 million losses in Other operating income and £1 million income in Finance income). £1,188 million (2017 – £909 million) arose from remeasurement of the contingent consideration payable for the acquisition of the former Shionogi-ViiV Healthcare joint venture and £56 million (2017 – £53 million) arose from remeasurement of the contingent consideration payable for the acquisition of the Novartis Vaccines business. Net gains of £123 million (2017 – £22 million) attributable to Level 3 financial instruments reported in Other comprehensive income as Fair value movements on equity investments included net gains of £117 million (2017 – net losses of £6 million) in respect of financial instruments held at the end of the year, of which net gains of £98 million (2017 – net losses of £6 million) arose prior to transfer from Level 3 on equity investments which transferred to a Level 1 valuation methodology as a result of listing on a recognised stock exchange during the year.

Financial liabilities measured using Level 3 valuation methods at 31 December included £5,937 million (2017 – £5,542 million) in respect of contingent consideration payable for the acquisition in 2012 of the former Shionogi-ViiV Healthcare joint venture. This consideration is expected to be paid over a number of years and will vary in line with the future performance of specified products and movements in certain foreign currencies. They also included £296 million (2017 – £584 million) in respect of contingent consideration for the acquisition in 2015 of the Novartis Vaccines business. This consideration is expected to be paid over a number of years and will vary in line with the future performance of specified products, the achievement of certain milestone targets and movements in certain foreign currencies. Sensitivity analysis on these balances is provided in Note 39, ‘Contingent consideration liabilities’.

(b) Trade and other receivables, Other non-current assets and other items in Assets held for sale in scope of IFRS 9 (2017 – IAS 39)

The following table reconciles financial instruments within Trade and other receivables, Other non-current assets and other items in Assets held for sale which fall within the scope of IFRS 9 (2017 - IAS 39) to the relevant balance sheet amounts. The financial assets are predominantly non-interest earning. Financial instruments within the Other non-current assets balance include company-owned life insurance policies. Non-financial instruments include tax receivables, pension surplus balances and prepayments, which are outside the scope of

IFRS 9 (2017 – IAS 39).

						2018					2017
	At FVTPL £m	At FVTOCI £m	Amortised cost £m	Financial instruments £m	Non- financial instruments £m	Total £m	At FVTPL £m	Loans and receivables £m	Financial instruments £m	Non- financial instruments £m	Total £m
Trade and other receivables (Note 24)	120	1,687	3,761	5,568	855	6,423	42	5,148	5,190	810	6,000
Other non-current assets (Note 22)	716	–	49	765	811	1,576	464	347	811	602	1,413
Other items in Assets held for sale (Note 26)	–	–	47	47	37	84	–	–	–	–	–
	836	1,687	3,857	6,380	1,703	8,083	506	5,495	6,001	1,412	7,413

The Group applied IFRS 9 ‘Financial Instruments’ with effect from 1 January 2018 and therefore now accounts for expected credit losses on initial recognition of financial assets. The following table shows the ageing of financial assets which were past due at 31 December 2017 and for which no provision for bad or doubtful debts had been made at that date under IAS 39:

2017 £m
Past due by 1–30 days	142
Past due by 31–90 days	70
Past due by 91–180 days	64
Past due by 181–365 days	27
Past due by more than 365 days	108
411

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(c) Trade and other payables, Other provisions, Other non-current liabilities, Contingent consideration liabilities and other items in Assets held for sale in scope of IFRS 9 (2017 - IAS 39)

The following table reconciles financial instruments within Trade and other payables, Other provisions, Other non-current liabilities, Contingent consideration liabilities and other items in Assets held for sale which fall within the scope of IFRS 9/IAS 39 to the relevant balance sheet amounts. The financial liabilities are predominantly non-interest bearing. Accrued wages and salaries are included within financial liabilities. Non-financial instruments includes payments on account, tax and social security payables and provisions which do not arise from contractual obligations to deliver cash or another financial asset, which are outside the scope of IFRS 9/IAS 39.

					2018					2017
	At FVTPL £m	Amortised cost £m	Financial instruments £m	Non- financial instruments £m	Total £m	At FVTPL £m	Amortised cost £m	Financial instruments £m	Non- financial instruments £m	Total £m
Trade and other payables (Note 27)	–	(13,338)	(13,338)	(699)	(14,037)	–	(20,129)	(20,129)	(841)	(20,970)
Other provisions (Note 29)	–	(58)	(58)	(1,365)	(1,423)	–	(117)	(117)	(1,148)	(1,265)
Other non-current liabilities (Note 30)	–	(149)	(149)	(789)	(938)	–	(79)	(79)	(902)	(981)
Contingent consideration liabilities (Note 39)	(6,286)	–	(6,286)	–	(6,286)	(6,172)	–	(6,172)	–	(6,172)
Other items in Assets held for sale (Note 26)	–	(167)	(167)	(53)	(220)	–	–	–	–	–
	(6,286)	(13,712)	(19,998)	(2,906)	(22,904)	(6,172)	(20,325)	(26,497)	(2,891)	(29,388)

(d) Derivative financial instruments and hedging programmes

Derivatives are only used for economic hedging purposes and not as speculative investments and are classified as ‘held for trading’, other than designated and effective hedging instruments, and are presented as current assets or liabilities if they are expected to be settled within 12 months after the end of the reporting period, otherwise they are classified as non-current. The Group has the following derivative financial instruments:

		2018 Fair value		2017 Fair value
	Assets £m	Liabilities £m	Assets £m	Liabilities £m
Non-current
Cash flow hedges – Interest rate swap contracts
(principal amount – £1,266 million (2017 – £nil))	–	(1)	–	–
Net investment hedges – Cross currency swaps
(principal amount – £1,575 million (2017 – £nil))	64	–	–	–
Current
Cash flow hedges – Foreign exchange contracts
(principal amount – £1,809 million (2017 – £38 million))	1	(56)	–	(1)
Net investment hedges – Foreign exchange contracts
(principal amount – £7,316 million (2017 – £6,333 million))	4	(48)	5	(25)
Derivatives designated and effective as hedging instruments	69	(105)	5	(26)
Non-current
Embedded and other derivatives	4	–	8	–
Current
Foreign exchange contracts
(principal amount – £18,537 million (2017 – £14,449 million))	82	(23)	62	(47)
Embedded and other derivatives	102	–	1	(1)
Derivatives classified as held for trading	188	(23)	71	(48)

Total derivative instruments	257	(128)	76	(74)

Fair value hedges

At 31 December 2018, the Group had no designated fair value hedges.

Net investment hedges

During the year, certain foreign exchange contracts were designated as net investment hedges in respect of the foreign currency translation risk arising on consolidation of the Group’s net investment in its European (Euro) foreign operations as shown in the table above.

The carrying value of bonds on page 201 includes £8,213 million (2017 – £4,315 million) that are designated as hedging instruments in net investment hedges.

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42. Financial instruments and related disclosures continued

Cash flow hedges

During 2018, the Group entered into forward foreign exchange contracts which have been designated as cash flow hedges. These were entered into to hedge the foreign exchange exposure arising on cash flows from Euro denominated coupon payments relating to notes issued under the Group’s European Medium Term Note programme, on the buyout of Novartis’ non-controlling interest in the Consumer Healthcare Joint Venture in 2018 and on the planned divestment of Horlicks and other nutrition brands in 2019.

The Group manages its cash flow interest rate risk by using floating-to-fixed interest rate swaps. In addition, the Group carries a balance in reserves that arose from pre-hedging fluctuations in long-term interest rates when pricing bonds issued in prior years. The balance is reclassified to finance costs over the life of these bonds.

Foreign exchange forward contracts and swaps

In the current year, the Group has designated certain foreign exchange forward contracts and swaps as cash flow and net investment hedges. The following tables detail the foreign exchange forward contracts and swaps outstanding at the end of the reporting period, as well as information on the related hedged items. Foreign exchange derivative financial assets and liabilities are presented in the line ‘Derivative financial instruments’ (either as assets or liabilities) on the Consolidated balance sheet. The notional value of foreign exchange forward contracts and swaps is the absolute total of outstanding positions at the balance sheet date.

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. The Group enters into hedge relationships where the critical terms of the hedging instrument match exactly with the terms of the hedged item, and so a qualitative assessment of effectiveness is performed. If changes in circumstances affect the terms of the hedged item such that the critical terms no longer match exactly with the critical terms of the hedging instrument, the Group uses the hypothetical derivative method to assess effectiveness.

The main source of hedge ineffectiveness in these hedging relationships is the effect of the counterparty and the Group’s own credit risk on the fair value of the foreign exchange forward contracts and swaps, which is not reflected in the fair value of the hedged item attributable to changes in foreign exchange rates. No other sources of ineffectiveness emerged from these hedging relationships. Consequently, there was no ineffectiveness to be recorded from cash flow hedges and net investments in foreign entity hedges.

				2018
Hedging instruments	Average exchange rate	Foreign currency	Notional value £m	Fair value £m
Cash flow hedges

Foreign exchange contracts

Buy foreign currency:

Less than 3 months	–	–	–	–

3 to 6 months	1.13	Euro	26	1

Over 6 months	–	–	–	–

Sell foreign currency:

Less than 3 months	–	–	–	–

3 to 6 months	–	–	–	–

Over 6 months	96.40	Indian Rupee	1,783	(56)
			1,809	(55)
Net investment hedges

Foreign exchange contracts

Sell foreign currency:

Less than 3 months	1.11	Euro	6,933	(40)

3 to 6 months	–	–	–	–

Over 6 months	1.11	Euro	383	(4)
			7,316	(44)

		2018
Hedged items	Change in value for calculating hedge ineffectiveness £m	Balance in cash flow hedge reserve/foreign currency translation reserve for continuing hedges £m
Cash flow hedges
Variability in cash flows from a highly probable forecast transaction	56	(49)

Variability in cash flows from foreign exchange exposure arising on
Euro denominated coupon payments relating to debt issued	(1)	1

Net investment hedges
Investment in European foreign operations	50	286

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Governance and remuneration
Financial statements
Investor information

42. Financial instruments and related disclosures continued

The following table details the effectiveness of the hedging relationships and the amounts reclassified from the hedging reserve to profit or loss:

							2018
					Amount reclassified to profit or loss
	Hedging gains/(losses) recognised in reserves £m	Amount of hedge ineffectiveness recognised in profit or loss £m	Line item in profit or loss in which hedge ineffectiveness is included		Hedged future cash flows no longer expected to occur £m	As hedged item affects profit or loss £m	Line item in which reclassification adjustment is included
Cash flow hedges
Variability in cash flows from a highly probable forecast transaction	127	–	Other operating income/ (expense	)	–	(176)	Other operating income/ (expense	)
Variability in cash flows from foreign exchange exposure arising on Euro denominated coupon payments relating to debt issued	1	–	Finance income/ (expense	)	–	–	Finance income/ (expense	)
Net investment hedges

Net investment in European foreign operations	286	7	Finance income/ (expense	)	–	–	Finance income/ (expense	)

Interest rate swap contracts

The Group manages its cash flow interest rate risk by using floating-to-fixed interest rate swaps, where at quarterly intervals the difference between fixed contract rates and floating rate interest amounts calculated by reference to the agreed notional principal amounts are exchanged.

The interest rate swap contracts, exchanging floating rate interest for fixed interest, have been designated as cash flow hedges to hedge the variability of the interest cash flows associated with floating rate debt relating to notes issued under the Group’s European Medium Term Note programme. The interest rate swaps and the interest payments on the loan occur simultaneously and the amount accumulated in equity is reclassified to profit or loss over the period that the floating rate interest payments affect profit or loss.

The critical terms of the interest rate swap contracts and their corresponding hedged items are the same. A qualitative assessment of effectiveness is performed and it is expected that the value of the interest rate swap contracts and the value of the corresponding hedged items will systematically change in opposite directions in response to movements in the underlying interest rates. The main source of ineffectiveness in these hedge relationships are the effects of currency basis risk, the counterparty’s and the Group’s own credit risk on the fair value of the interest rate swap contracts, which is not reflected in the fair value of the hedged item attributable to the change in interest rates. No other sources of ineffectiveness emerged from these hedging relationships.

The following tables provide information regarding interest rate swap contracts outstanding and the related hedged items at 31 December 2018. Interest rate swap contract assets and liabilities are presented in the line ‘Derivative financial instruments’ (either as assets or liabilities) on the Consolidated balance sheet.

				2018
Hedging instruments	Average contracted fixed rate %	Notional principal value £m	Change in fair value for recognising hedge ineffectiveness £m	Fair value assets/ (liabilities) £m
Less than 1 year	–	–	–	–
1 to 2 years	0.11	676	–	(1)
2 to 5 years	0.16	591	–	23
Over 5 years	–	–	–	–

				2018
Hedged items			Change in value used for calculating hedge ineffectiveness £m	Balance in cash flow hedge reserve for continuing hedges £m
Variable rate borrowings			3	(3)

208
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Notes to the financial statements continued

42. Financial instruments and related disclosures continued

The following table details the effectiveness of the hedging relationships and the amounts reclassified from the hedging reserve to profit or loss:

							2018
					Amount reclassified to profit or loss
	Hedging gains/(losses) recognised in reserves £m	Amount of hedge ineffectiveness recognised in profit or loss £m	Line item in profit or loss in which hedge ineffectiveness is included		Hedged future cash flows no longer expected to occur £m	As hedged item affects profit or loss £m	Line item in which reclassification adjustment is included
Cash flow hedges
Variability in cash flows	(3)	–	Finance income/ (expense	)	–	(2)	Finance income/ (expense	)

Pre-hedging of long-term interest rates	15	–	Finance income/ (expense	)	–	3	Finance income/ (expense	)

(e) Offsetting of financial assets and liabilities

Financial assets and liabilities are offset and the net amount reported in the balance sheet where there is a legally enforceable right to offset the recognised amounts, and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. There are also arrangements that do not meet the criteria for offsetting but still allow for the related amounts to be offset in certain circumstances, such as bankruptcy or the termination of a contract.

The following tables set out the financial assets and liabilities that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset, as at 31 December 2018 and 31 December 2017. The column ‘Net amount’ shows the impact on the Group’s balance sheet if all offset rights were exercised.

At 31 December 2018	Gross financial assets/ (liabilities) £m	Financial (liabilities)/ assets offset £m	Net financial assets/ (liabilities) £m	Related amounts not offset £m	Net amount £m
Financial assets

Trade and other receivables	5,568	–	5,568	(37)	5,531

Derivative financial instruments	257	–	257	(62)	195

Financial liabilities

Trade and other payables	(13,338)	–	(13,338)	37	(13,301)

Derivative financial instruments	(128)	–	(128)	62	(66)

At 31 December 2017	Gross financial assets/ (liabilities) £m	Financial (liabilities)/ assets offset £m	Net financial assets/ (liabilities) £m	Related amounts not offset £m	Net balance £m
Financial assets

Trade and other receivables	5,191	(1)	5,190	(31)	5,159

Derivative financial instruments	76	–	76	(64)	12

Financial liabilities

Trade and other payables	(20,130)	1	(20,129)	31	(20,098)

Derivative financial instruments	(74)	–	(74)	64	(10)

Amounts which do not meet the criteria for offsetting on the balance sheet but could be settled net in certain circumstances principally relate to derivative transactions under ISDA (International Swaps and Derivatives Association) agreements where each party has the option to settle amounts on a net basis in the event of default of the other party. As there is presently not a legally enforceable right of offset, these amounts have not been offset in the balance sheet, but have been presented separately in the table above.

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Governance and remuneration
Financial statements
Investor information

42. Financial instruments and related disclosures continued

(f) Debt interest rate repricing table

The following table sets out the exposure of the Group to interest rates on debt, including commercial paper. The maturity analysis of fixed rate debt is stated by contractual maturity and of floating rate debt by interest rate repricing dates. For the purpose of this table, debt is defined as all classes of borrowings other than obligations under finance leases.

	2018	2017
	Total debt £m	Total £m
Floating and fixed rate debt less than one year	(5,769)	(2,802)

Between one and two years	(1,757)	(1,340)

Between two and three years	(1,570)	(1,076)

Between three and four years	(1,568)	(16)

Between four and five years	(2,010)	(1,475)

Between five and ten years	(5,833)	(3,664)

Greater than ten years	(7,489)	(6,650)
Total	(25,996)	(17,023)
Original issuance profile:

Fixed rate interest	(20,322)	(16,209)

Floating rate interest	(5,635)	(765)
Total interest bearing	(25,957)	(16,974)

Non-interest bearing	(39)	(49)
	(25,996)	(17,023)

(g) Sensitivity analysis

The tables below illustrate the estimated impact on the income statement and equity as a result of hypothetical market movements in foreign exchange and interest rates in relation to the Group’s financial instruments. The range of variables chosen for the sensitivity analysis reflects management’s view of changes which are reasonably possible over a one-year period.

Foreign exchange sensitivity

The Group operates internationally and is primarily exposed to foreign exchange risk in relation to Sterling against movements in US Dollar, Euro and Japanese Yen. Foreign exchange risk arises from the translation of financial assets and liabilities which are not in the functional currency of the entity that holds them. Based on the Group’s net financial assets and liabilities as at 31 December, a weakening and strengthening of Sterling against these currencies, with all other variables held constant, is illustrated in the tables below. The tables exclude financial instruments that expose the Group to foreign exchange risk where this risk is fully hedged with another financial instrument.

	2018	2017
Income statement impact of non-functional currency foreign exchange exposures	Increase/(decrease) in income £m	Increase/(decrease) in income £m
10 cent appreciation of the US Dollar	36	76

10 cent appreciation of the Euro	(7)	(5)

10 yen appreciation of the Yen	15	9

	2018	2017
Income statement impact of non-functional currency foreign exchange exposures	Increase/(decrease) in income £m	Increase/(decrease) in income £m
10 cent depreciation of the US Dollar	(30)	(66)

10 cent depreciation of the Euro	6	4

10 yen depreciation of the Yen	(13)	(8)

210
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Notes to the financial statements continued

42. Financial instruments and related disclosures continued

The equity impact, shown below, for foreign exchange sensitivity relates to derivative and non-derivative financial instruments hedging the Group’s net investments in its European (Euro) foreign operations and cash flow hedges of its foreign exchange exposure arising on Euro denominated coupon payments relating to notes issued under the Group’s European Medium Term Note programme.

	2018	2017
Equity impact of non-functional currency foreign exchange exposures	Increase/(decrease) in equity £m	Increase/(decrease) in equity £m
10 cent appreciation of the US Dollar	–	1

10 cent appreciation of the Euro	(1,307)	(1,028)

	2018	2017
Equity impact of non-functional currency foreign exchange exposures	Increase/(decrease) in equity £m	Increase/(decrease) in equity £m
10 cent depreciation of the US Dollar	–	(1)

10 cent depreciation of the Euro	1,091	861

The tables below present the Group’s sensitivity to a weakening and strengthening of Sterling against the relevant currency based on the composition of net debt as shown in Note 31 adjusted for the effects of foreign exchange derivatives that are not part of net debt but affect future foreign currency cash flows.

	2018	2017
Impact of foreign exchange movements on net debt	(Increase)/decrease in net debt £m	(Increase)/decrease in net debt £m
10 cent appreciation of the US Dollar	(714)	(637)

10 cent appreciation of the Euro	(60)	197

10 yen appreciation of the Yen	15	(4)

	2018	2017
Impact of foreign exchange movements on net debt	(Increase)/decrease in net debt £m	(Increase)/decrease in net debt £m
10 cent depreciation of the US Dollar	610	549

10 cent depreciation of the Euro	50	(165)

10 yen depreciation of the Yen	(13)	4

Interest rate sensitivity

The Group is exposed to interest rate risk on its outstanding borrowings and investments where any changes in interest rates will affect future cash flows or the fair values of financial instruments.

The majority of debt is issued at fixed interest rates and changes in the floating rates of interest do not significantly affect the Group’s net interest charge, although the majority of cash and liquid investments earn floating rates of interest.

The table below hypothetically shows the Group’s sensitivity to changes in interest rates in relation to Sterling, US Dollar and Euro floating rate financial assets and liabilities. If the interest rates applicable to floating rate financial assets and liabilities were to have increased by 1% (100 basis points), and assuming other variables had remained constant, it is estimated that the Group’s finance income for 2018 would have decreased by approximately £13 million (2017 – £5 million increase). A 1% (100 basis points) movement in interest rates is not deemed to have a material effect on equity.

	2018	2017
Income statement impact of interest rate movements	Increase/(decrease) in income £m	Increase/(decrease) in income £m
1% (100 basis points) increase in Sterling interest rates	(2)	24

1% (100 basis points) increase in US Dollar interest rates	1	(24)

1% (100 basis points) increase in Euro interest rates	(12)	5

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Governance and remuneration
Financial statements
Investor information

42. Financial instruments and related disclosures continued

(h) Contractual cash flows for non-derivative financial liabilities and derivative instruments

The following tables provide an analysis of the anticipated contractual cash flows including interest payable for the Group’s non-derivative financial liabilities on an undiscounted basis. For the purpose of this table, debt is defined as all classes of borrowings except for obligations under finance leases. Interest is calculated based on debt held at 31 December without taking account of future issuance. Floating rate interest is estimated using the prevailing interest rate at the balance sheet date. Cash flows in foreign currencies are translated using spot rates at 31 December. Contractual cash flows in respect of operating lease vacant space provisions are excluded from the table below as they are included in the Commitments under non-cancellable operating leases table in Note 41, ‘Commitments’.

At 31 December 2018	Debt £m	Interest on debt £m	Obligations under finance leases £m	Finance charge on obligations under finance leases £m	Trade payables and other liabilities not in net debt £m	Total £m
Due in less than one year	(5,771)	(714)	(24)	(5)	(14,278)	(20,792)
Between one and two years	(1,775)	(708)	(18)	(2)	(1,107)	(3,610)
Between two and three years	(1,592)	(675)	(11)	(2)	(902)	(3,182)
Between three and four years	(1,592)	(620)	(6)	(1)	(851)	(3,070)
Between four and five years	(1,970)	(567)	(3)	(1)	(826)	(3,367)
Between five and ten years	(5,875)	(2,370)	(6)	(5)	(3,748)	(12,004)
Greater than ten years	(7,579)	(3,764)	–	–	(1,468)	(12,811)
Gross contractual cash flows	(26,154)	(9,418)	(68)	(16)	(23,180)	(58,836)

At 31 December 2017	Debt £m	Interest on debt £m	Obligations under finance leases £m	Finance charge on obligations under finance leases £m	Trade payables and other liabilities not in net debt £m	Total £m
Due in less than one year	(2,802)	(555)	(23)	(2)	(21,521)	(24,903)
Between one and two years	(1,344)	(497)	(27)	(2)	(853)	(2,723)
Between two and three years	(1,078)	(488)	(8)	(1)	(813)	(2,388)
Between three and four years	(16)	(488)	(2)	(1)	(784)	(1,291)
Between four and five years	(1,483)	(468)	(1)	(1)	(752)	(2,705)
Between five and ten years	(3,694)	(2,018)	(5)	(5)	(3,609)	(9,331)
Greater than ten years	(6,720)	(3,996)	–	–	(1,471)	(12,187)
Gross contractual cash flows	(17,137)	(8,510)	(66)	(12)	(29,803)	(55,528)

Anticipated contractual cash flows for the repayment of debt and debt interest have increased by £9.9 billion over the year due to funding of the buyout of Novartis’ 36.5% stake in the Consumer Healthcare Joint Venture, an increase in the issuance of commercial paper and unfavourable exchange impacts from the translation of non-Sterling denominated debt.

The table below provides an analysis of the anticipated contractual cash flows for the Group’s derivative instruments excluding equity options which do not give rise to cash flows, and other embedded derivatives, which are not material, using undiscounted cash flows. Cash flows in foreign currencies are translated using spot rates at 31 December. The gross cash flows of foreign exchange contracts are presented for the purpose of this table although, in practice, the Group uses standard settlement arrangements to reduce its liquidity requirements on these instruments.

				2018				2017
		Receivables		Payables		Receivables		Payables
	Interest rate swaps £m	Foreign exchange forward contracts and swaps £m	Interest rate swaps £m	Foreign exchange forward contracts and swaps £m	Interest rate swaps £m	Foreign exchange forward contracts and swaps £m	Interest rate swaps £m	Foreign exchange forward contracts and swaps £m
Due in less than one year	49	26,680	(3)	(26,802)	–	20,319	–	(20,326)
Between one and two years	48	1,575	(3)	(1,513)	–	–	–	–
Between two and three years	24	–	(2)	–	–	–	–	–
Gross contractual cash flows	121	28,255	(8)	(28,315)	–	20,319	–	(20,326)

The amounts receivable and payable in less than one year have increased compared with 31 December 2017 predominantly from hedging of the buyout of Novartis’ 36.5% stake in the Consumer Healthcare Joint Venture and the divestment of Horlicks and other nutrition brands to Unilever.

212
GSK Annual Report 2018

Notes to the financial statements continued

43. Employee share schemes

GSK operates several employee share schemes, including the Share Value Plan, whereby awards are granted to employees to acquire shares or ADS in GlaxoSmithKline plc at no cost after a three year vesting period and the Performance Share Plan, whereby awards are granted to employees to acquire shares or ADS in GlaxoSmithKline plc at no cost, subject to the achievement by the Group of specified performance targets. The granting of these restricted share awards has replaced the granting of options to employees as the cost of the schemes more readily equates to the potential gain to be made by the employee. The Group also operates savings related share option schemes, whereby options are granted to employees to acquire shares in GlaxoSmithKline plc at a discounted price.

Grants of restricted share awards are normally exercisable at the end of the three-year vesting or performance period. Awards are normally granted to employees to acquire shares or ADS in GlaxoSmithKline plc but in some circumstances may be settled in cash. Grants under savings-related share option schemes are normally exercisable after three years’ saving. In accordance with UK practice, the majority of options under the savings-related share option schemes are granted at a price 20% below the market price ruling at the date of grant. Options under historical share option schemes were granted at the market price ruling at the date of grant.

The total charge for share-based incentive plans in 2018 was £393 million (2017 – £347 million; 2016 – £338 million). Of this amount, £304 million (2017 – £276 million; 2016 – £271 million) arose from the Share Value Plan. See Note 9, ‘Employee Costs’ for further details.

GlaxoSmithKline share award schemes

Share Value Plan

Under the Share Value Plan, share awards are granted to certain employees at no cost. The awards vest after two and a half to three years and there are no performance criteria attached. The fair value of these awards is determined based on the closing share price on the day of grant, after deducting the expected future dividend yield of 4.8% (2017 – 4.8%; 2016 – 4.5%) over the duration of the award.

Number of shares and ADS issuable	Shares Number (000)	Weighted fair value	ADS Number (000)	Weighted fair value

At 1 January 2016	32,577		17,520

Awards granted	12,983	£14.97	6,589	$39.18

Awards exercised	(11,198)		(6,214)

Awards cancelled	(1,507)		(812)

At 31 December 2016	32,855		17,083

Awards granted	13,018	£13.68	6,610	$35.63

Awards exercised	(10,596)		(5,674)

Awards cancelled	(1,352)		(627)

At 31 December 2017	33,925		17,392

Awards granted	12,751	£13.74	6,503	$35.28

Awards exercised	(11,089)		(5,583)

Awards cancelled	(1,519)		(925)

At 31 December 2018	34,068		17,387

Performance Share Plan

Under the Performance Share Plan, share awards are granted to Directors and senior executives at no cost. The percentage of each award that vests is based upon the performance of the Group over a defined measurement period with dividends reinvested during the same period. For awards granted from 2015, the performance conditions are based on three equally weighted measures over a three-year performance period. These are adjusted free cash flow, TSR and R&D new product performance.

The fair value of the awards is determined based on the closing share price on the day of grant. For TSR performance elements, this is adjusted by the likelihood of that condition being met, as assessed at the time of grant.

During 2018, awards were made of 4.7 million shares at a weighted fair value of £10.46 and 1.3 million ADS at a weighted fair value of $29.43. At 31 December 2018, there were outstanding awards over 13.1 million shares and 3.4 million ADS.

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Governance and remuneration
Financial statements
Investor information

43. Employee share schemes continued

Share options and savings-related options

For the purposes of valuing savings-related options to arrive at the share-based payment charge, a Black-Scholes option pricing model has been used. The assumptions used in the model are as follows:

				2018 Grant	2017 Grant	2016 Grant

Risk-free interest rate				0.76%	0.54%	0.32%

Dividend yield				5.3%	5.9%	4.9%

Volatility				21%	23%	23%

Expected life				3 years	3 years	3 years

Savings-related options grant price (including 20% discount)				£12.09	£10.86	£12.95

Options outstanding	Share option schemes – shares		Share option schemes – ADS		Savings-related share option schemes
	Number 000	Weighted exercise price	Number 000	Weighted exercise price	Number 000	Weighted exercise price

At 31 December 2018	1,796	£11.96	1,216	$36.19	5,929	£11.70

Range of exercise prices on options outstanding at year end	£11.60	– £12.21	$33.42	– $38.14	£10.13	– £12.95

Weighted average market price on exercise during year		£14.43		$39.77		£15.13

Weighted average remaining contractual life		0.9 years		0.9 years		2.6 years

Options over 2.9 million shares were granted during the year under the savings-related share option scheme at a weighted average fair value of £2.40. At 31 December 2018, 5.5 million of the savings-related share options were not exercisable. All of the other share options and ADS options are currently exercisable and all will expire if not exercised on or before 22 July 2020.

There has been no change in the effective exercise price of any outstanding options during the year.

Employee Share Ownership Plan Trusts

The Group sponsors Employee Share Ownership Plan (ESOP) Trusts to acquire and hold shares in GlaxoSmithKline plc to satisfy awards made under employee incentive plans and options granted under employee share option schemes. The trustees of the ESOP Trusts purchase shares with finance provided by the Group by way of loans or contributions. The costs of running the ESOP Trusts are charged to the income statement. Shares held by the ESOP Trusts are deducted from other reserves and amortised down to the value of proceeds, if any, receivable from employees on exercise by a transfer to retained earnings. The trustees have waived their rights to dividends on the shares held by the ESOP Trusts.

Shares held for share award schemes	2018	2017
Number of shares (000)	41,391	66,558

	£m	£m

Nominal value	10	17

Carrying value	160	399

Market value	617	880

Shares held for share option schemes	2018	2017
Number of shares (000)	139	139

	£m	£m

Nominal value	–	–

Carrying value	1	1

Market value	2	2

214
GSK Annual Report 2018

Notes to the financial statements continued

44. Principal Group companies

The following represent the principal subsidiaries and their countries of incorporation of the Group at 31 December 2018. The equity share capital of these entities is wholly owned by the Group except where its percentage interest is shown otherwise. All companies are incorporated in their principal country of operation except where stated.

England	US
Glaxo Group Limited	Block Drug Company, Inc.

Glaxo Operations UK Limited	Corixa Corporation

GlaxoSmithKline Capital plc	GlaxoSmithKline Capital Inc.

GlaxoSmithKline Consumer Healthcare Holdings Limited	GlaxoSmithKline Consumer Healthcare Holdings (US) LLC

GlaxoSmithKline Consumer Healthcare (UK) Trading Limited	GlaxoSmithKline Consumer Healthcare, L.P. (88%)

GlaxoSmithKline Consumer Trading Services Limited	GlaxoSmithKline Holdings (Americas) Inc.

GlaxoSmithKline Export Limited	GlaxoSmithKline LLC

GlaxoSmithKline Finance plc	Human Genome Sciences, Inc.

GlaxoSmithKline Holdings Limited *	GSK Consumer Health, Inc. (formerly Novartis Consumer Health, Inc.)

GlaxoSmithKline Research & Development Limited	S.R. One, Limited

GlaxoSmithKline Services Unlimited *	Stiefel Laboratories, Inc.

GlaxoSmithKline UK Limited	ViiV Healthcare Company (78.3%)

Setfirst Limited

SmithKline Beecham Limited

ViiV Healthcare Limited (78.3%)

ViiV Healthcare UK Limited (78.3%)

Europe	Others
GlaxoSmithKline Biologicals SA (Belgium)	GlaxoSmithKline Argentina S.A. (Argentina)

GlaxoSmithKline Pharmaceuticals SA (Belgium)	GlaxoSmithKline Australia Pty Ltd (Australia)

GlaxoSmithKline Biologicals S.A.S. (France)	GlaxoSmithKline Consumer Healthcare Australia Pty Ltd (Australia)

GlaxoSmithKline Sante Grand Public SAS (France)	GlaxoSmithKline Brasil Limitada (Brazil)

Laboratoire GlaxoSmithKline (France)	GlaxoSmithKline Consumer Healthcare Inc. (Canada)

ViiV Healthcare SAS (France) (78.3%)	GlaxoSmithKline Inc. (Canada)

GlaxoSmithKline Consumer Healthcare GmbH & Co. KG (Germany)	ID Biomedical Corporation of Quebec (Canada)

GlaxoSmithKline GmbH & Co. KG (Germany)	GlaxoSmithKline Limited (China (Hong Kong))

GSK Vaccines GmbH (Germany)	GlaxoSmithKline (Tianjin) Co. Ltd (China) (90%)

GlaxoSmithKline Consumer Healthcare S.p.A. (Italy)	Sino-American Tianjin Smith Kline & French Laboratories Ltd (China) (55%)

GlaxoSmithKline S.p.A. (Italy)	GlaxoSmithKline Consumer Healthcare Limited (India) (72.5%)

GSK Vaccines S.r.l. (Italy)	GlaxoSmithKline Pharmaceuticals Limited (India) (75%)

GlaxoSmithKline B.V. (Netherlands)	GlaxoSmithKline Consumer Healthcare Japan K.K. (Japan)

GlaxoSmithKline Consumer Healthcare Sp.z.o.o. (Poland)	GlaxoSmithKline K.K. (Japan)

GSK Services Sp z o.o. (Poland)	ViiV Healthcare Kabushiki Kaisha (Japan) (78.3%)

GlaxoSmithKline Trading Services Limited (Republic of Ireland) (i)	GlaxoSmithKline Pakistan Limited (Pakistan) (82.6%)

GlaxoSmithKline Healthcare AO (Russia)	Glaxo Wellcome Manufacturing Pte Ltd. (Singapore)

GlaxoSmithKline S.A. (Spain)	GlaxoSmithKline Korea Limited (Republic of Korea)

Laboratorios ViiV Healthcare, S.L. (Spain) (78.3%)	GlaxoSmithKline llaclari Sanayi ve Ticaret A.S. (Turkey)

GSK Consumer Healthcare S.A. (Switzerland)

(i)

Exempt from the provisions of section 347 and 348 of the Companies Act 2014 (Ireland), in accordance with the exemptions noted in Section 357 of that Act. Further subsidiaries, as disclosed on pages 260 to 270, are exempt from these provisions as they are also consolidated in the group financial statements.

*	Directly held wholly owned subsidiary of GlaxoSmithKline plc.

The subsidiaries and associates listed above principally affect the figures in the Group’s financial statements. Each of GlaxoSmithKline Capital Inc., GlaxoSmithKline Capital plc and GlaxoSmithKline LLC, is a wholly-owned finance subsidiary of the company, and the company has fully and unconditionally guaranteed the securities issued by each of GlaxoSmithKline Capital Inc., GlaxoSmithKline Capital plc and GlaxoSmithKline LLC.

See pages 260 to 270 for a complete list of subsidiary undertakings, associates and joint ventures, which form part of these financial statements.

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Investor information

45. Legal proceedings

The Group is involved in significant legal and administrative proceedings, principally product liability, intellectual property, tax, anti-trust and governmental investigations, as well as related private litigation. The most significant of these matters, other than tax matters, are described below. The Group makes provision for these proceedings on a regular basis as summarised in Note 2, ‘Accounting principles and policies’ and Note 29, ‘Other provisions’.

The Group may become involved in significant legal proceedings in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosures about such cases would be included in this note, but no provision would be made for the cases.

With respect to each of the legal proceedings described below, other than those for which a provision has been made, the Group is unable to make a reliable estimate of the expected financial effect at this stage. The Group does not believe that information about the amount sought by the plaintiffs, if that is known, would be meaningful with respect to those legal proceedings. This is due to a number of factors, including, but not limited to, the stage of proceedings, the entitlement of parties to appeal a decision and clarity as to theories of liability, damages and governing law.

Legal expenses incurred and provisions related to legal claims are charged to selling, general and administration costs. Provisions are made, after taking appropriate legal and other specialist advice, where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome of the dispute. For certain product liability claims, the Group will make a provision where there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. At 31 December 2018, the Group’s aggregate provision for legal and other disputes (not including tax matters described in Note 14, ‘Taxation’) was £219 million. However, this provision is offset by a related £37 million receivable which means the net exposure to the Group is £182 million. The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations.

The Group’s position could change over time, and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the Group’s financial statements. If this were to happen, it could have a material adverse impact on the results of operations of the Group in the reporting period in which the judgements are incurred or the settlements entered into.

Intellectual property

Intellectual property claims include challenges to the validity and enforceability of the Group’s patents on various products or processes as well as assertions of non-infringement of those patents. A loss in any of these cases could result in loss of patent protection for the product at issue. The consequences of any such loss could be a significant decrease in sales of that product and could materially affect future results of operations for the Group.

Dolutegravir/Tivicay/Triumeq

In September and October 2017, ViiV Healthcare received patent challenge letters under the Hatch-Waxman Act from Cipla, Dr. Reddy’s Labs and Apotex for Triumeq and Tivicay, and from Lupin and Mylan for Triumeq and from Sandoz for Tivicay. ViiV Healthcare lists two patents for dolutegravir, the active ingredient in Tivicay and one of the active ingredients in Triumeq, in the FDA Orange Book. One patent, covering the molecule dolutegravir, expires on 5 October 2027. A second patent, claiming a certain crystal forms of dolutegravir, expires on 8 December 2029. All the letters challenged only the patent for the crystal form. Some generic companies alleged that the crystal form patent is not valid. Others challenged validity and asserted that their proposed product would not infringe the crystal form patent.

On 7 February 2017, ViiV Healthcare filed patent infringement suits against all the generic companies in the US District Court for the District of Delaware. Additionally, ViiV Healthcare also filed suit against certain of the generic companies in the US District Court for the District of New Jersey, and the US District Court for the District of West Virginia. The case against Mylan is now proceeding in the Northern District of West Virginia. The court has set the case against Mylan for trial in June 2020. The cases against the other defendants are proceeding in the District of Delaware. The District of Delaware has not yet set a trial date for the cases.

On 7 February 2018, ViiV Healthcare filed patent infringement litigation against Gilead Sciences Inc. (Gilead) over bictegravir in the US District Court for the District of Delaware (U.S. Patent No. 8,129,385) and the Canadian Federal Court (Canadian patent No. 2,606,282). ViiV Healthcare alleges that Gilead’s triple combination HIV drug containing the HIV integrase inhibitor bictegravir infringes ViiV Healthcare’s patent covering dolutegravir and other compounds that include dolutegravir’s unique chemical scaffold. In both the US and Canada, ViiV Healthcare seeks financial redress rather than injunctive relief. The District of Delaware case is set for trial in September 2020. The Canadian court has not set a trial date for the Canadian action.

Kivexa

In 2018, ViiV Healthcare reached confidential agreements with each of DOC Generici, Farmoz and Kyowa Pharmaceuticals to settle various challenges to the validity of the Supplementary Protection Certificate (‘SPC’) for the patent covering the combination of lamivudine and abacavir for Kivexa and certain counterclaims brought by ViiV Healthcare for infringement of that SPC. These settlements brought an end to litigation and arbitration proceedings between ViiV Healthcare and DOC Generici in Italy, between ViiV Healthcare and Farmoz in Portugal, and between ViiV Healthcare and Kyowa Pharmaceuticals in Japan.

In June 2017, Biogaran commenced proceedings in France seeking revocation of the French SPC covering Kivexa. No trial date has been set for this action.

In Q2 2018, ViiV Healthcare commenced proceedings against Sandoz in Switzerland. Sandoz countered challenging the validity of the patent relating to Kivexa. No trial date has been set for this action.

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Notes to the financial statements continued

45. Legal proceedings continued

Product liability

Pre-clinical and clinical trials are conducted during the development of potential products to determine the safety and efficacy of products for use by humans following approval by regulatory bodies.

Notwithstanding these efforts, when drugs and vaccines are introduced into the marketplace, unanticipated safety issues may become, or be claimed by some to be, evident. The Group is currently a defendant in a number of product liability lawsuits related to the Group’s Pharmaceutical, Vaccine and Consumer Healthcare products. The Group has been able to make a reliable estimate of the expected financial effect of the matters discussed in this category and has included a provision, as appropriate, for the matters below in the provision for legal and other disputes. Matters for which the Group has made a provision are also noted in Note 29, ‘Other provisions.’

Avandia

The Group has been named in product liability lawsuits on behalf of individuals asserting personal injury claims arising out of the use of Avandia. Economic loss actions have also been filed seeking restitution and penalties under consumer protection and other laws.

As of February 2019, there are seven remaining US cases. Four are personal injury actions subject to a settlement agreement and will be dismissed once the settlement has been finalised. Two are class actions, brought by third-party payers asserting claims under the Racketeer Influenced and Corrupt Organizations Act (RICO) and state consumer protection laws, and are on appeal from summary judgements granted in favour of the Group. In the last of the seven, the Santa Clara County (California) Action, summary judgement was granted in favour of the Group on all issues except for the civil penalty claims under California’s False Advertising Act.

Additionally, there are 13 class actions pending in Canada, but the Group has reached an agreement, subject to court approval, to settle all of them.

Seroxat/Paxil and Paxil CR

The Group has received numerous lawsuits and claims alleging that use of Paxil (paroxetine) has caused a variety of injuries. Most of these lawsuits contain one or more of the following allegations: (i) that use of Paxil during pregnancy caused congenital malformations, persistent pulmonary hypertension or autism; (ii) that Paxil treatment caused patients to commit suicidal or violent acts; and (iii) that the Group failed to warn that patients could experience certain symptoms on discontinuing Paxil treatment.

– Pregnancy

The Group has reached agreements to settle the majority of the US claims relating to the use of Paxil during pregnancy as of February 2019, but 11 lawsuits related to use during pregnancy are still pending in various courts in the US.

The Singh action in Alberta, Canada, a proposed national class action, seeks to certify a class relating to birth defects generally. The court, after hearing argument in January 2019, has plaintiffs’ class certification motion under consideration.

Another Canadian class action, Jensen, alleging claims of Paxil (and other SSRI) use and autism was filed in Saskatchewan in January 2017; however, there has been no activity in the case since the filing.

– Acts of violence

As of February 2019, there were six pending claims or cases concerning allegations that patients who took paroxetine or Paxil committed or attempted to commit suicide or acts of violence: five claims or cases are in the US and one case is in Canada. One of the US cases, Dolin, involving the suicide of a man who allegedly took generic paroxetine manufactured by Mylan, resulted in a $3 million verdict for the plaintiff; however, on 22 August 2018 the US Court of Appeals for the Seventh Circuit reversed the jury verdict and found in favour of the Group. Plaintiff has filed a petition for writ of certiorari asking the US Supreme Court to review the case. The remaining US cases are largely dormant.

In the one pending Canadian action, Carmichael, the Group has filed a motion for summary judgement based on the statute of limitations.

– Discontinuation

In the UK, a long-pending group action alleges that Seroxat caused severe discontinuation symptoms. In 2010, the Legal Services Commission (“LSC”) withdrew public funding from hundreds of claimants, causing termination of most claims. In 2015, the Legal Aid Agency (formerly the LSC) discharged the public funding certificate following a 2013 recommendation of its Special Cases Review Panel that these cases have poor prospects of success.

However, more recently, Fortitude Law was engaged with the purpose of resurrecting the Seroxat group action, and obtained third-party funding for the experts and the 103 remaining claimants. The Group asked the court to require the third-party funder to provide security for the litigation costs in the event plaintiffs lose.

On 8 December 2017, the High Court ruled in favour of the Group on its application for an order that the claimants’ litigation funder give security for costs for a sum in excess of the total funding it had committed to the case. The trial of the action is scheduled to commence in April 2019.

Zofran

Plaintiffs allege that their children suffered birth defects as a result of the mothers’ ingestion of Zofran and/or generic ondansetron for pregnancy-related nausea and vomiting. Plaintiffs assert that the Group sold Zofran knowing it was unsafe for pregnant women, failed to warn of the risks, and illegally marketed Zofran “off-label” for use by pregnant women.

As of February 2019, the Group is a defendant in 430 personal injury lawsuits. All but two of the lawsuits are part of a multi-district litigation proceeding (“MDL”) in the US District Court for the District of Massachusetts.

In the MDL, the parties are in the process of completing case-specific discovery and selecting cases for potential trials. While the court recently denied the Group’s motion for summary judgment based on a federal preemption argument, the Group continues to seek the dismissal of individual cases on other grounds as appropriate.

GSK is also a defendant in four proposed class actions in Canada. There has been no significant activity in these four matters; however, the parties have recently agreed to a schedule for class certification proceedings in the matter pending in Ontario.

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45. Legal proceedings continued

Sales and marketing and regulation

The Group’s marketing and promotion of its Pharmaceutical and Vaccine products are the subject of certain governmental investigations and private lawsuits brought by litigants under various theories of law. The Group has been able to make a reliable estimate of the expected financial effect of the matters discussed in this category and has included a provision for such matters in the provision for legal and other disputes, except as noted below.

Matters for which the Group has made a provision are also noted in Note 29, ‘Other provisions’.

SFO and SEC/DOJ Anti-corruption enquiries

On 27 May 2014, the UK Serious Fraud Office (SFO) began a formal criminal investigation into the Group’s commercial operations in a number of countries, including China. The SFO inquiry followed investigations initiated by China’s Ministry of Public Security in June 2013 (the ‘China Investigations’), which resulted in a ruling in 2014 that, according to Chinese law, GSK China Investment Co. Ltd. (‘GSKCI’) had offered money or property to non-government personnel in order to obtain improper commercial gains and GSKCI being found guilty of bribing non-government personnel.

On 30 September 2016, the Group reached a global resolution with the US Securities and Exchange Commission (SEC) regarding the SEC’s investigation under the US Foreign Corrupt Practices Act (FCPA) into the Group’s commercial practices in countries outside of the US, including China. As part of the resolution, the Group agreed to pay a civil penalty of $20 million to the US Government. The US Department of Justice (DOJ) confirmed that it had concluded its investigation into the Group’s commercial practices and would take no action against the Group. As part of the resolution with the SEC, the Group agreed to certain undertakings, including a period of self-monitoring and reporting. The Group’s obligations under that resolution continued through 30 September 2018 and have now concluded.

In the course of its inquiry, the SFO had requested additional information from the Group regarding third-party advisers engaged by the company in the course of the China Investigations. The SEC and DOJ are also investigating these matters following the Group’s reporting of the SFO’s inquiries. The Group is co-operating and responding to these requests. On 22 February 2019, the SFO announced that it would be closing its investigation and confirmed that it would be taking no further action against the Group. The SEC and DOJ investigations into these issues continue.

The Group is unable to make a reliable estimate of the expected financial effect of these investigations, and no provisions have been made for them.

US Vaccines subpoena

On 25 February 2016, the Group received a subpoena from the US Attorney’s Office for the Southern District of New York requesting documents relating to the Group’s Vaccines business. The Group responded to the subpoena and was informed by the government in 2018 that the government would be closing the matter without further action.

Average wholesale price

The Attorney General in Illinois filed suit against the Group and a number of other pharmaceutical companies claiming damages and restitution due to average wholesale price (AWP) and/or wholesale acquisition cost (WAC) price reporting for pharmaceutical products covered by the state’s Medicaid programmes. The case alleges that the Group reported or caused to be reported false AWP and WAC prices, which, in turn, allegedly caused the state Medicaid agency to reimburse providers more money for covered medicines than the agency intended. The state has sought recovery on behalf of itself as payer and on behalf of in-state patients as consumers. The case is ongoing, and no trial date has yet been set as to the Group.

Cidra third-party payer litigation

On 25 July 2013, a number of major US healthcare insurers filed suit against the Group in the Philadelphia, Pennsylvania County Court of Common Pleas seeking compensation for reimbursements they made for medicines manufactured at the Group’s former Cidra plant in Puerto Rico. These insurers claim that the Group knowingly and illegally marketed and sold adulterated drugs manufactured under conditions non-compliant with cGMP (current good manufacturing practices) and that they, as third-party insurers, were unlawfully induced to pay for them. The suit alleges both US federal and various state law causes of action. Discovery is complete, and the Group has filed a motion for summary judgement, which likely will be heard in spring 2019. No trial date has yet been set.

Anti-trust/competition

Certain governmental actions and private lawsuits have been brought against the Group alleging violation of competition or anti-trust laws. The Group has been able to make a reliable estimate of the expected financial effect of the matters discussed in this category and has included a provision for such matters in the provision for legal and other disputes, except as noted below. Matters for which the Group has made a provision are also noted in Note 29, ‘Other provisions’.

UK Competition and Markets Authority investigation

On 12 February 2016, the UK Competition and Markets Authority (CMA) issued a decision fining the Group and two other pharmaceutical companies for infringement of the Competition Act. The CMA imposed a fine of £37.6 million on the Group, as well as fines totaling £7.4 million against the other companies. This relates to agreements to settle patent disputes between the Group and potential suppliers of generic paroxetine formulations, entered into between 2001 and 2003. The Group terminated the agreements at issue in 2004. The Group believes it has strong grounds for its appeal of the CMA’s finding to the Competition Appeal Tribunal (CAT) in order to overturn the fine or substantially reduce it. The appeal concluded in April 2017. The CAT delivered its initial judgement on the appeal on 8 March 2018, referring all the principle points at issue to the Court of Justice of the EU for a preliminary ruling. The matter will then return to the CAT for final judgement. No provision has been made for this matter.

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Notes to the financial statements continued

45. Legal proceedings continued

Lamictal

Purported classes of direct and indirect purchasers filed suit in the US District Court for the District of New Jersey alleging that the Group and Teva Pharmaceuticals unlawfully conspired to delay generic competition for Lamictal, resulting in overcharges to the purchasers, by entering into an allegedly anti-competitive reverse payment settlement to resolve patent infringement litigation. A separate count accuses the Group of monopolising the market.

On 26 June 2015, the Court of Appeals reversed the trial court’s decision to dismiss the case and remanded the action back to the trial court. On 18 May 2016, the trial court denied the indirect purchaser class plaintiffs’ motion for reconsideration of the Court’s dismissal of their claims. As a result, the indirect purchaser class representatives agreed to a settlement to exit the case and resolve their remaining claims. On 13 December 2018, the trial judge granted plaintiffs’ class certification motion, certifying a class of direct purchasers in this action. The Group is pursuing an appeal with the Court of Appeals regarding the class certification.

Commercial and corporate

The Group is a defendant in certain cases which allege violation of US federal securities and ERISA laws. The Group has been able to make a reliable estimate of the expected financial effect of the matters discussed in this category and has included a provision for such matters in the provision for legal and other disputes. Matters for which the Group has made a provision are also noted in Note 29, ‘Other provisions”.

Securities/ERISA class actions – Stiefel

On 12 December 2011, the US Securities and Exchange Commission (SEC) filed a formal complaint against Stiefel Laboratories, Inc., and Charles Stiefel in the US District Court for the District of Florida alleging that Stiefel and its principals violated federal securities laws by inducing Stiefel employees to sell their shares in the employee stock plan back to the company at a greatly undervalued price and without disclosing to employees that the company was about to be sold to the Group. The case was stayed while several private actions brought by former Stiefel employees proceeded through the courts but was returned to active status in early summer 2015. It is unclear when the case ultimately will be scheduled for trial.

In addition to the SEC case, one private matter (the “Martinolich” case) remains. It is also pending in federal district court in Florida but has been stayed pending the trial of the SEC matter. The allegations in the Martinolich case largely track those in the SEC matter: the plaintiff, a former Stiefel employee, alleges that Stiefel and its officers and directors violated the US Employee Retirement Income Security Act (ERISA) and federal and state securities laws by inducing Stiefel employees to sell their shares in the employee stock plan back to Stiefel at a greatly undervalued price and without disclosing to employees that Stiefel was about to be sold to the Group.

Environmental matters

The Group has been notified of its potential responsibility relating to past operations and its past waste disposal practices at certain sites, primarily in the US. Some of these matters are the subject of litigation, including proceedings initiated by the US federal or state governments for waste disposal, site remediation costs and tort actions brought by private parties.

The Group has been advised that it may be a responsible party at approximately 16 sites, of which nine appear on the National Priority List created by the Comprehensive Environmental Response Compensation and Liability Act (Superfund). These proceedings seek to require the operators of hazardous waste facilities, transporters of waste to the sites and generators of hazardous waste disposed of at the sites to clean up the sites or to reimburse the US Government for cleanup costs. In most instances, the Group is involved as an alleged generator of hazardous waste.

Although Superfund provides that the defendants are jointly and severally liable for cleanup costs, these proceedings are frequently resolved on the basis of the nature and quantity of waste disposed of by the generator at the site. The Group’s proportionate liability for cleanup costs has been substantially determined for 18 of the sites referred to above.

The Group’s potential liability varies greatly from site to site. The cost of investigation, study and remediation at such sites could, over time, be significant. The Group has made a provision for these matters, as noted in Note 29, ‘Other provisions’.

46. Post balance sheet events

The agreement to acquire Tesaro, Inc. for $5.1 billion in cash, which was signed in December 2018, completed on 22 January 2019.

On 31 January 2019, Mylan N.V. announced that the US Food and Drug Administration had approved their therapeutically equivalent generic of Advair Diskus for certain patients with asthma or chronic obstructive pulmonary disease.

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Company balance sheet – UK GAAP

(including FRS 101 ‘Reduced Disclosure Framework’) as at 31 December 2018

	Notes	2018 £m	2018 £m	2017 £m	2017 £m
Fixed assets – investments	F		19,987		20,275

Current assets:

Trade and other receivables	G		8,394		8,715

Cash at bank			12		15

Total current assets			8,406		8,730
Bank overdrafts			(12)		(15)

Short term borrowings	H		(3,500)		–

Trade and other payables	I		(610)		(837)

Total current liabilities			(4,122)		(852)

Net current assets			4,284		7,878

Total assets less current liabilities			24,271		28,153

Provisions for liabilities	J		(16)		(27)

Other non-current liabilities	K		(282)		(238)

Net assets			23,973		27,888

Capital and reserves

Share capital	L		1,345		1,343

Share premium account	L		3,091		3,019

Other reserves			1,420		1,420

Retained earnings:

At 1 January		22,106		15,538

(Loss)/profit for the year		(62)		9,893

Other changes in retained earnings		(3,927)		(3,325)

	M		18,117		22,106
Equity shareholders’ funds			23,973		27,888

The financial statements on pages 219 to 222 were approved by the Board on 11 March 2019 and signed on its behalf by

Philip Hampton

Chairman

GlaxoSmithKline plc

Registered number: 3888792

Company statement of changes in equity

for the year ended 31 December 2018

	Share capital £m	Share premium account £m	Other reserves £m	Retained earnings £m	Total equity £m
At 1 January 2017	1,342	2,954	1,420	15,538	21,254

Profit and Total comprehensive income attributable to shareholders	–	–	–	9,893	9,893

Dividends to shareholders	–	–	–	(3,906)	(3,906)

Shares issued under employee share schemes	1	55	–	–	56

Treasury shares transferred to the ESOP Trust	–	10	–	581	591
At 31 December 2017	1,343	3,019	1,420	22,106	27,888

Loss and Total comprehensive expense attributable to shareholders	–	–	–	(62)	(62)

Dividends to shareholders	–	–	–	(3,927)	(3,927)

Shares issued under employee share schemes	2	72	–	–	74
At 31 December 2018	1,345	3,091	1,420	18,117	23,973

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Notes to the company balance sheet – UK GAAP

(including FRS 101 ‘Reduced Disclosure Framework’)

A) Presentation of the financial statements

Description of business

GlaxoSmithKline plc is the parent company of GSK, a major global healthcare group which is engaged in the creation and discovery, development, manufacture and marketing of pharmaceutical products, including vaccines, over-the-counter (OTC) medicines and health-related consumer products.

Preparation of financial statements

The financial statements, which are prepared using the historical cost convention (as modified to include the revaluation of certain financial instruments) and on a going concern basis, are prepared in accordance with Financial Reporting Standard 101 ‘Reduced Disclosure Framework’ and with UK accounting presentation and the Companies Act 2006 as at 31 December 2018, with comparative figures as at 31 December 2017.

As permitted by section 408 of the Companies Act 2006, the income statement of the company is not presented in this Annual Report.

The company is included in the Group financial statements of GlaxoSmithKline plc, which are publicly available.

The following exemptions from the requirements of IFRS have been applied in the preparation of these financial statements, in accordance with FRS 101:

–	Paragraphs 45(b) and 46 to 52 of IFRS 2, ‘Share-based payment’

–	IFRS 7, ‘Financial Instruments - Disclosures’

–	Paragraphs 91-99 of IFRS 13, ‘Fair value measurement’

–	Paragraph 38 of IAS 1, ‘Presentation of financial statements’ comparative information requirements in respect of paragraph 79(a) (iv) of IAS 1

–	Paragraphs 10(d), 10(f), 16, 38(A), 38 (B to D), 40 (A to D), 111 and 134 to 136 of IAS 1, ‘Presentation of financial statements’

–	IAS 7, ‘Statement of cash flows’

–	Paragraph 30 and 31 of IAS 8, ‘Accounting policies, changes in accounting estimates and errors’

–	Paragraph 17 of IAS 24, ‘Related party disclosures’ and the further requirement in IAS 24 to disclose related party transactions entered into between two or more members of a Group.

Accounting convention and standards

The balance sheet has been prepared using the historical cost convention and complies with applicable UK accounting standards.

Accounting principles and policies

The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual amounts could differ from those estimates.

The balance sheet has been prepared in accordance with the company’s accounting policies approved by the Board and described in Note B. These policies have been consistently applied, unless otherwise stated.

B) Accounting policies

Foreign currency transactions

Foreign currency transactions are recorded at the exchange rate ruling on the date of transaction. Foreign currency assets and liabilities are translated at rates of exchange ruling at the balance sheet date.

Dividends paid and received

Dividends paid and received are included in the financial statements in the period in which the related dividends are actually paid or received.

Expenditure

Expenditure is recognised in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated.

Investments in subsidiary companies

Investments in subsidiary companies are held at cost less any provision for impairment and also adjusted for movements in contingent consideration.

Impairment of investments

The carrying value of investments are reviewed for impairment when there is an indication that the investment might be impaired. Any provision resulting from an impairment review is charged to the income statement in the year concerned.

Share-based payments

The issuance by the company to its subsidiaries of a grant over the company’s shares, represents additional capital contributions by the company in its subsidiaries. An additional investment in subsidiaries results in a corresponding increase in shareholders’ equity. The additional capital contribution is based on the fair value of the grant issued, allocated over the underlying grant’s vesting period.

Taxation

Current tax is provided at the amounts expected to be paid applying tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are only recognised to the extent that they are considered recoverable against future taxable profits.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the temporary differences are expected to be realised or settled. Deferred tax liabilities and assets are not discounted.

Financial guarantees

Liabilities relating to guarantees issued by the company on behalf of its subsidiaries are initially recognised at fair value and amortised over the life of the guarantee.

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C) Key accounting judgements and estimates

Legal and other disputes

The company provides for anticipated settlement costs where management makes a judgement that an outflow of resources is probable and a reliable estimate can be made of the likely outcome of the dispute and legal and other expenses arising from claims against the company. The estimated provisions take into account the specific circumstances of each dispute and relevant external advice, are inherently judgemental and could change substantially over time as each dispute progresses and new facts emerge.

The company’s Directors, having taken legal advice, have established provisions after taking into account the relevant facts and circumstances of each matter and in accordance with accounting requirements. At 31 December 2018, provisions for legal and other disputes amounted to £16 million (2017 – £27 million).

The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations. The position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed the amount of the provisions reported in the company’s financial statements by a material amount.

D) Operating profit

A fee of £12,000 (2017 – £12,053) relating to the audit of the company has been charged in operating profit.

E) Dividends

The directors declared four interim dividends resulting in a dividend for the year of 80 pence, in line with the dividend for 2017. For further details, see Note 16 to the Group financial statements, ‘Dividends’.

F) Fixed assets – investments

	2018 £m	2017 £m

Shares in GlaxoSmithKline Services Unlimited	613	613

Shares in GlaxoSmithKline Holdings (One) Limited	18	18

Shares in GlaxoSmithKline Holdings Limited	17,888	17,888

Shares in GlaxoSmithKline Mercury Limited	33	33

	18,552	18,552

Capital contribution relating to share-based payments	1,139	1,139

Contribution relating to contingent consideration	296	584

	19,987	20,275
G) Trade and other receivables
	2018 £m	2017 £m

Amounts due within one year:

UK Corporation tax recoverable	10	31

Other receivables	–	1

Amounts owed by Group undertakings	7,889	8,299

	7,899	8,331

Amounts due after more than one year:

Amounts owed by Group undertakings	495	384

	8,394	8,715

H) Short-term borrowings

The £3.5 billion borrowing relates to a facility taken out in June 2018 as part of the financing of the buyout of the non-controlling interest in the Consumer Healthcare Joint Venture held by Novartis. The facility has a maturity date of 1 December 2019.

I) Trade and other payables

	2018 £m	2017 £m

Amounts due within one year:

Other creditors	567	438

Contingent consideration payable	14	346

Amounts owed to Group undertakings	29	53

	610	837

The company has guaranteed debt issued by its subsidiary companies from two of which it receives fees. In aggregate, the company has outstanding guarantees over £22.2 billion of debt instruments (2017 – £16.7 billion). The amounts due from the subsidiary company in relation to these guarantee fees will be recovered over the life of the bonds and are disclosed within ‘Trade and other receivables’ (see Note G).

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Notes to the company balance sheet – UK GAAP

(including FRS 101 ‘Reduced Disclosure Framework’) continued

J) Provisions for liabilities

		2018 £m	2017 £m
At 1 January		27	23
Exchange adjustments		2	(3)
Charge for the year		16	52
Utilised		(29)	(45)
At 31 December		16	27
The provisions relate to a number of legal and other disputes in which the company is currently involved. K) Other non-current liabilities
		2018 £m	2017 £m
Contingent consideration payable		282	238

		282	238

The contingent consideration relates to the amount payable for the acquisition in 2015 of the Novartis Vaccines portfolio. The current year liability is included within ‘Trade and other payables’.

L) Share capital and share premium account

	Ordinary Shares of 25p each		Share premium account
	Number	£m	£m
Share capital authorised
At 31 December 2017	10,000,000,000	2,500
At 31 December 2018	10,000,000,000	2,500
Share capital issued and fully paid
At 1 January 2017	5,368,316,062	1,342	2,954
Issued under employee share schemes	4,237,758	1	55
Treasury shares transferred to the ESOP Trust	–	–	10
At 31 December 2017	5,372,553,820	1,343	3,019
Issued under employee share schemes	6,513,804	2	72
At 31 December 2018	5,379,067,624	1,345	3,091

	31 December 2018 000		31 December 2017 000
Number of shares issuable under employee share schemes	56,723		38,647
Number of unissued shares not under option	4,564,209		4,588,799

At 31 December 2018, of the issued share capital, 41,530,909 shares were held in the ESOP Trusts, 414,605,950 shares were held as Treasury shares and 4,922,930,765 shares were in free issue. All issued shares are fully paid. The nominal, carrying and market values of the shares held in the ESOP Trusts are disclosed in Note 43, ‘Employee share schemes’.

M) Retained earnings

The loss of GlaxoSmithKline plc for the year was £62 million (2017 – £9,893 million profit), which after dividends of £3,927 million (2017 – £3,906 million), gave a retained loss of £3,989 million (2017 – profit of £5,987 milion). After the effect of £nil Treasury shares transferred to a subsidiary company (2017 – £581 million), retained earnings at 31 December 2018 stood at £18,117 million (2017 – £22,106 million), of which £4,096 million was unrealised (2017 – £4,096 million).

N) Group companies

See pages 260 to 270 for a complete list of subsidiaries, associates and joint ventures, which forms part of these financial statements.

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Investor

information

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Financial record

Quarterly trend

An unaudited analysis of the Group results is provided by quarter in Sterling for the financial year 2018.

Income statement – Total

	12 months 2018				Q4 2018
			Reported				Reported
	£m		£%	CER%	£m		£%	CER%
Turnover

Pharmaceuticals	17,269		–	2	4,810		6	4

Vaccines	5,894		14	16	1,479		22	18

Consumer Healthcare	7,658		(1)	2	1,908		1	1
Total turnover	30,821		2	5	8,197		7	5

Cost of sales	(10,241)		(1)	–	(2,904)		14	13

Selling, general and administration	(9,915)		3	5	(2,620)		3	1

Research and development	(3,893)		(13)	(12)	(1,076)		(11)	(14)

Royalty income	299		(16)	(17)	79		14	6

Other operating income/(expense)	(1,588)				(122)
Operating profit	5,483		34	43	1,554		>100	>100

Net finance costs	(717)				(185)

Profit on disposal of associates	3				–

Share of after tax profits of associates and joint ventures	31				5

Profit before taxation	4,800		36	46	1,374		>100	>100

Taxation	(754)				(74)

Tax rate %	15.7%				5.4%
Profit after taxation for the period	4,046		87	100	1,300		>100	>100

Profit attributable to non-controlling interests	423				85

Profit attributable to shareholders	3,623				1,215
Basic earnings per share (pence)	73.7	p	>100	>100	24.7	p	>100	>100
Diluted earnings per share (pence)	72.9	p			24.4	p

Income statement – Adjusted

Total turnover	30,821		2	5	8,197		7	5

Cost of sales	(9,178)		5	6	(2,532)		12	12

Selling, general and administration	(9,462)		1	4	(2,529)		5	3

Research and development	(3,735)		(3)	(2)	(1,019)		3	(1)

Royalty income	299		(16)	(17)	79		14	6
Operating profit	8,745		2	6	2,196		8	4

Net finance costs	(698)				(173)

Share of after tax profits of associates and joint ventures	31				5

Profit before taxation	8,078		2	6	2,028		6	2

Taxation	(1,535)				(355)

Tax rate %	19.0%				17.5%
Profit after taxation for the period	6,543		5	9	1,673		10	6

Profit attributable to non-controlling interests	674				139

Profit attributable to shareholders	5,869				1,534
Adjusted earnings per share (pence)	119.4	p	7	12	31.2	p	14	10

The calculation of Adjusted results is described on page 40.

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Quarterly trend continued

Q3 2018				Q2 2018				Q1 2018
		Reported				Reported				Reported
£m		£%	CER%	£m		£%	CER%	£m		£%	CER%

4,221		1	3	4,229		(3)	1	4,009		(4)	2

1,924		14	17	1,253		13	16	1,238		7	13

1,947		(1)	3	1,828		(1)	3	1,975		(3)	2

8,092		3	6	7,310		–	4	7,222		(2)	4

(2,636)		(1)	–	(2,310)		(12)	(10)	(2,391)		(5)	(3)

(2,527)		9	12	(2,457)		3	8	(2,311)		(6)	(2)

(988)		(6)	(5)	(925)		(27)	(25)	(904)		(6)	(1)

94		(12)	(13)	73		(26)	(23)	53		(35)	(34)

(125)				(912)				(429)

1,910		2	7	779		>100	>100	1,240		(28)	(15)
(223)				(167)				(142)
3				–				–

15				2				9
1,705		–	5	614		>100	>100	1,107		(29)	(15)

(193)				(139)				(348)

11.3%				22.6%				31.4%
1,512		8	14	475		>100	>100	759		(38)	(24)
94				34				210

1,418				441				549
28.8	p	16	23	9.0	p	>100	>100	11.2	p	(48)	(33)
28.5	p			8.9	p			11.1	p

8,092		3	6	7,310		–	4	7,222		(2)	4

(2,388)		4	5	(2,079)		5	7	(2,179)		(2)	–

(2,313)		1	4	(2,334)		2	6	(2,286)		(3)	2

(961)		7	8	(868)		(18)	(15)	(887)		(3)	2

94		(12)	(13)	73		(26)	(23)	53		(35)	(34)
2,524		2	6	2,102		1	7	1,923		(3)	9
(221)				(165)				(139)

15				2				9
2,318		1	5	1,939		2	8	1,793		(1)	11

(430)				(388)				(362)

18.6%				20.0%				20.2%
1,888		4	8	1,551		3	10	1,431		1	13
141				170				224

1,747				1,381				1,207
35.5	p	10	14	28.1	p	3	10	24.6	p	(2)	11

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Financial record continued

Pharmaceutical turnover by therapeutic area 2018

	Total				US			Europe			International
	2018	2017		Growth	2018		Growth	2018		Growth	2018		Growth
Therapeutic area/major products	£m	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%
Respiratory	6,928	6,991	(1)	1	3,368	(5)	(3)	1,533	5	4	2,027	3	7
Seretide/Advair	2,422	3,130	(23)	(21)	1,097	(32)	(30)	599	(19)	(20)	726	(7)	(4)

Ellipta products	2,049	1,586	29	32	1,245	24	27	457	42	41	347	33	38
Anoro Ellipta	476	342	39	42	318	36	39	101	46	45	57	46	54
Arnuity Ellipta	44	35	26	29	39	22	25	-	-	-	5	67	67
Incruse Ellipta	284	201	41	44	186	39	42	74	45	45	24	50	56
Relvar/Breo Ellipta	1,089	1,006	8	10	581	(3)	(1)	253	25	24	255	26	31
Trelegy Ellipta	156	2	>100	>100	121	>100	>100	29	>100	>100	6	-	-

Nucala/Mepolizumab	563	344	64	66	341	44	48	152	>100	>100	70	84	89
Avamys/Veramyst	300	281	7	10	-	-	-	74	(3)	(4)	226	11	16
Flixotide/Flovent	595	596	-	3	333	3	6	93	(2)	(3)	169	(5)	1
Ventolin	737	767	(4)	(1)	352	(7)	(5)	130	(2)	(2)	255	-	7
Other	262	287	(9)	(7)	-	-	-	28	4	-	234	(9)	(7)
HIV	4,722	4,350	9	11	2,913	8	10	1,194	7	6	615	14	20
Dolutegravir products	4,420	3,870	14	16	2,830	11	13	1,091	18	17	499	28	35
Tivicay	1,639	1,404	17	19	1,036	12	15	377	20	18	226	37	47
Triumeq	2,648	2,461	8	9	1,670	2	5	706	17	15	272	21	25
Juluca	133	5	>100	>100	124	>100	>100	8	-	-	1	-	-

Epzicom/Kivexa	117	234	(50)	(48)	7	(74)	(74)	44	(61)	(61)	66	(28)	(24)
Selzentry	115	128	(10)	(9)	58	(12)	(11)	35	(17)	(17)	22	10	15
Other	70	118	(41)	(40)	18	(59)	(59)	24	(35)	(38)	28	(26)	(21)
Immuno-inflammation	472	377	25	28	420	24	27	36	33	33	16	45	64
Benlysta	473	375	26	29	420	24	27	37	37	33	16	60	80
Established pharmaceuticals	5,147	5,558	(7)	(4)	752	(23)	(21)	1,309	(5)	(7)	3,086	(4)	2
Dermatology	435	456	(4)	-	3	(57)	(57)	161	(1)	(2)	271	(5)	2
Augmentin	570	587	(3)	2	-	-	-	181	(1)	(2)	389	(4)	3
Avodart	572	613	(7)	(5)	12	(20)	(20)	240	(19)	(20)	320	6	11
Coreg	50	134	(63)	(63)	50	(63)	(63)	-	-	-	-	-	-
Eperzan/Tanzeum	31	87	(64)	(64)	30	(64)	(63)	1	(60)	(61)	-	-	-
Imigran/Imitrex	141	168	(16)	(16)	58	(25)	(23)	57	(12)	(14)	26	-	-
Lamictal	617	650	(5)	(3)	310	(7)	(5)	113	6	5	194	(8)	(4)
Requip	85	110	(23)	(21)	5	(58)	(58)	28	(3)	(7)	52	(25)	(20)
Serevent	82	96	(15)	(14)	43	(17)	(15)	30	(9)	(9)	9	(18)	(18)
Seroxat/Paxil	170	184	(8)	(5)	-	-	-	39	-	-	131	(10)	(7)
Valtrex	123	128	(4)	(1)	21	5	5	30	3	3	72	(9)	(4)
Zeffix	69	89	(22)	(22)	1	-	-	5	(17)	(17)	63	(23)	(23)
Other	2,202	2,256	(2)	1	219	(10)	(6)	424	(2)	(3)	1,559	(1)	4
Pharmaceuticals	17,269	17,276	-	2	7,453	(2)	1	4,072	2	1	5,744	-	5

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Pharmaceutical turnover by therapeutic area 2017

	Total				US			Europe			International
	2017	2016		Growth	2017		Growth	2017		Growth	2017		Growth
Therapeutic area/major products	£m	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%
Respiratory	6,991	6,510	7	3	3,556	8	3	1,458	5	–	1,977	9	5
Seretide/Advair	3,130	3,485	(10)	(14)	1,610	(12)	(16)	736	(12)	(17)	784	(5)	(8)

Ellipta products	1,586	950	67	59	1,004	72	65	322	59	51	260	58	50
Anoro Ellipta	342	201	70	63	234	68	61	69	77	67	39	70	65
Arnuity Ellipta	35	15	>100	>100	32	>100	>100	–	–	–	3	>100	>100
Incruse Ellipta	201	114	76	68	134	56	49	51	>100	>100	16	>100	>100
Relvar/Breo Ellipta	1,006	620	62	55	602	75	67	202	44	36	202	49	42
Trelegy Ellipta	2	–	–	–	2	–	–	–	–	–	–	–	–

Nucala/Mepolizumab	344	102	>100	>100	236	>100	>100	70	>100	>100	38	>100	>100
Avamys/Veramyst	281	277	1	(4)	1	(96)	(96)	76	3	(3)	204	15	9
Flixotide/Flovent	596	637	(6)	(10)	323	(15)	(18)	95	1	(5)	178	8	5
Ventolin	767	785	(2)	(6)	380	(10)	(14)	132	4	(2)	255	8	5
Other	287	274	5	3	2	>(100)	3	27	(4)	(4)	258	4	3
HIV	4,350	3,556	22	16	2,697	26	21	1,114	10	3	539	33	26
Dolutegravir products	3,870	2,688	44	37	2,560	42	35	921	39	31	389	77	70
Tivicay	1,404	953	47	40	923	44	38	315	39	30	166	95	88
Triumeq	2,461	1,735	42	35	1,632	40	34	606	39	31	223	66	58
Juluca	5	–	–	–	5	–	–	–	–	–	–	–	–

Epzicom/Kivexa	234	568	(59)	(61)	27	(86)	(87)	114	(54)	(57)	93	(22)	(25)
Selzentry	128	125	2	(2)	66	–	(5)	42	1	(4)	20	15	11
Other	118	175	(32)	(37)	44	(28)	(31)	37	(41)	(44)	37	(28)	(35)

Immuno-inflammation	377	340	11	6	339	9	5	27	29	24	11	37	–
Benlysta	375	306	23	17	338	22	17	27	29	19	10	26	26
Established pharmaceuticals	5,558	5,698	(2)	(5)	976	(10)	(14)	1,384	(5)	(11)	3,198	2	–
Dermatology	456	393	16	11	7	(56)	(56)	162	11	5	287	24	20
Augmentin	587	563	4	2	–	–	–	182	3	(4)	405	5	5
Avodart	613	635	(3)	(9)	15	(79)	(79)	297	(6)	(12)	301	21	16
Coreg	134	131	2	(2)	134	2	(2)	–	–	–	–	–	–
Eperzan/Tanzeum	87	121	(28)	(31)	83	(30)	(32)	3	–	–	1	>(100)	(100)
Imigran/Imitrex	168	177	(5)	(8)	77	(9)	(12)	65	5	–	26	(13)	(17)
Lamictal	650	614	6	1	332	6	1	107	1	(5)	211	8	5
Requip	110	116	(5)	(9)	12	(8)	(15)	29	(3)	(13)	69	(5)	(5)
Serevent	96	96	–	(4)	52	6	2	33	(6)	(11)	11	(8)	(8)
Seroxat/Paxil	184	206	(11)	(14)	–	–	–	39	(3)	(8)	145	(4)	(7)
Valtrex	128	118	8	3	20	25	19	29	16	12	79	3	(3)
Zeffix	89	111	(20)	(22)	1	(50)	(50)	6	(14)	(29)	82	(20)	(21)
Other	2,256	2,417	(7)	(8)	243	(7)	(11)	432	(16)	(21)	1,581	(4)	(4)

Pharmaceuticals	17,276	16,104	7	3	7,568	11	6	3,983	3	(3)	5,725	6	4

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Financial record continued

Vaccines turnover 2018

	Total				US			Europe			International
	2018	2017		Growth	2018		Growth	2018		Growth	2018		Growth
Major products	£m	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%
Meningitis	881	890	(1)	2	374	10	13	336	(14)	(15)	171	7	22
Bexsero	584	556	5	9	200	32	34	311	(9)	(11)	73	18	52
Menveo	232	274	(15)	(12)	174	(7)	(5)	17	(50)	(50)	41	(23)	(15)
Other	65	60	8	7	–	–	–	8	(47)	(47)	57	27	24
Influenza	523	488	7	10	385	7	9	66	35	33	72	(8)	(1)
Fluarix, FluLaval	523	488	7	10	385	7	9	66	35	33	72	(8)	(1)
Shingles	784	22	>100	>100	733	>100	>100	2	–	–	49	–	–
Shingrix	784	22	>100	>100	733	>100	>100	2	–	–	49	–	–
Established vaccines	3,706	3,760	(1)	–	1,209	5	8	1,157	–	(1)	1,340	(8)	(6)
Infanrix, Pediarix	680	743	(8)	(7)	296	(10)	(8)	266	(16)	(17)	118	20	28
Boostrix	517	560	(8)	(7)	265	1	3	162	(12)	(14)	90	(20)	(19)
Hepatitis	808	693	17	19	458	21	24	245	22	21	105	(7)	–
Rotarix	521	524	(1)	1	126	(5)	(2)	110	16	15	285	(4)	(2)
Synflorix	424	509	(17)	(17)	–	–	–	58	(13)	(13)	366	(17)	(18)
Priorix, Priorix Tetra, Varilrix	305	301	1	2	–	–	–	159	(3)	(4)	146	6	9
Cervarix	138	134	3	2	–	–	–	20	(31)	(34)	118	12	12
Other	313	296	6	6	64	45	49	137	32	30	112	(24)	(25)
Vaccines	5,894	5,160	14	16	2,701	45	48	1,561	(2)	(4)	1,632	(3)	–
£% represents growth at actual exchange rates. CER% represents growth at constant exchange rates. Vaccines turnover 2017

	Total				US			Europe			International
	2017	2016		Growth	2017		Growth	2017		Growth	2017		Growth
Major products	£m	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%
Meningitis	890	662	34	27	339	40	34	391	40	31	160	15	6
Bexsero	556	390	43	34	152	25	20	342	45	36	62	94	75
Menveo	274	202	36	29	187	55	48	34	26	19	53	(2)	(7)
Other	60	70	(14)	(20)	–	–	–	15	(12)	(18)	45	(15)	(21)
Influenza	488	414	18	12	361	15	10	49	53	44	78	16	9
Fluarix, FluLaval	488	414	18	12	361	15	10	49	53	44	78	16	9
Shingles	22	–	–	–	22	–	–	–	–	–	–	–	–
Shingrix	22	–	–	–	22	–	–	–	–	–	–	–	–
Established vaccines	3,760	3,516	7	1	1,147	10	5	1,160	4	(2)	1,453	7	1
Infanrix, Pediarix	743	769	(3)	(8)	330	(2)	(7)	315	(6)	(11)	98	2	(4)
Boostrix	560	470	19	13	262	10	5	185	33	24	113	22	14
Hepatitis	693	602	15	10	379	29	23	201	2	(4)	113	2	(2)
Rotarix	524	469	12	6	132	2	(2)	95	27	19	297	12	6
Synflorix	509	504	1	(6)	–	–	–	67	(1)	(7)	442	1	(5)
Priorix, Priorix Tetra, Varilrix	301	300	–	(5)	–	–	–	164	8	1	137	(8)	(12)
Cervarix	134	81	65	57	–	–	–	29	(12)	(18)	105	>100	>100
Other	296	321	(8)	(13)	44	8	–	104	(7)	(11)	148	(12)	(17)
Vaccines	5,160	4,592	12	6	1,869	17	12	1,600	12	6	1,691	8	1

£% represents growth at actual exchange rates. CER% represents growth at constant exchange rates.

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Governance and remuneration
Financial statements
Investor information

Five year record

A record of financial performance is provided, analysed in accordance with current reporting practice. The information included in the Five year record is prepared in accordance with IFRS as adopted by the European Union and also with IFRS as issued by the International Accounting Standards Board.

Group turnover by geographic region	2018 £m	2017 £m	2016 £m	2015 £m	2014 £m
US	11,982	11,263	10,197	8,222	7,409

Europe	7,973	7,943	7,476	6,435	6,284

International	10,866	10,980	10,216	9,266	9,313

	30,821	30,186	27,889	23,923	23,006

Group turnover by segment	2018 £m	2017 £m	2016 £m	2015 £m	2014 £m

Pharmaceuticals	17,269	17,276	16,104	14,157	15,438

Vaccines	5,894	5,160	4,592	3,656	3,159

Consumer Healthcare	7,658	7,750	7,193	6,038	4,322

Segment turnover	30,821	30,186	27,889	23,851	22,919

Corporate and other unallocated turnover	–	–	–	72	87

	30,821	30,186	27,889	23,923	23,006

Pharmaceuticals turnover

Respiratory	6,928	6,991	6,510	5,741	6,168

HIV	4,722	4,350	3,556	2,322	1,498

Immuno-inflammation	472	377	340	263	214

Established Pharmaceuticals	5,147	5,558	5,698	5,831	7,558

	17,269	17,276	16,104	14,157	15,438

Vaccines turnover

Meningitis	881	890	662	326	–

Influenza	523	488	414	268	215

Shingles	784	22	–	–	–

Established Vaccines	3,706	3,760	3,516	3,062	2,944

	5,894	5,160	4,592	3,656	3,159

Consumer Healthcare turnover

Wellness	3,940	4,001	3,726	2,970	1,565

Oral care	2,496	2,466	2,223	1,875	1,806

Nutrition	643	680	674	684	633

Skin health	579	603	570	509	318

	7,658	7,750	7,193	6,038	4,322

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Five year record continued

Financial results – Total	2018 £m	2017 £m	2016 £m	2015 £m	2014 £m

Turnover	30,821	30,186	27,889	23,923	23,006

Operating profit	5,483	4,087	2,598	10,322	3,597

Profit before taxation	4,800	3,525	1,939	10,526	2,968

Profit after taxation	4,046	2,169	1,062	8,372	2,831

	pence	pence	pence	pence	pence
Basic earnings per share	73.7	31.4	18.8	174.3	57.3

Diluted earnings per share	72.9	31.0	18.6	172.3	56.7

	2018 millions	2017 millions	2016 millions	2015 millions	2014 millions
Weighted average number of shares in issue:

Basic	4,914	4,886	4,860	4,831	4,808

Diluted	4,971	4,941	4,909	4,888	4,865

Financial results – Adjusted	2018 £m	2017 £m	2016 £m	2015 £m	2014 £m
Turnover	30,821	30,186	27,889	23,923	23,006

Operating profit	8,745	8,568	7,671	5,659	6,456

Profit before taxation	8,078	7,924	7,024	5,021	5,840

Profit after taxation	6,543	6,257	5,526	4,045	4,675

	pence	pence	pence	pence	pence
Adjusted earnings per share	119.4	111.8	100.6	74.6	92.7

	%	%	%	%	%
Return on capital employed	134.0	83.4	28.0	152.4	46.6

Return on capital employed is calculated as total profit before taxation as a percentage of average net assets over the year.

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Balance sheet			2018 £m	2017 £m	2016 £m	2015 £m	2014 £m
Non-current assets			41,139	40,474	42,370	36,859	25,973

Current assets			16,927	15,907	16,711	16,587	15,059
Total assets			58,066	56,381	59,081	53,446	41,032

Current liabilities			(22,491)	(26,569)	(19,001)	(13,417)	(13,676)

Non-current liabilities			(31,903)	(26,323)	(35,117)	(31,151)	(22,420)
Total liabilities			(54,394)	(52,892)	(54,118)	(44,568)	(36,096)

Net assets			3,672	3,489	4,963	8,878	4,936

Shareholders’ equity			4,360	(68)	1,124	5,114	4,263

Non-controlling interests			(688)	3,557	3,839	3,764	673
Total equity			3,672	3,489	4,963	8,878	4,936

Number of employees

			2018	2017	2016	2015	2014
US			13,804	14,526	14,491	14,696	16,579

Europe			41,943	43,002	42,330	43,538	37,899

International			39,743	40,934	42,479	43,021	43,443
			95,490	98,462	99,300	101,255	97,921

Manufacturing			36,527	38,245	38,372	38,855	32,171

Selling			36,351	37,374	38,158	39,549	42,785

Administration			10,768	11,307	11,244	11,140	10,630

Research and development			11,844	11,536	11,526	11,711	12,335
			95,490	98,462	99,300	101,255	97,921

The geographic distribution of employees in the table above is based on the location of GSK’s subsidiary companies. The number of employees is the number of permanent employed staff at the end of the financial period. It excludes those employees who are employed and managed by GSK on a contract basis.

Exchange rates

As a guide to holders of ADS, the following tables set out, for the periods indicated, information on the exchange rate of US Dollars for Sterling as reported by the Bank of England (4pm buying rate).

The average rate for the year is calculated as the average of the 4pm buying rates for each day of the year.

			2018	2017	2016	2015	2014
Average			1.34	1.29	1.35	1.53	1.65

	2019 Mar	2019 Feb	2019 Jan	2018 Dec	2018 Nov	2018 Oct	2018 Sep
High	1.32	1.33	1.32	1.28	1.31	1.32	1.33

Low	1.32	1.28	1.26	1.25	1.27	1.27	1.28

The 4pm buying rate on 1 March 2019 was £1= US$1.32.

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Five year record continued

Adjusted results reconciliation 31 December 2018	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction -related £m	Divestments, significant legal and other items £m	Adjusted results £m
Turnover	30,821						30,821
Cost of sales	(10,241)	536	69	443	15	–	(9,178)
Gross profit	20,580	536	69	443	15	–	21,643

Selling, general and administration	(9,915)		2	315	98	38	(9,462)
Research and development	(3,893)	44	45	49		20	(3,735)
Royalty income	299						299
Other operating income/(expense)	(1,588)			2	1,864	(278)	–
Operating profit	5,483	580	116	809	1,977	(220)	8,745

Net finance costs	(717)			4	(3)	18	(698)
Profit on disposal of associates	3					(3)	–
Share of after tax profits of associates and joint ventures	31						31
Profit before taxation	4,800	580	116	813	1,974	(205)	8,078

Taxation	(754)	(109)	(19)	(170)	(239)	(244)	(1,535)
Tax rate	15.7%						19.0%
Profit after taxation	4,046	471	97	643	1,735	(449)	6,543

Profit attributable to non-controlling interests	423				251		674
Profit attributable to shareholders	3,623	471	97	643	1,484	(449)	5,869

Earnings per share	73.7p	9.6p	2.0p	13.1p	30.2p	(9.2)p	119.4p

Weighted average number of shares (millions)	4,914						4,914

Adjusted results reconciliation 31 December 2017	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction -related £m	Divestments, significant legal and other items £m	US tax reform £m	Adjusted results £m
Turnover	30,186							30,186
Cost of sales	(10,342)	546	400	545	80	–		(8,771)
Gross profit	19,844	546	400	545	80	–		21,415

Selling, general and administration	(9,672)			248		83		(9,341)
Research and development	(4,476)	45	288	263		18		(3,862)
Royalty income	356							356
Other operating income/(expense)	(1,965)				1,519	(220)	666	–
Operating profit	4,087	591	688	1,056	1,599	(119)	666	8,568

Net finance costs	(669)			4		8		(657)
Profit on disposal of associates	94					(94)		–
Share of after tax profits of associates and joint ventures	13							13
Profit before taxation	3,525	591	688	1,060	1,599	(205)	666	7,924

Taxation	(1,356)	(134)	(176)	(209)	(619)	(251)	1,078	(1,667)
Tax rate	38.5%							21.0%
Profit after taxation	2,169	457	512	851	980	(456)	1,744	6,257

Profit attributable to non-controlling interests	637				42		114	793
Profit attributable to shareholders	1,532	457	512	851	938	(456)	1,630	5,464

Earnings per share	31.4p	9.4p	10.5p	17.4p	19.2p	(9.4)p	33.3p	111.8p

Weighted average number of shares (millions)	4,886							4,886

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Five year record continued

Adjusted results reconciliation 31 December 2016	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction -related £m	Divestments, significant legal and other items £m	Adjusted results £m
Turnover	27,889	27,889
Cost of sales	(9,290)	547	7	297	86	2	(8,351)
Gross profit	18,599	547	7	297	86	2	19,538

Selling, general and administration	(9,366)	514	55	(8,797)
Research and development	(3,628)	41	13	159	(81)	28	(3,468)
Royalty income	398	398
Other operating income/(expense)	(3,405)	3,914	(509)	–
Operating profit	2,598	588	20	970	3,919	(424)	7,671

Net finance costs	(664)	4	8	(652)
Share of after tax profits of associates and joint ventures	5	5
Profit before taxation	1,939	588	20	974	3,919	(416)	7,024

Taxation	(877)	(130)	(5)	(217)	(439)	170	(1,498)
Tax rate	45.2%	21.3%
Profit after taxation	1,062	458	15	757	3,480	(246)	5,526

Profit attributable to non-controlling interests	150	487	637
Profit attributable to shareholders	912	458	15	757	2,993	(246)	4,889

Earnings per share	18.8p	9.4p	0.3p	15.6p	61.6p	(5.1)	p	100.6p

Weighted average number of shares (millions)	4,860	4,860

Adjusted results reconciliation 31 December 2015	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction -related £m	Divestments, significant legal and other items £m	Adjusted results £m
Turnover	23,923	23,923
Cost of sales	(8,853)	522	147	563	89	12	(7,520)
Gross profit	15,070	522	147	563	89	12	16,403

Selling, general and administration	(9,232)	7	1,009	88	151	(7,977)
Research and development	(3,560)	41	52	319	52	(3,096)
Royalty income	329	329
Other operating income/(expense)	7,715	2,061	(9,776)	–
Operating profit	10,322	563	206	1,891	2,238	(9,561)	5,659

Net finance costs	(653)	5	12	(636)
Profit on disposal of associates	843	(843)	–
Share of after tax profits of associates and joint ventures	14	(16)	(2)
Profit before taxation	10,526	563	206	1,896	2,238	(10,408)	5,021

Taxation	(2,154)	(161)	(50)	(441)	(352)	2,182	(976)
Tax rate	20.5%	19.4%
Profit after taxation	8,372	402	156	1,455	1,886	(8,226)	4,045

(Loss)/profit attributable to non-controlling interests	(50)	500	(10)	440
Profit attributable to shareholders	8,422	402	156	1,455	1,386	(8,216)	3,605

Earnings per share	174.3p	8.3p	3.2p	30.1p	28.8p	(170.1)p	74.6p

Weighted average number of shares (millions)	4,831	4,831

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Financial record continued

Five year record continued

Adjusted results reconciliation 31 December 2014	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction -related £m	Divestments, significant legal and other items £m	Adjusted results £m
Turnover	23,006						23,006
Cost of sales	(7,323)	503	78	204	3		(6,535)
Gross profit	15,683	503	78	204	3		16,471

Selling, general and administration	(8,246)			430	68	536	(7,212)
Research and development	(3,450)	72	72	116		77	(3,113)
Royalty income	310						310
Other operating income/(expense)	(700)				768	(68)	–
Operating profit	3,597	575	150	750	839	545	6,456

Net finance costs	(659)			5		8	(646)
Share of after tax profits of associates and joint ventures	30						30
Profit before taxation	2,968	575	150	755	839	553	5,840

Taxation	(137)	(209)	(29)	(215)	(207)	(368)	(1,165)
Tax rate	4.6%						19.9%
Profit after taxation	2,831	366	121	540	632	185	4,675

Profit attributable to non-controlling interests	75				147		222
Profit attributable to shareholders	2,756	366	121	540	485	185	4,453

Earnings per share	57.3p	7.6p	2.5p	11.3p	10.2p	3.8p	92.7p

Weighted average number of shares (millions)	4,808						4,808

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Investor information

Pipeline, products and competition

Pharmaceuticals and Vaccines product development pipeline

Key	†	In-licence or other alliance relationship with third party	R	Receipt of Complete Response Letter
	^	ViiV Healthcare, a global specialist HIV company with	BLA	Biological Licence Application
		GSK, Pfizer, Inc. and Shionogi Limited as shareholders,	MAA	Marketing Authorisation Application (Europe)
		is responsible for developing and delivering HIV medicines.	NDA	New Drug Application (US)
	*	Registrational in PhII	Phase I	Evaluation of clinical pharmacology, usually conducted
	**	Under review		in volunteers
	1	Option-based alliance with Ionis Pharmaceuticals, Inc.	Phase II	Determination of dose and initial evaluation of efficacy,
	2	Option-based alliance with Immunocore Ltd.		conducted in a small number of patients
	3	Pending closure of transaction with Merck KGaA, Darmstadt, Germany
	S	First submission	Phase III	Large comparative study (compound versus placebo
	A	First regulatory approval (for MAA, this is the first EU		and/or established treatment) in patients to establish
		approval letter)		clinical benefit and safety

MAA and NDA/BLA regulatory review milestones shown in the table below are those that have been achieved. Future filing dates are not included in this list.

Achieved regulatory review milestones

Compound	Type	Indication	Phase	MAA	NDA/BLA
Oncology
Zejula (niraparib)†	Poly (ADP-ribose) polymerase (PARP) 1/2 inhibitor	First line maintenance ovarian cancer and other solid tumours	III
dostarlimab†	Anti-Programmed Cell Death protein 1 receptor (PD-1) antibody	Ovarian cancer Non-small cell lung cancer, MSI-H cancer (incl endometrial)*	III II
2857916†	B-cell maturation antigen antibody drug conjugate	Multiple myeloma*	II
3377794†	NY-ESO-1 autologous engineered TCR-T cells (engineered TCR)	Sarcoma, solid and heme malignancies	II
3359609†	Induced T-cell co-stimulator (ICOS) agonist antibody	Non-small cell lung cancer and solid tumours	II
molibresib (525762)	BET family bromodomain inhibitor	ER+ breast cancer, other solid tumours and haematological malignancies	II
M7824†[3]	Transforming growth factor beta (TGFß) trap and immune checkpoint (PD-1) inhibitor bispecific	Non-small cell lung cancer	II
TSR-022†	Anti-T-cell immunoglobulin and mucin domain-3 (TIM-3) antibody	Non-small cell lung cancer	II
3174998†	OX40 agonist monoclonal antibody	Solid tumours and haematological malignancies	II
3326595†	Protein arginine methyltransferase 5 (PRMT5) inhibitor	Solid tumours, heme malignancies	I/II
1795091	Toll-like receptor 4 (TLR4) agonist	Cancer	I
2636771	Phosphatidylinositol 3-kinase (PI3K) beta inhibitor	Cancer	I
3368715†	Protein arginine methyltransferase 1 (PRMT1) inhibitor	Cancer	I
3145095	RIP1 kinase inhibitor	Pancreatic cancer and selected solid tumors	I
3537142[2]	NY-ESO-1-targeting bispecific	Cancer	I
TSR-033†	Anti-lymphocyte activation gene-3 (LAG-3) antibody	Cancer	I
HIV^ and Infectious Diseases
Dectova (zanamivir) i.v.†	Neuraminidase inhibitor (i.v.)	Influenza	Submitted	S: Nov17
dolutegravir + lamivudine	HIV integrase strand transfer inhibitor + nucleoside reverse transcriptase inhibitor (NRTI)	HIV infection	Submitted	S:Sep18	S:Oct18
fostemsavir	HIV attachment inhibitor	HIV infection	III
cabotegravir + rilpivirine†	HIV integrase strand transfer inhibitor + non-nucleoside reverse transcriptase inhibitor (NNRTI) (long-acting regimen)	HIV infection	III
cabotegravir	HIV integrase strand transfer inhibitor (long-acting)	HIV pre-exposure prophylaxis	III
gepotidacin	Type 2 topoisomerase inhibitor	Bacterial infections	II
3228836[1]	HBV antisense oligonucleotide	Hepatitis B	II
3389404[1]	HBV LICA antisense oligonucleotide	Hepatitis B	II
3640254	HIV maturation inhibitor	HIV infection	II
3036656†	Leucyl t-RNA synthetase inhibitor	Tuberculosis	I
3810109†	HIV broadly neutralizing antibody	HIV infection	I

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Pipeline, products and competition continued

Pharmaceuticals and Vaccines product development pipeline continued

Achieved regulatory review milestones

Compound	Type	Indication	Phase	MAA	NDA/BLA
Immuno-inflammation
Benlysta + Rituxan†	B lymphocyte stimulator monoclonal antibody (s.c.) + cluster of differentiation 20 (CD20) monoclonal antibody (i.v.)	Systemic lupus erythematosus Sjogren’s syndrome	III II
3196165†	Granulocyte macrophage colony-stimulating factor monoclonal antibody	Rheumatoid arthritis	II
2982772	Receptor-interacting protein 1 (RIP1) kinase inhibitor	Psoriasis**, rheumatoid arthritis, ulcerative colitis	II
2330811	Oncostatin M (OSM) monoclonal antibody	Systemic sclerosis	II
2831781†	Lymphocyte activation gene 3 (LAG3) protein monoclonal antibody	Ulcerative colitis	I
2983559	Receptor-interacting protein 2 (RIP2) kinase inhibitor	Inflammatory bowel diseases**	I
3358699†	BET targeted inhibitor	Rheumatoid arthritis	I
3858279†	CCL17 inhibitor	Pain in osteoarthritis	I
Respiratory
mepolizumab	Interleukin 5 (IL5) monoclonal antibody	COPD hypereosinophilic syndrome and nasal polyposis	Complete response letter III		R: Sep18
fluticasone furoate + vilanterol† + umeclidinium	Glucocorticoid agonist + long-acting beta2 agonist + muscarinic a cetylcholine antagonist	Asthma	III
2586881†	Recombinant human angiotensin converting enzyme 2 (rhACE2)	Acute lung injury** and pulmonary arterial hypertension	II
2862277	Tumour necrosis factor receptor-1 (TNFR1) domain antibody	Acute lung injury	II
3772847†	Interleukin 33r (IL33r) monoclonal antibody	Asthma	II
2881078	Selective androgen receptor modulator	COPD muscle weakness	II
nemiralisib	Phosphatidylinositol 3-kinase delta (PI3Kd) inhibitor	Activated PI3K delta syndrome	I
2292767	Phosphatidylinositol 3-kinase delta (PI3Kd) inhibitor	Respiratory diseases**	I
3511294†	Interleukin 5 (IL5) long-acting monoclonal antibody	Asthma	I
Other Pharmaceuticals
Krintafel† (tafenoquine)	8-aminoquinoline	Plasmodium vivax malaria	Approved		A: Jul18
daprodustat (1278863)	Prolyl hydroxylase inhibitor (oral)	Anaemia associated with chronic renal disease	III
oxytocin (inhaled)†	Oxytocin	Postpartum hemorrhage	II
linerixibat (2330672)	Ileal bile acid transporter (IBAT) inhibitor	Cholestatic pruritus	II
3439171†	Hematopoietic prostaglandin D2 (hPGD2) synthase inhibitor	Muscle repair	I

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Investor information

Pharmaceuticals and Vaccines product development pipeline continued

Achieved regulatory review milestones

Compound	Type	Indication	Phase	MAA	NDA/BLA
Vaccines
Shingrix† (Zoster Vaccine)	Recombinant	Herpes Zoster prophylaxis Herpes Zoster prophylaxis for immunocompromised	Approved III	A:March 2018
Bexsero	Recombinant	Meningococcal B disease prophylaxis in infants	III (US)
Rotarix	Live attenuated, PCV (Porcine circovirus) free	Rotavirus prophylaxis	III
MMR	Live attenuated	Measles, mumps, rubella prophylaxis	III (US)
COPD†	Recombinant	Reduction of the frequency of moderate and severe acute exacerbations in COPD patients by targeting non-typeable Haemophilus influenzae and Moraxella catarrhalis	II
Hepatitis C†	Heterologous recombinant viral vectors	Hepatitis C virus prophylaxis: prevention of establishment of chronic infection	II
Malaria next generation†	Recombinant	Malaria prophylaxis (Plasmodium falciparum)	II
Men ABCWY	Recombinant – conjugated	Meningococcal A,B,C,W and Y disease prophylaxis in adolescents	II
Menveo Liquid	Conjugated	Meningococcal A,C,W and Y disease prophylaxis in adolescents	II
Shigella†	Conjugated and outer membrane	Shigella diarrhea prophylaxis	II
Tuberculosis†	Recombinant	Tuberculosis prophylaxis	II
RSV†	Replication-defective recombinant viral vector	Respiratory syncytial virus prophylaxis in paediatric population	II
		Respiratory syncytial virus prophylaxis in older adult population	I/II
		Respiratory syncytial virus prophylaxis in maternal population	I/II
HIV†	Recombinant proteins	HIV infection prophylaxis	II
Flu universal†	Universal inactivated split influenza vaccine	Flu disease prophylaxis with broad protection over multiple seasons	I/II

Brand names appearing in italics are trade marks owned by or licensed to the GSK group of companies.

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Pipeline, products and competition continued

Pharmaceutical products, competition and intellectual property

			Major	Patent expiry dates[2]

Products	Compounds	Indication(s)	competitor brands	US	EU
Respiratory
Anoro Ellipta	umeclidinium bromide/ vilanterol trifenatate	COPD	Stiolto Respimat, Utibron/Ultibro Breezhaler, Duaklir Genuair Bevespi, Aerosphere	2027 (NCE) 2027-2030 (device/ formulation)	2029 (NCE) 2022-2026 (device/ formulation)
Arnuity Ellipta	fluticasone furoate	asthma	Qvar, Pulmicort Asmanex, Alvesco	2021 (NCE) 2027-2030 (device/ formulation)	NA
Avamys/Veramyst	fluticasone furoate	rhinitis	Nasonex	2021[1]	2023
Flixotide/Flovent	fluticasone propionate	asthma/COPD	Qvar, Singulair	expired (Diskus device) 2019-2026 (HFA-device)	expired (Diskus device) expired (HFA-device)
Incruse Ellipta	umeclidinium bromide	COPD	Spiriva Handihaler/ Respimat, Eklira Genuair Seebri Breezhaler	2027 (NCE) 2027-2030 (device/ formulation)	2029 (NCE) 2022-2026 (device/ formulation)
Nucala	mepolizumab	severe eosinophilic asthma, EGPA	Xolair, Cinqair, Fasenra, Dupixent	2019[3]	2020[3]
Relvar/Breo Ellipta	fluticasone furoate/ vilanterol trifenatate	asthma/COPD	Symbicort, Foster, Flutiform, Dulera	2025 (NCE) 2027-2030 (device/ formulation)	2027 (NCE) 2022-2026 (device/ formulation)
Seretide/Advair	salmeterol xinafoate/ fluticasone propionate	asthma/COPD	Symbicort, Foster, Flutiform, Dulera	expired (Diskus device) 2019-2026 (HFA-device)	expired (Diskus device) expired (HFA-device)
Trelegy Ellipta	fluticasone furoate/ vilanterol trifenatate umeclidinium bromide	COPD	Trimbow	2027 (NCE) 2027-2030 (device/ formulation)	2029 (NCE) 2022-2026 (device/ formulation)
Ventolin HFA	albuterol sulphate	asthma/COPD	generic companies	2019-2026 (HFA-device)	expired (HFA-device)
Anti-virals
Valtrex	valaciclovir	genital herpes, coldsores, shingles	Famvir	expired	expired
Central nervous system
Lamictal	lamotrigine	epilepsy, bipolar disorder	Keppra, Dilantin	expired	expired
Imigran/Imitrex	sumatriptan	migraine	Zomig, Maxalt, Relpax	expired	expired
Seroxat/Paxil	paroxetine	depression, various anxiety disorders	Effexor, Cymbalta, Lexapro	expired	expired
Cardiovascular and urogenital
Avodart	dutasteride	benign prostatic hyperplasia	Proscar, Flomax, finasteride	expired	expired
Anti-bacterials
Augmentin	amoxicillin/clavulanate potassium	common bacterial infections	generic products	NA	expired
Rare diseases
Volibris	ambrisentan	pulmonary hypertension	Tracleer, Revatio	NA	2020
Immuno-inflammation
Benlysta, Benlysta SC	belimumab	systemic lupus erythematosus		2025	2026

1	Generic competition commenced in 2017.

2	Includes Supplementary Protection Certificates which were granted in multiple countries in EU and patent term extensions granted in the US.

3	Data exclusivity expires 2025 (EU) and 2027 (US).

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Financial statements
Investor information

Pharmaceutical products, competition and intellectual property continued

			Major	Patent expiry dates[3]

Products	Compounds	Indication(s)	competitor brands	US	EU
HIV
Epzicom/Kivexa	lamivudine and abacavir	HIV/AIDS	Truvada, Atripla Descovy, Genvoya Odefsey	expired	2019[1,2] (combination)
Juluca	dolutegravir, rilpivirine	HIV/AIDS	Genvoya, Odefsey Descovy, Atripla	2027 (NCE)	2029 (NCE)
Selzentry/Celsentri	maraviroc	HIV/AIDS	Isentress, Intelence, Prezista	2021 (NCE)	2022 (NCE)
Tivicay	dolutegravir	HIV/AIDS	Isentress, Prezista Reyataz, Kaletra, Biktarvy	2027[1] (NCE)	2029 (NCE)
Triumeq	dolutegravir, lamivudine and abacavir	HIV/AIDS	Atripla, Descovy, Odefsey, Genvoya, Biktarvy	2027 (NCE)	2029 (NCE)
Vaccine products, competition and intellectual property
			Major	Patent expiry dates[3]

Products	Compounds	Indication(s)	competitor brands	US	EU
Bexsero	meningococcal group-B vaccine	Meningitis group B prevention	Trumenba	2027	2028
Boostrix	diphtheria, tetanus, acellular pertussis	diphtheria, tetanus, acellular Pertussis booster vaccination	Adacel	expired	expired
Infanrix Hexa/Pediarix	diphtheria, tetanus, pertussis, polio, hepatitis B, Haemophilus influenzae type B (EU)	Prophylaxis against diphtheria, tetanus, pertussis, polio, hepatitis B, Haemophilus influenzae type B (EU)	Pentacel, Pediacel, Pentaxim, Pentavac, Hexaxim, Hexyon Vaxelis	expired	expired
Cervarix	HPV 16 & 18 virus like particles (VLPs), AS04 adjuvant (MPL + aluminium hydroxide)	human papilloma virus type 16 and 18	Gardasil (Silgard)	2028	2022
Fluarix Tetra	split inactivated influenza antigens (2 virus subtypes A and 2 subtype B)	seasonal influenza prophylaxis	Intenza, Flumist QIV, Vaxigrip QIV, Fluzone QIV, Fluzone High Dose	2022	2022
FluLaval	split inactivated influenza antigens (2 virus subtypes A and 2 subtype B)	seasonal influenza prophylaxis	Vaxigrip, Mutagrip, Fluzone, Influvac, Aggripal, Fluad, Intenza, Flumist	2022	2022
Menveo	meningococcal group A, C, W- 135 and Y conjugate vaccine	Meningitis group A, C, W-135 and Y prophylaxis	Nimenrix, Menactra	2025	2025
Prepandrix	derived split inactivated influenza virus antigen, AS03 adjuvant	pandemic H5N1 influenza prophylaxis	Aflunov, Vepacel	–	2026
Priorix, Priorix Tetra[a,b] Varilrix[b]	live attenuated measles, mumps, rubella and varicella vaccine	measles, mumps, rubella and chickenpox prophylaxis	MMR II (M-M-RVaxPro) Proquad, Varivax	2019[4]	expired
Rotarix	Human rotavirus RIX4414 strain	Rotavirus prophylaxis	Rotateq	–	2020
Synflorix	conjugated pneumococcal polysaccharide	Prophylaxis against invasive disease, pneumonia, acute otitis media	Prevenar (Prevnar)	NA	2024
Shingrix	zoster vaccine recombinant, adjuvanted	herpes zoster (shingles)	Zostavax	2026	2026

1	See Note 45 to the financial statements, ‘Legal proceedings’.

2	Generic competition commenced in many markets during 2016.

3	Includes Supplementary Protection Certificates which were granted in multiple countries in EU and patent term extensions granted in the US.

4	Refers to Priorix and Priorix Tetra, as all patents on Varilrix have expired.

a	Related compounds/indications are measles, mumps and rubella vaccine/prophylaxis

b	Related compound is varicella vaccine

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Pipeline, products and competition continued

Consumer Healthcare products and competition

Brand	Products	Application	Markets	Competition
Wellness Respiratory
Otrivin	nasal spray	nasal decongestant	Germany, Poland, Russia, Sweden, Ukraine	Afrin, Merck Nasivin, Merck
Theraflu	tablets, syrups and pods	cold and flu relief	Russia, Poland, Ukraine, US	Tylenol Cold & Flu, Johnson & Johnson Mucinex, Reckitt Benckiser Lemsip, Reckitt Benckiser
Flonase	nasal spray	allergy relief	US	Claritin, Bayer, Nasacort, Sanofi
Flixonase, Piriton	nasal spray, tablets	allergy relief	UK, Ireland	Benadryl, Johnson & Johnson
Nicorette (US), NicoDerm, Nicotinell (ex. Australia) Pain relief	lozenges, gum and trans-dermal patches	treatment of nicotine withdrawal as an aid to smoking reduction and cessation	global	Nicorette, Johnson & Johnson NiQuitin, Perrigo
Panadol and Panadol Cold & Flu	tablets, caplets, infant syrup drops	paracetamol-based treatment for headache, joint pain, fever, cold symptoms	global (except US)	Advil, Pfizer Aspirin, Bayer Tylenol, Johnson & Johnson
Voltaren	topical gel	non-steroidal, diclofenac based anti-inflammatory	global (except US)	Advil, Pfizer Aspirin, Bayer Tylenol, Johnson & Johnson
Other
ENO	effervescent	immediate relief antacid	global (except US)	Estomazil, Hypermarca Gelusil, Pfizer
Tums	chewable tablets	immediate relief antacid	US	Alka-Seltzer, Bayer Gaviscon, Reckitt Benckiser Rolaids, Sanofi
Oral health
Sensodyne, Pronamel	toothpastes, toothbrushes, mouth rinse	relief of dentinal hypersensitivity. Pronamel additionally protects against acid erosion	global	Colgate Sensitive Pro-Relief, Colgate-Palmolive Elmex, Colgate-Palmolive Oral B, Procter & Gamble
parodontax/ Corsodyl	toothpaste, medicated mouthwash, gel and spray	helps stop and prevent bleeding gums, treats and prevents gingivitis	global	Colgate Total Gum Health, Colgate-Palmolive Oral B Gum & Enamel Repair, Crest Gum Detoxify, Procter & Gamble
Polident, Poligrip, Corega	denture adhesive, denture cleanser, wipes	improve retention and comfort of dentures, cleans dentures	global	Fixodent and Kukident, Procter & Gamble, Steradent, Reckitt Benckiser
Aquafresh	toothpastes, toothbrushes mouthwashes	aids prevention of dental cavities, maintains healthy teeth, gums and fresh breath	global	Colgate, Colgate-Palmolive Crest, Procter & Gamble Oral-B, Procter & Gamble
Skin health
Zovirax Abreva	topical cream and non-medicated patch	lip care to treat and prevent the onset of cold sores	global	Compeed, Johnson & Johnson Carmex, Carma Labs Blistex, Blistex Incorporated retail own label
Nutrition
Horlicks	malted drinks and foods	nutritional beverages & food	Indian sub-continent, United Kingdom, Ireland	Bournvita, Mondelez Complan, Heinz

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Principal risks and uncertainties

The principal risks discussed below are the risks and uncertainties relevant to our business, financial condition and results of operations that may affect our performance and ability to achieve our objectives. The risks below are those that we believe could cause our actual results to differ materially from expected and historical results. During 2018 we have evolved the cycle of management of these risks which helps us Identify, manage and report on our most important risks in a proportionate and consistent way.

We must adapt to and comply with a broad range of laws and regulations which apply to research and development, manufacturing, testing, approval, distribution, sales and marketing of Pharmaceutical, Vaccine and Consumer Healthcare products. These affect not only the cost of product development but also the time required to reach the market and the likelihood of doing so successfully on a continuous basis.

Also, during 2018 we have improved consistency of risk management across the organisation through evolution of our enterprise risk management and reporting cycle.

As rules and regulations change, and governmental interpretation evolves, the nature of a particular risk may change. Changes to certain regulatory regimes may be substantial. Any change in, and any failure to comply with, applicable law and regulations could materially and adversely affect our financial results.

Similarly, our global business exposes us to litigation and government investigations, including but not limited to product liability litigation, patent and antitrust litigation and sales and marketing litigation. Litigation and government investigations, including related provisions we may make for unfavourable outcomes and increases in related costs such as insurance premiums, could materially and adversely affect our financial results.

More detail on the status and various uncertainties involved in our significant unresolved disputes and potential litigation is set out in Note 45, ‘Legal proceedings,’ on pages 215 to 218.

UK regulations require a discussion of the mitigating activities a company takes to address principal risks and uncertainties. A summary of the activities that the Group takes to manage each of our principal risks accompanies the description of each principal risk below. The principal risks and uncertainties are not listed in order of significance.

Patient safety

Risk definition

Failure to appropriately collect, review, follow up, or report human safety information (HSI), including adverse events from all potential sources, and to act on any relevant findings in a timely manner.

Risk impact

The risk impact has the potential to compromise our ability to conduct robust safety signal detection and interpretation and to ensure that appropriate decisions are taken with respect to the risk/ benefit profile of our products, including the completeness and accuracy of product labels and the pursuit of additional studies/ analyses, as appropriate. This could lead to potential harm to patients, reputational damage, product liability claims or other litigation, governmental investigation, regulatory action such as fines, penalties or loss of product authorisation.

Context

Pre-clinical and clinical trials are conducted during the development of investigational Pharmaceutical, Vaccine and Consumer Healthcare products to determine the safety and efficacy of the products for use by humans. Notwithstanding the efforts we make to determine the safety of our products through appropriate pre-clinical and clinical trials, unanticipated side effects may become evident only when products are widely introduced into the marketplace. Questions about the safety of our products may be raised not only by our ongoing safety surveillance and post-marketing studies but also by governmental agencies and third parties that may analyse publicly available clinical trial results. Constant vigilance and flexibility is required in order to respond to a varied regulatory environment which continues to evolve and diverge globally.

The Group is currently a defendant in a number of product liability lawsuits, including class actions, that involve significant claims for damages related to our products. Litigation, particularly in the US, is inherently unpredictable. Class actions that seek to sweep together all persons who take our products increase the potential liability. Claims for pain and suffering and punitive damages are frequently asserted in product liability actions and, if allowed, can represent potentially open-ended exposure and thus, could materially and adversely affect the Group’s financial results.

Mitigating activities

The Chief Medical Officer (CMO), who is also the Medical Officer for Pharmaceuticals, is responsible for medical governance under a global policy. Under that policy, safeguarding human subjects in our clinical trials and patients who take our products is of paramount importance, and the CMO has the authoritative role for evaluating and addressing matters of human safety.

Individual Medical Officers within the Pharmaceutical, Vaccines and Consumer Healthcare businesses and our substantial Safety and Pharmacovigilance organisation keep track of any adverse issues reported for our products during the course of clinical studies. Once a Group product is approved for marketing, we have an extensive post-marketing surveillance and signal detection system. Information on possible side effects of products is received from several sources including unsolicited reports from healthcare professionals (HCPs) and patients, regulatory authorities, medical and scientific literature, traditional media and social media. It is our policy that employees are required to report immediately any issues relating to the safety or quality of our products. Each of our country managers is responsible for monitoring, exception tracking and training that helps assure the collection of safety information and reporting the information to the relevant central safety department, in accordance with policy and legal requirements.

Information that changes the risk/benefit profile of one of our products will result in certain actions to characterise, communicate and minimise the risk. Proposed actions are discussed with regulatory authorities and can include modifying the prescribing information, communications to physicians and other healthcare providers, restrictions on product prescribing/availability to help assure safe use, and sometimes carrying out further clinical trials. In certain cases, it may be appropriate to stop clinical trials or to withdraw the medicine from the market.

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Principal risks and uncertainties continued

Patient safety continued

Our Global Safety Board (GSB), comprising senior physicians and representatives of supporting functions, is an integral component of the system. The GSB (including subsidiary boards dedicated to Consumer Healthcare products and Vaccines) reviews the safety of investigational and our marketed products and has the authority to stop a clinical trial if continued conduct of such trial is not ethically or scientifically justified in light of information that has emerged since the start of the trial.

In addition to the medical governance framework as described above, we use several mechanisms to foster the early evaluation, mitigation and resolution of disputes as they arise, and of potential claims even before they occur. The goal of the programmes is to create a culture of early identification and evaluation of risks and claims (actual or potential) that remains strong through organisational and regulatory change, in order to minimise liability and litigation.

Product quality

Risk definition

Failure to comply with current Good Manufacturing Practices (cGMP) or inadequate controls and governance of quality in the supply chain covering supplier standards, manufacturing and distribution of products.

Risk impact

A failure to ensure product quality could have far reaching implications in terms of patient and consumer safety resulting in product launch delays, supply interruptions and product recalls. This would have the potential to do damage to our reputation, as well as result in other regulatory, legal and financial consequences.

Context

Patients, consumers and HCPs trust the quality of our products. Product quality may be influenced by many factors including product and process understanding, consistency of manufacturing components, compliance with GMP, accuracy of labelling, reliability of the external supply chain, and the embodiment of an overarching quality culture. The internal and external environment continues to evolve as new products and new legislation are introduced. Critically, we are addressing the impact of Brexit on our supply chain management and quality oversight between the UK and the EU and are developing and deploying appropriate contingency plans to avoid interruption of supply to patients.

Mitigating activities

An extensive global network of quality and compliance professionals is aligned with each business unit to provide oversight and assist with the delivery of quality performance and operational compliance, from site level to senior management level. Management oversight of those activities is accomplished through a hierarchy of Quality Councils and through an independent Chief Product Quality Officer and Global Product Quality Office.

We have developed and implemented a single Quality Management System that defines the quality standards and systems for our businesses associated with Pharmaceuticals, Vaccines and Consumer Healthcare products and clinical trial materials. This system has a broad scope and is applicable throughout the product lifecycle from R&D to mature commercial supply.

There is no single external quality standard or system that governs the detailed global regulatory expectations for the quality of medicinal products. Requirements are often complex and fragmented across national and regional boundaries. We have therefore adopted the internationally recognised principles from the ‘ICH Q10: Pharmaceutical Quality Systems’ framework as the basis for the GSK Quality Management System.

This is an industry standard which incorporates quality concepts throughout the product lifecycle. The GSK Quality Management System is augmented by a consolidation of the numerous regulatory requirements defined by markets across the world, which assures that it meets external expectations for product quality in the markets supplied. The Quality Management System is routinely updated to ensure that it keeps pace with the evolving external regulatory environment and with new scientific understanding of our products and processes. As part of our drive to continually improve the operational deployment of our Quality Management System, we are making our policies and procedures simpler to understand and implement, as well as adopting innovative tools to give a more user-friendly experience.

We provide the Corporate Executive Team & Risk Oversight and Compliance Council with an integrated assessment of Regulated Quality (GxP) performance. The defined key performance indicators cover manufacturing practice, clinical practice, pharmacovigilance practice, regulatory practice, drug safety assessment, and animal welfare.

We have implemented a risk-based approach to assessing and managing third party suppliers that provide materials which are used in finished products. Contract manufacturers making our products are expected to comply with GSK standards and are regularly audited to provide assurance that standards are met.

All staff members are regularly trained to ensure that cGMP standards and behaviours based on our values and expectations are followed. Additionally, advocacy and communication programmes are routinely deployed to ensure consistent messages are conveyed across the organisation, whether they originate from changes in regulation, learnings from inspections, or regulatory submissions. There is a continued emphasis on the value of quality performance metrics to facilitate improvement and foster a culture of ‘right first time’.

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Financial controls and reporting

Risk definition

Failure to comply with current tax laws or incurring significant losses due to treasury activities; failure to report accurate financial information in compliance with accounting standards and applicable legislation.

Risk impact

Non-compliance with existing or new financial reporting and disclosure requirements, or changes to the recognition of income and expenses, could expose us to litigation and regulatory action and could materially and adversely affect our financial results. Changes in tax laws or in their application with respect to matters such as transfer pricing, foreign dividends, controlled companies, R&D tax credits, taxation of intellectual property or a restriction in tax relief allowed on the interest on debt funding, could impact our effective tax rate. Significant losses may arise from inconsistent application of treasury policies, transactional or settlement errors, or counterparty defaults.

Any changes in the substance or application of the governing tax laws, failure to comply with such tax laws or significant losses due to treasury activities could materially and adversely affect our financial results.

Context

The Group is required by the laws of various jurisdictions to disclose publicly its financial results and events that could materially affect the financial results of the Group. Regulators routinely review the financial statements of listed companies for compliance with new, revised or existing accounting and regulatory requirements. The Group believes that it complies with the appropriate regulatory requirements concerning our financial statements and disclosure of material information including any transactions relating to business restructuring such as acquisitions and divestitures. However, should we be subject to an investigation into potential non-compliance with accounting and disclosure requirements, this may lead to restatements of previously reported results and significant penalties.

Our Treasury group deals in high value transactions, mostly foreign exchange and cash management transactions, on a daily basis. These transactions involve market volatility and counterparty risk.

The Group’s effective tax rate reflects rates of tax in the jurisdictions in which the Group operates that are both higher and lower than the UK rate and takes into account regimes that encourage innovation and investment in science by providing tax incentives which, if changed, could affect the Group’s tax rate. In addition, the worldwide nature of our operations means that our intellectual property, R&D and manufacturing operations are centered in a number of key locations. A consequence of this is that our cross-border supply routes, necessary to ensure supplies of medicines into numerous end markets, can be complex and result in conflicting claims from tax authorities as to the profits to be taxed in individual countries. Tax legislation itself is also complex and differs across the countries in which we operate. As such, tax risk can also arise due to differences in the interpretation of such legislation. The tax charge included in our financial statements is our best estimate of tax liability pending audits by tax authorities.

We expect there to be continued focus on tax reform in 2019 and future years driven by initiatives of the Organisation for Economic Cooperation & Development to address the taxation of the digital economy and European Commission initiatives including the use of fiscal state aid investigations. Together with domestic initiatives around the world, these may result in significant changes to established tax principles and an increase in tax authority disputes. These, regardless of their merit or outcomes, can be costly, divert management attention and may adversely impact our reputation and relationship with key stakeholders.

Mitigating activities

Financial results are reviewed and approved by regional management and then reviewed with the Financial Controller and the Chief Financial Officer (CFO). This allows our Financial Controller and our CFO to assess the evolution of the business over time, and to evaluate performance to plan. Significant judgments are reviewed and confirmed by senior management. Business re-organisations and newly acquired activities are integrated into risk assessments and appropriate controls and reviews are applied.

Counterparty exposure is subject to defined limits approved by the Board for both credit rating and individual counterparties. Oversight of Treasury’s role in managing counterparty risk in line with agreed policy is performed by a Corporate Compliance Officer, who operates independently of Treasury. Further details on mitigation of Treasury risks can be found on pages 198 to 200, Note 42, ‘Financial instruments and related disclosures’.

We maintain a control environment designed to identify material errors in financial reporting and disclosure. The design and operating effectiveness of key financial reporting controls are regularly tested by management and via Independent Business Monitoring. This provides us with the assurance that controls over key financial reporting and disclosure processes have operated effectively. A minimum standard control set has been implemented, whereby all Finance activities, are required to apply and ensure they are monitored. Our Global Finance Risk Management and Controls Centre of Excellence provides extra support to large Group organisations undergoing transformation such as system deployment or significant business and finance transformations. We have also added operational resources to ensure processes and controls are maintained during business transformation, the upgrade of our financial systems and processes. Additional risk mitigation has been introduced by amending the programme timelines of system upgrades to optimise delivery.

The Disclosure Committee reporting to the Board, reviews the Group’s quarterly results and Annual Report and determines throughout the year, in consultation with its legal advisors, whether it is necessary to disclose publicly information about the Group through Stock Exchange announcements. The Treasury Management Group meets on a regular basis to seek to ensure that liquidity, interest rate, counterparty, foreign currency transaction and foreign currency translation risks are all managed in line with the conservative approach as detailed in the associated risk strategies and policies which have been adopted by the Board.

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Principal risks and uncertainties continued

Financial controls and reporting continued

Tax risk is managed through robust internal policies, processes, training and compliance programmes to ensure we have alignment across our business and meet our tax obligations. We seek to maintain open, positive relationships with governments and tax authorities worldwide and we welcome constructive debate on taxation policy. We monitor government debate on tax policy in our key jurisdictions to deal proactively with any potential future changes in tax law. We engage advisors and legal counsel to confirm the implications for our business of tax legislation such as the recently enacted US Tax Cuts and Jobs Act. Where appropriate, we are active in providing relevant business input to tax policy makers. Significant decisions are submitted for consideration to the Tax Governance Board which meets quarterly and comprises senior personnel from across GSK’s Finance division.

Our tax affairs are managed on a global basis through a co-ordinated team of tax professionals led by the Global Head of Tax who works closely with the business. Our tax professionals are suitably qualified for the roles they perform, and we support their training needs in order that they continue to be able to provide up to date technical advice. We submit tax returns according to statutory time limits and engage with tax authorities to seek to ensure our tax affairs are current, entering arrangements such as Continuous Audit Programmes and Advance Pricing Agreements where appropriate. These agreements provide long-term certainty for both tax authorities and for us over the tax treatment of our business. In exceptional cases where matters cannot be settled by agreement with tax authorities, we may have to resolve disputes through formal appeals or other proceedings.

We keep up-to-date with the latest developments in financial reporting requirements by working with our external auditor and legal advisors.

Anti-bribery and corruption (ABAC)

Risk definition

Failure of GSK employees, consultants and third parties to comply with our Anti-bribery & corruption (ABAC) principles and standards, as well as with all applicable legislation.

Risk impact

Failure to mitigate this risk could expose the Group and associated persons to governmental investigation, regulatory action, and civil and criminal liability and may compromise the Group’s ability to supply its products under certain government contracts. In addition to legal and financial penalties, a failure to prevent bribery through complying with ABAC legislation and regulations could have substantial implications for the reputation of the company, the credibility of senior leaders, and an erosion of investor confidence in our governance and risk management.

Context

We are exposed to bribery and corruption risk through our global business operations. In some markets, the government structure and the rule of law are less developed, and this has a bearing on our bribery and corruption risk exposure. In addition to the global nature of our business, the healthcare sector by its very nature maintains relationships with government bodies, is highly competitive and subject to regulation. This increases the instances where we are exposed to bribery and corruption risk.

The Group has been subject to a number of ABAC inquiries. We reached a resolution with the US authorities in 2016 regarding their ABAC inquiry, following which we were subject to a self-monitoring arrangement. The self-monitorship concluded in September 2018. Government investigations regarding our China and other business operations are ongoing. These investigations are discussed further in Note 45, ‘Legal proceedings’.

Mitigating activities

Programme governance is provided through Enterprise Risk Management overseen by the ABAC Governance Board which includes representation from key functional areas and the business. We have a dedicated ABAC team responsible for the implementation and evolution of the programme in response to developments in the internal and external environment. This is complemented with independent oversight and assurance undertaken by the Audit & Assurance and Independent Business Monitoring teams.

We have an enterprise-wide ABAC programme designed to ensure compliance with our ABAC policies and mitigate the risk of bribery and corruption. It builds on our business standards, values and expectations to form a comprehensive and practical approach to compliance and is flexible to the evolving nature of our business.

Our Code of Conduct, values and expectations, and commitment to zero tolerance are integral to how we mitigate this risk. In light of the complexity and geographic breadth of this risk, we constantly evolve our oversight of activities and data, reinforce to our workforce clear expectations regarding acceptable behaviours, and maintain regular communications between the centre and local markets.

Our ABAC programme is built on best in class principles and is subject to ongoing review and development. It provides us with the basis from which we seek to manage the risk from top down and bottom up. For example, the programme comprises top-level commitment from the Board of Directors and leadership, a global risk assessment and key risk indicators to enable targeted intervention and risk management activities. The programme is underpinned by a global ABAC policy and written standards that address commercial and other practices that give rise to ABAC risk and ongoing communications. We provide mandatory periodic ABAC training to our staff and relevant third parties in accordance with their roles, responsibilities and the risks they face. In addition, the programme mandates enhanced controls over interactions with government officials and during business development transactions.

We continually benchmark our ABAC programme against other large multinational companies and use external expertise and internal insights to drive improvements in the programme.

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Commercial practices

Risk definition

Failure to engage in commercial activities that are consistent with the letter and spirit of the law, industry, or the Group’s requirements relating to marketing and communications about our medicines and associated therapeutic areas; appropriate interactions with healthcare professionals (HCPs) and patients; and legitimate and transparent transfer of value.

Risk impact

Failure to manage risks related to commercial practices could materially and adversely affect our ability to grow a diversified global business and deliver more products of value for patients and consumers. Failure to comply with applicable laws, rules and regulations may result in governmental investigation, regulatory action and legal proceedings brought against the Group by governmental and private plaintiffs which could result in government sanctions, and criminal and/or financial penalties. Failure to provide accurate and complete information related to our products may result in incomplete awareness of the risk/benefit profile of our products and possibly suboptimal treatment of patients and consumers.

Any practices that are found to be misaligned with our values could also result in reputational harm and dilute trust established with external stakeholders.

Context

We operate on a global basis in an industry that is both highly competitive and highly regulated. Our competitors may make significant product innovations and technical advances and may intensify price competition. In light of this competitive environment, continued development of commercially viable new products and the development of additional uses for existing products that reflect insights which help ensure those products address the needs of patients/consumers, HCPs, and payers are critical to achieve our strategic objectives.

As other pharmaceutical, vaccine and consumer companies, we face downward price pressure in major markets, declining emerging market growth, and negative foreign exchange impact.

Developing new Pharmaceutical, Vaccine and Consumer Healthcare products is a costly, lengthy and an uncertain process. A product candidate may fail at any stage, including after significant economic and human resources have been invested. Our competitors’ products or pricing strategies, or any failure on our part to develop commercially successful products, or to develop additional uses for existing products, could materially and adversely affect our ability to achieve our strategic objectives.

We are committed to the ethical and responsible commercialisation of our products to support our mission to improve the quality of human life by enabling people to do more, feel better, and live longer. To accomplish this mission, we engage the healthcare community in various ways to provide important information about our medicines. Promotion of approved products seeks to ensure that HCPs globally have access to information they need, that patients and consumers have access to the information and products they need and that products are prescribed, recommended or used in a manner that provides the maximum healthcare benefit to patients and consumers. We are committed to communicating information related to our approved products in a responsible, legal and ethical manner.

Mitigating activities

Our strategic objectives are designed to ensure we achieve our mission of helping people do more, feel better and live longer. We continue to strive for new product launches that are competitive and resourced effectively. We also strive to have a healthy proportion of the Group’s sales ratio attributable to new product or innovation sales.

This innovation helps us defray the effect, for example, of downward price pressure in major markets, declining emerging market growth and negative foreign exchange impact. Establishing new products that are priced to balance expectations of patients and consumers, HCPs, payers, shareholders, and the community enables us to maintain a strong global business and remain relevant to the needs of patients and consumers. Our values and behaviours provide a guide for how we lead and make decisions. We constantly strive to do the right thing and deliver quality products and ensure supply is sustained to meet customer needs and demand requirements, seeking to ensure our actions reflect our values, behaviours and the mission of our company.

We have taken action to enhance and improve standards and procedures for customer and consumer engagement utilising the application of data analytics and e-commerce channels. We have policies and standards governing commercial activities undertaken by us or on our behalf. Training has been implemented to support the evolution of our activities to all relevant employees. All of these activities we conduct worldwide must conform to high ethical, regulatory, and industry standards. Where local standards differ from global standards, the more stringent of the two applies. We have harmonised policies and procedures to guide above-country commercial practice processes as well as clarified applicable standards for operations in the various markets in which we operate. Each business has adopted the Internal Control Framework to support the assessment and management of its risks. Commercial practices activities have appropriate monitoring programmes and oversight from both business unit Risk Management and Compliance Boards and Country Executive Boards that manage risks across in-country business activities. Where in the past we have fallen below our own or any other regulatory or industry standards, we have sought to improve both the framework and culture for our compliance processes.

All promotional materials and activities must be reviewed and approved according to our policies and standards, and conducted in accordance with local laws and regulations, to seek to ensure that these materials and activities fairly represent the products or services of the Group. When necessary, we have disciplined (up to and including termination) employees who have engaged in misconduct and have broadened our ability to claw back remuneration from senior management in the event of misconduct.

We have eliminated rewards based on individual sales or market share of prescription products for sales professionals and their managers who interact with HCPs in favour of rewards based on the quality of the individuals’ interactions with HCPs.

In October 2018, we announced changes that allow fair market value payments to be made by GSK to expert practitioners to speak about our innovative medicines and vaccines in a limited number of countries during a restricted time period in a product’s lifecycle. New controls and training have been implemented to support these changes while ensuring appropriate oversight and assurance across the markets. Under the new policy, we will expand our reporting of payments to individual HCPs as part of our commitment to transparency and responsible disclosure.

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Principal risks and uncertainties continued

Privacy

Risk definition

The failure to collect, secure, use and destroy personal information (PI) in accordance with applicable data privacy laws.

Risk impact

Non-compliance can lead to harm to individuals (e.g. financial loss, distress, prejudice) and GSK (e.g. fines, management time, operational inefficiency, out of pocket costs, and reputational damage). It can also damage trust between GSK and individuals, communities, business partners and government authorities.

The General Data Protection Regulation (GDPR) increased the enforcement powers of EU supervisory authorities, including by allowing them to impose fines of up to 4% of global revenue, and to require the suspension of processing PI in certain circumstances. GDPR also gives individuals the right to bring collective legal actions against GSK for failure to comply with data privacy laws.

Context

Data Privacy laws are diverse, with limited harmonisation, despite Europe’s adoption of GDPR. In many countries in which GSK operates, local data privacy laws govern how GSK can collect and use PI. It is challenging for multi-nationals to standardise their approach to compliance with data privacy laws due to the high-level of local variation. Governments are enforcing compliance with data privacy laws more rigorously. There is an increasing focus on the ethical use of PI, over and above compliance with data privacy laws, and individuals are increasingly aware of their rights under data privacy laws.

Mitigating activities

The Chief Compliance Officer is also the chairperson of the Privacy Governance Board (PGB), which oversees GSK’s overall data privacy programme. Each business and function has appointed a Risk Owner who is accountable for the oversight of privacy risks associated with that business or functional area. They are supported by Privacy Leaders within their business or function. Additionally, in some countries data privacy laws require a Data Protection Officer (DPO) to be appointed. GSK has appointed a single DPO for the European Union, who is represented and supported in specific countries by Country Privacy Advisors. The Chief Compliance Officer is the Enterprise Risk Owner (ERO). The ERO has appointed a delegate risk owner, the Global Privacy Officer (GPO) who has accountability on a day-to-day basis for designing and implementing the control framework. The GPO co-leads the cross-functional Privacy Centre of Excellence (CoE), together with the Global Privacy Counsel. They are supported by Privacy Officers and Privacy Counsel for each Region and multiple Country Privacy Advisors (who are familiar with local privacy regulations).

GSK has emphasised the importance of data privacy from an internal risk management perspective by separating Privacy as a new, standalone Enterprise Risk from the Information Security Enterprise Risk. It has created a Privacy Centre of Excellence in Global Ethics and Compliance, which has overseen: (i) the implementation of a control framework; (ii) remediation of certain existing business activities to ensure compliance with GDPR (including adopting privacy controls e.g. privacy contract terms, written records of processing activities, data protection impact assessments) and (iii) a comprehensive training programme to drive greater awareness and accountability for managing PI across the entire organisation. Key roles of the privacy network at GSK will be certified with an accredited international privacy association.

Through monitoring, we continuously improve our processes, such as issue identification, reporting and handling capabilities. We are developing a process to detect and assess new privacy regulations to proactively prepare and mitigate regulatory risk to GSK.

Research practices

Risk definition

Failure to adequately conduct ethical and sound preclinical and clinical research. In addition, failure to engage in scientific activities that are consistent with the letter and spirit of the law, industry, or the Group’s requirements, and failure to secure adequate patent protection for GSK’s products.

Risk impact

The impacts of the risk include harm to human subjects, reputational damage, failure to obtain the necessary regulatory approvals for our products, governmental investigation, legal proceedings brought against the Group by governmental and private plaintiffs (product liability suits and claims for damages), loss of revenue due to inadequate patent protection or inability to supply GSK products, and regulatory action such as fines, penalties, or loss of product authorisation. Any of these consequences could materially and adversely affect our financial results and cause loss of trust from our customers and patients.

Context

Research relating to animals can raise ethical concerns. While we attempt to address this proactively, animal studies remain a vital part of our research. In many cases, they are the only method that can be used to investigate the effects of a potential new medicine in a living body before it is studied in humans. Animal research can provide critical information about the causes of diseases and how they develop. Nonetheless, we are continually seeking ways in which we can minimise our use of animals in research, whilst complying with regulatory requirements.

Clinical trials in healthy volunteers and patients are used to assess and demonstrate an investigational product’s efficacy and safety or further evaluate the product once it has been approved for marketing. We also work with human biological samples. These samples are fundamental to the discovery, development and safety monitoring of our products.

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Research practices continued

The integrity of our data is essential to success in all stages of the research data lifecycle: design, generation, recording and management, analysis, reporting, storage and retrieval. Our research data is governed by legislation and regulatory requirements. Research data and supporting documents are core components at various stages of pipeline progression decision-making and form the content of regulatory submissions, publications and patent filings. Poor data integrity can compromise our research efforts and negatively impact company reputation.

There are innate complexities and interdependencies required for regulatory filings, particularly given our global research and development footprint. Continually changing and increasingly stringent submission requirements continue to increase the complexity of worldwide product registration.

Scientific engagement (SE), defined as the interaction and exchange of information between GSK and external communities to advance scientific and medical understanding, including the appropriate development and use of our products, is an essential part of scientific discourse. Such non-promotional engagement with external stakeholder groups is vital to GSK’s mission and necessary for scientific and medical advance. SE activities are essential but present legal, regulatory, and reputational risk if the sharing of data, invited media coverage or payments to HCPs have, or are perceived to have, promotional intent.

A wide variety of biological materials are used by GSK in discovery, research and development phases. Through the Convention on Biological Diversity (CBD) and the Nagoya Protocol, the international community has established a global framework regulating access to, and use of, genetic resources of non-human origin in Research and Development (R&D). We support the principles of access and benefit sharing to genetic resources as outlined in the CBD and the Nagoya Protocol, recognising the importance of appropriate, effective and proportionate implementation measures at national and regional levels.

Patent rights play an important role in providing GSK with a competitive advantage in the market. Any loss of patent protection in a market for GSK’s products developed through our R&D, including reducing the availability or scope of patent rights, could materially and adversely affect our financial results in that market. Absence of adequate patent or data exclusivity protection, which could lead to, for example, competition from manufacturers of generic pharmaceutical products, could limit the opportunity to rely on such markets for future sales growth for our products, which could also materially and adversely impact our financial results. Following expiration of certain intellectual property rights, a generic manufacturer may lawfully produce a generic version of a product. Introduction of generic products typically leads to a rapid and dramatic loss of sales and reduces our revenues and margins for our proprietary products.

Mitigating activities

We have an established Office of Animal Welfare, Ethics and Strategy (OAWES), led by the Chief of Animal Welfare, Ethics and Strategy, that ensures the humane and responsible care of animals and increases the knowledge and application of non-animal alternatives. The OAWES provides a framework of animal welfare governance, promotes application of 3Rs (replacement, refinement and reduction of animals in research), conducts quality assessments and develops and deploys strategies on animal model reproducibility and translatability.

The Chief Medical Officer oversees the following enterprise Medical Governance Boards:

–	The Human Subject Research Board is in place to provide oversight for the human subject research sponsored and supported by us to ensure it conforms to ethical, medical and scientific standards

–	The Data Disclosure Board provides oversight for disclosure of our sponsored and supported human subject research. We make information available on our clinical studies, including summaries of the results – whether positive or negative. We were the first company to publish clinical study reports that form the basis of submissions to regulatory agencies and we have publicly posted more than 2,400 clinical study reports in addition to more than 6,400 study result summaries

–	Specific accountability and authorisation for SE is overseen by the Scientific Engagement and Promotional Practices Board. This Board is responsible for oversight of applicable policies and seeking to ensure the highest level of integrity and continuous development of SE

We have a Global Human Biological Samples Management (HBSM) governance framework in place to oversee the ethical and lawful acquisition and management of human biological samples. Our HBSM Enterprise Risk Management Team champions HBSM activities and provides an experienced group to support internal sample custodians regarding best practice.

It remains an important priority to enhance our data integrity controls. Data Integrity Committees are in place to provide oversight and Data Integrity Quality Assurance teams conduct assessments to provide independent business monitoring of our internal controls for R&D activities.

The Regulatory Governance Board serves as the global regulatory risk management and compliance board, promoting compliance with regulatory requirements and procedures, and oversees Group-wide written standards for cross business regulatory processes.

We established an Access and Benefit Sharing Centre of Excellence to oversee applicable requirements and enforcement measures for the acquisition and use of genetic material of non-human origin in scope of the Nagoya Protocol.

R&D maintains and controls pre-publication procedures to guard against public disclosure in advance of filing patent applications. In addition, because loss of patent protection can occur due to lack of data integrity in preparing patent application data and information, legal experts collaborate with R&D to support the review process for new patent applications.

The Research Practices risk is overseen by an Enterprise framework that seeks to ensure strengthened governance across the R&D businesses in Pharmaceuticals, Vaccines and Consumer Healthcare. Under the leadership of the Research Practices Enterprise Risk Owner, management of the risk takes a pragmatic approach to information sharing, streamlining risk identification and escalation, while ensuring ownership stays with the business.

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Principal risks and uncertainties continued

Third party oversight (TPO)

Risk definition

Failure to maintain adequate governance and oversight over third party relationships and failure of third parties to meet their contractual, regulatory, confidentiality or other obligations.

Risk impact

Failure to adequately manage third party relationships could result in business disruption and exposure to risks ranging from sub-optimal contractual terms and conditions, to severe business and legal sanctions and/or significant reputational damage. Any of these consequences could materially and adversely affect our business operations and financial results.

Context

Third parties are critical to our business delivery and are an integral part of the solution to meeting our business objectives. We rely on third parties, including suppliers, advisors, distributors, individual contractors, licensees, and other pharmaceutical and biotechnology collaboration partners for discovery, manufacture, and marketing of our products and for supporting other important business processes.

These business relationships present a material risk. For example, we share critical and sensitive information such as marketing plans, clinical data, and employee data with specific third parties who are conducting the relevant outsourced business activities. Inadequate protection or misuse of this information by third parties could have significant business impact. Similarly, we use distributors and agents in a range of activities such as promotion and tendering which have inherent risks such as inappropriate promotion or corruption. Insufficient internal compliance and controls by the distributors could affect our reputation. These risks are further increased by the complexities of working with large numbers of third parties across a diverse geographical spread.

Mitigating activities

To guide and enforce our global principles for interactions with third parties we have a global policy framework applicable to buying goods and services, managing our external spend, paying and working with our third parties. This policy framework applies to all employees and complementary workers worldwide. The enterprise-wide TPO programme takes an enterprise-wide view of third party related risks to ensure compliance with our ABAC policies and additional risks such as Labour Rights, Health and Safety and Human Safety Information. It forms a comprehensive and practical approach to third party oversight that is flexible to the evolving nature of our business and the type of engagement being managed. The programme is managed through the Global Ethics and Compliance organisation and has been globally deployed. It has strengthened risk assessment, contractual terms and due diligence efforts on third parties and improved the overall management of our third party risks through the lifecycle of the third party engagement.

Programme governance is provided through Enterprise Risk Management overseen by the TPO Governance Board which includes representation from key functional areas and the business. We have a dedicated TPO team responsible for the implementation and evolution of the programme in response to developments in the internal and external environment.

Each business leadership team retains ultimate accountability for managing third party interactions and risks. When working with third parties, our employees are expected to manage external interactions and commitments responsibly. This expectation is embedded in our values and Code of Conduct. It is our responsibility that all activities carried out on our behalf are performed safely and in compliance with applicable laws and our values, expectations, standards and Code of Conduct (See ABAC report above).

Our programme is complemented with independent oversight and assurance undertaken by the Audit & Assurance and Independent Business Monitoring teams. We review the TPO programme against other large multinational companies and use external expertise and internal insights to drive improvements in the programme.

Environment, health & safety and sustainability (EHS&S)

Risk definition

Failure to manage environment, health & safety and sustainability (EHS&S) risks in line with our objectives and policies and with relevant laws and regulations.

Risk impact

Failure to manage EHS&S risks could lead to significant harm to people, the environment and communities in which we operate, fines, failure to meet stakeholder expectations and regulatory requirements, litigation or regulatory action, and damage to the Group’s reputation, which could materially and adversely affect our financial results.

Context

We are subject to health, safety and environmental laws of various jurisdictions. These laws impose duties to protect people, the environment, and the communities in which we operate, as well as potential obligations to remediate contaminated sites. We have also been identified as a potentially responsible party under the US Comprehensive Environmental Response Compensation and Liability Act at a number of sites for remediation costs relating to our use or ownership of such sites in the US. Failure to manage these environmental risks properly could result in litigation, regulatory action and additional remedial costs that may materially and adversely affect our financial results. See Note 45 to the financial statements, ‘Legal proceedings’, for a discussion of the environmental related proceedings in which we are involved. We routinely accrue amounts related to our liabilities for such matters.

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Environment, health & safety and sustainability (EHS&S) continued

Mitigating activities

The Corporate Executive Team (CET) is responsible for EHS&S governance under a global policy. Under that policy, the CET seeks to ensure there is a control framework in place to manage the risks, impacts and legal compliance issues that relate to EHS&S and for assigning responsibility to senior managers for providing and maintaining those controls. Individual managers seek to ensure that the EHS&S control framework is effective and well implemented in their respective business area and that it is fully compliant with all applicable laws and regulations, adequately resourced, maintained, communicated, and monitored. Additionally, each employee is personally responsible for ensuring that all applicable local standard operating procedures are followed by them and expected to take responsibility for EHS&S matters.

Our risk-based, proactive approach is articulated in our Global EHS&S standard which supports our EHS&S policy and our objective to discover, develop, manufacture, supply and sell our products without harming people or the environment. In addition to the design and provision of safe facilities, plant and equipment, we operate rigorous procedures that help us eliminate hazards where practicable and protect employees’ health and well-being.

Through our continuing efforts to improve environmental sustainability we have reduced our value chain carbon intensity per pack, water consumption and waste generation. We actively manage our environmental remediation obligations and seek to ensure practices are environmentally sustainable and compliant.

Information security

Risk definition

The risk to GSK business activities if information becomes disclosed to those not authorised to see it, or if information or systems fail to be available or are corrupted, typically because of cybersecurity threats, although accident or malicious insider-action may be contributory causes.

Risk impact

Failure to adequately protect critical and sensitive systems and information may result in loss of commercial or strategic advantage and could materially affect our ongoing business operations, such as scientific research, clinical trials and manufacturing and supply chain activities.

Context

We rely on critical and sensitive systems and data, such as corporate strategic plans, intellectual property, manufacturing systems and trade secrets. There is the potential that our computer systems or information may be exposed to misuse or unauthorised disclosure.

We believe that the cyber security incidents that we have experienced to date have not resulted in significant disruptions to our operations and have not had a significant adverse effect on our results of operations, or on third parties. However, as the threats evolve we cannot provide assurance that our significant efforts in protecting and monitoring our systems and information will always be successful in preventing compromise or disruption in future. They increasingly involve highly-resourced threat actors such as nation-states and organised criminals. Combined with the size and complexity of our IT systems and those of our supply chain partners (including outsourced operations), this means that our systems and information have been, and are expected to continue to be, the subject of cyber-attacks of various types.

Mitigating activities

We have a global information protection policy and accompanying information technology standards and processes that are supported through a dedicated team and programme of activity. Our Information Protection function provides strategy, direction, and oversight, including active monitoring of cyber security, while enhancing our global information security capabilities, through an ongoing programme of investment that is in its sixth year.

We assess changes in our information protection risk environment through briefings by government agencies, subscription to commercial threat intelligence services and knowledge sharing with other pharmaceutical businesses and cross-industry bodies. Such changes are regularly reviewed by our Executive team and our Board and suitable adjustments agreed.

We aim to apply industry best practices as part of our information security policies, processes and technologies and invest in strategies that are commensurate with the changing nature of the security threat landscape. This will include suitable levels of cyber-risk insurance cover in future.

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Principal risks and uncertainties continued

Supply continuity

Risk definition

Failure to deliver a continuous supply of compliant finished product; inability to respond effectively to a crisis incident in a timely manner to recover and sustain critical operations, including key supply chains.

Risk impact

We recognise that failure to supply our products can adversely impact consumers and patients who rely on them. A material interruption of supply or exclusion from healthcare programmes could expose us to litigation or regulatory action and financial penalties that could adversely affect the Group’s financial results. The Group’s international operations, and those of its partners, expose our workforce, facilities, operations and information technology to potential disruption from natural events (e.g. storm, earthquake), man-made events (e.g. civil unrest, terrorism), and global emergencies (e.g. Ebola outbreak, flu pandemic). It is important that we have robust crisis management and recovery plans in place to manage such events.

Context

Our supply chain operations are subject to review and approval by various regulatory agencies that effectively provide our license to operate. Failure by our manufacturing and distribution facilities or by suppliers of key services and materials could lead to litigation or regulatory action such as product recalls and seizures, interruption of supply, delays in the approval of new products, and suspension of manufacturing operations pending resolution of manufacturing or logistics issues.

We rely on materials and services provided by third party suppliers to make our products, including active pharmaceutical ingredients (API), antigens, intermediates, commodities, and components for the manufacture and packaging of Pharmaceutical, Vaccine and Consumer Healthcare products. Some of the third party services procured, such as services provided by contract manufacturing and clinical research organisations to support development of key products, are important to ensure continuous operation of our business.

Although we undertake risk mitigation we recognise that certain events could nevertheless still result in delays or service interruptions. We use effective crisis management and business continuity planning to provide for the health and safety of our people and to minimise impact to us, by maintaining functional operations following a natural or man-made disaster, or a public health emergency.

Mitigating activities

Our supply chain model is designed to ensure the supply, quality and security of our products globally, as far as possible. Through the Supply Chain Governance Committees we closely monitor the inventory status and delivery of our products, with the aim of ensuring that customers have the Pharmaceutical, Vaccines and Consumer Healthcare products they need. Improved links between commercial forecasting and manufacturing made possible by our core commercial cycle should, over time, reduce the risk associated with demand fluctuations and any impact on our ability to supply or the cost of write-offs where products exceed their expiry date. Each node of the supply chain is periodically reviewed to ensure adequate safety stock, while balancing working capital in our end-to-end supply chain. Particular attention is placed on mitigating supply risks associated with medically critical and high-revenue products.

We routinely monitor the compliance of manufacturing external suppliers to identify and manage risks in our supply base. Where practical, we minimise our dependence on single sources of supply for critical items. Where alternative sourcing arrangements are not possible, our inventory strategy aims to protect the supply chain from unanticipated disruption.

We continue to implement anti-counterfeit systems such as product serialisation in accordance with emerging supply chain requirements such as the EU Falsified Medicines Regulation around the world.

A corporate policy requires each business and functional area head to ensure effective crisis management and business continuity plans are in place that include authorised response and recovery strategies, key areas of responsibility and clear communication routes, before any business disruption occurs. Corporate Security supports the business by: coordinating crisis management and business continuity training; facilitating simulation exercises; assessing our preparedness and recovery capability; and providing assurance oversight of our central repository of plans supporting our critical business processes.

Each business performs risk oversight to assure adequate risk mitigation including identifying new and emerging threats. We have a coordinated approach to evaluate and manage the implications for our business arising from Brexit. Our approach to Brexit is set out on page 36.

These activities help ensure an appropriate level of readiness and response capability is maintained. We also develop and maintain partnerships with external bodies like the Business Continuity Institute and the UN International Strategy for Disaster Risk Reduction, which helps improve our business continuity initiatives in disaster-prone areas and supports the development of community resilience to disasters.

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Shareholder information

Share capital and control

Details of our issued share capital and the number of shares held in Treasury as at 31 December 2018 can be found in Note 33 to the financial statements, ‘Share capital and share premium account’.

Our Ordinary Shares are listed on the London Stock Exchange and are also quoted on the New York Stock Exchange (NYSE) in the form of American Depositary Shares (ADS). Each ADS represents two Ordinary Shares. For details of listed debt and where it is listed refer to Note 31 to the financial statements, ‘Net debt’.

Holders of Ordinary Shares and ADS are entitled to receive dividends (when declared), the company’s Annual Report, to attend and speak at general meetings of the company, to appoint proxies and to exercise voting rights.

There are no restrictions on the transfer, or limitations on the holding, of Ordinary Shares and ADS and no requirements to obtain approval prior to any transfers. No Ordinary Shares or ADS carry any special rights with regard to control of the company and there are no restrictions on voting rights. Major shareholders have the same voting rights per share as all other shareholders. There are no known arrangements under which financial rights are held by a person other than the holder of the shares and no known agreements on restrictions on share transfers or on voting rights.

Shares acquired through the Group’s employee share plans rank equally with the other shares in issue and have no special rights. The trustees of our Employee Share Ownership Plan trusts have waived their rights to dividends on shares held by those trusts.

Exchange controls and other limitations affecting security holders

Other than certain economic sanctions, which may be in force from time to time, there are currently no applicable laws, decrees or regulations in force in the UK restricting the import or export of capital or affecting the remittance of dividends or other payments to holders of the company’s shares who are non-residents of the UK. Similarly, other than certain economic sanctions which may be in force from time to time, there are no limitations relating only to non-residents of the UK under English law or the company’s Articles of Association on the right to be a holder of, and to vote in respect of, the company’s shares.

Interests in voting rights

Other than as stated below, as far as we are aware, there are no persons with significant direct or indirect holdings in the company. Information provided to the company pursuant to the Financial Conduct Authority’s (FCA) Disclosure Guidance and Transparency Rules (DTRs) is published on a Regulatory Information Service and on the company’s website, www.gsk.com.

The company had received notifications in accordance with the FCA’s DTRs of the following notifiable interests in the voting rights in the company’s issued share capital:

	31 December 2018		1 March 2019
	No. of shares	*Percentage of issued capital (%)	No. of shares	*Percentage of issued capital (%)
BlackRock, Inc	348,328,939	7.02	359,325,075	7.24

*	Percentage of Ordinary shares in issue, excluding Treasury shares.

We have not acquired or disposed of any interests in our own shares during the period under review, with the exception of those transferred from Treasury to satisfy awards under the Group’s employee share plans.

Share buy-back programme

The Board has been authorised to issue and allot Ordinary Shares under Article 9 of the company’s Articles of Association. The power under Article 9 and the authority for the company to make purchases of its own shares are subject to shareholder authorities which are sought on an annual basis at our Annual General Meeting (AGM). Any shares purchased by the company may be cancelled or held as Treasury shares or used for satisfying share options and grants under Group employee share plans.

Our programme covers purchases of shares for cancellation or to be held as Treasury shares, in accordance with the authority renewed by shareholders at the AGM in May 2018, when the company was authorised to purchase a maximum of just under 497 million shares. Details of shares purchased, those cancelled, those held as Treasury shares and those subsequently transferred from Treasury to satisfy awards under the Group’s employee share plans are disclosed in Note 33 to the financial statements, ‘Share capital and share premium account’.

In determining specific share repurchase levels, the company considers the development of free cash flow during the year. No shares were purchased during the financial years ended 2015, 2016, 2017 or 2018.

The company confirms that it does not currently intend to make any market purchases in 2019. The company will review the potential for future share buy-backs in line with its usual annual cycle and subject to return and ratings criteria.

Market capitalisation

The market capitalisation, based on shares in issue excluding Treasury shares, of GSK at 31 December 2018 was £73.23 billion. At that date, GSK was the fifth largest company by market capitalisation in the FTSE index.

Share price	2018	2017	2016
	£	£	£
At 1 January	13.23	15.62	13.73

At 31 December	14.91	13.23	15.62

(Decrease)/increase	12.7%	(15.3)%	13.8%

High during the year	16.22	17.22	17.23

Low during the year	12.43	12.76	13.44

The table above sets out the middle market closing prices. The company’s share price increased by 12.7% in 2018. This compares with a decrease in the FTSE 100 index of 12.5% during the year. The share price on 1 March 2019 was £15.10.

—	UK share price (UK£) — US ADS price (US$)

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Shareholder information continued

Share capital and control continued

Nature of trading market

The following tables set out, for the periods indicated, the high and low middle market closing quotations in pence for the shares on the London Stock Exchange, and the high and low closing prices in US dollars for the ADS on the NYSE.

	Ordinary Shares		ADS
	Pence per share		US dollars per share
	High	Low	High	Low
March 2019*	1510	1510	40.39	40.39

February 2019	1558	1458	40.76	38.58

January 2019	1537	1436	39.38	37.83

December 2018	1513	1418	38.61	37.07

November 2018	1622	1480	41.87	38.84

October 2018	1558	1429	40.87	38.31

September 2018	1585	1484	40.53	38.99

Quarter ended 31 December 2018	1622	1418	41.87	37.07

Quarter ended 30 September 2018	1619	1484	41.87	38.99

Quarter ended 30 June 2018	1580	1378	41.94	38.85

Quarter ended 31 March 2018	1397	1243	35.49	39.38

Quarter ended 31 December 2017	1536	1276	41.10	34.66

Quarter ended 30 September 2017	1630	1452	42.77	38.68

Quarter ended 30 June 2017	1722	1550	44.37	40.68

Quarter ended 31 March 2017	1691	1520	42.73	38.72

Year ended 31 December 2018	1622	1243	41.94	35.49

Year ended 31 December 2017	1722	1276	44.37	34.66

Year ended 31 December 2016	1723	1345	45.49	37.39

Year ended 31 December 2015	1642	1238	48.81	37.56

Year ended 31 December 2014	1691	1324	56.66	41.30

Year ended 31 December 2013	1782	1359	53.68	43.93

* to 1 March 2019

Analysis of shareholdings at 31 December 2018

	Number of accounts	% of total accounts	% of total shares	Number of shares
Holding of shares

Up to 1,000	78,209	71.19	0.50	27,196,746

1,001 to 5,000	24,687	22.47	0.99	53,245,886

5,001 to 100,000	5,762	5.25	1.66	89,028,177

100,001 to 1,000,000	842	0.77	5.49	295,494,317

Over 1,000,000	355	0.32	91.36	4,914,102,498

	109,855	100.00	100.00	5,379,067,624
Held by

Nominee companies	5,102	4.65	62.48	3,360,713,155

Investment and trust companies	24	0.02	0.02	1,210,233

Insurance companies	3	0.00	0.00	768

Individuals and other corporate bodies	104,724	95.33	12.45	669,844,173

BNY (Nominees) Limited	1	0.00	17.34	932,693,345

Held as Treasury shares by GlaxoSmithKline	1	0.00	7.71	414,605,950

The Bank of New York Mellon is the Depositary for the company’s ADS, which are listed on the NYSE. Ordinary Shares representing the company’s ADS programme, which is managed by the Depositary, are registered in the name of BNY (Nominees) Limited. At 1 March 2019, BNY (Nominees) Limited held 934,362,581 Ordinary Shares representing 18.81% of the issued share capital (excluding Treasury shares) at that date.

At 1 March 2019, the number of holders of Ordinary Shares in the US was 974 with holdings of 994,696 Ordinary Shares, and the number of registered holders of ADS was 21,197 with holdings of 467,181,290 ADS. Certain of these Ordinary Shares and ADS were held by brokers or other nominees. As a result, the number of holders of record or registered holders in the US is not representative of the number of beneficial holders or of the residence of beneficial holders.

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Dividends

The company pays dividends quarterly and continues to return cash to shareholders through its dividend policy. Dividends remain an essential component of total shareholder return and GSK recognises the importance of dividends to shareholders. The company aims to distribute regular dividend payments that will be determined primarily with reference to the free cash flow generated by the business after funding the investment necessary to support the Group’s future growth.

Dividends per share

The table below sets out the dividend per share and per ADS for the last five years. The dividend per ADS is translated into US dollars at applicable exchange rates.

Year	Dividend	pence	US$
2018		80	–[1]
2017		80	2.16
2016		80	2.00
2015	Special*	20	0.57
2015		80	2.37
2014		80	2.59
2013		78	2.47

1

The Q4 2018 interim ordinary dividend receivable by ADS holders will be calculated based on the exchange rate on 11 April 2019. An annual fee of $0.03 per ADS (or $0.0075 per ADS per quarter) will be charged by the Depository. The cumulative dividend receivable by ADS holders for Q1, Q2 and Q3 2018 was $1.48.

*

The 2015 special dividend related to the return of part of the net cash proceeds from the Novartis transaction completed in March 2015. This was paid with the fourth quarter ordinary dividend for 2015.

The Board intends to maintain the dividend for 2019 at the current level of 80p per share, subject to any material change in the external environment or performance expectations. Over time, as free cash flow strengthens, it intends to build free cash flow cover of the annual dividend to a target range of 1.25-1.50x, before returning the dividend to growth. Details of the dividends declared, the amounts and the payment dates are given in Note 16 to the financial statements, ‘Dividends’.

Dividend calendar

Quarter	Ex-dividend date	Record date	Payment date
Q4 2018	21 February 2019	22 February 2019	11 April 2019
Q1 2019	16 May 2019	17 May 2019	11 July 2019
Q2 2019	8 August 2019	9 August 2019	10 October 2019
Q3 2019	14 November 2019	15 November 2019	9 January 2020
Q4 2019	20 February 2020	21 February 2020	9 April 2020

Financial calendar

Event	Date
Quarter 1 Results announcement	May 2019
Annual General Meeting	May 2019
Quarter 2 Results announcement	July 2019
Quarter 3 Results announcement	October 2019
Preliminary/Quarter 4 Results announcement	February 2020
Annual Report publication	February/March 2020
Annual Report distribution	March 2020

Information about the company, including the share price, is available on our website at www.gsk.com. Information made available on the website does not constitute part of this Annual Report.

Results announcements

Results announcements are issued to the London Stock Exchange and are available on its news service. They are also sent to the US Securities and Exchange Commission and the NYSE, issued to the media and made available on our website.

Financial reports

The company publishes an Annual Report which is made available on our website from the date of publication. Shareholders may elect to receive the Annual Report by contacting the registrar. Alternatively, shareholders may elect to receive notification by email of the publication of financial reports by registering on www.shareview.co.uk.

Copies of previous financial reports are available on our website. Printed copies can be obtained from our registrar in the UK (see page 256 for the contact details).

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Shareholder information continued

Annual General Meeting 2019

Our Annual General Meeting (AGM) will be held at 2.30pm (UK time) on Wednesday 8 May 2019 at Sofitel London Heathrow, Terminal 5, London Heathrow Airport, TW6 2GD.

The AGM is the company’s principal forum for communication with private shareholders. In addition to the formal business, there will be a presentation by the CEO on the performance of the Group and its future development. There will be an opportunity for questions to be asked to the Board. Chairs of the Board’s Committees will take questions relating to those Committees.

Investors holding shares through a nominee service should arrange with that nominee service to be appointed as a proxy in respect of their shareholding in order to attend and vote at the meeting.

ADS holders wishing to attend the meeting should contact BNY Mellon, as Depositary, to request a proxy appointment. This will enable them to attend and vote on the business to be transacted. ADS holders may instruct BNY Mellon as to the way in which the shares represented by their ADS should be voted by completing and returning the voting card provided by the Depositary.

Documents on display

The Articles of Association of the company and Directors’ service contracts or, where applicable, letters of appointment between Directors and the company or any of its subsidiaries (and any side letters relating to severance terms and pension arrangements) are available for inspection at the company’s registered office and will be made available for inspection at the AGM.

Tax information for shareholders

A summary of certain UK tax and US federal income tax consequences for holders of shares and ADS who are citizens of the UK or the US is set out below. It is not a complete analysis of all the possible tax consequences of the purchase, ownership or sale of these securities. It is intended only as a general guide. Holders are advised to consult their advisers with respect to the tax consequences of the purchase, ownership or sale of their shares or ADS and the consequences under state and local tax laws in the US and the implications of the current UK/US tax conventions.

US holders of ADS generally will be treated as the owners of the underlying shares for the purposes of the current US/UK double taxation conventions relating to income and gains (Income Tax Convention), estate and gift taxes (Estate and Gift Tax Convention), and for the purposes of the Internal Revenue Code of 1986, as amended (the Code).

UK shareholders

This summary only applies to a UK resident shareholder that holds shares as capital assets.

Taxation of dividends

For the UK tax year from 2018/19 UK resident individuals are entitled to a dividend tax allowance of up to £2,000, so that the first £2,000 of dividends received in a tax year will be free of tax. Dividends in excess of this allowance will be taxed at 7.5% for basic rate taxpayers, 32.5% for higher rate taxpayers and 38.1% for additional rate taxpayers.

UK resident shareholders that are corporation taxpayers should note that dividends payable on ordinary shares are generally entitled to exemption from corporation tax.

Taxation of capital gains

UK resident shareholders may be liable for UK tax on gains on the disposal of shares or ADS.

For disposals by individuals in the 2018/19 UK tax year, a taxable capital gain accruing on a disposal of shares or ADS will be taxed at 10% for basic rate taxpayers, or 20% if, after all allowable deductions, the individual’s taxable income for the year exceeds the basic rate income tax limit. Note this is following the use of any exceptions available to the individual taxpayer such as the annual exempt amount.

Corporation taxpayers may be entitled to an indexation allowance which applies to reduce capital gains to the extent that such gains arise due to inflation. Indexation allowance may reduce a chargeable gain but will not create an allowable loss. For assets acquired on or before 1 January 2018, legislation in the Finance Act 2018 freezes the level of indexation allowance that is given in calculating a company’s chargeable gains at the value that would apply to the disposal of an asset in December 2017. For assets acquired from 1 January 2018 onwards, legislation in the Finance Act 2018 removes any indexation allowance on disposal.

Inheritance tax

Individual (UK-domiciled or otherwise) shareholders may be liable to UK inheritance tax on the transfer of shares or ADS. Tax may be charged on the amount by which the value of the shareholder’s estate is reduced as a result of any transfer by way of lifetime gift or other disposal at less than full market value. In the case of a bequest on death, tax may be charged on the value of the shares at the date of the shareholder’s death. If such a gift or other disposal were subject to both UK inheritance tax and US estate or gift tax, the Estate and Gift Tax Convention would generally provide for tax paid in the US to be credited against tax payable in the UK.

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Tax information for shareholders continued

Stamp duty and stamp duty reserve tax

UK stamp duty and/or stamp duty reserve tax (SDRT) will, subject to certain exemptions, be payable on the transfer of shares at a rate of 0.5% (rounded up to the nearest £5 in the case of stamp duty) of the consideration for the transfer. Notwithstanding this, provided that an instrument is executed in pursuance of the agreement that gave rise to the charge to SDRT and that instrument is stamped within six years of the agreement (including being stamped as exempt) any SDRT charge should be cancelled and any SDRT which has already been paid will be repaid.

US shareholders

This summary only applies to a shareholder (who is a citizen or resident of the US or a domestic corporation or a person that is otherwise subject to US federal income tax on a net income basis in respect of the shares or ADS) that holds shares or ADS as capital assets, is not resident in the UK for UK tax purposes and does not hold shares for the purposes of a trade, profession or vocation that is carried on in the UK through a branch or agency.

The summary also does not address the tax treatment of holders that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, persons that hold shares or ADS as part of an integrated investment (including a ‘straddle’) comprised of a share or ADS and one or more other positions, and persons that own (directly or indirectly) 10% or more of the voting stock of the company, nor does it address tax treatment that may be applicable as a result of international income tax treaties.

Taxation of dividends

The gross amount of dividends received is treated as foreign source dividend income for US tax purposes. It is not eligible for the dividend received deduction allowed to US corporations. Dividends on ADS are payable in US dollars; dividends on Ordinary shares are payable in Sterling. Dividends paid in Sterling will be included in income in the US dollar amount calculated by reference to the exchange rate on the day the dividends are received by the holder. Subject to certain exceptions for short-term or hedged positions, an individual eligible US holder will be subject to US taxation at a maximum federal rate of 23.8% plus applicable state and local tax in respect of qualified dividends. A qualified dividend as defined by the US Internal Revenue Service (IRS) is a dividend that meets the following criteria:

1.

Must be issued by a US corporation, a corporation incorporated in a US possession, or a corporation that is eligible for the benefits of a comprehensive income tax treaty deemed satisfactory, as published by the IRS.

2.	The dividends are not listed with the IRS as dividends that do not qualify.

3.

The required dividend holding period has been met. The shares must have been owned by you for more than 60 days of the ‘holding period’ – which is defined as the 121-day period that begins 60 days before the ex-dividend date, or the day in which the stock trades without the dividend priced in. For example, if a stock’s ex-dividend date is 1 October, the shares must be held for more than 60 days in the period between 2 August and 30 November of that year in order to count as a qualified dividend.

Dividends that are not qualified are subject to taxation at the US federal graduated tax rates, at a maximum rate of 40.8%. Some types of dividends are automatically excluded from being qualified dividends, even if they meet the other requirements. These include (but are not limited to):

1.	Capital gains distributions

2.	Dividends on bank deposits

3.	Dividends held by a corporation in an Employee Stock Ownership Plan (ESOP)

4.	Dividends paid by tax-exempt corporations

US state and local tax rates on qualified and non-qualified dividends may vary and would be assessed in addition to the federal tax rates communicated above.

Taxation of capital gains

Generally, US holders will not be subject to UK capital gains tax, but will be subject to US tax on capital gains realised on the sale or other disposal of shares or ADS. Such gains will be long-term capital gains (subject to reduced rates of taxation for individual holders) if the shares or ADS were held for more than one year, from the date the shares were vested/released. Short-term capital gains can be subject to taxation of rates of up to 40.8%, whereas long-term capital gains may be subject to rates of up to 23.8%. State and local tax rates on capital gains may also apply.

Information reporting and backup withholding

Dividends and payments of the proceeds on a sale of shares or ADS, paid within the US or through certain US-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the US holder is a corporation or other exempt recipient or provides a taxpayer identification number and certifies that no loss of exemption has occurred. Non-US holders generally are not subject to information reporting or backup withholding, but may be required to provide a certification of their non-US status in connection with payments received. Any amounts withheld will be allowed as a refund or credit against a holder’s US federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Estate and gift taxes

Under the Estate and Gift Tax Convention, a US shareholder is not generally subject to UK inheritance tax. However, a US capital shareholder may be subject to US Estate and Gift Tax.

Stamp duty

UK stamp duty and/or SDRT will, subject to certain exemptions, be payable on any transfer of shares to the ADS custodian or depository at a rate of 1.5% of the amount of any consideration provided (if transferred on sale), or their value (if transferred for no consideration).

However, no stamp duty or SDRT should be payable on the transfer of, or agreement to transfer, an ADS.

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Other statutory disclosures

Shareholder services and contacts

Registrar

The company’s registrar is:

Equiniti Limited

Aspect House, Spencer Road, Lancing, BN99 6DA

www.shareview.co.uk

Tel: 0371 384 2991 (in the UK)*

Tel: +44 (0)121 415 7067 (outside the UK)

Equiniti provides a range of services for shareholders:

Service	What it offers	How to participate

Dividend Reinvestment Plan (DRIP)	As an alternative to receiving cash dividends you may choose to reinvest your dividends to buy more GSK shares.	A DRIP election form can be downloaded from www.shareview.co.uk or requested by contacting Equiniti.

Dividend payment direct to your bank account (Bank Mandate)

If you currently receive your dividends by cheque through the post, you can instead have them paid directly into your bank or building society account. This is quicker, more secure and avoids the risk of your cheque going astray.

A dividend bank mandate form can be downloaded from www.shareview.co.uk or requested by contacting Equiniti.

Dividend payment direct to bank account for overseas shareholders

Instead of waiting for a sterling cheque to arrive by post, Equiniti will convert your dividend into your local currency and send it direct to your local bank account. This service is available in over 100 countries worldwide.

For more details on this service and the costs involved please contact Equiniti.

Electronic communications

Shareholders may elect to receive electronic notifications of company communications including our Annual Report, dividend payments (if paid by way of a Bank Mandate), access to dividend confirmations and the availability of online voting for all general meetings. Each time GSK mails out hard copy shareholder documents you will receive an email containing a link to the document or relevant website.

You can register at www.shareview.co.uk

Shareview portfolio service	This enables you to create a free online portfolio to view your share balance and movements, update your address and dividend payment instructions and register your votes for our AGM.	You can register at www.shareview.co.uk

De-duplication of publications or mailings

If you receive duplicate copies of mailings, you may have more than one account. Please contact Equiniti and they will arrange for your accounts to be merged into one for your convenience and to avoid waste and unnecessary costs.

Please contact Equiniti.

Share dealing service† (please note that market trading hours are from 8.00am to 4.30pm UK time, Monday to Friday (excluding public holidays in England and Wales))

Shareholders may trade shares, either held in certificated form or held in our Corporate Sponsored Nominee, online, by telephone or by a postal dealing service provided by Equiniti Financial Services Limited.

For online transactions, please log on to www.shareview.co.uk/dealing.

For telephone transactions, please call 0345 603 7037 (in the UK) or +44 (0)121 415 7560 (outside the UK).

For postal transactions, please call 0371 384 2991* to request a dealing form.

Corporate Sponsored Nominee Account

This is a convenient way to manage your shares without requiring a share certificate. The service provides a facility for you to hold your shares in a nominee account sponsored by the company. You will continue to receive dividend payments, annual reports and can attend and vote at the company’s general meetings. Shareholders’ names do not appear on the publicly available share register and the service is free to join.

An application form can be requested from www.shareview.co.uk or by contacting Equiniti.

Individual Savings Accounts (ISAs)†	The company has arranged for Equiniti Financial Services Limited to provide a GSK Corporate ISA to hold GSK Ordinary Shares.

Details are available from www.shareview.co.uk or can be requested by telephoning Equiniti, on 0345 300 0430. Lines are open 8.00am to 4.30pm for dealing, and until 6.00pm for enquiries Monday to Friday (excluding public holidays in England and Wales).

*	UK lines are open from 8.30am to 5.30pm, Monday to Friday (excluding public holidays in England and Wales).

†	The provision of share dealing details is not intended to be an invitation or inducement to engage in an investment activity.
Advice on share dealing should be obtained from a stockbroker or independent financial adviser.

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Shareholders services and contacts continued

ADS Depositary

The ADS programme is administered by The Bank of New York Mellon:

BNY Mellon Shareowner Services

PO Box 505000

Louisville, KY 40233-5000

Overnight correspondence should be sent to:

BNY Mellon Shareowner Services

462 South 4th Street, Suite 1600

Louisville, KY 40202

www.mybnymdr.com

Tel:	+1 877 353 1154 (US toll free)
Tel:	+1 201 680 6825 (outside the US)
email:	shrrelations@cpushareownerservices.com

The Depositary also provides Global BuyDIRECT †, a direct ADS purchase/sale and dividend reinvestment plan for ADS holders. For details of how to enrol please visit www.mybnymdr.com or call the above helpline number to obtain an enrolment pack.

Glaxo Wellcome and SmithKline Beecham

Corporate PEPs

The Share Centre Limited

Oxford House, Oxford Road, Aylesbury, Bucks HP21 8SZ

Tel:   +44 (0)1296 414 141

www.share.com

Donating shares to Save the Children

In 2013, GSK embarked on an ambitious global partnership with Save the Children to share our expertise and resources with the aim of helping to save the lives of one million children.

Shareholders with a small number of shares, the value of which makes it uneconomical to sell, may wish to consider donating them to Save the Children. Donated shares will be aggregated and sold by Save the Children who will use the funds raised to help them reach the above goal.†

To obtain a share donation form, please contact our registrar, Equiniti, which is managing the donation and sale of UK shares to Save the Children free of charge.

†	The provision of share dealing details is not intended to be an invitation or inducement to engage in an investment activity.

Advice on share dealing should be obtained from a stockbroker or independent financial adviser.

Contacts

Investor relations

Investor relations may be contacted as follows:

UK

980 Great West Road

Brentford, Middlesex, TW8 9GS

Tel: +44 (0)20 8047 5000

US

5 Crescent Drive

Philadelphia PA 19112

Tel: +1 888 825 5249 (US toll free)

Tel: +1 215 751 4611 (outside the US)

GSK Response Center

Tel: +1 888 825 5249 (US toll free)

Share scam alert

If you receive an unsolicited telephone call offering to sell or buy your shares, please take extra care. The caller may be part of a highly organised financial scam.

If you are a UK shareholder, please contact the Financial Conduct Authority for further information on this, or other similar activities, at www.fca.org.uk/consumers or on its consumer helpline:

Tel: 0800 111 6768 (in the UK)*

Tel: +44 (0)20 7066 1000 (outside the UK)

*	Lines are open from 8.00am to 6.00pm, UK time, Monday to Friday, except UK public holidays, and 9.00am to 1.00pm on Saturdays.

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Other statutory disclosures continued

US law and regulation

A number of provisions of US law and regulation apply to the company because our shares are quoted on the New York Stock Exchange (NYSE) in the form of ADS.

NYSE rules

In general, the NYSE rules permit the company to follow UK corporate governance practices instead of those applied in the US, provided that we explain any significant variations. This explanation is contained in our Form 20-F, which can be accessed from the Securities and Exchange Commission’s (SEC) EDGAR database or via our website. NYSE rules that came into effect in 2005 require us to file annual and interim written affirmations concerning the Audit & Risk Committee (ARC) and our statement on significant differences in corporate governance.

Sarbanes-Oxley Act of 2002

Following a number of corporate and accounting scandals in the US, Congress passed the Sarbanes-Oxley Act of 2002. Sarbanes-Oxley is a wide-ranging piece of legislation concerned largely with financial reporting and corporate governance.

As recommended by the SEC, the company has established a Disclosure Committee. The Committee reports to the CEO, the CFO and to the ARC. It is chaired by the Company Secretary and the members consist of senior managers from finance, legal, corporate communications and investor relations.

External legal counsel, the external auditors and internal experts are invited to attend the Disclosure Committee’s meetings periodically. The Committee has responsibility for considering the materiality of information and, on a timely basis, determining the disclosure of that information. It has responsibility for the timely filing of reports with the SEC and the formal review of the Annual Report and Form 20-F. In 2018, the Committee met 26 times.

Sarbanes-Oxley requires that the annual report on Form 20-F contain a statement as to whether a member of the ARC is an audit committee financial expert as defined by Sarbanes-Oxley. Such a statement for the relevant member of the ARC (Judy Lewent) is included in the Audit & Risk Committee report on page 79 and in her biography on page 70. Additional disclosure requirements arise under section 302 and section 404 of Sarbanes-Oxley in respect of disclosure controls and procedures and internal control over financial reporting.

Section 302: Corporate responsibility for financial reports

Sarbanes-Oxley also introduced a requirement for the CEO and the CFO to complete formal certifications, confirming that:

–	they have each reviewed the annual report on Form 20-F

–	based on their knowledge, the annual report on Form 20-F contains no material misstatements or omissions
–	based on their knowledge, the financial statements and other financial information fairly present, in all material respects, the financial condition, results of operations and cash flows as of the dates, and for the periods, presented in the annual report on Form 20-F

–	they are responsible for establishing and maintaining disclosure controls and procedures that ensure that material information is made known to them, and have evaluated the effectiveness of these controls and procedures as at the year-end, the results of such evaluation being contained in the annual report on Form 20-F

–	they are responsible for establishing and maintaining internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles

–	they have disclosed in the annual report on Form 20-F any changes in internal controls over financial reporting during the period covered by the annual report on Form 20-F that have materially affected, or are reasonably likely to affect materially, the company’s internal control over financial reporting, and they have disclosed, based on their most recent evaluation of internal control over financial reporting, to the external auditor and the ARC, all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to affect adversely the company’s ability to record, process, summarise and report financial information, and any fraud (regardless of materiality) involving persons that have a significant role in the company’s internal control over financial reporting.

The Group has carried out an evaluation under the supervision and with the participation of its management, including the CEO and CFO, of the effectiveness of the design and operation of the Group’s disclosure controls and procedures as at 31 December 2018.

There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

The CEO and CFO expect to complete these certifications and report their conclusions on the effectiveness of disclosure controls and procedures in March 2019, following which the certifications will be filed with the SEC as part of our Group’s Form 20-F.

Section 404: Management’s annual report on internal control over financial reporting

In accordance with the requirements of section 404 of Sarbanes-Oxley, the following report is provided by management in respect of the company’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the US Securities Exchange Act of 1934, as amended (the ‘Exchange Act’)):

–	management is responsible for establishing and maintaining adequate internal control over financial reporting for the Group. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS

–	management conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework, Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO)

–	there have been no changes in the Group’s internal control over financial reporting during 2018 that have materially affected, or are reasonably likely to affect materially, the Group’s internal control over financial reporting

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US law and regulation continued

–	management has assessed the effectiveness of internal control over financial reporting as at 31 December 2018 and its conclusion will be filed as part of the Group’s Form 20-F, and

–	Deloitte LLP, which has audited the consolidated financial statements of the Group for the year ended 31 December 2018, has also assessed the effectiveness of the Group’s internal control over financial reporting under Auditing Standard 2201 of the Public Company Accounting Oversight Board (United States). Their audit report will be filed with the Group’s Form 20-F.

Section 13(r) of the Exchange Act

Section 13(r) of the Exchange Act (Section 13(r)) requires issuers to make specific disclosure in their annual reports of certain types of dealings with Iran, including transactions or dealings with government-owned entities, as well as dealings with entities sanctioned for activities related to terrorism or proliferation of weapons of mass destruction, even when those activities are not prohibited by US law and do not involve US persons. The Group exports certain pharmaceutical, vaccine and consumer products to Iran, via sales by non-US entities, to two privately held Iranian distributors.

We do not believe that any of the Group’s direct dealings with Iran require specific disclosure under these requirements.

The Group does not regularly receive information regarding the identity of its distributors’ downstream customers in Iran, and it is possible that these customers include entities, such as government-owned hospitals and pharmacies, that are owned or controlled directly or indirectly by the Iranian government or by persons or entities sanctioned in connection with terrorism or proliferation activities.

Because the Group does not regularly receive information regarding the identity of its distributors’ downstream customers, it cannot establish the proportion of gross revenue or sales potentially attributable to entities affiliated with the Iranian government or parties sanctioned for disclosable activities. As a result, the Group is reporting the entire gross revenues (£16.3 million) and net profits (£7.8 million) from the Group’s sales to Iran in 2018.

The Group is also aware that some hospitals or other medical facilities in Lebanon may be affiliated with or controlled by Hezbollah, which is designated by the United States as a terrorist organisation. Again, the Group does not deal directly with such facilities and sells through distributors. The Group is also unable to identify with certainty the degree or nature of any affiliation of the end customers with Hezbollah, and the Group is unable to establish the proportion of gross revenue or sales potentially attributable to reportable entities. As a result, the Group is reporting the entire gross revenues (£ 45.4 million) and net profits (£21.5 million) from the Group’s sales to Lebanon in 2018.

In addition to Section 13(r), US law also generally restricts dealings by US persons or persons which are subject to US jurisdiction with certain countries or territories that are subject to comprehensive sanctions. The Group does business, via non-US entities, in such jurisdictions targeted by sanctions laws, including Syria, Cuba, North Korea and Crimea. While we believe the Group complies with all applicable US sanctions laws in all material respects, such laws are complex and continue to evolve rapidly.

Donations to political organisations and political expenditure

With effect from 1 January 2009, to ensure a consistent approach to political contributions across the Group, we introduced a global policy to voluntarily stop all corporate political contributions.

In the period from 1 January 2009 to 31 December 2018, the Group did not make any political donations to EU or non-EU organisations.

Notwithstanding the introduction of this policy, in accordance with the Federal Election Campaign Act in the US, we continue to support an employee-operated Political Action Committee (PAC) that facilitates voluntary political donations by eligible GSK employees.

The PAC is not controlled by GSK. Decisions on the amounts and recipients of contributions are made by participating employees exercising their legal right to pool their resources and make political contributions, which are subject to strict limitations. In 2018, a total of US$ 345,190 (2017 – US$ 384,875) was donated to political organisations by the GSK employee PAC.

English law requires prior shareholder approval for political contributions to EU political parties and independent election candidates as well as for any EU political expenditure. The definitions of political donations, political expenditure, and political organisations used in the legislation are, however, quite broad. In particular, the definition of EU political organisations may extend to bodies such as those concerned with policy review, law reform, the representation of the business community and special interest groups such as those concerned with the environment, which the company and its subsidiaries might wish to support.

As a result, the definitions may cover legitimate business activities not in the ordinary sense considered to be political donations or political expenditure, nor are they designed to support any political party or independent election candidate.

Therefore, notwithstanding our policy, and while we do not intend to make donations to any EU political parties or organisations, nor to incur any EU political expenditure, we annually seek shareholder authorisation for any inadvertent expenditure.

The authority is a precautionary measure to ensure that the company and its subsidiaries do not inadvertently breach the legislation.

This authorisation process, for expenditure of up to £100,000 each year, dates back to the AGM held in May 2001, following the introduction of the Political Parties, Elections and Referendums Act 2000. The authority has since been renewed annually.

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Other statutory disclosures continued

Group companies

In accordance with Section 409 of the Companies Act 2006 a full list of subsidiaries, associates, joint ventures and joint arrangements, the address of the registered office and effective percentage of equity owned, as at 31 December 2018 are disclosed below. Unless otherwise stated the share capital disclosed comprises ordinary shares which are indirectly held by GlaxoSmithKline plc. The percentage held by class of share is stated where this is less than 100%. Unless otherwise stated, all subsidiary companies have their registered office in their country of incorporation. All subsidiary companies are resident for tax purposes in their country of incorporation unless otherwise stated.

Name	Security	Registered address
Wholly owned subsidiaries

1506369 Alberta ULC	Common	3500 855-2nd Street SW, Calgary, AB, T2P 4J8, Canada

Action Potential Venture Capital Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Adechsa GmbH (iv)	Ordinary	c/o PRV Provides Treuhandgesellschaft AG, Dorfstrasse 38, Baar, 6341, Switzerland

Adriatic Acquisition Corporation	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Affymax Research Institute	Common	Corporation Service Company, 2710 Gateway Oaks Drive, Suite 150N, Sacramento, California, 95833, United States

Alenfarma – Especialidades Farmaceuticas, Limitada (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Allen & Hanburys Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Allen & Hanburys Pharmaceutical Nigeria Limited	Ordinary	24 Abimbola Way, Ilasamaja, Isolo, Lagos, Nigeria

Allen Farmaceutica, S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

Allen Pharmazeutika Gesellschaft m.b.H.	Ordinary	Wagenseilgasse 3, Euro Plaza, Gebäude I, 4. Stock, Vienna, A-1120, Austria

Barrier Therapeutics, Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Beecham Group p.l.c	20p Shares ‘A’; 5p Shares ‘B’	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Beecham Pharmaceuticals (Pte) Limited	Ordinary	38 Quality Road, Jurong Industrial Estate, Jurong, 618809, Singapore

Beecham Pharmaceuticals S.A. (iv) (vi)	Nominative	Av 10 De Agosto N36-239, y Naciones Unidas, Edificio Electroectuatoriana, 2do piso, Quito, Ecuador

Beecham Portuguesa-Produtos Farmaceuticos e Quimicos, Lda,	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Beecham S.A. (iv)	Ordinary	Parc de la Noire Epine, rue Fleming 20, 1300 Wavre, Belgium

Biovesta Ilaçlari Ltd. Sti. (iv)	Nominative	Büyükdere Caddesi No. 173, 1.Levent Plaza B Blok, 1.Levent, Istanbul, 34394, Turkey

Block Drug Company, Inc.	Common	Corporation Service Company, Princeton South Corporate Center, Suite 160, 100 Charles Ewing Blvd, Ewing, New Jersey, 08628, United States

Block Drug Corporation (iv)	Common	Corporation Service Company, Princeton South Corporate Center, Suite 160, 100 Charles Ewing Blvd, Ewing, New Jersey, 08628, United States

Burroughs Wellcome & Co (Bangladesh) Limited	Ordinary	Fouzderhat Industrial Area, Dhaka Trunk Road, North Kattali, Chittagong – 4217, Bangladesh

Burroughs Wellcome International Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Cascan GmbH & Co. KG	Partnership Capital	Industriestrasse 32-36, Bad Oldesloe, 23843, Germany

Castleton Investment Ltd (vi)	Ordinary	C/O DTOS, 19 Cybercity, 10th Floor Standard Chartered Tower, Ebene, Mauritius

Cellzome GmbH	Ordinary	Meyerhofstrasse 1, Heidelberg, 69117, Germany

Cellzome Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Cellzome Therapeutics, Inc. (iv)	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Cellzome, Inc.	Common; Series A Preferred; Series B Preferred; Series C-1 Convertible Preferred; Series C-3 Convertible Preferred	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Charles Midgley Limited (iv)	Ordinary; 7% Cumulative Preference	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Chiron Behring Vaccines Private Limited (vi)	Ordinary	401-402, A, Wing, 4th Floor,Floral Deck Plaza, Opp Rolta Bhavan, Central MIDC Road, Mumbai, Andheri (E), 400093, India

Clarges Pharmaceuticals Limited (iv)	Ordinary; Preference (99.97%)	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Colleen Corporation	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Corixa Corporation	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Coulter Pharmaceutical, Inc. (iv)	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

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Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

de Miclén s.r.o.	Ordinary	Priemyselny Park Gena, Ul. E. Sachsa 4-6, 934 01, Levice, Slovakia

Dealcyber Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Desarrollo Energia Solar Alternativa S.L.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

Domantis Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Duncan Consumer Healthcare Philippines Inc	Common	2266 Don Chino Roces Avenue, Makati City, Philippines

Duncan Flockhart Australia Pty Limited (iv) (vi)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Duncan Pharmaceuticals Philippines Inc.	Common	2266 Chino Roces Avenue, City of Makati, 1231, Philippines

Edinburgh Pharmaceutical Industries Limited	Ordinary; Preference	Shewalton Road, Irvine, Ayrshire, KA11 5AP, Scotland

Eskaylab Limited	10p Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Etex Farmaceutica Ltda	Social Capital	Avenue Andres Bello 2687, Piso 19, Las Condes, Santiago, C.P. 7550611, Chile

Ex-Lax, Inc.	Common	The Prentice Hall Corporation System, Puerto Rico, Inc., c/o Fast Solutions, LLC, Citi Tower, 252 Ponce de Leon Avenue, Floor 20, San Juan, 00918, Puerto Rico

Fipar (Thailand) Ltd (in liquidation)	Ordinary	12th Floor Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

Genelabs Technologies, Inc.	Common	Corporation Service Company, 2710 Gateway Oaks Drive, Suite 150N, Sacramento, California, CA, 95833, United States

Glaxo AS (iv) (vi)	Ordinary	Drammensveien 288, 1326 Lysaker, Norway

Glaxo Group Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Kabushiki Kaisha (iv)	Ordinary	1-8-1 Akasaka Minato-Ku, Tokyo, Japan

Glaxo Laboratories (Nigeria) Limited (iv)	Ordinary	82 Marine Road, Apapa, Lagos, Nigeria

Glaxo Laboratories Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo New Zealand Pension Plan Trustee Limited	Ordinary	Level 11, Zurich House, 21 Queen Street, Auckland, 1010, New Zealand

Glaxo Operations UK Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Properties BV	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

Glaxo Verwaltungs GmbH	Ordinary	Industriestrasse 32-36, Bad Oldesloe, 23843, Germany

Glaxo Wellcome Australia Pty Ltd (iv) (vi)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Glaxo Wellcome Farmaceutica, Limitada	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Glaxo Wellcome International B.V. (v)	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

Glaxo Wellcome Manufacturing Pte Ltd	Ordinary	1 Pioneer Sector 1, Jurong Industrial Estate, Jurong, 628413, Singapore

Glaxo Wellcome Production S.A.S.	Ordinary	23 rue François Jacob, 92500, Rueil-Malmaison, France

Glaxo Wellcome UK Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Wellcome Vidhyasom Limited (iv)	Ordinary	12th Floor Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

Glaxo Wellcome, S.A.	Ordinary	Poligono Industrial Allendeduero, Avenida de Extremadura, 3, Aranda de Duero, Burgos, 09400, Spain

Glaxo, S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

Glaxo-Allenburys (Nigeria) Limited (iv)	Ordinary	41 Creek Road, Apapa, Lagos, PMB 1401, Nigeria

Glaxochem (UK) Unlimited	Ordinary; Ordinary B; Ordinary C	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxochem Pte Ltd (v)	Ordinary	23 Rochester Park, 139234, Singapore

GlaxoSmithKline - Produtos Farmaceuticos, Limitada	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

GlaxoSmithKline (Cambodia) Co., Ltd. (vi)	Ordinary	5th Floor DKSH Building, No.797 Preah Monivong Boulevard (Corner of Street 484), Sangkat Phsar Deum Thakov, Khan Chamkarmon, Phnom Penh, Cambodia

GlaxoSmithKline (China) Investment Co Ltd	Ordinary	Room 901 - 910, Building A, Ocean International Center, 56 Mid 4th East Ring Road, Bejing, Chaoyang District, China

GlaxoSmithKline (China) R&D Company Limited	Equity	No 3 Building, 898 Halei Road, Zhang Jiang, Hi Tech Park Pudong New Area, Shanghai, China

GlaxoSmithKline (Cyprus) Limited	Ordinary	Arch. Makariou III, 2-4, Capital Center, 9th Floor, Nicosia, P.C. 1505, Cyprus

GlaxoSmithKline (GSK) S.R.L.	Ordinary	1-5 Costache Negri Street, Opera Center One, 5th and 6th floors, Zone 1, District 5, Bucharest, Romania

GlaxoSmithKline (Ireland) Limited (ii)	Ordinary	12 Riverwalk Citywest Business Campus, Dublin, 24, Ireland

GlaxoSmithKline (Israel) Ltd	Ordinary	25 Basel Street, PO Box 10283, Petach-Tikva, 49002, Israel

GlaxoSmithKline (Malta) Limited	Ordinary	1, First Floor, De La Cruz Avenue, Qormi, QRM2458, Malta

GlaxoSmithKline (Private) Limited (iv)	Ordinary	Unit 3, 20 Anthony Road, Msasa, Harare, Zimbabwe

262
GSK Annual Report 2018

Other statutory disclosures continued

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

GlaxoSmithKline (Thailand) Limited	Ordinary	12th Floor Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

GlaxoSmithKline A.E.B.E.	Ordinary	266 Kifissias Avenue, Halandri, Athens, 152 32, Greece

GlaxoSmithKline AB	Ordinary	Hemvarnsg. 9, Solna, 171 54, Sweden

GlaxoSmithKline AG	Ordinary	Talstrasse 3-5, 3053 Muenchenbuchsee, Switzerland

GlaxoSmithKline Angola Unipessoal Limitada (vi)	Quotas	Luanda, Bairro Petrangol, Estrada de Cacuaco n° 288, Angola

GlaxoSmithKline Argentina S.A.	Ordinary	Tucumán 1, piso 4, Buenos Aires, C1049AAA, Argentina

GlaxoSmithKline AS	Ordinary	Drammensveien 288, 1326 Lysaker, Norway

GlaxoSmithKline Asia Pvt. Limited	Equity	Patiala Road, Nabha 147201, Dist Patiala, Punjab, India

GlaxoSmithKline Australia Pty Ltd	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

GlaxoSmithKline B.V.	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

GlaxoSmithKline Beteiligungs GmbH	Ordinary	Prinzregentenplatz 9, Munchen, 81675, Germany

GlaxoSmithKline Biologicals (Shanghai) Ltd.	Ordinary	No. 277 Niudun Road, China (Shanghai) Pilot Free Trade Zone

GlaxoSmithKline Biologicals Kft.	Ordinary	2100 Gödöllõ, Homoki Nagy István utca 1, Hungary

GlaxoSmithKline Biologicals S.A.S.	Ordinary	637 Rue des Aulnois, Saint-Amand Les Eaux, 59230, France

GlaxoSmithKline Biologicals SA	Ordinary; Preference	Rue de l’Institut 89, B-1330 Rixensart, Belgium

GlaxoSmithKline Brasil Limitada	Quotas	Estrada dos Banderiantes, 8464, Rio de Janeiro, 22783-110, Brazil

GlaxoSmithKline Brasil Produtos para Consumo e Saude Ltda	Quotas	66 BL1/302, Vitor Civita Street, Barra Tijuca, Rio de Janeiro, 22775-044, Brazil

GlaxoSmithKline Capital Inc.	Common	Wilmington Trust SP Services Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware, 19801, United States

GlaxoSmithKline Capital plc	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Caribbean Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Chile Farmaceutica Limitada	Social Capital	Avenue Andres Bello No. 2687, Piso 19, Las Condes, Santiago, C.P. 7550611, Chile

GlaxoSmithKline Colombia S.A.	Ordinary	Avenida El Dorado, #69B-45/Piso 9, Bogota, Colombia

GlaxoSmithKline Consumer Healthcare (China) Co. Ltd	Ordinary	Floor 8, 168 Xizangzhong Road, Huangpu District, Shanghai, China

GlaxoSmithKline Consumer Healthcare (Hong Kong) Limited	Ordinary	Units 2201, 2214 and 23/F, Tower 6, The Gateway, 9 Canton Road, Harbour City, Tsimshatsui, Kowloon, Hong Kong

GlaxoSmithKline Consumer Healthcare (Ireland) Limited (ii)	Ordinary	12 Riverwalk Citywest Business Campus, Dublin, 24, Ireland

GlaxoSmithKline Consumer Healthcare (Overseas) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare (Thailand) Limited	Ordinary	13th Floor, Unit 13.05 and 13.06 Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

GlaxoSmithKline Consumer Healthcare (UK) (No.1) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare (UK) IP Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare (UK) Trading Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare (US) IP LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline Consumer Healthcare A/S	Ordinary	Nykaer 68, Brondby, DK-2605, Denmark

GlaxoSmithKline Consumer Healthcare AB (vii)	Ordinary	Nykaer 68, DK-2605, Brondby, Denmark

GlaxoSmithKline Consumer Healthcare Australia Pty ltd	Ordinary	82 Hughes Avenue, Ermington, NSW, 2115, Australia

GlaxoSmithKline Consumer Healthcare B.V.	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

GlaxoSmithKline Consumer Healthcare Colombia SAS	Ordinary	Avenida El Dorado, #69B-45/Piso 9, Bogota, Colombia

GlaxoSmithKline Consumer Healthcare Czech Republic s.r.o.	Ordinary	Hvezdova 1734/2c, Prague, 4 140 00, Czech Republic

GlaxoSmithKline Consumer Healthcare Finance Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare Finance No.2 Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare Finland Oy	Ordinary	Piispansilta 9A, Fin-02230, Espoo, Finland

GlaxoSmithKline Consumer Healthcare GmbH	Ordinary	Wagenseilgasse 3, Euro Plaza, Gebäude I, 4. Stock, Vienna, A-1120, Austria

GlaxoSmithKline Consumer Healthcare GmbH & Co. KG	Partnership Capital	Barthstr. 4, München, 80339, Germany

GlaxoSmithKline Consumer Healthcare Greece Societe Anonyme	Ordinary	274 Kifissias Avenue Halandri, Athens, 152 32, Greece

GlaxoSmithKline Consumer Healthcare Holdings (US) LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline Consumer Healthcare Holdings Limited	Ordinary A	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare Inc.	Common	7333 Mississauga Road North, Mississagua, ON, L5N 6L4, Canada

GlaxoSmithKline Consumer Healthcare Investments (Ireland) (No 3) Limited (ii) (v)	Ordinary	Knockbrack, Dungarvan, Co Waterford, X35 RY76, Ireland

GlaxoSmithKline Consumer Healthcare Investments (Ireland) (No.2) Unlimited Company (ii) (v)	Ordinary	Knockbrack, Dungarvan, Co Waterford, X35 RY76, Ireland

GlaxoSmithKline Consumer Healthcare Investments (Ireland) Limited (ii) (v) (vi)	Ordinary	6900 Cork Airport Business Park, Kinsale Road, Cork, County Cork, Ireland

263

GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

GlaxoSmithKline Consumer Healthcare Ireland IP Limited (ii) (v) (vi)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland

GlaxoSmithKline Consumer Healthcare Japan K.K.	Ordinary	1-8-1 Akasaka Minato-Ku, Tokyo, Japan

GlaxoSmithKline Consumer Healthcare Korea Co., Ltd.	Ordinary	9F LS Yongsan Tower, 92, Hangang-daero, Yongsan-gu, Seoul, 04386, Korea, Republic of

GlaxoSmithKline Consumer Healthcare L.L.C.	LLC Interests	Corporation Service Company, 2595 Interstate Drive Suite 103, Harrisburg, Pennsylvania, 17110, United States

GlaxoSmithKline Consumer Healthcare Mexico, S. De R.L. de C.V.	Ordinary	Calzada Mexico-Xochimilco 4900, Colonia San Lorenzo Huipulco, Delegacion Tlalpan, Mexico, D.F. 14370, Mexico

GlaxoSmithKline Consumer Healthcare New Zealand Limited	Ordinary	Level 11, Zurich House, 21 Queen Street, Auckland, 1010, New Zealand

GlaxoSmithKline Consumer Healthcare Norway AS	Ordinary	Drammensveien 288, 1326 Lysaker, Norway

GlaxoSmithKline Consumer Healthcare Philippines Inc	Common	2266 Don Chino Roces Avenue, Makati City, Philippines

GlaxoSmithKline Consumer Healthcare Pte. Ltd.	Ordinary	23 Rochester Park, 139234, Singapore

GlaxoSmithKline Consumer Healthcare S.A.	Ordinary	Site Apollo, Avenue Pascal 2-4-6, Wavre, 1300, Belgium

GlaxoSmithKline Consumer Healthcare S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

GlaxoSmithKline Consumer Healthcare S.p.A.	Ordinary	Via Zambeletti snc,Baranzate, Milan, 20021, Italy

GlaxoSmithKline Consumer Healthcare Saudi Limited	Ordinary	603 Salamah Tower 6th Floor, Madinah Road Al-Salamah District Jeddah 21425 Saudi Arabia

GlaxoSmithKline Consumer Healthcare Sdn. Bhd.	Ordinary	Lot 89, Jalan Enggang, Ampang/Ulu Kelang Industrial Estate, Selangor, 54200, Malaysia

GlaxoSmithKline Consumer Healthcare Slovakia s. r. o.	Ownership interest	Galvaniho 7/A, Bratislava, 821 04, Slovakia

GlaxoSmithKline Consumer Healthcare South Africa (Pty) Ltd	Ordinary	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

GlaxoSmithKline Consumer Healthcare Sp.z.o.o.	Ordinary	Ul. Grunwaldzka 189, Poznan, 60-322, Poland

GlaxoSmithKline Consumer Healthcare Sri Lanka Holdings Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare SRL	Ordinary	1-5 Costache Negri Street, Opera Center One, 6th floor (Zone 2), District 5, Bucharest, Romania

GlaxoSmithKline Consumer Healthcare Vietnam Company Limited (iv)	Charter Capital	Floor 16, Metropolitan, 235 Dong Khoi, Ben Nghe Ward, District 1, Ho Chi Minh City, Viet Nam

GlaxoSmithKline Consumer Healthcare, Produtos para a Saude e Higiene, Lda	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

GlaxoSmithKline Consumer Holding B.V. (iv)	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

GlaxoSmithKline Consumer Private Limited	Equity	Patiala Road, Nabha 147201, Dist Patiala, Punjab, India

GlaxoSmithKline Consumer Trading Services Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Costa Rica S.A.	Ordinary	San Jose 300 Este de la Rotonda Betania, Carretera a Sabanilla, Costa Rica

GlaxoSmithKline d.o.o	Quotas	Zmja od Bosne broj 7-7a, Sarajevo, 71000, Bosnia and Herzegovina

GlaxoSmithKline d.o.o.	Equity capital	Ulica Damira Tomljanovica Gavrana 15, Zagreb, Croatia

GlaxoSmithKline doo Beograd	Ordinary	Omladinskih brigada 88, New Belgrade, City of Belgrade, 11070, Serbia

GlaxoSmithKline Dungarvan Limited (ii)	Ordinary	Knockbrack, Dungarvan, Co Waterford, X35 RY76, Ireland

GlaxoSmithKline Ecuador S.A.	Ordinary	Av 10 De Agosto N36-239, y Naciones Unidas, Edificio Electroectuatoriana, 2do piso, Quito, Ecuador

GlaxoSmithKline Eesti OU	Ordinary	Lõõtsa 8a, Tallinn, 11415, Estonia

GlaxoSmithKline El Salvador S.A. de C.V.	Ordinary	Avenida El Boqueron y Calle Izalco No 7 y 8 Parque Industrial El Boqueron, Santa Elen, Antiguo Custatlan, La Libertad, El Salvador

GlaxoSmithKline EOOD	Ordinary	115 G Tsarigradsko Shose Blvd., floor 9, Mladost Region, Sofia, 1784, Bulgaria

GlaxoSmithKline Export Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Export Panama S.A.	Ordinary	Panama City, Republic of Panama, Panama

GlaxoSmithKline Far East B.V.	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

GlaxoSmithKline Finance plc	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline GmbH & Co. KG	Partnership Capital	Prinzregentenplatz 9, Munchen, 81675, Germany

GlaxoSmithKline Guatemala S.A.	Ordinary	Novena Avenida 0-09, Zona 4, Guatemala City, Guatemala

GlaxoSmithKline Healthcare AO	Ordinary	Presnenskaya nab 10, Moscow, 123112, Russian Federation

GlaxoSmithKline Healthcare GmbH	Ordinary	Barthstr. 4, München, 80339, Germany

GlaxoSmithKline Healthcare Ukraine O.O.O.	Ownership interest	Pavla Tychyny avenue, 1-V, Kiev, 02152, Ukraine

GlaxoSmithKline Holding AS	Ordinary	Drammensveien 288, 1326 Lysaker, Norway

GlaxoSmithKline Holdings (Americas) Inc.	Common	Wilmington Trust SP Services Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware, 19801, United States

GlaxoSmithKline Holdings (Ireland) Limited	Ordinary; Deferred	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

264
GSK Annual Report 2018

Other statutory disclosures continued

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

GlaxoSmithKline Holdings (One) Limited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Holdings Limited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Holdings Pty Ltd	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

GlaxoSmithKline Honduras S.A.	Ordinary	Tegucigalpa, MDC, Honduras

GlaxoSmithKline IHC Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Ilaclari Sanayi ve Ticaret A.S.	Nominative	Büyükdere Caddesi No. 173, 1.Levent Plaza B Blok, 1.Levent, Istanbul, 34394, Turkey

GlaxoSmithKline Inc.	Class A Common; Class C Preference	7333 Mississauga Road North, Mississauga, ON, L5N 6L4, Canada

GlaxoSmithKline Insurance Ltd.	Ordinary	19 Par-La-Ville Road, Hamilton, HM11, Bermuda

GlaxoSmithKline Intellectual Property (No.2) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property (No.3) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property (No.4) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Development Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Holdings Limited	A Ordinary; B Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Limited	Ordinary; Deferred	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Management Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline International Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Investigación y Desarrollo, S.L.	Ordinary	Severo Ochoa 2 Parque Tecnológico de Madrid, Tres Cantos, Madrid, 28760, Spain

GlaxoSmithKline Investment Holdings Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Investment Services Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Investments (Ireland) Limited (ii) (v) (vi)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland

GlaxoSmithKline Investments Pty Ltd	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

GlaxoSmithKline K.K.	Ordinary	1-8-1 Akasaka Minato-Ku, Tokyo, Japan

GlaxoSmithKline Korea Limited	Ordinary	9F LS Yongsan Tower 92, Hangangdae-ro Yongsan-gu, Seoul, 04386, Republic of Korea

GlaxoSmithKline Latin America, S.A.	Ordinary	Panama City, Republic of Panama, Panama

GlaxoSmithKline Latvia SIA	Ordinary	Duntes iela 3, Riga, Latvia

GlaxoSmithKline Lietuva UAB	Ordinary	Ukmerges st. 120, Vilnius, LT-08105, Lithuania

GlaxoSmithKline Limited	Ordinary	Units 2201, 2214 and 23/F, Tower 6, The Gateway, 9 Canton Road, Harbour City, Tsimshatsui, Kowloon, Hong Kong

GlaxoSmithKline Limited	Ordinary	Likoni Road, PO Box 78392, Nairobi, Kenya

GlaxoSmithKline LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline Manufacturing SpA	Ordinary	Via Alessandro Fleming 2, Verona, 37135, Italy

GlaxoSmithKline Maroc S.A.	Ordinary	42-44 Angle Bd, Rachidi et Abou Hamed El Glaza, Casablanca, Morocco

GlaxoSmithKline Medical and Healthcare Products Limited	Ordinary	H-1124, Csorsz utca 43, Budapest, Hungary

GlaxoSmithKline Mercury Limited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Mexico S.A. de C.V.	Ordinary A; Ordinary B	Calzada, Mexico-Xochimilco 4900, Colonia San Lorenzo, Huipulco, Delegacion Tlalpan, 14370, Mexico

GlaxoSmithKline NZ Limited	Ordinary	Level 11, Zurich House, 21 Queen Street, Auckland, 1010, New Zealand

GlaxoSmithKline Oy	Ordinary	Piispansilta 9A, P.O. Box 24, Espoo, FIN-02230, Finland

GlaxoSmithKline Panama S.A.	Ordinary	Urbanizacion Industrial Juan D, Calles A Y B, Republic of Panama, Panama

GlaxoSmithKline Paraguay S.A.	Ordinary	Oficial Gilberto Aranda 333, Planta Alta casi Salvador del Mundo, Asuncion, Paraguay

GlaxoSmithKline Peru S.A.	Ordinary	Av. Javier Prado Oeste, 995, San Isidro, LIMA 27, Peru

GlaxoSmithKline Pharma A/S	Ordinary	Nykaer 68, Brondby, DK-2605, Denmark

GlaxoSmithKline Pharma GmbH	Ordinary	Wagenseilgasse 3, Euro Plaza, Gebäude I, 4. Stock, Vienna, A-1120, Austria

GlaxoSmithKline Pharmaceutical Kenya Limited	Ordinary	L.R. NO. 209/6921, 5th Floor, Icea Lion Centre, Riverside Park West Wing, Chiromo Road, Westlands P.O. Box 10643-00100, Nairobi, Kenya

GlaxoSmithKline Pharmaceutical Nigeria Limited	Ordinary	1 Industrial Avenue, Ilupeju, Ikeja, Lagos, PM B 21218, Nigeria

GlaxoSmithKline Pharmaceutical Sdn Bhd	Ordinary	Level 6, Quill 9, 112, Jalan Semangat, Petaling Jaya, Selangor Darul Ehsan, 46300, Malaysia

GlaxoSmithKline Pharmaceuticals (Pvt) Ltd	Ordinary	121 Galle Road, Kaldemulla, Moratuwa, Sri Lanka

GlaxoSmithKline Pharmaceuticals (Suzhou) Limited	Ordinary	No 40 Su Hong Xi Road, Suzhou Industrial Park, Suzhou, 215021, China

GlaxoSmithKline Pharmaceuticals Costa Rica S.A	Ordinary	300 metros al este de la Rotonda de la Betania, Mercedes de Montes de Oca, Sabanilla, Montes de Oca, San Jose, Costa Rica

265

GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

GlaxoSmithKline Pharmaceuticals S.A.	Ordinary A; Ordinary B; Ordinary C; Ordinary D	Ul. Grunwaldzka 189, Poznan, 60-322, Poland

GlaxoSmithKline Pharmaceuticals SA	Ordinary	Site Apollo, Avenue Pascal 2-4-6, Wavre, 1300, Belgium

GlaxoSmithKline Pharmaceuticals Ukraine LLC	Chartered Capital	Pavla Tychyny avenue, 1-V, Kiev, 02152, Ukraine

GlaxoSmithKline Philippines Inc	Common	2266 Chino Roces Avenue, City of Makati, 1231, Philippines

GlaxoSmithKline Pte Ltd	Ordinary	23 Rochester Park, 139234, Singapore

GlaxoSmithKline Puerto Rico Inc.	Common	Centro Internacional de Mercadeo, 90 Road # 165, Tower II, Suite 800, Guaynabo, 00968, Puerto Rico

GlaxoSmithKline Republica Dominicana S.A.	Ordinary	Av. Lope de Vega No. 29, Torre Empresarial Novocentro, Local 406, Ensanche Naco, Santo Domingo, Distrito Nacional, Dominican Republic

GlaxoSmithKline Research & Development Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

GlaxoSmithKline S.p.A.	Ordinary	Via Alessandro Fleming 2, Verona, 37135, Italy

GlaxoSmithKline s.r.o.	Ordinary	Hvezdova 1734/2c, Prague, 4 140 00, Czech Republic

GlaxoSmithKline Sante Grand Public SAS	Ordinary	23 rue François Jacob, 92500, Rueil-Malmaison, France

GlaxoSmithKline Services GmbH & Co. KG	Partnership Capital	Prinzregentenplatz 9, Munchen, 81675, Germany

GlaxoSmithKline Services Inc. (iv)	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline Services Unlimited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline SL Holdings, LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline SL LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline SL LP (iv)	Partnership	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Slovakia s.r.o.	Ordinary	Galvaniho 7/A, Bratislava, 821 04, Slovakia

GlaxoSmithKline South Africa (Pty) Limited	Ordinary	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

GlaxoSmithKline Trading	Ordinary	Leningradskiy Prospect, 37A, bld. 4, Moscow, 125167, Russian Federation

GlaxoSmithKline Trading Services Limited (ii) (v)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland

GlaxoSmithKline Tuketici Sagligi Anonim Sirketi	Nominative	Büyükdere Caddesi No. 173, 1.Levent Plaza B Blok, 1.Levent, Istanbul, 34394, Turkey

GlaxoSmithKline Tunisia S.A.R.L.	Ordinary	Immeuble Les Quatres R, Rue du Lac Lochness, Berges du Lac, Tunis, Tunisia

GlaxoSmithKline UK Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Uruguay S.A.	Registered shares provisory stock	Salto 1105, CP 11.200 Montevideo, Uruguay

GlaxoSmithKline US Trading Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Venezuela C.A.	Ordinary	Urbanizacion La Trinidad, Calle luis De Camoems, Edif No 115-117 Apatado Posta, Caracas, 1010, Venezuela

GlaxoSmithKline Vietnam Limited Liability Company (iv) (vi)	Equity capital	The Metropolitan, 235 Dong Khoi Street, District 1, 7th Floor Unit 701, Ho Chi Minh City, Viet Nam

GlaxoSmithKline-Consumer Hungary Limited Liability Company	Membership	H-1124, Csorsz utca 43, Budapest, Hungary

GlycoVaxyn AG (vi)	Common; Preferred A; Preferred B; Preferred C	Grabenstrasse 3, 8952 Schlieren, Switzerland

Groupe GlaxoSmithKline S.A.S.	Ordinary	23 Rue françois Jacob, 92500, Rueil-Malmaison, France

GSK Australia NVD Pty Ltd (iv) (vi)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

GSK Business Service Centre Sdn Bhd	Ordinary	Level 6, Quill 9, 112, Jalan Semangat, Petaling Jaya, Selangor Darul Ehsan, 46300, Malaysia

GSK Capital K.K.	Ordinary	1-8-1 Akasaka Minato-Ku, Tokyo, Japan

GSK CH Argentina S.A.	Nominative non endorseable ordinary shares	Tucumán 1, piso 4, Buenos Aires, C1049AAA, Argentina

GSK CH Kazakhstan LLP	Charter Capital	32 A Manasa Str., Bostandyk District, Almaty, 050008, Kazakhstan

GSK Commercial Sp. z o.o.	Ordinary	ul. Rzymowskiego 53, Warsaw, 02-697, Poland

GSK Consumer Health, Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GSK Consumer Healthcare Israel Ltd	Ordinary	25 Basel Street, Petech Tikva 49510, Israel

GSK Consumer Healthcare S.A.	Ordinary	Route de I’Etraz 2, 1197 Prangins, Switzerland

GSK Consumer Healthcare Schweiz AG	Ordinary	Suurstoffi 14, Rotkreuz, 6343, Switzerland

GSK Consumer Healthcare Services, Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GSK Consumer Healthcare Singapore Pte. Ltd.	Ordinary	23 Rochester Park, 139234, Singapore

266
GSK Annual Report 2018

Other statutory disclosures continued

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

GSK d.o.o., Ljubljana	Ordinary	Ameriška ulica 8,Ljubljana, 1000, Slovenia

GSK Finance (No 2) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Kazakhstan LLP	Partnership Interest	273, N. Nazarbayev ave., Almaty, Medau District, 050059, Kazakhstan

GSK Pharmaceutical Trading SA (iv) (vi)	Ordinary	5 Poienelor Street, Brasov, Romania

GSK Services Sp z o.o.	Ordinary	Ul. Grunwaldzka 189, Poznan, 60-322, Poland

GSK Vaccines BV	Ordinary	Hullenbergweg 85, Amsterdam, 1101 CL, Netherlands

GSK Vaccines GmbH	Ordinary	Emil-von-Behring-Str.76, 35041 Marburg, Germany

GSK Vaccines Institute for Global Health S.r.l.	Quotas	Via Fiorentina 1, Siena, 53100, Italy

GSK Vaccines S.r.l.	Quotas	Via Fiorentina 1, Siena, 53100, Italy

GSK Vaccines Vertriebs GmbH (iv)	Ordinary	Rudolf-Diesel-Ring 27, Holzkirchen, 83607, Germany

HGS France S.a.r.l. (iv) (vi)	Ordinary	117 Avenue, Victor Hugo, Boulogne-Billancourt, 92100, France

Horlicks Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Human Genome Sciences, Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

ID Biomedical Corporation of Quebec	Common	2323 du Parc Technologique, Québec, PQ, G1P 4R8, Canada

ID Biomedical Corporation of Washington (iv)	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Instituto Luso Farmaco, Limitada (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

InterPharma Dienstleistungen GmbH	Quotas	Wagenseilgasse 3, Euro Plaza, Gebäude I, 4. Stock, Vienna, A-1120, Austria

Iodosan S.p.A.	Ordinary	Via Zambeletti snc,Baranzate, Milan, 20021, Italy

J&J Technologies, LC (iv)	LLC Interests	Corporation Service Company, Bank of America, 16th Floor, 1111 East Main Street, Richmond, Virginia, 23219, United States

Kuhs GmbH	Ordinary	Barthstr. 4, München, 80339, Germany

Laboratoire GlaxoSmithKline	Ordinary	23 rue François Jacob, 92500, Rueil-Malmaison, France

Laboratoire Pharmaceutique Algérien LPA Production SPA	Ordinary	Zone Industrielle Est, Boudouaou, Boumerdes, Algeria

Laboratoire Pharmaceutique Algérien SPA	Ordinary	Zone Industrielle Est, Boudouaou, Boumerdes, Algeria

Laboratoires Paucourt (iv)	Ordianry	23 rue François Jacob, 92500, Rueil-Malmaison, France

Laboratoires Saint-Germain (iv)	Ordianry	23 rue François Jacob, 92500, Rueil-Malmaison, France

Laboratorios Dermatologicos Darier, S.A de C.V.	Ordinary A, Ordinary B	Calzada Mexico Xochimilco, 4900 San Lorenzo Huipulco, District Federal Mexico, 14370, Mexico

Laboratorios Farmaceuticos Stiefel (Portugal) LTDA (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Laboratorios Stiefel de Venezuela SA	Ordinary	Calle Luis de Camoens, Edificio GlaxoSmithKline, No. 115-117, Urb. La Trinidad, Caracas, Venezuela

Laboratorios Stiefel Ltda.	Ordinary	Rua Professor Joao Cavalheiro Salem 1077, Guarulhos, Sao Paulo, Brazil

Laboratorios Wellcome De Portugal Limitada (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Maxinutrition Limited (in liquidation)	Ordinary	55 Baker Street, London, W1U 7EU, England

Mixis Genetics Limited (vi)	Ordinary; Ordinary Euro	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Montrose Fine Chemical Company Ltd	Ordinary	Shewalton Road, Irvine, Ayrshire, KA11 5AP, Scotland

Montrose Pharma Company Limited (iv) (vi)	Ordinary Quota	H-1124, Csorsz utca 43, Budapest, Hungary

N.C.H. – Nutrition Consumer Health Ltd (iv)	Ordinary	14 Hamephalsim St, Petach Tikva, Israel

Okairos AG (in liquidation)	Common; Preferred A; Preferred B	c/o OBC Suisse AG, Aeschenvorstadt 71, 4051, Basel, Switzerland

P.T. Sterling Products Indonesia	A shares; B Shares	Graha Paramita Building, 5th F, Jalan Denpasar Raya Blok D-2, Jakarta, 12940, Indonesia

Panadol GmbH	Ordinary	Barthstr. 4, München, 80339, Germany

Penn Labs Inc. (iv)	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

PT GSK Consumer Healthcare Indonesia	Ordinary	Graha Paramita 5th F, Jl. Denpasar Raya Blok D-2, Kuningan, Jakarta, 12940, Indonesia

PT. Bina Dentalindo (in liquidation)	Ordinary	Gedung Graha Ganesha Lantai 3, Jl Raya Bekasi Km 17, No5, Jakarta Timur 13930, Indonesia

S.R. One International B.V.	Ordinary	Huis ter Heideweg, 62 3705, LZ Zeist, Netherlands

S.R. One, Limited	Units (Common)	Corporation Service Company, 2595 Interstate Drive, Suite 103, Harrisburg, Pennsylvania, 17110, United States

267

GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

Setfirst Limited	Ordinary; Preference	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Smith Kline & French Laboratories Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Smith Kline & French Portuguesa-Produtos Farmaceuticos, LDA (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

SmithKline Beecham (Bangladesh) Private Limited (iv)	Ordinary	14, Topkhana Road, Segunbagicha, Dhaka 1000, Bangladesh

SmithKline Beecham (Cork) Limited (ii)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland

SmithKline Beecham (Export) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham (H) Limited	Non-cumulative non-redeemables; Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham (Investments) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham (Manufacturing) Limited (ii)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland

SmithKline Beecham (SWG) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Biologicals US Partnership	Partnership Interest	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

SmithKline Beecham Egypt L.L.C.	Quotas	Amoun Street, El Salam City, Cairo, Egypt

SmithKline Beecham Farma, S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

SmithKline Beecham Inter-American Corporation (iv)	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

SmithKline Beecham Limited	Ordinary 6.25p	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Marketing and Technical Services Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Nominees Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Overseas Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Pension Plan Trustee Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Pension Trustees Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Pharma GmbH & Co KG	Partnership Capital	Prinzregentenplatz 9, Munchen, 81675, Germany

SmithKline Beecham Pharma Verwaltungs GmbH	Ordinary	Prinzregentenplatz 9, Munchen, 81675, Germany

SmithKline Beecham Pharmaceuticals (Pty) Limited (iv) (vi)	Ordinary	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

SmithKline Beecham Pharmaceuticals Co.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

SmithKline Beecham Port Louis Limited (vi)	Ordinary	C/o CIM Corporate Services Ltd, Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius

SmithKline Beecham Research Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham S.A.	Ordinary	Ctra de Ajalvir Km 2.500, Alcala de Henares, Madrid, 28806, Spain

SmithKline Beecham Senior Executive Pension Plan Trustee Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Stafford-Miller (Ireland) Limited (ii)	Ordinary	Clocherane, Youghal Road, Dungarvan, Co. Waterford, Ireland

Stafford-Miller Limited	Ordinary; Non-Cumulative Non Redeemable Preference	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Sterling Drug (Malaya) Sdn Berhad	Ordinary	Lot 89, Jalan Enggang, Ampang/Ulu Kelang Industrial Estate, Selangor, 54200, Malaysia

Sterling Products International, Incorporated (iv)	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Stiefel Consumer Healthcare (UK) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Stiefel Distributors (Ireland) Limited (ii) (iv)	Ordinary	Finisklin Business Park, Sligo, Ireland

Stiefel Dominicana, S.R.L. (iv) (vi)	Ordinary	Ave. Lope de Vega #29, Torre NovoCentro, Local 406, Santo Domingo, Dominican Republic

Stiefel Farma, S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

Stiefel GmbH & Co. KG	Partnership Capital	Industriestrasse 32-36, Bad Oldesloe, 23843, Germany

Stiefel India Private Limited	Equity	401-402, A, Wing, 4th Floor, Floral Deck Plaza, Opp Rolta Bhavan, Central MIDC Road, Mumbai, Andheri (E), 400093, India

Stiefel Laboratories (Ireland) Limited (ii)	Ordinary	Finisklin Business Park, County Sligo, Ireland

Stiefel Laboratories (Maidenhead) Ltd (vi)	Ordinary	Eurasia Headquarters, Concorde Road, Maidenhead, Berkshire, SL6 4BY, England

Stiefel Laboratories (U.K.) Ltd	Ordinary	Eurasia Headquarters, Concorde Road, Maidenhead, Berkshire, SL6 4BY, England

Stiefel Laboratories Legacy (Ireland) Limited (ii)	Ordinary	Finisklin Business Park, Sligo, Ireland

Stiefel Laboratories Limited (iv)	Ordinary	Eurasia Headquarters, Concorde Road, Maidenhead, Berkshire, SL6 4BY, England

Stiefel Laboratories Pte Limited (iv)	Ordinary	103 Gul Circle, 629589, Singapore

268
GSK Annual Report 2018

Other statutory disclosures continued

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

Stiefel Laboratories, Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Stiefel Maroc SARL (iv) (vi)	Ordinary	275 Boulevard Zerktouni, Casablanca, Morocco

Stiefel Research (Australia) Holdings Pty Ltd	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Stiefel Research Australia Pty Ltd	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Stiefel West Coast LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Strebor Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Tempero Pharmaceuticals, Inc.	Series A Preference; Series B Preference; Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

The Sydney Ross Co. (iv)	Common	Corporation Service Company, Princeton South Corporate Center, Suite 160, 100 Charles Ewing Blvd, Ewing, New Jersey, 08628, United States

The Wellcome Foundation Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

UCB Pharma Asia Pacific Sdn Bhd (iv)	Ordinary	Level 8, Symphony House, Pusat Dagangan Dana 1, Jalan PJU 1A/46, Petaling Jaya, Selangor Darul Ehsan, 47301, Malaysia

Vog AU PTY LTD (iv)	Ordinary; Redeemable Preference	82 Hughes Avenue, Ermington, NSW, 2115, Australia

Wellcome Consumer Healthcare Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Wellcome Consumer Products Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Wellcome Developments Pty Ltd (iv) (vi)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Wellcome Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Wellcome Operations Pty Ltd (iv) (vi)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Name	Security	Effective % Ownership	Registered address
Subsidiaries where the effective interest is less than 100%

Amoun Pharmaceutical Industries Co. S.A.E.	New Monetary Shares (99.5%)	90.7	El Salam City 11491, PO Box 3001, Cairo, Egypt

Beecham Enterprises Inc. (iv)	Common	88	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Biddle Sawyer Limited	Equity	75	252 Dr Annie Besant Road, Mumbai, 400030, India

British Pharma Group Limited (i)	Capital (50%)	50	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Galvani Bioelectronics Inc.	Common	55	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Galvani Bioelectronics Limited	A Ordinary; B Ordinary (0%)	55	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Saudi Arabia Limited	Ordinary	75	PO Box 22617, Area No 73 to 156, Warehouse City, First Stage Al Khomrah, Jeddah 21416, Saudi Arabia

Glaxo Wellcome Ceylon Limited	Ordinary; Ordinary B	99.6	121 Galle Road, Kaldemulla, Moratuwa, Sri Lanka

GlaxoSmithKline (Tianjin) Co. Ltd	Ordinary	90	No. 65, the Fifth Avenue, Tai Feng Industrial Park, Tianjin Economic and Technolog, Tianjin, 300457, China

GlaxoSmithKline Algérie S.P.A.	Ordinary	99.99	Zone Industrielle Est, Boudouaou, Wilaya de Boumerdes, Algeria

GlaxoSmithKline Bangladesh Limited (vi)	Ordinary (82%)	82	Fouzderhat Industrial Area, Dhaka Trunk Road, North Kattali, Chittagong – 4217, Bangladesh

GlaxoSmithKline Consumer Healthcare Limited (vi)	Ordinary	72.5	Patiala Road, Nabha 147201, Dist Patiala, Punjab, India

GlaxoSmithKline Consumer Healthcare Pakistan Limited	Ordinary (85.8%)	85.8	The Sykes Building, 35 Dockyard Road, West Wharf, Karachi, 74000, Pakistan

GlaxoSmithKline Consumer Healthcare, L.P.	Partnership Capital	88	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline Consumer Nigeria plc (iii)	Ordinary (46.4%)	46.4	1 Industrial Avenue, Ilupeju, Ikeja, Lagos, PM B 21218, Nigeria

GlaxoSmithKline OTC (PVT.) Limited	Ordinary	85.8	The Sykes Building, 35 Dockyard Road, West Wharf, Karachi, 74000, Pakistan

GlaxoSmithKline Pakistan Limited	Ordinary (82.6%)	82.6	35 Dockyard Road, West Wharf, Karachi, 74000, Pakistan

GlaxoSmithKline Pharmaceuticals Limited	Equity (75%)	75	252 Dr Annie Besant Road, Mumbai, 400030, India
GlaxoSmithKline S.A.E.	Ordinary (91.2%)	91.2	Boomerang Office Building - Land No. 46, Zone (J) – 1st District, Town Center – 5th Tagammoe, New Cairo City, Egypt

269

GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Group companies continued

Name	Security	Effective % Ownership	Registered address
Subsidiaries where the effective interest is less than 100% continued

GSK-Gebro Consumer Healthcare GmbH	Ordinary	60	Bahnhofbichl 13, 6391 Fieberbrunn, Kitzbühel, Austria

Laboratorios ViiV Healthcare, S.L.	Ordinary	78.3	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

Modern Pharma Trading Company L.L.C.	Quotas (98.2%)	98.2	Amoun Street, PO Box 3001, El Salam City, Cairo, 11491, Egypt

P.T. SmithKline Beecham Pharmaceuticals	A Shares; B Shares (0%)	99	Jl. Pulobuaran Raya, Kav. III DD/2,3,4, Kawasan Industri Pulogadung, Jakarta, 13930, Indonesia

PHIVCO Jersey II Limited (iv) (v) (vi)	Ordinary	78.3	13 Castle Street, St. Helier, JE4 5UT, Jersey

PHIVCO Jersey Limited (iv) (v) (vi)	Ordinary	78.3	13 Castle Street, St. Helier, JE4 5UT, Jersey

PHIVCO UK II Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

PHIVCO UK Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

PHIVCO-1 LLC	LLC Interests	78.3	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

PHIVCO-2 LLC	LLC Interests	78.3	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

PT Glaxo Wellcome Indonesia	A Shares; B Shares (0%)	95	Jl Pulobuaran Raya Kav III DD/, Kawasan Industri Pulogadung, Timur, Jakarta, 13930, Indonesia

Shionogi-ViiV Healthcare LLC (iv)	Common Interests	78.3	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Sino-American Tianjin Smith Kline & French Laboratories Ltd	Ordinary (55%)	55	Cheng Lin Zhuang Industrial Zone, Dong Li District, Tianjin, 300163, China

SmithKline Beecham (Private) Limited	Ordinary (99.6%)	99.6	World Trade Center, Level 34, West Tower, Echelon Square, Colombo 1, Sri Lanka

SmithKline Beecham-Biomed O.O.O.	Participation Interest (97%)	97	Leningradskiy Prospect, 37A, bld. 4, Moscow, 125167, Russian Federation

Stiefel Egypt LLC (iv)	Quota (99%)	99	Amoun Street, El Salam City, Cairo, Egypt

ViiV Healthcare (South Africa) (Proprietary) Limited (iv) (vi)	Ordinary	78.3	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

ViiV HealthCare BV	Ordinary	78.3	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

ViiV Healthcare Company	Common	78.3	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

ViiV Healthcare Finance 1 Limited (vi)	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare Finance 2 Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare Finance Limited	Ordinary; Redeemable Preference	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare GmbH	Ordinary	78.3	Prinzregentenplatz 9, Munchen, 81675, Germany

ViiV Healthcare GmbH	Ordinary	78.3	Talstrasse 3-5, 3053 Muenchenbuchsee, Switzerland

ViiV Healthcare Hong Kong Limited (iv)	Ordinary	78.3	23/F Tower 6, The Gateway, 9 Canton Road, Harbour City, Tsimshatsui, Kowloon, Hong Kong

ViiV Healthcare Kabushiki Kaisha	Ordinary	78.3	1-8-1 Akasaka Minato-Ku, Tokyo, Japan

ViiV Healthcare Limited	Class A Shares, Deferred;	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

	Class B Shares (0%);

	Class C Shares (0%);

	Class D1 (0%);

	Class D2 (0%);

	Class E 5%

	Cumulative Preference (0%)

ViiV Healthcare Overseas Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare Pty Ltd	Ordinary	78.3	1061 Mountain Highway, Boronia, VIC, 3155, Australia

ViiV Healthcare Puerto Rico, LLC	LLC Interests	78.3	Centro International de Mercadeo, 90 carr. 165 Torre 2, Suite 800, Guaynabo, 00968, Puerto Rico

ViiV Healthcare S.r.l.	Quota	78.3	Via Alessandro Fleming 2, Verona, 37135, Italy

ViiV Healthcare SAS	Ordinary	78.3	23 rue François Jacob, 92500, Rueil-Malmaison, France

ViiV Healthcare sprl	Ordinary	78.3	Site Apollo, Avenue Pascal 2-4-6, Wavre, 1300, Belgium

ViiV Healthcare Trading LLC (iv)	Participation Interest	78.3	Leningradskiy Prospect, 37A, bld. 4, Moscow, 125167, Russian Federation

ViiV Healthcare Trading Services UK Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK (No.2) Limited (v) (vi)	Ordinary	78.3	13 Castle Street, St. Helier, JE4 5UT, Jersey

ViiV Healthcare UK (No.3) Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK (No.4) Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK (No.5) Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK (No.6) Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

270
GSK Annual Report 2018

Other statutory disclosures continued

Group companies continued

Name	Security	Effective % Ownership	Registered address
Subsidiaries where the effective interest is less than 100% continued

ViiV Healthcare UK Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare ULC	Common	78.3	3500 855-2nd Street SW, Calgary, AB, T2P 4J8, Canada
ViiV Healthcare Venture LLC	LLC Interests	78.3	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States
ViiVHIV Healthcare Unipessoal Lda	Quota	78.3	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal
Winster Pharmaceuticals Limited (iv)	Ordinary	46.4	2A Association Avenue, Ilupeju Industrial Estate, Lagos, PO Box 3199, Nigeria
Zhejiang Tianyuan Bio-Pharmaceutical Co. Ltd.	Ordinary	95	No. 56, Tian He Road, Yuhang Economic Development Zone, Hangzhou, Zhejiang Province, China
Associates
Apollo Therapeutics LLP	Partnership Interest (25%)	25	Gunnels Wood Road, Stevenage SG1 2FX, England
Calci Medica Inc.	Series A and Junior Preferred (33.9%)	43.3	505 Coast Boulevard South, Suite 202, La Jolla, CA 92037, United States
GlaxoSmithKline Landholding Company, Inc.	Common (40%)	40	2266 Chino Roces Avenue, City of Makati, 1231, Philippines
Index Ventures Life VI (Jersey) LP	Partnership Interest (25%)	25	3 Burlington Gardens, London W15 3EP, England
Innoviva, Inc.	Common (31.7%)	31.7	2000 Sierra Point Parkway, Suite 500, Brisbane, CA 94005, United States
Japan Vaccine Distribution Co., Ltd	Ordinary (50%)	50	6 Yobancho, Chiyoda-Ku, Tokyo, Japan
Kurma Biofund II, FCPR	Partnership Interest (32%)	32	24 Rue Royale, 5e étage, 75008 Paris, France
Longwood Founders Fund LP	Partnership Interest (28%)	28	The Prudential Tower, 800 Boylston Street, Suite 1555, Boston, MA 02199, United States
Medicxi Ventures I LP	Partnership Interest (26.2%)	26.2	25 Great Pulteney Street, Soho, London W1F 9ND, England
Joint Ventures
Chiron Panacea Vaccines Private Limited (vi)	Equity Shares (50%)	50	708/718, 7th Floor, A Wing, Sagar Tech Plaza, Saki Naka, Andheri East, Mumbai, Maharashtra, 400072, India
Japan Vaccine Co., Ltd. (vi)	Ordinary	50	6 Yonbancho, Chiyoda-ku, Tokyo, Japan
Japan Vaccine Distribution Co., Ltd. (vi)	Ordinary	50	6 Yonbancho, Chiyoda-ku, Tokyo, Japan
Qualivax Pte. Limited	Ordinary	50	80 Robinson Road, #02-00, 068898 Singapore
Quell Intellectual Property Corp., LLC (iv)	Membership Interest	50	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States
Qura Therapeutics, LLC	Units	50	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Key

(i)	Directly owned by GlaxoSmithKline plc.

(ii)	Exempt from the provisions of section 347 and 348 of the Companies Act 2014 (Ireland), in accordance with the exemptions noted in Section 357 of that Act.

(iii)	Consolidated as a subsidiary in accordance with section 1162 (4)(a) of the Companies Act 2006 on the grounds of dominant influence.
(iv)	Dormant company.

(v)	Tax resident in the UK.

(vi)	Entity expected to be disposed of or removed.

(vii)	Incorporated in Sweden.

271

GSK Annual Report 2018	Strategic report
Governance and remuneration
Financial statements
Investor information

Glossary of terms

Terms used in the Annual Report	US equivalent or brief description
Accelerated capital allowances	Tax allowance in excess of depreciation arising from the purchase of fixed assets that delay the charging and payment of tax. The equivalent of tax depreciation.
American Depositary Receipt (ADR)	Receipt evidencing title to an ADS. Each GSK ADR represents two Ordinary Shares.
American Depositary Shares (ADS)	Listed on the New York Stock Exchange; represents two Ordinary Shares.
Basic earnings per share	Basic income per share.
Called up share capital	Ordinary Shares, issued and fully paid.
CER growth	Growth at constant exchange rates.
The company	GlaxoSmithKline plc.
Currency swap	An exchange of two currencies, coupled with a subsequent re-exchange of those currencies, at agreed exchange rates and dates.
Defined benefit plan	Pension plan with specific employee benefits, often called ‘final salary scheme’.
Defined contribution plan	Pension plan with specific contributions and a level of pension dependent upon the growth of the pension fund.
Derivative financial instrument	A financial instrument that derives its value from the price or rate of some underlying item.
Diluted earnings per share	Diluted income per share.
Employee Share Ownership Plan Trusts	Trusts established by the Group to satisfy share-based employee incentive plans.
Equity Shareholders’ funds	Shareholders’ equity.
Finance lease	Capital lease.
Freehold	Ownership with absolute rights in perpetuity.
The Group	GlaxoSmithKline plc and its subsidiary undertakings.
GSK	GlaxoSmithKline plc and its subsidiary undertakings.
Hedging	The reduction of risk, normally in relation to foreign currency or interest rate movements, by making off-setting commitments.
Intangible fixed assets	Assets without physical substance, such as computer software, brands, licences, patents, know-how and marketing rights purchased from outside parties.
Novartis transaction	The three-part inter-conditional transaction with Novartis AG involving the Consumer Healthcare, Vaccines and Oncology businesses completed on 2 March 2015.
Ordinary Share	A fully paid up ordinary share in the capital of the company.
Profit	Income.
Profit attributable to shareholders	Net income.
Share capital	Ordinary Shares, capital stock or common stock issued and fully paid.
Share option	Stock option.
Share premium account	Additional paid-up capital or paid-in surplus (not distributable).
Shares in issue	The number of shares outstanding.
Subsidiary	An entity in which GSK exercises control.
Treasury share	Treasury stock.
Turnover	Revenue.
UK Corporate Governance Code

As required by the UK Listing Authority, the company has disclosed in the Annual Report how it has applied the best practice corporate governance provisions of the Financial Reporting Council’s UK Corporate Governance Code.

272
GSK Annual Report 2018

Index

	Page		Page

Accountability	79	Key accounting judgements and estimates	151
Accounting principles and policies	146	Key performance indicators	08
Acquisitions and disposals	191	Leadership and effectiveness	72
Adjustments reconciling profit after tax to operating		Legal proceedings	215
cash flows	189	Major restructuring costs	158
Affordability and availability	26	Modern employer	28
Annual General Meeting 2019	254	Movements in equity	187
Approach to Brexit	36	Net debt	184
Approach to tax	43	New accounting requirements	152
Assets held for sale	173	Nominations Committee Report	77
Associates and joint ventures	160	Non-controlling interests	195
Audit & Risk Committee Report	79	Non-controlling interests in ViiV Healthcare	41
Business model	12	Non-Executive Directors’ fees	112
Cash and cash equivalents	172	Non-financial information statement	IFC
Cash generation and conversion	56	Notes to the financial statements	144
CEO’s statement	03	Operating profit	157
CFO’s statement	38	Other intangible assets	168
Chairman’s statement	02	Other investments	170
Chairman’s Governance statement	66	Other non-current assets	171
Chairman’s Remuneration annual statement	96	Other non-current liabilities	184
Commitments	197	Other operating income/(expense)	156
Consolidated balance sheet	141	Other provisions	183
Consolidated cash flow statement	143	Our Board	68
Consolidated income statement	140	Our long-term priorities	07
Consolidated statement of changes in equity	142	Pensions and other post-employment benefits	174
Consolidated statement of comprehensive income	140	Pharmaceuticals	13
Consumer Healthcare	21	Pharmaceutical products, competition and
Consumer Healthcare products and competition	240	intellectual property	238
Contingent consideration liabilities	194	Pipeline	235
Contingent liabilities	186	Post balance sheet events	218
Corporate Executive Team	71	Presentation of the financial statements	144
Corporate governance	65	Principal Group companies	214
Corporate Responsibility Committee Report	92	Principal risks and uncertainties	241
Critical accounting policies	63	Property, plant and equipment	165
Data and engagement	31	Quarterly trend	224
Directors and senior management	119	Reconciliation of net cash flow to movement in net debt	190
Directors’ interests in shares	113	Registrar	256
Directors’ statement of responsibilities	126	Related party transactions	189
Dividends	164,253	Relations with stakeholders	89
Donations to political organisations and political expenditure	259	Reliable supply	29
Earnings per share	164	Remuneration governance	110
Employee costs	158	2017 Remuneration policy summary	120
Employee share schemes	212	Remuneration report	98
Environment	32	Reporting framework	40
Ethics and values	30	Risk management	34
Exchange rates	153	Science and technology	25
Executive Director remuneration	98	Science Committee report	91
Finance expense	160	Share capital and control	251
Finance income	159	Share capital and share premium account	186
Financial calendar	253	Shareholder information	251
Financial instruments and related disclosures	198	Shareholder services and contacts	256
Financial performance	04	Stakeholder engagement	11
Financial position and resources	58	Taxation	161
Financial statements of GlaxoSmithKline plc, prepared		Tax information for shareholders	254
under UK GAAP	219	Trade and other payables	173
Five year record	229	Trade and other receivables	172
Glossary of terms	271	Treasury policies	62
Goodwill	166	Trust	24
Group companies	260	Turnover and segment information	153
Group financial review	37	US law and regulation	258
Independent Auditor’s report	128	Vaccines	18
Industry trends	09	Vaccine products, competition and intellectual property	239
Inventories	171	Viability statement	44
Investments in associates and joint ventures	170
Investor relations	257

GSK Annual Report 2018

About GSK

GlaxoSmithKline plc was incorporated as an English public limited company on 6 December 1999. We were formed by a merger between Glaxo Wellcome plc and SmithKline Beecham plc. GSK acquired these two English companies on 27 December 2000 as part of the merger arrangements.

Our shares are listed on the London Stock Exchange and the New York Stock Exchange.

Read more at www.gsk.com

Brand names

Brand names appearing in italics throughout this report are trade marks either owned by and/or licensed to GSK or associated companies, with the exception of Cialis owned by Eli Lilly and Company, Gardasil owned by Merck Sharp & Dohme Corp. and Rituxan owned by Biogen MA Inc. Zofran owned by Novartis AG Trumenba owned by Pfizer Inc. and Volibris owned by Gilead Science.

Acknowledgements

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This Annual Report is printed on Revive 100 Silk, a 100% recycled paper with full FSC certification. All pulps used are made from 100% de-inked, paper waste and are elemental chlorine free. The manufacturing mill holds the ISO 14001 and EU Ecolabel certificates for environmental management.

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Cautionary statement regarding

forward-looking statements

The Group’s reports filed with or furnished to the US Securities and Exchange Commission (SEC), including this document and written information released, or oral statements made, to the public in the future by or on behalf of the Group, may contain forward-looking statements. Forward-looking statements give the Group’s current expectations or forecasts of future events. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’ and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. Other than in accordance with its legal or regulatory obligations (including under the UK Listing Rules and the Disclosure and Transparency Rules of the Financial Conduct Authority), the Group undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The reader should, however, consult any additional disclosures that the Group may make in any documents which it publishes and/or files with the SEC. All readers, wherever located, should take note of these disclosures. Accordingly, no assurance can be given that any particular expectation will be met and shareholders are cautioned not to place undue reliance on the forward-looking statements.

Forward-looking statements are subject to assumptions, inherent risks and uncertainties, many of which relate to factors that are beyond the Group’s control or precise estimate. The Group cautions investors that a number of important factors, including those in this document, could cause actual results to differ materially from those expressed or implied in any forward-looking statement.

Such factors include, but are not limited to, those discussed under ‘Principal risks and uncertainties’ on pages 241 to 250 of this Annual Report. Any forward-looking statements made by or on behalf of the Group speak only as of the date they are made and are based upon the knowledge and information available to the Directors on the date of this Annual Report.

A number of non-IFRS measures are used to report the performance of our business. These measures are defined on pages 40 to 42 and a reconciliation of Adjusted results to Total results is set out on page 51.

The information in this document does not constitute an offer to sell or an invitation to buy shares in GlaxoSmithKline plc or an invitation or inducement to engage in any other investment activities. Past performance cannot be relied upon as a guide to future performance. Nothing in this Annual Report should be construed as a profit forecast.

Assumptions related to 2016-2020 outlook

In outlining the expectations for 2019 and the five-year period 2016-2020, the Group has made certain assumptions about the healthcare sector, the different markets in which the Group operates and the delivery of revenues and financial benefits from its current portfolio, pipeline and restructuring programmes.

For the Group specifically, over the period to 2020, GSK expects further declines in sales of Seretide/Advair. The introduction of a generic alternative to Advair in the US has been factored into the Group’s assessment of its future performance. The Group assumes no premature loss of exclusivity for other key products over the period.

The assumptions for the Group’s revenue, earnings and dividend expectations assume no material interruptions to supply of the Group’s products, no material mergers, acquisitions or disposals, except for the acquisition of Tesaro, the proposed divestment of Horlicks and other Consumer Healthcare products to Unilever and the proposed formation of a new Consumer Healthcare Joint Venture with Pfizer, all announced in December 2018, no material litigation or investigation costs for the Company (save for those that are already recognised or for which provisions have been made), no share repurchases by the Company, and no change in the Group’s shareholdings in ViiV Healthcare. The assumptions also assume no material changes in the macro-economic and healthcare environment. The 2019 guidance and 2016-2020 outlook have factored in all divestments and product exits since 2015, including the divestment and exit of more than 130 non-core tail brands (£0.5 billion in annual sales) as announced on 26 July 2017 and the product divestments planned in connection with the proposed Consumer Healthcare transaction with Pfizer.

The Group’s expectations assume successful delivery of the Group’s integration and restructuring plans over the period 2016-2020, including the extension and enhancement to the combined programme announced on 26 July 2017 as well as the new major restructuring plan announced on 25 July 2018.

They also assume that the proposed Consumer Healthcare nutrition disposal closes by the end of 2019 and the proposed Consumer Healthcare Joint Venture with Pfizer closes during H2 2019 and that the integration and investment programmes following the Tesaro acquisition and the proposed Consumer Healthcare Joint Venture with Pfizer over this period are delivered successfully.

Material costs for investment in new product launches and R&D have been factored into the expectations given. Given the potential development options in the Group’s pipeline, the outlook may be affected by additional data-driven R&D investment decisions. The expectations are given on a constant currency basis (2016-2020 outlook at 2015 CER).

Subject to material changes in the product mix, the Group’s medium-term effective tax rate is expected to be around 19% of Adjusted profits. This incorporates management’s best estimates of the impact of US tax reform on the Group based on the information currently available. As more information on the detailed application of the US Tax Cuts and Jobs Act becomes available, the assumptions underlying these estimates could change with consequent adjustments to the charges taken that could have a material impact on the results of the Group.

Notice regarding limitations on

Director Liability under English Law

Under the UK Companies Act 2006, a safe harbour limits the liability of Directors in respect of statements in and omissions from the Directors’ Report (for which see page 94), the Strategic report and the Remuneration report. Under English law the Directors would be liable to the company, but not to any third party, if one or more of these reports contained errors as a result of recklessness or knowing misstatement or dishonest concealment of a material fact, but would otherwise not be liable. Pages 65 to 94, 126 to 127, and 241 to 270 inclusive comprise the Directors’ Report, pages 01 to 64 inclusive comprise the Strategic report and pages 95 to 124 inclusive comprise the Remuneration report, each of which have been drawn up and presented in accordance with and in reliance upon English company law and the liabilities of the Directors in connection with these reports shall be subject to the limitations and restrictions provided by such law.

Website

GSK’s website www.gsk.com gives additional information on the Group. Notwithstanding the references we make in this Annual Report to GSK’s website, none of the information made available on the website constitutes part of this Annual Report or shall be deemed to be incorporated by reference herein.

Head Office and Registered Office GlaxoSmithKline plc 980 Great West Road Brentford, Middlesex TW8 9GS United Kingdom Tel: +44 (0)20 8047 5000 Registered number: 3888792 www.gsk.com	Search for us here